As filed with the Securities and Exchange Commission on October 19, 2018

Registration No. 333-226618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3571 (Primary Standard Industrial Classification Code Number)	80-0890963 (I.R.S. Employer Identification Number)

One Dell Way

Round Rock, Texas 78682

(800) 289-3355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Rothberg, Esq.

General Counsel and Secretary

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

(800) 289-3355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Janet Bawcom, Esq. Senior Vice President— Corporate, Securities & Finance Counsel Dell Technologies Inc. One Dell Way Round Rock, Texas 78682 (800) 289-3355	Richard Capelouto, Esq. Daniel N. Webb, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Kenneth B. Wallach, Esq. Benjamin P. Schaye, Esq. Xiaohui (Hui) Lin, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Richard J. Parrino, Esq. Kevin K. Greenslade, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Mark D. Gerstein, Esq. Bradley C. Faris, Esq. Latham & Watkins LLP 330 N. Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700	Steven A. Rosenblum, Esq. Gordon S. Moodie, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Class C Common Stock, par value $0.01 per share	275,000,000 shares(1)(2)	N/A	$18,675,448,211	$2,325,094(5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”), of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of shares of Class C Common Stock issuable pursuant to the merger described in the enclosed proxy statement/prospectus, including the total number of shares of Class C Common Stock issuable under outstanding equity awards covering Class V Common Stock, par value $0.01 per share (“Class V Common Stock”), of the registrant.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act as follows: the product of (A) $92.80, the average of the high and low sales prices per share of Class V Common Stock, as reported on the New York Stock Exchange on July 31, 2018, and (B) 201,244,054, the estimated maximum possible number of shares of Class V Common Stock that may be cancelled and exchanged in the merger, including the total number of shares of Class V Common Stock issuable under outstanding equity awards.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.
(5)	Previously paid in connection with the initial filing of this registration statement on August 6, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 19, 2018

                , 2018

THE CLASS V TRANSACTION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear fellow stockholders:

You are cordially invited to attend a special meeting of the stockholders of Dell Technologies Inc. (“Dell Technologies,” the “Company,” “we,” “our” or “us”) which will be held at 8:00 a.m., Central Time, on December 11, 2018, at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682. At the special meeting, holders of our common stock will be asked to vote on a number of matters relating to a proposed transaction, which would be implemented pursuant to an Agreement and Plan of Merger, dated as of July 1, 2018 (as amended from time to time, the “merger agreement”), between the Company and Teton Merger Sub Inc., a wholly owned subsidiary of the Company.

Subject to the terms and conditions of the merger agreement, upon the completion of the Class V transaction, each share of our Class V Common Stock will be converted into the right to receive, at the election of the holder of such share, either (1) 1.3665 shares of our Class C Common Stock or (2) $109 in cash, without interest, subject to a cap of $9 billion on the aggregate amount of cash consideration. If holders of Class V Common Stock elect in the aggregate to receive more than $9 billion in cash, the cash elections will be subject to proration as described in the accompanying proxy statement/prospectus. The Company expects to issue between approximately 272,420,782 shares of Class C Common Stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) and 159,590,507 shares of Class C Common Stock (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash). The Class C Common Stock will be entitled to one vote per share with respect to matters to be voted upon by the stockholders of the Company and will represent an interest in Dell Technologies’ entire business and, unlike the Class V Common Stock, will not track the performance of any distinct assets or business.

The Company has applied to list the Class C Common Stock on the New York Stock Exchange under the symbol “DELL.” If the listing is approved, the shares of Class C Common Stock will begin trading following the completion of the Class V transaction. If the Class V transaction is completed, there will no longer be any outstanding shares of Class V Common Stock, which is currently listed on the NYSE under the ticker symbol “DVMT.”

The completion of the Class V transaction is contingent on, among other things, the holders of a majority of the outstanding shares of our Class V Common Stock (excluding shares held by affiliates of the Company) approving the adoption of the merger agreement and an amended and restated certificate of incorporation of the Company that is described in the accompanying proxy statement/prospectus. Our board of directors formed a Special Committee comprised entirely of independent and disinterested directors to evaluate the Class V transaction and other potential alternatives solely on behalf of, and solely in the interests of, the holders of Class V Common Stock. Following its evaluation of potential alternatives, the Special Committee unanimously determined that the merger agreement and the Class V transaction are advisable and in the best interests of the holders of the Class V Common Stock. The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated certificate of incorporation of the Company. Our board of directors also has unanimously determined that the merger agreement and the Class V transaction are advisable and in the best interests of the Company and all of its stockholders. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated certificate of incorporation of the Company.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Class V transaction, the merger agreement, a number of related transactions and agreements, and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus, including the section “Risk Factors” which begins on page 60 and any documents incorporated by reference into the accompanying proxy statement/prospectus, carefully and in its entirety.

Regardless of the number of shares of common stock you own, your vote is important. We cannot complete the Class V transaction without the approval of the adoption of the merger agreement and the amended and restated certificate of incorporation of the Company by our stockholders, including the holders of our Class V Common Stock. Whether or not you plan to attend the special meeting, we urge you to submit a proxy as promptly as possible to authorize in advance of the special meeting the voting of your shares by using one of the methods described in the accompanying proxy statement/prospectus and to complete your election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on December 10, 2018, which is the business day before the special meeting. If you fail to submit a properly completed election form prior to this deadline or fail to properly elect which form of consideration to receive, you will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock). If you fail to vote or abstain from voting on the adoption of the merger agreement or the amended and restated certificate of incorporation of the Company, the effect will be the same as a vote against the Class V transaction.

We hope to see you at the special meeting and look forward to the successful completion of the Class V transaction.

Sincerely,

Michael S. Dell

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [                ], 2018 and is first being mailed to Dell Technologies stockholders on or about October 23, 2018.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business, financial and other information about the Company from documents that are not included in or delivered with the accompanying proxy statement/prospectus. We will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered copies of any of the documents incorporated by reference into this proxy statement/prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, at no cost, by written or oral request directed to:

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Investor Relations

Telephone: (512) 728-7800

If you have questions about the Class V transaction or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated toll-free at (877) 717-3936 (persons in the United States and Canada), +1 (412) 232-3651 (persons outside the United States and Canada) or (212) 750-5833 (collect) (banks, brokers and other financial institutions). You will not be charged for any of these documents that you request.

If you would like to request documents incorporated by reference into this proxy statement/ prospectus, please do so by no later than December 4, 2018, which is five business days before the date of the special meeting of stockholders.

See “Where You Can Find More Information” for additional information, including how you can view the incorporated documents via the internet.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE TO STOCKHOLDERS

DELL TECHNOLOGIES INC.

One Dell Way

Round Rock, Texas 78682

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 11, 2018

[                ], 2018

To the Stockholders of Dell Technologies Inc.:

A special meeting of stockholders of Dell Technologies will be held at 8:00 a.m. Central Time, on December 11, 2018, at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682. At the special meeting, stockholders will be asked to take the following actions:

•

to adopt the Agreement and Plan of Merger, between Dell Technologies and Teton Merger Sub Inc., dated as of July 1, 2018, as it may be amended from time to time, referred to herein as the merger agreement, attached as Annex A to the accompanying proxy statement/prospectus, pursuant to which Teton Merger Sub Inc. will be merged with and into Dell Technologies, and Dell Technologies will continue as the surviving corporation, which transaction is referred to herein as the merger;

•

to adopt the Fifth Amended and Restated Certificate of Incorporation of Dell Technologies Inc., referred to herein as the amended and restated Company certificate, in the form attached as Exhibit A to the merger agreement that is attached as Annex A to the accompanying proxy statement/prospectus, which is part of the merger agreement;

•

to approve, on a non-binding, advisory basis, compensation arrangements with respect to the named executive officers of Dell Technologies related to the Class V transaction described in the accompanying proxy statement/prospectus, referred to herein as the transaction-related compensation proposal; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate, referred to herein as the adjournment proposal.

Dell Technologies will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The Dell Technologies board of directors has fixed the close of business on October 18, 2018 as the record date for the special meeting. Only holders of record of Dell Technologies common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to Dell Technologies stockholders as of the record date and to guests of Dell Technologies, as more fully described under “Special Meeting of Stockholders—Date, Time and Location” beginning on page 128 of the accompanying proxy statement/prospectus. Stockholders who come to the special meeting will be required to present evidence of stock ownership as of October 18, 2018. You can obtain this evidence from your bank, brokerage firm or other nominee, typically in the form of your most recent monthly statement. All stockholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

Adoption of the merger agreement and the amended and restated Company certificate each require the affirmative vote, in person or by proxy, of (1) holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class, (2) holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, (3) holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, and (4) holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class. Approval, on a non-binding, advisory basis, of the transaction-related compensation proposal and approval of the adjournment proposal each require the affirmative vote of holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Under Delaware law, if you are a holder of our Class A Common Stock, our Class B Common Stock or our Class C Common Stock and you do not vote in favor of the proposal to adopt the merger agreement, you have not otherwise waived your statutory appraisal right and you comply with other requirements, you are entitled to statutory appraisal rights under Delaware law in connection with the Class V transaction. If you comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to herein as DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive cash payment for those shares based on that valuation. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the value of the shares you would own after the merger if you did not exercise your appraisal rights. Any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock seeking to assert appraisal rights should carefully review the procedures described in the accompanying proxy statement/prospectus. A copy of the applicable provisions of the DGCL is attached as Annex E to the accompanying proxy statement/prospectus.

The Special Committee, comprised entirely of independent and disinterested directors, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock, unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to (1) submit your proxy as promptly as possible by (i) accessing the internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting, and (2) complete your election form to elect shares of Class C Common Stock or cash when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on December 10, 2018, which is the business day before the special meeting. If you fail to submit a properly completed election form prior to this deadline or fail to properly elect which form of consideration to receive, you will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock). If your shares are held of record in the name of a nominee, please follow the instructions on the voting instruction form furnished by the nominee.

The Icahn stockholders (as defined under “Summary—Dell Technologies Overview—Recent Developments”) have filed a preliminary proxy statement in connection with our special meeting. We urge you to disregard any proxy card sent to you by any person other than Dell Technologies, including the gold proxy card and solicitation materials sent to you by any Icahn stockholder or its affiliates, which are soliciting proxies in opposition to the Class V transaction. If you submit such a proxy card, we urge you to subsequently cast your vote as instructed on the proxy card mailed to you by Dell Technologies, which will revoke any earlier dated proxy card that you submitted. Only the latest validly executed proxy that you submit will be counted.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 60 of the accompanying proxy statement/prospectus. If you have any questions concerning the Class V transaction, the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help submitting a proxy to have your shares of Dell Technologies common stock voted, please contact Innisfree M&A Incorporated:

Innisfree M&A Incorporated

Stockholders may call toll free: (877) 717-3936

Stockholders outside of the United States and Canada may call: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Richard J. Rothberg

General Counsel and Secretary

i

ANNEXES

v

ABOUT THIS PROXY STATEMENT/PROSPECTUS

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:

•

“adjournment proposal” refers to the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate, as more fully described under “Proposal 4—Adjournment of Special Meeting of Stockholders”;

•

“amended and restated Company certificate” refers to the Fifth Amended and Restated Certificate of Incorporation of Dell Technologies Inc., a copy of the form of which is attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus, which will become effective at the effective time of the merger;

•	“Amended Sponsor Stockholders Agreement” refers to the amended Sponsor Stockholders Agreement to be effective upon the completion of the Class V transaction;

•	“Boomi” refers to Boomi, Inc., a wholly owned consolidated subsidiary of the Company;

•	“cash election” refers to the election by Class V stockholders in the Class V transaction to receive cash in exchange for shares of Class V Common Stock;

•	“Class A Common Stock” refers to the series of Dell Technologies common stock, par value $0.01 per share, designated as Class A Common Stock;

•	“Class A stockholders” refers to holders of Class A Common Stock;

•

“Class A Stockholders Agreement” refers to the Amended and Restated Class A Stockholders Agreement, dated as of September 7, 2016, by and among the Company, the MD stockholders, the MSD Partners stockholders, the SLP stockholders and the New Class A Stockholders (as defined therein);

•	“Class B Common Stock” refers to the series of Dell Technologies common stock, par value $0.01 per share, designated as Class B Common Stock;

•	“Class B stockholders” refers to holders of Class B Common Stock;

•	“Class C Common Stock” refers to the series of Dell Technologies common stock, par value $0.01 per share, designated as Class C Common Stock;

•	“Class C stockholders” refers to holders of Class C Common Stock;

•

“Class C Stockholders Agreement” refers to the Class C Stockholders Agreement, dated as of September 7, 2016, by and among the Company, the MD stockholders, the MSD Partners stockholders, the SLP stockholders and the New Class C Stockholders (as defined therein);

•	“Class D Common Stock” refers to the series of Dell Technologies common stock, par value $0.01 per share, designated as Class D Common Stock;

•

“Class V Common Stock” refers to the series of Dell Technologies common stock, par value $0.01 per share, designated as Class V Common Stock, which is intended to track the economic performance of approximately 202 million shares of VMware common stock as of October 15, 2018, which represented approximately 61.1% of the approximately 331 million shares of VMware common stock that constituted the sole assets of the Class V Group as of such date;

•

“Class V Group” generally refers to the direct and indirect economic rights of the Company in approximately 331 million shares of VMware common stock owned by the Company as of October 15, 2018, which represented all shares of VMware common stock owned by the Company as of such date;

•	“Class V stockholders” refers to holders of Class V Common Stock;

•

“Class V transaction” refers to the transaction to be effected pursuant to the merger agreement in which each Class V stockholder will receive either shares of Class C Common Stock or cash, or a combination thereof, based on such stockholder’s election and provided that any Class V stockholder that does not make an election will be deemed to have elected to receive shares of Class C Common Stock;

•	“common stock” refers collectively to the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock;

•	“Company” refers to Dell Technologies Inc., a Delaware corporation, or, as the context requires, to Dell Technologies Inc. and its consolidated subsidiaries;

•	“Company bylaws” refers to the Amended and Restated Bylaws of Dell Technologies Inc.;

•

“Company certificate” refers to (1) the existing Company certificate, before the effective time of the merger, and (2) the amended and restated Company certificate, from and after the effective time of the merger;

•	“Dell” refers to Dell Inc., a Delaware corporation, or, as the context requires, to Dell Inc. and its consolidated subsidiaries;

•	“Dell Technologies” refers to Dell Technologies Inc., a Delaware corporation, or, as the context requires, to Dell Technologies Inc. and its consolidated subsidiaries;

•	“DFS” refers to Dell Financial Services;

•	“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•

“DHI Group” generally refers to the direct and indirect interest of the Company and any of its subsidiaries (excluding VMware) in all of the businesses, assets, properties, liabilities and preferred stock of the Company and any of its subsidiaries (other than VMware), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group, which includes its retained interest or inter-group interest in the Class V Group, consisting of approximately 129 million shares of VMware common stock as of October 15, 2018, which represented approximately 38.9% of the approximately 331 million shares of VMware common stock that constituted the sole assets of the Class V Group as of such date;

•

“DHI Group common stock” refers collectively to the series of Dell Technologies common stock, each with a par value $0.01 per share, designated as Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock;

•	“EMC” refers to EMC Corporation, a Massachusetts corporation, or, as the context requires, to EMC Corporation and its consolidated subsidiaries;

•

“EMC merger” refers to the transaction consummated on September 7, 2016 pursuant to which a wholly owned subsidiary of Dell Technologies merged with and into EMC, with EMC surviving the merger as a wholly owned subsidiary of Dell Technologies;

•	“Evercore” refers to Evercore Group L.L.C.;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refers to American Stock Transfer & Trust Company, LLC;

•	“FASB” refers to the Financial Accounting Standards Board;

•

“existing Company certificate” refers to the Fourth Amended and Restated Certificate of Incorporation of Dell Technologies Inc., as amended as of June 27, 2017 and in effect before the effective time of the merger;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“going-private agreement” refers to the Agreement and Plan of Merger, dated as of February 5, 2013, as amended, pursuant to which the going-private transaction of Dell was effected;

•

“going-private transaction” refers to the acquisition of Dell by Dell Technologies on October 29, 2013 pursuant to the going-private agreement in which the public stockholders of Dell received cash for their shares of Dell common stock;

•	“Goldman Sachs” refers to Goldman Sachs & Co. LLC;

•	“Internal Revenue Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Management Equity Plan” refers to the Dell Technologies 2013 Stock Incentive Plan;

•

“Management Stockholders Agreement” refers to the Amended and Restated Management Stockholders Agreement, dated as of September 7, 2016, by and among the Company, the Stockholders and the Management Stockholders (as defined therein);

•

“MD stockholders” refers to Michael S. Dell and the Susan Lieberman Dell Separate Property Trust and any person to whom either of them would be permitted to transfer any equity securities of Dell Technologies under the Company certificate;

•

“merger” refers to the merger of Teton Merger Sub Inc. with and into Dell Technologies Inc., with Dell Technologies Inc. continuing as the surviving corporation in such merger, upon the terms and conditions set forth in the merger agreement as it may be amended from time to time;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of July 1, 2018, by and between Dell Technologies Inc. and Teton Merger Sub Inc., a copy of which is attached as Annex A to this proxy statement/prospectus;

•	“Merger Sub” refers to Teton Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Dell Technologies Inc.;

•	“MSD Partners” refers to MSD Partners, L.P. and its affiliates;

•

“MSD Partners stockholders” refers to MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, and any person to whom either of them would be permitted to transfer any equity securities of Dell Technologies under the Company certificate;

•

“MSD Partners Stockholders Agreement” refers to the MSD Partners Stockholders Agreement, by and among the Company, the MSD Partners stockholders and the other parties thereto, to be entered into upon the completion of the Class V transaction;

•	“NYSE” refers to the New York Stock Exchange;

•	“Pivotal” refers to Pivotal Software, Inc., a majority-owned consolidated subsidiary of the Company;

•

“record date” refers, as to the Dell Technologies stockholders entitled to receive notice of, and to vote at, the special meeting of Dell Technologies stockholders, as of the close of business on October 18, 2018;

•

“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, dated as of September 7, 2016, by and among the Company, the Stockholders, the Temasek Stockholder and the Management Stockholders (as defined therein);

•	“RSA Security” refers to RSA Security LLC, a wholly owned consolidated subsidiary of the Company;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“SecureWorks” refers to SecureWorks Corp., a majority-owned consolidated subsidiary of the Company;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“share election” refers to the election by Class V stockholders in the Class V transaction to receive shares of Class C Common Stock in exchange for shares of Class V Common Stock;

•	“Silver Lake Partners” refers to Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles;

•

“SLP stockholders” refers to Silver Lake Partners III, L.P., a Delaware limited partnership, Silver Lake Technology Investors III, L.P., a Delaware limited partnership, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P. and any person to whom any of them would be permitted to transfer any equity securities of Dell Technologies under the Company certificate;

•

“Sponsor Stockholders Agreement” refers to the Amended and Restated Sponsor Stockholders Agreement, dated as of September 7, 2016, by and among Dell Technologies, Denali Intermediate Inc., Dell, EMC, Denali Finance Corp., Dell International L.L.C., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P. Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and the other stockholders named therein;

•

“Special Committee” refers to the special committee of the Dell Technologies board of directors, consisting of two independent and disinterested directors of the Company, formed to evaluate the Class V transaction and other potential alternatives solely on behalf of, and solely in the interests of, the holders of Class V Common Stock;

•	“Temasek” refers to Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited;

•

“tracking stock policy” refers to the Tracking Stock Policy Statement regarding DHI Group and Class V Group matters, a copy of which is filed as Exhibit 99.2 to the Company’s annual report on Form 10-K for Fiscal 2018;

•

“transaction consideration” refers to the shares of Class C Common Stock and cash (including cash payable in lieu of fractional shares of Class C Common Stock) payable in the merger to Class V stockholders;

•

“transaction-related compensation proposal” refers to the proposal to approve, on a non-binding, advisory basis, compensation arrangements with respect to the named executive officers of the Company related to the Class V transaction, as more fully described under “Proposal 3—Non-binding, Advisory Vote on Compensation of Named Executive Officers”;

•	“Virtustream” refers to Virtustream Group Holdings, Inc., a wholly owned consolidated subsidiary of the Company;

•

“VMware,” except as otherwise specified in this proxy statement/prospectus, refers to VMware, Inc., a Delaware corporation, or, as the context requires, to VMware, Inc. and its consolidated subsidiaries;

•	“VMware Agreement” refers to the letter agreement, dated July 1, 2018, by and between the Company and VMware relating to the independence and governance of VMware;

•	“VMware Class A common stock” refers to the Class A common stock, par value $0.01 per share, of VMware;

•	“VMware Class B common stock” refers to the Class B common stock, par value $0.01 per share, of VMware;

•	“VMware common stock” refers to VMware Class A common stock and VMware Class B common stock;

•

“VMware Notes” refers collectively to VMware’s 2.300% senior notes due 2020 in the aggregate principal amount of $1.25 billion, VMware’s 2.950% senior notes due 2022 in the aggregate principal amount of $1.50 billion and VMware’s 3.900% senior notes due 2027 in the aggregate principal amount of $1.25 billion;

•	“Voting and Support Agreement” refers to the Voting and Support Agreement, dated as of July 1, 2018, among the Company, the MSD Partners stockholders, the MD stockholders and the SLP stockholders; and

•	“we,” “our” and “us” refers to Dell Technologies.

Basis of Presentation

The Company’s fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. As used throughout this proxy statement/prospectus:

•	“Fiscal 2017” refers to the Dell Technologies fiscal year ended February 3, 2017;

•	“Fiscal 2018” refers to the Dell Technologies fiscal year ended February 2, 2018; and

•	“Fiscal 2019” refers to the Dell Technologies fiscal year ending February 1, 2019.

On October 29, 2013, the Company acquired Dell in the going-private transaction. For the purposes of the consolidated financial data included in or incorporated by reference into this proxy statement/prospectus, periods prior to October 29, 2013 reflect the financial position, results of operations and cash flows of Dell and its consolidated subsidiaries prior to the going-private transaction, referred to herein as the Predecessor, and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as a result of the going-private transaction, referred to herein as the Successor. As a result of the going-private transaction, the results of operations and financial position of the Predecessor and Successor are not directly comparable.

On September 7, 2016, the Company completed the EMC merger. The consolidated results of EMC are included in Dell Technologies’ consolidated results for Fiscal 2018, the portion of Fiscal 2017 subsequent to the closing of the EMC merger and the six months ended August 3, 2018 and August 4, 2017. As a result of the EMC merger, the Company’s results of operations, comprehensive income (loss) and cash flows for periods subsequent to the closing of the EMC merger are not directly comparable to the results of operations, comprehensive income (loss) and cash flows for periods prior to the closing of the EMC merger, as the results of the acquired businesses are only included in the consolidated results of Dell Technologies from the date of acquisition. Furthermore, the financial data for all periods preceding the fiscal year ended January 30, 2015 do not reflect discontinued operations.

As disclosed in the Company’s quarterly report on Form 10-Q for the quarterly period ended May 4, 2018, the Company adopted the new accounting standards for revenue recognition set forth in ASC 606, “Revenue From Contracts With Customers,” using the full retrospective method. On August 6, 2018, the Company filed a current report on Form 8-K to present the Company’s audited consolidated financial statements for the fiscal years ended February 2, 2018 and February 3, 2017 on a basis consistent with the new revenue standard. In addition, the consolidated statements of cash flows for the fiscal years ended February 2, 2018 and February 3, 2017 have been recast in accordance with the new accounting standards as set forth in ASC 230, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” and “Statement of Cash Flows—Restricted Cash,” which the Company adopted during the three months ended May 4, 2018. Segment information for the fiscal years ended February 2, 2018 and February 3, 2017 have also been recast in accordance with certain segment reporting changes the Company made during the three months ended May 4, 2018. All historical consolidated financial data presented in or incorporated by reference into this proxy statement/prospectus preceding the fiscal year ended February 3, 2017 have not been recast for such accounting standards adopted, or segment reporting changes made, by the Company and are not comparable with subsequent periods.

x

In this proxy statement/prospectus, unless otherwise indicated, the number of shares of our common stock to be outstanding after the completion of the Class V transaction is based on 768,371,322 shares of our common stock outstanding as of October 15, 2018.

Numerical figures included in or incorporated by reference into this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not represent arithmetic aggregations of the figures that precede them.

No separate financial information has been provided in this proxy statement/prospectus for Merger Sub because (1) Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement, (2) Merger Sub does not have any material assets and (3) promptly following the consummation of the merger, Merger Sub will be merged with and into Dell Technologies, with Dell Technologies continuing as the surviving corporation.

Use of Non-GAAP Financial Measures

We believe that the financial statements and the other financial data included in or incorporated by reference into this proxy statement/prospectus have been prepared in a manner that complies, in all material respects, with GAAP and the regulations published by the SEC and are consistent with current practice, with the exception of certain financial measures we identify as “non-GAAP financial measures.”

EBITDA, Adjusted EBITDA, Levered Free Cash Flow, adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc., non-GAAP product net revenue, non-GAAP services net revenue, non-GAAP net revenue, non-GAAP product gross margin, non-GAAP product gross margin percentage, non-GAAP services gross margin, non-GAAP services gross margin percentage, non-GAAP gross margin, non-GAAP gross margin percentage, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income from continuing operations, as presented in this proxy statement/prospectus or in the documents incorporated by reference into this proxy statement/prospectus, are supplemental measures of the performance of Dell Technologies that are not required by, and are not presented in accordance with, GAAP. We believe that such non-GAAP financial measures may be useful in evaluating our operating results by facilitating an enhanced understanding of our operating performance and enabling stakeholders to make more meaningful period to period comparisons. These non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. The items excluded from such non-GAAP financial measures are significant in assessing our operating results and liquidity.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	the non-GAAP financial measures do not reflect the impact of purchase accounting;

•	EBITDA and Adjusted EBITDA, in particular, do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA, in particular, do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA, in particular, do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA, in particular, do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	EBITDA and Adjusted EBITDA, in particular, do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA, in particular, do not reflect cash requirements for such replacements.

Because of these limitations, these non-GAAP financial measures should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

For more information, see the Company’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly reports on Form 10-Q for the quarterly periods ended May 4, 2018 and August 3, 2018 filed with the SEC, in each case incorporated by reference herein.

For a reconciliation of EBITDA, Adjusted EBITDA, Levered Free Cash Flow, adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc., non-GAAP net revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP net income from continuing operations to their respective most directly comparable GAAP measure, see “Summary—Summary Historical and Pro Forma Financial and Other Data” in this proxy statement/prospectus. For a reconciliation of the other non-GAAP financial measures presented in documents incorporated by reference into this proxy statement/prospectus to the most directly comparable GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly reports on Form 10-Q for the quarterly periods ended May 4, 2018 and August 3, 2018 filed with the SEC, in each case incorporated by reference herein.

Industry and Market Data

This proxy statement/prospectus includes information with respect to market share and other industry-related and statistical information, which are based on information from independent industry organizations and other third-party sources, including IDC Research, Inc., referred to herein as IDC. We also have derived some industry and market information from our internal analysis based upon data available from such independent and third-party sources and our internal research. We believe such information to be accurate as of the date of this proxy statement/prospectus. However, this information is subject to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources. Such information also involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In this proxy statement/prospectus, references to “share” and “industry share,” unless otherwise indicated, are based on revenue, except with respect to PC units, which are based on number of units sold.

Trademarks and Other Intellectual Property Rights

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Certain trademarks and/or trade names are subject to registrations or applications to register with the United States Patent and Trademark Office or the equivalent in certain foreign jurisdictions, while others are not subject to registration but protected by common law rights. These registered and unregistered marks include our corporate names, logos and website names used herein. Each trademark, trade name or service mark by any other company appearing in this proxy statement/prospectus belongs to its owner.

Solely for convenience, trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensors to these trademarks, service marks or trade names. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, those other parties.

QUESTIONS AND ANSWERS REGARDING THE CLASS V TRANSACTION AND THE SPECIAL MEETING

The following questions and answers address briefly some commonly asked questions regarding the proposed Class V transaction, the merger and the special meeting of stockholders described in this proxy statement/prospectus. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the internet.

Questions and Answers Regarding the Class V Transaction

Q:	Please explain the Class V transaction.

A:

The Class V transaction gives Class V stockholders the option to participate in the future value creation of Dell Technologies through ownership of the Class C Common Stock or receive cash, and will also eliminate our tracking stock structure, as follows:

•

for each share of Class V Common Stock, holders may elect to receive either (1) 1.3665 shares of Class C Common Stock of Dell Technologies, which will be listed on the NYSE and, unlike the Class V Common Stock, will represent an interest in Dell Technologies’ entire business and will not track the performance of any distinct assets or business or (2) $109 in cash, subject to a cap of $9 billion on the aggregate amount of cash consideration, with the final mix of consideration received by each holder of Class V Common Stock who elects to receive cash subject to proration as a result of the $9 billion cap on cash payments (as described below); and

•	the Class V Common Stock will be eliminated.

Class V stockholders that fail to make an election will be deemed to have elected to receive shares of Class C Common Stock. Immediately prior to the completion of the Class V transaction, subject to approval and the satisfaction of other conditions of the Class V transaction, as well as certain other conditions described elsewhere in this proxy statement/prospectus, VMware will pay a special cash dividend to its stockholders of $11 billion in the aggregate. Approximately $8.92 billion of the VMware cash dividend will be received by Dell Technologies and used to fund all or substantially all of the cash consideration paid to holders of the Class V Common Stock.

Q:	How will the Class V transaction be accomplished?

A:

We will implement the Class V transaction pursuant to a merger agreement, dated as of July 1, 2018, between Dell Technologies and Teton Merger Sub Inc., a wholly owned merger subsidiary of Dell Technologies. Under the merger agreement, the merger subsidiary will merge with and into Dell Technologies, with Dell Technologies continuing as the surviving corporation in the merger.

Q:	Why am I receiving this document?

A:

You are receiving this proxy statement/prospectus because you are a stockholder of Dell Technologies. This document serves as both a proxy statement for a special meeting of our stockholders that will be held to approve matters related to the Class V transaction and a prospectus for our offering of shares of Class C Common Stock to holders of our Class V Common Stock in the Class V transaction.

For us to complete the Class V transaction, our stockholders, including our Class V stockholders (other than affiliates of the Company), must vote at the special meeting to adopt the merger agreement under which the Class V transaction will be effected and the amended and restated Company certificate (which is part of the merger agreement). Our board of directors formed a Special Committee comprised entirely of independent and disinterested directors to evaluate the Class V transaction and other potential alternatives solely on behalf of, and solely in the interests of, the holders of Class V Common Stock (other than affiliates of the Company). Following its evaluation of potential alternatives, the Special Committee unanimously determined that the merger agreement and the Class V transaction are advisable and in the best interests of the holders of the Class V Common Stock. The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate.

In addition, our board of directors has unanimously determined that the merger agreement and the Class V transaction are advisable and in the best interests of the Company and all of its stockholders. Our board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Your vote is very important. We encourage you to submit your proxy or voting instructions as soon as possible to have your shares of common stock voted. If you fail to vote or abstain from voting on the adoption of the merger agreement or the amended and restated Company certificate, the effect will be the same as a vote against the Class V transaction.

Q:	What will holders of Class V Common Stock receive in the Class V transaction?

A:

At the effective time of the merger, each share of Class V Common Stock issued and outstanding immediately before the effective time will be cancelled and converted into the right to receive, at the election of the holder, either:

•	1.3665 shares of Class C Common Stock, in the case of each share of Class V Common Stock for which a share election has been validly made by the holder and not validly revoked, or

•

$109 in cash, without interest, in the case of each share of Class V Common Stock for which a cash election has been validly made by the holder and not validly revoked, subject to proration as described below.

If a holder fails to properly elect which form of consideration to receive, such holder will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

Q:	What will holders of our Class A Common Stock, Class B Common Stock and Class C Common Stock receive in the Class V transaction?

A:

Our outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock will not be converted or exchanged in the Class V transaction and will remain outstanding following the completion of the merger and the Class V transaction, in each case except for any shares held by holders who exercise appraisal rights as described below.

Q:	How does the Special Committee recommend that holders of the Class V Common Stock vote?

A:

The Special Committee, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate.

Q:	How does our board of directors recommend that stockholders vote?

A:	The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	Is the number of shares of Class C Common Stock to be issued in connection with the Class V transaction limited?

A:	No.

Q:	Is the amount of cash payable in the Class V transaction limited?

A:	Yes. The total amount of cash payable in the Class V transaction is limited to $9 billion.

Q:	What happens if holders of Class V Common Stock do not elect in the aggregate to receive more than $9 billion in cash?

A:

If holders of Class V Common Stock do not elect to receive more than $9 billion in cash, all holders will receive the form of consideration they elected to receive or were deemed to have elected to receive.

Q:	What happens if holders of Class V Common Stock elect in the aggregate to receive more than $9 billion in cash?

A:

If holders of Class V Common Stock elect to receive more than $9 billion in cash, holders making cash elections will be subject to proration, and a portion of the consideration they requested in cash will instead be received in the form of shares of Class C Common Stock.

Q:	How will proration of a cash election be calculated under the merger agreement?

A:	We will:

•

first, calculate the proration factor, which is the percentage of shares of Class V Common Stock covered by a cash election that will be payable in cash, by dividing the $9 billion cash election cap by the total amount of all cash elections; and

•

second, determine the number of shares of Class V Common Stock covered by the cash election that will be payable in cash by multiplying the total number of shares covered by the cash election by the proration factor, with the remainder of such shares to be exchanged for shares of Class C Common Stock.

For example, if holders of Class V Common Stock elect in the aggregate to receive $10 billion in cash (representing approximately 46% of all outstanding shares of Class V Common Stock), the proration factor would be 0.9 ($9 billion divided by $10 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 900 of such shares (1,000 shares multiplied by the proration factor of 0.9) at $109 per share, or a total of $98,100, and (2) shares of Class C Common Stock for the remaining 100 shares of Class V Common Stock at the exchange rate of 1.3665, or a total of 136 shares of Class C Common Stock and cash in lieu of 0.65000 fractional shares of Class C Common Stock.

If all holders of Class V Common Stock make cash elections (representing elections in the aggregate to receive approximately $21.7 billion in cash), the proration factor would be approximately 0.414 ($9 billion divided by $21.7 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 414 of such shares (1,000 shares multiplied by the proration factor) at $109 per share, or a total of $45,126, and (2) shares of Class C Common Stock for the remaining 586 shares of Class V Common Stock at the exchange rate of 1.3665, or a total of 800 shares of Class C Common Stock and cash in lieu of 0.76900 fractional shares of Class C Common Stock.

If holders of Class V Common Stock do not elect to receive more than $9 billion in cash consideration, all holders will receive the form of consideration they elected to receive or were deemed to elect to receive.

See “Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration” for additional information on the proration of the aggregate cash consideration.

Q:

If the holders of Class V Common Stock elect in the aggregate to receive less than $9 billion of cash consideration, what will Dell Technologies do with the additional cash that it receives from the VMware special dividend?

A:

If any cash from the special dividend from VMware remains following the elections by holders of the Class V Common Stock, we plan to use such remaining cash to repurchase shares of Class C Common Stock or pay down debt.

Q:	Will the Class C Common Stock issued in the Class V transaction be a tracking stock?

A:

No. Following the Class V transaction, the Class C Common Stock will reflect the performance of our entire business and, unlike the Class V Common Stock, will not track the performance of any distinct assets or business. See “Comparison of Rights of Class V Stockholders and Class C Stockholders.”

Q:	Will the Class C Common Stock be listed on a stock exchange?

A:

Yes. The merger agreement requires that the Class C Common Stock be listed on the NYSE. The Class C Common Stock issued in connection with the Class V transaction will be freely transferable by our non-affiliates and will trade just like any other publicly listed common stock. Our other series of common stock that will be outstanding after the Class V transaction, consisting of our Class A Common Stock and the Class B Common Stock, will not be publicly traded.

Q:	How do I make an election if I am a holder of Class V Common Stock?

A:

Under the merger agreement, each holder of record of shares of Class V Common Stock has the right to submit an election form on or prior to the election deadline. The Company will use its reasonable efforts to cause an election form to be disseminated to persons who, as of the record date for the special meeting, are holders of record of shares of Class V Common Stock at the same time that this proxy statement/prospectus is disseminated to the stockholders of the Company. With respect to all persons who become holders of record of shares of Class V Common Stock between the record date for the special meeting and the election deadline, the Company will use its reasonable efforts to make the election form available to such holders during this period.

Each holder of record of shares of Class V Common Stock may specify the number of shares of Class V Common Stock owned by such holder with respect to which such holder desires to make a share election and the number of shares of Class V Common Stock owned by such holder with respect to which such holder desires to make a cash election. If you fail to make an election, you will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock). You must return your properly completed and signed election form accompanied by stock certificates for your shares of Class V Common Stock, if any, and any additional documents specified in the election form by the election deadline. You are encouraged to return your election form as promptly as practicable. If you hold your shares of Class V Common Stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by such bank, brokerage firm or other nominee to ensure that your election instructions are timely returned. See “The Merger Agreement—Transaction Consideration and Elections—Election Procedures.”

Q:	When must I make an election if I am a holder of Class V Common Stock?

A:

Our exchange agent, American Stock Transfer & Trust Company, LLC, must receive your properly completed election form and other required documents by 5:30 p.m., New York City time, on December 10, 2018, the business day before the special meeting, which we refer to as the election deadline.

Q:	I received a proxy card from someone other than Dell Technologies. Should I sign and mail it?

A:	No.

We urge you to disregard any proxy card sent to you by any person other than Dell Technologies, including the gold proxy card and solicitation materials sent to you by any Icahn stockholder or its affiliates, which are soliciting proxies in opposition to the Class V transaction. If you submit such a proxy card, we urge you to subsequently cast your vote as instructed on the proxy card mailed to you by Dell Technologies, which will revoke any earlier dated proxy card that you submitted. Only the latest validly dated proxy that you submit will be counted. If you have any questions or need assistance, please call (877) 717-3936, and if you are located outside of the United States and Canada, please call +1 (412) 232-3651.

Q:	May I revoke or change my election after I mail my election form?

A:

Yes. Holders of Class V Common Stock may revoke or change their elections by sending written notice of the revocation or change to the exchange agent, which notice must be received by the exchange agent prior to the election deadline. In the event an election is revoked, the shares of Class V Common Stock represented by such election will be treated under the merger agreement as non-electing shares, except to the extent a subsequent election is properly made prior to the election deadline. Holders of non-electing shares will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock). See “The Merger Agreement—Transaction Consideration and Elections—Election Procedures.”

Q:

What happens if a holder of Class V Common Stock fails to make a share election or a cash election, makes such an election after the election deadline or makes such an election and the election is validly revoked?

A:

In such a case, the holder will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

Q:	Will making an election affect my right as a holder of Class V Common Stock to vote against adoption of the merger agreement?

A:	No. Your submission of an election before the special meeting will not preclude you from voting against adoption of the merger agreement.

Q:	What happens if I transfer my shares of Class V Common Stock after making an election?

A:

If you transfer your shares of Class V Common Stock after making an election, the election will be automatically revoked with respect to such shares, and such shares will be treated as non-electing shares, unless a subsequent election is properly made prior to the election deadline. Holders of non-electing shares will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

Q:	If a holder of Class V Common Stock makes a share election and the Class V transaction is completed, will the holder be guaranteed to receive only shares of Class C Common Stock?

A:

Yes, except that we will pay cash, without interest, for any fractional share of Class C Common Stock to which the holder would otherwise be entitled. The amount of this cash payment will represent the holder’s proportionate interest in the net proceeds from the sale of shares of Class C Common Stock representing all fractional shares conducted by the exchange agent on behalf of all affected holders.

Q:	Who currently owns the outstanding shares of the Class C Common Stock?

A:	Our Class C Common Stock is currently owned by Michael Dell, other members of our senior management, certain other employees, our independent directors and other investors.

Q:	How many shares of Class C Common Stock are currently outstanding and subject to outstanding awards under stock incentive plans?

A:	As of October 15, 2018:

•	approximately 22,489,450 shares of Class C Common Stock were outstanding, which represented approximately 3.9% of all outstanding shares of our DHI Group common stock; and

•	approximately 34,425,425 shares of Class C Common Stock were subject to outstanding awards under stock incentive plans.

Upon the completion of the Class V transaction, performance-based stock option awards to purchase approximately 18,572,575 shares of Class C Common Stock will vest, assuming such awards have not already vested before the completion of the Class V transaction. Such stock options have an aggregate value of approximately $1,215,001,960 based on an implied value of $79.77 per share. Of such performance-based stock option awards, stock options to purchase approximately 3,907,805 shares of Class C Common Stock, with an aggregate value of approximately $253,485,498 based on such implied value, are held by the executive officers identified under “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers—Golden Parachute Compensation.”

Q:	What portion of our outstanding common stock will the Class C Common Stock issued in the Class V transaction represent immediately after the Class V transaction?

A:

The mix of share elections and cash elections will determine how many shares of Class C Common Stock we will issue in the Class V transaction. Based on shares of our common stock outstanding as of October 15, 2018:

•

if all holders of Class V Common Stock make share elections, we estimate that we would issue a total of approximately 272,420,782 shares of Class C Common Stock, which would represent approximately 30.7% of our total common stock on a fully diluted basis outstanding immediately after the Class V transaction, and approximately 4.6% of the total voting power of our outstanding common stock; and

•

if holders of Class V Common Stock make cash elections for $9 billion or more, we estimate that we would issue a total of approximately 159,590,507 shares of Class C Common Stock, which would represent approximately 20.6% of our total common stock on a fully diluted basis outstanding immediately after the Class V transaction, and approximately 2.8% of the total voting power of our outstanding common stock.

Q:	What should the U.S. federal income tax consequences of the Class V transaction be for a holder of Class V Common Stock?

A:

Subject to the assumptions and qualifications set forth under “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock,” the Class V transaction should constitute a “recapitalization” of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. In general, for U.S. federal income tax purposes, a U.S. holder of Class V Common Stock that receives (a) solely Class C Common Stock should not recognize any gain or loss, (b) solely cash for redemption of all of the holder’s Class V Common Stock may recognize either capital gain or loss, subject to the limitations for individuals and corporations on the deductibility of capital losses and (c) a combination of cash and Class C Common Stock may recognize either capital gain (but not loss) or dividend income, in either case to the extent of the lesser of any cash received or gain realized by such holder in the transaction. Holders of Class V Common Stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Class V transaction, including the application of federal, state, local and foreign income and other tax laws to their particular facts and circumstances.

Q:	Are our stockholders entitled to exercise appraisal rights in connection with the Class V transaction?

A:	If you are a holder of Class V Common Stock, you are not entitled to statutory appraisal rights under Delaware law.

However, under Delaware law, if you are a holder of Class A Common Stock, Class B Common Stock or Class C Common Stock who does not vote in favor of the proposal to adopt the merger agreement, who has not otherwise waived statutory appraisal rights and who complies with other requirements, you are entitled to statutory appraisal rights in connection with the Class V transaction. To exercise your appraisal rights, you must strictly comply with the requirements of the DGCL. See “Proposal 1—Adoption of the Merger Agreement—Rights of Appraisal of Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock” beginning on page 225 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex E to this proxy statement/prospectus. Each of the MSD Partners stockholders, the MD stockholders and the SLP stockholders have agreed to waive any appraisal rights that may be available under Delaware law with respect to the merger. See “The Merger Agreement—Voting and Support Agreement.”

Q:	Is the Company or VMware incurring any debt in connection with the Class V transaction?

A:

No. We will fund substantially all of the cash elections from our pro rata portion of the proceeds of a special cash dividend by VMware, and we will fund any remaining balance, which is not expected to be material, from cash on hand. The dividend was declared by VMware’s board of directors on July 1, 2018 and, subject to the contingencies discussed below, is payable to VMware stockholders that include our wholly owned subsidiaries. VMware is not expected to incur any debt to pay the special cash dividend.

If the Class V transaction is not completed, the dividend will not be paid.

Q:	What are the conditions to the completion of the merger?

A:

In addition to stockholder adoption of the merger agreement and the amended and restated Company certificate at the special meeting, the completion of the merger is subject to the payment of the $11 billion VMware special dividend (approximately $8.92 billion of which will be paid to our wholly owned subsidiaries) and satisfaction of a number of other conditions as described under “The Merger Agreement—Conditions to the Merger.”

Q:	What are the conditions to the payment of the VMware special dividend?

A:

The payment of the VMware special dividend is conditioned on the satisfaction of a number of conditions, including, among others, that (1) the stockholders of the Company adopt the merger agreement on or prior to January 18, 2019, (2) all conditions to closing the merger set forth in the merger agreement and described in greater detail under “The Merger Agreement—Conditions to the Merger” (including stockholder adoption of the merger agreement and the amended and restated Company certificate) other than the payment of the VMware special dividend have been satisfied or (to the extent permitted by the merger agreement) irrevocably waived, (3) the board of directors of VMware and the VMware special committee have received an updated opinion from a nationally recognized expert addressing certain matters described in greater detail under “Proposal 1—Adoption of the Merger Agreement—Special Cash Dividend by VMware—Conditions to Payment” and (4) the board of directors of VMware and the VMware special committee have determined that VMware and all of VMware’s subsidiaries that must distribute cash or otherwise pass proceeds to VMware in order to enable VMware to pay the special dividend meet all solvency and legal adequacy requirements to dividend, distribute, loan or otherwise transfer such cash amounts. See “Proposal 1—Adoption of the Merger Agreement—Special Cash Dividend by VMware—Conditions to Payment.”

Q:	Will the VMware special dividend be paid if the Class V transaction will not be completed?

A:

No. The VMware special dividend will not be paid unless the Class V transaction will be completed. The payment of the VMware special dividend is conditioned upon the satisfaction of all conditions to closing the merger (other than the payment of the special dividend) and is anticipated to be paid on the same day as the completion of the Class V transaction.

Q:	When do you expect to complete the Class V transaction?

A:

If the merger agreement and the amended and restated Company certificate are each adopted by our stockholders at the special meeting, we expect to complete the merger, pursuant to which the Class V transaction will be effected, promptly after the other conditions to the completion of the merger are satisfied or (to the extent legally permitted) waived in accordance with the merger agreement. As of the date of this proxy statement/prospectus, we expect to complete the merger, pursuant to which the Class V transaction will be effected, during the fourth quarter of calendar year 2018.

For a description of certain matters that could delay or prevent the completion of the Class V transaction, see “Risk Factors.”

Q:	How did Dell Technologies arrive at the valuation? How was the $109 cash consideration per share of Class V Common Stock determined?

A:

The consideration to be paid to Class V stockholders was determined through arms’-length negotiation between the Company and the Special Committee. In analyzing the valuation of the Company, the Special Committee was advised by Evercore, its independent financial advisor, and the Company was advised by Goldman Sachs, its financial advisor, on the valuation of the Company. The fairness opinion provided by Evercore to the Special Committee that the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than the Company and its affiliates) and the fairness opinion provided by Goldman Sachs to the Company as to the fairness, from a financial point of view, to the Company of the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. The Special Committee also sought independent analysis from an independent industry expert on key aspects of the strategy and model underlying the financial projections of the Company. In addition, the Special Committee received feedback from more than 20 stockholders representing nearly 40% of the outstanding shares of Class V Common Stock, which feedback is described under “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction.” The Special Committee considered three other distinct business options, namely (1) maintaining the status quo with the Company’s existing capital structure, (2) pursuing an initial public offering of the Company’s Class C Common Stock, following which the board of directors would have discretion to convert the Class V Common Stock into Class C Common Stock at a premium of 10%-20% to the then-current trading values and (3) a negotiated business combination of the Company and VMware. Following this comprehensive evaluation and after extensive negotiations with the Company, the Special Committee determined that the Class V transaction—a negotiated exchange with a cash election option that represents a significant and immediate 29% premium to the closing price of the Class V Common Stock as of June 29, 2018, the last trading day before the transaction was announced—was in the best interests of the Class V stockholders and recommended that the board of directors of the Company approve the merger agreement and the Class V transaction.

Q:	Does the implied valuation price guarantee the future trading price of the Class C Common Stock?

A:

No. The implied value of $79.77 per share of Class C Common Stock was based on the analysis of each of the Special Committee and the Company and their related negotiations, with Goldman Sachs acting as financial advisor to Dell Technologies and Evercore acting as independent financial advisor to the Special Committee. The accuracy of any valuation of the Company is inherently subject to many assumptions and other factors, and will change from time to time based in part on the Company’s financial results, prospects and strategy.

The implied valuation price of the Class C Common Stock should not be viewed as indicative of the opening and future trading prices of the Class C Common Stock. The opening public price of the Class C Common Stock upon listing on the New York Stock Exchange will be determined by buy and sell orders collected by the New York Stock Exchange from various broker-dealers and will be set based on the designated market maker’s determination of where buy orders can be matched with sell orders at a single price. We have engaged (in alphabetical order) Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Code Advisors LLC, Credit Suisse Securities (USA) LLC, DBO Partners LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, Moelis & Company LLC, Morgan Stanley & Co. LLC, MUFG Americas Corporate Advisory, Inc., RBC Capital Markets, LLC, Sandler O’Neill & Partners, L.P., SG Americas Securities, LLC, Solebury Trout LLC, UBS Securities LLC and Wells Fargo Securities, LLC to act as listing advisors in connection with the listing of the Class C Common Stock. The subsequent trading price of the Class C Common Stock will depend on various factors, including, among others: announcements of new products, services or technologies, commercial relationships, acquisitions or other events by the Company or its competitors; changes in how customers perceive the effectiveness of the Company’s products, services or technologies; changes in the Company’s financial guidance or estimates by securities analysts; price and volume fluctuations in the overall stock market from time to time; significant volatility in the market price and trading volume of technology companies in general and of companies in the information technology industry in particular; actual or anticipated changes in the expectations of investors or securities analysts; fluctuations in the trading volume of the Class C Common Stock or the size of the trading market for shares held by non-affiliates; litigation involving the Company, its industry, or both, including disputes or other developments relating to the Company’s ability to obtain patent protection for its processes and technologies and protect its other proprietary rights; regulatory developments in the United States and other jurisdictions in which the Company operates; general economic and political factors, including market conditions in the Company’s industry or the industries of its clients; major catastrophic events; sales of large blocks of the Class C Common Stock; and additions or departures of key employees. Many of these factors are not within the Company’s control. We cannot assure you that the Class C Common Stock will open or trade at any particular price.

Q:	Are there any important risks about the Class V transaction or the Company’s business of which I should be aware?

A:

Yes, there are important risks, contingencies and uncertainties involved. Before making any decision on how to vote, you are urged to read the section of this proxy statement/prospectus titled “Risk Factors” carefully and in its entirety. You also should read and carefully consider the risk factors that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Questions and Answers Regarding the Special Meeting

Q:	What matters will stockholders vote on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	Proposal 1, to adopt the merger agreement, which is attached as Annex A to this proxy statement/prospectus;

•

Proposal 2, to adopt the amended and restated Company certificate, which is attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus and proposes certain changes to the corporate governance structure of the Company in connection with the merger and the Class V transaction;

•	Proposal 3, to approve, on a non-binding, advisory basis, the compensation arrangements with respect to the named executive officers of the Company related to the Class V transaction; and

•

Proposal 4, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682 on December 11, 2018, at 8:00 a.m., Central Time.

Q:	Who may attend and vote at the special meeting?

A:

All holders of record of our outstanding common stock as of the close of business on October 18, 2018, which is the record date for the special meeting, are entitled to receive notice of, and to attend and vote at, the special meeting or any adjournment or postponement thereof. Attendance at the special meeting will be limited to Dell Technologies stockholders as of the record date and to guests of Dell Technologies. If you are a stockholder and plan to attend, you will be required to present evidence of stock ownership as of October 18, 2018. A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting.

Street name holders who wish to vote at the special meeting will need to obtain a proxy executed in the holder’s favor from the nominee that holds their shares of common stock (commonly referred to as a legal proxy). All stockholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings. Seating will be limited at the special meeting.

In accordance with the Company bylaws, the chairman of the special meeting, who is expected to be the Chairman of the Board, has the right and authority to convene and (for any or no reason) recess and/or adjourn the special meeting, and to prescribe such rules, regulations and procedures and do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the special meeting, including, but not limited to, establishing the agenda or order of business for the special meeting and establishing rules and procedures for maintaining order at the special meeting and the safety of those present, without the vote of any Dell Technologies stockholder.

If you have a disability, Dell Technologies can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call Investor Relations no later than December 4, 2018, at 501 Dell Way, Round Rock, Texas 78682, telephone number (512) 728-7800.

Q:	What shares of common stock may be voted?

A:

Shares of our outstanding Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock may be voted at the special meeting. You may vote all shares of each such series of common stock owned by you at the close of business on the record date.

Q:	How many votes do stockholders have?

A:	At the special meeting:

•	holders of Class V Common Stock are entitled to one vote per share;

•	holders of Class A Common Stock are entitled to ten votes per share;

•	holders of Class B Common Stock are entitled to ten votes per share; and

•	holders of Class C Common Stock are entitled to one vote per share.

As of the record date, there was outstanding and entitled to be voted at the special meeting:

•	199,356,591 shares of Class V Common Stock, representing a total of 199,356,591 votes;

•	409,538,423 shares of Class A Common Stock, representing a total of 4,095,384,225 votes;

•	136,986,858 shares of Class B Common Stock, representing a total of 1,369,868,582 votes; and

•	22,489,450 shares of Class C Common Stock, representing a total of 22,489,450 votes.

Q:	What constitutes a quorum for the special meeting?

A:	For each proposal to be considered at the special meeting, there must be a quorum present. For a quorum at the special meeting, there must be present in person or represented by proxy:

•	holders of record of outstanding shares of common stock representing a majority of the voting power of the outstanding shares of common stock entitled to vote thereat; and

•

for each additional vote of holders of a series of common stock, voting as a separate class, required to adopt the merger agreement or the amended and restated Company certificate, holders of record of outstanding shares of common stock of such series representing a majority of the voting power of the outstanding shares of such series.

Abstentions and broker non-votes, if any, will be counted as present in determining the presence of a quorum. A broker non-vote occurs with respect to a proposal when a nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions. Because none of the proposals to be voted on at the special meeting is a routine matter for which brokers may have discretionary authority to vote without instructions from the beneficial owner of the shares, the Company does not expect any broker non-votes at the special meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present in determining the presence of a quorum.

Q:

What stockholder vote is required (1) to adopt the merger agreement, (2) to adopt the amended and restated Company certificate, (3) to approve, on a non-binding, advisory basis, the transaction-related compensation proposal and (4) to approve the adjournment proposal?

A:	Proposal 1—Adoption of the Merger Agreement: Adoption of the merger agreement requires:

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of the Company), voting as a separate class;

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class;

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•

the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

Proposal 2—Adoption of Amended and Restated Company Certificate: Adoption of the amended and restated Company certificate requires the same vote as adoption of the merger agreement.

Proposal 3—Non-binding, Advisory Vote on Compensation of Named Executive Officers: Assuming a quorum is present, approval, on a non-binding, advisory basis, of the transaction-related compensation proposal requires the affirmative vote of holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Proposal 4—Adjournment of Special Meeting of Stockholders: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Michael Dell and his affiliated investment entities and investment funds affiliated with Silver Lake Partners, subject to certain terms and conditions, have agreed to vote in favor of each of the proposals. Such stockholders collectively hold a majority of the outstanding Class A Common Stock and all of the outstanding Class B Common Stock, as well as a majority of the voting power of all series of common stock voting together as a single class. Holders of the Class C Common Stock are not entitled under the DGCL or the Company certificate to vote as a separate class on any of the Proposals. As a result, we expect both Proposal 1 and Proposal 2 to be adopted if they receive the required vote of the holders of the outstanding shares of the Class V Common Stock (excluding shares held by affiliates of the Company) voting as a separate class.

If you abstain from voting on any of the proposals, your abstention will have the same effect as a vote “AGAINST” that proposal.

The adoption of the amended and restated Company certificate as set forth in the merger agreement is a condition to closing the merger. Accordingly, a vote against or abstaining from voting on Proposal 2 with respect to the adoption of the amended and restated Company certificate will have the same effect as a vote “AGAINST” adoption of the merger agreement. The amended and restated Company certificate will not become effective unless the merger is consummated and, as a result, any vote against or abstaining from voting on Proposal 1 with respect to the adoption of the merger agreement will have the same effect as a vote “AGAINST” adoption of the amended and restated Company certificate.

Q:	Why are stockholders being asked to approve, on a non-binding, advisory basis, compensation arrangements with respect to the Company’s named executive officers related to the Class V transaction?

A:	The SEC has adopted rules that we believe require the Company to seek such a vote in connection with the Class V transaction.

Q:	Have Michael Dell and the investment funds affiliated with Silver Lake Partners committed to vote in favor of Proposals 1, 2, 3 and 4?

A:

Yes. In connection with the execution of the merger agreement, the Company entered into a Voting and Support Agreement with Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company. Subject to certain terms and conditions, these stockholders have agreed, among other things, to vote the shares of the Company’s common stock over which they have voting power in favor of the merger, the adoption of the merger agreement, the adoption of the amended and restated Company certificate and the other transactions contemplated by the merger agreement. Such stockholders collectively hold a majority of the outstanding Class A Common Stock and all of the outstanding Class B Common Stock, as well as a majority of the voting power of all series of common stock voting together as a single class. Holders of the Class C Common Stock are not entitled under the DGCL or the Company certificate to vote as a separate class on any of the Proposals. As a result, we expect both Proposal 1 and Proposal 2 to be adopted if they receive the required vote of the holders of outstanding shares of the Class V Common Stock (excluding shares held by affiliates of the Company) voting as a separate class.

Q:

For purposes of voting on the adoption of the merger agreement and the adoption of the amended and restated Company certificate, how will the Class V stockholder class vote that excludes votes of the Company’s affiliates be computed?

A:

For purposes of the separate Class V stockholder class votes for the adoption of the merger agreement and the adoption of the amended and restated Company certificate, outstanding shares of Class V Common Stock held by our affiliates will not be counted either as shares entitled to vote or as shares voted. For such purposes, our affiliates include all of our directors and executive officers as well as a separate property trust for the benefit of Michael Dell’s wife, and the SLP stockholders. For more information about our affiliates, see “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers” and “Security Ownership of Certain Beneficial Owners and Management,” including notes 10, 11 and 13 to the beneficial ownership table. As of the record date for the special meeting, our directors and executive officers collectively held approximately 33,524 shares of Class V Common Stock, while neither Mr. Dell’s wife’s trust nor the SLP stockholders held any shares of Class V Common Stock. In addition, while the MSD Partners stockholders consist of certain investment funds affiliated with MSD Partners, L.P., an investment firm formed by principals of MSD Capital, L.P., the investment firm that manages the capital of Mr. Dell and his family, the MSD Partners stockholders are not our affiliates. As of the record date, the MSD Partners stockholders did not hold any shares of Class V Common Stock.

Each of the adoption of the merger agreement and the adoption of the amended and restated Company certificate requires, among other votes, the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by our affiliates), voting as a separate class. As of the record date for the special meeting, there were approximately 199,323,067 shares of Class V Common Stock outstanding that were not held by our affiliates, or approximately 99.9% of all outstanding shares of Class V Common Stock.

Q:	How might the voting power of shares held by our directors and executive officers affect approval of the special meeting proposals?

A:	As of the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate:

•	approximately 0.1% of the outstanding shares of Class V Common Stock;

•	approximately 83.5% of the outstanding shares of Class A Common Stock;

•	none of the outstanding shares of Class B Common Stock; and

•

outstanding shares of our Class V Common Stock, Class A Common Stock and Class C Common Stock representing approximately 60.6% of the total voting power of the outstanding shares of all series of our common stock.

As noted above, shares of Class V Common Stock held by our directors and executive officers will not be counted in the Class V Common Stock stockholder class vote on the adoption of the merger agreement or the adoption of the amended and restated Company certificate.

Q:	What will happen if stockholders do not vote to adopt the merger agreement?

A:

If the merger agreement is not adopted by the required vote of our stockholders, the merger and the Class V transaction will not be implemented and our Class V Common Stock will continue to be outstanding. In addition, the amended and restated Company certificate will not go into effect if the merger agreement is not adopted by our stockholders or for any other reason the merger is not consummated.

Q:	What will happen if stockholders do not vote to adopt the amended and restated Company certificate?

A:

Because the amended and restated Company certificate is part of the merger agreement, stockholder adoption of the amended and restated Company certificate is a condition to the completion of the merger and the Class V transaction. If the amended and restated Company certificate described in Proposal 2 is not adopted by the required vote of the stockholders, the merger and the Class V transaction will not be implemented and our Class V Common Stock will continue to be outstanding.

Q:	Is my vote important?

A:

Yes, your vote is very important. The Class V transaction cannot be completed without the adoption of the merger agreement and the amended and restated Company certificate by our stockholders, including our Class V stockholders (other than affiliates of the Company) voting as a separate class. The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	How do I vote?

A:

You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of common stock. The written document used to designate someone as your proxy is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the special meeting. You may always change your vote at the special meeting.

If you hold shares of common stock directly in your name on records maintained by our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, you may have your shares voted at the special meeting in person or submit a proxy by mail or via the internet or by telephone by following the instructions on your proxy card.

If your shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your nominee along with a voting instruction form. You may use the voting instruction form to direct your nominee on how to vote your shares, using one of the methods described on the voting instruction form.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my nominee automatically vote my shares for me?

A:

No. Your bank, brokerage firm or other nominee will not vote your shares if you do not provide your bank, brokerage firm or other nominee with a signed voting instruction form with respect to your Dell Technologies common stock. None of the proposals to be voted on at the special meeting is a routine matter for which brokers may have discretionary authority to vote without instruction from the beneficial owner of the shares. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present at the meeting and therefore will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2. Such failure to provide instructions will have no effect on the outcome of the voting for Proposal 3 and Proposal 4 because such shares will not be present at the meeting and entitled to vote on such matters. You should instruct your bank, brokerage firm or other nominee to vote your common stock by following the directions your nominee provides.

Q:	What will happen if I submit my proxy without indicating how to vote?

A:

If you submit your proxy without indicating how to vote your shares on any particular proposal, the common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors concerning that proposal. The board of directors has unanimously recommended that such proxies be voted “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	May I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your voting instructions at any time before your shares are voted at the special meeting.

If you are a holder of record as of the record date, you may revoke your proxy by:

•	submitting a later proxy via the internet or by telephone;

•	submitting a later dated proxy by mail;

•

providing written notice of your revocation to our Corporate Secretary at Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attn: Corporate Secretary such that the notice is received before the special meeting; or

•	voting your shares at the special meeting.

Stockholders of record may change their proxy by using any one of these methods regardless of the method they previously used to submit their proxy. Only the latest dated proxy card you submit will be counted.

Your attendance at the special meeting will not automatically revoke your proxy unless you vote at the meeting or file a written notice with our Corporate Secretary requesting that your prior proxy be revoked.

If you are a beneficial owner of shares held through a bank, brokerage firm or other nominee, you may submit new voting instructions by:

•	submitting new voting instructions in the manner stated in the voting instruction form; or

•	voting your shares at the special meeting.

Q:	What happens if I transfer my shares of common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger and the Class V transaction are expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, unless the transferee requests a proxy from you and you grant such proxy. However, if you are a holder of Class V Common Stock, you will have transferred the right to participate in the Class V transaction and receive the transaction consideration. To receive the transaction consideration, you must hold your shares of Class V Common Stock through the effective time of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form sent to you by your nominee. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please sign and return each set separately to ensure that all of your shares are voted.

Q:	How do I obtain the voting results from the special meeting?

A:

Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that we intend to issue after the special meeting. The press release will be available on the Investors page of our website at http://investors.delltechnologies.com. Final voting results for the special meeting will be disclosed in a current report on Form 8-K filed by us with the SEC within four business days after the special meeting. A copy of such current report on Form 8-K will be available after filing with the SEC on our website and on the SEC’s website at www.sec.gov.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes, please (1) submit your proxy as promptly as possible, so that your shares may be represented and voted at the special meeting, and (2) complete your election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on December 10, 2018, the business day before the special meeting.

You may submit your proxy or vote by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the internet or by telephone by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares in street name, please instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions on the voting instruction form which the nominee provides you with these materials. Your nominee will vote your shares of common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction form used by your nominee to see how you may submit voting instructions via the internet or by telephone.

Q:	How can I obtain additional information about the Company?

A:

We will provide a copy of our annual report on Form 10-K for the fiscal year ended February 2, 2018, excluding certain of its exhibits, and other documents incorporated by reference into this proxy statement/prospectus at no cost, by written or oral request directed to: Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attention: Investor Relations, Telephone: (512) 728-7800. The Company’s annual report on Form 10-K and other SEC filings also may be accessed via the internet at www.sec.gov or on the Investors page on our website at http://investors.delltechnologies.com. Information included on or accessed through our website is not incorporated by reference into this proxy statement/prospectus. For a more detailed description of the information available, see “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

We have retained Innisfree M&A Incorporated as the proxy solicitor and information agent to assist you if you have questions or would like to obtain additional copies of this proxy statement/prospectus. Persons in the United States and Canada may call Innisfree toll-free at (877) 717-3936, persons outside the United States and Canada may call +1 (412) 232-3651 and banks, brokers and other financial institutions may call (212) 750-5833 (collect) to request additional documents and to ask any questions.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the Class V transaction, the merger, the merger agreement and the other related transactions and agreements. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the internet. To the extent any item in this summary refers to a page number, such page number represents the beginning page of this proxy statement/prospectus on which we discuss that subject in more detail.

Dell Technologies Overview

Dell Technologies is a leading global end-to-end technology provider, with a comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi. Together, our strategically aligned family of businesses operates in close coordination across key functional areas such as product development, go-to-market and global services, and are supported by Dell Financial Services. We believe this operational philosophy enables our platform to seamlessly deliver differentiated and holistic IT solutions to our customers, which has driven significant revenue growth and share gains.

As a result of our significant transformation since the going-private transaction in 2013, Dell Technologies today operates on an extraordinary scale with an unmatched breadth of complementary offerings. Digital transformation has become essential to all businesses, and we have expanded our portfolio to include holistic solutions that enable our customers to drive their ongoing digital transformation initiatives. Dell Technologies’ integrated solutions help customers modernize their IT infrastructure, address workforce transformation and provide critical security solutions to protect against the ever increasing and evolving security threats. With our extensive portfolio and our commitment to innovation, we have the ability to offer secure, integrated solutions that extend from the intelligent edge to the multi-cloud data center ecosystem, and we are at the forefront of the software-defined and cloud-native infrastructure era. Our end-to-end portfolio is supported by a differentiated go-to-market engine, which includes a 40,000-person sales force and 150,000 channel partners across 180 countries, and a world class supply chain that together drive revenue growth and operating efficiencies.

We have significant momentum across our business units, regions and customer segments, delivering strong financial results for the periods indicated below:

	Six Months Ended		% Change	Fiscal Year Ended February 2, 2018
	August 3, 2018	August 4, 2017
	(in millions, except percentages)
Total net revenue	$44,298	$37,521	18%	$79,040
Operating loss	$(166)	$(1,937)	91%	$(2,416)
Net loss	$(999)	$(1,942)	49%	$(2,926)
Non-GAAP net revenue	$44,665	$38,211	17%	$80,309
Non-GAAP operating income	$4,134	$3,291	26%	$7,772
Non-GAAP net income	$2,523	$1,873	35%	$4,370
Adjusted EBITDA	$4,842	$3,975	22%	$9,134

See “—Summary Historical and Pro Forma Financial and Other Data” for a reconciliation of non-GAAP net revenue, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA to the most directly comparable GAAP financial measures.

Our Transformation Since Going Private and Reemergence at the Forefront of the Technology Industry

We have dramatically transformed our business since the going-private transaction in 2013 and have become a leader in both traditional and emerging technologies. We have accomplished this by successfully executing the following initiatives:

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Expanded our Portfolio and Increased our Scale. The EMC merger in 2016 combined Dell’s strengths in PCs, servers and networking and EMC’s leadership (with VMware and Pivotal) in storage, converged and hyper-converged infrastructure, virtualization software, cloud-native application development tools and security solutions to create a leading global IT company that provides a comprehensive and integrated portfolio of IT solutions. The EMC merger, together with strong organic growth, also significantly increased our scale. Our net revenue has grown by 39% to $79.0 billion for Fiscal 2018 from $56.9 billion for the fiscal year ended February 1, 2013, the last fiscal year prior to the going-private transaction.[1]

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Created a Best-in-Class Go-to-Market Model. We have made significant investments to expand our go-to-market engine, which now includes a 40,000-person sales force and 150,000 channel partners across 180 countries. We have leveraged our differentiated direct go-to-market capabilities and our vast network of channel partners and have capitalized on the complementary customer segments of stand-alone Dell and EMC – combining Dell’s leadership position in the mid-market with EMC’s strength in large enterprises – to create significant cross-selling opportunities. We sell Dell PCs and servers and VMware virtualization software to EMC’s existing customer base, and sell EMC enterprise storage solutions and VMware virtualization software to Dell’s existing customer base. We have also enabled other cross-selling functions, such as Pivotal cloud-native application development solutions through VMware. In Fiscal 2018, we realized strong revenue growth both in historical EMC accounts where Dell Technologies previously had little or no footprint before the EMC merger, and in historical Dell accounts where EMC had little or no footprint before the EMC merger, nearly doubling the revenues for these underpenetrated accounts.

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Focused on Long-term Growth and Innovation. We have made significant investments to position our company to achieve sustainable, long-term growth and share gain. For example, we have invested more than $12 billion in research and development, referred to herein as R&D, in the past three fiscal years (including EMC’s R&D expenditures before the EMC merger), and software engineers currently represent approximately 85% of our ISG engineering staff. We believe that these investments have helped us to achieve and maintain our leadership in multiple industry categories and will enable us to address our customers’ evolving needs and, as a result, capture an increased share of customers’ growing IT expenditures.

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Refined our Operating Model. Under our refined operating model, our strategically aligned family of businesses operates in close coordination across key functional areas to execute our strategic objectives, while remaining independent to allow for increased flexibility. Our businesses benefit from our integrated go-to-market approach to drive incremental cross-selling revenue. In addition, rather than offering stand-alone products from multiple vendors, we benefit from our coordinated R&D activities, which enable us to provide integrated solutions that incorporate the distinct set of hardware, software and services capabilities across our businesses.

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Reinvigorated our Storage Business. We have dedicated significant resources and focus to reaccelerate growth in our storage business. As part of this initiative, we have bolstered the Infrastructure Solutions Group management team, enhanced our current mid-range portfolio (such as adding in-line data de-duplication and synchronous file replication) and simplified the product roadmap to focus on a single best-in-class solution for each customer segment with powerful next-generation

[1]

Revenue for Fiscal 2018 is accounted for under ASC 606 and excludes discontinued businesses, while revenue for the fiscal year ended February 1, 2013 is accounted for under ASC 605 and includes discontinued businesses.

functionality (such as launching a new enterprise-class solution featuring end-to-end non-volatile memory express (NVMe) for real-time analytics, genomics, artificial intelligence, machine learning and Internet of Things capabilities). In addition, we have hired more than 1,000 specialty sales personnel who are dedicated to storage, realigned sales compensation, and instituted a new Future-Proof Storage Loyalty Program that offers storage customers investment protection and multiple cost-saving benefits. In the first half of Fiscal 2019, we grew storage revenue 12% year-over-year. Additionally, in the first half of calendar year 2018, we gained approximately 330 basis points of industry share according to IDC. We believe our recent performance is an encouraging sign of the longer-term growth potential related to this initiative.

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Unlocked Value at our Subsidiaries. We conducted initial public offerings of two of our subsidiaries, SecureWorks and Pivotal, in April 2016 and April 2018, respectively. Our publicly traded subsidiaries are able to operate their businesses independently with greater flexibility, while still benefitting from remaining coordinated with our other businesses. We believe this has allowed our publicly traded subsidiaries to grow faster than they otherwise would have as private wholly owned subsidiaries, creating incremental stockholder value. VMware, Pivotal and SecureWorks will remain independent publicly traded subsidiaries following the Class V transaction.

We have accomplished this successful transformation while still continuing to grow our traditional PC, software and peripherals business, as well as our x86 server offerings. We have increased share in the global PC industry year-over-year for 22 consecutive quarters and have become the leading worldwide vendor of x86 servers. With our leadership position across multiple segments of the IT industry, we believe we are well-positioned for future growth.

Our Strategically Aligned Family of Businesses

We design, develop, manufacture, market, sell and support a wide range of hardware, software and services through our eight complementary businesses. Together, our strategically aligned family of businesses operates in close coordination across key functional areas and is supported by Dell Financial Services:

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Infrastructure Solutions Group (ISG) — ISG enables the digital transformation of our customers through our trusted multi-cloud and big data solutions, which are built upon a modern data center infrastructure. Our comprehensive portfolio of advanced storage solutions includes traditional storage solutions as well as next-generation storage solutions (such as all-flash arrays, scale-out file, object platforms and software-defined solutions), while our server portfolio includes high-performance rack, blade, tower and hyperscale servers. Our networking portfolio helps our business customers transform and modernize their infrastructure, mobilize and enrich end-user experiences and accelerate business applications and processes. Our strengths in server, storage and virtualization software solutions enable us to offer leading converged and hyper-converged solutions, allowing our customers to accelerate their IT transformation by acquiring scalable integrated IT solutions instead of building and assembling their own IT platforms. ISG also offers attached software, peripherals and services, including support and deployment, configuration and extended warranty services. For Fiscal 2018, ISG generated net revenue of approximately $30.9 billion and operating income of approximately $3.1 billion.

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Client Solutions Group (CSG) — CSG includes branded hardware (such as PCs, workstations and notebooks) and branded peripherals (such as monitors and projectors), as well as third-party software and peripherals. Our computing devices are designed with our commercial and consumer customers’ needs in mind, and we seek to optimize performance, reliability, manageability, design and security. In addition to our traditional PC business, we also have a portfolio of thin client offerings that we believe will allow us to benefit from the growth trends in cloud computing. CSG hardware and services also provide the architecture to enable the Internet of Things and connected ecosystems to securely and efficiently capture massive amounts of data for analytics and actionable insights for customers. CSG also offers attached services, including support and deployment, configuration, and extended warranty services. For Fiscal 2018, CSG generated net revenue of approximately $39.2 billion and operating income of approximately $2.0 billion.

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VMware (NYSE: VMW) provides compute, management, cloud, networking and security, storage, mobility and other end-user computing infrastructure software to businesses that provides a flexible digital foundation for the applications that empower businesses to serve their customers globally. VMware has continued to broaden its product and solution offerings beyond software-defined compute software to enable customers to modernize data centers, integrate public clouds, transform networking and security and empower digital workspaces. For Fiscal 2018, the VMware reportable segment within Dell Technologies generated net revenue of approximately $8.0 billion and operating income of approximately $2.8 billion. As of October 15, 2018, Dell Technologies owned approximately 81% of VMware.

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Pivotal (NYSE: PVTL) provides a leading cloud-native platform that makes software development and IT operations a strategic advantage for customers. Pivotal’s cloud-native platform, Pivotal Cloud Foundry, accelerates and streamlines software development by reducing the complexity of building, deploying and operating new cloud-native applications and modernizing legacy applications. As of October 15, 2018, Dell Technologies owned approximately 65% of Pivotal, including through VMware.

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SecureWorks (NASDAQ: SCWX) is a leading global provider of intelligence-driven information security solutions singularly focused on protecting its clients from cyber attacks. SecureWorks’s solutions enable organizations of varying size and complexity to fortify their cyber defenses to prevent security breaches, detect malicious activity in near real time, prioritize and respond rapidly to security incidents and predict emerging threats. As of October 15, 2018, Dell Technologies owned approximately 86% of SecureWorks.

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RSA Security provides essential cybersecurity solutions engineered to enable organizations to detect, investigate and respond to advanced attacks, confirm and manage identities and, ultimately, help reduce IP theft, fraud and cybercrime. Dell Technologies owns 100% of RSA Security.

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Virtustream offers cloud software and infrastructure-as-a-service solutions that enable customers to migrate, run and manage mission-critical applications in cloud-based IT environments, which is a key element of our strategy to help customers support their applications in a variety of cloud-native environments. Dell Technologies owns 100% of Virtustream.

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Boomi specializes in cloud-based integration, connecting information between existing on-premise and cloud-based applications to ensure that business processes are optimized, data is accurate and workflow is reliable. Dell Technologies owns 100% of Boomi.

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Dell Financial Services (DFS) supports our businesses by offering and arranging various financing options and services for our customers in North America, Europe, Australia and New Zealand. Dell Financial Services originates, collects and services customer receivables primarily related to the purchase of our product, software and service solutions. Dell Financial Services further strengthens our customer relationships through its flexible consumption models, which enable us to offer our customers the option to pay over time and, in certain cases, based on utilization, providing them with financial flexibility to meet their changing technological requirements. Dell Financial Services’ offerings are initially funded through cash on hand at the time of origination, most of which is subsequently replaced with third-party financing. As a result, while the initial funding is reflected as an impact to cash flows from operations, it is largely subsequently offset by cash flows from financing. For Fiscal 2018, Dell Financial Services had new financing originations of $6.3 billion and, as of August 3, 2018, had $8.2 billion of total net financing receivables.

ISG, CSG and VMware constitute our reportable segments. Our “Other businesses,” which include Pivotal, SecureWorks, RSA Security, Virtustream and Boomi, do not meet the requirements for a reportable segment. For Fiscal 2018 and for the six months ended August 3, 2018, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi generated aggregate net revenue of approximately $2.2 billion and $1.2 billion, respectively, and had an aggregate operating loss of $125 million and $99 million, respectively.

We have increased coordination of the operations and strategies of our businesses, while maintaining their independence to ensure operational flexibility. We believe this approach has resulted in distinct competitive and financial advantages, including:

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Ability to provide integrated solutions to meet our customers’ evolving technology needs: Through our coordinated R&D activities, we are able to jointly engineer leading innovative solutions that incorporate the distinct set of hardware, software and services capabilities across our businesses. Some examples include:

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Our VxRail and VxRack hyper-converged products, which were created by combining our best-of-breed software-defined data center layers from VMware with our industry-leading x86 servers and storage. As a result, we have become the leader in hyper-converged infrastructure solutions and have achieved triple-digit growth in sales of our VxRail and VxRack hyper-converged offerings.

•	Our commitment to utilizing VMware’s vSAN software stack for storage orchestration and virtualization and VMware’s NSX software solution for networking and security orchestration and virtualization.

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The Pivotal-VMware Cloud-Native Stack, which is a single, integrated solution that provides a complete cloud-native software stack through a combination of Pivotal Cloud Foundry and VMware Photon Platform technologies.

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Creation of cross-selling opportunities and revenue synergies: We leverage our differentiated go-to-market model to drive incremental revenue across our businesses. For example, VMware generated approximately $400 million of incremental annual bookings synergies in Fiscal 2018 with Dell Technologies and expects to realize an estimated $700 million of incremental annual bookings synergies in Fiscal 2019. In addition, new financing originations by Dell Financial Services increased by 40% from Fiscal 2017 to Fiscal 2018, and by 33% for the six months ended August 3, 2018 compared to the six months ended August 4, 2017, primarily as a result of increased offerings related to customer purchases of products and services from the businesses acquired as part of the EMC merger.

Our Market Opportunity

We believe that successfully navigating digital transformation is essential to all businesses, from Global Fortune 500 companies to governmental institutions, non-profit organizations and small and medium-sized businesses. Digital transformation in turn is enabled by three other key transformations: workforce transformation; security transformation; and, most important, IT infrastructure transformation. In addition, the confluence of transformative IT trends such as multi-cloud environments, edge computing and the Internet of Things, ubiquitous connectivity through broadband and 5G, and artificial intelligence and machine learning, has transformed the way we use data. These trends have resulted in an acceleration in IT spending, which is expected to increase by 37.5% from $2.4 trillion in 2017 to $3.3 trillion in 2021, driven by an approximately $1.0 trillion expected increase in IT spending associated with digital transformation, alongside steady demand for traditional IT infrastructure solutions. We believe that this will give rise to increased demand for IT solutions, as described below:

•	Transforming and Modernizing IT Infrastructure: Multi-Cloud Solutions. Enterprise customers are increasingly focused on digital transformation, which necessitates the transformation and modernization of their traditional data center infrastructure in order to optimize their IT operations. This has resulted in increased demand for next-generation IT architectures and technologies such as hybrid cloud solutions, which consist of a mix of on- and off-premise IT infrastructure and software. Hybrid cloud solutions combine the control and security of on-premise infrastructure with the scalability and flexibility of off-premise cloud platforms. According to an IDC report, 72% of respondents have already adopted a multi-cloud approach and 81% of respondents have repatriated some portion of their workloads from the public cloud back to a private cloud or on-premise environment to address cost and security concerns. Further, IT organizations are increasingly focused on software-defined compute, networking, storage and security offerings, which enhance the responsiveness and efficiency of modern data center infrastructure to changing operating conditions and business needs. This has caused a substantial shift in customer demand from building and assembling IT platforms to purchasing cloud-ready scalable integrated IT solutions, such as converged and hyper-converged infrastructure, as customers seek to accelerate their digital transformation and enable modern IT environments.

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Managing Exponential Growth of Data: Innovative IT Solutions. The rapid growth in digital data continues to challenge IT departments as businesses seek to store, manage and use such data. Organizations of all sizes seek to gain insights and competitive advantages through the real-time investigation of data by employing analytical methods, including artificial intelligence or machine learning techniques. The retention, processing and analysis of increasing quantities of digital data necessitate new computing, networking, storage and security resources, which creates significant demand for innovative data center infrastructure products, services and applications.

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Enabling Productivity for the Next-Generation Workforce: End-User and Infrastructure Solutions. Today’s workforce expects to be able to work and stay connected regardless of where they are physically located, and businesses across all segments now seek to enable and connect their increasingly mobile workforce from anywhere in the world and at any time. This new focus on constant connectivity puts significant strain on our customers’ data center infrastructure. In addition, our customers are focused on ensuring that the tools and technology they offer the workforce enable productivity and collaboration in a natural, seamless way. These changing expectations are driving demand for digital workspace solutions, management and support solutions and data security solutions.

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Protecting Against Evolving Security Threats: IT Security Solutions. The transformation of traditional data center infrastructure and applications to hybrid cloud and software-based solutions, the exponential growth of digital data and the demand for ubiquitous connectivity, as well as the pervasiveness and increasing sophistication of cyber attacks all drive the growing demand for IT security solutions.

Industry Outlook

With the IT industry projected to grow at an 8% compound annual growth rate, referred to as CAGR, from $2.4 trillion in 2018 to $3.3 trillion in 2021, as a result of the trends described above, we see significant opportunity for growth across both traditional and emerging technologies. For example:

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The hyper-converged infrastructure segment is expected to grow at a 30% CAGR from $4 billion in 2017 to $11 billion in 2021. By comparison, we have been experiencing triple-digit growth in sales of our VxRail and VxRack hyper-converged solutions, which were introduced to the market in early 2016.

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The x86 server segment is projected to grow at a 10% CAGR from $62 billion in 2017 to $91 billion in 2021. In contrast, our server revenue as published by IDC grew by 23% in calendar year 2017 and 52% year-over-year in the first half of calendar year 2018. We expect to continue to outperform the overall segment.

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The virtualization software segment – including software-defined compute software, software-defined storage, software-defined networking and client computing – is expected to grow at a 12% CAGR from $20 billion in 2017 to $30 billion in 2021.

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The external storage segment is expected to grow at a 2% CAGR from $24 billion in 2017 to $27 billion in 2021. However, we believe we will be able to gain meaningful share in the segment, as we benefit from the actions we have taken to reinvigorate our storage business and continue to leverage our leading position in higher-growth areas such as all-flash arrays.

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The PC industry is expected to grow at a 1% CAGR from $183 billion in 2017 to $190 billion in 2021, with demand buoyed by the release of new operating systems and the end-of-life of support for older operating systems. The PC industry has experienced ongoing consolidation over the last six years, during which time the aggregate share of the largest three PC vendors, including Dell Technologies, has increased from 42% to 64%. We expect we will continue to gain industry share due, in part, to this ongoing consolidation trend.

Our Strengths

We believe the following competitive strengths have been instrumental to our performance and position us for future success:

Leader in Large and Attractive Industry Categories. We are a global leader in the hyper-converged infrastructure, x86 server, software-defined compute software, storage and PC segments, which have a combined market size of $322 billion in 2018. Our industry leadership positions, based on the most recent relevant period, include:

Industry	Global Rank
Hyper-converged infrastructure	#1
x86 servers	#1
Software-defined compute software	#1
External storage solutions	#1
PCs (by reported revenue) (1)	#1
PCs (by units)	#3

(1)	Based on Company analysis. Reflects the overall PC business, which includes software, services and peripherals (excluding printers and ink) that attach to sales of PC units.

Since the announcement of the going-private transaction in February 2013, we have increased share in the global PC industry year-over-year for 22 consecutive quarters, achieving our highest ever PC industry share. We also have become the global industry leader in x86 servers and external storage. Our share in external storage is as large as that of the two next largest competitors combined. In addition, we hold #1 positions across all key storage categories, including high-end, mid-range and entry external storage, all-flash storage arrays and storage-related data protection products. We also have strong positions in emerging technologies such as software-defined storage and networking, cloud-native application development, cloud-based application and data integration and cybersecurity through VMware, Pivotal, Boomi, SecureWorks and RSA Security.

Integrated, End-to-End Technology Provider at Scale. Dell Technologies offers a comprehensive portfolio of essential technology from the edge to the core to the cloud and provides customers with exceptional products and solutions that meet a diverse range of workloads and applications that can be further customized to meet a customer’s particular needs. Through our strategically aligned family of businesses, we offer customers integrated solutions that are easily deployed and supported by a single framework that significantly enhances the customer experience. We support our offerings with robust financing alternatives through Dell Financial

Services, which provides customers with the flexibility to meet their changing financial needs as their technology requirements continue to evolve. We believe our global scale and the breadth, depth and ease of use of our offerings differentiates us from our competitors.

Best-in-Class Go-to-Market Model. Our sales force comprises over 40,000 individuals across 72 countries complemented by a strong and growing global partner program that includes approximately 150,000 partners across 180 countries. Our direct distribution business model emphasizes direct communication, which builds deeper relationships with customers and provides us with significant cross-selling and up-selling opportunities. The success of our differentiated go-to-market approach and channel program is evidenced by the fact that in Fiscal 2018, 97% of our top 500 customers purchased products and services from at least two of the three of historical Dell, historical EMC and VMware. In addition, during the first half of Fiscal 2019, more than 80 customers purchased in excess of $40 million of our products and services. We will continue to capitalize on our best-in-class, integrated go-to-market model to drive revenue growth.

Strong Cash Flow Generation from Diversified and Recurring Revenue Streams. We have consistently generated strong free cash flows due to our diversified and recurring revenue streams, low capital expenditure requirements, global supply chain capabilities and efficient cash conversion cycle. Our revenues are highly diversified with respect to customers, geographies and products. We serve 99% of Fortune 500 companies, in addition to other large global and national corporate businesses, public institutions and small and medium-sized businesses, as well as retail customers across the world. Recurring and re-occurring revenue streams – such as software maintenance, extended warranty services and our flexible consumption offerings – also represent a growing portion of our total revenue. As a result, our deferred revenues have increased from $17.8 billion at the end of Fiscal 2017 to $20.8 billion at the end of Fiscal 2018 and $21.7 billion as of August 3, 2018. In addition, we have a proven track record of increasing cash flow generation by reducing operating costs and realizing operating efficiencies. Our cash flows from operating activities for Fiscal 2018 and the six months ended August 3, 2018 were $6.8 billion and $3.8 billion, respectively. Cash on hand is used to initially fund DFS financing receivables, of which a majority is subsequently offset through third-party financing. Excluding the impact of financing receivables on cash flows from operations, our cash flow from operations would have been $8.5 billion and $4.5 billion for Fiscal 2018 and the six months ended August 3, 2018, respectively.

Experienced Management Team. Dell Technologies is led by a committed and highly experienced management team with an average of 24 years of experience in the IT industry. Our management team has a deep understanding of changing industry trends, customer needs and innovative technologies and a proven track record of executing upon strategies in a dynamic marketplace to achieve profitable growth, including leading our company through a successful transformation of its business. Following the Class V transaction, our management team will remain unchanged. Michael Dell, our founder and Chief Executive Officer, will continue to lead the Company as chairman and Chief Executive Officer, together with Tom Sweet as our Chief Financial Officer, Jeff Clarke as our Vice Chairman of Products and Operations, Marius Haas as our President and Chief Commercial Officer, Bill Scannell as our President of Global Enterprise Sales at Dell EMC and Howard Elias as our President of Services Digital and IT. Our management team has significant stock ownership in, and is committed to the success of, Dell Technologies. We believe our management team has the vision and experience to successfully implement our business strategies to achieve sustainable, long-term growth.

Our Strategies

Our objective is to become the leading and essential IT infrastructure company – from the edge to the core to the cloud – both for traditional and emerging IT infrastructure solutions. We intend to accomplish our goal by leading businesses through digital, IT infrastructure, workforce and security transformation, as well as the consolidation of the core infrastructure markets in which we compete. We believe that executing on the following will enable us to achieve our objective:

Expand our Leadership Position. We are focused on profitably leveraging our expansive portfolio of industry-leading IT hardware, software and services solutions to expand our preeminent position by:

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Providing a Broad Portfolio of Technology Solutions. Dell Technologies offers a broad range of integrated and innovative IT hardware, software and services solutions that meet the diverse needs of our customers across different industry segments and empower our customers to optimize their IT operations. We will continue to expand our extensive portfolio to enable our customers to simplify the purchasing process, ensure hardware and software compatibility and provide an integrated user experience.

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Broadening our Customer Reach. We intend to expand both the breadth and depth of our customer relationships by investing in our sales force and leveraging our successful go-to-market engine to continue our upselling and cross-selling of products and services to existing customers.

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Expanding Our Geographic Footprint. We are focused on strategically expanding our international presence. Dell Technologies has strong brand recognition in many countries and we aim to continue expanding our sales coverage and investing in localized R&D to capitalize on regional growth trends.

Develop and Commercialize Innovative Technologies. We have a strong track record of driving innovation. Over the past three fiscal years, we have invested more than $12 billion in R&D (including EMC’s R&D expenditures before the EMC merger) and expect to continue to invest approximately $4.5 billion in R&D annually. Through our commitment to innovation and R&D, and by capitalizing on the best technologies and products from across our portfolio, we believe we will be able to develop and commercialize next-generation IT solutions and capture a greater share of customers’ growing IT expenditures. For example, we will leverage our leading compute and storage capabilities, Virtustream’s and Pivotal’s next-generation cloud technologies, VMware’s virtualization expertise and SecureWorks’ strength in cybersecurity to develop integrated IT solutions that address our customers’ rapidly evolving technology needs. We will focus on strategic growth areas, such as hyper-converged infrastructure and other next-generation technologies.

Leverage our Economies of Scale. We intend to derive benefits from our global scale to drive profitable growth by taking advantage of our:

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Aggregated Purchasing Power and Procurement Capabilities. We believe that our global supply chain of local, regional and international suppliers and significant procurement scale will enable us to continue to offer high-quality products with attractive margins at competitive prices.

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Global Logistics Platform and Expanded Manufacturing and Distribution Footprint. We have 25 Company-owned and contract manufacturing locations, approximately 50 distribution and configuration centers and approximately 900 parts distribution centers globally. We intend to leverage our multi-mode logistics platform and expansive manufacturing and distribution network for the cost- and time-efficient manufacture and delivery of products and parts to our customers located across the world.

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Expansive Sales Force and Customer Service Capabilities. In addition to our 40,000-person sales force, we have over 30,000 full-time customer service and support employees who speak more than 40 languages and approximately 2,200 service centers supported by more than 25 repair facilities globally.

We believe these factors will enable us to continue to profitably deliver high-quality solutions and services with compelling value at lower costs.

Focus on De-Leveraging to Achieve Corporate Investment Grade Credit Ratings and Further Enhance Financial Flexibility. One of our long-term objectives is to reduce indebtedness to achieve and maintain corporate investment grade credit ratings. Since the EMC merger closed in September 2016, we have repaid approximately $13.7 billion of gross debt, excluding debt related to Dell Financial Services. We intend to continue to execute a disciplined capital allocation process by paying down debt while continuing to invest in our businesses. We have repaid $3.7 billion of gross debt so far in Fiscal 2019 and expect to repay an additional $0.8 billion by the end of the fiscal year. Following our announcement of the Class V transaction, Moody’s, S&P and Fitch have all held credit ratings constant for both Dell Technologies and VMware debt. We are committed to achieving corporate investment grade credit ratings and believe that our strong operating cash flows will enable us to achieve our goal.

Selectively Pursue Opportunities for Strategic Acquisitions and Investments. We have demonstrated our ability to execute complementary acquisitions, such as the EMC merger, that have expanded our capabilities and accelerated the development of new and innovative technologies. We intend to continue to augment our organic growth by making disciplined acquisitions of businesses, technologies and products that strengthen our industry-leading positions, enhance our hardware, software and services portfolio and leverage our scale across the entire family of Dell Technologies businesses. In addition, we will continue to evaluate opportunities for strategic investments through our venture capital investment arm, Dell Technologies Capital, with a focus on emerging technology areas that are relevant to our family of businesses and that will complement our existing portfolio of solutions. We may also enter into joint ventures and alliances with selected partners to jointly develop and market new products, software and solutions.

Class V Transaction Overview

With our successful transformation and the significant momentum in our business, we believe that this is the right time for us to issue a new class of publicly traded common stock that reflects the full business and value of Dell Technologies. The Class V transaction will significantly simplify our capital structure and further align the interests of holders of all classes of Dell Technologies common stock. In particular, the transaction will afford Class V stockholders the opportunity to participate in the future value creation of Dell Technologies through ownership of the Class C Common Stock (at an exchange ratio of 1.3665 shares of Class C Common Stock for each share of Class V Common Stock), which, unlike the Class V Common Stock, reflects the entire business and all of the assets of Dell Technologies, or to receive $109 in cash for each share of Class V Common Stock (subject to a $9 billion cap and proration as described in this proxy statement/prospectus), representing a significant and immediate 29% premium to the closing price of the Class V Common Stock as of June 29, 2018, the last trading day before the transaction was announced, and a 22% premium to the all-time highest trading price of the Class V Common Stock prior to the announcement of the transaction. Upon the closing of the Class V transaction, the Class V Common Stock will be eliminated and the Class C Common Stock will be publicly listed and will trade on the NYSE.

The Class V transaction will not materially change how Dell Technologies operates today. Our focus will remain on long-term sustainable growth and generation of free cash flow. Our publicly traded subsidiaries will continue to operate and manage their businesses independently while remaining closely aligned with the broader Dell Technologies family of businesses.

Evaluation of the Class V Transaction and Alternative Business Opportunities

Dell Technologies formed a Special Committee of its board of directors, consisting of two independent and disinterested directors, to act solely on behalf of, and solely in the interests of, the Class V stockholders in evaluating the Class V transaction and considering alternative business opportunities. As part of their independent evaluation, which was conducted over a five-month period, the Special Committee retained independent financial and legal advisors, obtained a fairness opinion from Evercore, its independent financial advisor, sought independent analysis from DISCERN Analytics, Inc., or DISCERN, an independent industry expert, on key aspects of the strategy and financial model underlying the financial projections of Dell Technologies, which analysis is described under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections,” and also received feedback from more than 20 Class V stockholders representing nearly 40% of the outstanding shares of Class V Common Stock, which feedback is described under “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction.” Over the course of its evaluation, the Special Committee considered three other distinct business options to maximize Class V stockholder value, namely:

•	Maintaining the status quo with the existing ownership structure, under which our Class V Common Stock would remain outstanding;

•

Conducting an initial public offering of Class C Common Stock, following which the board of directors would have discretion to convert the Class V Common Stock into Class C Common Stock at a premium of 10%-20% to the then-current trading values, depending on the timing of the conversion; and

•

Engaging in a business combination transaction between Dell Technologies and VMware, subject to, among other conditions, approval by the VMware board of directors (including the separate approval of a committee of the VMware board of directors consisting solely of independent and disinterested directors).

Following this comprehensive evaluation and after extensive negotiations with Dell Technologies, the Special Committee determined that this transaction – a negotiated exchange with a cash election option that represents a significant and immediate 29% premium as described above – was in the best interests of the Class V stockholders and recommended that our board of directors approve the merger agreement and the Class V transaction. The merger agreement and the Class V transaction have been approved by the Special Committee and the Dell Technologies board of directors. The Special Committee and the Dell Technologies board of directors unanimously recommend that all Class V stockholders entitled to vote thereon vote in favor of the adoption of the merger agreement pursuant to which the Class V transaction will be effected.

See “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction” and “—Certain Financial Projections” for more details regarding the evaluation of the Class V transaction by the Special Committee.

Recent Developments

Since the announcement of the Class V transaction, the Company has conducted meetings with various Class V stockholders. In those meetings a number of Class V stockholders expressed concerns regarding the economic terms of the Class V transaction. The board of directors and the Special Committee continue to believe that the Class V transaction is in the best interests of the Class V stockholders and the Company remains committed to the Class V transaction. However, in light of such feedback and the continued strength of the Company’s financial and operational performance, in late September 2018, the Company began to re-evaluate an initial public offering of the Class C Common Stock as a potential contingency plan in the event that the Class V transaction is not consummated. As part of that evaluation, representatives of the Company and Silver Lake Partners recently met with certain investment banks to explore a potential initial public offering. The decision to explore a potential initial public offering was not the result of any specific feedback received from Class V stockholders regarding such a potential offering. If the Class V transaction is not consummated, there is no assurance that the board of directors will determine to proceed with an initial public offering of the Class C Common Stock.

On September 27, 2018, P. Schoenfeld Asset Management LP filed a notice of exempt solicitation with the SEC, attaching a letter to our board of directors and a presentation, pursuant to which it expressed concerns regarding economic terms of the Class V transaction.

On October 15, 2018, Carl C. Icahn and certain of his affiliates, collectively referred to herein as the Icahn stockholders, filed a Schedule 13D with the SEC, disclosing (i) that certain of such affiliates have acquired, or may acquire pursuant to forward contracts, in the aggregate, approximately 8.3% of the outstanding Class V Common Stock, all of which may be deemed to be beneficially owned by Carl C. Icahn, and (ii) the Icahn stockholders’ opposition to the Class V transaction and their intention to solicit Dell Technologies’ stockholders to vote against all proposals contained in this proxy statement/prospectus. For more information regarding beneficial ownership of the Class V Common Stock by the Icahn stockholders, see “Security Ownership of Certain Beneficial Owners and Management,” including note 18 to the beneficial ownership table. In furtherance of its stated intentions, on October 16, 2018, the Icahn stockholders filed a preliminary proxy statement with the SEC opposing the Class V transaction and soliciting votes of the Class V stockholders in opposition to all proposals contained in this proxy statement/prospectus.

Ownership and Corporate Structure

The following chart illustrates the legal ownership, economic interest and corporate structure with respect to the Company and VMware as of October 15, 2018 (1) prior to the Class V transaction and (2) on a pro forma basis giving effect to the Class V transaction (assuming that all Class V stockholders elect to receive shares of Class C Common Stock) as though it had been completed as of such date.

Current Structure Prior to the Class V Transaction	Pro Forma Structure Giving Effect to the Class V Transaction

(1)	Represents economic interest.
(2)	Represents voting power.
(3)

Represents the economic interest in the Class V Group that is attributable to the DHI Group. As of October 15, 2018, approximately 331 million shares of VMware common stock were held by the Class V Group, of which approximately 38.9% was attributable to the DHI Group.

(4)

As of October 15, 2018, the approximately 331 million shares of VMware common stock held by the Class V Group represented approximately 80.8% of the total outstanding VMware common stock. As indicated above, as of such date, approximately 38.9% of the Class V Group was attributable to the DHI Group and approximately 61.1% of the Class V Group was attributable to the holders of Class V Common Stock.

(5)	We have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction.
(6)

Assumes that all Class V stockholders elect to receive shares of Class C Common Stock. If Class V stockholders elect in the aggregate to receive $9 billion or more of cash, holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would hold approximately 56.2% of the economic interest and 72.5% of the voting power, 18.8% of the economic interest and 24.3% of the voting power and 25.0% of the economic interest and 3.2% of the voting power, respectively, of the outstanding shares of our common stock.

Corporate Information

Dell Technologies Inc. is a holding company that conducts its business operations through Dell Inc. and its direct and indirect subsidiaries. Dell Technologies’ principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell Technologies’ website address is www.delltechnologies.com. The information contained in, or that may be accessed through, Dell Technologies’ website is not incorporated into this proxy statement/prospectus.

Summary Historical and Pro Forma Financial and Other Data

The following tables present the Company’s summary historical consolidated financial data.

The consolidated balance sheet data as of February 2, 2018 and February 3, 2017 and the summary consolidated results of operations and cash flow data for the fiscal years ended February 2, 2018 and February 3, 2017 have been derived from the Company’s audited consolidated financial statements included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of August 3, 2018 and the consolidated results of operations and cash flow data for the six months ended August 3, 2018 and August 4, 2017 have been derived from the Company’s unaudited consolidated financial statements included in the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC and incorporated by reference into this proxy statement/prospectus. The summary historical consolidated financial data as of and for the six months ended August 3, 2018 and August 4, 2017 are unaudited, but include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data.

The consolidated results of EMC are included in the Company’s consolidated results for Fiscal 2018, the portion of Fiscal 2017 subsequent to the closing of the EMC merger on September 7, 2016 and the six months ended August 3, 2018 and August 4, 2017. As a result of the EMC merger, the Company’s results of operations, comprehensive income (loss) and cash flows for periods subsequent to the closing of the EMC merger are not directly comparable to the results of operations, comprehensive income (loss) and cash flows for periods prior to the closing of the EMC merger, as the results of the acquired businesses are only included in the consolidated results of the Company from the date of acquisition.

As disclosed in the Company’s quarterly report on Form 10-Q for the quarterly period ended May 4, 2018, the Company adopted the new accounting standards for revenue recognition set forth in ASC 606, “Revenue From Contracts With Customers,” using the full retrospective method. On August 6, 2018, the Company filed a current report on Form 8-K to present the Company’s audited consolidated financial statements for the fiscal years ended February 2, 2018 and February 3, 2017 on a basis consistent with the new revenue standard. In addition, the consolidated statements of cash flows for the fiscal years ended February 2, 2018 and February 3, 2017 have been recast in accordance with the new accounting standards as set forth in ASC 230, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” and “Statement of Cash Flows—Restricted Cash,” which the Company adopted during the three months ended May 4, 2018.

The summary historical consolidated financial data presented below are not necessarily indicative of the results to be expected for any future period. The summary historical consolidated financial data do not reflect the capital structure of the Company following the completion of the Class V transaction and are not indicative of results that would have been reported had the transactions contemplated by the merger agreement and the Class V transaction occurred as of the dates indicated.

The summary historical consolidated financial data presented below should be read in conjunction with “Selected Historical Consolidated Financial Data” included elsewhere in this proxy statement/prospectus and the Company’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference herein.

	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017(a)
	(in millions, except per share data)
Results of Operations and Cash Flow Data:
Net revenue	$44,298	$37,521	$79,040	$62,164
Gross margin	$12,001	$9,425	$20,537	$13,649
Operating expense	$12,167	$11,362	$22,953	$16,039
Operating loss	$(166)	$(1,937)	$(2,416)	$(2,390)
Loss from continuing operations before income taxes	$(1,091)	$(3,054)	$(4,769)	$(4,494)
Loss from continuing operations	$(999)	$(1,942)	$(2,926)	$(3,074)
Cash flows from operating activities	$3,792	$2,105	$6,843	$2,367
Earnings (loss) per share attributable to Dell Technologies Inc.:
Continuing operations—Class V Common Stock—basic	$3.97	$1.60	$1.63	$1.36
Continuing operations—DHI Group—basic	$(3.39)	$(3.94)	$(5.61)	$(7.19)
Continuing operations—Class V Common Stock—diluted	$3.91	$1.59	$1.61	$1.35
Continuing operations—DHI Group—diluted	$(3.40)	$(3.95)	$(5.62)	$(7.19)
Number of weighted-average shares outstanding:
Class V Common Stock—basic	199	205	203	217
DHI Group—basic	568	566	567	470
Class V Common Stock—diluted	199	205	203	217
DHI Group—diluted	568	566	567	470

	As of
	August 3, 2018	February 2, 2018	February 3, 2017
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$15,312	$13,942	$9,474
Total assets	$123,381	$124,193	$119,672
Short-term debt	$9,144	$7,873	$6,329
Long-term debt	$40,414	$43,998	$43,061
Total Dell Technologies Inc. stockholders’ equity	$8,563	$11,719	$14,757
Other Key Metrics:
Cash, cash equivalents and short-term investments	$17,816	$16,129	$11,449
Core debt(b):
Senior secured credit facilities and first lien notes(c)	$30,459	$30,595	$31,638
Unsecured notes and debentures(d)	$1,952	$2,452	$2,453
Senior notes(e)	$3,250	$3,250	$3,250
EMC notes(f)	$3,000	$5,500	$5,500
DFS allocated debt(g)	$(1,563)	$(1,892)	$(1,675)

Total core debt	$37,098	$39,905	$41,166
DFS related debt(h)
DFS debt(i)	$5,586	$4,796	$3,464
DFS allocated debt(g):	$1,563	$1,892	$1,675

Total DFS related debt	$7,149	$6,688	$5,139

Other debt(j)	$2,057	$2,054	$4,051
Unrestricted subsidiary debt(k)	$4,000	$4,047	—

Total debt, principal amount	$50,304	$52,694	$50,356

Total debt, principal amount excluding unrestricted subsidiary debt	$46,304	$48,647	$50,356

	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017(a)
	(in millions)
Other Financial Data:
Non-GAAP net revenue(l)	$44,665	$38,211	$80,309	$63,316
Non-GAAP gross margin(l)	$13,985	$12,060	$25,668	$17,481
Non-GAAP operating expenses(l)	$9,851	$8,769	$17,896	$11,534
Non-GAAP operating income(l)	$4,134	$3,291	$7,772	$5,947
Non-GAAP net income from continuing operations(l)	$2,523	$1,873	$4,370	$3,322
EBITDA(m)	$3,679	$2,417	$6,218	$2,450
Adjusted EBITDA(m)	$4,842	$3,975	$9,134	$6,775
Levered Free Cash Flow(n)	$3,071	$1,357	$5,262	$1,461

(a)	The fiscal year ended February 3, 2017 included 53 weeks.
(b)	Core debt consists of the total principal amount of our debt less (i) DFS related debt, (ii) other debt and (iii) unrestricted subsidiary debt.
(c)	Comprises debt under our senior secured credit facilities and our senior secured notes issued in connection with the EMC merger.

(d)	Represents debt under the unsecured notes and debentures that were issued prior to the going-private transaction.
(e)	Represents the unsecured senior notes issued in connection with the EMC merger.
(f)	Represents the senior notes issued by EMC prior to the EMC merger.
(g)	We approximate the amount of our DFS allocated debt by applying a 7:1 debt to equity ratio to our financing receivables balance, based on the underlying credit quality of the assets.
(h)

See note 5 of the notes to the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 for more information about our DFS related debt.

(i)

DFS debt primarily represents debt from our securitization and structured financing programs. To fund expansion of the DFS business, we balance the use of our securitization and structured financing programs with other sources of liquidity.

(j)

As of August 3, 2018 and February 2, 2018, other debt primarily consisted of our $2.0 billion margin loan facility due April 2022. As of February 3, 2017, other debt primarily consisted of our $2.5 billion senior margin bridge facility due September 2017 and $1.5 billion senior secured note bridge facility due September 2017, each of which were repaid during Fiscal 2018.

(k)

Primarily represents the debt of VMware (including the VMware Notes), Pivotal and their respective subsidiaries, each of which is an unrestricted subsidiary for purposes of the existing debt of Dell Technologies. Neither Dell Technologies nor any of its subsidiaries, other than VMware, is obligated to make payment on the VMware Notes.

(l)

Non-GAAP net revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP net income from continuing operations are not measurements of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference into this proxy statement/prospectus, for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus.

The following table presents a reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP measure for the periods indicated:

	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017(1)
	(in millions)
Net revenue	$44,298	$37,521	$79,040	$62,164
Non-GAAP adjustment:
Impact of purchase accounting	367	690	1,269	1,152

Total non-GAAP adjustments	367	690	1,269	1,152

Non-GAAP net revenue	$44,665	$38,211	$80,309	$63,316

Gross margin	$12,001	$9,425	$20,537	$13,649
Non-GAAP adjustments:
Amortization of intangibles	1,428	1,870	3,694	1,653
Impact of purchase accounting	378	713	1,312	1,979
Transaction-related expenses	137	17	24	43
Other corporate expenses	41	35	101	157

Total non-GAAP adjustments	1,984	2,635	5,131	3,832

Non-GAAP gross margin	$13,985	$12,060	$25,668	$17,481

Operating expenses	$12,167	$11,362	$22,953	$16,039
Non-GAAP adjustments:
Amortization of intangibles	(1,620)	(1,646)	(3,286)	(2,028)
Impact of purchase accounting	(59)	(116)	(234)	(287)
Transaction-related expenses	(133)	(312)	(478)	(1,445)
Other corporate expenses	(504)	(519)	(1,059)	(745)

Total non-GAAP adjustments	(2,316)	(2,593)	(5,057)	(4,505)

Non-GAAP operating expenses	$9,851	$8,769	$17,896	$11,534

Operating loss	$(166)	$(1,937)	$(2,416)	$(2,390)
Non-GAAP adjustments:
Amortization of intangibles	3,048	3,516	6,980	3,681
Impact of purchase accounting	437	829	1,546	2,266
Transaction-related expenses	270	329	502	1,488
Other corporate expenses	545	554	1,160	902

Total non-GAAP adjustments	4,300	5,228	10,188	8,337

Non-GAAP operating income	$4,134	$3,291	$7,772	$5,947

Net loss from continuing operations	$(999)	$(1,942)	$(2,926)	$(3,074)
Non-GAAP adjustments:
Amortization of intangibles	3,048	3,516	6,980	3,681
Impact of purchase accounting	437	829	1,546	2,266
Transaction-related expenses	270	329	502	1,485
Other corporate expenses	545	554	1,160	902
Aggregate adjustment for income taxes	(778)	(1,413)	(2,892)	(1,938)

Total non-GAAP adjustments	3,522	3,815	7,296	6,396

Non-GAAP net income from continuing operations	$2,523	$1,873	$4,370	$3,322

(1)	The fiscal year ended February 3, 2017 included 53 weeks.

(m)

EBITDA and Adjusted EBITDA are not measurements of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference into this proxy statement/prospectus, for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations for the periods indicated:

	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017(1)
	(in millions)
Net loss from continuing operations	$(999)	$(1,942)	$(2,926)	$(3,074)
Adjustments:
Interest and other, net(2)	925	1,117	2,353	2,104
Income tax provision (benefit)	(92)	(1,112)	(1,843)	(1,420)
Depreciation and amortization	3,845	4,354	8,634	4,840

EBITDA	$3,679	$2,417	$6,218	$2,450

EBITDA	$3,679	$2,417	$6,218	$2,450
Adjustments:
Stock-based compensation expense	415	409	$835	$392
Impact of purchase accounting(3)	367	692	1,274	1,898
Transaction-related expenses(4)	251	329	502	1,525
Other corporate expenses(5)	130	128	305	510

Adjusted EBITDA	$4,842	$3,975	$9,134	$6,775

(1)	The fiscal year ended February 3, 2017 included 53 weeks.
(2)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interest and Other, Net” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference into this proxy statement/prospectus for more information on the components of interest and other, net.

(3)	This amount includes the non-cash purchase accounting adjustments related to the EMC merger and the going-private transaction.
(4)	Transaction-related expenses consist of acquisition, integration and divestiture related costs.
(5)	Consists of severance and facility action costs.

(n)

Levered Free Cash Flow is not a liquidity measure prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference into this proxy statement/prospectus, for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus.

The following table presents a reconciliation of Levered Free Cash flow to cash flows from operating activities for the periods indicated:

	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017(1)
	(in millions)
Cash flows from operating activities	$3,792	$2,105	$6,843	$2,367
Adjustments:
Capital expenditures(2)	(561)	(561)	(1,212)	(699)
Capitalized software development costs	(160)	(187)	(369)	(207)

Levered Free Cash Flow	$3,071	$1,357	$5,262	$1,461

(1)	The fiscal year ended February 3, 2017 included 53 weeks.
(2)	Includes capital expenditures for property, plant and equipment.

The following tables present summary unaudited pro forma condensed consolidated financial data for the Company as of the dates and for the periods indicated. The unaudited pro forma condensed consolidated statements of loss for the six months ended August 3, 2018 and the fiscal year ended February 2, 2018 give effect to the transactions contemplated by the merger agreement and the Class V transaction as if they had occurred on February 4, 2017, the first day of the fiscal year ended February 2, 2018. The unaudited pro forma condensed consolidated statement of financial position gives effect to the transactions contemplated by the merger agreement and the Class V transaction as if they had occurred on August 3, 2018. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The summary unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the merger agreement and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

	Six Months Ended August 3, 2018
	Historical	Pro Forma— Maximum Cash Election (a)	Pro Forma— No Cash Election (b)
	(in millions, except per share amounts)
Results of Operations Data:
Net loss	$(999)	$(1,082)	$(1,082)
Net loss attributable to Dell Technologies Inc.	$(1,135)	$(1,202)	$(1,202)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$3.97	$—	$—
DHI Group	$(3.39)	$(1.65)	$(1.43)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$3.91	$—	$—
DHI Group	$(3.40)	$(1.68)	$(1.46)
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(c):
Class V Common Stock		$—	$—
DHI Group		$2.86	$2.48
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(c):
Class V Common Stock		$—	$—
DHI Group		$2.72	$2.37

(a)	Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction.
(b)	Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction.

(c)

Adjusted pro forma earnings (loss) per share amounts are only presented on pro forma amounts. See tables below for the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share. Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc. is not a measurement of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus.

	As of August 3, 2018
	Historical	Pro Forma— Maximum Cash Election (a)	Pro Forma— No Cash Election(b)
	(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$15,312	$9,356	$18,356
Short-term investments	$2,504	$—	$—
Total current assets	$43,125	$34,665	$43,665
Long-term investments	$3,649	$1,026	$1,026
Total assets	$123,381	$112,298	$121,298
Total stockholders’ equity	$15,211	$4,128	$13,128

(a)	Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. In the event that holders of Class V Common Stock make cash elections in an aggregate amount of less than $9 billion, we plan to use such remaining cash (up to $9 billion) to repurchase shares of Class C Common Stock or pay down debt. The pro forma information presented above does not reflect any such use of cash, as it is not directly related to the Class V transaction.

	Fiscal Year Ended February 2, 2018
	Historical	Pro Forma— Maximum Cash Election(a)	Pro Forma— No Cash Election(b)
	(in millions, except per share amounts)
Results of Operations Data:
Net loss	$(2,926)	$(3,004)	$(3,004)
Net loss attributable to Dell Technologies Inc.	$(2,849)	$(2,912)	$(2,912)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$1.63	$—	$—
DHI Group	$(5.61)	$(4.01)	$(3.47)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$1.61	$—	$—
DHI Group	$(5.62)	$(4.02)	$(3.48)
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(c):
Class V Common Stock		$—	$—
DHI Group		$5.35	$4.64
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(c):
Class V Common Stock		$—	$—
DHI Group		$5.20	$4.52

(a)	Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction.
(b)	Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction.
(c)

Adjusted pro forma earnings (loss) per share amounts are only presented on pro forma amounts. See tables below for the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share. Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc. is not a measurement of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus.

The following table presents a reconciliation of pro forma net loss to adjusted pro forma net income attributable to Dell Technologies Inc. for each of the periods presented. The pro forma net loss and adjusted pro forma net income amounts are the same for both the maximum cash and no cash elections.

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Pro forma net loss	$(1,082)	$(3,004)
Less: Pro forma net income (loss) attributable to non-controlling interests	$120	$(92)

Pro forma net loss attributable to Dell Technologies Inc.	$(1,202)	$(2,912)
Total Non-GAAP adjustments	$3,522	$7,296
Less: Total Non-GAAP adjustments attributable to non-controlling interests	$235	$491

Adjusted pro forma net income attributable to Dell Technologies Inc.	$2,085	$3,893

The following table sets forth the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share for each of the periods presented:

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Adjusted Pro Forma Numerator: Adjusted Pro Forma Net Income Attributable to Dell Technologies Inc.
Adjusted pro forma net income—maximum cash election—basic	$2,085	$3,893
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(13)	$(27)
Adjusted pro forma net income—maximum cash election—diluted	$2,072	$3,866

Adjusted Pro Forma Numerator: Adjusted Pro Forma Net Income Attributable to Dell Technologies Inc.
Adjusted pro forma net income—no cash election—basic	$2,085	$3,893
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(13)	$(27)
Adjusted pro forma net income—no cash election—diluted	$2,072	$3,866

Adjusted Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding:
Weighted-average shares outstanding—historical—basic(b)	568	567
New shares of Class C Common Stock—basic(c)	160	160
Weighted-average shares outstanding—maximum cash election— basic	728	727
Incremental dilution from stock incentive plans(d)	33	16
Weighted-average shares outstanding—maximum cash election—diluted	761	743

Adjusted Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding:
Weighted-average shares outstanding—historical—basic(b)	568	567
New shares of Class C Common Stock—basic(c)	272	272
Weighted-average shares outstanding—no cash election—basic	840	839
Incremental dilution from stock incentive plans(d)	33	16
Weighted-average shares outstanding—no cash election—diluted	873	855

(a)

The incremental dilution from VMware represents the impact of VMware’s dilutive securities on the diluted earnings (loss) per share of the Company’s common stock and is calculated by multiplying the difference between VMware’s basic and diluted earnings (loss) per share by the number of shares of VMware common stock held by the Company.

(b)

Reflects shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock that were outstanding before giving effect to the transactions contemplated by the merger agreement and the Class V transaction.

(c)	See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for the calculation of new shares of Class C Common Stock to be issued in the Class V transaction.
(d)	The incremental dilution from stock incentive plans represents the impact of the potentially dilutive securities outstanding during the period, as calculated using the treasury stock method.

Class V Transaction Summary

The Companies (See page 101)

Dell Technologies Inc.

Dell Technologies Inc. is a leading global end-to-end technology provider, with a comprehensive portfolio of complementary IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi. Dell Technologies conducts its business operations through Dell Inc. and its direct and indirect subsidiaries.

Teton Merger Sub Inc.

Teton Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Dell Technologies. Merger Sub was incorporated on June 29, 2018 solely for the purpose of effecting the merger pursuant to which the Class V transaction will be completed. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Class V Transaction and the Merger Agreement (See pages 142 and 232)

The Class V Transaction (See page 142)

Dell Technologies is offering the Class V stockholders the option to elect to receive for each share of Class V Common Stock either (1) 1.3665 shares of Class C Common Stock or (2) $109 in cash, without interest, subject to proration. If a holder fails to properly elect which form of consideration to receive, such holder will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

The aggregate amount of cash consideration to be received by Class V stockholders in the Class V transaction may not exceed $9 billion. If holders of Class V Common Stock making cash elections elect in the aggregate to receive more than $9 billion in cash, such cash elections will be subject to proration, and a portion of the consideration such holders requested in cash will instead be received in the form of shares of Class C Common Stock. For additional information about proration, see “The Merger Agreement—Transaction Consideration and Elections” and “Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration.”

The Company expects to issue between approximately 272,420,782 shares of Class C Common Stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) and 159,590,507 shares of Class C Common Stock (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash). Following the Class V transaction, the Class V Common Stock will be delisted from the NYSE and cease to be publicly traded, and the Class C Common Stock will be listed on the NYSE under the symbol “DELL.”

The Class C Common Stock will be entitled to one vote per share with respect to matters to be voted upon by the stockholders of the Company and will represent an interest in Dell Technologies’ entire business and, unlike the Class V Common Stock, will not track the performance of any distinct assets or business.

The Merger Agreement (See page 232)

The Class V transaction will be implemented through the merger agreement, pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger

Sub will merge with and into Dell Technologies at the effective time of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease and Dell Technologies will continue as the surviving corporation of the merger.

Upon the closing of the merger, each share of Class V Common Stock that is issued and outstanding immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive, at the holder’s election, (1) 1.3665 shares of Class C Common Stock or (2) $109 in cash, without interest, subject to proration as described elsewhere in this proxy statement/prospectus.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and a copy of the amended and restated Company certificate, which is part of the merger agreement, is attached as Exhibit A to the merger agreement. You are urged to read the merger agreement (including the amended and restated Company certificate) in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “Proposal 1—Adoption of the Merger Agreement” and “The Merger Agreement.”

The Class V transaction will not be completed without the adoption of both the merger agreement and the amended and restated Company certificate by Dell Technologies stockholders. If the merger agreement and the amended and restated Company certificate are each adopted by our stockholders at the special meeting, we expect to complete the merger, pursuant to which the Class V transaction will be effected, promptly after the other conditions to the completion of the merger are satisfied or (to the extent legally permitted) waived in accordance with the merger agreement. As of the date of this proxy statement/prospectus, we expect to complete the merger and the Class V transaction during the fourth quarter of calendar year 2018. For additional information about the conditions that must be satisfied (or to the extent legally permitted) waived in accordance with the merger agreement prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is issued and outstanding immediately prior to the effective time of the merger will remain unaffected by the merger and will continue to be an issued and outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively.

Recommendation of the Special Committee (See page 169)

After consideration and consultation with its advisors, the Special Committee, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock, has unanimously determined that the merger is advisable and in the best interest of the holders of Class V Common Stock, and has unanimously approved the merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate, which proposes certain changes to the corporate governance structure of the Company in connection with the Class V transaction. For the factors considered by the Special Committee in reaching this decision and a more detailed discussion of the recommendation, see “Proposal 1—Adoption of the Merger Agreement—Recommendation of the Special Committee.”

Recommendation of the Board of Directors (See page 173)

After consideration and consultation with its advisors, the Dell Technologies board of directors has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders, and has unanimously approved the merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

The Dell Technologies board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, which proposes certain changes to the corporate governance structure of the Company in connection with the Class V transaction, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal. For the factors considered by the board of directors in reaching this decision and a more detailed discussion of the recommendation, see “Proposal 1—Adoption of the Merger Agreement—Recommendation of the Board of Directors.”

Opinion of Evercore Group L.L.C. (See page 177)

At a meeting of the Special Committee held on July 1, 2018, Evercore rendered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates).

The full text of Evercore’s written opinion, dated July 1, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Special Committee in connection with its evaluation of the Class V transaction. Evercore’s opinion did not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor did it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction or the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore’s opinion did not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V stockholder should vote or act in respect of the Class V transaction.

Opinion of Goldman Sachs & Co. LLC (See page 190)

Goldman Sachs delivered its opinion to Dell Technologies’ board of directors that, as of July 1, 2018 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement was fair from a financial point of view to Dell Technologies.

The full text of the written opinion of Goldman Sachs, dated July 1, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of Dell Technologies’ board of directors in connection with its consideration of the Class V transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Class V Common Stock or any other class of Dell Technologies common stock should vote with respect to the Class V transaction or any other matter. Pursuant to an engagement letter between Dell Technologies and Goldman Sachs, Dell Technologies has agreed to pay Goldman Sachs a transaction fee of $70 million, all of which is contingent upon consummation of the Class V transaction.

Special Cash Dividend by VMware (See page 203)

In connection with the merger agreement and the VMware Agreement, the board of directors of VMware declared a conditional $11 billion one-time special cash dividend pro rata to holders of VMware common stock. Immediately prior to the completion of the Class V transaction, subject to approval and the satisfaction of other conditions of the Class V transaction, as well as certain other conditions described below, VMware will pay the special cash dividend to its stockholders. Approximately $8.92 billion of the VMware cash dividend will be received by Dell Technologies and used to fund all or substantially all of the cash consideration paid to holders of the Class V Common Stock in the Class V transaction. Dell Technologies will fund any remaining cash consideration, which is not expected to be material, from cash on hand.

The payment of the VMware special dividend is conditioned on the satisfaction of a number of conditions, including, among others, that (1) the stockholders of the Company adopt the merger agreement on or prior to January 18, 2019, (2) the Company deliver an officer’s certificate stating, among other things, that all conditions to closing the merger set forth in the merger agreement and described in greater detail under “The Merger Agreement—Conditions to the Merger” (including stockholder adoption of the merger agreement and the amended and restated Company certificate) other than the payment of the VMware special dividend have been satisfied or (to the extent permitted by the merger agreement) irrevocably waived, (3) the board of directors of VMware and the VMware special committee have received an updated opinion from a nationally recognized expert addressing certain matters described in greater detail under “Proposal 1—Adoption of the Merger Agreement—Special Cash Dividend by VMware—Conditions to Payment” and (4) the board of directors of VMware and the VMware special committee have determined that VMware (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the VMware special dividend and meets certain solvency standards and all of VMware’s subsidiaries that must distribute cash or otherwise pass proceeds to VMware in order to enable VMware to pay the VMware special dividend meet all solvency and legal adequacy requirements to dividend, distribute, loan or otherwise transfer such cash amounts. See “Proposal 1—Adoption of the Merger Agreement—Special Cash Dividend by VMware—Conditions to Payment.”

Conditions to the Merger (See page 245)

The respective obligations of each party to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver by Dell Technologies and Merger Sub on or prior to the date closing occurs of the following conditions:

•

the adoption of the merger agreement and transactions contemplated thereby and the adoption of the amended and restated Company certificate, in each case, by the required vote of the Dell Technologies stockholders;

•	no injunction or other legal restraint prohibiting the merger is in effect, and no law has been adopted, enacted, issued, enforced, entered or promulgated that prohibits the merger;

•

as of the VMware special dividend payment date, the governing body of each Dell Technologies subsidiary through which proceeds of the VMware special dividend will pass to Dell Technologies must have determined that such subsidiary of Dell Technologies meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds that it will receive in accordance with the plan of distribution established by Dell Technologies, and the VMware special dividend must have been paid to Dell Technologies’ subsidiaries that are the holders of record of VMware common stock as of the VMware special dividend record date;

•

the registration statement of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

•	the shares of Class C Common Stock must have been approved for listing on the NYSE, subject only to official notice of issuance;

•

the representations and warranties of each of Dell Technologies and Merger Sub contained in the merger agreement must, in each case, be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger (unless expressly relating to any earlier date) and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect;

•

Dell Technologies must have performed in all material respects all obligations required to be performed by it under the merger agreement and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect;

•	since February 2, 2018, Dell Technologies must not have suffered an event or change that has had or would reasonably be expected to have a material adverse effect on Dell Technologies; and

•	since February 2, 2018, VMware must not have suffered an event or change that has had or would reasonably be expected to have a material adverse effect on VMware.

Termination of the Merger Agreement (See page 246)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the required stockholder approvals, under any of the following circumstances:

•	by mutual written consent of Dell Technologies (after receipt of the approval of the Special Committee) and Merger Sub;

•	by Dell Technologies (either at the direction of the Special Committee or at the direction of the Dell Technologies board of directors):

•	if the merger has not been consummated on or before January 31, 2019, subject to certain exceptions;

•

if any governmental entity has deemed applicable to the merger any law that prohibits or makes permanently illegal the consummation of the merger or issued a final nonappealable order permanently enjoining or otherwise prohibiting the merger, subject to certain exceptions;

•	if any required stockholder approval has not been obtained; or

•	if, prior to receipt of the stockholder approvals, the Special Committee has changed its recommendation with respect to the adoption of the merger agreement; or

•	by Dell Technologies (at the direction of the Special Committee):

•	if, prior to receipt of the required stockholder approvals, the Dell Technologies board of directors has changed its recommendation with respect to the adoption of the merger agreement; or

•

if Dell Technologies has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Merger Sub’s obligations to effect the merger and is incapable of being cured by Dell Technologies at least three business days prior to January 31, 2019, or, if capable of being so cured, is not cured by the earlier of (x) three business days prior to January 31, 2019, and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Special Committee.

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of Dell Technologies or Merger Sub under the merger agreement, except that certain provisions of the merger agreement, including those relating to the effects of termination, no recourse against third parties, governing law, jurisdiction, waiver of jury trial and specific performance, will survive such termination indefinitely.

Listing of Shares of Class C Common Stock and Delisting and Deregistration of Class V Common Stock (See page 225)

The merger agreement requires as a condition to closing that the Class C Common Stock be approved for listing on the NYSE upon the effective time of the merger, subject only to official notice of issuance. Accordingly, we have applied to have the shares of Class C Common Stock approved for listing on the NYSE under the symbol “DELL.”

If the Class V transaction is completed, there will no longer be outstanding any shares of Class V Common Stock, which are currently listed on the NYSE under the ticker symbol “DVMT.” Accordingly, the Class V Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act. Our other series of common stock that will be outstanding after the Class V transaction, consisting of our Class A Common Stock and the Class B Common Stock, will not be publicly traded. See “Proposal 1— Adoption of the Merger Agreement—Listing of Shares of Class C Common Stock and Delisting and Deregistration of Class V Common Stock.”

Other Agreements (See page 250)

Voting and Support Agreement

In connection with the execution of the merger agreement, the Company entered into a Voting and Support Agreement with the MSD Partners stockholders, the MD stockholders and the SLP stockholders. Subject to certain terms and conditions, these stockholders have agreed, among other things, to vote the shares of the Company’s common stock over which they have voting power in favor of the merger, the adoption of the merger agreement, the adoption of the amended and restated Company certificate and each of the other transactions contemplated by the merger agreement. Such stockholders collectively hold a majority of the outstanding Class A Common Stock and all of the outstanding Class B Common Stock, as well as a majority of the voting power of all series of common stock voting together as a single class. Holders of the Class C Common Stock are not entitled under the DGCL or the Company certificate to vote as a separate class on any of the Proposals. As a result, we expect both Proposal 1 and Proposal 2 to be adopted if they receive the required vote of the holders of outstanding shares of the Class V Common Stock (excluding shares held by affiliates of the Company) voting as a separate class.

Stockholders Agreements and Registration Rights Agreement

The MSD Partners stockholders, the MD stockholders and the SLP stockholders and the Company have agreed to amend, conditioned on and effective upon the consummation of the merger, certain existing stockholders agreements and the Registration Rights Agreement and to enter into the new MSD Partners Stockholders Agreement. The effect of these actions will be, among other matters, to (1) prohibit the MSD Partners stockholders, the MD stockholders and the SLP stockholders and other holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock from transferring such shares for 180 days after the consummation of the merger, subject to certain exceptions, and (2) terminate, as of the consummation of the merger, the contractual consent rights that the MD stockholders and the SLP stockholders have over certain corporate actions related to the Company and its subsidiaries. In addition, the MD stockholders and the SLP stockholders have agreed to cause the Company to terminate its existing employee liquidity program at the closing of the merger and to modify the transfer restrictions applicable to employees such that, following the 180-day period after the completion of the Class V transaction, employees will be permitted to sell shares of the Company’s common stock on the open market, subject to certain volume limitations for 18 months.

Accounting Treatment (See page 222)

The merger and associated Class V transaction will be accounted for as an equity transaction involving the repurchase of outstanding common stock, with the consideration accounted for as the cost of treasury shares. Under this method of accounting and within the terms of the Class V transaction, each share of Class V Common Stock will be cancelled and converted into the right to receive shares of Class C Common Stock or $109 in cash, dependent on each holder’s election and subject to proration of the aggregate cash consideration. Financial statements of the Company issued after the merger will reflect such consideration at fair value. See “Proposal 1— Adoption of the Merger Agreement—Accounting Treatment.”

Interests of Certain Directors and Officers (See page 214)

In considering the recommendation of the board of directors that you vote to adopt the merger agreement and the amended and restated Company certificate, you should be aware that the directors and executive officers of Dell Technologies have interests in the Class V transaction that may be different from, or in addition to, interests of other stockholders of Dell Technologies generally.

The members of the Special Committee negotiated and approved the merger agreement and evaluated whether the Class V transaction is in the best interests of the holders of Class V Common Stock. The members of the Special Committee were aware of the potential differing interests of the directors and executive officers of Dell Technologies and considered them, among other matters, in evaluating the Class V transaction and recommending that Class V stockholders vote to adopt the merger agreement and the amended and restated Company certificate. These interests include, among others:

•

Mr. Michael Dell, who is Chairman of the Board and Chief Executive Officer of the Company, and his wife’s trust together beneficially owned common stock representing approximately 66.2% of the total voting power of our outstanding common stock as of October 15, 2018, through ownership of Class A Common Stock and Class C Common Stock.

•

Mr. Egon Durban is a director of the Company and managing partner and managing director of Silver Lake Partners, and Mr. Simon Patterson is a director of the Company and a managing director of Silver Lake Partners. The investment funds affiliated with Silver Lake Partners beneficially owned common stock representing approximately 24.1% of the total voting power of our outstanding common stock as of October 15, 2018, through ownership of Class B Common Stock.

•	The Company’s directors and executive officers that hold shares of Class V Common Stock at the effective time of the merger will be entitled to receive the transaction consideration.

•

In connection with the Class V transaction, vesting provisions will be amended with respect to certain outstanding performance-based stock option awards for Class C Common Stock that were issued to employees under the Management Equity Plan. These awards become exercisable only if a prescribed level of return is achieved on the initial Dell Technologies equity investment of Mr. Dell and the SLP stockholders in connection with the going-private transaction. We expect that the return on equity implied by a value per share of $79.77 will cause all unvested performance-based stock options held by our executive officers to vest as of the measurement date.

•	The Management Stockholders Agreement will be amended effective upon the consummation of the merger to eliminate certain call and drag-along rights, remove certain clawback and forfeiture obligations and relax in various respects certain existing restrictions on transfer of equity-based awards granted to our executive officers under the Management Equity Plan and other securities held by executive officers.

•

Any outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by our independent directors at the time the Class V transaction is completed will be converted into similar awards covering shares of Class C Common Stock at the effective time of the merger at the same exchange ratio of 1.3665.

See “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers” for more information about the interests of certain directors and executive officers.

Amended and Restated Company Certificate (See page 258)

In connection with the Class V transaction, stockholders are being asked to consider and vote on the adoption of the amended and restated Company certificate. If the amended and restated Company certificate is adopted by the stockholders of the Company (and certain other conditions are met, including adoption of the merger agreement by the stockholders of the Company), the existing Company certificate will be amended and restated as a result of the merger, in the form attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus, effective as of the effective time of the merger. Because the amended and restated Company certificate is part of the merger agreement, stockholder adoption of the amended and restated Company certificate is a condition to the completion of the merger and the Class V transaction.

The proposed amendments to the existing Company certificate are primarily intended to align aspects of the Company’s governance structure more closely with customary features of corporate governance for public companies and will, among other things, (1) change the board structure and size so that (a) directors will belong to a single class, elected annually by the Company’s common stockholders voting together as a single class with each director to have one vote on the board of directors, and (b) the maximum authorized number of directors will be increased from seven directors to 20 directors, (2) terminate certain consent rights of the holders of Class A Common Stock and (3) remove or correct obsolete provisions and make other technical and administrative changes to the existing Company certificate.

The form of the amended and restated Company certificate marked to reflect the proposed changes to the existing Company certificate is attached as Annex B to this proxy statement/prospectus and we encourage you to read it carefully.

If the amended and restated Company certificate is not adopted by the Company’s stockholders, then the closing conditions in the merger agreement will not be satisfied and the merger and the Class V transaction will not be completed.

Management of Dell Technologies After the Class V Transaction (See page 117)

The business and affairs of Dell Technologies are managed under the direction of the Dell Technologies board of directors. Pursuant to the amended and restated Company certificate, the Amended Sponsor Stockholders Agreement described under “The Merger Agreement—Stockholders Agreements—Sponsor Stockholders Agreement” and amendments to the other existing stockholder agreements in connection with the completion of the Class V transaction, the Dell Technologies board of directors may consist of no fewer than three directors or more than 20 directors following the Class V transaction. The number of authorized directors from time to time will be determined by the board of directors. As of the record date for the special meeting, the board of directors is composed of six members, consisting of Michael S. Dell, David W. Dorman, Egon Durban,

William D. Green, Ellen J. Kullman and Simon Patterson. Immediately after the Class V transaction, these individuals are currently expected to continue to serve as directors and to constitute the entire board of directors.

Under the amended and restated Company certificate, all members of the board of directors will belong to a single class of directors elected annually by holders of our Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as a single class. Under the amended and restated Company certificate, each member of the board of directors will be entitled to one vote on any matter submitted to a vote of the board.

Based on their beneficial ownership of our common stock as of the record date, immediately following the completion of the Class V transaction, the MD stockholders will beneficially own common stock representing approximately 65.4% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or approximately 66.7% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash). Because the MD stockholders will continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders have the ability to approve any matter submitted to the vote of all of the outstanding shares of our common stock voting together as a single class, including the election of directors.

Under the Amended Sponsor Stockholders Agreement, each of the MD stockholders and the SLP stockholders will have the right to nominate a number of individuals for election as directors which is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the board of directors who are not members of the audit committee, rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors. The Amended Sponsor Stockholders Agreement will also provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders and the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 20 directors at the request of the MD stockholders.

Under the MSD Partners Stockholders Agreement, the MSD Partners stockholders will be required to vote all of their common stock in favor of the election of each director who is included as part of the slate of directors set forth in any Company proxy statement and whose election the board of directors has recommended.

As of the record date, after giving pro forma effect to the completion of the Class V transaction and assuming the Board was composed of six members, three of whom sit on the audit committee, the MD stockholders would have been entitled to nominate two individuals for election as directors and the SLP stockholders would have been entitled to nominate one individual for election as a director. Immediately following the completion of the Class V transaction, the MD stockholders intend to designate Michael Dell and Simon Patterson as their nominees and the SLP stockholders intend to designate Egon Durban as their nominee. The Company currently does not expect any changes to the composition of the Board. All of the current directors of the Company serve on the board of directors pursuant to the existing Sponsor Stockholders Agreement.

The Company is currently a “controlled company” under the rules of the NYSE and upon the completion of the Class V transaction will continue to be a “controlled company.” As a result, the Company qualifies for exemptions from, and has elected not to comply with, certain corporate governance requirements under NYSE rules, including the requirements that the Company have a board that is composed of a majority of “independent directors,” as defined under NYSE rules, and a compensation committee and a nominating and corporate governance committee that are composed entirely of independent directors. For additional information concerning the corporate governance exemptions for which the Company qualifies as a “controlled company” under the rules of the NYSE, see “Management of Dell Technologies After the Class V Transaction—Board of Directors—Controlled Company Status.”

Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock (See page 218)

It is intended that the exchange by a U.S. Holder of shares of Class V Common Stock for shares of Class C Common Stock pursuant to the Class V transaction constitute a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code.

A U.S. Holder (as defined under “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock”) of shares of Class V Common Stock that exchanges all of such holder’s shares of Class V Common Stock solely for Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock) generally should not recognize any gain or loss. A U.S. Holder that receives solely cash in exchange for all of such holder’s shares of Class V Common Stock in the Class V transaction generally should recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Class V Common Stock surrendered.

A U.S. Holder that exchanges all of such holder’s shares of Class V Common Stock for a combination of shares of Class C Common Stock and cash (excluding any cash received in lieu of a fractional share of Class C Common Stock) in the Class V transaction generally should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of such cash received in the Class V transaction and (2) the U.S. Holder’s gain realized (i.e., the excess, if any, of the sum of the amount of such cash and the fair market value of the shares of Class C Common Stock received in the Class V transaction over the U.S. Holder’s aggregate tax basis in its shares of Class V Common Stock surrendered in exchange therefor).

While we believe the Class V Common Stock should be treated as Dell Technologies common stock for U.S. federal income tax purposes and the discussion of the U.S. federal income tax consequences of the Class V transaction assumes such treatment, there are currently no Internal Revenue Code provisions, Treasury regulations, court decisions or published Internal Revenue Service rulings directly addressing the characterization of stock with characteristics similar to those of the Class V Common Stock. Consequently, we cannot give any assurance that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth herein. If the Class V Common Stock were to fail to be treated as stock of Dell Technologies or the Class V transaction were to fail to qualify as a “recapitalization” within the meaning of Section 368(a)(l)(E) of the Internal Revenue Code, U.S. federal income tax consequences of the exchange to U.S. holders of Class V Common Stock would differ from those described above. See “Risk Factors—Risks Relating to the Class V Transaction—There is a lack of certainty regarding the U.S. federal income tax treatment of the Class V transaction” and “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock —U.S. Federal Income Tax Consequences of Alternative Treatment of the Class V Transaction.”

For additional information regarding the material U.S. federal income tax consequences of the Class V transaction to U.S. holders of the Class V Common Stock (including the treatment of any cash received in the Class V transaction), see “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock.”

Holders of Class V Common Stock are strongly urged to consult their tax advisors as to the specific consequences to them of the Class V transaction, including the application of federal, state, local and foreign income and other tax laws to their particular circumstances.

Capital Structure After the Class V Transaction (See page 278)

Generally (See page 278)

Under the amended and restated Company certificate, the Company’s authorized capital stock will consist of 9,143,025,308 shares of common stock and 1,000,000 shares of preferred stock. As of the completion of the Class V transaction, there will be five series of authorized Company common stock, as follows:

•	one series of common stock designated as Class A Common Stock consisting of 600,000,000 shares;

•	one series of common stock designated as Class B Common Stock consisting of 200,000,000 shares;

•	one series of common stock designated as Class C Common Stock consisting of 7,900,000,000 shares;

•	one series of common stock designated as Class D Common Stock consisting of 100,000,000 shares; and

•

one series of Class V Common Stock consisting of 343,025,308 shares, although the amended and restated Company certificate will provide that, as of its effective date, the Company may not issue any shares of Class V Common Stock.

Because the Company will be prohibited from issuing shares of Class V Common Stock, the Company will effectively be authorized to issue up to 8,800,000,000 shares of its common stock upon the completion of the Class V transaction, even though the amended and restated Company certificate will authorize 9,143,025,308 shares of common stock.

As of October 15, 2018, there were 768,371,322 shares of Company common stock issued and outstanding consisting of 409,538,423 shares of Class A Common Stock, 136,986,858 shares of Class B Common Stock, 22,489,450 shares of Class C Common Stock and 199,356,591 shares of Class V Common Stock. Upon the completion of the Class V transaction, we will have zero shares of Class V Common Stock outstanding. If all holders of Class V Common Stock elect to receive shares of Class C Common Stock, we would expect to issue approximately 272,420,782 new shares of Class C Common Stock in the Class V transaction. If holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash, we would expect to issue approximately 159,590,507 new shares of Class C Common Stock in the Class V transaction.

Dividends (See page 284)

The Company’s board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on the Company’s common stock. The amended and restated Company certificate will provide that, subject to the provisions of any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Company that may be declared by the Company, except that in the event that any such dividend is paid in the form of shares of the Company’s common stock or securities convertible, exchangeable or exercisable for shares of the Company’s common stock, holders of each series of the Company’s outstanding common stock would receive shares of such series of common stock or securities convertible, exchangeable or exercisable for shares of such series of common stock, as the case may be.

Voting Rights (See page 285)

Each holder of record of: (1) Class A Common Stock is entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock is entitled to 10 votes per share of Class B Common Stock; (3) Class C

Common Stock is entitled to one vote per share of Class C Common Stock; and (4) Class D Common Stock is not entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder is entitled to one vote per share of Class D Common Stock), in the case of each of (1) through (4), which is outstanding in such holder’s name on the books of the Company and which is entitled to vote.

The holders of shares of all series of common stock outstanding will vote as one class with respect to the election of all Group I Directors (which, following the completion of the Class V transaction, will be the only remaining class of directors) and with respect to all other matters to be voted on by stockholders of the Company.

As of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, the number of votes to which holders of Class A Common Stock would be entitled would have represented approximately 71.1% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 72.5% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled would have represented approximately 23.8% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 24.3% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled and the number of votes to which holders of Class C Common Stock would be entitled would have represented approximately 5.1% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 3.2% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled.

Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock (See page 281)

At any time and from time to time, any holder of Class A Common Stock, Class B Common Stock or Class D Common Stock will have the right by written election to the Company to convert all or any of the shares of such series, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis, subject, in the case of any holder of Class D Common Stock, to any legal requirements applicable to such holder.

Liquidation and Dissolution (See page 282)

In the event of a liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and liabilities of the Company and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock, the holders of shares of the common stock will be entitled to receive their proportionate interests in the assets of the Company remaining for distribution to holders of common stock.

Comparison of Rights of Class V Stockholders and Class C Stockholders (See page 301)

Holders of Class V Common Stock that make share elections or cash elections to which proration is applied will receive shares of Class C Common Stock in exchange for their shares of Class V Common Stock. The rights of holders of Class V Common Stock prior to completion of the merger and the rights of holders of Class C Common Stock that will be in effect upon the completion of the merger and the effectiveness of the amended and restated Company certificate are different. In particular, the Class C Common Stock will represent an interest in all of Dell Technologies’ businesses, assets, properties, liabilities and preferred stock, unlike the Class V Common Stock, which tracks the economic performance of Dell Technologies’ economic interest in the Class V Group (other than the DHI Group’s retained interest in the Class V Group). See “Comparison of Rights of Class V Stockholders and Class C Stockholders” for a description of the differences.

Rights of Appraisal of Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock (See page 225)

Holders of shares of our Class V Common Stock are not entitled to statutory appraisal rights under Delaware law by reason of the Class V transaction because the Class V Common Stock is currently listed on the NYSE and the Class V stockholders will not be required in the merger to receive anything except the Class C Common Stock, which will be listed on the NYSE.

However, holders of record of shares of our Class A Common Stock, our Class B Common Stock or our Class C Common Stock that (1) do not vote in favor of the adoption of the merger agreement, (2) properly demand appraisal of their shares and (3) otherwise comply exactly with the requirements of Section 262 of the DGCL, referred to herein as Section 262, will be entitled to appraisal rights in connection with the merger under Section 262. To exercise and perfect appraisal rights, the holder of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock must, in order to exercise those rights:

•	deliver to the Company, before the vote on the proposal to adopt the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares;

•	NOT vote in favor of the proposal to adopt the merger agreement;

•	hold the shares of record on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger; and

•	comply with other procedures under Section 262 of the DGCL.

Failure to comply exactly with the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. A person having a beneficial interest in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. See “Proposal 1—Adoption of the Merger Agreement—Rights of Appraisal of Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock” and the text of Section 262 of the DGCL reproduced in its entirety as Annex E to this proxy statement/prospectus for further information.

Special Meeting of Stockholders (See page 128)

General (See page 128)

The date, time and place of the special meeting are set forth below:

Date:	December 11, 2018

Time:	8:00 a.m., Central Time

Place:	Dell Technologies’ facility at Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682

At the special meeting, stockholders will be asked to consider and vote on the following proposals:

•	Proposal 1, to adopt the merger agreement, which is attached as Annex A to this proxy statement/prospectus;

•

Proposal 2, to adopt the amended and restated Company certificate, which is attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus and which proposes certain changes to the corporate governance structure of the Company in connection with the merger and the Class V transaction;

•	Proposal 3, to approve, on a non-binding, advisory basis, compensation arrangements with respect to the named executive officers of the Company related to the Class V transaction; and

•

Proposal 4, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate.

The adoption of the amended and restated Company certificate as set forth in the merger agreement is a condition to the closing of the merger. Accordingly, a vote against or abstaining from voting on Proposal 2 with respect to the adoption of the amended and restated Company certificate will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Record Date; Outstanding Shares; Stockholders Entitled to Vote (See page 129)

The Dell Technologies board of directors has fixed the close of business on October 18, 2018 as the record date for the special meeting. At the special meeting:

•	holders of Class V Common Stock are entitled to one vote per share;

•	holders of Class A Common Stock are entitled to ten votes per share;

•	holders of Class B Common Stock are entitled to ten votes per share; and

•	holders of Class C Common Stock are entitled to one vote per share.

As of the record date, there was outstanding and entitled to be voted at the special meeting:

•	199,356,591 shares of Class V Common Stock, representing a total of 199,356,591 votes, held by approximately 4,659 holders of record;

•	409,538,423 shares of Class A Common Stock, representing a total of 4,095,384,225 votes, held by approximately 37 holders of record;

•	136,986,858 shares of Class B Common Stock, representing a total of 1,369,868,582 votes, held by approximately 5 holders of record; and

•	22,489,450 shares of Class C Common Stock, representing a total of 22,489,450 votes, held by approximately 115 holders of record.

Quorum (See page 130)

For each proposal to be considered at the special meeting, there must be a quorum present. For a quorum at the special meeting, there must be present in person or represented by proxy:

•	holders of record of issued and outstanding shares of common stock representing a majority of the voting power of the outstanding shares of common stock entitled to vote thereat; and

•

for each additional vote of holders of a series of common stock, voting as a separate class, required to adopt the merger agreement or adopt the amended and restated Company certificate, holders of record of outstanding shares of common stock of such series representing a majority of the voting power of the outstanding shares of such series.

Required Vote (See page 130)

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted on. Assuming a quorum is present, the following are the vote requirements:

Proposal		Required Vote(1)
Proposal 1	Adoption of the Merger Agreement(2)

Adoption of the merger agreement requires:

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

Proposal 2	Adoption of the Amended and Restated Company Certificate(2)

Adoption of the amended and restated Company certificate requires:

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

Proposal 3	Non-binding, Advisory Vote on Compensation of Named Executive Officers	Approval, on a non-binding, advisory basis, of the transaction-related compensation proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Proposal		Required Vote(1)

Proposal 4	Adjournment of Special Meeting of Stockholders	Approval of the adjournment proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

(1)

Under the rules of the NYSE, if you hold your shares of common stock in street name, your bank, brokerage firm or other nominee may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your nominee may not vote your shares on Proposal 1, 2, 3 or 4. Because none of the proposals to be voted on at the special meeting is a routine matter for which brokers may have discretionary authority to vote without instruction from the beneficial owner of the shares, the Company does not expect any broker non-votes at the special meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote can result in your shares not being counted as present at the meeting and therefore will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2. Such failure to provide instructions will have no effect on the outcome of the voting for Proposal 3 and Proposal 4 because such shares will not be present at the meeting and entitled to vote on such matters. In the event there are broker non-votes, such broker non-votes also will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2 but will have no effect on Proposal 3 and Proposal 4. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, “AGAINST” Proposal 2, “AGAINST” Proposal 3 and “AGAINST” Proposal 4. If you submit your proxy without indicating how to vote your shares on any particular proposal, the common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors concerning that proposal. The board of directors has recommended that such proxies be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

(2)

For purposes of the votes of holders of Class V Common Stock on Proposals 1 and 2 that exclude votes of the Company’s affiliates, all outstanding shares of Class V Common Stock held by our affiliates, including our directors and executive officers, will not be counted either as shares entitled to vote or as shares voted. As of the record date for the special meeting, our directors, executive officers and other affiliates held approximately 0.02% of all outstanding shares of Class V Common Stock.

Voting by Directors and Executive Officers (See page 131)

As of the record date for the special meeting, the Company’s directors and executive officers beneficially owned, in the aggregate:

•	approximately 0.1% of the outstanding shares of Class V Common Stock;

•	approximately 83.5% of the outstanding shares of Class A Common Stock;

•	none of the outstanding shares of Class B Common Stock; and

•

outstanding shares of our Class V Common Stock, Class A Common Stock and Class C Common Stock representing approximately 60.6% of the total voting power of the outstanding shares of all series of our common stock.

As noted above, shares of Class V Common Stock held by our directors and executive officers will not be counted in the Class V stockholder class vote on the adoption of the merger agreement or the adoption of the amended and restated Company certificate.

Voting by Other Affiliates

In connection with the execution of the merger agreement, the Company entered into a Voting and Support Agreement with Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company. Subject to certain terms and conditions, these stockholders have agreed, among other things, to vote the shares of the Company’s common stock over which they have voting power in favor of the merger, the adoption of the merger agreement, the adoption of the amended and restated Company certificate and the other transactions contemplated by the merger agreement. Such stockholders collectively hold a majority of the outstanding Class A Common Stock and all of the outstanding Class B Common Stock, as well as a majority of the voting power of all series of common stock voting together as a single class. Holders of the Class C Common Stock are not entitled under the DGCL or the Company certificate to vote as a separate class on any of the Proposals. As a result, we expect both Proposal 1 and Proposal 2 to be adopted if they receive the required vote of the holders of outstanding shares of the Class V Common Stock (excluding shares held by affiliates of the Company) voting as a separate class.

Risk Factors (See page 60)

In evaluating the Class V transaction, you are urged to read the section of this proxy statement/prospectus titled “Risk Factors” carefully and in its entirety. You also should read and carefully consider the risk factors that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

In deciding whether to vote for the adoption of the merger agreement and the amended and restated Company certificate and for the approval of the other special meeting proposals, stockholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Risks Relating to the Class V Transaction

Because the exchange ratio is fixed and there is no current trading market for the Class C Common Stock, the value of the Class C Common Stock that holders of Class V Common Stock will receive in the Class V transaction is uncertain.

The exchange ratio of 1.3665 shares of Class C Common Stock for each share of Class V Common Stock is fixed and there is no current trading market for, or market price of, the Class C Common Stock. As a result, the value of the Class C Common Stock to be received by holders of Class V Common Stock as part of the transaction consideration is uncertain. Although we have applied to list our Class C Common Stock on the NYSE, market reaction to newly listed stocks is unpredictable. The opening price of the Class C Common Stock upon listing on the NYSE and its trading price thereafter will depend on various factors, including, among others, the factors identified under “—Risks Relating to Ownership of Class C Common Stock—The price of our Class C Common Stock may be volatile, which could cause the value of your investment to decline.” Many of these factors are not within our control. We cannot assure you that the Class C Common Stock will trade at any particular price.

The prices at which Class C Common Stock will trade after the Class V transaction may differ from the value used to determine the exchange ratio in the Class V transaction.

The valuation of Dell Technologies and the exchange ratio of 1.3665 shares of Class C Common Stock for each share of Class V Common Stock were based on the analysis of each of Dell Technologies and the Special Committee and their related negotiations with respect thereto, with Goldman Sachs acting as financial advisor to Dell Technologies and Evercore acting as financial advisor to the Special Committee. It is not possible to predict the prices at which the Class C Common Stock will trade after the Class V transaction relative to the trading prices of shares of Class V Common Stock before the Class V transaction or the trading prices of shares of VMware Class A common stock. Trading prices of the Class C Common Stock may be less than the valuation of Dell Technologies that was used to determine the exchange ratio in the Class V transaction. In addition, the exchange ratio is fixed and will not be adjusted before the effective time of the merger based on the trading prices of the Class V Common Stock or VMware Class A common stock or any other factor, and therefore the actual and perceived market value of the Class C Common Stock to be received at the closing of the Class V transaction may be higher or lower than the actual and perceived value of those shares on earlier dates.

Holders of Class V Common Stock are urged to obtain current market quotations for shares of Class V Common Stock.

Holders of Class V Common Stock may not receive as much cash in the Class V transaction as they have elected.

The merger agreement provides that no more than $9 billion of cash, in the aggregate, will be paid to holders of Class V Common Stock in connection with the Class V transaction. If holders of Class V Common Stock making cash elections elect in the aggregate to receive more than $9 billion in cash, such cash elections will be subject to proration, and a portion of the consideration such holders requested in cash will instead be received in the form of Class C Common Stock. For additional information about proration, see “The Merger

Agreement—Transaction Consideration and Elections.” The value of the shares of Class C Common Stock at the time of the closing of the Class V transaction that are received by holders whose cash elections are prorated may be lower than the value of the cash consideration that such holders otherwise would have received in the absence of such proration.

Holders of Class V Common Stock will not be able to revoke or change their election after the election deadline.

Holders of Class V Common Stock are required to make their election with respect to the consideration to be received by such holder by the business day before the special meeting, and such election cannot be revoked or changed after the election deadline. Holders who do not make an election will be deemed to have elected to receive shares of Class C Common Stock. A substantial amount of time might elapse between the election deadline and the time the Class V transaction is completed and, accordingly, the actual and perceived value of the Class C Common Stock at the time of the completion of the Class V transaction may not be the same as the value at the time holders make their election.

The completion of the Class V transaction is subject to payment by VMware of the conditional special cash dividend declared by its board of directors.

We will fund all or substantially all of the cash consideration to be paid in the Class V transaction from our portion of the proceeds of the conditional special cash dividend declared by VMware’s board of directors on July 1, 2018 (with any remaining balance, which is not expected to be material, to be funded from cash on hand). Our obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of such dividend, which, under applicable solvency and legal requirements, VMware is obligated to pay only upon the satisfaction of certain specified conditions, including the sufficiency of VMware’s surplus under Delaware law and the solvency of VMware, the ability of VMware’s subsidiaries through which payments of the proceeds of the special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to VMware, and the receipt of an officer’s certificate of Dell Technologies that each subsidiary of Dell Technologies meets all solvency and legal requirements to distribute the proceeds of the special dividend received to Dell Technologies. Some of these conditions are not within our control or VMware’s control, and we are unable to predict when or if these conditions will be satisfied. For additional information about closing conditions, see “The Merger Agreement—Conditions to the Merger.”

The completion of the Class V transaction is subject to a number of conditions, which, if not fulfilled or not fulfilled in a timely manner, may result in termination of the merger agreement and abandonment of the Class V transaction.

In addition to VMware’s payment of the special cash dividend and the ability of the Company’s subsidiaries to transfer the proceeds of such payment to the Company, the merger agreement contains a number of conditions to our obligation to complete the merger, including, among others:

•	adoption by our stockholders (including the holders of Class V Common Stock) of the merger agreement and the amended and restated Company certificate, which is part of the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•	the approval of the Class C Common Stock for listing on the NYSE, subject only to official notice of issuance;

•	the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction that prohibits or makes illegal the consummation of the merger; and

•	the absence of a material adverse effect (as defined in the merger agreement) with respect to both Dell Technologies and VMware since February 2, 2018.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Class V transaction, see “Merger Agreement—Conditions to the Merger.”

Many of the conditions to the closing of the merger and the Class V transaction are not within our control, and we are unable to predict when or if these conditions will be satisfied. The merger agreement provides for an outside date of January 31, 2019 for the completion of the merger, after which we may terminate the merger agreement. Although we have agreed in the merger agreement to use our reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger and Class V transaction may fail to be satisfied. In addition, satisfying the conditions to and completing the merger and Class V transaction may take longer, and could cost more, than we expect.

Because the merger is subject to the adoption of the merger agreement by our stockholders, including our Class V stockholders (other than affiliates of the Company), failure to obtain approval for such adoption would prevent the completion of the Class V transaction.

Before the merger and Class V transaction can be completed, Dell Technologies stockholders, including our Class V stockholders (other than affiliates of the Company) voting as a separate class, must adopt the merger agreement and the amended and restated Company certificate, which is part of the merger agreement. There can be no assurance that this approval will be obtained. Failure to obtain the required approval within the expected time period, or the implementation of significant changes to the structure, terms or conditions of the Class V transaction to obtain such approval, may result in a material delay in, or the abandonment of, the Class V transaction.

The market price of our Class C Common Stock may be affected by factors different from those currently affecting the price of our Class V Common Stock.

The Class V Common Stock is intended to track the economic performance of approximately 61.1% of Dell Technologies’ economic interest in the Class V Group as of October 15, 2018. The Class V Group consisted solely of approximately 331 million shares of VMware common stock as of October 15, 2018. Unlike the Class V Common Stock, the Class C Common Stock does not and will not track the economic performance of any distinct assets or business of Dell Technologies and will instead reflect the direct and indirect interests of Dell Technologies in all of its business, assets, properties and liabilities. Although holders of Class V Common Stock are common stockholders of Dell Technologies as a whole and, as such, are subject to certain risks associated with an investment in Dell Technologies and all of Dell Technologies’ businesses, assets, properties and liabilities, the assets and liabilities that are attributable to the Class V Common Stock prior to the completion of the Class V transaction are different from the assets and liabilities that will be attributable to the Class C Common Stock following the completion of the Class V transaction. Therefore, the earnings and earnings per share attributable to, as well as the market price of, the Class C Common Stock likely will be affected by factors different from those currently affecting the Class V Common Stock. For a discussion of the differences between the Class V Common Stock and the Class C Common Stock, see “Comparison of Rights of Class V Stockholders and Class C Stockholders.”

If the Class V transaction is completed, the Class V stockholders will no longer directly benefit from increases in the value of VMware common stock.

The Class V Common Stock is a “tracking stock” and is intended to track the economic performance of approximately 61.1% of Dell Technologies’ economic interest in the Class V Group, which consisted solely of approximately 331 million shares of VMware common stock as of October 15, 2018. The trading price of a tracking stock is generally expected to fluctuate depending upon the economic performance of the underlying asset (which is the VMware common stock, in the case of the Class V Common Stock). If the Class V transaction is completed, Class V stockholders will no longer hold shares of Class V Common Stock and will instead hold shares of Class C Common Stock and/or cash. Unlike the Class V Common Stock, the Class C Common Stock

will reflect the performance of the entire business of Dell Technologies and will not track the performance of the Class V Group or any distinct assets or business. Therefore, if the Class V transaction is completed, Class V stockholders will not directly benefit from any sale of control of VMware, any improvement in VMware’s economic performance or increase in trading price of VMware common stock (whether through an increase in the trading price of Class V Common Stock or otherwise), but will instead indirectly benefit together with all other holders of Dell Technologies common stock, from such sale of control, improvement or increase, if any, through its ownership of Class C Common Stock of Dell Technologies which owns 80.8% of the outstanding VMware common stock as of October 15, 2018.

Lawsuits may be filed challenging the Class V transaction, and an adverse ruling in any such lawsuit may delay the Class V transaction or prevent the Class V transaction from being completed.

Lawsuits may be filed challenging the Class V transaction, which could prevent the merger and the Class V transaction from being completed, or could result in a material delay in, or the abandonment of, the merger and the Class V transaction.

One of the conditions to the completion of the merger is the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement. Accordingly, if a plaintiff is successful in obtaining such an order or injunction, the order or injunction may prevent the merger and the Class V transaction from being completed, or from being completed within the expected time period.

Our directors and executive officers may have interests in the Class V transaction that are different from, or in addition to, the interests of our stockholders generally.

Certain of our directors and executive officers may have interests in the Class V transaction that are different from, or in addition to, the interests of our stockholders generally. These interests include, among others:

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the interests of Mr. Dell, the Chairman of the Board and Chief Executive Officer of the Company, who together with his wife’s trust beneficially owned common stock representing approximately 66.2% of the total voting power of our outstanding common stock as of October 15, 2018, through ownership of Class A Common Stock and Class C Common Stock;

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the interests of Mr. Egon Durban, who is a director of the Company and managing partner and managing director of Silver Lake Partners, and Mr. Simon Patterson, who is a director of the Company and a managing director of Silver Lake Partners. The investment funds affiliated with Silver Lake Partners beneficially owned common stock representing approximately 24.1% of the total voting power of our outstanding common stock as of October 15, 2018, through ownership of Class B Common Stock;

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the interests of our independent directors in the conversion of outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by them into similar awards covering shares of Class C Common Stock at the effective time of the merger;

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the interests of our executive officers in the modification of the corporate performance measurement in connection with the determination of vesting of performance-based stock options held by them, which will result in the vesting of all such unvested stock options as of the next applicable measurement date after the completion of the Class V transaction;

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the interests of our executive officers in the elimination of the rights of Mr. Dell and certain of the rights of the Company to repurchase the shares of Class C Common Stock owned by such officers upon the termination of their employment with the Company under the Management Stockholders Agreement and equity award agreements with our executive officers; and

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the interests of our executive officers in the elimination of certain call and drag-along rights, clawback and forfeiture obligations and transfer restrictions on the shares of Class C Common Stock owned by them.

These interests may cause our directors and executive officers to view the proposals relating to the Class V transaction differently than our stockholders may view them. For further information, see “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers.”

The fairness opinions obtained by the Special Committee and our board of directors from their financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.

The Special Committee obtained from its financial advisor, Evercore, an opinion that the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates) that was rendered on July 1, 2018, the date that the merger agreement was entered into. Our board of directors obtained from its financial advisor, Goldman Sachs, an opinion as to the fairness, from a financial point of view, to Dell Technologies of the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement that was also rendered on July 1, 2018. The opinions of Evercore and Goldman Sachs do not speak as of the time at which the merger or Class V transaction will be completed or as of any date other than the date of the opinions. Changes in financial, economic, market and other conditions on which the opinions of Evercore and Goldman Sachs were based may significantly alter the values of Dell Technologies or the Class V Common Stock prior to the completion of the merger or Class V transaction.

The opinions of Evercore and Goldman Sachs are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. For a description of the opinions that the Special Committee and our board of directors received from Evercore and Goldman Sachs, respectively, and a summary of the material financial analyses they provided to the Special Committee and the board of directors in connection with rendering such opinions, see “Proposal 1—Adoption of the Merger Agreement—Opinion of Evercore Group L.L.C.” and “—Opinion of Goldman Sachs & Co. LLC.”

Failure to complete the Class V transaction could negatively affect the trading price of our Class V Common Stock and expose us to litigation, and would require us to pay significant expenses without having realized any benefit from the proposed Class V transaction.

If the Class V transaction is not completed for any reason, including as a result of a failure of our stockholders to adopt the merger agreement or the amended and restated Company certificate, we would be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, which could have a negative impact on the market price of the Class V Common Stock;

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we may become subject to litigation relating to any failure to complete the Class V transaction or relating to any proceeding commenced against us seeking to compel us to perform our obligations under the merger agreement; and

•	we would be required to pay significant expenses relating to the Class V transaction, including financial advisory, legal and accounting fees, even if the Class V transaction is not completed.

Further, matters relating to the Class V transaction may require substantial commitments of time and resources by our management, which otherwise could have been devoted to other opportunities that may have been beneficial to us.

In particular, on October 16, 2018, the Icahn stockholders filed a preliminary proxy statement with the SEC opposing the Class V transaction and soliciting votes of the Class V stockholders in opposition to all proposals contained in this proxy statement/prospectus. The proxy contest may cause Dell Technologies to incur additional solicitation costs and may negatively impact Dell Technologies’ ability to obtain the votes required to approve the Class V transaction.

There is a lack of certainty regarding the U.S. federal income tax treatment of the Class V transaction.

The U.S. federal income tax consequences of the Class V transaction described herein assume the Class V Common Stock is characterized as stock of Dell Technologies for U.S. federal income tax purposes. There are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published Internal Revenue Service rulings directly addressing the characterization of stock with characteristics similar to those of the Class V Common Stock. We do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Class V transaction to holders of Class V Common Stock. Consequently, we cannot give any assurance that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth under “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock.”

If the Class V Common Stock were to fail to be treated as stock of Dell Technologies or the Class V transaction were to fail to qualify as a “recapitalization” within the meaning of Section 368(a)(l)(E) of the Internal Revenue Code, a holder of Class V Common Stock generally would recognize gain or loss based on the difference between (1) the cash and fair market value of the Class C Common Stock received by such holder in exchange for such holder’s Class V Common Stock, and (2) such holder’s tax basis for the shares of Class V Common Stock exchanged in the transaction. If such holder’s holding period for such shares of Class V Common Stock is more than one year before the effective date of the exchange, such gain or loss generally would constitute long-term capital gain or loss.

For additional information regarding the material U.S. federal income tax consequences of the Class V transaction to U.S. holders of the Class V Common Stock, see “Proposal 1—Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock.”

Risks Relating to Ownership of Class C Common Stock

An active trading market for the Class C Common Stock may never develop or be sustained.

Prior to the closing of the Class V transaction, there has not been a public trading market for shares of our Class C Common Stock. Although we have applied to list our Class C Common Stock on the NYSE, we cannot assure you that an active trading market for the Class C Common Stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that you will be able to sell your shares of Class C Common Stock when you wish to do so, the prices that you may be able to obtain for your shares, or the liquidity of any trading market.

The price of our Class C Common Stock may be volatile, which could cause the value of your investment to decline.

The trading prices of the securities of technology companies historically have experienced high levels of volatility. The trading price of our Class C Common Stock may fluctuate substantially as a result of the following factors, among others:

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in how customers perceive the effectiveness of our products, services or technologies;

•	actual or anticipated variations in our quarterly or annual results of operations;

•	changes in our financial guidance or estimates by securities analysts;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general and of companies in the information technology industry in particular;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	fluctuations in the trading volume of our shares or the size of the trading market for our shares held by non-affiliates;

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litigation involving us, our industry, or both, including disputes or other developments relating to our ability to obtain patent protection for our processes and technologies and protect our other proprietary rights;

•	regulatory developments in the United States and other jurisdictions in which we operate;

•	general economic and political factors, including market conditions in our industry or the industries of our clients;

•	major catastrophic events;

•	sales of large blocks of the Class C Common Stock; and

•	additions or departures of key employees.

In addition, if the market for stock of companies in the technology industry or the stock market in general experiences a loss of investor confidence, the trading price of the Class C Common Stock could decline for reasons unrelated to our business, results of operations or financial condition. The market price of the Class C Common Stock also might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been brought against that company. If our stock price is volatile, we may become the target of securities litigation, which could cause us to incur substantial costs and divert our management’s attention and resources from our business.

The listing of our Class C Common Stock on the NYSE will not benefit from the process undertaken in connection with an underwritten initial public offering.

We have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction. Unlike an underwritten initial public offering of the shares, the initial trading of the shares of Class C Common Stock will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares; and

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with our listing could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the shares during the period immediately following the listing.

If securities or industry analysts publish inaccurate or unfavorable research reports or cease to publish research reports about us, our business or prospects, the market price of our Class C Common Stock and trading volume could decline.

The trading market for the Class C Common Stock will depend in part on the research and reports that securities or industry analysts publish about us, our business or our prospects. We do not have any control over these analysts. If one or more of the analysts covering us downgrades our shares, expresses an adverse change of opinion regarding our shares or publishes inaccurate research about us, the market price of the Class C Common Stock could decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us on a regular basis, we could lose visibility in the financial markets, which could cause the market price or trading volume of the Class C Common Stock to decline.

Our multi-class common stock structure with different voting rights may adversely affect the trading price of the Class C Common Stock.

Each share of our Class A Common Stock and each share of our Class B Common Stock has ten votes, while each share of our Class C Common Stock has one vote. Based on their ownership of our common stock as of October 15, 2018, because of these disparate voting rights, immediately following the completion of the Class V transaction, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will collectively hold common stock representing approximately 94.3% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or approximately 96.2% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash). The limited ability of holders of our Class C Common Stock to influence matters requiring stockholder approval may adversely affect the market price of our Class C Common Stock.

In addition, in 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock from being added to such indices. FTSE Russell announced plans to require new, and beginning in September 2022, existing constituents of its indices to have at least 5% of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and has temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. Other stock indices might take a similar approach in the future. Under the announced policies, our multi-class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our Class C Common Stock. These policies are new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices. It is possible that such policies may depress the valuations of public companies excluded from these indices compared to valuations of companies that are included.

Future sales, or the perception of future sales, of a substantial amount of shares of our Class C Common Stock could depress the trading price of the Class C Common Stock.

Sales of a substantial number of shares of our Class C Common Stock in the public market, or the perception that these sales may occur, could adversely affect the market price of the Class C Common Stock, which could make it more difficult for investors to sell their shares of Class C Common Stock at a time and price that they consider appropriate. These sales, or the possibility that these sales may occur, also could impair our ability to sell equity securities in the future at a time and at a price we deem appropriate, and our ability to use Class C Common Stock as consideration for acquisitions of other businesses, investments or other corporate purposes. Immediately following the completion of the Class V transaction, we will have a total of approximately

294,910,232 shares of our Class C Common Stock outstanding (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or approximately 182,079,957 shares of our Class C Common Stock outstanding (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash).

As of October 15, 2018, the 406,290,710 outstanding shares of Class A Common Stock held by the MD stockholders and the MSD Partners stockholders and the 136,986,858 outstanding shares of Class B Common Stock held by the SLP stockholders are convertible into shares of Class C Common Stock at any time on a one-to-one basis. Although the MD stockholders, the MSD Partners stockholders and SLP stockholders are generally subject to transfer restrictions that prevent their sale or other transfer of common stock for 180 days following the completion of the Class V transaction, upon the expiration or waiver of such lock-up period, such shares, upon any conversion into shares of Class C Common Stock, will be eligible for resale in the public market pursuant to Rule 144 under the Securities Act, subject to volume, manner of sale and other limitations under Rule 144.

In addition, as of October 15, 2018, we have entered into a registration rights agreement with holders of 406,483,978 outstanding shares of Class A Common Stock (which are convertible into shares of Class C Common Stock), holders of all of the 136,986,858 outstanding shares of Class B Common Stock (which are convertible into shares of Class C Common Stock) and holders of 22,468,918 outstanding shares of Class C Common Stock, pursuant to which we have granted such holders and their permitted transferees shelf, demand and/or piggyback registration rights with respect to such shares. Registration of those shares under the Securities Act would permit such holders to sell the shares into the public market.

Further, as of October 15, 2018 and after giving pro forma effect to the conversion of stock options, restricted stock units and deferred units covering shares of Class V Common Stock into similar awards covering shares of Class C Common Stock upon the completion of the Class V transaction, we would have had (i) 34,607,235 shares of Class C Common Stock that may be issued upon the exercise, vesting or settlement, as applicable, of outstanding stock options, restricted stock units or deferred stock units under our stock incentive plans, all of which would have been, upon issuance, eligible for sale in the public market, subject to expiration or waiver of applicable contractual transfer restrictions that, subject to certain exceptions, are scheduled to expire beginning 181 days after the completion of the Class V transaction, and to terminate 18 months thereafter, and (ii) an additional 32,109,884 shares of Class C Common Stock that have been authorized and reserved for issuance in relation to potential future awards under our stock incentive plans. We also may issue additional options in the future which may be exercised for additional shares of Class C Common Stock and additional restricted stock units or deferred stock units which may vest, all of which we expect will be registered under one or more registration statements on Form S-8 under the Securities Act and available for sale in the open market.

Our issuance of additional Class C Common Stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

The Company certificate authorizes us to issue up to 7,900,000,000 shares of Class C Common Stock, and up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable law, we may issue our shares of Class C Common Stock or securities convertible into our Class C Common Stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans or otherwise. We may issue additional shares of Class C Common Stock from time to time at a discount to the market price of our Class C Common Stock at the time of issuance. Any issuance of Class C Common Stock could result in substantial dilution to our existing stockholders and cause the market price of the Class C Common Stock to decline.

We do not presently intend to pay any dividends on our Class C Common Stock.

We do not presently intend to pay cash dividends on our Class C Common Stock. Accordingly, investors may have to rely on sales of the Class C Common Stock after price appreciation, which may never occur, as the only way to realize any gains on their investment in our Class C Common Stock.

Dell Technologies’ operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Dell Technologies determines in the future to pay dividends on the Class C Common Stock, the terms of existing and future agreements governing Dell Technologies’ or its subsidiaries’ indebtedness, including the existing credit facilities of, and existing senior notes issued by, subsidiaries of Dell Technologies, may significantly restrict the ability of Dell Technologies’ subsidiaries to pay dividends or otherwise make distributions or transfer assets to Dell Technologies, as well as the ability of Dell Technologies to pay dividends to holders of its common stock. In addition, Delaware law imposes requirements that may restrict Dell Technologies’ ability to pay dividends to holders of its common stock.

Provisions of our organizational documents and Delaware law may make it difficult for a third party to acquire Dell Technologies even if doing so may be beneficial to our stockholders.

Certain provisions of the amended and restated Company certificate and the Company bylaws may discourage, delay, or prevent a change in control of Dell Technologies that a stockholder may consider favorable. These provisions include:

•	limitations on who may call special meetings of stockholders;

•	advance notice requirements for nominations of candidates for election to the board of directors and for proposals for other businesses;

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the existence of authorized and unissued stock, including “blank check” preferred stock, which could be issued by the board of directors without approval of the holders of Company common stock to persons friendly to Dell Technologies’ management, thereby protecting the continuity of Dell Technologies’ management, or which could be used to dilute the stock ownership of persons seeking to obtain control of Dell Technologies;

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the requirement that any stockholder written consent be signed by holders of a majority of our common stock beneficially owned by the MD stockholders and holders of a majority of our common stock beneficially owned by the SLP stockholders; and

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the requirement that (1) the holders of the Class A Common Stock, voting separately as a class, (2) the holders of the Class B Common Stock, voting separately as a class, and (3) the MD stockholders and SLP stockholders, in each case, so long as they own any common stock, approve amendments to certain provisions of the Company certificate, including provisions related to authorized capital stock and the size and structure of the board of directors.

Further, as a Delaware corporation, Dell Technologies is subject to provisions of Delaware law that may deter a takeover attempt that its stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay, or prevent a transaction involving a change in control of Dell Technologies, including actions that its stockholders may deem advantageous, or negatively affect the trading price of its common stock, including the Class C Common Stock. These provisions also could discourage proxy contests and make it more difficult for Dell Technologies’ stockholders to elect directors of their choosing and to cause Dell Technologies to take other corporate actions that may be supported by its stockholders.

Our board of directors is authorized to issue and designate shares of preferred stock in additional series without stockholder approval.

The Company certificate authorizes our board of directors, without the approval of our stockholders, to issue up to 1,000,000 shares of “blank check” preferred stock, subject to limitations prescribed by applicable law, rules, and regulations and the provisions of the Company certificate, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof. The powers, preferences, and rights of these additional series of preferred stock may be senior to or on parity with Dell Technologies’ series of common stock, including the Class C Common Stock, which may reduce the value of the Class C Common Stock.

Dell Technologies is controlled by the MD stockholders, and the MD stockholders, the MSD Partners stockholders and the SLP stockholders collectively own a substantial majority of its common stock.

By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by holders of all outstanding shares of the Company’s common stock voting together as a single class, the MD stockholders have the ability to approve any matter submitted to the vote of all of the outstanding shares of the Company’s common stock voting together as a single class.

Through their control of Dell Technologies, the MD stockholders are, and after the completion of the Class V transaction will be, able to control actions to be taken by Dell Technologies, including actions related to the election of directors of Dell Technologies and its subsidiaries (including VMware and its subsidiaries), amendments to Dell Technologies’ organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of Dell Technologies’ assets, distributions of Dell Technologies’ assets, the incurrence of indebtedness and any incurrence of liens on Dell Technologies’ assets.

Further, as of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will collectively beneficially own 65.1% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 75.0% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of our outstanding common stock. This concentration of ownership together with the disparate voting rights of our common stock may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our Class C Common Stock. So long as the MD stockholders, the MSD Partners stockholders and the SLP stockholders continue to own common stock representing a significant amount of the combined voting power of our outstanding common stock, even if such amount is, individually or in the aggregate, less than 50%, such stockholders will continue to be able to strongly influence our decisions. Further, after the completion of the Class V transaction, the MD stockholders and the SLP stockholders, respectively, will have the right to nominate a number of individuals for election as directors which is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the board of directors who are not members of the audit committee, rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors.

The MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates may have interests that conflict with the interests of other stockholders or those of Dell Technologies.

In the ordinary course of their business activities, the MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates may engage in activities where their interests conflict with interests of other stockholders or those of the Company. The Company certificate provides that none of the MD stockholders, MSD Partners, L.P., the MSD Partners stockholders, Silver Lake Partners III, L.P. and the SLP stockholders, any of their respective affiliates or any director or officer of the Company who is also a director, officer, employee, managing director or other affiliate of MSD Partners, L.P. or Silver Lake Partners III, L.P. (other than Michael Dell) have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Dell Technologies operates. The MD stockholders, the MSD Partners stockholders, and the SLP stockholders also may pursue acquisition opportunities that may be complementary to Dell Technologies’ business and, as a result, those acquisition opportunities may not be available to Dell Technologies. In addition, such stockholders may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance the value of their investment in Dell Technologies, even though such transactions might involve risks to other stockholders.

Because Dell Technologies is a “controlled company” within the meaning of NYSE rules and, as a result, qualifies for, and relies on, exemptions from certain corporate governance requirements, holders of Class C Common Stock will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Dell Technologies is a “controlled company” within the meaning of NYSE rules because the MD stockholders hold common stock representing more than 50% of the voting power in the election of directors. As a controlled company, Dell Technologies may elect not to comply with certain corporate governance requirements under NYSE rules, including the requirements that:

•	Dell Technologies have a board that is composed of a majority of “independent directors,” as defined under NYSE rules;

•	Dell Technologies have a compensation committee that is composed entirely of independent directors; and

•	Dell Technologies have a nominating and corporate governance committee that is composed entirely of independent directors.

Dell Technologies is utilizing these exemptions and expects to continue to utilize the exemptions following the listing of the Class C Common Stock. As a result, a majority of the directors on the board of directors are not independent directors as defined under NYSE rules and none of the committees of the board of directors consists entirely of independent directors, other than the audit committee and, until the completion of the Class V transaction, the Capital Stock Committee. Accordingly, holders of Class C Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE’s corporate governance requirements.

The Dell Technologies board of directors has formed an executive committee of the board consisting entirely of directors designated by the MD stockholders and the SLP stockholders, and has delegated a substantial portion of the power and authority of the board of directors to the executive committee.

The board of directors has formed an executive committee of the board consisting entirely of directors designated by the MD stockholders and the SLP stockholders (none of whom have been affirmatively determined by the board of directors to be independent directors), and has delegated a substantial portion of the power and authority of the board of directors to the executive committee. Among other matters, the executive committee has been delegated the board’s power and authority, subject to specified limits, to review and approve, with respect to Dell Technologies and its subsidiaries, acquisitions and dispositions, the annual budget and business plan, the incurrence of indebtedness, entry into material commercial agreements, joint ventures and strategic alliances, and the commencement and settlement of material litigation. In addition, the executive committee acts as the compensation committee of the board of directors. The interests of the MD stockholders and the SLP stockholders may differ materially from the interests of the holders of Class C Common Stock.

The Company certificate designates a state court of the State of Delaware or the federal district court for the District of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Dell Technologies’ stockholders, which could limit the ability of the holders of Class C Common Stock to obtain a favorable judicial forum for disputes with Dell Technologies or with directors, officers, or the controlling stockholders of Dell Technologies.

Under the Company certificate, unless Dell Technologies consents in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for:

•	any derivative action or proceeding brought on behalf of Dell Technologies;

•	any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of Dell Technologies to Dell Technologies or Dell Technologies’ stockholders;

•

any action asserting a claim against Dell Technologies or any director or officer or stockholder of Dell Technologies arising pursuant to any provision of the DGCL or of the Company certificate or Company bylaws; or

•	any action asserting a claim against Dell Technologies or any director or officer or stockholder of Dell Technologies governed by the internal affairs doctrine.

These provisions of the Company certificate could limit the ability of the holders of the Class C Common Stock to obtain a favorable judicial forum for disputes with Dell Technologies or with directors, officers, or the controlling stockholders of Dell Technologies, which may discourage such lawsuits against Dell Technologies and its directors, officers, and stockholders. Alternatively, if a court were to find these provisions of its organizational documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Dell Technologies may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, and results of operations. The exclusive forum provisions of the Company certificate is not intended to apply to claims under the federal securities laws.

Dell Technologies is obligated to develop and maintain proper and effective internal control over financial reporting and any failure to do so may adversely affect investor confidence in Dell Technologies and, as a result, the value of the Class C Common Stock.

Dell Technologies is required by Section 404 of the Sarbanes-Oxley Act of 2002 to furnish an annual report by management on, among other matters, its assessment of the effectiveness of its internal control over financial reporting. The assessment must include disclosure of any material weaknesses identified by Dell Technologies’ management in its report. Dell Technologies also is required to disclose significant changes made in its internal control over financial reporting. In addition, Dell Technologies’ independent registered public accounting firm is required to express an opinion each year as to the effectiveness of Dell Technologies’ internal control over financial reporting. The process of designing, implementing and testing internal control over financial reporting is time-consuming, costly and complicated.

During the evaluation and testing process of its internal controls, if Dell Technologies identifies one or more material weaknesses in its internal control over financial reporting, Dell Technologies will be unable to assert that its internal control over financial reporting is effective. Dell Technologies may experience material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Dell Technologies’ ability to issue accurate reports of its financial condition or results of operations. If Dell Technologies is unable to conclude that its internal control over financial reporting is effective, or if Dell Technologies’ independent registered public accounting firm determines that Dell Technologies has a material weakness or significant deficiencies in its internal control over financial reporting, investors could lose confidence in the accuracy and completeness of Dell Technologies’ financial reports, the market price of the Class C Common Stock could decline and Dell Technologies could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in its internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, also could restrict future access to the capital markets by Dell Technologies or its subsidiaries.

Risks Relating to our Business and our Industry

Competitive pressures may adversely affect Dell Technologies’ industry unit share position, revenue, and profitability.

Dell Technologies operates in an industry in which there are rapid technological advances in hardware, software, and services offerings. As a result, Dell Technologies faces aggressive product and price competition from both branded and generic competitors. Dell Technologies competes based on its ability to offer to its customers competitive integrated solutions that provide the most current and desired product and services features. There is a risk that Dell Technologies’ competitors may provide products that are less costly, perform better or include additional features that are not available with Dell Technologies’ products. There also is a risk that Dell Technologies’ product portfolios may quickly become outdated or that Dell Technologies’ market share may quickly erode. Further, efforts to balance the mix of products and services in order to optimize profitability, liquidity, and growth may put pressure on Dell Technologies’ industry position.

As the technology industry continues to expand globally, there may be new and increased competition in different geographic regions. The generally low barriers to entry in the technology industry increase the potential for challenges from new industry competitors. There also may be increased competition from new types of products as the options for mobile and cloud computing solutions increase. In addition, companies with which Dell Technologies has strategic alliances may become competitors in other product areas or current competitors may enter into new strategic relationships with new or existing competitors, all of which may further increase the competitive pressures on Dell Technologies.

Reliance on vendors for products and components, many of which are single-source or limited-source suppliers, could harm Dell Technologies’ business by adversely affecting product availability, delivery, reliability and cost.

Dell Technologies maintains several single-source or limited-source supplier relationships, including relationships with third-party software providers, either because multiple sources are not readily available or because the relationships are advantageous due to performance, quality, support, delivery, capacity or price considerations. A delay in the supply of a critical single- or limited-source product or component may prevent the timely shipment of the related product in desired quantities or configurations. In addition, Dell Technologies may not be able to replace the functionality provided by third-party software currently offered with its products if that software becomes obsolete, defective, or incompatible with future product versions or is not adequately maintained or updated. Even where multiple sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm Dell Technologies’ operating results.

Dell Technologies obtains many of its products and all of its components from third-party vendors, many of which are located outside of the United States. In addition, significant portions of Dell Technologies’ products are assembled by contract manufacturers, primarily in various locations in Asia. A significant concentration of such outsourced manufacturing is currently performed by only a few of Dell Technologies’ contract manufacturers, often in single locations. Dell Technologies sells components to these contract manufacturers and generates large non-trade accounts receivables, an arrangement that would present a risk of uncollectibility if the financial condition of a contract manufacturer should deteriorate.

Although these relationships generate cost efficiencies, they limit Dell Technologies’ direct control over production. The increasing reliance on vendors subjects Dell Technologies to a greater risk of shortages and reduced control over delivery schedules of components and products, as well as a greater risk of increases in product and component costs. Because Dell Technologies maintains minimal levels of component and product inventories, a disruption in component or product availability could harm Dell Technologies’ ability to satisfy customer needs. In addition, defective parts and products from these vendors could reduce product reliability and harm Dell Technologies’ reputation.

If Dell Technologies fails to achieve favorable pricing from vendors, its profitability could be adversely affected.

Dell Technologies’ profitability is affected by its ability to achieve favorable pricing from vendors and contract manufacturers, including through negotiations for vendor rebates, marketing funds, and other vendor funding received in the normal course of business. Because these supplier negotiations are continuous and reflect the evolving competitive environment, the variability in timing and amount of incremental vendor discounts and rebates can affect Dell Technologies’ profitability. The vendor programs may change periodically, potentially resulting in adverse profitability trends if Dell Technologies cannot adjust pricing or variable costs. An inability to establish a cost and product advantage, or determine alternative means to deliver value to customers, may adversely affect Dell Technologies’ revenue and profitability.

Adverse global economic conditions and instability in financial markets may harm Dell Technologies’ business and result in reduced net revenue and profitability.

As a global company with customers operating in a broad range of businesses and industries, Dell Technologies’ performance is affected by global economic conditions. Adverse economic conditions may negatively affect customer demand for Dell Technologies’ products and services. Such economic conditions could result in postponed or decreased spending amid customer concerns over unemployment, reduced asset values, volatile energy costs, geopolitical issues, the availability and cost of credit, and the stability and solvency of financial institutions, financial markets, businesses, local and state governments and sovereign nations. Weak or unstable global economic conditions, including due to international trade protection measures, also could harm Dell Technologies’ business by contributing to product shortages or delays, insolvency of key suppliers, customer and counterparty insolvencies, increased product costs and associated price increases, reduced global sales and increased challenges in managing Dell Technologies’ treasury operations. Any such effects could have a negative impact on Dell Technologies’ net revenue and profitability.

Dell Technologies’ results of operations may be adversely affected if it fails to successfully execute its growth strategy.

Dell Technologies’ growth strategy involves reaching more customers through direct sales, new distribution channels, expanding relationships with resellers, and augmenting select business areas through targeted acquisitions and other commercial arrangements. As more customers are reached through new distribution channels and expanded reseller relationships, Dell Technologies may fail to manage effectively the increasingly difficult tasks of inventory management and demand forecasting. The ability to implement this growth strategy depends on a successful transitioning of sales capabilities, the successful addition to the breadth of Dell Technologies’ solutions capabilities through selective acquisitions of other businesses, and the effective management of the consequences of these strategic initiatives. If Dell Technologies is unable to meet these challenges, its results of operations could be adversely affected.

Dell Technologies faces risks and challenges in connection with its goal of becoming the leading and essential infrastructure solutions provider and its business strategy.

Dell Technologies expects it will take more time and investment to become the leading and essential infrastructure solutions provider, and the investments it must make are likely to result in lower gross margins and raise its operating expenses and capital expenditures.

For Fiscal 2018, Dell Technologies’ Client Solutions business generated approximately 50% of Dell Technologies’ net revenue, and largely relied on PC sales. Revenue from Client Solutions absorbs Dell Technologies’ significant overhead costs and allows for scaled procurement. As a result, Client Solutions remains an important component in Dell Technologies’ ongoing growth strategy. While Dell Technologies continues to rely on Client Solutions as a critical element of its business, Dell Technologies also anticipates an increasingly challenging demand environment in Client Solutions and intensifying market competition. Current challenges in Client Solutions stem from fundamental changes in the PC market, including a decline in worldwide revenues for desktop and laptop PCs, and lower shipment forecasts for PC products due to a general lengthening of the replacement cycle for PC products and increasing interest in alternative mobile solutions. PC shipments worldwide declined during calendar year 2017, and further deterioration in the PC market may occur. Other challenges include declining margins as demand for PC products shifts from higher-margin premium products to lower-cost and lower-margin products, particularly in emerging markets, and significant and increasing competition from efficient and low-cost manufacturers and from manufacturers of innovative and higher-margin PC products.

The challenges Dell Technologies faces include low operating margins for the Infrastructure Solutions Group and, although Client Solutions drives pull-through revenue and cross-selling of ISG solutions, the potential for further margin erosion remains due to intense competition, including emerging competitive pressure from cloud services. Improving the integration of Dell Technologies’ product and service offerings as well as its ability to cross-sell remain a work in progress, as Dell Technologies is in the early stages of integrating its products into solutions and thus far has limited overlap in the base of large customers for the Client Solutions business and the ISG business. In addition, returns from Dell Technologies’ prior acquisitions have been mixed and will require additional investments to reposition the business for growth. As a result of the foregoing challenges, Dell Technologies’ business, financial condition, and results of operations may be adversely affected.

Dell Technologies may not successfully implement its acquisition strategy, which could result in unforeseen operating difficulties and increased costs.

Dell Technologies makes strategic acquisitions of other companies as part of its growth strategy. Dell Technologies could experience unforeseen operating difficulties in assimilating or integrating the businesses, technologies, services, products, personnel, or operations of acquired companies, especially if Dell Technologies is unable to retain the key personnel of an acquired company. Further, future acquisitions may result in a delay or reduction of sales for both Dell Technologies and the acquired company because of customer uncertainty about the continuity and effectiveness of solutions offered by either company and may disrupt Dell Technologies’ existing business by diverting resources and significant management attention that otherwise would be focused on development of the existing business. Acquisitions also may negatively affect Dell Technologies’ relationships with strategic partners if the acquisitions are seen as bringing Dell Technologies into competition with such partners.

To complete an acquisition, Dell Technologies may be required to use substantial amounts of cash, engage in equity or debt financings, or enter into credit agreements to secure additional funds. Such debt financings could involve restrictive covenants that might limit Dell Technologies’ capital-raising activities and operating flexibility. Further, an acquisition may negatively affect Dell Technologies’ results of operations because it may expose Dell Technologies to unexpected liabilities, require the incurrence of charges and substantial indebtedness or other liabilities, have adverse tax consequences, result in acquired in-process research and development expenses, or in the future require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or fail to generate a financial return sufficient to offset acquisition costs.

In addition, Dell Technologies periodically divests businesses, including businesses that are no longer a part of its strategic plan. These divestitures similarly require significant investment of time and resources, may disrupt Dell Technologies’ business and distract management from other responsibilities, and may result in losses on disposition or continued financial involvement in the divested business, including through indemnification or other financial arrangements, for a period following the transaction, which could adversely affect Dell Technologies’ financial results.

If its cost efficiency measures are not successful, Dell Technologies may become less competitive.

Dell Technologies continues to focus on minimizing operating expenses through cost improvements and simplification of its corporate structure. Certain factors may prevent the achievement of these goals, which may negatively affect Dell Technologies’ competitive position. For example, Dell Technologies may experience delays or unanticipated costs in implementing its cost efficiency plans, which could prevent the timely or full achievement of expected cost efficiencies.

Dell Technologies’ inability to manage solutions and product and services transitions in an effective manner could reduce the demand for Dell Technologies’ solutions, products, and services, and the profitability of Dell Technologies’ operations.

Continuing improvements in technology result in the frequent introduction of new solutions, products, and services, improvements in product performance characteristics, and short product life cycles. If Dell Technologies fails to manage in an effective manner transitions to new solutions and offerings, the products and services associated with such offerings and customer demand for Dell Technologies’ solutions, products and services could diminish, and Dell Technologies’ profitability could suffer.

Dell Technologies is increasingly sourcing new products and transitioning existing products through its contract manufacturers and manufacturing outsourcing relationships in order to generate cost efficiencies and better serve its customers. The success of product transitions depends on a number of factors, including the availability of sufficient quantities of components at attractive costs. Product transitions also present execution challenges and risks, including the risk that new or upgraded products may have quality issues or other defects.

Failure to deliver high-quality hardware, software, and services could lead to loss of customers and diminished profitability.

Dell Technologies must identify and address quality issues associated with its hardware, software, and services, many of which include third-party components. Although quality testing is performed regularly to detect quality problems and implement required solutions, failure to identify and correct significant product quality issues before the sale of such products to customers could result in lower sales, increased warranty or replacement expenses and reduced customer confidence, which could harm Dell Technologies’ operating results.

Dell Technologies’ ability to generate substantial non-U.S. net revenue is subject to additional risks and uncertainties.

Sales outside the United States accounted for approximately 51% of Dell Technologies’ consolidated net revenue for Fiscal 2018. Dell Technologies’ future growth rates and success are substantially dependent on the continued growth of Dell Technologies’ business outside of the United States. Dell Technologies’ international operations face many risks and uncertainties, including varied local economic and labor conditions; political instability; changes in the U.S. and international regulatory environments; the impacts of trade protection measures, including increases in tariffs and trade barriers due to the current geopolitical climate and changes and instability in government policies and international trade arrangements, which could adversely affect our ability to conduct business in non-U.S. markets; tax laws (including U.S. taxes on foreign operations); copyright levies; and foreign currency exchange rates. Any of these factors could negatively affect Dell Technologies’ international business results and prospects for growth.

Dell Technologies’ profitability may be adversely affected by product, customer, and geographic sales mix, and seasonal sales trends.

Dell Technologies’ overall profitability for any period may be adversely affected by changes in the mix of products, customers, and geographic markets reflected in sales for that period, and by seasonal trends. Profit margins vary among products, services, customers, and geographic markets. For instance, services offerings generally have a higher profit margin than consumer products. In addition, parts of Dell Technologies’ business are subject to seasonal sales trends. Among the trends with the most significant impact on Dell Technologies’ operating results, sales to government customers (particularly the U.S. federal government) are typically stronger in Dell Technologies’ third fiscal quarter, sales in Europe, the Middle East and Africa are often weaker in Dell Technologies’ third fiscal quarter, and sales to consumers are typically strongest during Dell Technologies’ fourth fiscal quarter.

Dell Technologies may lose revenue opportunities and experience gross margin pressure if sales channel participants fail to perform as expected.

Dell Technologies relies on third-party value-added resellers, system integrators, distributors, retailers, and other sales channels to complement its direct sales organization in order to reach more end-users globally. Future operating results depend on the performance of sales channel participants and on Dell Technologies’ success in maintaining and developing these relationships. Revenue and gross margins could be negatively affected if the financial condition or operations of channel participants weaken as a result of adverse economic conditions or other business challenges, or if uncertainty regarding the demand for Dell Technologies’ products causes channel participants to reduce their orders for these products. Further, some channel participants may consider the expansion of Dell Technologies’ direct sales initiatives to conflict with their business interests as distributors or resellers of Dell Technologies’ products, which could lead them to reduce their investment in the distribution and sale of such products, or to cease all sales of Dell Technologies’ products.

Dell Technologies’ financial performance could suffer from reduced access to the capital markets by Dell Technologies or some of its customers.

Dell Technologies may access debt and capital sources to provide financing for customers and to obtain funds for general corporate purposes, including working capital, acquisitions, capital expenditures, and funding of customer receivables. In addition, Dell Technologies maintains customer financing relationships with some companies that rely on access to the debt and capital markets to meet significant funding needs. Any inability of these companies to access such markets could compel Dell Technologies to self-fund transactions with such companies or to forgo customer financing opportunities, which could harm Dell Technologies’ financial performance. The debt and capital markets may experience extreme volatility and disruption from time to time in the future, which could result in higher credit spreads in such markets and higher funding costs for Dell Technologies. Deterioration in Dell Technologies’ business performance, a credit rating downgrade, volatility in the securitization markets, changes in financial services regulation, or adverse changes in the economy could lead to reductions in the availability of debt financing. In addition, these events could limit Dell Technologies’ ability to continue asset securitizations or other forms of financing from debt or capital sources, reduce the amount of financing receivables that Dell Technologies originates, or negatively affect the costs or terms on which Dell Technologies may be able to obtain capital. Any of these developments could adversely affect Dell Technologies’ net revenue, profitability and cash flows.

Weak economic conditions and additional regulation could harm Dell Technologies’ financial services activities.

Dell Technologies’ financial services activities are negatively affected by adverse economic conditions that contribute to loan delinquencies and defaults. An increase in loan delinquencies and defaults would result in greater net credit losses, which may require Dell Technologies to increase its reserves for customer receivables.

In addition, the implementation of new financial services regulation, or the application of existing financial services regulation in countries where Dell Technologies expands its financial services and related supporting activities, could unfavorably affect the profitability and cash flows of Dell Technologies’ consumer financing activities.

Dell Technologies is subject to counterparty default risks.

Dell Technologies has numerous arrangements with financial institutions that include cash and investment deposits, interest rate swap contracts, foreign currency option contracts and forward contracts. As a result, Dell Technologies is subject to the risk that the counterparty to one or more of these arrangements will default, either voluntarily or involuntarily, on its performance under the terms of the arrangement. In times of market distress, a counterparty may default rapidly and without notice, and Dell Technologies may be unable to take action to cover its exposure, either because of lack of contractual ability to do so or because market conditions make it difficult to take effective action. If one of Dell Technologies’ counterparties becomes insolvent or files for bankruptcy, Dell Technologies’ ability eventually to recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable legal regime governing the bankruptcy proceeding. In the event of such a default, Dell Technologies could incur significant losses, which could harm Dell Technologies’ business and adversely affect its results of operations and financial condition.

The exercise by customers of certain rights under their services contracts with Dell Technologies, or Dell Technologies’ failure to perform as it anticipates at the time it enters into services contracts, could adversely affect Dell Technologies’ revenue and profitability.

Many of Dell Technologies’ services contracts allow customers to take actions that may adversely affect Dell Technologies’ revenue and profitability. These actions include terminating a contract if Dell Technologies’ performance does not meet specified service levels, requesting rate reductions or contract termination, reducing the use of Dell Technologies’ services or terminating a contract early upon payment of agreed fees. In addition, Dell Technologies estimates the costs of delivering the services at the outset of the contract. If Dell Technologies fails to estimate such costs accurately and actual costs significantly exceed estimates, Dell Technologies may incur losses on the services contracts.

Loss of government contracts could harm Dell Technologies’ business.

Contracts with U.S. federal, state, and local governments and with foreign governments are subject to future funding that may affect the extension or termination of programs and to the right of such governments to terminate contracts for convenience or non-appropriation. There is pressure on governments, both domestically and internationally, to reduce spending. Funding reductions or delays could adversely affect public sector demand for Dell Technologies’ products and services. In addition, if Dell Technologies violates legal or regulatory requirements, the applicable government could suspend or disbar Dell Technologies as a contractor, which would unfavorably affect Dell Technologies’ net revenue and profitability.

Dell Technologies’ business could suffer if Dell Technologies does not develop and protect its proprietary intellectual property or obtain or protect licenses to intellectual property developed by others on commercially reasonable and competitive terms.

If Dell Technologies or its suppliers are unable to develop or protect desirable technology or technology licenses, Dell Technologies may be prevented from marketing products, may have to market products without desirable features, or may incur substantial costs to redesign products. Dell Technologies also may have to defend or enforce legal actions or pay damages if Dell Technologies is found to have violated the intellectual property of other parties. Although Dell Technologies’ suppliers might be contractually obligated to obtain or protect such licenses and indemnify Dell Technologies against related expenses, those suppliers could be unable to meet their obligations. Although Dell Technologies invests in research and development and obtains additional intellectual property through acquisitions, those activities do not guarantee that Dell Technologies will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on Dell Technologies’ business. In addition, Dell Technologies’ operating costs could increase because of copyright levies or similar fees by rights holders and collection agencies in European and other countries.

Infrastructure disruptions could harm Dell Technologies’ business.

Dell Technologies depends on its information technology and manufacturing infrastructure to achieve its business objectives. Natural disasters, manufacturing failures, telecommunications system failures, or defective or improperly installed new or upgraded business management systems could lead to disruptions in this infrastructure. Portions of Dell Technologies’ IT infrastructure also may experience interruptions, delays or cessations of service, or produce errors in connection with systems integration or migration work. Such disruptions may adversely affect Dell Technologies’ ability to receive or process orders, manufacture and ship products in a timely manner or otherwise conduct business in the normal course. Further, portions of Dell Technologies’ services business involve the processing, storage and transmission of data, which also would be negatively affected by such an event. Disruptions in Dell Technologies’ infrastructure could lead to loss of customers and revenue, particularly during a period of heavy demand for Dell Technologies’ products and services. Dell Technologies also could incur significant expense in repairing system damage and taking other remedial measures.

Cyber attacks or other data security incidents that disrupt Dell Technologies’ operations or result in the breach or other compromise of proprietary or confidential information about Dell Technologies or Dell Technologies’ workforce, customers or other third parties could disrupt Dell Technologies’ business, harm its reputation, cause Dell Technologies to lose clients and expose Dell Technologies to costly regulatory enforcement and litigation.

Dell Technologies manages, stores and otherwise processes various proprietary information and sensitive or confidential data relating to its operations. In addition, Dell Technologies’ cloud computing businesses routinely process, store and transmit large amounts of data, including sensitive and personally identifiable information, for Dell Technologies’ customers. Dell Technologies may experience breaches or other compromise of the information technology systems it uses for these purposes, as criminal or other actors may be able to penetrate Dell Technologies’ network security and misappropriate or compromise Dell Technologies’ confidential information or that of third parties, create system disruptions or cause shutdowns. Further, hardware and operating system software and applications that Dell Technologies produces or procures from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of such systems.

The costs to address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Remediation efforts may not be successful and could result in interruptions, delays, or cessation of service and loss of existing or potential customers that may impede Dell Technologies’ sales, manufacturing, distribution or other critical functions. Dell Technologies could lose existing or potential customers for outsourcing services or other information technology solutions in connection with any actual or perceived security vulnerabilities in Dell Technologies’ products. In addition, breaches of Dell Technologies’ security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about Dell Technologies or its customers or other third parties could expose Dell Technologies, its customers or other third parties affected to a risk of loss or misuse of this information, result in regulatory enforcement, litigation and potential liability for Dell Technologies, damage Dell Technologies’ brand and reputation or otherwise harm Dell Technologies’ business. Further, Dell Technologies relies in certain limited capacities on third-party data management providers and other vendors whose possible security problems and security vulnerabilities may have similar effects on Dell Technologies.

Dell Technologies is subject to laws, rules and regulations in the United States and other countries relating to the collection, use and security of user and other data. Dell Technologies’ ability to execute transactions and to possess and use personal information and data in conducting its business subjects it to legislative and regulatory burdens that may require Dell Technologies to notify regulators and customers, employees, or other individuals of a data security breach, including in the European Union under the EU General Data Protection Regulation, which took effect in May 2018. Dell Technologies has incurred, and will continue to incur, significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, but despite such expenditures may face regulatory and other legal actions in the event of a data breach or perceived or actual non-compliance with such requirements.

Failure to hedge effectively Dell Technologies’ exposure to fluctuations in foreign currency exchange rates and interest rates could adversely affect Dell Technologies’ financial condition and results of operations.

Dell Technologies utilizes derivative instruments to hedge its exposure to fluctuations in foreign currency exchange rates and interest rates. Some of these instruments and contracts may involve elements of market and credit risk in excess of the amounts recognized in Dell Technologies’ financial statements. If Dell Technologies is not successful in monitoring its foreign exchange exposures and conducting an effective hedging program, Dell Technologies’ foreign currency hedging activities may not offset the impact of fluctuations in currency exchange rates on its future results of operations and financial position.

The expiration of tax holidays or favorable tax rate structures, unfavorable outcomes in tax audits and other tax compliance matters, or adverse legislative or regulatory tax changes could result in an increase in Dell Technologies’ tax expense or Dell Technologies’ effective income tax rate.

Portions of Dell Technologies’ operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time. Many of these holidays may be extended when certain conditions are met, or may be terminated if certain conditions are not met. If the tax holidays are not extended, or if Dell Technologies fails to satisfy the conditions of the reduced tax rate, its effective tax rate would be impacted. Dell Technologies’ effective tax rate also could be impacted if Dell Technologies’ geographic sales mix changes. In addition, any actions by Dell Technologies to repatriate non-U.S. earnings for which it has not previously provided for U.S. taxes may affect the effective tax rate.

The application of tax laws to Dell Technologies’ operations and past transactions involves some inherent uncertainty. Dell Technologies is continually under audit in various tax jurisdictions. Although Dell Technologies believes its tax positions are appropriate, Dell Technologies may not be successful in resolving potential tax claims that arise from these audits. An unfavorable outcome in certain of these matters could result in a substantial increase in Dell Technologies’ tax expense. In addition, Dell Technologies’ provision for income taxes could be affected by changes in the valuation of deferred tax assets.

Changes in tax laws (including any future Treasury notices or regulations related to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017) could adversely affect Dell Technologies’ operations and profitability. In recent years, numerous legislative, judicial and administrative changes have been made to tax laws applicable to Dell Technologies and companies similar to Dell Technologies. Additional changes to tax laws are likely to occur, and such changes may adversely affect Dell Technologies’ tax liability.

Dell Technologies’ profitability could suffer from any impairment of its portfolio investments.

Dell Technologies invests a significant portion of its available funds in a portfolio consisting primarily of debt securities of various types and maturities pending the deployment of these funds in Dell Technologies’ business. Dell Technologies’ earnings performance could suffer from any impairment of its investments. Dell Technologies’ portfolio securities generally are classified as available-for-sale and are recorded in Dell Technologies’ financial statements at fair value. If any such investments experience declines in market price and it is determined that such declines are other than temporary, Dell Technologies may have to recognize in earnings the decline in the fair market value of such investments below their cost or carrying value.

Unfavorable results of legal proceedings could harm Dell Technologies’ business and result in substantial costs.

Dell Technologies is involved in various claims, suits, investigations and legal proceedings that arise from time to time in the ordinary course of business, as well as those that arose in connection with Dell’s going-private transaction and the EMC merger, including those described elsewhere in this proxy statement/prospectus. Additional legal claims or regulatory matters may arise in the future and could involve stockholder, consumer, regulatory, compliance, intellectual property, antitrust, tax and other issues on a global basis. Litigation is inherently unpredictable. Regardless of the merits of the claims, litigation may be both time-consuming and disruptive to Dell Technologies’ business. Dell Technologies could incur judgments or enter into settlements of claims that could adversely affect its operating results or cash flows in a particular period. In addition, Dell Technologies’ business, operating results, and financial condition could be adversely affected if any infringement or other intellectual property claim made against it by any third party is successful, or if Dell Technologies fails to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions.

Dell Technologies is incurring increased costs and is subject to additional regulations and requirements as a public company, and Dell Technologies’ management is required to devote substantial time to compliance matters, which could lower Dell Technologies’ profits or make it more difficult to run its business.

Since it became a public company in June 2016, Dell Technologies has been incurring significant legal, accounting, and other expenses that it had not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. Dell Technologies also is incurring costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for financial reporting and corporate governance purposes have been increasing. The increased Dell Technologies’ legal and financial compliance costs have made some activities more time-consuming and costly. Dell Technologies’ management has to devote substantial time to ensuring that it complies with all of these requirements. Laws and regulations affecting public company directors and executive officers could make it more difficult for Dell Technologies to attract and retain qualified persons to serve on its board of directors or its board committees or as its executive officers. Further, if Dell Technologies is unable to satisfy its obligations as a public company, the Class C Common Stock could be subject to delisting from the NYSE and Dell Technologies could be subject to fines, sanctions and other regulatory action and potentially civil litigation.

Compliance requirements of current or future environmental and safety laws, or other laws, may increase costs, expose Dell Technologies to potential liability and otherwise harm Dell Technologies’ business.

Dell Technologies’ operations are subject to environmental and safety regulations in all areas in which Dell Technologies conducts business. Product design and procurement operations must comply with new and future requirements relating to climate change laws and regulations, materials composition, sourcing, energy efficiency and collection, recycling, treatment, transportation and disposal of electronics products, including restrictions on mercury, lead, cadmium, lithium metal, lithium ion and other substances. If Dell Technologies fails to comply with applicable rules and regulations regarding the transportation, source, use and sale of such regulated substances, Dell Technologies could be subject to liability. The costs and timing of costs under environmental and safety laws are difficult to predict, but could have an adverse impact on Dell Technologies’ business.

In addition, Dell Technologies and its subsidiaries are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business, and are also subject to export controls, customs and economic sanctions laws and embargoes imposed by the U.S. government. Violations of the Foreign Corrupt Practices Act or other anti-corruption laws or export control, customs or economic sanctions laws may result in severe criminal or civil sanctions and penalties, and Dell Technologies and its subsidiaries may be subject to other liabilities which could have a material adverse effect on their business, results of operations and financial condition.

Dell Technologies also is subject to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act intended to improve transparency and accountability concerning the supply of minerals originating from the conflict zones of the Democratic Republic of Congo or adjoining countries. Dell Technologies will incur costs to comply with the disclosure requirements of this law and may realize other costs relating to the sourcing and availability of minerals used in Dell Technologies’ products. Further, Dell Technologies may face reputational harm if its customers or other Dell Technologies stakeholders conclude that Dell Technologies is unable to sufficiently verify the origins of the minerals used in its products.

Armed hostilities, terrorism, natural disasters, or public health issues could harm Dell Technologies’ business.

Armed hostilities, terrorism, natural disasters or public health issues, whether in the United States or abroad, could cause damage or disruption to Dell Technologies or Dell Technologies’ suppliers and customers, or could create political or economic instability, any of which could harm Dell Technologies’ business. For example, the earthquake and tsunami in Japan and severe flooding in Thailand which occurred during fiscal year 2012 caused damage to infrastructure and factories that disrupted the supply chain for a variety of components used in Dell’s products. Any such future events could cause a decrease in demand for Dell Technologies’ products, make it difficult or impossible to deliver products or for suppliers to deliver components, and create delays and inefficiencies in Dell Technologies’ supply chain.

Dell Technologies is highly dependent on the services of Michael S. Dell, its Chief Executive Officer, and its success depends on the ability to attract, retain, and motivate key employees.

Dell Technologies is highly dependent on the services of Michael S. Dell, its Chief Executive Officer and largest stockholder. If Dell Technologies loses the services of Mr. Dell, Dell Technologies may not be able to locate a suitable or qualified replacement, and Dell Technologies may incur additional expenses to recruit a replacement, which could severely disrupt Dell Technologies’ business and growth. Further, Dell Technologies relies on key personnel, including other members of its executive leadership team, to support its business and increasingly complex product and services offerings. Dell Technologies may not be able to attract, retain and motivate the key professional, technical, marketing and staff resources needed.

Dell Technologies’ substantial level of indebtedness could adversely affect its financial condition.

Dell Technologies and its subsidiaries have a substantial amount of indebtedness, which require significant interest and other debt service payments. As of August 3, 2018, Dell Technologies and its subsidiaries had approximately $50.3 billion aggregate principal amount of indebtedness. As of the same date, Dell Technologies and its subsidiaries also had an additional $4.9 billion available for borrowing under its revolving credit facilities.

Dell Technologies’ substantial level of indebtedness could have important consequences, including the following:

•

Dell Technologies must use a substantial portion of its cash flow from operations to pay interest and principal on its senior credit facilities, its senior secured and senior unsecured notes, and its other indebtedness, which reduces funds available to Dell Technologies for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	Dell Technologies’ ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired;

•	Dell Technologies is exposed to fluctuations in interest rates because Dell Technologies’ senior credit facilities have variable rates of interest;

•

Dell Technologies’ leverage may be greater than that of some of its competitors, which may put Dell Technologies at a competitive disadvantage and reduce Dell Technologies’ flexibility in responding to current and changing industry and financial market conditions; and

•

Dell Technologies may be unable to comply with financial and other restrictive covenants in its senior credit facilities, the notes, and other indebtedness that limit Dell Technologies’ ability to incur additional debt, make investments and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on Dell Technologies’ business and prospects and could force it into bankruptcy or liquidation.

Dell Technologies and its subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Dell Technologies’ and its subsidiaries’ credit facilities and the indentures that govern the notes. If new indebtedness is added to the debt levels of Dell Technologies and its subsidiaries, the related risks that Dell Technologies now faces could intensify. Dell Technologies’ ability to access additional funding under its revolving credit facilities will depend upon, among other factors, the absence of a default under either such facility, including any default arising from a failure to comply with the related covenants. If Dell Technologies is unable to comply with its covenants under its revolving credit facilities, Dell Technologies’ liquidity may be adversely affected.

From time to time, when it believes it is advantageous to do so, Dell Technologies may seek to reduce its leverage by repaying certain of its indebtedness before the maturity dates of such indebtedness. Dell Technologies may be unable to generate operating cash flows and other cash necessary to achieve a level of debt reduction that will significantly enhance its credit quality and reduce the risks associated with its substantial indebtedness.

As of February 2, 2018, approximately $12.6 billion of Dell Technologies’ debt was variable-rate debt and a 100 basis point increase in interest rates would have resulted in an increase of approximately $126 million in annual interest expense on such debt. Dell Technologies’ ability to meet its expenses, to remain in compliance with its covenants under its debt instruments and to make future principal and interest payments in respect of its debt depends on, among other factors, Dell Technologies’ operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic, and other factors. Dell Technologies is not able to control many of these factors. Given current industry and economic conditions, Dell Technologies’ cash flow may not be sufficient to allow Dell Technologies to pay principal and interest on its debt and meet its other obligations.

The financial performance of Dell Technologies is affected by the financial performance of VMware.

Because Dell Technologies consolidates the financial results of VMware in its results of operations, its financial performance is affected by the financial performance of VMware, which may be affected by a number of factors, including, but not limited to:

•	fluctuations in demand, adoption rates, sales cycles (which have been increasing in length), and pricing levels for VMware’s products and services;

•	changes in customers’ budgets for information technology purchases and in the timing of its purchasing decisions;

•

the timing of recognizing revenues in any given quarter, which can be affected by a number of factors, including product announcements, beta programs and product promotions that can cause revenue recognition of certain orders to be deferred until future products to which customers are entitled become available;

•	the timing of announcements or releases of new or upgraded products and services by VMware or by its competitors;

•	the timing and size of business realignment plans and restructuring charges;

•	VMware’s ability to maintain scalable internal systems for reporting, order processing, license fulfillment, product delivery, purchasing, billing and general accounting, among other functions;

•	VMware’s ability to control costs, including its operating expenses;

•	credit risks of VMware’s distributors, who account for a significant portion of VMware’s product revenues and accounts receivable;

•	VMware’s ability to process sales at the end of the quarter;

•	seasonal factors, such as the end of fiscal period budget expenditures by VMware’s customers and the timing of holiday and vacation periods;

•	renewal rates and the amounts of the renewals for enterprise agreements, as the original terms of such agreements expire;

•	the timing and amount of software development costs that may be capitalized;

•	unplanned events that could affect market perception of the quality or cost-effectiveness of VMware’s products and solutions; and

•	VMware’s ability to predict accurately the degree to which customers will elect to purchase its subscription-based offerings in place of licenses to its on-premises offerings.

Dell Technologies’ pension plan assets are subject to market volatility.

Through the EMC merger, Dell Technologies assumed a noncontributory defined pension plan, which was originally part of the EMC legacy acquisition of Data General. The plan’s assets are invested in common stocks, bonds and cash. As of February 2, 2018 the expected long-term rate of return on the plan’s assets was 6.5%, which represented the average of the expected long-term rates of return weighted by the plan’s assets as of February 2, 2018. As market conditions permit, Dell Technologies expects to continue to shift the asset allocation to lower the percentage of investments in equities and increase the percentage of investments in long-duration fixed-income securities. The effect of such a change could result in a reduction in the long-term rate of return on plan assets and an increase in future pension expense. As of February 2, 2018, the ten-year historical rate of return on plan assets was 7.38%, and the inception-to-date return on plan assets was 9.74%. Should Dell Technologies not achieve the expected rate of return on the plan’s assets or if the plan experiences a decline in the fair value of its assets, Dell Technologies may be required to contribute assets to the plan, which could materially adversely affect its results of operations or financial condition.

Risks Relating to Class V Common Stock and our Tracking Stock Structure

The Class V Common Stock and our existing tracking stock structure are subject to the risks set forth below. For a discussion of the differences between the Class V Common Stock and the Class C Common Stock, see “Comparison of Rights of Class V Stockholders and Class C Stockholders.”

Holders of Class V Common Stock are common stockholders of Dell Technologies and, therefore, are subject to risks associated with an investment in Dell Technologies as a whole.

Even though Dell Technologies attributes, for financial reporting purposes, all of Dell Technologies’ consolidated assets, liabilities, revenue and expenses to either the DHI Group or the Class V Group in order to determine the DHI Group and Class V Common Stock earnings and earnings per share and to prepare the unaudited financial information for the Class V Group, Dell Technologies retains legal title to all of Dell

Technologies’ assets, and Dell Technologies’ tracking stock capitalization does not limit Dell Technologies’ legal responsibility, or that of Dell Technologies’ subsidiaries, for their debts and liabilities. The DHI Group generally refers to the direct and indirect interest of Dell Technologies in all of Dell Technologies’ business, assets, properties, liabilities and preferred stock other than those attributable to the Class V Group, as well as the DHI Group’s retained interest in the Class V Group equal to approximately 38.9% of Dell Technologies’ economic interest in the Class V Group as of October 15, 2018. The Class V Common Stock is intended to track the economic performance of approximately 61.1% of Dell Technologies’ economic interest in the Class V Group as of October 15, 2018. The Class V Group consists solely of VMware common stock held by Dell Technologies. As of October 15, 2018, the Class V Group consisted of approximately 331 million shares of VMware common stock.

Although Dell Technologies’ tracking stock policy provides that reallocations of assets between groups may result in the creation of inter-group debt or an increase or decrease of the DHI Group’s inter-group interest in the Class V Group or in an offsetting reallocation of cash or other assets, Dell Technologies’ creditors are not limited by Dell Technologies’ tracking stock capitalization from proceeding against any assets against which they could have proceeded if Dell Technologies did not have a tracking stock capitalization. The DHI Group and the Class V Group are not separate legal entities and cannot own assets, and, as a result, holders of Class V Common Stock do not have special legal rights related to specific assets attributed to the Class V Group and, in any liquidation, holders of DHI Group common stock and holders of Class V Common Stock will be entitled to their proportionate interests in assets of Dell Technologies after payment or provision for payment of the debts and liabilities of Dell Technologies and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock based on their respective numbers of liquidation units.

The Dell Technologies board of directors may not reallocate assets and liabilities between the DHI Group and the Class V Group without the approval of the Capital Stock Committee, which currently consists solely of independent directors, but any such reallocation of assets and liabilities may make it difficult to assess the future prospects of either group based on its past performance.

The board of directors may not allocate or reallocate assets and liabilities to one group or the other without the approval of the Capital Stock Committee, which must consist of a majority of independent directors who meet stock exchange requirements for audit committee service, and which currently consists solely of independent directors who meet such independence requirements of the NYSE. Any such allocation or reallocation may be made without the approval of any of Dell Technologies’ stockholders in accordance with the Dell Technologies tracking stock policy and the Company certificate. Any such reallocation made by the board of directors, as well as the existence of the right in and of itself to effect a reallocation, may affect the ability of investors to assess the future prospects of either group, including its liquidity and capital resource needs, based on its past performance. Stockholders also may have difficulty evaluating the liquidity and capital resources of each group based on past performance, as the board of directors may use one group’s liquidity to fund the other group’s liquidity and capital expenditure requirements through the use of inter-group loans or other inter-group arrangements.

In addition, any allocation or reallocation of assets and liabilities to one group or the other that results in the Class V Common Stock ceasing to track the performance of the VMware Class A common stock could result in the delisting of the Class V Common Stock from the NYSE, as discussed below, which would materially adversely affect the liquidity and value of the Class V Common Stock.

The listing standards of the NYSE include certain requirements to maintain the listing of an Equity Investment Tracking Stock, and if the Class V Common Stock were delisted because of the failure to meet any of such requirements, the liquidity and value of the Class V Common Stock would be materially adversely affected.

The NYSE has listing standards for a tracking stock, which the NYSE refers to as an “Equity Investment Tracking Stock,” that tracks the performance of an investment by the issuer in the common equity of another company listed on the NYSE, such as VMware. These listing standards provide that the Class V Common Stock could be delisted from the NYSE if:

•	the VMware Class A common stock ceases to be listed on the NYSE;

•	Dell Technologies ceases to own, directly or indirectly, at least 50% of either the economic interest or the voting power of all of the outstanding classes of common equity of VMware; or

•	the Class V Common Stock ceases to track the performance of the VMware Class A common stock.

If any of the foregoing conditions were no longer met at any time, the NYSE would determine whether the Class V Common Stock could meet any other applicable initial listing standard in place at that time. If the Class V Common Stock did not qualify for initial listing at that time under another applicable listing standard, the NYSE would commence delisting proceedings. Further, if trading in the VMware Class A common stock were suspended or delisting proceedings were commenced with respect to such VMware Class A common stock, trading in the Class V Common Stock would be suspended or delisting proceedings would be commenced with respect to the Class V Common Stock at the same time. Any delisting of the Class V Common Stock would materially adversely affect the liquidity and value of the Class V Common Stock.

The market price of Class V Common Stock may not reflect the performance of the Class V Group as Dell Technologies intends.

The market price of the Class V Common Stock may not reflect the performance of Dell Technologies’ interest in VMware and any other businesses, assets and liabilities that may be attributed to the Class V Group at any time. Holders of Class V Common Stock are common stockholders of Dell Technologies as a whole and, as such, are subject to all risks associated with an investment in Dell Technologies and all of Dell Technologies’ businesses, assets and liabilities, including the approximately $50.3 billion of aggregate principal amount of indebtedness that Dell Technologies had outstanding as of August 3, 2018. In addition, investors may discount the value of the Class V Common Stock because it is part of a common enterprise rather than of a stand-alone entity. As a result of the characteristics of tracking stocks, tracking stocks often trade at a discount to the estimated value of the assets or businesses they are intended to track. Since its original issuance at the closing of the EMC merger, the Class V Common Stock has traded at a discount to the market price of the VMware Class A common stock.

The market price of Class V Common Stock has been, and may continue to be volatile and affected by factors that do not affect traditional common stock.

The market price of Class V Common Stock may be materially affected by, among other factors:

•	actual or anticipated fluctuations in VMware’s operating results or in the operating results of any other businesses attributable to the Class V Group from time to time;

•	potential acquisition activity by Dell Technologies or the companies in which Dell Technologies invests;

•	adverse changes in the credit rating or credit quality of Dell Technologies and its subsidiaries;

•

issuances of additional debt or equity securities to raise capital by Dell Technologies or the companies in which Dell Technologies invests and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

•	changes in financial estimates by securities analysts regarding Class V Common Stock or the companies attributable to either of Dell Technologies’ groups;

•	changes in market valuations of other companies engaged in similar lines of business;

•

the complex nature and the potential difficulties investors may have in understanding the terms of the Class V Common Stock, as well as concerns regarding the possible effect of certain of those terms on an investment in Dell Technologies’ stock; and

•	general market conditions.

The market price of Class V Common Stock has fluctuated significantly, and may fluctuate significantly in the future, as a result of these and other factors. The market price of the Class V Common Stock may decline from time to time and you may not be able to sell your shares of Class V Common Stock at an attractive price or at all.

Dell Technologies may not pay dividends equally or at all on the Class V Common Stock.

Except for the conditional special cash dividend it has declared in connection with the Class V transaction, VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Dell Technologies does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Dell Technologies that is attributable to the Class V Group, Dell Technologies could, but would not be required to, distribute some or all of that amount to the holders of Class V Common Stock. Dell Technologies has the right to pay dividends on the shares of common stock of each group in equal or unequal amounts, and Dell Technologies may pay dividends on the shares of common stock of one group and not pay dividends on shares of common stock of the other group. In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce Dell Technologies’ assets legally available to be paid as dividends on the shares relating to the other group.

Dell Technologies’ tracking stock capital structure could create conflicts of interest, and the board of directors might make decisions that could adversely affect only some holders of Dell Technologies common stock.

Dell Technologies’ tracking stock capital structure could give rise to circumstances in which the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the DHI Group and the Class V Group. Dell Technologies’ groups are not separate entities and thus holders of DHI Group common stock and Class V Common Stock do not have the right to elect separate boards of directors. As a result, Dell Technologies’ officers and directors owe fiduciary duties to Dell Technologies as a whole and all of Dell Technologies’ stockholders as opposed to only holders of a particular group. Decisions deemed to be in the best interest of Dell Technologies and all of Dell Technologies’ stockholders may not be in the best interest of a particular group when considered independently, such as:

•	decisions as to the terms of any business relationships that may be created between the DHI Group and the Class V Group or the terms of any reallocations of assets between the groups;

•	decisions as to the allocation of corporate opportunities between the groups, especially where the opportunities might meet the strategic business objectives of both groups;

•	decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

•

decisions as to the conversion of Class V Common Stock into Class C Common Stock, which the board of directors may make in its sole discretion, so long as the Class C Common Stock is then traded on a U.S. securities exchange;

•	decisions regarding the increase or decrease of the inter-group interest that the DHI Group may own in the Class V Group from time to time;

•	decisions as to the internal or external financing attributable to businesses or assets attributed to either of Dell Technologies’ groups;

•	decisions as to the dispositions of assets of either of Dell Technologies’ groups; and

•	decisions as to the payment of dividends on the stock relating to either of Dell Technologies’ groups.

Ownership of DHI Group common stock and Class V Common Stock by Dell Technologies’ directors or officers may create or appear to create conflicts of interest.

With the exception of the Company’s three independent directors (whose equity compensation by Dell Technologies must be approximately half in the form of Class V Common Stock or options to acquire Class V Common Stock based on value at the time of grant), it is expected that all or substantially all of the direct and indirect equity ownership in Dell Technologies of Dell Technologies’ directors and officers will continue to consist of DHI Group common stock. Such ownership of DHI Group common stock by Dell Technologies’ directors and officers could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of DHI Group common stock or Class V Common Stock.

The Dell Technologies board of directors may not change the Dell Technologies tracking stock policy without the approval of the Capital Stock Committee, which currently consists solely of independent directors, but any such change may be made to the detriment of either group without stockholder approval.

The board of directors has adopted the Dell Technologies tracking stock policy, a copy of which is filed as Exhibit 99.2 to the Company’s annual report on Form 10-K for Fiscal 2018, to serve as guidelines in making decisions regarding the relationships between the DHI Group and the Class V Group with respect to matters such as tax liabilities and benefits, inter-group debt, inter-group interests, allocation and reallocation of assets, financing alternatives, corporate opportunities, payment of dividends and similar items. These policies also set forth the initial allocation of Dell Technologies’ businesses, assets and liabilities between the groups. These policies are not included in the Company certificate. The board of directors may not change or make exceptions to these policies without the approval of the Capital Stock Committee, which must consist of a majority of independent directors who meet stock exchange requirements for audit committee service, and which currently consists solely of directors who meet such independence requirements of the NYSE. Because these policies relate to matters concerning the day-to-day management of Dell Technologies as opposed to significant corporate actions, such as a merger involving Dell Technologies or a sale of substantially all of Dell Technologies’ assets, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while conferring an advantage on the other.

Holders of shares of stock relating to a particular group may not have any remedies if any action by Dell Technologies’ directors or officers has an adverse effect on only that stock.

Principles of Delaware law and the provisions of the Company certificate may protect decisions of the board of directors that have a disparate impact upon holders of shares of stock relating to a particular group. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all stockholders. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the corporation’s certificate of incorporation, a board of directors owes an equal duty to all stockholders and does not have separate or additional duties to holders of any class or series of stock. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, Dell Technologies’ directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group. Under the principles of Delaware law and the business judgment rule referred to above, Dell Technologies stockholders may not be able to successfully challenge decisions they believe have a disparate impact upon the stockholders of one of Dell Technologies’ groups if a majority of the board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken, and acts in good faith and in the honest belief that the board of directors is acting in the best interests of Dell Technologies and all of Dell Technologies’ stockholders.

Dell Technologies may dispose of assets of the Class V Group without the approval of holders of the Class V Common Stock.

Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Dell Technologies taken as a whole, and the Company certificate does not require a separate class vote in the case of a sale of a significant amount of assets attributed to any of Dell Technologies’ groups. As long as the assets attributed to the Class V Group proposed to be disposed of represent less than substantially all of Dell Technologies’ assets, Dell Technologies may approve sales and other dispositions of any amount of the assets attributed to such group without any stockholder approval.

If Dell Technologies disposes of all or substantially all of the assets attributed to the Class V Group (which means, for this purpose, assets representing 80% of the fair value of the total assets of the Class V Group as of such date, as determined by the board of directors), Dell Technologies would be required, if the disposition is not an excluded transaction under the terms of the Company certificate, to choose one or more of the following three alternatives:

•	declare and pay a dividend on the Class V Common Stock;

•	redeem shares of the Class V Common Stock in exchange for cash, securities, or other property; or

•	so long as the Class C Common Stock is then traded on a U.S. securities exchange, convert all or a portion of the outstanding Class V Common Stock into Class C Common Stock.

In this type of a transaction, holders of the Class V Common Stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the Class V Group.

The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any group of common stock.

Holders of Class V Common Stock may receive less consideration upon a sale of the assets attributed to the Class V Group than if such group were a separate company.

If the Class V Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of Class V Common Stock would receive upon a sale of all or substantially all of the assets of the Class V Group. In addition, in the event of such a sale, the per share consideration to be paid to holders of Class V Common Stock may not be equal to or more than the per share value before or after the announcement of a sale of all or substantially all of the assets of the Class V Group. Further, there is no requirement that the consideration paid be tax-free to the holders of Class V Common Stock. Accordingly, if Dell Technologies sells all or substantially all of the assets attributed to the Class V Group, the value of Dell Technologies’ stockholders’ investment in Dell Technologies could decrease.

In the event of a liquidation of Dell Technologies, holders of Class V Common Stock will not have a priority with respect to the assets attributed to the Class V Group remaining for distribution to stockholders.

Under the Company certificate, upon Dell Technologies’ liquidation, dissolution, or winding-up, holders of the Class V Common Stock will be entitled to receive, in respect of their shares of such stock, their proportionate interest in all of Dell Technologies’ assets, if any, remaining for distribution to holders of common stock in proportion to their respective number of “liquidation units” per share. Relative liquidation units will be based on the volume-weighted average price of the Class V Common Stock over the period of ten trading days commencing shortly after the initial filing of the Company certificate and the determination of the board of directors of the value of the DHI Group common stock at such time. Hence, the assets to be distributed to a holder of Class V Common Stock upon a liquidation, dissolution, or winding-up of Dell Technologies will not be linked to the relative value of the assets attributed to the Class V Group at that time or to changes in the relative value of the DHI Group common stock and the Class V Common Stock over time.

The board of directors in its sole discretion may elect to convert the Class V Common Stock into Class C Common Stock, thereby changing the nature of the investment.

The Company certificate permits the board of directors, in its sole discretion, to convert all of the outstanding shares of Class V Common Stock into Class C Common Stock at such time as the Class C Common Stock is already traded on a U.S. securities exchange and the shares are converted at a ratio that provides the holders of the Class V Common Stock with the applicable conversion premium to which they are entitled. A conversion would preclude the holders of Class V Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the Class V Group. Dell Technologies cannot predict the impact on the market value of Dell Technologies’ stock of (1) the board of directors’ ability to effect any such conversion or (2) the exercise of this conversion right by Dell Technologies.

If Dell Technologies exercises its option to convert all outstanding shares of Class V Common Stock into shares of Class C Common Stock, such conversion would effectively eliminate Dell Technologies’ tracking stock structure because, upon conversion, the holders of Class V Common Stock would hold one of four series of DHI Group common stock, none of which, after such conversion, would be intended to track the performance of any distinct tracking groups. Upon any such conversion, for example, holders would no longer have special class voting rights or be subject to certain redemption or conversion provisions related to the Class V Group. In addition, there would no longer be a Capital Stock Committee or a tracking stock policy.

Holders of DHI Group common stock and Class V Common Stock generally vote together and holders of Class V Common Stock have limited separate voting rights.

Holders of DHI Group common stock and Class V Common Stock vote together as a single class, except in certain limited circumstances prescribed by the Company certificate and under Delaware law. Each share of Class V Common Stock and Class C Common Stock has one vote per share. Each share of Class A Common Stock and Class B Common Stock has ten votes per share. Holders of Class D Common Stock do not vote on any matters except to the extent required under Delaware law. In addition, the Group II Directors are elected solely by the holders of Class A Common Stock voting as a separate class and the Group III Directors are elected solely by the holders of Class B Common Stock voting as a separate class.

As of October 15, 2018, the number of votes to which holders of Class V Common Stock are entitled represent approximately 3.5% of the total number of votes to which all holders of Company common stock are entitled, the number of votes to which holders of Class A Common Stock are entitled represent approximately 72.0% of the total number of votes to which all holders of Company common stock are entitled, the number of votes to which holders of Class B Common Stock are entitled represent approximately 24.1% of the total number of votes to which all holders of Company common stock are entitled, and the number of votes to which holders of Class C Common Stock (other than Mr. Dell) are entitled represent less than 1% of the total number of votes to which all holders of Company common stock are entitled. As a result, when holders of DHI Group common stock and Class V Common Stock vote together as a single class, holders of DHI Group common stock are in a position to control the outcome of the vote even if the matter involves a conflict of interest among Dell Technologies’ stockholders or has a greater impact on one group than the other.

Subject to the terms of the VMware Agreement, Dell Technologies could cause VMware Class A common stock to cease to be publicly listed, which would prevent investors who may view the market price of VMware Class A common stock as relevant to a valuation of the VMware business from accessing sale information.

Certain restrictions in the Company certificate prohibited Dell Technologies from acquiring shares of VMware common stock for two years after the closing of the EMC merger in September 2016 in circumstances in which the VMware Class A common stock would cease to be listed on a U.S. national securities exchange, subject to certain exceptions related to tax consolidation. These restrictions lapsed in September 2018, although any such acquisitions of VMware common stock by Dell Technologies would be subject to restrictions under the terms of the VMware Agreement, as described under “The Merger Agreement—VMware Agreement.” While investors may view the market price of VMware Class A common stock as relevant to a valuation of the VMware reportable segment of Dell Technologies, the Class V Common Stock and the VMware Class A common stock have different characteristics, which Dell Technologies believes has affected, and may continue to affect, their respective market prices in distinct ways. If Dell Technologies determined to take such actions in compliance with the VMware Agreement and the VMware Class A common stock ceased to trade publicly, such action could cause the Class V Common Stock to be delisted from the NYSE, as discussed above, which would materially adversely affect the liquidity and value of the Class V Common Stock.

Holders of Class V Common Stock may not benefit from any potential premiums paid to the public holders of VMware Class A common stock.

Dell Technologies or other persons may choose to purchase shares of VMware Class A common stock at a premium, and holders of Class V Common Stock would not be entitled to a similar premium for their shares of Class V Common Stock in such circumstances.

Dell Technologies’ capital structure, as well as the fact that the Class V Group is not an independent company, may inhibit or prevent acquisition bids for the Class V Group and may make it difficult for a third party to acquire Dell Technologies, even if doing so may be beneficial to Dell Technologies’ stockholders.

If the Class V Group were a separate, independent company, any person interested in acquiring the Class V Group without negotiating with management could seek control of the group by obtaining control of its outstanding voting stock by means of a tender offer or a proxy contest. Although the Class V Common Stock is intended to reflect the separate economic performance of the Class V Group, the group is not a separate entity and a person interested in acquiring only the Class V Group without negotiation with Dell Technologies’ management could obtain control of the group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of Dell Technologies. Even if such control were obtained, the existence of shares of common stock relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to the Dell Technologies capital structure.

Future sales, or the perception of future sales, by Dell Technologies or holders of Class V Common Stock in the public market could cause the market price for the Class V Common Stock to decline.

The sale of substantial amounts of shares of the Class V Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Class V Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Dell Technologies to sell equity securities in the future at a time and at a price that it deems appropriate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement/prospectus that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement/prospectus and in documents incorporated by reference into this proxy statement/prospectus, forward-looking statements include, without limitation, statements regarding financial estimates, completion of the merger and effects of the Class V transaction, future financial and operating results, the Company’s plans, expectations, beliefs, intentions and strategies, and other statements that are not historical facts. Such forward-looking statements may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the Company’s future performance or results inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the Class V transaction to be completed or, if completed, that could affect ownership of the Class C Common Stock or the Company’s business, results of operations, financial condition or prospects include:

•	the uncertain value of the Class C Common Stock issuable in the Class V transaction;

•	the uncertainty of the prices at which the Class C Common Stock will trade after the Class V transaction compared to the value used to determine the exchange ratio in the Class V transaction;

•	the failure of VMware to pay the special cash dividend that is a condition to the closing of the merger and the Class V transaction;

•

the failure to satisfy required closing conditions to the merger and the Class V transaction in a timely fashion or at all, including the failure to obtain the necessary stockholder approvals of the merger agreement and the amended and restated Company certificate;

•	the different factors that may affect the market price of our Class C Common Stock compared to the factors that affect the market price of our Class V Common Stock;

•	the fact the Class V stockholders will no longer directly benefit from increases in the value of VMware common stock;

•	the failure of an active trading market for the Class C Common Stock to develop or be sustained;

•

the lack of a book building process and stabilization activities in connection with the listing of the Class C Common Stock that would be undertaken in connection with an underwritten initial public offering;

•	the potential volatility of the trading price of the Class C Common Stock;

•	the possible adverse impact of inaccurate or unfavorable research reports by securities or industry analysts on the market price or trading volume of the Class C Common Stock;

•	the effect of the disparate voting rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock on the trading price and liquidity of the Class C Common Stock;

•

the control of Dell Technologies by the MD stockholders and the ownership of a substantial majority of Dell Technologies’ common stock by the MD stockholders, the MSD Partners stockholders and the SLP stockholders;

•

the existence of interests of the MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates that may conflict with the interests of other stockholders or those of Dell Technologies;

•	Dell Technologies’ status as a “controlled company” under NYSE rules;

•	differences in the rights of holders of Class C Common Stock compared to the rights of holders of Class V Common Stock;

•

the likelihood that the Company’s actual results of operations and financial position after the Class V transaction will be materially different from those reflected in the unaudited pro forma condensed consolidated financial statements included in this proxy statement/prospectus; and

•	risks relating to the Company’s business and industry.

For a further discussion of these and other risks, contingencies and uncertainties, see “Risk Factors” and the Company’s filings with the SEC incorporated by reference into this proxy statement/prospectus.

Because of these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written or oral forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect changes in its expectations, events or circumstances, or new information after the date of this proxy statement/prospectus, except as may be required under applicable federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present the Company’s selected historical consolidated financial data. On October 29, 2013, the Company acquired Dell in the going-private transaction. For the purposes of the consolidated financial data included in or incorporated by reference into this proxy statement/prospectus, periods prior to October 29, 2013 reflect the financial position, results of operations and cash flows of Dell and its consolidated subsidiaries prior to the going-private transaction, referred to herein as the Predecessor, and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and cash flows of Dell Technologies and its consolidated subsidiaries as a result of the going-private transaction, referred to herein as the Successor.

The consolidated balance sheet data as of February 2, 2018 and February 3, 2017 and the consolidated results of operations and cash flow data for the fiscal years ended February 2, 2018 and February 3, 2017 have been derived from the Company’s audited consolidated financial statements included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of August 3, 2018 and the consolidated results of operations and cash flow data for the six months ended August 3, 2018 and August 4, 2017 have been derived from the Company’s unaudited consolidated financial statements included in the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC and incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of and for the six months ended August 3, 2018 and August 4, 2017 are unaudited, but include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data.

As a result of the going-private transaction, the results of operations and financial position of the Predecessor and Successor are not directly comparable. In addition, the consolidated results of EMC are included in the Company’s consolidated results for Fiscal 2018, the portion of Fiscal 2017 subsequent to the closing of the EMC merger on September 7, 2016 and the six months ended August 3, 2018 and August 4, 2017. As a result of the EMC merger, the Company’s results of operations, comprehensive income (loss) and cash flows for periods subsequent to the closing of the EMC merger are not directly comparable to the results of operations, comprehensive income (loss) and cash flows for periods prior to the closing of the EMC merger, as the results of the acquired businesses are only included in the consolidated results of the Company from the date of acquisition. Further, the financial data for all periods preceding the fiscal year ended January 30, 2015 do not reflect discontinued operations.

As disclosed in the Company’s quarterly report on Form 10-Q for the quarterly period ended May 4, 2018, the Company adopted the new accounting standards for revenue recognition set forth in ASC 606, “Revenue From Contracts With Customers,” using the full retrospective method. On August 6, 2018, the Company filed a current report on Form 8-K to present the Company’s audited consolidated financial statements for the fiscal years ended February 2, 2018 and February 3, 2017 on a basis consistent with the new revenue standard. In addition, the consolidated statements of cash flows for the fiscal years ended February 2, 2018 and February 3, 2017 have been recast in accordance with the new accounting standards as set forth in ASC 230, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” and “Statement of Cash Flows—Restricted Cash,” which the Company adopted during the three months ended May 4, 2018. Segment information for the fiscal years ended February 2, 2018 and February 3, 2017 have also been recast in accordance with certain segment reporting changes the Company made during the three months ended May 4, 2018. All selected historical consolidated financial data presented below for periods preceding the fiscal year ended February 3, 2017 have not been recast for such accounting standards adopted, or segment reporting changes made, by the Company and are not comparable with subsequent periods.

The selected historical consolidated financial data presented below are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data do not reflect the capital structure of the Company following the completion of the Class V transaction and are not indicative of results that would have been reported had the transactions contemplated by the merger agreement and the Class V transaction occurred as of the dates indicated.

The selected historical consolidated financial data presented below should be read in conjunction with the Company’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018 filed with the SEC, in each case incorporated by reference into this proxy statement/prospectus.

	Successor
	Six Months Ended		Fiscal Year Ended
	August 3, 2018	August 4, 2017	February 2, 2018	February 3, 2017 (a)	January 29, 2016 (b)	January 30, 2015 (b)
	(in millions, except per share amounts)
Results of Operations and Cash Flow Data:
Net revenue	$44,298	$37,521	$79,040	$62,164	$50,911	$54,142
Gross margin	$12,001	$9,425	$20,537	$13,649	$8,387	$8,896
Operating loss	$(166)	$(1,937)	$(2,416)	$(2,390)	$(514)	$(316)
Loss from continuing operations before income taxes	$(1,091)	$(3,054)	$(4,769)	$(4,494)	$(1,286)	$(1,215)
Loss from continuing operations	$(999)	$(1,942)	$(2,926)	$(3,074)	$(1,168)	$(1,108)
Earnings (loss) per share attributable to Dell Technologies Inc.:
Continuing operations—Class V Common Stock—basic	$3.97	$1.60	$1.63	$1.36	$—	$—
Continuing operations—DHI Group—basic	$(3.39)	$(3.94)	$(5.61)	$(7.19)	$(2.88)	$(2.74)
Continuing operations—Class V Common Stock—diluted	$3.91	$1.59	$1.61	$1.35	$—	$—
Continuing operations—DHI Group—diluted	$(3.40)	$(3.95)	$(5.62)	$(7.19)	$(2.88)	$(2.74)
Number of weighted-average shares outstanding:
Class V Common Stock—basic	199	205	203	217	—	—
DHI Group—basic	568	566	567	470	405	404
Class V Common Stock—diluted	199	205	203	217	—	—
DHI Group—diluted	568	566	567	470	405	404
Net cash provided by operating activities	$3,792	$2,105	$6,843	$2,367	$2,162	$2,551

(a)	The fiscal year ended February 3, 2017 included 53 weeks.
(b)

Results of operations and cash flow data for fiscal years ended January 29, 2016 and January 30, 2015 presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers or the amended guidance on cash flows.

	Successor	Predecessor
	October 29, 2013 to January 31, 2014(a)	February 2, 2013 to October 28, 2013(a)
	(in millions, except per share amounts)
Results of Operations and Cash Flow Data:
Net revenue	$14,075	$42,302
Gross margin	$1,393	$7,991
Operating income (loss)	$(1,798)	$518
Income (loss) before income taxes	$(2,002)	$320
Net income (loss)	$(1,612)	$(93)
Earnings (loss) per common share:
Basic	$(4.06)	$(0.05)
Diluted	$(4.06)	$(0.05)
Number of weighted-average shares outstanding:
Basic	397	1,755
Diluted	397	1,755
Net cash provided by operating activities	$1,082	$1,604

(a)

Results of operations and cash flow data for the periods presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers or the amended guidance on cash flows. Additionally, results of operations for the periods presented in the table above do not present Dell Services and Dell Software Group reclassified as discontinued operations.

	As of
	August 3, 2018	February 2, 2018	February 3, 2017	January 29, 2016(a)	January 30, 2015(a)	January 31, 2014(a)
				(in millions)
Balance Sheet Data:
Cash and cash equivalents(b)	$15,312	$13,942	$9,474	$6,322	$5,398	$6,449
Total assets	$123,381	$124,193	$119,672	$45,122	$48,029	$51,153
Short-term debt	$9,144	$7,873	$6,329	$2,981	$2,920	$3,063
Long-term debt	$40,414	$43,998	$43,061	$10,650	$11,071	$14,352
Total Dell Technologies Inc. stockholders’ equity	$8,563	$11,719	$14,757	$1,466	$2,904	$4,014

(a)

Balance sheet data as of January 29, 2016, January 30, 2015 and January 31, 2014 presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers.

(b)	Cash and cash equivalents as of January 31, 2014 has not been adjusted to present the cash and cash equivalents of the divested businesses as held for sale.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth:

•

(1) historical per share information and (2) unaudited pro forma per share information after giving effect to the transactions contemplated by the merger agreement and the Class V transaction, in each case for the six months ended August 3, 2018; and

•

(1) historical per share information and (2) unaudited pro forma per share information after giving effect to the transactions contemplated by the merger agreement and the Class V transaction, in each case for the fiscal year ended February 2, 2018.

The pro forma net income and cash dividends per share information gives effect to the transactions contemplated by the merger agreement and the Class V transaction as if they had occurred on February 4, 2017, the first day of the fiscal year ended February 2, 2018, and the pro forma book value per share information for the six months ended August 3, 2018 and the fiscal year ended February 2, 2018 gives effect to the transactions contemplated by the merger agreement and the Class V transaction as if they had occurred on August 3, 2018 and February 2, 2018, respectively.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed consolidated financial information and the historical financial information that are included in or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of our incorporated SEC filings or access them via the internet. The unaudited pro forma per share information is presented for informational purposes only. The unaudited pro forma per share information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the merger agreement and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

	Six Months Ended August 3, 2018
	Historical	Pro Forma - Maximum Cash Election(a)	Pro Forma - No Cash Election(b)
	(in millions, except per share amounts)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$3.97	$—	$—
DHI Group—basic	$(3.39)	$(1.65)	$(1.43)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$3.91	$—	$—
DHI Group	$(3.40)	$(1.68)	$(1.46)
Cash Dividend Per Share:
Class V Common Stock	—	—	—
DHI Group	—	—	—
Book Value Per Share:
Class V Common Stock	25.82	—	—
DHI Group	6.02	(0.59)	10.20

(a)

Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $105 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $105 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

	Fiscal Year Ended February 2, 2018
	Historical	Pro Forma - Maximum Cash Election(a)	Pro Forma - No Cash Election(b)
	(in millions, except per share amounts)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock—basic	$1.63	$—	$—
DHI Group—basic	$(5.61)	$(4.01)	$(3.47)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock—diluted	$1.61	$—	$—
DHI Group—diluted	$(5.62)	$(4.02)	$(3.48)
Cash Dividend Per Share:
Class V Common Stock	—	—	—
DHI Group	—	—	—
Book Value Per Share:
Class V Common Stock	21.64	—	—
DHI Group	13.04

(a)

Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $120 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $120 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

MARKET PRICE OF THE CLASS V COMMON STOCK; DIVIDEND INFORMATION

Market Price for Class V Common Stock

Our Class V Common Stock is currently listed on the NYSE under the ticker symbol “DVMT.” The following table sets forth information regarding the high and low sales prices of shares of our Class V Common Stock as reported on the NYSE for the first three fiscal quarters of the fiscal year ending February 1, 2019 (through October 18, 2018), for the fiscal year ended February 2, 2018, and for the fiscal year ended February 3, 2017 from September 7, 2016, the date on which our Class V Common Stock began trading on the NYSE, through February 3, 2017.

	Class V Common Stock
	High	Low
Fiscal year ending February 1, 2019
Third quarter (through October 18, 2018)	$99.02	$90.88
Second quarter	$96.15	$71.04
First quarter	$79.84	$64.96

Fiscal year ended February 2, 2018
Fourth quarter	$92.40	$68.71
Third quarter	$83.98	$62.73
Second quarter	$69.73	$59.93
First quarter	$67.80	$62.24

Fiscal year ended February 3, 2017
Fourth quarter	$64.64	$48.19
Third quarter (from September 7, 2016)	$50.89	$45.02

There is currently no public market for our Class A Common Stock, our Class B Common Stock or our Class C Common Stock. No shares of our Class D Common Stock were outstanding as of the date of this proxy statement/prospectus.

The following table sets forth the closing price of our Class V Common Stock on June 29, 2018, the last trading date prior to the public announcement of the transaction and on [            ], 2018, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The market prices of our Class V Common Stock will likely fluctuate between the date of this proxy statement/prospectus and the time of the special meeting and the completion of the Class V transaction.

	Class V Common Stock
June 29, 2018		$84.58
[ ], 2018	$	[ ]

Dividends

Subsequent to the listing of our Class V Common Stock on the NYSE on September 7, 2016, we have not paid or declared cash dividends on any series of our common stock. We do not presently intend to pay cash dividends on any series of our common stock.

Dell Technologies’ operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Dell Technologies determines in the future to pay dividends on the Class C Common Stock, the terms of existing and future agreements governing Dell Technologies’ or its subsidiaries’ indebtedness, including the existing credit facilities of, and existing senior notes issued by, subsidiaries of Dell Technologies, may significantly restrict the ability of Dell Technologies’ subsidiaries to pay dividends or otherwise make distributions or transfer assets to Dell Technologies, as well as the ability of Dell Technologies to pay dividends to holders of its common stock. In addition, Delaware law imposes requirements that may restrict Dell Technologies’ ability to pay dividends to holders of its common stock.

THE COMPANIES

Dell Technologies Inc.

Dell Technologies Inc. is a leading global end-to-end technology provider, with a comprehensive portfolio of complementary IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi. Dell Technologies conducts its business operations through Dell Inc. and its direct and indirect subsidiaries.

On September 7, 2016, Dell Technologies acquired by merger EMC Corporation and its direct and indirect subsidiaries. EMC’s subsidiaries included VMware, Inc., which provides computer, cloud, mobility, networking and security infrastructure software to businesses. The VMware Class A common stock is listed and traded on the NYSE.

Dell Technologies issued the Class V Common Stock, which is listed and traded on the NYSE, to EMC shareholders as consideration in connection with Dell Technologies’ acquisition of EMC. Dell Technologies’ other outstanding series of common stock are its Class A Common Stock, Class B Common Stock and Class C Common Stock, none of which is currently publicly traded. In connection with the completion of the Class V transaction, the Class C Common Stock will be listed and will trade on the NYSE.

Dell Technologies was incorporated in the state of Delaware on January 31, 2013 under the name Denali Holding Inc. in connection with the going-private transaction, which was completed on October 29, 2013. The Company changed its name to Dell Technologies Inc. on August 25, 2016. Dell Technologies is owned by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners (a global private equity firm), investment funds affiliated with MSD Partners, L.P. (an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family), members of Dell Technologies’ management, certain other employees, Dell Technologies’ independent directors and other investors. As of October 15, 2018, Mr. Dell and his wife’s trust together beneficially owned common stock representing approximately 66.2% of the total voting power of Dell Technologies’ common stock principally through their ownership of Class A Common Stock, the investment funds associated with MSD Partners, L.P. beneficially owned common stock representing approximately 5.9% of the total voting power of Dell Technologies’ common stock through their ownership of Class A Common Stock, the investment funds associated with Silver Lake Partners beneficially owned common stock representing approximately 24.1% of the total voting power of Dell Technologies’ common stock through their ownership of Class B Common Stock, the holders of Class C Common Stock (other than Mr. Dell) owned common stock representing less than 1% of the total voting power of Dell Technologies’ common stock and the holders of Class V Common Stock owned common stock representing approximately 3.5% of the total voting power of Dell Technologies’ common stock.

Dell Technologies’ principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell Technologies’ website address is www.delltechnologies.com. The information contained in, or that may be accessed through, Dell Technologies’ website is not incorporated into this proxy statement/prospectus.

Teton Merger Sub Inc.

Teton Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Dell Technologies. Merger Sub was incorporated on June 29, 2018 solely for the purpose of effecting the merger pursuant to which the Class V transaction will be completed. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800.

IMPORTANT INFORMATION ABOUT DELL TECHNOLOGIES

Overview

Dell Technologies Inc. is a leading global end-to-end technology provider, with a comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi. Together, our strategically aligned family of businesses operates in close coordination across key functional areas such as product development, go-to-market and global services, and are supported by Dell Financial Services. We believe this operational philosophy enables our platform to seamlessly deliver differentiated and holistic IT solutions to our customers, which has driven significant revenue growth and share gains.

As a result of our significant transformation since the going-private transaction in 2013, Dell Technologies today operates on an extraordinary scale with an unmatched breadth of complementary offerings. Digital transformation has become essential to all businesses, and we have expanded our portfolio to include holistic solutions that enable our customers to drive their ongoing digital transformation initiatives. Dell Technologies’ integrated solutions help customers modernize their IT infrastructure, address workforce transformation and provide critical security solutions to protect against the ever increasing and evolving security threats. With our extensive portfolio and our commitment to innovation, we have the ability to offer secure, integrated solutions that extend from the intelligent edge to the multi-cloud data center ecosystem, and we are at the forefront of the software-defined and cloud-native infrastructure era. Our end-to-end portfolio is supported by a differentiated go-to-market engine, which includes a 40,000-person sales force and 150,000 channel partners across 180 countries, and a world class supply chain that together drive revenue growth and operating efficiencies.

We have significant momentum across our business units, regions and customer segments, delivering strong financial results for the periods indicated below:

	Six Months Ended		% Change	Fiscal Year Ended February 2, 2018
	August 3, 2018	August 4, 2017
	(in millions, except percentages)
Total net revenue	$44,298	$37,521	18%	$79,040
Operating loss	$(166)	$(1,937)	91%	$(2,416)
Net loss	$(999)	$(1,942)	49%	$(2,926)
Non-GAAP net revenue	$44,665	$38,211	17%	$80,309
Non-GAAP operating income	$4,134	$3,291	26%	$7,772
Non-GAAP net income	$2,523	$1,873	35%	$4,370
Adjusted EBITDA	$4,842	$3,975	22%	$9,134

See “Summary—Summary Historical and Pro Forma Financial and Other Data” for a reconciliation of non-GAAP net revenue, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA to the most directly comparable GAAP financial measures.

Our Transformation Since Going Private and Reemergence at the Forefront of the Technology Industry

We have dramatically transformed our business since the going-private transaction in 2013 and have become a leader in both traditional and emerging technologies. We have accomplished this by successfully executing the following initiatives:

•

Expanded our Portfolio and Increased our Scale. The EMC merger in 2016 combined Dell’s strengths in PCs, servers and networking and EMC’s leadership (with VMware and Pivotal) in storage, converged and hyper-converged infrastructure, virtualization software, cloud-native application development tools and security solutions to create a leading global IT company that provides a comprehensive and integrated portfolio of IT solutions. The EMC merger, together with strong organic growth, also significantly increased our scale. Our net revenue has grown by 39% to $79.0 billion for Fiscal 2018 from $56.9 billion for the fiscal year ended February 1, 2013, the last fiscal year prior to the going-private transaction.[1]

•

Created a Best-in-Class Go-to-Market Model. We have made significant investments to expand our go-to-market engine, which now includes a 40,000-person sales force and 150,000 channel partners across 180 countries. We have leveraged our differentiated direct go-to-market capabilities and our vast network of channel partners and have capitalized on the complementary customer segments of stand-alone Dell and EMC – combining Dell’s leadership position in the mid-market with EMC’s strength in large enterprises – to create significant cross-selling opportunities. We sell Dell PCs and servers and VMware virtualization software to EMC’s existing customer base, and sell EMC enterprise storage solutions and VMware virtualization software to Dell’s existing customer base. We have also enabled other cross-selling functions, such as Pivotal cloud-native application development solutions through VMware. In Fiscal 2018, we realized strong revenue growth both in historical EMC accounts where Dell Technologies previously had little or no footprint before the EMC merger, and in historical Dell accounts where EMC had little or no footprint before the EMC merger, nearly doubling the revenues for these underpenetrated accounts.

•

Focused on Long-term Growth and Innovation. We have made significant investments to position our company to achieve sustainable, long-term growth and share gain. For example, we have invested more than $12 billion in R&D in the past three fiscal years (including EMC’s R&D expenditures before the EMC merger), and software engineers currently represent approximately 85% of our ISG engineering staff. We believe that these investments have helped us to achieve and maintain our leadership in multiple industry categories and will enable us to address our customers’ evolving needs and, as a result, capture an increased share of customers’ growing IT expenditures.

•

Refined our Operating Model. Under our refined operating model, our strategically aligned family of businesses operates in close coordination across key functional areas to execute our strategic objectives, while remaining independent to allow for increased flexibility. Our businesses benefit from our integrated go-to-market approach to drive incremental cross-selling revenue. In addition, rather than offering stand-alone products from multiple vendors, we benefit from our coordinated R&D activities, which enable us to provide integrated solutions that incorporate the distinct set of hardware, software and services capabilities across our businesses.

•

Reinvigorated our Storage Business. We have dedicated significant resources and focus to reaccelerate growth in our storage business. As part of this initiative, we have bolstered the Infrastructure Solutions Group management team, enhanced our current mid-range portfolio (such as adding in-line data de-duplication and synchronous file replication) and simplified the product roadmap to focus on a single best-in-class solution for each customer segment with powerful next-generation functionality (such as launching a new enterprise-class solution featuring end-to-end non-volatile memory express (NVMe) for real-time analytics, genomics, artificial intelligence, machine learning and Internet of Things capabilities). In addition, we have hired more than 1,000 specialty sales personnel who are dedicated to storage, realigned sales compensation, and instituted a new Future-Proof Storage Loyalty Program that offers storage customers investment protection and multiple cost-saving benefits. In the first half of Fiscal 2019, we grew storage revenue 12% year-over-year. Additionally, in the first half of calendar year 2018, we gained approximately 330 basis points of industry share according to IDC. We believe our recent performance is an encouraging sign of the longer-term growth potential related to this initiative.

[1]

Revenue for Fiscal 2018 is accounted for under ASC 606 and excludes discontinued businesses, while revenue for the fiscal year ended February 1, 2013 is accounted for under ASC 605 and includes discontinued businesses.

•

Unlocked Value at our Subsidiaries. We conducted initial public offerings of two of our subsidiaries, SecureWorks and Pivotal, in April 2016 and April 2018, respectively. Our publicly traded subsidiaries are able to operate their businesses independently with greater flexibility, while still benefitting from remaining coordinated with our other businesses. We believe this has allowed our publicly traded subsidiaries to grow faster than they otherwise would have as private wholly owned subsidiaries, creating incremental stockholder value. VMware, Pivotal and SecureWorks will remain independent publicly traded subsidiaries following the Class V transaction.

We have accomplished this successful transformation while still continuing to grow our traditional PC, software and peripherals business, as well as our x86 server offerings. We have increased share in the global PC industry year-over-year for 22 consecutive quarters and have become the leading worldwide vendor of x86 servers. With our leadership position across multiple segments of the IT industry, we believe we are well-positioned for future growth.

Our Strategically Aligned Family of Businesses

We design, develop, manufacture, market, sell and support a wide range of hardware, software and services through our eight complementary businesses. Together, our strategically aligned family of businesses operates in close coordination across key functional areas and is supported by Dell Financial Services:

•

Infrastructure Solutions Group (ISG) enables the digital transformation of our customers through our trusted multi-cloud and big data solutions, which are built upon a modern data center infrastructure. Our comprehensive portfolio of advanced storage solutions includes traditional storage solutions as well as next-generation storage solutions (such as all-flash arrays, scale-out file, object platforms and software-defined solutions), while our server portfolio includes high-performance rack, blade, tower and hyperscale servers. Our networking portfolio helps our business customers transform and modernize their infrastructure, mobilize and enrich end-user experiences and accelerate business applications and processes. Our strengths in server, storage and virtualization software solutions enable us to offer leading converged and hyper-converged solutions, allowing our customers to accelerate their IT transformation by acquiring scalable integrated IT solutions instead of building and assembling their own IT platforms. ISG also offers attached software, peripherals and services, including support and deployment, configuration and extended warranty services. For Fiscal 2018, ISG generated net revenue of approximately $30.9 billion and operating income of approximately $3.1 billion.

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Client Solutions Group (CSG) includes branded hardware (such as PCs, workstations and notebooks) and branded peripherals (such as monitors and projectors), as well as third-party software and peripherals. Our computing devices are designed with our commercial and consumer customers’ needs in mind, and we seek to optimize performance, reliability, manageability, design and security. In addition to our traditional PC business, we also have a portfolio of thin client offerings that we believe will allow us to benefit from the growth trends in cloud computing. CSG hardware and services also provide the architecture to enable the Internet of Things and connected ecosystems to securely and efficiently capture massive amounts of data for analytics and actionable insights for customers. CSG also offers attached services, including support and deployment, configuration, and extended warranty services. For Fiscal 2018, CSG generated net revenue of approximately $39.2 billion and operating income of approximately $2.0 billion.

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VMware (NYSE:VMW) provides compute, management, cloud, networking and security, storage, mobility and other end-user computing infrastructure software to businesses that provides a flexible digital foundation for the applications that empower businesses to serve their customers globally. VMware has continued to broaden its product and solution offerings beyond software-defined compute software to enable customers to modernize data centers, integrate public clouds, transform networking and security and empower digital workspaces. For Fiscal 2018, the VMware reportable segment within Dell Technologies generated net revenue of approximately $8.0 billion and operating income of approximately $2.8 billion. As of October 15, 2018, Dell Technologies owned approximately 81% of VMware.

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Pivotal (NYSE: PVTL) provides a leading cloud-native platform that makes software development and IT operations a strategic advantage for customers. Pivotal’s cloud-native platform, Pivotal Cloud Foundry, accelerates and streamlines software development by reducing the complexity of building, deploying and operating new cloud-native applications and modernizing legacy applications. As of October 15, 2018, Dell Technologies owned approximately 65% of Pivotal, including through VMware.

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SecureWorks (NASDAQ: SCWX) is a leading global provider of intelligence-driven information security solutions singularly focused on protecting its clients from cyber attacks. SecureWorks’s solutions enable organizations of varying size and complexity to fortify their cyber defenses to prevent security breaches, detect malicious activity in near real time, prioritize and respond rapidly to security incidents and predict emerging threats. As of October 15, 2018, Dell Technologies owned approximately 86% of SecureWorks.

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RSA Security provides essential cybersecurity solutions engineered to enable organizations to detect, investigate and respond to advanced attacks, confirm and manage identities and, ultimately, help reduce IP theft, fraud and cybercrime. Dell Technologies owns 100% of RSA Security.

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Virtustream offers cloud software and infrastructure-as-a-service solutions that enable customers to migrate, run and manage mission-critical applications in cloud-based IT environments, which is a key element of our strategy to help customers support their applications in a variety of cloud-native environments. Dell Technologies owns 100% of Virtustream.

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Boomi specializes in cloud-based integration, connecting information between existing on-premise and cloud-based applications to ensure that business processes are optimized, data is accurate and workflow is reliable. Dell Technologies owns 100% of Boomi.

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Dell Financial Services (DFS) supports our businesses by offering and arranging various financing options and services for our customers in North America, Europe, Australia and New Zealand. Dell Financial Services originates, collects and services customer receivables primarily related to the purchase of our product, software and service solutions. Dell Financial Services further strengthens our customer relationships through its flexible consumption models, which enable us to offer our customers the option to pay over time and, in certain cases, based on utilization, providing them with financial flexibility to meet their changing technological requirements. Dell Financial Services’ offerings are initially funded through cash on hand at the time of origination, most of which is subsequently replaced with third-party financing. As a result, while the initial funding is reflected as an impact to cash flows from operations, it is largely subsequently offset by cash flows from financing. For Fiscal 2018, Dell Financial Services had new financing originations of $6.3 billion and, as of August 3, 2018, had $8.2 billion of total net financing receivables.

ISG, CSG and VMware constitute our reportable segments. Our “Other businesses,” which include Pivotal, SecureWorks, RSA Security, Virtustream and Boomi, do not meet the requirements for a reportable segment. For Fiscal 2018, Pivotal, SecureWorks, RSA Security, Virtustream and Boomi generated aggregate net revenue of approximately $2.2 billion and had an aggregate operating loss of $125 million.

We have increased coordination of the operations and strategies of our businesses, while maintaining their independence to ensure operational flexibility. We believe this approach has resulted in distinct competitive and financial advantages, including:

•	Ability to provide integrated solutions to meet our customers’ evolving technology needs: Through our coordinated R&D activities, we are able to jointly engineer leading innovative solutions that incorporate the distinct set of hardware, software and services capabilities across our businesses. Some examples include:

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Our VxRail and VxRack hyper-converged products, which were created by combining our best-of-breed software-defined data center layers from VMware with our industry-leading x86 servers and storage. As a result, we have become the leader in hyper-converged infrastructure solutions and have achieved triple-digit growth in sales of our VxRail and VxRack hyper-converged offerings.

•	Our commitment to utilizing VMware’s vSAN software stack for storage orchestration and virtualization and VMware’s NSX software solution for networking and security orchestration and virtualization.

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The Pivotal-VMware Cloud-Native Stack, which is a single, integrated solution that provides a complete cloud-native software stack through a combination of Pivotal Cloud Foundry and VMware Photon Platform technologies.

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Creation of cross-selling opportunities and revenue synergies: We leverage our differentiated go-to-market model to drive incremental revenue across our businesses. For example, VMware generated approximately $400 million of incremental annual bookings synergies in Fiscal 2018 with Dell Technologies and expects to realize an estimated $700 million of incremental annual bookings synergies in Fiscal 2019. In addition, new financing originations by Dell Financial Services increased by 40% from Fiscal 2017 to Fiscal 2018, and by 33% for the six months ended August 3, 2018 compared to the six months ended August 4, 2017, primarily as a result of increased offerings related to customer purchases of products and services from the businesses acquired as part of the EMC merger.

Our Market Opportunity

We believe that successfully navigating digital transformation is essential to all businesses, from Global Fortune 500 companies to governmental institutions, non-profit organizations and small and medium-sized businesses. Digital transformation in turn is enabled by three other key transformations: workforce transformation; security transformation; and, most important, IT infrastructure transformation. In addition, the confluence of transformative IT trends such as multi-cloud environments, edge computing and the Internet of Things, ubiquitous connectivity through broadband and 5G, and artificial intelligence and machine learning, has transformed the way we use data. These trends have resulted in an acceleration in IT spending, which is expected to increase by 37.5% from $2.4 trillion in 2017 to $3.3 trillion in 2021, driven by an approximately $1.0 trillion expected increase in IT spending associated with digital transformation, alongside steady demand for traditional IT infrastructure solutions. We believe that this will give rise to increased demand for IT solutions, as described below:

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Transforming and Modernizing IT Infrastructure: Multi-Cloud Solutions. Enterprise customers are increasingly focused on digital transformation, which necessitates the transformation and modernization of their traditional data center infrastructure in order to optimize their IT operations. This has resulted in increased demand for next-generation IT architectures and technologies such as hybrid cloud solutions, which consist of a mix of on- and off-premise IT infrastructure and software. Hybrid cloud solutions combine the control and security of on-premise infrastructure with the scalability and flexibility of off-premise cloud platforms. According to an IDC report, 72% of respondents have already adopted a multi-cloud approach and 81% of respondents have repatriated some portion of their workloads from the public cloud back to a private cloud or on-premise environment to address cost and security concerns. Further, IT organizations are increasingly focused on software-defined compute, networking, storage and security offerings, which enhance the responsiveness and efficiency of modern data center infrastructure to changing operating conditions and business needs. This has caused a substantial shift in customer demand from building and assembling IT platforms to purchasing cloud-ready scalable integrated IT solutions, such as converged and hyper-converged infrastructure, as customers seek to accelerate their digital transformation and enable modern IT environments.

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Managing Exponential Growth of Data: Innovative IT Solutions. The rapid growth in digital data continues to challenge IT departments as businesses seek to store, manage and use such data. Organizations of all sizes seek to gain insights and competitive advantages through the real-time investigation of data by employing analytical methods, including artificial intelligence or machine learning techniques. The retention, processing and analysis of increasing quantities of digital data necessitate new computing, networking, storage and security resources, which creates significant demand for innovative data center infrastructure products, services and applications.

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Enabling Productivity for the Next-Generation Workforce: End-User and Infrastructure Solutions. Today’s workforce expects to be able to work and stay connected regardless of where they are physically located, and businesses across all segments now seek to enable and connect their increasingly mobile workforce from anywhere in the world and at any time. This new focus on constant connectivity puts significant strain on our customers’ data center infrastructure. In addition, our customers are focused on ensuring that the tools and technology they offer the workforce enable productivity and collaboration in a natural, seamless way. These changing expectations are driving demand for digital workspace solutions, management and support solutions and data security solutions.

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Protecting Against Evolving Security Threats: IT Security Solutions. The transformation of traditional data center infrastructure and applications to hybrid cloud and software-based solutions, the exponential growth of digital data and the demand for ubiquitous connectivity, as well as the pervasiveness and increasing sophistication of cyber attacks all drive the growing demand for IT security solutions.

Industry Outlook

With the IT industry projected to grow at an 8% CAGR from $2.4 trillion in 2018 to $3.3 trillion in 2021, as a result of the trends described above, we see significant opportunity for growth across both traditional and emerging technologies. For example:

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The hyper-converged infrastructure segment is expected to grow at a 30% CAGR from $4 billion in 2017 to $11 billion in 2021. By comparison, we have been experiencing triple-digit growth in sales of our VxRail and VxRack hyper-converged solutions, which were introduced to the market in early 2016.

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The x86 server segment is projected to grow at an 10% CAGR from $62 billion in 2017 to $91 billion in 2021. In contrast, our server revenue as published by IDC grew by 23% in calendar year 2017 and 52% year-over-year in the first half of calendar year 2018. We expect to continue to outperform the overall segment.

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The virtualization software segment – including software-defined compute software, software-defined storage, software-defined networking and software client computing – is expected to grow at a 12% CAGR from $20 billion in 2017 to $30 billion in 2021.

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The external storage segment is expected to grow at a 2% CAGR from $24 billion in 2017 and to $27 billion in 2021. However, we believe we will be able to gain meaningful share in the segment, as we benefit from the actions we have taken to reinvigorate our storage business and continue to leverage our leading position in higher-growth areas such as all-flash arrays.

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The PC industry is expected to grow at a 1% CAGR from $183 billion in 2017 to $190 billion in 2021, with demand buoyed by the release of new operating systems and the end-of-life of support for older operating systems. The PC industry has experienced ongoing consolidation over the last six years, during which time the aggregate share of the largest three PC vendors, including Dell Technologies, has increased from 42% to 64%. We expect we will continue to gain industry share due, in part, to this ongoing consolidation trend.

Our Strengths

We believe the following competitive strengths have been instrumental to our performance and position us for future success:

Leader in Large and Attractive Industry Categories. We are a global leader in the hyper-converged infrastructure, x86 server, software-defined compute software, storage and PC segments, which have a combined market size of $322 billion in 2018. Our industry leadership positions, based on the most recent relevant period, include:

Industry	Global Rank
Hyper-converged infrastructure	#1
x86 servers	#1
Software-defined compute software	#1
External storage solutions	#1
PCs (by reported revenue)(1)	#1
PCs (by units)	#3

(1)	Based on Company analysis. Reflects the overall PC business, which includes software, services and peripherals (excluding printers and ink) that attach to sales of PC units.

Since the announcement of the going-private transaction in February 2013, we have increased share in the global PC industry year-over-year for 22 consecutive quarters, achieving our highest ever PC industry share. We also have become the global industry leader in x86 servers and external storage. Our share in external storage is as large as that of the two next largest competitors combined. In addition, we hold #1 positions across all key storage categories, including high-end, mid-range and entry external storage, all-flash storage arrays and storage-related data protection products. We also have strong positions in emerging technologies such as software-defined storage and networking, cloud-native application development, cloud-based application and data integration and cybersecurity through VMware, Pivotal, Boomi, SecureWorks and RSA Security.

Integrated, End-to-End Technology Provider at Scale. Dell Technologies offers a comprehensive portfolio of essential technology from the edge to the core to the cloud and provides customers with exceptional products and solutions that meet a diverse range of workloads and applications that can be further customized to meet a customer’s particular needs. Through our strategically aligned family of businesses, we offer customers integrated solutions that are easily deployed and supported by a single framework that significantly enhances the customer experience. We support our offerings with robust financing alternatives through Dell Financial Services, which provides customers with the flexibility to meet their changing financial needs as their technology requirements continue to evolve. We believe our global scale and the breadth, depth and ease of use of our offerings differentiates us from our competitors.

Best-in-Class Go-to-Market Model. Our sales force comprises over 40,000 individuals across 72 countries complemented by a strong and growing global partner program that includes approximately 150,000 partners across 180 countries. Our direct distribution business model emphasizes direct communication, which builds deeper relationships with customers and provides us with significant cross-selling and up-selling opportunities. The success of our differentiated go-to-market approach and channel program is evidenced by the fact that in Fiscal 2018, 97% of our top 500 customers purchased products and services from at least two of the three of historical Dell, historical EMC and VMware. In addition, during the first half of Fiscal 2019, more than 80 customers purchased in excess of $40 million of our products and services. We will continue to capitalize on our best-in-class, integrated go-to-market model to drive revenue growth.

Strong Cash Flow Generation from Diversified and Recurring Revenue Streams. We have consistently generated strong free cash flows due to our diversified and recurring revenue streams, low capital expenditure requirements, global supply chain capabilities and efficient cash conversion cycle. Our revenues are highly diversified with respect to customers, geographies and products. We serve 99% of Fortune 500 companies, in addition to other large global and national corporate businesses, public institutions and small and medium-sized businesses, as well as retail customers across the world. Recurring and re-occurring revenue streams – such as software maintenance, extended warranty services and our flexible consumption offerings – also represent a growing portion of our total revenue. As a result, our deferred revenues have increased from $17.8 billion at the end of Fiscal 2017 to $20.8 billion at the end of Fiscal 2018 and $21.7 billion as of August 3, 2018. In addition, we have a proven track record of increasing cash flow generation by reducing operating costs and realizing operating efficiencies. Our cash flows from operating activities for Fiscal 2018 and the six months ended August 3, 2018 were $6.8 billion and $3.8 billion, respectively. Cash on hand is used to initially fund DFS financing receivables, of which a majority is subsequently offset through third-party financing. Excluding the impact of financing receivables on cash flows from operations, our cash flow from operations would have been $8.5 billion and $4.5 billion for Fiscal 2018 and the six months ended August 3, 2018, respectively.

Experienced Management Team. Dell Technologies is led by a committed and highly experienced management team with an average of 24 years of experience in the IT industry. Our management team has a deep understanding of changing industry trends, customer needs and innovative technologies and a proven track record of executing upon strategies in a dynamic marketplace to achieve profitable growth, including leading our company through a successful transformation of its business. Following the Class V transaction, our management team will remain unchanged. Michael Dell, our founder and Chief Executive Officer, will continue to lead the Company as chairman and Chief Executive Officer, together with Tom Sweet as our Chief Financial Officer, Jeff Clarke as our Vice Chairman of Products and Operations, Marius Haas as our President and Chief Commercial Officer, Bill Scannell as our President of Global Enterprise Sales at Dell EMC and Howard Elias as our President of Services Digital and IT. Our management team has significant stock ownership in, and is committed to the success of, Dell Technologies. We believe our management team has the vision and experience to successfully implement our business strategies to achieve sustainable, long-term growth.

Our Strategies

Our objective is to become the leading and essential IT infrastructure company – from the edge to the core to the cloud – both for traditional and emerging IT infrastructure solutions. We intend to accomplish our goal by leading businesses through digital, IT infrastructure, workforce and security transformation, as well as the consolidation of the core infrastructure markets in which we compete. We believe that executing on the following will enable us to achieve our objective:

Expand our Leadership Position. We are focused on profitably leveraging our expansive portfolio of industry-leading IT hardware, software and services solutions to expand our preeminent position by:

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Providing a Broad Portfolio of Technology Solutions. Dell Technologies offers a broad range of integrated and innovative IT hardware, software and services solutions that meet the diverse needs of our customers across different industry segments and empower our customers to optimize their IT operations. We will continue to expand our extensive portfolio to enable our customers to simplify the purchasing process, ensure hardware and software compatibility and provide an integrated user experience.

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Broadening our Customer Reach. We intend to expand both the breadth and depth of our customer relationships by investing in our sales force and leveraging our successful go-to-market engine to continue our upselling and cross-selling of products and services to existing customers.

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Expanding Our Geographic Footprint. We are focused on strategically expanding our international presence. Dell Technologies has strong brand recognition in many countries and we aim to continue expanding our sales coverage and investing in localized R&D to capitalize on regional growth trends.

Develop and Commercialize Innovative Technologies. We have a strong track record of driving innovation. Over the past three fiscal years, we have invested more than $12 billion in R&D (including EMC’s R&D expenditures before the EMC merger) and expect to continue to invest approximately $4.5 billion in R&D annually. Through our commitment to innovation and R&D, and by capitalizing on the best technologies and products from across our portfolio, we believe we will be able to develop and commercialize next-generation IT solutions and capture a greater share of customers’ growing IT expenditures. For example, we will leverage our leading compute and storage capabilities, Virtustream’s and Pivotal’s next-generation cloud technologies, VMware’s virtualization expertise and SecureWorks’ strength in cybersecurity to develop integrated IT solutions that address our customers’ rapidly evolving technology needs. We will focus on strategic growth areas, such as hyper-converged infrastructure and other next-generation technologies.

Leverage our Economies of Scale. We intend to derive benefits from our global scale to drive profitable growth by taking advantage of our:

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Aggregated Purchasing Power and Procurement Capabilities. We believe that our global supply chain of local, regional and international suppliers and significant procurement scale will enable us to continue to offer high-quality products with attractive margins at competitive prices.

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Global Logistics Platform and Expanded Manufacturing and Distribution Footprint. We have 25 Company-owned and contract manufacturing locations, approximately 50 distribution and configuration centers and approximately 900 parts distribution centers globally. We intend to leverage our multi-mode logistics platform and expansive manufacturing and distribution network for the cost- and time-efficient manufacture and delivery of products and parts to our customers located across the world.

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Expansive Sales Force and Customer Service Capabilities. In addition to our 40,000-person sales force, we have over 30,000 full-time customer service and support employees who speak more than 40 languages and approximately 2,200 service centers supported by more than 25 repair facilities globally.

We believe these factors will enable us to continue to profitably deliver high-quality solutions and services with compelling value at lower costs.

Focus on De-Leveraging to Achieve Corporate Investment Grade Credit Ratings and Further Enhance Financial Flexibility. One of our long-term objectives is to reduce indebtedness to achieve and maintain corporate investment grade credit ratings. Since the EMC merger closed in September 2016, we have repaid approximately $13.7 billion of gross debt, excluding debt related to Dell Financial Services. We intend to continue to execute a disciplined capital allocation process by paying down debt while continuing to invest in our businesses. We have repaid $3.7 billion of gross debt so far in Fiscal 2019 and expect to repay an additional $0.8 billion by the end of the fiscal year. Following our announcement of the Class V transaction, Moody’s, S&P and Fitch have all held credit ratings constant for both Dell Technologies and VMware debt. We are committed to achieving corporate investment grade credit ratings and believe that our strong operating cash flows will enable us to achieve our goal.

Selectively Pursue Opportunities for Strategic Acquisitions and Investments. We have demonstrated our ability to execute complementary acquisitions, such as the EMC merger, that have expanded our capabilities and accelerated the development of new and innovative technologies. We intend to continue to augment our organic growth by making disciplined acquisitions of businesses, technologies and products that strengthen our industry-leading positions, enhance our hardware, software and services portfolio and leverage our scale across the entire family of Dell Technologies businesses. In addition, we will continue to evaluate opportunities for strategic investments through our venture capital investment arm, Dell Technologies Capital, with a focus on emerging technology areas that are relevant to our family of businesses and that will complement our existing portfolio of solutions. We may also enter into joint ventures and alliances with selected partners to jointly develop and market new products, software and solutions.

Research and Development

We focus on developing scalable technology solutions that incorporate highly desirable features and capabilities at competitive prices. We employ a collaborative approach to product design and development in which our engineers, with direct customer input, design innovative solutions and work with a global network of technology companies to architect new system designs, influence the direction of future development and integrate new technologies into our products. We manage our R&D spending by targeting those innovations and products that we believe are most valuable to our customers and by relying on the capabilities of our strategic relationships. Through this collaborative, customer-focused approach, we strive to deliver new and relevant products to the market quickly and efficiently. Additionally, from time to time, we make strategic investments in publicly traded and privately-held companies that develop software, hardware and other technologies or provide services supporting our technologies.

VMware represents a significant portion of our R&D activities and has assembled an experienced group of developers with systems management, public and private cloud, desktop, digital mobility, security, applications, software-as-a-service, networking, storage and open source software expertise. VMware also has strong ties to leading academic institutions around the world and invests in joint research with academia. Product development efforts are prioritized through a combination of engineering-driven innovation and customer- and market-driven feedback.

The Company has a global R&D presence, with total R&D expenses of $4.4 billion and $ 2.6 billion for Fiscal 2018 and Fiscal 2017, respectively. These investments reflect our commitment to R&D activities that ultimately support our mission: to help our customers build their digital future and to transform IT.

Manufacturing and Materials

We own manufacturing facilities located in the United States, Malaysia, China, Brazil, India, Poland and Ireland. We also utilize contract manufacturers throughout the world to manufacture or assemble our products under the Dell Technologies brand as part of our strategy to enhance our variable cost structure and to achieve our goals of generating cost efficiencies, delivering products faster, better serving our customers and building a world-class supply chain.

Our manufacturing process consists of assembly, software installation, functional testing and quality control. We conduct operations utilizing a formal, documented quality management system to ensure that our products and services satisfy customer needs and expectations. Testing and quality control are also applied to components, parts, sub-assemblies and systems obtained from third-party suppliers.

Our quality management system is maintained through the testing of components, sub-assemblies, software and systems at various stages in the manufacturing process. Quality control procedures also include a burn-in period for completed units after assembly, ongoing production reliability audits, failure tracking for early identification of production and component problems and information from customers obtained through services and support programs. This system is certified to the ISO 9001 International Standard that includes most of our global sites that design, manufacture, and service our products.

Our order fulfillment, manufacturing, and test facilities in Massachusetts, North Carolina, and Ireland are certified to the ISO 14001 International Standard for environmental management systems and also have achieved OHSAS 18001 certification, an international standard for facilities with world-class safety and health management systems. These internationally-recognized endorsements of ongoing quality and environmental management are among the highest levels of certifications available. We also have implemented Lean Six Sigma methodologies to ensure that the quality of our designs, manufacturing, test processes and supplier relationships are continually improved.

We maintain a robust Supplier Code of Conduct and actively manage recycling processes for our returned products. We are certified by the Environmental Protection Agency as a Smartway Transport Partner.

We purchase materials, supplies, product components and products from a large number of qualified suppliers. In some cases, where multiple sources of supply are not available, we rely on single-source or a limited number of sources of supply if we believe it is advantageous to do so because of performance, quality, support, delivery, capacity or price considerations. We believe that any disruption that may occur because of our dependence on single- or limited-source vendors would not disproportionately disadvantage us relative to our competitors. See “Risk Factors—Risks Relating to our Business and our Industry—Reliance on vendors for products and components, many of which are single-source or limited-source suppliers, could harm Dell Technologies’ business by adversely affecting product availability, delivery, reliability and cost” for information about the risks associated with Dell Technologies’ use of single- or limited-source suppliers.

Geographic Operations

Our global corporate headquarters is located in Round Rock, Texas. We have operations and conduct business in many countries located in the Americas, Europe, the Middle East, Asia, and other geographic regions. To increase our global presence, we continue to focus on emerging markets outside of the United States, Western Europe, Canada and Japan. We continue to view these geographical markets, which include the vast majority of the world’s population, as a long-term growth opportunity. Accordingly, we pursue the development of technology solutions that meet the needs of these markets. Our expansion in emerging markets creates additional complexity in coordinating the design, development, procurement, manufacturing, distribution and support of our product and services offerings.

Competition

We operate in an industry in which there are rapid technological advances in hardware, software, and services offerings. We face ongoing product and price competition in all areas of our business, including from both branded and generic competitors. We compete based on our ability to offer customers competitive, scalable and integrated solutions that provide the most current and desired product and services features at a competitive price. We closely monitor market pricing and solutions trends, including the effect of foreign exchange rate movements, in an effort to provide the best value for our customers. We believe that our strong relationships with our customers and channel partners allow us to respond quickly to changing customer needs and other macroeconomic factors.

The markets in which we compete are highly competitive and are comprised of large and small companies across all areas of our business. We believe that new businesses will continue to enter these markets and develop technologies that, if commercialized, may compete with our products and services. Moreover, current competitors may enter into new strategic relationships with new or existing competitors, which may further increase the competitive pressures. See “Risk Factors” for information about our competitive risks.

Sales and Marketing

We operate a diversified business model with the majority of our revenue and operating income derived from commercial clients that consist of large enterprises, small and medium-sized businesses and public sector customers. We sell products and services directly to customers and through other sales channels, such as value-added resellers, system integrators, distributors and retailers. During Fiscal 2018, our other sales channels contributed approximately 50% of our net revenue.

Our customers include large global and national corporate businesses, public institutions that include government, educational institutions, healthcare organizations, and law enforcement agencies, small and medium-sized businesses and consumers. Our sales efforts are organized around the evolving needs of our customers, and our marketing initiatives reflect this focus. We believe that our unified global sales and marketing team creates a sales organization that is more customer-focused, collaborative and innovative. Our go-to-market strategy includes a direct business model, as well as channel distribution. Our direct business model emphasizes direct communication with customers, thereby allowing us to refine our products and marketing programs for specific customers groups, and we continue to pursue this strategy. In addition to our direct business model, we rely on a network of channel partners to sell our products and services, enabling us to efficiently serve a greater number of customers.

We market our products and services to small and medium-sized businesses and consumers through various advertising media. To react quickly to our customers’ needs, we track our Net Promoter Score, a customer loyalty metric that is widely used across various industries. Increasingly, we also engage with customers through our social media communities on www.delltechnologies.com and in external social media channels.

For large business and institutional customers, we maintain a field sales force throughout the world. Dedicated account teams, which include technical sales specialists, form long-term relationships to provide our largest customers with a single source of assistance, develop tailored solutions for these customers, position the capabilities of the Company, and provide us with customer feedback. For these customers, we offer several programs designed to provide single points of contact and accountability with dedicated account managers, special pricing, and consistent service and support programs. We also maintain specific sales and marketing programs targeting federal, state and local governmental agencies, as well as healthcare and educational customers.

Patents, Trademarks and Licenses

As of February 2, 2018, we held a worldwide portfolio of 14,381 patents and had an additional 9,060 patent applications pending. Of those amounts, VMware owned 2,183 patents and had an additional 2,763 patent applications pending. We also hold licenses to use numerous third-party patents. To replace expiring patents, we obtain new patents through our ongoing research and development activities. The inventions claimed in our patents and patent applications cover aspects of our current and possible future computer system products, manufacturing processes, and related technologies. Our product, business method, and manufacturing process patents may establish barriers to entry in many product lines. Although we use our patented inventions and also license them to others, we are not substantially dependent on any single patent or group of related patents. We have entered into a variety of intellectual property licensing and cross-licensing agreements and software licensing agreements with other companies. We anticipate that our worldwide patent portfolio will continue to be of value in negotiating intellectual property rights with others in the industry.

We have obtained U.S. federal trademark registration for the Dell word mark and logo mark and the VMware word and logo mark. We have pending applications to register Dell EMC word marks. As of February 2, 2018, we owned registrations for 336 of our other trademarks in the United States and had pending applications for registration of 64 other trademarks. We believe that the DELL, Dell EMC, and VMware word marks and logo marks in the United States are material to our operations. As of February 2, 2018, we also had applied for, or obtained registration of, the DELL word mark and several other marks in approximately 184 other countries.

From time to time, other companies and individuals assert exclusive patent, copyright, trademark, or other intellectual property rights to technologies or marks that are alleged to be relevant to the technology industry or our business. We evaluate each claim relating to our products and, if appropriate, seek a license to use the protected technology. The licensing agreements generally do not require the licensor to assist us in duplicating the licensor’s patented technology, nor do the agreements protect us from trade secret, copyright or other violations by us or our suppliers in developing or selling the licensed products.

Unless otherwise noted, trademarks appearing in this proxy statement/prospectus are owned by us. We disclaim proprietary interest in the marks and names of others. Net Promoter Score is a trademark of Satmetrix Systems, Inc., Bain & Company, Inc. and Fred Reichheld.

Government Regulation and Sustainability

Government Regulation. Our business is subject to regulation by various U.S. federal and state governmental agencies and other governmental agencies. Such regulation includes the activities of the U.S. Federal Communications Commission; the anti-trust regulatory activities of the U.S. Federal Trade Commission, the U.S. Department of Justice and the European Union; the consumer protection laws and financial services regulation of the U.S. Federal Trade Commission and various state governmental agencies; the export regulatory activities of the U.S. Department of Commerce and the U.S. Department of the Treasury; the import regulatory activities of the U.S. Customs and Border Protection; the product safety regulatory activities of the U.S. Consumer Product Safety Commission and the U.S. Department of Transportation; the health information privacy and security requirements of the U.S. Department of Health and Human Services; and the environmental, employment and labor and other regulatory activities of a variety of governmental authorities in each of the countries in which we conduct business. We were not assessed any material environmental fines, nor did we have any material environmental remediation or other environmental costs, during Fiscal 2018.

Our Philosophy on Sustainability: Building a Legacy of Good. One of the core tenets of the Company is the belief that technology should drive human progress. We remain committed to putting our technology and expertise to work where it can do the most good for people and our planet. This commitment is intimately tied to our business goals of driving growth, helping mitigate risk, and ensuring business opportunities by building our brand. Based on the idea that we all win when we create shared value, we created the Legacy of Good plan to build on the strengths throughout our value chain to create social, environmental, and economic value by uniting our purpose with our business objectives. The plan features 22 bold goals for the year 2020 across the material areas of our business, ultimately setting the agenda for building a better future where everyone can reach their full potential while sharing in and supporting the common good.

The following are key areas of focus in our Legacy of Good plan:

Creating Net Positive Outcomes. Creating net positive outcomes means putting back more into society, the environment, and the global economy than we take out. In particular, we focus on helping customers harness the power of technology to deliver better social and environmental outcomes.

Energy Efficiency. We have set a goal to reduce the energy intensity of our entire product portfolio by 80% by 2020.

Technology Take-back, Reuse, and Recycling. We begin thinking about recycling at the design phase, asking our product engineers to work with recyclers to understand how to make products easy to repair or disassemble for recycling. When our products reach the end of their life cycles, we make it easy for customers to recycle their obsolete electronic equipment.

Circular Economy and Design for the Environment. Recycling, reuse, and closed-loop manufacturing form the bedrock of the circular economy, ensuring that materials already in circulation stay in the economy instead of exiting as waste. Within our own operations, we look at how materials can be used, or reused, in ways that extend their value.

Reducing Our Footprint, Caring for Our Planet. We are focused on reducing the impact of our operations on the environment. Our teams examine practices and processes throughout our facilities to identify other opportunities for greater efficiency. Many of our locations purchase some or all of their electricity from renewable sources and many of our manufacturing facilities are approaching zero waste to landfill.

Further, Dell is committed to maintaining the vitality of our oceans with our work concerning ocean-bound plastics used in our supply chain. We have made a pledge to the United Nations to increase our annual use of ocean plastics by 10 times by 2025 and to help build further demand by convening a working group with other manufacturers to create an open-source ocean plastics supply chain. To that end, during Fiscal 2018, we partnered to bring together a cross-industry consortium of global companies that also are committed to scaling the use of ocean-bound plastics.

Social and Environmental Responsibility in the Supply Chain. We are committed to responsible business practices and hold ourselves and our suppliers to a high standard of excellence. We work in partnership with our suppliers to reduce risks that could lead to harm of workers, production suspensions, factory shut-downs or environmental damage. All of our suppliers must agree to our global supplier principles and accept the Electronic Industry Citizenship Coalition Code of Conduct. Additionally, we are committed to a conflict-free mineral supply chain.

Youth Learning. Technology skills are critical to continued innovation and can have a profound effect on our businesses, communities and sustainability. We have a strong commitment to Science, Technology, Engineering and Math and other youth learning activities, providing funding, volunteer time and technology to underserved populations.

Partnering with TGen on Technology for Good. Together with the Translational Genomics Research Institute, we are changing the paradigm in the treatment of childhood cancers. We developed the Genomic Data Analysis Platform—a complete high-performance computing infrastructure solution uniquely designed to meet the needs of genomic data collection and analysis. Over the past six years, we have increased computational capacity over three times, and increased storage speeds and capacity to over four times that of the original systems, thereby reducing the time it takes to sequence a genome from multiple weeks to just six hours.

Product Backlog

We believe that product backlog is not a meaningful indicator of net revenue that can be expected for any period. Our business model generally gives us flexibility to manage product backlog at any point in time by expediting shipping or prioritizing customer orders toward products that have shorter lead times, thereby reducing product backlog and increasing current period revenue. Moreover, product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period, as unfilled orders can generally be cancelled at any time by the customer. Product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period.

Employees

At the end of Fiscal 2018, we had approximately 145,000 total full-time employees, approximately 22,000 of whom were employees of VMware. In comparison, at the end of Fiscal 2017, we had approximately 138,000 total full-time employees, approximately 20,000 of whom were employees of VMware. At the end of Fiscal 2018, approximately 39% of our full-time employees were located in the United States and approximately 61% were located in other countries.

Properties

Our principal executive offices and global headquarters are located at One Dell Way, Round Rock, Texas.

As of February 2, 2018, we owned or leased 31.9 million square feet of office, manufacturing and warehouse space worldwide, approximately 16 million square feet of which is located in the United States. At the same date, we owned approximately 46% of this space and leased the remaining 54%. Included in these amounts are approximately 3.2 million square feet that are either sublet or vacant.

As of February 2, 2018, our facilities consisted of business centers, which include facilities that contain operations for sales, technical support, administrative and support functions; manufacturing operations; and research and development centers.

Because of the interrelation of the products and services offered in each of our segments, we generally do not designate our properties to any segment. With limited exceptions, each property is used at least in part by all of our segments, and we retain the flexibility to make future use of each of the properties available to each of the segments. Of our properties, approximately 5 million square feet of space that house executive and administrative offices, research and development, sales and marketing functions and data centers are used solely by our VMware segment.

Dell Technologies believes that its existing properties are suitable and adequate for its current needs and that it can readily meet its requirements for additional space at competitive rates by extending expiring leases or by finding alternative space.

Legal Proceedings

We are involved in various claims, suits, assessments, investigations and legal proceedings that arise from time to time in the ordinary course of business, consisting of matters involving consumer, antitrust, tax, intellectual property and other issues on a global basis. Information about our significant legal matters and other proceedings is set forth under Note 13 of the Notes to the Audited Consolidated Financial Statements of Dell Technologies incorporated by reference into this proxy statement/prospectus.

MANAGEMENT OF DELL TECHNOLOGIES AFTER THE CLASS V TRANSACTION

The following description summarizes our management and other aspects of our corporate governance as they will be in effect under the amended and restated Company certificate, the Amended Sponsor Stockholders Agreement described under “The Merger Agreement” and amendments to our other existing stockholder agreements in connection with the completion of the Class V transaction. For additional information about the terms of the amended and restated Company certificate, see “Proposal 2—Adoption of Amended and Restated Company Certificate” and the form of amended and restated Company certificate attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus. For a description of the Amended Sponsor Stockholders Agreement and the amendments that will be made to our other stockholders agreements, see “The Merger Agreement—Stockholders Agreements.” We have filed copies of the forms of the Amended Sponsor Stockholders Agreement and other stockholder agreements, as they will be in effect upon the completion of the Class V transaction, as exhibits to the registration statement of which this proxy statement/prospectus forms a part. See “Where You Can Find More Information” for information on how you can obtain copies of these documents or view them via the internet.

Board of Directors

Our business and affairs are managed under the direction of our board of directors.

Number; Membership; Election

Following the Class V transaction, the amended and restated Company certificate will provide that our board of directors may consist of no fewer than three directors or more than 20 directors. The number of authorized directors from time to time will be determined by the board of directors. As of the record date for the special meeting, the board of directors is composed of six members, consisting of Michael S. Dell, David W. Dorman, Egon Durban, William D. Green, Ellen J. Kullman and Simon Patterson. Immediately after the Class V transaction, these individuals are currently expected to continue to serve as directors and to constitute the entire board of directors.

Under the amended and restated Company certificate, all members of the board of directors will belong to a single class of directors elected annually by holders of our Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as a single class.

As of the record date for the special meeting, the MD stockholders beneficially owned common stock representing 66.2% of the total voting power of our outstanding common stock. Based on their beneficial ownership of our common stock as of the record date, immediately following the completion of the Class V transaction, the MD stockholders will beneficially own common stock representing approximately 65.4% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or approximately 66.7% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash). For additional information about the stock ownership of the MD stockholders, see “Security Ownership of Certain Beneficial Owners and Management.” Because the MD stockholders will continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders have the ability to approve any matter submitted to the vote of all of the outstanding shares of our common stock voting together as a single class, including the election of directors.

Term of Service

Elections of all members of the board of directors will be held annually at our annual meeting of stockholders. Each director will be elected for a term commencing on the date of the director’s election and ending on the date on which the director’s successor is elected and qualified, or, if earlier, the date of the director’s death, resignation, disqualification or removal.

Voting Rights of Directors

Under the amended and restated Company certificate, each member of the board of directors will be entitled to one vote on any matter submitted to a vote by the board.

Nomination Rights of Stockholders

Under the Amended Sponsor Stockholders Agreement, each of the MD stockholders and the SLP stockholders will have the right to nominate a number of individuals for election as directors which is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the board of directors who are not members of the audit committee, rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors. For additional information about the stock ownership of the MD stockholders and the SLP stockholders, see “Security Ownership of Certain Beneficial Owners and Management.” The Amended Sponsor Stockholders Agreement will also provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders and the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 20 directors at the request of the MD stockholders.

In addition, under the Amended Sponsor Stockholders Agreement, if any person nominated by the MD stockholders or the SLP stockholders ceases to serve on the board for any reason (except as a result of a reduction in such stockholder’s right to nominate directors pursuant to the Amended Sponsor Stockholders Agreement), then the stockholder who nominated such person will be entitled to nominate a replacement so long as the stockholder is entitled to nominate at least one person to the board of directors at such time. For so long as either the MD stockholders or the SLP stockholders have the right to nominate a director under the Amended Sponsor Stockholders Agreement, each of the Company, the MD stockholders and the SLP stockholders will agree to nominate such person or persons for election as part of the slate of directors that is included in the Company’s proxy statement and to provide the highest level of support for the election of such nominees as it provides to any other individual standing for election as a director of the Company. Each of the MD stockholders and the SLP stockholders also will vote in favor of each person nominated by the MD stockholders or the SLP stockholders in accordance the Amended Sponsor Stockholders Agreement, unless the SLP stockholders elect to terminate such arrangements. Further, under the Amended Sponsor Stockholders Agreement, none of the MD stockholders or SLP stockholders will nominate or support any person who is not nominated by the MD stockholders or the SLP stockholders or the then incumbent directors of the Company.

The MSD Partners Stockholders Agreement will provide that the MSD Partners stockholders will be required to vote all of their common stock in favor of the election of each director who is included as part of the slate of directors set forth in any Company proxy statement and whose election the board of directors has recommended. In addition, under the MSD Partners Stockholders Agreement, the MSD Partners stockholders will not nominate or support any person for election to the board of directors who is not either nominated by the then incumbent directors of the Company or nominated pursuant to the Amended Sponsor Stockholders Agreement.

As of the record date, after giving pro forma effect to the completion of the Class V transaction and assuming the Board was composed of six members, three of whom sat on the audit committee, the MD stockholders would have been entitled to nominate two individuals for election as directors and the SLP stockholders would have been entitled to nominate one individual for election as a director. Immediately following the completion of the Class V transaction, the MD stockholders intend to designate Messrs. Dell and Patterson as their nominees and the SLP stockholders intend to designate Mr. Durban as their nominee. The

Company currently does not expect any changes to the composition of the Board. All of the current directors of the Company serve on the board of directors pursuant to the existing Sponsor Stockholders Agreement.

Controlled Company Status

The Company has applied to list the Class C Common Stock on the NYSE in connection with the Class V transaction. If the listing is approved, we expect that the shares of Class C Common Stock will begin trading following the completion of the Class V transaction. As a result, the Company expects to continue to be subject to the governance requirements under the NYSE listing rules, even after the Class V Common Stock is delisted from the NYSE.

The Company is currently a “controlled company” under the rules of the NYSE and upon the completion of the Class V transaction will continue to be a “controlled company.” As a result, the Company qualifies for exemptions from, and has elected not to comply with, certain corporate governance requirements under NYSE rules, including the requirements that the Company have a board that is composed of a majority of “independent directors,” as defined under NYSE rules, and a compensation committee and a nominating committee that are composed entirely of independent directors. Even though the Company is a controlled company, it is required to comply with the rules of the SEC and the NYSE relating to the membership, qualifications and operations of the audit committee, as discussed below.

The rules of the NYSE define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Mr. Dell beneficially owns shares of our Class A Common Stock representing more than 50% of the voting power of our shares of common stock eligible to vote in the election of our directors. Following the Class V transaction, if the Company ceases to be a controlled company while the Class C Common Stock continues to be listed on the NYSE, the Company will be required to comply with the director independence requirements of the NYSE relating to the board of directors, a compensation committee and a nominating committee by the date the Company’s status changes or within specified transition periods applicable to those requirements.

Director Independence

The board of directors has affirmatively determined that Messrs. Dorman and Green and Mrs. Kullman, constituting three of our six directors, are independent under the NYSE rules and the standards for independent directors established in our Corporate Governance Principles, which incorporate the director independence requirements of the NYSE rules. The NYSE rules provide that, in order to determine that a director is independent, the board of directors must determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In accordance with the NYSE rules, when assessing the materiality of a director’s relationship (if any) with the Company, the board of directors considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.

Committees of the Board of Directors

The board of directors currently has three standing committees, which consist of the audit committee, the executive committee and the Capital Stock Committee. Pursuant to the Company bylaws and the tracking stock policy, the Capital Stock Committee oversees relationships between the DHI Group and the Class V Group. Upon the completion of the Class V transaction, the Capital Stock Committee will be dissolved and the only remaining standing committees will be the audit committee and executive committee.

The following table shows the current members of our board of directors and the committees of the board on which each director serves (other than the Capital Stock Committee, which will be dissolved upon the completion of the Class V transaction) and identifies the directors determined by the board to be independent under the NYSE rules and our Corporate Governance Principles. Immediately after the Class V transaction, each director is expected to continue to serve as a member of the applicable committee indicated below.

Under the Amended Sponsor Stockholders Agreement, for so long as the MD stockholders are entitled to nominate at least one director as described above under “—Board of Directors—Nomination Rights of Stockholders,” they may have at least one of their nominees then serving on the board of directors serve on each committee of the board (except the audit committee), to the extent permitted by applicable law and stock exchange rules and subject to certain exceptions, and the SLP stockholders have the same right for so long they are entitled to nominate at least one director as described above under “—Board of Directors—Nomination Rights of Stockholders.”

	Audit Committee	Executive Committee	Independent
Michael S. Dell		Chair
David W. Dorman	✓		✓
Egon Durban		✓
William D. Green	✓		✓
Ellen J. Kullman	Chair		✓
Simon Patterson

Descriptions of the primary responsibilities of each committee are set forth below.

Audit Committee

The audit committee currently has, and upon the completion of the Class V transaction, is expected to have three members. The audit committee is, and upon the completion of the Class V transaction, will continue to be composed entirely of members of the board of directors who satisfy the standards of independence established for independent directors under the NYSE rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act, as determined by the board of directors. The membership of the audit committee is required to consist solely of no fewer than three directors that are qualified as independent directors as described above. The board of directors has determined that each current member of the audit committee meets the “financial literacy” requirement for audit committee members under the NYSE rules and that each member is an “audit committee financial expert” within the meaning of SEC rules. The current members of the audit committee are expected to continue to serve as members of the audit committee following the completion of the Class V transaction.

The audit committee’s primary responsibilities include, among other matters:

•	appointing, retaining, compensating and overseeing a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	assessing the independence and performance of the independent registered public accounting firm;

•	reviewing and discussing the scope and results of the audit and our interim and year-end operating results with the independent registered public accounting firm and management;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing and, if appropriate, approving or ratifying transactions with related persons;

•

obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes the accounting firm’s internal quality control procedures, any material issues raised by those procedures or other review or inspection, and any steps taken to deal with those issues; and

•

pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services in accordance with SEC rules, to be performed by the independent registered public accounting firm.

In conjunction with the mandatory rotation of the audit firm’s lead engagement partner or partner responsible for reviewing the audit, the audit committee and its chair are directly involved in the selection of the independent registered public accounting firm’s new lead engagement partner.

Executive Committee

The executive committee is responsible for, among other matters:

•	providing our executive officers with advice and input regarding the operations and management of our business; and

•	considering and making recommendations to the board of directors regarding our business strategy.

The executive committee has been delegated the power and authority of the board of directors over the following matters to the fullest extent permitted under Delaware law, among other matters:

•	review and approval of acquisitions and dispositions by the Company and its subsidiaries, excluding, among other matters, dispositions of shares of VMware common stock;

•	review and approval of the annual budget and business plan of the Company and its subsidiaries;

•	the incurrence of indebtedness by the Company and its subsidiaries, to the extent that the incurrence requires approval of the board of directors;

•	the entering into of material commercial agreements, joint ventures and strategic alliances by the Company and its subsidiaries, to the extent the action requires approval by the board of directors;

•

acting as the compensation committee of the board of directors, including (1) reviewing and approving the compensation policy for our senior executives and directors and approving (or making recommendations to the full board of directors to approve) cash and equity compensation for our senior executives and directors, (2) appointing and removing senior executives of the Company and its subsidiaries, (3) reviewing and approving recommendations regarding aggregate salary and bonus budgets and guidelines for other employees and (4) acting as administrator of our equity and cash compensation plans;

•	the adoption of employee benefit plans by the Company and its subsidiaries, to the extent that the action requires approval of the board of directors;

•	the redemption or repurchase by the Company of shares of our common stock;

•	the commencement and settlement by the Company and its subsidiaries of material litigation, to the extent that the action requires approval of the board of directors; and

•	any other matters that may be delegated by the board of directors to the executive committee.

Director and Executive Officer Information

The following table sets forth the name, age as of October 15, 2018 and position of each person who is anticipated as of the date of this proxy statement/prospectus to serve as an executive officer or director of the Company after the completion of the Class V transaction:

Name	Age	Position
Michael S. Dell	53	Chief Executive Officer, Chairman of the Board and Director
Jeffrey W. Clarke	55	Vice Chairman, Products and Operations
Allison Dew	49	Chief Marketing Officer
Howard D. Elias	61	President, Dell Services, Digital and IT
Marius Haas	51	President and Chief Commercial Officer
Steven H. Price	57	Chief Human Resources Officer
Karen H. Quintos	55	Chief Customer Officer
Rory Read	56	Chief Operating Executive, Dell and President, Virtustream
Richard J. Rothberg	55	General Counsel
William F. Scannell	56	President, Global Enterprise Sales and Customer Operations, Dell EMC
Thomas W. Sweet	58	Chief Financial Officer
David W. Dorman	64	Director
Egon Durban	45	Director
William D. Green	65	Director
Ellen J. Kullman	62	Director
Simon Patterson	45	Director

Additional information about the individuals who will serve as executive officers or directors after the completion of the Class V transaction is set forth below.

Michael S. Dell—Mr. Dell serves as Chairman of the Board and Chief Executive Officer of Dell Technologies. Mr. Dell served as Chief Executive Officer of Dell Inc., a wholly owned subsidiary of Dell Technologies, from 1984 until July 2004 and resumed that role in January 2007. In 1998, Mr. Dell formed MSD Capital, L.P. for the purpose of managing his and his family’s investments, and, in 1999, he and his wife established the Michael & Susan Dell Foundation to provide philanthropic support to a variety of global causes. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He serves as a member of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc., a non-profit organization that promotes inclusive workplaces for women. In June 2014, Mr. Dell was named the United Nations Foundation’s first Global Advocate for Entrepreneurship. Mr. Dell is also Chairman of the Board of VMware, Inc., a cloud infrastructure and digital workspace technology company, Non-Executive Chairman of SecureWorks Corp., a global provider of intelligence-driven information security solutions, and a director of Pivotal Software, Inc., which provides a leading cloud-native platform. VMware, Inc., SecureWorks Corp. and Pivotal Software, Inc. are public majority-owned subsidiaries of Dell Technologies. The board of directors selected Mr. Dell to serve as a director because of his leadership experience as founder of Dell and Chairman and Chief Executive Officer of Dell Technologies and his deep technology industry experience.

On October 13, 2010, a federal district court approved settlements by Dell Inc. and Mr. Dell with the SEC resolving an SEC investigation into Dell Inc.’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. Dell Inc. and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to Dell Inc.’s commercial relationship with Intel Corporation before fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by Dell Inc. and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act and Rule 13a-14 under the Exchange Act, and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million, which has been paid in full. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of Dell Inc.

Jeffrey W. Clarke—Mr. Clarke serves as Vice Chairman, Products and Operations of Dell Technologies, responsible for Dell Technologies’ global supply chain, and leads its product organizations: Infrastructure Solutions Group and Client Solutions Group. Mr. Clarke has served as Vice Chairman, Products and Operations since September 2017, before which he served as Vice Chairman and President, Operations and Client Solutions with Dell Technologies and, previously, Dell, since January 2009. In these roles, Mr. Clarke has been responsible for global manufacturing, procurement, and supply chain activities worldwide, as well as the engineering, design, and development of desktop PCs, notebooks, and workstations for customers ranging from consumers and small and medium-sized businesses to large corporate enterprises in addition to customer support, sales operations, commerce services functions, and IT planning and governance. From January 2003 until January 2009, Mr. Clarke served as Senior Vice President, Business Product Group. From November 2001 to January 2003, Mr. Clarke served as Vice President and General Manager, Relationship Product Group. In 1995, Mr. Clarke became the director of desktop development. Mr. Clarke joined Dell in 1987 as a quality engineer and has served in a variety of other engineering and management roles.

Allison Dew—Ms. Dew serves as the Chief Marketing Officer of Dell Technologies. In this role, in which she has served since March 2018, Ms. Dew is directly responsible for Dell Technologies’ global marketing organization and strategy and all aspects of our marketing efforts including brand and creative, product marketing, communications, digital, and field and channel marketing. Since joining Dell Technologies in 2008, Ms. Dew has been instrumental in Dell Technologies’ marketing transformation, leading an emphasis on data-driven marketing, customer understanding and integrated planning. Most recently, Ms. Dew led marketing for our Client Solutions Group from December 2013 to March 2018. Before joining Dell Technologies, Ms. Dew served in various marketing leadership roles at Microsoft Corporation, a global technology company. Ms. Dew also worked in a regional advertising agency in Tokyo, Japan and with an independent multi-cultural advertising agency in New York City.

Howard D. Elias—Mr. Elias serves as President, Dell Services, Digital and IT of Dell Technologies, supporting customers across the Client Solutions and Infrastructure Solutions Groups. Mr. Elias oversees technology and deployment services, consulting services, global support services, education services, global Centers of Excellence, and the Digital and IT organization. Mr. Elias previously served as President and Chief Operating Officer, EMC Global Enterprise Services from January 2013 until EMC’s acquisition by Dell Technologies, and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. In these roles, Mr. Elias was responsible for setting the strategy, driving the execution, and creating the best practices for services that enabled the digital transformation and data center modernization of EMC’s customers. Mr. Elias also had responsibility at EMC for leading the integration of the Dell and EMC businesses, including overseeing the cross-functional teams that drove all facets of integration planning. Previously, Mr. Elias was EMC’s Executive Vice President, Global Marketing and Corporate Development, responsible for all marketing, sales enablement, technology alliances, corporate development, and new ventures. Mr. Elias was also a co-founder and served on the board of managers for the Virtual Computing Environment Company, now part of Dell Technologies. Prior to joining EMC, Mr. Elias served in various capacities at Hewlett-Packard Company, a provider of information technology products, services, and solutions for enterprise customers, most recently as Senior Vice President of Business Management and Operations for the Enterprise Systems Group. Mr. Elias is Chairman of TEGNA Inc., a media and digital business company.

Marius Haas—Mr. Haas serves as President and Chief Commercial Officer of Dell Technologies, responsible for the global go-to-market organization, delivering innovative and practical solutions to commercial customers. In this role, Mr. Haas also has responsibility for Dell Technologies channel partners, as well as for public and federal customers worldwide. Mr. Haas previously served as Dell’s Chief Commercial Officer and President, Enterprise Solutions from 2012 to September 2016, where he was responsible for strategy, development, and deployment of all data center and cloud solutions globally. Mr. Haas came to Dell in 2012 from Kohlberg Kravis Roberts & Co. L.P., a global investment firm, where he was responsible for identifying and pursuing new investments, while supporting existing portfolio companies with operational expertise. Before his service in that role, Mr. Haas served at Hewlett-Packard Company’s Networking Division as Senior Vice President and Worldwide General Manager from 2008 to 2011 and as Chief of Staff to the CEO and Senior Vice President of Strategy and Corporate Development from 2003 to 2008. He has previously served as a member of McKinsey & Company CSO Council, the Ernst & Young Corporate Development Leadership Network, the board of directors for Airtight Networks, and the board of directors of the Association of Strategic Alliance Professionals. Mr. Haas currently serves on the board of directors of the US-China Business Council.

Steven H. Price—Mr. Price serves as Dell Technologies’ Chief Human Resources Officer, leading both human resources and global facilities functions. In this role, Mr. Price is responsible for overall human resources strategy in support of the purpose, values, and business initiatives of Dell Technologies. He is also responsible for addressing the culture, leadership, talent, and performance challenges of the Company. Mr. Price previously served as Dell’s Senior Vice President, Human Resources from June 2010 to September 2016. Mr. Price joined Dell in February 1997 and has served in many key leadership roles throughout the HR organization, including Vice President of HR Operations, Global Talent Management, Vice President of HR for the global Consumer business, Vice President of HR Americas, and Vice President of HR EMEA. Prior to joining Dell in 1997, Mr. Price spent 13 years with SC Johnson Wax, a producer of consumer products based in Racine, Wisconsin. Having started his career there in sales, he later moved into human resources, where he held a variety of senior positions. Mr. Price also is the executive sponsor for the Slack Employee Resource Group at Dell Technologies.

Karen H. Quintos—Ms. Quintos serves as Chief Customer Officer of Dell Technologies, where she leads a global organization solely devoted to customer advocacy, and is responsible for setting and executing a total customer experience strategy. Ms. Quintos also leads the Diversity and Inclusion and Corporate Responsibility business imperatives, which encompass social responsibility, entrepreneurship, and diversity. Ms. Quintos previously served as Senior Vice President and Chief Marketing Officer for Dell from September 2010 to September 2016, where she led marketing for the Company’s global commercial business, brand strategy, global communications, social media, corporate responsibility, customer insights, marketing talent development, and agency management. Before becoming Chief Marketing Officer, Ms. Quintos served as Vice President of Dell’s global public business, from January 2008 to September 2010, and she also held various executive roles in marketing and in Dell’s Services and Supply Chain Management teams since joining Dell in 2000. Ms. Quintos came to Dell from Citigroup, Inc., an investment banking and financial services company, where she served as Vice President of Global Operations and Technology. She also spent 12 years with Merck & Co., a manufacturer and distributor of pharmaceuticals, where she held a variety of marketing, operations, and supply chain leadership positions. She has served on multiple boards of directors and currently serves on the boards of Lennox International, the Susan G. Komen for the Cure, and Penn State’s Smeal Business School. Ms. Quintos also is founder and executive sponsor of Dell’s Wise employee resource group.

Rory Read—Mr. Read serves as Chief Operating Executive, Dell and as President of Virtustream. As Chief Operating Officer of Dell, in which position he has served since October 2015, Mr. Read applies his executive leadership strength and operational expertise to critical areas of our business, driving key transformational objectives. As President of Virtustream, in which role he has served since May 2018, Mr. Read is responsible for overseeing the strategic direction of the company, driving business execution excellence and extending

Virtustream’s market leadership position as the cloud service and software partner of choice. Mr. Read was Chief Integration Officer from October 2015 until April 2018 and led the historic transaction to combine Dell and EMC. From March 2015 to October 2015, Mr. Read served as Chief Operating Officer and President of Worldwide Commercial Sales for Dell, where he was responsible for cross-business unit and country-level operational planning, building and leading Dell’s best-in-class sales engine, and overseeing the strategy for the Company’s global channel team, system integrator partners, and direct sales force. Prior to joining Dell in March 2015, Mr. Read served as President and Chief Executive Officer at Advanced Micro Devices, Inc., a technology company, from August 2011 to October 2014, where he also served as a member of the board of directors. Before that service, he spent over five years as President and Chief Operating Officer at Lenovo Group Ltd., a computer technology company, where he was responsible for driving growth, execution, profitability, and performance across an enterprise encompassing more than 160 countries. Mr. Read also spent 23 years at International Business Machines Corporation, a technology and consulting company, serving in various leadership roles in the Asia-Pacific region and globally.

Richard J. Rothberg—Mr. Rothberg serves as General Counsel and Secretary for Dell Technologies. In this role, in which he has served since November 2013, Mr. Rothberg oversees the global legal department and manages government affairs, compliance, and ethics. He is also responsible for global security. Mr. Rothberg joined Dell in 1999 and has served in critical leadership roles throughout the legal department. He served as Vice President of Legal, supporting Dell’s businesses in the Europe, Middle East, and Africa region before moving to Singapore in 2008 as Vice President of Legal for the Asia-Pacific and Japan region. Mr. Rothberg returned to the United States in 2010 to serve as Vice President of Legal for the North America and Latin America regions. In this role, he was lead counsel for sales and operations in the Americas and for the enterprise solutions, software, and end-user computing business units. He also led the government affairs organization worldwide. Prior to joining Dell, Mr. Rothberg spent nearly eight years in senior legal roles at Caterpillar Inc., an equipment manufacturing company, in senior legal roles in Nashville, Tennessee and Geneva, Switzerland. Mr. Rothberg was also an attorney for IBM Credit Corporation and at Rogers & Wells, a law firm.

William F. Scannell—Mr. Scannell serves as President, Global Enterprise Sales and Customer Operations, Dell EMC, leading the global go-to-market organization serving enterprise customers. In this role, in which he has served since September 2017, Mr. Scannell leads the Dell EMC sales teams to deliver technology solutions to large enterprises and public institutions worldwide. He is responsible for driving global growth and continued market leadership by delivering and supporting enterprise products, services, and solutions to organizations in established and new markets around the world. Previously, Mr. Scannell served as President, Global Sales and Customer Operations at EMC Corporation. In this role, to which he was appointed in July 2012, Mr. Scannell focused on driving coordination and teamwork among EMC’s business unit sales forces, as well as building and maintaining relationships with EMC’s largest global accounts, global alliance partners, and global channel partners. Mr. Scannell began his career as an EMC sales representative in 1986, becoming country manager of Canada in 1988. Shortly thereafter, his responsibilities expanded to include the United States and Latin America. In 1999, Mr. Scannell moved to London to oversee EMC’s business across all of Europe, Middle East and Africa. He then managed worldwide sales in 2001 and 2002 before being appointed Executive Vice President in 2007.

Thomas W. Sweet—Mr. Sweet serves as Chief Financial Officer of Dell Technologies. In this role, in which he has served since January 2014, he is responsible for all aspects of the Company’s finance function, including accounting, financial planning and analysis, tax, treasury, investor relations, and corporate strategy. From May 2007 to January 2014, Mr. Sweet served in a variety of finance leadership roles for Dell, including as Vice President of Corporate Finance, Controller, and Chief Accounting Officer with responsibility for global accounting, tax, treasury, and investor relations, as well as for global finance services. Mr. Sweet was responsible for external financial reporting for more than five years when Dell was a publicly-traded company. Prior to his service in those roles, Mr. Sweet served in a variety of finance leadership positions, including as Vice President responsible for overall finance activities within the corporate business, education, government, and healthcare business units of Dell. Mr. Sweet also has served as Vice President of internal audit and in a number of sales leadership roles in education and corporate business units since joining Dell in 1997.

David W. Dorman—Mr. Dorman has been a member of the board of directors of Dell Technologies since September 2016. Mr. Dorman has been a Founding Partner of Centerview Capital Technology, or Centerview, a private investment firm, since July 2013. Before his association with Centerview, Mr. Dorman served as a Senior Advisor and Managing Director to Warburg Pincus LLC, a global private equity firm, from October 2006 through April 2008, and in a number of positions with AT&T Corp., or AT&T, a global telecommunications company, from 2000 to 2006. Mr. Dorman joined AT&T as President in December 2000 and was named Chairman and Chief Executive Officer in November 2002, a position he held until November 2005, and served as President and a director of AT&T from November 2005 to January 2006. Before his appointment as President of AT&T, Mr. Dorman served as Chief Executive Officer of Concert Communications Services, a global venture created by AT&T and British Telecommunications plc, from 1999 to 2000, as Chief Executive Officer of PointCast Inc., a web-based media company, from 1997 to 1999 and as Chief Executive Officer and Chairman of Pacific Bell Telephone Company from 1994 to 1997. Mr. Dorman has served as Non-Executive Chairman of the Board of CVS Health Corporation (formerly known as CVS Caremark Corporation), a pharmacy healthcare provider, since May 2011, and as a director of CVS Health Corporation since March 2006. He also serves as a director of PayPal Holdings, Inc., an online payments system operator. Mr. Dorman became a board member of Motorola Solutions, Inc., a global provider of communication infrastructure, devices, accessories, software and services, in July 2006, served as Non-Executive Chairman of the Board of that company from May 2008 to May 2011, and served as its Lead Director until his retirement from his board position in May 2015. He served as a director of SecureWorks Corp., a public majority-owned subsidiary of Dell Technologies and global provider of intelligence-driven information security solutions, from April 2016 to July 2016, and a director of eBay Inc., an e-commerce company, from May 2014 until July 2015, when he joined the board of directors of PayPal Holdings Inc. upon its separation from eBay Inc. Mr. Dorman was a board member of Yum! Brands, Inc., a fast food restaurant company, until May 2017. Mr. Dorman is also currently a member of the board of trustees of the Georgia Tech Foundation. The board of directors selected Mr. Dorman to serve as a director because of his expertise in management, finance and strategic planning gained through his experience as a principal and founder of Centerview and as Chief Executive Officer of AT&T, and because of his extensive public company board and committee experience.

Egon Durban—Mr. Durban has been a member of the board of directors of Dell Technologies since the closing of Dell’s going-private transaction in October 2013. Mr. Durban is a Managing Partner and Managing Director of Silver Lake Partners, or Silver Lake, a global private equity firm. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He has previously worked in the firm’s New York office, as well as the London office, which he launched and managed from 2005 to 2010. Mr. Durban serves on the boards of directors of Motorola Solutions, Inc., a global provider of communication infrastructure, devices, accessories, software and services, VMware, Inc., a cloud infrastructure and digital workspace technology company, SecureWorks Corp., a global provider of intelligence-driven information security solutions, and Pivotal Software, Inc., which provides a leading cloud-native platform. VMware, Inc., SecureWorks Corp. and Pivotal Software, Inc. are public majority-owned subsidiaries of Dell Technologies. Previously, Mr. Durban served on the boards of directors of Intelsat S.A., a provider of integrated satellite solutions, from 2011 to 2016, and of NXP Semiconductors N.V., a provider of secure connectivity solutions, from 2006 to 2013. Mr. Durban currently serves on the board of directors of Tipping Point, a poverty-fighting organization that identifies and funds leading non-profit programs in the Bay Area to assist individuals and families in need. Before joining Silver Lake, Mr. Durban worked in Morgan Stanley’s investment banking division. The board of directors selected Mr. Durban to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

William D. Green—Mr. Green has been a member of the board of directors of Dell Technologies since September 2016. Mr. Green served as a director of EMC Corporation, or EMC, from July 2013 to August 2016, before EMC was acquired by Dell Technologies, and as EMC’s independent Lead Director from February 2015 to August 2016. He served on the leadership and compensation committee, the audit committee, and the mergers and acquisitions committee of the EMC board of directors. Mr. Green served as Chairman of the Board of Accenture plc, a global management consulting, technology services and outsourcing company, from August 2006 until his retirement in February 2013, and as Chief Executive Officer of that company from September 2004 through December 2010. He was elected as a partner of Accenture plc in 1986. Mr. Green is Co-Chief Executive Officer and Co-Chairman of GTY Technology Holdings Inc., a special purpose acquisition company. Mr. Green is also a member of the boards of directors of S&P Global Inc. (formerly known as McGraw Hill Financial, Inc.), where he serves on the board’s compensation and leadership development committee and nominating and corporate governance committee, of Pivotal Software, Inc., a public majority-owned subsidiary of Dell Technologies that provides a leading cloud-native platform, where he serves on the board’s audit committee and compensation committee, and of Inovalon Holdings, Inc., a company that provides data analytics, intervention and reporting platforms to the healthcare industry, where he serves on the board’s compensation committee, nominating and corporate governance committee and security and compliance committee. The board of directors selected Mr. Green to serve as a director because of his leadership and operating experience as the former Chairman and CEO of Accenture, deep understanding of the information technology industry and broad international business expertise.

Ellen J. Kullman—Mrs. Kullman has been a member of the board of directors of Dell Technologies since September 2016. Mrs. Kullman served as Chief Executive Officer of E. I. du Pont de Nemours and Company, or DuPont, a provider of basic materials and innovative products and services for diverse industries, from January 2009 to October 2015 and as Chair of DuPont from December 2009 to October 2015. She served as President of DuPont from October 2008 to December 2008. From June 2006 through September 2008, she served as Executive Vice President of DuPont. Before her service in that position, Mrs. Kullman was Group Vice President-DuPont Safety & Protection. She served as Chair of the US-China Business Council, a member of the US-India CEO Forum and on the executive committee of the Business Council. She is a member of the National Academy of Engineering and co-chaired their Committee on Changing the Conversation: From Research to Action. Mrs. Kullman also serves as a director of United Technologies Corporation, a provider of high-technology products and services to the building systems and aerospace industries, Amgen Inc., a developer and manufacturer of human therapeutics, and The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm. She is a member of the board of trustees of Northwestern University and serves on the board of overseers at Tufts University School of Engineering. The board of directors selected Mrs. Kullman to serve as a director because of her leadership and operating experience as the former Chair and CEO of DuPont, her extensive experience with technology and product development, and experience implementing business strategy around the world.

Simon Patterson—Mr. Patterson has been a member of the board of directors of Dell Technologies since the closing of Dell’s going-private transaction in October 2013. Mr. Patterson is a Managing Director of Silver Lake Partners, a global private equity firm, which he joined in 2005. Mr. Patterson previously worked at Global Freight Exchange Limited, a logistics software company acquired by Descartes Systems Group, the Financial Times, and McKinsey & Company, a global management consulting firm. Mr. Patterson serves on the board of directors of Tesco plc, a multinational grocery and general merchandise retailer. He also serves on the boards of trustees of the Natural History Museum in London and The Royal Foundation of The Duke and Duchess of Cambridge and Prince Harry. Previously, he served on the boards of directors of Intelsat S.A., a provider of integrated satellite solutions and N Brown Group plc, a digital fashion retailer. The board of directors selected Mr. Patterson to serve as a director because of his extensive knowledge of and years of experience in finance, technology and global operations.

SPECIAL MEETING OF STOCKHOLDERS

The Company is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement of the special meeting). This proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the special meeting are set forth below:

Date:	December 11, 2018

Time:	8:00 a.m., Central Time

Place:	Dell Technologies’ facility at Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682

Attendance

Attendance at the special meeting will be limited to Dell Technologies stockholders as of the record date and to guests of Dell Technologies. Stockholders who come to the special meeting will be required to present evidence of stock ownership as of October 18, 2018.

Street name holders who wish to vote at the special meeting will need to obtain a proxy executed in the holder’s favor from the nominee that holds their shares of common stock (commonly referred to as a legal proxy). All stockholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings. Seating will be limited at the special meeting.

If you have a disability, Dell Technologies can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call Investor Relations no later than December 4, 2018, at 501 Dell Way, Round Rock, Texas 78682, telephone number (512) 728-7800.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	Proposal 1, to adopt the merger agreement, which is attached as Annex A to this proxy statement/prospectus;

•

Proposal 2, to adopt the amended and restated Company certificate, which is attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus and proposes certain changes to the corporate governance structure of the Company in connection with the merger and the Class V transaction;

•	Proposal 3, to approve, on a non-binding, advisory basis, compensation arrangements with respect to the named executive officers of the Company related to the Class V transaction; and

•

Proposal 4, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate.

Recommendation of the Special Committee and the Board of Directors

The Special Committee, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock, has unanimously determined that the merger is advisable and in the best interests of the holders of the Class V Common Stock, and has unanimously approved the merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate.

Our board of directors has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders, and has unanimously approved the merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

Our board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Our board of directors has fixed the close of business on October 18, 2018 as the record date for determination of Dell Technologies stockholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only Company stockholders of record as of the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Shares of our outstanding Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock may be voted at the special meeting. You may vote all shares of each such series of common stock owned by you at the close of business as of the record date.

At the special meeting:

•	holders of Class V Common Stock are entitled to one vote per share;

•	holders of Class A Common Stock are entitled to ten votes per share;

•	holders of Class B Common Stock are entitled to ten votes per share; and

•	holders of Class C Common Stock are entitled to one vote per share.

As of the record date, there was outstanding and entitled to be voted at the special meeting:

•	199,356,591 shares of Class V Common Stock, representing a total of 199,356,591 votes, held by approximately 4,659 holders of record;

•	409,538,423 shares of Class A Common Stock, representing a total of 4,095,384,225 votes, held by approximately 37 holders of record;

•	136,986,858 shares of Class B Common Stock, representing a total of 1,369,868,582 votes, held by approximately 5 holders of record; and

•	22,489,450 shares of Class C Common Stock, representing a total of 22,489,450 votes, held by approximately 115 holders of record.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting.

Quorum

For each proposal to be considered at the special meeting, there must be a quorum present. For a quorum at the special meeting, there must be present in person or represented by proxy:

•	holders of record of issued and outstanding shares of common stock representing a majority of the voting power of the outstanding shares of common stock entitled to vote thereat; and

•

for each additional vote of holders of a series of common stock, voting as a separate class, required to adopt the merger agreement or adopt the amended and restated Company certificate, holders of record of outstanding shares of common stock of such series representing a majority of the voting power of the outstanding shares of such series.

Abstentions and broker non-votes, if any, will be counted as present in determining the presence of a quorum. A broker non-vote occurs with respect to a proposal when a nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions. Because none of the proposals to be voted on at the special meeting is a routine matter for which brokers may have discretionary authority to vote without instructions from the beneficial owner of the shares, the Company does not expect any broker non-votes at the special meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present in determining the presence of a quorum.

Required Vote

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted on. Assuming a quorum is present, the following are the vote requirements:

Proposal		Required Vote(1)
Proposal 1	Adoption of the Merger Agreement(2)

Adoption of the merger agreement requires:

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

Proposal 2	Adoption of the Amended and Restated Company Certificate(2)

Adoption of the amended and restated Company certificate requires:

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class; and

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class; and

Proposal		Required Vote(1)

•  the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•  the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

Proposal 3	Non-binding, Advisory Vote on Compensation of Named Executive Officers

Approval, on a non-binding, advisory basis, of the transaction-related compensation proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Proposal 4	Adjournment of Special Meeting of Stockholders	Approval of the adjournment proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

(1)

Under the rules of the NYSE, if you hold your shares of common stock in street name, your bank, brokerage firm or other nominee may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your nominee may not vote your shares on Proposal 1, 2, 3 or 4. Because none of the proposals to be voted on at the special meeting is a routine matter for which brokers may have discretionary authority to vote without instruction from the beneficial owner of the shares, the Company does not expect any broker non-votes at the special meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote can result in your shares not being counted as present at the meeting and therefore will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2. Such failure to provide instructions will have no effect on the outcome of the voting for Proposal 3 and Proposal 4 because such shares will not be present at the meeting and entitled to vote on such matters. In the event there are broker non-votes, such broker non-votes also will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2 but will have no effect on Proposal 3 and Proposal 4. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, “AGAINST” Proposal 2, “AGAINST” Proposal 3 and “AGAINST” Proposal 4. If you submit your proxy without indicating how to vote your shares on any particular proposal, the common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors concerning that proposal. The board of directors has recommended that such proxies be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

(2)

For purposes of the votes of holders of Class V Common Stock on Proposals 1 and 2 that exclude votes of the Company’s affiliates, all outstanding shares of Class V Common Stock held by our affiliates, including our directors and executive officers, will not be counted either as shares entitled to vote or as shares voted. As of the record date for the special meeting, our directors, executive officers and other affiliates held approximately 0.02% of all outstanding shares of Class V Common Stock.

Voting by Directors and Executive Officers

As of the record date for the special meeting, the Company’s directors and executive officers beneficially owned, in the aggregate:

•	approximately 0.1% of the outstanding shares of Class V Common Stock;

•	approximately 83.5% of the outstanding shares of Class A Common Stock;

•	none of the outstanding shares of Class B Common Stock; and

•

outstanding shares of our Class V Common Stock, Class A Common Stock and Class C Common Stock representing approximately 60.6% of the total voting power of the outstanding shares of all series of our common stock.

As noted above, shares of Class V Common Stock held by our directors and executive officers will not be counted in the Class V stockholder class vote on the adoption of the merger agreement or the adoption of the amended and restated Company certificate.

If the merger agreement is not adopted by the required vote of our stockholders as described above, the merger and the Class V transaction will not be implemented and our Class V Common Stock will continue to be outstanding. In addition, the amended and restated Company certificate will not go into effect if the merger agreement is not adopted by our stockholders or for any reason the merger is not consummated.

Because the amended and restated Company certificate is part of the merger agreement, stockholder adoption of the amended and restated Company certificate is a condition to the completion of the merger and the Class V transaction. If the amended and restated Company certificate is not adopted by the required vote of the stockholders as described above, the merger and the Class V transaction will not be implemented and our Class V Common Stock will continue to be outstanding.

Voting; Proxies; Revocation; Transferred Shares

You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of common stock. The written document used to designate someone as your proxy is called a proxy or proxy card. We urge you to submit a proxy to have your shares of common stock voted even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you hold shares of common stock directly in your name on records maintained by our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and this proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by the Company. If you are a stockholder of record, you may have your shares voted at the special meeting in person or submit a proxy by mail or via the internet or by telephone by following the instructions on your proxy card.

If your shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your nominee along with a voting instruction form. You may use the voting instruction form to direct your nominee on how to vote your shares, using one of the methods described on the voting instruction form.

If you plan to attend the special meeting and vote in person and you hold your shares of Dell Technologies common stock directly in your own name, then we will give you a ballot when you arrive. However, as noted above, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the stockholder of record. The legal proxy must accompany your ballot to vote your shares in person. You will not be able to vote your shares at the special meeting without a legal proxy and a signed ballot.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of (1) the proposal to adopt the merger agreement, (2) the proposal to adopt the amended and restated Company certificate, (3) the transaction-related compensation proposal and (4) the adjournment proposal.

Banks, brokerage firms and other nominees do not have discretionary voting authority with respect to any of the proposals at the special meeting. Therefore, without your voting instructions, your nominee may not vote your shares on Proposal 1, 2, 3 or 4. As a result, any failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present at the meeting and therefore will have the same effect as a vote “AGAINST” Proposal 1 and “AGAINST” Proposal 2. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, “AGAINST” Proposal 2, “AGAINST” Proposal 3 and “AGAINST” Proposal 4. You should instruct your bank, brokerage firm or other nominee to vote your common stock by following the directions your nominee provides.

Shares of common stock represented by proxies received by Dell Technologies (whether through the return of the enclosed proxy card, by telephone or through the internet), where the stockholder has specified his or her choice with respect to the proposals described in this proxy statement/prospectus will be voted in accordance with the specification(s) so made by the stockholder. If you are a stockholder of record and you do not submit a proxy, no votes will be cast on your behalf on any of the proposals at the special meeting. If you submit your proxy without indicating how to vote your shares on any particular proposal, the common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors concerning that proposal. The board of directors has recommended that such proxies be voted:

•	“FOR” the adoption of the merger agreement;

•	“FOR” the adoption of the amended and restated Company certificate;

•	“FOR” the approval the transaction-related compensation proposal; and

•	“FOR” the approval of the adjournment proposal.

The board of directors does not intend to bring any matter before the special meeting other than those set forth above. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please (1) submit your proxy as promptly as possible, so that your shares may be represented and voted at the special meeting, and (2) complete your election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on December 10, 2018, the business day before the special meeting. If your shares are held of record in the name of a nominee, please follow the instructions on the voting instruction form furnished to you by such nominee.

Revocability of Proxies

You may revoke your proxy or change your voting instructions at any time before your shares are voted at the special meeting.

Holders of Record

If you are a holder of record as of the record date, you may revoke your proxy by:

•	submitting a later proxy via the internet or by telephone;

•	submitting a later dated proxy by mail;

•

providing written notice of your revocation to the Company’s Corporate Secretary at Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attn: Corporate Secretary such that the notice is received before the special meeting; or

•	voting your shares at the special meeting.

Stockholders of record may change their proxy by using any one of these methods regardless of the method they previously used to submit their proxy. Only the latest dated proxy card you submit will be counted.

The Icahn stockholders have filed a preliminary proxy statement in connection with our special meeting. We urge you to disregard any proxy card sent to you by any person other than Dell Technologies, including the gold proxy card and solicitation materials sent to you by any Icahn stockholder or its affiliates, which are soliciting proxies in opposition to the Class V transaction. If you submit such a proxy card, we urge you to subsequently cast your vote as instructed on the proxy card mailed to you by Dell Technologies, which will revoke any earlier dated proxy card that you submitted. Only the latest validly executed proxy that you submit will be counted.

Your attendance at the special meeting will not automatically revoke your proxy unless you vote at the meeting or file a written notice with the Corporate Secretary of the Company requesting that your prior proxy be revoked.

Beneficial Owners

If you are a beneficial owner of shares held through a bank, brokerage firm or other nominee, you may submit new voting instructions by:

•	submitting new voting instructions in the manner stated in the voting instruction form; or

•	voting your shares at the special meeting (provided you have obtained a legal proxy as described above).

Transferred Shares

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger and the Class V transaction are expected to be completed. If you transfer your shares of Dell Technologies common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, unless the transferee requests a proxy from you, and you grant such a proxy. However, if you are a holder of Class V Common Stock, you will have transferred the right to participate in the Class V transaction and receive the transaction consideration. To receive the transaction consideration, you must hold your shares of Class  V Common Stock through the effective time of the merger.

Abstentions

If you abstain from voting on any particular proposal, your abstention will have the same effect as a vote “AGAINST” that proposal.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to Company stockholders in connection with the solicitation of proxies by the board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. The Company will bear all costs and expenses in connection with the solicitation of proxies. The Company has engaged Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the special meeting and will pay Innisfree a fee of up to $2,500,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Special Committee has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and the Company will pay MacKenzie Partners, Inc. a fee of approximately $75,000, plus reimbursement of reasonable out-of-pocket expenses. Silver Lake Technology Management, L.L.C., affiliates of which serve as the general partner and/or the investment advisor of each of the SLP stockholders, and its managing partners and employees also may participate in the solicitation of proxies for the special meeting. The Company will reimburse the reasonable out-of-pocket expenses of Silver Lake Technology Management, L.L.C. and its managing partners and employees in connection with their assistance in any such solicitation.

Dell Technologies is making this solicitation by mail, but our directors, officers and employees, managing partners and employees of Silver Lake Technology Management, L.L.C. and representatives of Innisfree and MacKenzie Partners, Inc. also may solicit proxies by telephone, e-mail, facsimile or in person. The Company will reimburse nominees or intermediaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Certain of our directors, officers and employees may also participate in the solicitation of proxies without additional compensation for their solicitation services.

Adjournment

If there are not sufficient votes at the time of the special meeting to adopt the merger agreement or adopt the amended and restated Company certificate, Dell Technologies may move to adjourn the special meeting in order to enable the Dell Technologies board of directors to solicit additional proxies. In that event, Dell Technologies will ask its stockholders to vote only upon the adjournment proposal. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the adoption of the merger agreement or the adoption of the amended and restated Company certificate. For additional information regarding the adjournment proposal, see “Proposal 4—Adjournment of Special Meeting of Stockholders.”

In accordance with the Company bylaws, the chairman of the special meeting, who is expected to be the Chairman of the Board, has the right and authority to convene and (for any or no reason) recess and/or adjourn the special meeting, and to prescribe such rules, regulations and procedures and do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the special meeting, including, but not limited to, establishing the agenda or order of business for the special meeting and establishing rules and procedures for maintaining order at the special meeting and the safety of those present, without the vote of any Dell Technologies stockholder.

The special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting is required to be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of Company stockholders entitled to vote is fixed for the adjourned meeting, the board of directors will fix as the record date for determining the stockholders entitled to notice of such adjourned special meeting the same or an earlier date as that fixed for determination of the Company stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned special meeting to each Company stockholder of record as of the record date so fixed for notice of such adjourned special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time such proxy or proxies are voted at the reconvened meeting.

Tabulation of Votes; Results

Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that we intend to issue after the special meeting. The press release will be available on the Investors page of our website at http://investors.delltechnologies.com. Final voting results for the special meeting will be disclosed in a current report on Form 8-K filed by us with the SEC within four business days after the special meeting. A copy of such current report on Form 8-K will be available after filing with the SEC on the Investors page on the Company’s website and on the SEC’s website at www.sec.gov.

Other Information

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form sent to you by your nominee. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please sign and return each set separately to ensure that all of your shares are voted.

The matters to be considered at the special meeting are of great importance to Dell Technologies stockholders. Accordingly, after carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes, please (1) submit your proxy as promptly as possible, so that your shares may be represented and voted at the special meeting, and (2) complete your election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on December 10, 2018, the business day before the special meeting. You may submit your proxy or vote by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the internet or by telephone by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares in street name, please instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions on the voting instruction form which the nominee provides you with these materials. Your nominee will vote your shares of common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction form provided by your nominee for information on how you may submit voting instructions via the internet or by telephone.

Assistance

If you have questions about the special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Innisfree M&A Incorporated

Stockholders may call toll free: (877) 717-3936

Stockholders outside of the United States and Canada may call: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

ELECTION TO RECEIVE CLASS C COMMON STOCK OR CASH CONSIDERATION

General Description of Election

Each eligible holder of shares of Class V Common Stock has the right to submit an election form specifying (1) the number of shares of Class V Common Stock with respect to which such holder desires to elect to receive share consideration of 1.3665 shares of Class C Common Stock per share of Class V Common Stock, referred to herein as share consideration, and (2) subject to the proration described below, the number of shares of Class V Common Stock with respect to which such holder desires to elect to receive cash consideration of $109 in cash, without interest, for each share of Class V Common Stock, referred to herein as cash consideration. Any share of Class V Common Stock with respect to which neither a share election nor a cash election has been properly made, and any share of Class V Common Stock with respect to which such an election has been revoked or lost and not subsequently made, will be converted into the right to receive share consideration.

None of Dell Technologies, its board of directors or the Special Committee is making any recommendation as to whether Dell Technologies Class V stockholders should elect to receive share consideration or cash consideration. You must make your own decision with respect to such election.

Holders Eligible to Submit Election Form

Holders eligible to submit an election form include each person who:

•	is a holder of record of shares of Class V Common Stock as of the record date for the special meeting, subject to the condition described below; or

•

becomes a holder of record of shares of Class V Common Stock during the period between the record date for the special meeting and the election deadline (5:30 p.m., New York City time, on December 10, 2018, which is the business day before the special meeting).

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger and the Class V transaction are expected to be completed. If a holder transfers shares of Class V Common Stock after the record date but before the special meeting, such holder will have transferred the right to participate in the Class V transaction and receive the transaction consideration. To receive the transaction consideration, a holder must hold the shares of Class V Common Stock through the effective time of the merger.

Election Deadline

All share elections and/or cash elections must be submitted on the election form that will be mailed to each holder of record of shares of Class V Common Stock as of the record date (or, in the case of persons who become holders of record of shares of Class V Common Stock during the period between the record date for the special meeting and the election deadline, the election form that is subsequently made available by Dell Technologies). All election forms must be received by American Stock Transfer & Trust Company, LLC, as the exchange agent, by the election deadline (5:30 p.m., New York City time, on December 10, 2018, which is the business day before the special meeting).

Submission of Election Form

In order for your share election or cash election to be properly made, you must submit along with your properly completed and signed election form (1) the certificates, if any, representing the shares of Class V Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Dell Technologies, and (2) in the case of book-entry shares representing shares of Class V Common Stock, any additional documents specified in the procedures set forth in the election form. The exchange agent has reasonable discretion to determine if any election is not properly made with respect to any shares of Class V Common Stock, and none of Dell Technologies, Merger Sub or the exchange agent has any duty to notify any stockholder of any such defect. In the event the exchange agent makes such a determination, such election will be deemed to be not in effect, and the shares of Class V Common Stock covered by such election will be converted into the right to receive share consideration, unless a proper election is thereafter timely made with respect to such shares.

The election form will contain instructions relating to the procedures you must follow with respect to the submission of share elections and/or cash elections. In addition, if you hold your shares of Class V Common Stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by such bank, brokerage firm or other nominee to ensure that your election instructions are timely returned.

At any time prior to the election deadline, you may change or revoke your election by submitting written notice to the exchange agent accompanied by a properly completed and signed revised election form or by withdrawing the certificates representing shares of Class V Common Stock, or any documents in respect of book-entry shares representing Class V Common Stock, previously deposited with the exchange agent. Additionally, your election will be automatically revoked if (1) the shares subject to such election are subsequently transferred or (2) we notify the exchange agent in writing that the merger agreement has been terminated without the Class V transaction having been completed.

No guarantee can be made that you will receive the amount of share consideration or cash consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive share consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the share consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.

Proration of Aggregate Cash Consideration

The total amount of cash consideration payable in the Class V transaction is limited to $9 billion. If holders of Class V Common Stock elect to receive in the aggregate more than $9 billion in cash consideration, holders making cash elections will be subject to proration, and a portion of the consideration they requested in cash will instead be received in the form of Class C Common Stock according to the following methodology:

•

first, we will calculate the proration factor, which is the percentage of shares of Class V Common Stock covered by a cash election that will be payable in cash, by dividing the $9 billion cash election cap by the total amount of all cash elections; and

•

second, we will determine the number of shares of Class V Common Stock covered by the cash election that will be payable in cash by multiplying the total number of shares covered by the cash election by the proration factor, with the remainder of such shares to be exchanged for shares of Class C Common Stock.

For example, if holders of Class V Common Stock elect in the aggregate to receive $10 billion (representing approximately 46% of all outstanding shares of Class V Common Stock) in cash consideration, the proration factor would be 0.9 ($9 billion divided by $10 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 900 of such shares (1,000 shares multiplied by the proration factor of 0.9) at $109 per share, or a total of $98,100, and (2) shares of Class C Common Stock for the remaining 100 shares of Class V Common Stock at the exchange rate of 1.3665, or a total of 136 shares of Class C Common Stock and cash in lieu of 0.65000 fractional shares of Class C Common Stock.

If all holders of Class V Common Stock make cash elections (representing elections in the aggregate to receive approximately $21.7 billion in cash), the proration factor would be approximately 0.414 ($9 billion divided by $21.7 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 414 of such shares (1,000 shares multiplied by the proration factor) at $109 per share, or a total of $45,126, and (2) shares of Class C Common Stock for the remaining 586 shares of Class V Common Stock at the exchange rate of 1.3665, or a total of 800 shares of Class C Common Stock and cash in lieu of 0.76900 fractional shares of Class C Common Stock.

If holders of Class V Common Stock do not elect to receive more than $9 billion in cash consideration, all holders will receive the form of consideration they elected to receive or were deemed to elect to receive.

The following table further illustrates the approximate application of proration of the aggregate cash consideration, assuming holders of Class V Common Stock elect in the aggregate to receive the cash consideration shown in the first column. The amounts of cash consideration holders of Class V Common Stock elect in the aggregate to receive included in the following table are shown for illustrative purposes only. The actual aggregate amount of cash consideration holders of Class V Common Stock elect to receive may differ significantly from the amounts shown.

Aggregate Amount of Cash Consideration Elected (in millions)	Percentage of Class V Common Stock Electing to Receive Cash	Proration Factor	Aggregate Amount of Cash Consideration Payable (in millions)	Aggregate Shares of Class V Common Stock Exchanged for Cash (in millions)	Aggregate Shares of Class C Common Stock Issued to Holders Electing to Receive Cash (in millions)	Consideration Received by a Holder Holding 1,000 Shares of Class V Common Stock that Elects to Receive Cash
$1,000	4.6%	N/A	$1,000	9.2	—	$109,000 in cash
$3,000	13.8%	N/A	$3,000	27.5	—	$109,000 in cash
$4,500	20.7%	N/A	$4,500	41.3	—	$109,000 in cash
$9,000	41.4%	N/A	$9,000	82.6	—	$109,000 in cash
$10,000	46.0%	0.9	$9,000	82.6	12.5	$98,100 in cash and 136 shares of Class C Common Stock with cash in lieu of 0.65000 fractional shares
$15,000	69.0%	0.6	$9,000	82.6	75.2	$65,400 in cash and 546 shares of Class C Common Stock with cash in lieu of 0.60000 fractional shares
$21,730	100.0%	0.414	$9,000	82.6	159.6	$45,126 in cash and 800 shares of Class C Common Stock with cash in lieu of 0.76900 fractional shares

The Company expects to publicly announce whether holders making cash elections are subject to proration as soon as practicable following the election deadline. For additional information about the share election and the cash election, see “Questions and Answers Regarding the Class V Transaction and the Special Meeting,” including “—What will holders of Class V Common Stock receive in the Class V transaction?”

Election Forms and Related Documents

Dell Technologies has appointed the exchange agent to coordinate the payment of the applicable transaction consideration following the Class V transaction. An election form package will be mailed to all holders of record of Class V Common Stock as of the record date for the special meeting at the same time that this proxy statement/prospectus is mailed to the stockholders of the Company. Dell Technologies will use reasonable efforts to make the election form package available to all persons who become holders of record of shares of Class V Common Stock between the record date for the special meeting and the election deadline. Such holders can obtain the election form package by written or oral request, made no later than December 4, 2018 (which is five business days before the date of the special meeting of stockholders), directed to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Telephone: (718) 921-8317

Toll-free: (877) 248-6417

Fax: (718) 234-5001

The election form package will contain an election form for you to complete in order to make a share election and/or a cash election. The election form package also will contain detailed instructions on how to complete the election form.

As further described in the election form package, in order to make a share election and/or a cash election, holders of Class V Common Stock will be required to properly complete, execute and return the documents described below, in the manner described below, by the election deadline:

•	Election Form. Complete and sign the election form according to the instructions provided in the election form package.

•

Stock Certificates. Submit the certificates, if any, representing the shares of Class V Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Dell Technologies.

•

Form W-9. Complete the Substitute Form W-9 provided with the election form package, or if you are a non-U.S. person, request from the exchange agent, and complete, sign and return an appropriate Form W-8.

Please carefully read the documents contained in the election form package, including the information booklet provided in that package.

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

General

This proxy statement/prospectus is being provided to Dell Technologies stockholders in connection with the solicitation of proxies by our board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, Dell Technologies will ask its stockholders to vote on (1) the adoption of the merger agreement, (2) the adoption of the amended and restated Company certificate, (3) the approval of the transaction-related compensation proposal and (4) the approval of the adjournment proposal.

The merger agreement provides for the merger of Merger Sub with and into Dell Technologies. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Dell Technologies will continue as the surviving corporation of the merger. The merger will not be completed without the adoption of both the merger agreement and the amended and restated Company certificate by Dell Technologies stockholders. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and a copy of the amended and restated Company certificate is attached as Exhibit A to the merger agreement. You are urged to read the merger agreement (including the amended and restated Company certificate) in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement.” For additional information about the amended and restated Company certificate, see “Proposal 2—Adoption of Amended and Restated Company Certificate.”

Upon the closing of the merger, each share of Class V Common Stock that is issued and outstanding immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive, at the holder’s election, (A) 1.3665 shares of Class C Common Stock or (B) $109 in cash, without interest, subject to proration. The aggregate amount of cash consideration to be received by the Class V stockholders in the merger may not exceed $9 billion. If the total amount of cash consideration elected by Class V stockholders would exceed $9 billion, then, instead of being converted into the right to receive the cash consideration, a portion of the shares with respect to which a Class V stockholder elects to receive the cash consideration will be converted into the right to receive the cash consideration, with such portion equal to a fraction, the numerator of which is $9 billion and the denominator of which is the aggregate amount of cash consideration elected by all Class V stockholders, and the remaining portion of such shares held by each such holder will be converted into the right to receive the share consideration.

Class V stockholders will not receive any fractional shares of Class C Common Stock in the merger. Instead, all fractional shares of Class C Common Stock which such Class V stockholders would otherwise be entitled to receive will be aggregated and sold by the exchange agent, and each such Class V stockholder will be entitled to receive an amount in cash, without interest, representing such Class V stockholder’s proportionate interest in the net proceeds from such sale, after subtracting any and all commissions, transfer taxes and other out-of-pocket transaction costs as well as any expenses of the exchange agent incurred in connection with such sale.

Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is issued and outstanding immediately prior to the effective time of the merger will remain unaffected by the merger and will continue to be an issued and outstanding share of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively.

Adoption of the merger agreement requires:

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class; and

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class; and

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•

the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

If you abstain or fail to vote your shares in favor of Proposal 1, your abstention or failure to vote will have the same effect as a vote “AGAINST” Proposal 1 as well as a vote “AGAINST” Proposal 2 to adopt the amended and restated Company certificate.

THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF THE CLASS V COMMON STOCK ENTITLED TO VOTE THEREON VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Background of the Class V Transaction

On September 7, 2016, Dell Technologies completed its acquisition of EMC. As a result of the EMC merger, Dell Technologies indirectly acquired the approximately 81.9% of the outstanding shares of VMware common stock that were owned by EMC at the time of the EMC merger. In connection with the EMC merger, former EMC shareholders received a combination of cash and shares of the newly created Class V Common Stock. The Class V Common Stock is considered a “tracking stock,” the economic terms of which are intended to track the economic performance of a portion of Dell Technologies’ economic interest in the VMware business. The number of shares of Class V Common Stock initially issued had a one-to-one relationship to approximately 65% of the number of shares of VMware common stock owned by Dell Technologies through EMC after the EMC merger and that constituted the sole assets of the Class V Group. In connection with the EMC merger, the board of directors of Dell Technologies established the Capital Stock Committee, consisting solely of independent directors, that was granted certain powers, authority and responsibilities by the board of directors at such time to, among other things, adopt and administer policies with respect to relationships between the DHI Group and the Class V Group and certain matters arising in connection with such relationships. David Dorman, William Green and Ellen Kullman have served on the Capital Stock Committee since its establishment. The board of directors has determined that each member of the Capital Stock Committee is independent. Following the EMC merger, Messrs. Dell and Durban, who were serving as directors of Dell Technologies, became directors of VMware.

On September 15, 2016, Dell Technologies filed a beneficial ownership statement on Schedule 13D with the SEC to report its acquisition of VMware common stock in connection with the EMC merger. In this filing, Dell Technologies disclosed, among other things, that it intended to review its investment in VMware on a continuing basis and that it could change its investment in VMware based upon further developments, including the ongoing evaluation of VMware’s business, financial condition, operating results and prospects, the business and prospects of Dell Technologies and EMC, other investment and business opportunities available to Dell Technologies, general stock market and economic conditions, and tax considerations.

In the year following the EMC merger, Dell Technologies repurchased 23.5 million shares of Class V Common Stock. Dell Technologies repurchased 6.7 million of such shares in the open market for $324 million using cash on hand at the DHI Group. The remaining 16.8 million shares were repurchased in the open market using proceeds of approximately $1.1 billion received from sales of VMware Class A common stock by Dell Technologies, through a subsidiary, to VMware in three separate transactions. The purchase price paid by VMware for the shares of VMware Class A common stock it purchased from Dell Technologies was based on the volume-weighted average per share price of such shares as reported on the NYSE during a specified reference period prior to each such sale, less a discount of 3.5% from that volume-weighted average per share price, and subject to adjustment in certain circumstances. Each of the foregoing repurchases was approved by the Capital Stock Committee.

Following the repurchase transactions referred to above, Dell Technologies indirectly owned approximately 82.1% of the outstanding shares of VMware common stock, as VMware had retired the shares purchased from Dell Technologies and continued to repurchase shares under its open market share repurchase program.

As part of the ongoing evaluation of our business, the Dell Technologies board of directors, together with members of senior management, regularly review, evaluate and consider, in light of our financial performance and applicable market, economic and other conditions and factors, a wide range of potential business opportunities to enhance stockholder value, including acquisitions, divestitures of non-core assets, strategic partnerships, share repurchases, whether to do an initial public offering and financing alternatives. In addition, Michael S. Dell, Chairman and Chief Executive Officer of Dell Technologies, and Egon Durban, a director of Dell Technologies and Managing Partner and Managing Director of Silver Lake Partners, regularly speak, and periodically meet, to discuss, evaluate and consider our business and potential business opportunities to enhance stockholder value.

On August 8, 2017, in connection with their regular and ongoing discussions about potential business opportunities to enhance stockholder value, Messrs. Dell and Durban began a series of conversations related to Dell Technologies and VMware during which they discussed, among other things, how potentially significant synergy opportunities between Dell Technologies and VMware might be achieved, how the Dell Technologies capital structure might be simplified, and how the dilutive effect on the demand for VMware Class A common stock resulting from the existence of the Class V Common Stock might be removed. During the course of their conversations, Messrs. Dell and Durban discussed four business opportunities in concept for their investment in Dell Technologies: (1) a potential initial public offering of Class C Common Stock; (2) a potential business combination between Dell Technologies and VMware in which the shares of VMware Class A common stock held by the public could be converted into shares of Class C Common Stock and the shares of Class V Common Stock could also be converted into Class C Common Stock; (3) an acquisition by Dell Technologies of VMware for cash; and (4) a large-scale joint stock repurchase program between Dell Technologies and VMware financed with new VMware debt. In their meeting, Mr. Durban presented financial analyses that reflected an illustrative equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $38.9 billion. Messrs. Dell and Durban agreed to continue such discussions and to continue exploring potential business opportunities.

On October 15, 2017, Mr. Dell spoke with Pat Gelsinger, Chief Executive Officer and director of VMware. On the call, Mr. Dell explained to Mr. Gelsinger that he was beginning to consider a number of potential business opportunities for Dell Technologies, raised the possibility of exploring a potential business combination between Dell Technologies and VMware and suggested that Mr. Durban would like to meet with Mr. Gelsinger to discuss such a potential business combination.

On October 17, 2017, Mr. Durban met with Mr. Gelsinger to discuss the business rationale for a potential business combination between Dell Technologies and VMware, which he had been discussing in concept with Mr. Dell. Mr. Durban also discussed the potential business combination to the two companies and their respective stockholders, including potentially significant synergy opportunities between Dell Technologies and VMware, the simplification of Dell Technologies’ capital structure, the removal of the dilutive effect on the demand for VMware Class A common stock resulting from the existence of the Class V Common Stock, the combination of Dell Technologies, EMC and VMware go-to-market models, an accelerated deleveraging profile that could allow Dell Technologies to pay down sufficient debt to achieve an investment grade credit rating more quickly, and providing the holders of Class V Common Stock and VMware common stock the opportunity to participate in any potential future appreciation in the value of a combined company. In connection with discussing what the pro forma ownership of a combined company might look like, Mr. Durban presented a range of illustrative equity values for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $30.0 billion to $48.0 billion, reflecting a mid-point value that was consistent with the $38.9 billion value Mr. Durban had discussed with Mr. Dell in August. Because valuation was not a focus of this discussion, Mr. Durban presented a wide range of illustrative equity values to illustrate the potential impact that changes in the relative value of Dell Technologies could have on the pro forma ownership of the VMware public stockholders. The high end of the valuation range reflected a price-to-estimated-adjusted-earnings per share multiple for Dell Technologies (excluding its publicly traded subsidiaries) in line with publicly traded large capitalization IT infrastructure peer companies based on Dell Technologies’ then-current financial forecast for Fiscal 2018. The low end of the valuation range, by contrast, reflected a material discount to the trading multiples of those peer companies based on this Dell Technologies financial forecast. In the meeting, Mr. Durban noted that consideration of any potential business combination was still at a conceptual stage and explained that neither Silver Lake Partners’ investment committee nor the Dell Technologies’ board of directors had reviewed or approved the matters which they discussed or determined whether to pursue a combination with VMware or any other potential business opportunity. Mr. Durban explained that while Dell Technologies regularly evaluates multiple potential alternatives to enhance stockholder value and conducts illustrative financial analyses in the preliminary stages of evaluating such potential alternatives, the majority of such alternatives do not progress beyond such preliminary stages and a much smaller percentage are ultimately completed.

As longstanding financial advisors to Dell Technologies, representatives of Goldman Sachs met from time to time with Dell Technologies management to discuss potential business opportunities. Dell Technologies management discussed the meeting held on August 8, 2017 with representatives of Goldman Sachs, and requested that Goldman Sachs provide financial advice in connection with Dell Technologies’ consideration of various potential business opportunities, including a potential public offering of Dell Technologies common stock and a possible strategic transaction between Dell Technologies and VMware. Beginning in October 2017, representatives of Goldman Sachs participated in meetings and discussions as to valuation and other matters as described below in connection with Dell Technologies’ consideration of these potential business opportunities, at the direction of and after consultation with Dell Technologies management, and provided regular and detailed updates to Dell Technologies management with respect to such meetings and discussions.

On October 31, 2017, representatives of Silver Lake Partners met telephonically with representatives of Goldman Sachs to provide them with background information on Dell Technologies and its capital structure, including the mechanics, process and terms of a conversion of the Class V Common Stock into Class C Common Stock following an initial public offering of the Class C Common Stock that is provided for in the existing Company certificate.

Between October 2017 and January 2018, representatives of Dell Technologies, Silver Lake Partners and Goldman Sachs, together with representatives of Simpson Thacher & Bartlett LLP, legal advisor to Dell Technologies and Silver Lake Partners, referred to as Simpson Thacher, and representatives of Wachtell, Lipton, Rosen & Katz, legal advisor to Mr. Dell and MSD Partners, referred to as Wachtell Lipton, analyzed various potential business opportunities, including a potential public offering of Dell Technologies common stock and a possible strategic transaction between Dell Technologies and VMware.

On December 13, 2017, the VMware board of directors held a regularly scheduled meeting with certain directors attending telephonically. During the meeting, Mr. Durban gave a presentation which, among other things, outlined some of the potential business opportunities then being analyzed by Dell Technologies, including (1) a potential initial public offering of Class C Common Stock and (2) a potential business combination between Dell Technologies and VMware. Following the meeting, the VMware board of directors, other than Messrs. Dell and Durban, met in executive session with VMware management present to discuss the presentations they had just received. Following the presentations and discussion among the directors and members of VMware management, the VMware board of directors directed members of VMware management to commence a preliminary due diligence review of Dell Technologies.

Subsequent to the meeting of the VMware board of directors on December 13, 2017, certain independent directors of the VMware board of directors met on January 9, 2018 and January 31, 2018, together with representatives of Gibson, Dunn & Crutcher LLP, referred to as Gibson Dunn, legal advisor to the existing standing committee of the VMware board of directors, which had previously been established to review and approve certain related persons transactions involving VMware, referred to as the VMware related persons transactions committee, and Lazard Frères & Co., referred to as Lazard, which had previously been engaged to act as financial advisor to the VMware related persons transactions committee, to discuss their views on the potential business opportunities as described by Mr. Durban in his presentation to the VMware board of directors as part of the December 13 meeting.

On December 18, 2017, Mr. Durban met with Mr. Gelsinger and Zane Rowe, Chief Financial Officer of VMware, to further discuss Dell Technologies’ businesses, financial results and prospects. During the meeting, Mr. Durban gave a presentation outlining some of the potential business opportunities then being analyzed by Dell Technologies. As part of his presentation, Mr. Durban presented an illustrative range of equity values for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) in a potential initial public offering of Dell Technologies common stock of $35.0 billion to $48.0 billion. The increase in the low end of the range of the illustrative equity values since the October 17 meeting primarily reflected a smaller, but still significant, discount to the trading multiples of the publicly traded large capitalization IT infrastructure peer companies. As with the meeting on October 17, valuation was not a key focus of this discussion.

During December 2017 and January 2018, representatives of Dell Technologies, Silver Lake Partners and VMware participated in discussions regarding their respective analyses of various potential business opportunities, including a possible strategic transaction between Dell Technologies and VMware. In connection with such analyses, VMware engaged JPMorgan Chase & Co., referred to as JPMorgan, and Perella Weinberg Partners L.P., referred to as Perella Weinberg, as its financial advisors and a prominent strategy consulting firm, referred to as VMware’s consultants, to carry out a synergies analysis with the help of VMware management with respect to a possible strategic transaction between Dell Technologies and VMware.

On December 19, 2017, the board of directors of Dell Technologies held a regularly scheduled meeting. At the meeting, Tom Sweet, Dell Technologies’ Chief Financial Officer, provided the directors with an update on the financial performance of Dell Technologies. Mr. Sweet then outlined various potential business opportunities that Dell Technologies was exploring. Following this update, as contemplated by the Management Stockholders Agreement, the board of directors set the valuation of Class C Common Stock for purposes of the grant of compensatory equity awards and the repurchase of existing common stock at a value of $33.17 per share, which represented the mid-point of the valuation range of $27.95 per share to $38.39 per share as of November 3, 2017 presented to Dell Technologies by an independent valuation firm and reviewed by the board of directors, and which implied an equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $19.5 billion. The November 3 valuation reflected an increase of less than $1.00 per share from the prior quarter’s valuation and was determined using, among other things, the financial results for the fiscal quarter ended November 3, 2017 and non-audited financial projections with respect to Dell Technologies and its subsidiaries that were prepared in the third quarter of calendar year 2017, each of which preceded the significant improvement and acceleration in growth which would begin in the fourth fiscal quarter of Fiscal 2018 and meaningfully accelerate in the first fiscal quarter of Fiscal 2019. The November 3 third-party valuation report was based on a private company valuation framework combined with a public market valuation for Dell Technologies’ public subsidiaries.

On January 25, 2018, Bloomberg reported that, according to unidentified sources, Dell Technologies was in the preliminary stages of considering a range of strategic alternatives, including a public offering of Dell Technologies common stock and a purchase of the publicly held shares of VMware common stock.

On January 31, 2018, the Dell Technologies board of directors met telephonically to receive a business review of Dell Technologies and to review potential business opportunities with representatives of Goldman Sachs. Prior to such presentations, Richard Rothberg, General Counsel and Secretary of Dell Technologies, reviewed with the board of directors their fiduciary duties in the context of the matters to be discussed at the meeting. At the meeting, Mr. Sweet provided the directors with an update on the financial performance of Dell Technologies and the significant improvement and acceleration in growth which the business had begun to experience during the quarter. The directors engaged in a detailed discussion of potential business opportunities as well as the financial markets’ reaction to media reports that Dell Technologies was in the preliminary stages of considering potential business opportunities. Following their discussion, the Dell Technologies board of directors unanimously adopted resolutions authorizing Dell Technologies to undertake a formal evaluation of potential business opportunities, including the possibilities, without limitation, of a public offering of Dell Technologies common stock, a business combination with VMware or maintaining the status quo, and directed management to periodically update and consult with the board of directors with respect to the status and findings of such evaluations. The board of directors considered that the potential business opportunities could include (1) a business combination with VMware that, if consummated, would result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities or (2) another transaction that, if consummated, would (a) amend the existing Company certificate to change the powers, preferences, rights or terms of the Class V Common Stock and/or (b) result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities, in the case of clauses (a) or (b), other than in accordance with the terms of the existing Company certificate (any potential transaction having any of the effects described in clause (1) or (2) referred to as a potential Class V Common Stock transaction). As a result, the board of directors resolved that the consummation of any potential Class V Common Stock transaction would be irrevocably conditioned on both (i) the approval of the Capital Stock Committee and (ii) the affirmative vote of the holders of Class V Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of Dell Technologies as defined by Rule 405 under the Securities Act). In furtherance of the foregoing, the board of directors directed the Capital Stock Committee to make, on behalf of the holders of the Class V Common Stock, such investigations as it deemed appropriate, directed the officers of Dell Technologies to assist the Capital Stock Committee with such investigations and authorized the Capital Stock Committee to evaluate, negotiate and approve or disapprove of any potential Class V Common Stock transaction that may be pursued or proposed by the board of directors or by VMware and to make a recommendation to the board of directors of Dell Technologies and, as applicable, the holders of the Class V Common Stock with respect to any such potential Class V Common Stock transaction that would be submitted to a vote of the holders of Class V Common Stock.

Following the Dell Technologies board of directors meeting on January 31, 2018, the members of the Capital Stock Committee had multiple conversations to consider the selection of advisors and to discuss the process it would undertake in order to evaluate the potential business opportunities being considered by Dell Technologies from the perspective of the Class V stockholders and its role in such an evaluation.

On February 1, 2018, the VMware board of directors met to discuss, among other matters, Dell Technologies’ review of potential business opportunities, including a potential business combination with VMware, and to consider the establishment of a special committee consisting of independent and disinterested directors who would have full responsibility for the evaluation and oversight of any such potential business combination. Members of VMware management and representatives of Gibson Dunn and Morrison & Foerster LLP, legal advisors to VMware, referred to as Morrison Foerster, JPMorgan and VMware’s consultants also participated in the meeting. The VMware board of directors unanimously resolved to establish a special committee, referred to as the VMware special committee, comprised of Karen Dykstra and Paul Sagan, both of whom the VMware board of directors determined to be independent and disinterested directors, who would have the power and authority, among other responsibilities, to negotiate, evaluate and disapprove of any potential business combination involving Dell Technologies. The VMware board of directors also unanimously resolved that it would not authorize, approve or proceed with any business combination involving Dell Technologies without the prior approval of the VMware special committee.

Later on February 1, 2018, the VMware special committee engaged Gibson Dunn as its legal advisor and thereafter engaged Morris, Nichols, Arsht & Tunnell LLP as its independent Delaware legal advisor and Lazard as its independent financial advisor. Following such date, Lazard would act at the direction of the VMware special committee with respect to the consideration of any potential business combination involving Dell Technologies and would provide regular and detailed updates to the VMware special committee with respect to such consideration and business combination.

On February 2, 2018, Dell Technologies filed an amended Schedule 13D statement disclosing that Dell Technologies was evaluating potential business opportunities, including a potential public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware. In addition, the amended Schedule 13D disclosed that Dell Technologies was considering maintaining the status quo and that the potential business opportunities being evaluated by Dell Technologies did not include the sale to a third party of Dell Technologies or VMware.

Later in the day on February 2, 2018, representatives of Gibson Dunn, on behalf of the VMware special committee, directed VMware management to begin a detailed due diligence investigation of Dell Technologies and informed VMware management of the VMware special committee’s expectation that VMware management would coordinate such efforts with Gibson Dunn and Lazard, together with Morrison Foerster and JPMorgan, as appropriate, and report back to the VMware special committee on a regular basis. Following this directive, an informational session of the VMware board of directors was scheduled for February 8, 2018 in the New York City offices of Silver Lake Partners.

On February 6, 2018, at the direction of the VMware special committee, VMware management provided to Dell Technologies a due diligence request list identifying the financial and business due diligence that VMware wished to perform on Dell Technologies. Shortly thereafter, in response to this request and other similar requests which would follow in the weeks to come, Dell Technologies began to provide the VMware special committee and its legal and financial advisors with due diligence material.

On February 7, 2018, the Capital Stock Committee engaged Latham & Watkins LLP, referred to as Latham, as its legal advisor in connection with any potential Class V Common Stock transaction.

On February 8, 2018, an informational session for the benefit of the directors of VMware, other than Messrs. Dell and Durban, was held in the New York City offices of Silver Lake Partners. Representatives of Silver Lake Partners, Dell Technologies, VMware management, Goldman Sachs, Lazard, Gibson Dunn, Simpson Thacher and Wachtell Lipton were also in attendance. Representatives of Silver Lake Partners, including Mr. Durban, provided their perspectives regarding the transformation at Dell Technologies since the going-private transaction, including the positive preliminary results of the fourth quarter with respect to the turnaround of the storage business, and the potential business opportunities which Dell Technologies was evaluating. Mr. Durban advised the participants in the meeting that the perspectives and related materials that were being shared were being provided for informational purposes only and were not prepared by or on behalf of Dell Technologies. Prior to the informational session, Mr. Durban met with Ms. Dykstra as chairperson of the VMware special committee to express his interest in exploring a potential transaction with VMware, noting that any discussion would follow an appropriate process and that he and Mr. Dell would provide the VMware special committee with all information it requested.

On February 10, 2018, the Capital Stock Committee engaged Abrams & Bayliss LLP, referred to as Abrams & Bayliss, as its Delaware legal advisor in connection with any potential Class V Common Stock transaction.

On February 12, 2018, the Capital Stock Committee initiated discussions with representatives from Evercore regarding its potential engagement as financial advisor to the Capital Stock Committee in connection with any potential Class V Common Stock transaction. On or about February 15, the Capital Stock Committee began working with Evercore as its financial advisor in connection with any such potential transaction. Following such date, Evercore would act at the direction of the Capital Stock Committee (until March 14, 2018)

and the Special Committee (from March 14, 2018 through July 1, 2018) with respect to the consideration of potential Class V Common Stock transactions and would provide regular and detailed updates to the applicable directing committee with respect to such consideration and transactions.

On February 18, 2018, representatives of Silver Lake Partners and Evercore participated in a telephonic meeting to discuss potential transactions involving the Class V Common Stock, including a potential business combination involving Dell Technologies and VMware and a potential public offering of Dell Technologies common stock involving the subsequent or concurrent conversion of the Class V Common Stock into Class C Common Stock. At the meeting, representatives of Silver Lake Partners presented an illustrative range of equity values for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $34.5 billion to $47.5 billion. As with the meeting on December 18, valuation was not a key focus of this discussion and, therefore, the valuation range presented at this meeting was substantially the same as the range presented by Mr. Durban to Messrs. Gelsinger and Rowe at the December 18 meeting.

On February 20, 2018, the Capital Stock Committee met telephonically to discuss the potential Class V Common Stock transactions discussed at the February 18 meeting between representatives of Silver Lake Partners and Evercore. During the meeting, representatives of Latham reviewed with members of the Capital Stock Committee their fiduciary duties in connection with their consideration of any potential Class V Common Stock transaction and the process to evaluate each member’s independence and eligibility to serve on a special committee of independent directors in the context of any such potential transaction. Latham then provided an overview of potential transactions which could affect the Class V Common Stock, the relevant terms of Dell Technologies’ organizational documents and the purposes and scope of the authority granted to the Capital Stock Committee. Evercore presented an overview of a proposed transaction evaluation process and associated financial diligence and analyses. Latham then reviewed the proposed terms of Evercore’s engagement.

Between February 23, 2018 and March 22, 2018, the VMware special committee met several times (on each of February 23, March 1, March 5, March 8, March 14 and March 22), and received presentations from members of VMware’s management, representatives of JPMorgan and representatives of Perella Weinberg, representatives of VMware’s consultants and representatives of Morrison Foerster, regarding ongoing due diligence and evaluation of potential business opportunities between VMware and Dell Technologies. The VMware special committee also received presentations from Lazard and Gibson Dunn regarding, among other things, the directors’ fiduciary duties under applicable law. Members of the VMware board of directors who were not members of the VMware special committee (other than Messrs. Dell and Durban) participated as observers in portions of certain of the VMware special committee meetings.

On February 24, 2018, the Capital Stock Committee met telephonically to discuss the delegation of authority granted to them by the board of directors of Dell Technologies on January 31, the independent and disinterested status of each of the members of the Capital Stock Committee and the potential formation of a special committee to consider any potential Class V Common Stock transaction on behalf of the holders of the Class V Common Stock. At the meeting, Ms. Kullman discussed with the other members of the Capital Stock Committee her role as a director of Goldman Sachs, noting Goldman Sachs’ role as financial advisor to Dell Technologies in connection with a potential Class V Common Stock transaction. Although Ms. Kullman expressed confidence in her ability to act independently and in the best interest of the holders of the Class V Common Stock, given her position as a director of Goldman Sachs and Goldman Sachs’ role in any potential Class V Common Stock transaction, and because there were two other independent members of the Capital Stock Committee able and willing to serve on a special committee relating to a potential Class V Common Stock transaction, Ms. Kullman determined not to serve on the special committee relating to a potential Class V Common Stock transaction. Latham recommended that the Capital Stock Committee consider recommending to the board of directors that a special committee be formed, consisting of David Dorman and William Green, to evaluate, negotiate and approve or disapprove any potential Class V Common Stock transaction.

In February 2018, members of Dell Technologies management prepared certain non-public unaudited financial projections with respect to the business of Dell Technologies and its subsidiaries (including VMware)

for Fiscal 2018 through its fiscal year ending January 28, 2022 (which are summarized below under “—Certain Financial Projections”), referred to as the initial Dell projections. The initial Dell projections were provided and considered by the Dell Technologies board of directors, Goldman Sachs, the Capital Stock Committee, Evercore, the VMware board of directors, JPMorgan, Perella Weinberg, the VMware special committee and Lazard.

On February 28, 2018, representatives of Gibson Dunn, on behalf of the VMware special committee, provided a memorandum to the directors and executive officers of VMware through their respective legal advisors regarding certain proposed processes and communications guidelines to be observed in connection with VMware’s assessment, evaluation, negotiation, and approval or disapproval of a potential business combination involving Dell Technologies. Among other things, the memorandum provided that, with respect to such a potential transaction, (1) VMware management would act at the direction of the VMware special committee, (2) except as otherwise determined by the VMware special committee, Messrs. Dell and Durban would be asked to recuse themselves from any discussions of the board of directors of VMware regarding the potential transaction and (3) VMware management was not to have any discussions with Dell Technologies or Silver Lake Partners regarding their individual roles (including with respect to compensation) in any combined company without direction from the VMware special committee.

In March 2018, members of VMware management prepared certain non-public unaudited financial projections with respect to the business of VMware and its subsidiaries for Fiscal 2018 through its fiscal year ending January 28, 2022 (which are summarized below under “—Certain Financial Projections”), referred to as the VMware projections. The VMware projections were provided to the Dell Technologies board of directors, Goldman Sachs, the Special Committee, Evercore, JPMorgan and Lazard.

On March 6, 2018, as a result of prior discussions, including the discussion at the February 24, 2018 meeting of the Capital Stock Committee, the members of the Capital Stock Committee delivered a unanimous written consent pursuant to which they determined that it was in the best interests of Dell Technologies and its stockholders, including the Class V stockholders, to (1) form a special committee of the board of directors of Dell Technologies, comprised solely of independent and disinterested directors, to make such investigations as it deemed appropriate and to evaluate, negotiate and approve or disapprove any potential Class V Common Stock transaction on behalf of, and acting solely in the interests of, the Class V stockholders, (2) in connection with the formation of such a special committee, rescind the prior authority granted to the Capital Stock Committee by the board of directors of Dell Technologies on January 31 to evaluate potential Class V Common Stock transactions, (3) clarify certain matters with respect to the authority, mandate and compensation of the special committee and (4) recommend to the board of directors of Dell Technologies that it adopt resolutions to effect the foregoing. The resolutions recommended by the Capital Stock Committee for adoption by the board of directors provided for the appointment of Messrs. Dorman and Green to serve as members of the new special committee, referred to as the Special Committee, which would be authorized to make such investigations as it deemed appropriate and to evaluate, negotiate and approve or disapprove any potential Class V Common Stock transaction solely on behalf of the holders of the Class V Common Stock, and for the members of the Special Committee to receive $20,000 per month, payable in arrears and beginning with respect to the month of February 2018, as compensation for the additional services to be performed by such members in connection with a potential Class V Common Stock transaction.

On March 7 and March 8, 2018, representatives of Dell Technologies hosted a series of due diligence sessions. At the sessions, representatives of VMware, Lazard, JPMorgan, Perella Weinberg, Evercore and a prominent strategy consulting firm which had been retained as an independent advisor by the VMware special committee to assist the VMware special committee in its due diligence and evaluation of Dell Technologies, referred to as the VMware special committee’s consultants, had the opportunity to ask questions regarding Dell Technologies’ various business segments, including questions of Jeff Clarke, Vice Chairman of Products and Operations, with respect to Dell Technologies’ Infrastructure Solutions Group and Client Solutions Group and Mr. Sweet with respect to financial model- and synergy-related questions. Representatives of Silver Lake Partners and Goldman Sachs also attended the due diligence sessions.

On March 12, 2018, representatives of Goldman Sachs, Lazard, JPMorgan and Perella Weinberg met in Goldman Sachs’ offices in San Francisco to exchange views regarding how a potential business combination between Dell Technologies and VMware might be valued and structured. At the meeting, representatives of Goldman Sachs presented an illustrative range of equity values for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $48.0 billion to $52.0 billion for the group’s consideration and discussed the valuation of the Class V Common Stock and the VMware Class A common stock at current market prices. The equity value range discussed for Dell Technologies was above the range previously discussed in December 2017 and reflected an updated valuation perspective for Dell Technologies, which was the focus of this meeting. The focus of the valuation discussion shifted to a narrower range above the top end of the previously discussed range due to the significant improvement in Dell Technologies’ business momentum evident by this point in the quarter, including double-digit orders growth in the Infrastructure Solutions Group and Client Solutions Group segments. Over the course of the next month, representatives of Goldman Sachs, on the one hand, and representatives of Lazard, JPMorgan and Perella Weinberg, on the other hand, continued to have discussions regarding their respective perspectives about how a potential business combination between Dell Technologies and VMware might be valued.

Later on March 12, 2018, representatives of Goldman Sachs and Evercore met in Goldman Sachs’ offices in San Francisco to discuss a potential business combination between Dell Technologies and VMware, including potential changes to Dell Technologies’ current governance documents in the event of a potential Class V Common Stock transaction. At the meeting, representatives of Goldman Sachs gave substantially the same presentation to Evercore as had been given earlier that day to Lazard, JPMorgan and Perella Weinberg.

On March 14, 2018, in accordance with the recommendation of the Capital Stock Committee, the board of directors of Dell Technologies acted by unanimous written consent to establish the Special Committee comprised of Messrs. Dorman and Green and to address the other matters recommended by the Capital Stock Committee on March 6. Evercore, Latham and Abrams & Bayliss continued as financial and legal advisors, respectively, to the Special Committee.

On March 19, 2018, representatives of Goldman Sachs raised to Evercore the possibility of a potential negotiated conversion of the Class V Common Stock to Class C Common Stock other than in connection with an initial public offering of Class C Common Stock.

On March 20, 2018, representatives of Dell Technologies hosted a follow-up due diligence session during which representatives of VMware, Lazard, JPMorgan, Perella Weinberg, Evercore and the VMware special committee’s consultants had the opportunity to ask additional questions regarding Dell Technologies’ Infrastructure Solutions Group segment. Representatives of Silver Lake Partners and Goldman Sachs also attended the due diligence session.

On March 20, 2018, representatives of VMware hosted a due diligence session during which representatives of Goldman Sachs, Evercore and Silver Lake Partners reviewed and asked questions regarding the VMware projections. Representatives of Lazard, JPMorgan and Perella Weinberg were also in attendance.

Also on March 20, 2018, the Special Committee held an in-person meeting in New York City to discuss the potential Class V Common Stock transactions, Evercore’s financial due diligence and the transaction and valuation framework provided by Dell Technologies at the March 12 meeting described above with respect to a potential business combination transaction involving Dell Technologies and VMware. Evercore provided its preliminary views on the rationale for the VMware transaction, a financial overview of Dell Technologies and the Class V Common Stock, selected tracking stock precedents and certain alternative transaction scenarios. At the meeting, the Special Committee also received a detailed presentation from Latham regarding the provisions of Dell Technologies’ organizational documents concerning the Class V Common Stock. The participants also discussed the potential negotiated conversion of the Class V Common Stock to Class C Common Stock, including its viability compared to a business combination with VMware. In connection with the Special

Committee’s evaluation of the potential Class V Common Stock transactions, the Special Committee also discussed certain negotiating strategies available to the Special Committee, considerations unique to tracking stocks and the rights and obligations of Dell Technologies with respect to the Class V Common Stock following an initial public offering of the Class C Common Stock. The Special Committee decided to monitor the ongoing negotiations between Dell Technologies and VMware with respect to a potential business combination, recognizing the alignment of interests between it and the VMware special committee to negotiate the highest valuation for VMware reasonably available in the circumstances. The Special Committee also determined not to engage substantively with Dell Technologies on valuation until it received further diligence information from Dell Technologies and considered the financial analyses associated with this information from Evercore.

On March 22, 2018, representatives of Lazard and Evercore discussed telephonically the status of a potential business combination involving Dell Technologies and VMware. Lazard informed Evercore that Lazard had been instructed by the VMware special committee not to discuss any potential revised framework regarding such a business combination until after Lazard had delivered feedback to Goldman Sachs on the framework.

On March 25, 2018, following the March 22 meeting of the VMware special committee, and at the VMware special committee’s request, representatives of Lazard met telephonically with representatives of Goldman Sachs to provide feedback with respect to the VMware special committee’s perspective regarding valuation of a potential business combination involving Dell Technologies and VMware. The representatives of Lazard informed the representatives of Goldman Sachs of the VMware special committee’s view with respect to the Dell Technologies valuation analysis, which implied an equity value range for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) that was approximately $8.5 billion lower than the $48.0 billion to $52.0 billion range presented by Goldman Sachs on March 12. The representatives of Lazard indicated that the VMware special committee had a different view on certain assumptions underlying the valuation analysis which Goldman Sachs had presented on March 12, including lower projected financial metrics for Dell Technologies (excluding VMware) for fiscal year 2020, a lower multiple range to be applied to such financial metrics to calculate the enterprise value of Dell Technologies (excluding VMware) and assumptions reflecting reduced run-rate synergies that could be obtained as a result of the potential business combination. The representatives of Lazard also shared the perspective of the VMware special committee that the VMware common stock should be valued in any potential business combination at its historical, undisturbed price, which Lazard identified as $137.63 per share, plus a transaction premium on such per share price in the range of 15% to 30%, which would result in a price per share of VMware common stock of $158.28 to $178.92. This was in contrast to the analysis presented by Goldman Sachs on March 12 which referenced a valuation of the VMware common stock at its then current market value of $125.84 per share.

On March 26 and March 28, 2018, representatives of Goldman Sachs reported to Evercore feedback which they had received on March 25 from Lazard on behalf of the VMware special committee regarding Dell Technologies’ transaction framework for a potential business combination involving Dell Technologies and VMware. The representatives of Goldman Sachs reported to Evercore that Lazard had conveyed that the VMware special committee had a different view on certain assumptions underlying the valuation analysis which Goldman Sachs had presented on March 12, including lower projected financial metrics for Dell Technologies (excluding VMware) for fiscal year 2020, a lower multiple range to be applied to such financial metrics to calculate the enterprise value of Dell Technologies (excluding VMware) and assumptions reflecting run-rate synergies that could be obtained as a result of the potential business combination. Specifically, the representatives of Goldman Sachs informed Evercore that such feedback implied an equity value range for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) that was approximately $8.5 billion lower than the $48.0 billion to $52.0 billion range presented by Goldman Sachs on March 12, and that the VMware special committee’s view of the valuation of the VMware common stock in any potential business combination ranged between $158.28 to $178.92 per share of VMware common stock, which was in contrast to the analysis presented by Goldman Sachs on March 12 which referenced a valuation of the VMware common stock at its then current market value of $125.84 per share.

On March 27, 2018, representatives of VMware hosted a follow-up due diligence session during which representatives of Evercore had the opportunity to ask additional questions regarding the VMware projections. Representatives of Goldman Sachs also participated in the due diligence session.

On March 30, 2018, representatives of Dell Technologies indicated to representatives of Evercore that the VMware special committee had communicated its preliminary views regarding the valuation of Dell Technologies and VMware and that, based on information available to it at the time, any potential business combination between Dell Technologies and VMware should result in a pro forma ownership by VMware’s stockholders (other than Dell Technologies and its affiliates) of at least 25%, including equity securities issuable in connection with the vesting or exercise of equity awards.

During the week of April 2, 2018, representatives of Evercore discussed with the Special Committee the status of a potential business combination between Dell Technologies and VMware and the status of its operational and financial due diligence. Following such discussions, the Special Committee determined that additional progress would need to be made in the discussions between Dell Technologies and VMware, and that further financial and operational diligence regarding Dell Technologies and VMware would need to be conducted, before the Special Committee would be prepared to consider the terms of any potential Class V Common Stock transaction.

On April 3, 2018, the Dell Technologies board of directors held a regularly scheduled telephonic meeting, from which Messrs. Dorman and Green recused themselves, to set the valuation of Class C Common Stock for purposes of the grant of compensatory equity awards and the repurchase of existing common stock at $49.28 per share, which represented the low point of the valuation range of $49.28 per share to $58.59 per share as of February 2, 2018 presented to Dell Technologies by an independent valuation firm that had been selected to perform the valuation services following a routine reassessment during the prior quarter of various firms offering valuation services. The updated valuation implied an equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) of $29.3 billion. The midpoint of the valuation range as of February 2 presented at this board meeting represented an increase of $20.77 per share over the midpoint of the valuation range as of November 3, 2017, reflecting the significantly improved momentum across all of Dell Technologies’ businesses, as evidenced by (1) the acceleration in net revenue growth to 8% year-over-year in the fourth fiscal quarter, and as a result, an improved long-term financial forecast, (2) the strong levered free cash flow generation of $2.0 billion (excluding cash flow from VMware) in the fourth fiscal quarter and (3) the increase in VMware’s market capitalization over the measurement period. The February 2 third-party valuation report was based on a private company valuation framework combined with a public market valuation for Dell Technologies’ public subsidiaries.

On April 17, 2018, representatives of Dell Technologies and VMware hosted another due diligence session during which representatives of Goldman Sachs, Lazard, JPMorgan, Perella Weinberg, Evercore and the VMware special committee’s consultants were informed of the views of Dell Technologies’ and VMware’s managements, following a series of internal discussions over the previous two months, regarding the potential cost and revenue synergies that could be obtained as a result of a potential business combination between VMware and Dell Technologies. Representatives of Silver Lake Partners also attended the due diligence session.

On April 19, 2018, the Dell Technologies board of directors held a regularly scheduled meeting to approve matters relating to the 2018 annual meeting of stockholders. Following the board meeting, representatives of Goldman Sachs met with Messrs. Dell and Durban to provide an update on the feedback Goldman Sachs had received from certain large holders of Class V Common Stock and VMware Class A common stock concerning a potential business combination between Dell Technologies and VMware and the related discussions of Goldman Sachs representatives with representatives of Lazard, JPMorgan and Perella Weinberg. The representatives of Goldman Sachs advised Messrs. Dell and Durban that, as part of such feedback (in which no non-public information was disclosed), investors had expressed a range of sentiments, including concerns about the possible impact of a potential business combination on VMware’s ability to attract and retain key employees if VMware were no longer to be a publicly traded company and the view that any potential business combination should be subject to the approval by the holders of a majority of the VMware common stock not held directly or indirectly by Dell Technologies, but that some investors expressed the view that stockholders (including such investors) might be supportive of such a potential business combination depending on the financial terms of such a transaction. The representatives of Goldman Sachs then indicated that there were some significant differences in the financial analyses which Goldman Sachs and Lazard had conducted, including, among others, differences with respect to projected financial metrics for Dell Technologies for fiscal year 2020, assumptions regarding run-rate synergies that could be obtained as a result of the potential business combination, and whether VMware common stock should be valued at current market prices or at historical, undisturbed prices plus a transaction premium. Such differences, the representatives of Goldman Sachs reported, resulted in implied pro forma ownership by VMware’s stockholders (other than Dell Technologies and its affiliates) of 11.6% in Goldman Sachs’ analysis versus an implied pro forma ownership of approximately 20% in Lazard’s analysis, in each case, excluding equity securities issuable in connection with the vesting or exercise of VMware equity awards. In each case, the remainder of the pro forma ownership of the combined entity (approximately 88.4% in the case of the Goldman Sachs analysis and approximately 80% in the case of the Lazard analysis) would be shared by all holders of Dell Technologies common stock, including holders of Class V Common Stock. Following the update, Messrs. Dell and Durban instructed Goldman Sachs to continue their discussions with Lazard in an attempt to narrow the differences in their respective financial analyses. Following the meeting, representatives of Goldman Sachs continued to discuss with representatives of Lazard their respective financial analyses.

During this period, Dell Technologies, with the assistance of representatives of Goldman Sachs, Simpson Thacher and Wachtell Lipton, began to further explore an additional potential business opportunity while continuing to evaluate a potential public offering of Dell Technologies common stock and a potential business combination between Dell Technologies and VMware. In this additional potential business opportunity, referred to as the Class V transaction, VMware would remain a publicly traded subsidiary of Dell Technologies, but Dell Technologies would eliminate its tracking stock structure by exchanging shares of Class V Common Stock for shares of Class C Common Stock at a to-be-agreed upon exchange ratio. As Dell Technologies evaluated such a Class V transaction, it also began to explore the potential for holders of Class V Common Stock to elect to receive cash in lieu of a portion of the shares of Class C Common Stock that might be offered in such a transaction, including the sources from which such cash could be obtained and the maximum aggregate amount of cash that could potentially be offered. There were a number of reasons why Dell Technologies determined to consider this additional potential business opportunity, including feedback from stockholders in response to the public disclosure on February 2 that Dell Technologies was evaluating potential business opportunities, the differences in the parties’ views with respect to the respective pro forma equity ownership percentages of Dell Technologies stockholders and VMware stockholders (other than affiliates of Dell Technologies), the potential adverse implications of VMware no longer being a separate publicly traded company and the prospect that significant potential cross-selling revenue and related synergies could be achieved under the existing corporate structure.

Following the public disclosure on February 2, 2018 that Dell Technologies was evaluating potential business opportunities, including a potential business combination with VMware, each of VMware, Dell Technologies and the VMware special committee received feedback from stockholders (including the feedback described above), employees, customers, channel partners and other stakeholders regarding such a potential transaction. Based on the due diligence and other analyses being performed by Dell Technologies, VMware and their advisors, as well as such feedback, Dell Technologies continued to believe that there were significant potential benefits to a business combination with VMware. However, potential adverse implications of such a business combination had also been identified, including the potential impact on VMware’s relationships with customers who use VMware software in conjunction with third-party products and services that compete with those of Dell Technologies, the potential impact on VMware’s ability to attract and retain key employees if VMware were no longer to be a publicly traded company and whether investors in Dell Technologies would have difficulty valuing Dell Technologies’ interest in VMware without a public market price for VMware’s common stock. In addition, as VMware continued to achieve increased growth synergies from its existing affiliation with Dell Technologies (by generating approximately $400 million of incremental annual bookings synergies in Fiscal

2018 with Dell Technologies and being expected to realize an estimated $700 million of incremental annual bookings synergies in Fiscal 2019), Dell Technologies management and advisors concluded that significant potential revenue and related synergies could be achieved under the existing corporate structure.

On April 27, 2018, representatives of Goldman Sachs met with representatives of Evercore to provide an update on Dell Technologies business performance and the potential business opportunities being evaluated by Dell Technologies. During the meeting, the representatives of Goldman Sachs outlined the framework of the potential Class V transaction, including that the newly issued shares of Class C Common Stock would be publicly listed. Under this framework, upon the completion of the Class V transaction, the former holders of Class V Common Stock would, by virtue of their ownership of Class C Common Stock, own direct interests in Dell Technologies that would represent a full economic interest in all of the businesses of Dell Technologies, including the approximately 82% of VMware common stock owned by it. The representatives of Goldman Sachs also pointed out that no shares of Class V Common Stock would remain outstanding following such a transaction. The representatives of Goldman Sachs noted that, as part of any Class V transaction, two key economic points would need to be agreed upon: (1) the equity value of Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) because there was no public market price for the Class C Common Stock on which to base such equity value and (2) the amount of the consideration to be received on a per share basis by the holders of Class V Common Stock. The representatives of Goldman Sachs then presented Dell Technologies’ framework with respect to a potential Class V transaction, which provided that the holders of Class V Common Stock would receive shares of Class C Common Stock based on a valuation of $100 per share of Class V Common Stock, representing a premium of 36.8% to the closing price of Class V Common Stock on April 23, 2018, and an equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) equal to $50 billion. Such a Class V transaction would result in pro forma ownership of approximately 28.5% in the post-transaction entity by former holders of Class V Common Stock. The representatives of Goldman Sachs also presented a sensitivity analysis showing (1) equity values of Dell Technologies ranging between $45 billion and $55 billion and (2) the value of the Class V Common Stock ranging between $90 and $110 per share, which produced a range of pro forma ownership in the post-transaction entity by former holders of Class V Common Stock of approximately 24.6% to 32.8%. At this meeting, the representatives of Goldman Sachs did not discuss the potential for the Class V transaction to include an opportunity for the holders of Class V Common Stock to elect to receive cash in lieu of Class C Common Stock. The representatives of Evercore expressed their differences on the valuations of Dell Technologies and the Class V Common Stock presented by the representatives of Goldman Sachs, but indicated that Evercore would discuss the potential Class V transaction with the Special Committee.

On April 29, 2018, Messrs. Dell and Durban delivered a letter to the other members of the VMware board of directors, referred to as the April 29 Letter. The April 29 Letter stated that Dell Technologies was continuing to evaluate potential business opportunities, including, among others, a potential business combination with VMware. The April 29 Letter explained that while no decision had been made regarding which business opportunity to pursue, or whether to pursue any business opportunity, certain potential opportunities that Dell Technologies was considering would involve financing from a cash dividend from VMware. The April 29 Letter requested that VMware consider authorizing a special dividend of up to $11.4 billion payable pro rata to all holders of VMware common stock in the event Dell Technologies should decide to pursue any such opportunity. At the direction of the independent directors of the VMware board of directors, VMware management, in consultation with their advisors, began an extensive analysis of the appropriateness of the requested special dividend, taking into consideration VMware’s capital allocation strategy and potential uses of cash on VMware’s balance sheet in comparison to potential alternative strategies.

On May 1, 2018, because the VMware special committee did not then have the power or the authority to consider the declaration and payment of a potential VMware special dividend, the independent directors of the VMware board of directors met with members of VMware’s management and representatives of Gibson Dunn and Morrison Foerster to discuss the April 29 Letter. At this meeting, the independent directors received an initial financial analysis from members of VMware’s management with respect to VMware’s ability to declare and pay such a potential special dividend.

On May 2, 2018, representatives of Goldman Sachs met telephonically with representatives of Evercore to describe to them some of the feedback Goldman Sachs had received from certain large holders of Class V Common Stock with respect to a potential Class V transaction. Generally, such holders expressed support for a plan to simplify the capital structure of Dell Technologies by exchanging all shares of Class V Common Stock for publicly traded Class C Common Stock. During conversations with such holders, Goldman Sachs did not disclose any non-public information, and did not discuss any potential exchange ratios or transaction structures.

Also on May 2, 2018, the Special Committee met telephonically to discuss the framework suggested by Dell Technologies with respect to a potential Class V transaction, which representatives of Goldman Sachs had described to representatives of Evercore on April 27. At the meeting, representatives of Evercore also reviewed with the Special Committee the financial and business due diligence that had been conducted by Evercore and the status of discussions between Dell Technologies and VMware on a potential business combination transaction. The representatives of Evercore discussed with the Special Committee the key considerations and assumptions underlying, and the financial aspects of, the potential Class V transaction framework and the feedback from certain large holders of Class V Common Stock with respect to potential Class V transactions that had been described to representatives of Evercore by representatives of Goldman Sachs. The Special Committee determined to seek direct input from holders of Class V Common Stock with respect to potential transaction alternatives and, accordingly, that the establishment of the Special Committee and retention of its financial advisor would need to be publicly announced to facilitate these direct discussions.

On May 7, 2018, representatives of Dell Technologies, Silver Lake Partners and Goldman Sachs participated in a call to discuss four potential business opportunities then under consideration: (1) an initial public offering of Class C Common Stock with a potential subsequent conversion of the Class V Common Stock into Class C Common Stock pursuant to the terms of the existing Company certificate; (2) an acquisition of VMware’s publicly traded Class A common stock for cash, potentially combined with the exchange of the Class V Common Stock into Class C Common Stock; (3) an exchange of Class V Common Stock for shares of Class C Common Stock at a to-be-agreed exchange ratio; and (4) an exchange of Class V Common Stock for shares of Class C Common Stock at a to-be-agreed exchange ratio carried out in conjunction with a pro rata special dividend of up to $11.4 billion from VMware that could be used either as consideration to be offered to the holders of Class V Common Stock or to pay down debt. The representatives of Goldman Sachs discussed financial considerations relating to each potential transaction, including that the initial public offering option and the exchange options would yield lower synergy opportunities because they would not result in a combination of Dell Technologies and VMware and that the cash acquisition of VMware would require Dell Technologies to incur additional debt, which would increase Dell Technologies’ leverage and delay its path to achieving an investment grade credit rating.

On May 11, 2018, representatives of Goldman Sachs met telephonically with representatives of Evercore to discuss the possible public announcement of the existence of the Special Committee and to discuss further the feedback representatives of Goldman Sachs had received from certain large holders of Class V Common Stock that was initially described at the May 2 meeting between representatives of Goldman Sachs and Evercore. Also on May 11, representatives of Simpson Thacher, Wachtell Lipton and Latham met telephonically to discuss the possible public announcement of the existence of the Special Committee.

On May 11, May 18 and May 24, 2018, the independent directors of the VMware board of directors met with members of VMware’s management and with representatives of JPMorgan, Perella Weinberg, Gibson Dunn and Morrison Foerster to evaluate a potential special dividend. During this period, at the direction of the independent directors of the VMware board of directors, VMware management, in consultation with its advisors, continued its analysis of, and report to the VMware independent directors regarding, the appropriateness of the requested special dividend, taking into consideration VMware’s capital allocation strategy and potential uses of cash on VMware’s balance sheet in comparison to potential alternative strategies.

On May 14, 2018, the Special Committee met telephonically to discuss the feedback that representatives of Goldman Sachs had received from certain of the Class V stockholders and described to Evercore. The Special Committee also further discussed publicly disclosing the existence of the Special Committee to facilitate direct discussions by the Special Committee and its advisors with holders of Class V Common Stock.

Following the conclusion of Dell Technologies’ first fiscal quarter of Fiscal 2019 on May 4, 2018, in light of the strong preliminary financial results for the quarter, with non-GAAP net revenue up 17% over the prior year and double-digit growth in the Infrastructure Solutions Group and Client Solutions Group segments, among other highlights, and certain accounting changes described below, members of Dell Technologies management determined it was appropriate to update the initial Dell projections which had previously been provided to Goldman Sachs and Evercore, among others. In particular, the actual results for the first fiscal quarter of Fiscal 2019 had exceeded estimates by Dell Technologies management that were reflected in the initial Dell projections prepared in February 2018 by $2.2 billion for non-GAAP net revenue, $0.5 billion for non-GAAP operating income and $1.9 billion for operating cash flow, in each case excluding VMware. Accordingly, in May 2018, Dell Technologies management prepared updated non-public unaudited financial projections with respect to the business of Dell Technologies and its subsidiaries (including VMware) for fiscal years ending in January or February 2019 through 2023, collectively referred to as the updated Dell projections. The initial Dell projections were revised to reflect the adoption of the new revenue standard set forth in ASC 606, “Revenue From Contracts With Customers,” the adoption of the new accounting standards set forth in ASC 230, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” and “Statement of Cash Flows—Restricted Cash,” certain segment reporting changes and the good faith belief of Dell Technologies management at such time regarding the future performance of Dell Technologies’ business given the improvements reflected in the preliminary results for the first fiscal quarter of Fiscal 2019 and the significant outperformance of Dell Technologies’ business as compared to management’s estimates reflected in the initial Dell projections (which are summarized below under “—Certain Financial Projections”). The updated Dell projections were provided to the Dell Technologies board of directors, Goldman Sachs, the Special Committee, Evercore and Lazard on May 16.

On May 17, 2018, consistent with the request of the Special Committee, Dell Technologies filed a current report on Form 8-K with the SEC disclosing that, among other things, it was continuing to evaluate potential business opportunities, including a potential public offering of shares of Dell Technologies common stock, a potential business combination with VMware and a potential conversion of shares of Class V Common Stock into shares of Dell Technologies common stock. Dell Technologies also disclosed that it was also considering maintaining the status quo and that the potential business opportunities then currently being evaluated by Dell Technologies did not include the sale to a third party of Dell Technologies or VMware. In addition, Dell Technologies disclosed that, in connection with such review, the Dell Technologies board of directors had established the Special Committee comprised of two independent directors, Messrs. Dorman and Green, that the Special Committee was empowered to act solely in the interests of the holders of Class V Common Stock, that any business opportunity that would require that the Class V Common Stock be modified, converted or exchanged other than pursuant to the terms of the existing Company certificate would be irrevocably conditioned on both the unanimous approval of the Special Committee and the affirmative vote of a majority of the holders of outstanding shares of Class V Common Stock held by unaffiliated stockholders, that the Special Committee had retained Evercore as its financial advisor, and that Evercore might seek to contact investors in the Class V Common Stock to solicit their perspectives on a potential Class V Common Stock transaction.

Following the filing of the current report on Form 8-K described above and through the signing of the merger agreement, representatives of Evercore spoke with more than 20 of the largest holders of the Class V Common Stock, representing nearly 40% of the outstanding shares of Class V Common Stock. No non-public information was disclosed in these meetings. The meetings typically were attended by a principal decision maker for the stockholder with respect to the stockholder’s investment in the Class V Common Stock. The purpose of the meetings was to allow each stockholder to provide feedback on certain potential Class V Common Stock transaction alternatives that included (1) a transaction similar to the potential Class V transaction, (2) maintaining the status quo, (3) an initial public offering of Class C Common Stock and (4) a business combination between Dell Technologies and VMware. The feedback was generally (a) neutral to favorable with respect to a transaction similar to the potential Class V transaction, (b) mixed with respect to maintaining the status quo, (c) negative with respect to an initial public offering of Class C Common Stock and (d) favorable with respect to a business combination transaction between Dell Technologies and VMware.

On May 21, 2018, representatives of Dell Technologies hosted a follow-up due diligence session during which representatives of Evercore had the opportunity to ask additional questions regarding the updated Dell projections.

On May 22, 2018, representatives of Goldman Sachs met telephonically with representatives of Evercore to discuss the potential Class V transaction which representatives of Goldman Sachs had detailed to representatives of Evercore on April 27. As part of the discussion, the representatives of Goldman Sachs presented three potential alternative scenarios of a Class V transaction in which holders of Class V Common Stock would receive: (1) an amount of Class C Common Stock with a value equal to $100 per share of Class V Common Stock; or (2) a choice between (a) the equity consideration described in the first scenario and (b) an amount per share in cash equal to a 25% premium to the 30-day trailing volume-weighted average per share price of shares of Class V Common Stock as reported on the NYSE (such cash amount illustratively presented as part of the discussion at $90 in cash), with the aggregate cash portion capped at $3 billion; or (3) a choice between (a) an amount of Class C Common Stock with a value equal to $107.50 per share of Class V Common Stock and (b) an amount per share in cash equal to a 20% premium to the 30-day trailing volume-weighted average per share price of shares of Class V Common Stock as reported on the NYSE (such cash amount illustratively presented as part of the discussion at $85 in cash), with the aggregate cash portion capped at $3 billion. The value of Class C Common Stock in all three scenarios was based on a $50 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock). The scenarios all assumed that the cash portion of the consideration, if any, would be funded out of the proceeds of an $11.4 billion pro rata special dividend from VMware and that any remaining proceeds of such a special dividend would be used to pay down debt at Dell Technologies. The Evercore representatives again expressed their differences on the valuations of Dell Technologies and the Class V Common Stock presented by representatives of Goldman Sachs, but confirmed that Evercore would discuss the three scenarios with the Special Committee.

Also on May 22, 2018, representatives of Latham met telephonically with representatives of Gibson Dunn to discuss the status of a potential business combination transaction involving Dell Technologies and VMware. Gibson Dunn stated to Latham that there remained significant differences in the parties’ views with respect to the respective pro forma equity ownership percentages of Dell Technologies stockholders and VMware stockholders (other than affiliates of Dell Technologies) and the strategic implications of the potential transaction, and that, unless these differences were resolved, the VMware special committee believed that a transaction between Dell Technologies and VMware was unlikely to be approved by the VMware special committee.

On May 24, 2018, representatives of Goldman Sachs led a discussion to update Messrs. Dell and Durban regarding the potential business opportunities being evaluated by Dell Technologies. The update focused on the analyses with respect to a potential initial public offering of Class C Common Stock and a potential Class V transaction. The representatives of Goldman Sachs reviewed the three scenarios that had been presented to Evercore on May 22, 2018.

On May 24, 2018, representatives of Goldman Sachs met telephonically with representatives of Evercore to share their respective client’s views regarding a potential initial public offering of Dell Technologies common stock. The discussion focused on how Dell Technologies might be presented to the public market and valuation considerations based on Dell Technologies’ financial projections and comparisons with certain industry peers. As part of the discussion, the representatives of Goldman Sachs communicated the view that a potential initial public offering of Dell Technologies common stock could result in a $50 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock).

On May 25, 2018, Dell Technologies management responded to due diligence requests from the Special Committee regarding financial projections for three Dell Technologies subsidiaries: Virtustream; RSA Security; and Boomi.

On May 29, 2018, the Special Committee met telephonically to discuss the status of the potential Class V transaction. The Special Committee received a summary of Evercore’s discussions with various holders of Class V Common Stock. Evercore discussed and provided its preliminary financial analysis on the three scenarios presented by Goldman Sachs with respect to the potential Class V transaction and the updated Dell projections. The Special Committee discussed the desirability of engaging an outside industry consultant to assist in analyzing the assumptions and analyses underlying the revised financial projections, and the Special Committee directed its advisors to assist in engaging such a consultant. Representatives of Latham also reported on their May 22 telephonic meeting with representatives of Gibson Dunn.

On May 31, 2018, VMware announced the results of its fiscal quarter ended May 4, 2018. VMware reported total revenue growth of 14% year-over-year, among other highlights.

On May 31, 2018, representatives of Silver Lake Partners, Goldman Sachs and Evercore met telephonically to discuss the status of discussions regarding the potential Class V transaction and other related matters. The parties discussed the timing of a Special Committee response to Dell Technologies’ most recent proposal, Dell Technologies’ upcoming earnings call, a potential public offering of Dell Technologies common stock and the request by Dell Technologies for specific feedback from the Special Committee on the terms of Dell Technologies’ proposal before the upcoming earnings call.

On June 1, 2018, the Special Committee met telephonically to discuss the potential Class V transaction. The Special Committee was updated regarding recent discussions between representatives of Evercore and representatives of Silver Lake Partners and Goldman Sachs, including Dell Technologies’ perspectives on a potential public offering of Dell Technologies common stock. The Special Committee declined to respond to the request for a specific response on terms of the potential Class V transaction. After the Special Committee meeting, representatives of Dell Technologies and Silver Lake Partners informed Evercore that the cash component of the May 22 framework proposal described above could be increased to $8 billion from $3 billion.

On June 1, 2018, the VMware board of directors adopted, by way of unanimous written consent, resolutions expanding the scope of the VMware special committee’s responsibilities and granting it full power and authority to, among other things: (1) review and evaluate in connection with the April 29 Letter whether a special dividend may be in the best interests of VMware and its stockholders; (2) interact with Dell Technologies, its representatives and affiliates concerning a potential special dividend; (3) review and evaluate a potential special dividend in comparison to potential alternative strategies and uses of capital available to VMware; (4) supervise and direct VMware’s management with respect to its involvement in a potential special dividend; and (5) in the event that Dell Technologies were to propose that VMware declare and pay a special dividend as part of Dell Technologies’ review of potential business opportunities, recommend to the VMware board of directors what action, if any, the board should take with respect to a special dividend, including determining whether to recommend to the board that the board declare a special dividend. In addition, the VMware board of directors resolved that it would not declare a special dividend in connection with Dell Technologies’ review of potential business opportunities without the approval of the VMware special committee.

On June 2, 2018, Mr. Durban and representatives of Goldman Sachs met telephonically with the members of the Special Committee and representatives of Evercore and Latham to discuss the potential Class V transaction and other related matters. Representatives of Simpson Thacher and Wachtell Lipton also attended the meeting. Representatives of Evercore conveyed the feedback they had received from holders of Class V Common Stock with whom they had spoken regarding such holders’ expectations of value with respect to both the equity value of Dell Technologies and the price to be paid per share of Class V Common Stock in a potential Class V transaction, which feedback, which was based on information publicly available at the time, generally indicated

an equity value of Dell Technologies less than that proposed by Dell Technologies. The representatives of Evercore then invited Mr. Durban and the representatives of Goldman Sachs to provide their perspective on the rationale for the three potential Class V transaction scenarios which Goldman Sachs had previously discussed with Evercore on May 22 and the current status of the evaluation of the potential initial public offering of Dell Technologies common stock. During the meeting, Mr. Durban suggested for consideration another potential Class V transaction in which holders of Class V Common Stock would be offered a choice between receiving (1) an amount of Class C Common Stock with a value equal to $100 per share of Class V Common Stock based on a $50 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (2) $100 per share in cash, with the aggregate cash portion of the consideration capped at either $8 billion or $9 billion. Such a scenario would result in pro forma ownership of approximately 28.5% in the post-transaction entity by former holders of Class V Common Stock if all holders elected to receive Class C Common Stock and 19.3% if such former holders elected to receive the maximum amount of cash. The participants also discussed the scheduled release by Dell Technologies of its quarterly earnings on June 4, 2018.

Later on June 2, 2018, representatives of Goldman Sachs and representatives of Evercore met to discuss further the additional potential scenario which Mr. Durban had first described in the telephonic meeting with the members of the Special Committee and their advisors earlier that day.

On June 4, 2018, Dell Technologies announced the results of its first fiscal quarter of Fiscal 2019. Dell Technologies reported, among other highlights, an increase of 19% in net revenue over the first fiscal quarter of Fiscal 2018, double-digit growth in the Infrastructure Solutions Group and Client Solutions Group segments and the first quarter of storage share gain since the closing of the EMC merger.

Also on June 4, 2018, Latham, on behalf of the Special Committee, engaged DISCERN to perform an independent analysis of certain financial forecasts and other financial and operating data of Dell Technologies (including assumptions of Dell Technologies management for VMware based on VMware’s long-range plan) and certain industry and market research, including assumptions concerning market growth, as well as growth and operating margin trajectory for each of the Dell Technologies’ Infrastructure Solutions Group and Client Solutions Group segments.

On June 12, 2018, Pivotal, which completed an initial public offering on April 24, 2018 at $15.00 per share, announced the results of its first fiscal quarter of Fiscal 2019. During the course of June 13, Pivotal’s stock price appreciated 33%, closing at $28.20 per share, which implied a fully-diluted market capitalization of approximately $8.6 billion.

On June 15, 2018, the Special Committee met telephonically and discussed the prospects for Dell Technologies pursuing a public offering of its common stock and the potential for a subsequent conversion of the shares of Class V Common Stock into Class C Common Stock in accordance with the existing Company certificate as an alternative to a potential negotiated Class V transaction. Latham reviewed the fiduciary duties of the board of directors of Dell Technologies with respect to a potential post-public offering conversion of the shares of Class V Common Stock into shares of Class C Common Stock. A representative of DISCERN presented his evaluation and analysis of (1) certain financial forecasts and other financial and operating data of Dell Technologies (including Dell Technologies management’s assumptions for VMware) and (2) certain industry and market research. Following the presentation, the Special Committee discussed with its advisors the potential initial public offering of Dell Technologies common stock and the potential Class V transaction. Evercore reviewed its preliminary financial analysis of Dell Technologies’ then-current framework with respect to the Class V transaction, including the transaction alternatives available for the Class V Common Stock, the history of the framework scenarios received from Dell Technologies, a negotiating framework for responding to Dell Technologies, and Evercore’s preliminary financial analyses of Dell Technologies and VMware and associated valuation implications for the Class V Common Stock based upon the financial forecasts summarized under “—Certain Financial Projections.” After deliberation, the Special Committee directed Evercore to communicate a proposed framework to Goldman Sachs which consisted of a $42.5 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and $115 per share value for the Class V Common Stock, with a right for the holders of the Class V Common Stock to elect to receive $115 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion.

On June 16, 2018, representatives of Evercore shared with representatives of Goldman Sachs the Special Committee’s view on the respective valuations of Dell Technologies and the Class V Common Stock as they related to a potential Class V transaction. The representatives of Evercore conveyed the Special Committee’s view that holders of Class V Common Stock should have the right to elect between receiving (a) an amount of Class C Common Stock with a value equal to $115 per share of Class V Common Stock based on a $42.5 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $115 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 35.0% in the post-transaction entity by former holders of Class V Common Stock if all holders elected to receive Class C Common Stock and 24.7% if such former holders elected to receive the maximum amount of cash.

On June 18, 2018, representatives of Latham met telephonically with representatives of each of Simpson Thacher and Wachtell Lipton to discuss the potential corporate governance of Dell Technologies in the context of the potential Class V transaction. Representatives of Simpson Thacher indicated that Dell Technologies’ view regarding corporate governance following the completion of the potential Class V transaction did not include any changes to Dell Technologies’ existing corporate governance.

On June 19, 2018, representatives of Evercore and Goldman Sachs met telephonically to discuss their respective views on the valuations of Dell Technologies and the Class V Common Stock as they related to a potential Class V transaction. On the call, the representatives of Goldman Sachs described to the representatives of Evercore the positive momentum of Dell Technologies business since the beginning of the current fiscal year in February, including, among other factors, (1) the incremental $1.9 billion of operating cash flow that had been generated in excess of the estimates by Dell Technologies management, which were reflected in the initial Dell projections, during the first fiscal quarter of Fiscal 2019, (2) the increase in the market value of Dell Technologies’ stake in Pivotal following Pivotal’s initial public offering on April 24, 2018, (3) the increase in the market value of Dell Technologies’ stake in VMware during this period and (4) the improved outlook on the Dell Technologies business, which resulted in the updated Dell projections.

On June 21, 2018, representatives of Goldman Sachs gave a presentation to Mr. Dorman comparing the views shared by Goldman Sachs and Evercore, on behalf of their respective clients, relating to Dell Technologies’ financial outlook, valuation matters and corporate governance. Mr. Durban was also present at the meeting. Following discussion, representatives of Goldman Sachs presented a revised scenario for the Class V transaction in which holders of Class V Common Stock would be offered a choice between receiving (a) an amount of Class C Common Stock with a value equal to $105 (increased from $100) per share of Class V Common Stock based on a $50 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $105 (increased from $100) per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 29.5% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 19.3% if such former holders elected to receive the maximum amount of cash. The Evercore representatives and Mr. Dorman summarized the valuation perspectives that Evercore, on behalf of the Special Committee, had presented to Goldman Sachs on June 16. With respect to the corporate governance of Dell Technologies after the Class V transaction, Mr. Dorman expressed the view that any Class V transaction should have substantially the same effect as an initial public offering of Dell Technologies common stock and, therefore, should be treated under the existing Company certificate, the various Dell Technologies stockholders agreements and the other governance documents as equivalent to an “IPO” and a “Minimum Float IPO” (as each term is defined in the existing

Company certificate and the Sponsor Stockholders Agreement, respectively). Such a treatment of the Class V transaction for corporate governance purposes would result in the elimination of the separate director classes and high-vote directorships of Dell Technologies and the elimination of the consent rights of Mr. Dell and Silver Lake Partners with respect to certain major transactions involving Dell Technologies.

Later on June 21, 2018, the Special Committee met telephonically to discuss the meeting with Mr. Durban and Goldman Sachs. The Special Committee determined to consider Dell Technologies’ revised framework for the Class V transaction further before making any response to Dell Technologies or Goldman Sachs. Representatives of Latham also reviewed recent telephonic meetings with representatives of Simpson Thacher and Wachtell Lipton, in which the respective legal advisors concurred that any conversion of the Class V Common Stock into Class C Common Stock after a public offering of Dell Technologies common stock would be a fiduciary decision of the Dell Technologies board of directors, acting in the interest of Dell Technologies and all of its stockholders.

On June 25, 2018, the Special Committee met telephonically to continue consideration of the most recent framework received from Dell Technologies relating to a negotiated Class V transaction and corporate governance terms. The Special Committee determined to deliver a revised transaction framework, under which holders of Class V Common Stock would have the right to elect between receiving (a) an amount of Class C Common Stock with a value equal to $112.50 per share of Class V Common Stock based on a $45 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $112.50 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a revised framework would result in pro forma ownership of approximately 33.3% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 23.0% if such former holders elected to receive the maximum amount of cash. Later on June 25, representatives of Evercore delivered the revised framework to representatives of Goldman Sachs.

On June 26, 2018, representatives of Goldman Sachs presented another transaction framework to Evercore in response to the revised framework delivered by Evercore the night before. Under the revised framework delivered by Goldman Sachs, holders of Class V Common Stock would have the right to elect between receiving (a) an amount of Class C Common Stock with a value equal to $107 per share of Class V Common Stock based on a $50 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $107 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 29.9% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 19.8% if such former holders elected to receive the maximum amount of cash.

Later on June 26, 2018, following the Special Committee’s consideration of the revised Dell Technologies framework delivered by Goldman Sachs, representatives of Evercore presented a revised transaction framework to Goldman Sachs. Under the revised framework presented by Evercore, holders of Class V Common Stock would have the right to elect between receiving (a) an amount of Class C Common Stock with a value equal to $112.50 per share of Class V Common Stock based on a $46 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $112.50 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 32.8% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 22.6% if such former holders elected to receive the maximum amount of cash.

In response to the revised framework presented by Evercore, on June 26, 2018, representatives of Goldman Sachs presented a final transaction framework to Evercore in which holders of Class V Common Stock would have the right to elect between receiving (a) an amount of Class C Common Stock with a value equal to $109 per share of Class V Common Stock based on a $48.4 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $109 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 31.0% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 20.8% if such former holders elected to receive the maximum amount of cash.

Also on June 26, 2018, representatives of Gibson Dunn and Simpson Thacher discussed the potential structure and process relating to the potential declaration and payment of a pro rata special dividend by VMware in connection with a potential Class V transaction. Gibson Dunn stated that the VMware special committee had been evaluating such a potential dividend and the board of directors of VMware had engaged a nationally recognized financial advisory firm, referred to as the valuation firm, to conduct a solvency analysis in connection with the potential declaration and payment of the VMware special dividend.

Also, on June 26, 2018, DISCERN submitted its final report to the Special Committee.

On June 27, 2018, the Special Committee met telephonically to discuss the most recent framework from Dell Technologies with respect to the potential Class V transaction as described to representatives of Evercore by representatives of Goldman Sachs on June 26. Evercore indicated that it believed this represented Dell Technologies’ final framework for purposes of the negotiation. Nonetheless, the Special Committee determined to request that the final framework presented by Goldman Sachs be revised to increase the valuation of the consideration to be received per share of Class V Common Stock to $110 at an equity value of Dell Technologies for $48.4 billion, with the aggregate cash portion of the consideration capped at $9 billion. The Special Committee also discussed potential timing and documentation for the potential Class V transaction, including a term sheet for the potential transaction documents prepared by representatives of Latham. The Special Committee directed Evercore to communicate this request to Goldman Sachs.

Later on June 27, 2018, representatives of Evercore presented a revised transaction framework to Goldman Sachs. Under the revised framework presented by Evercore, holders of Class V Common Stock would have the right to elect (a) an amount of Class C Common Stock with a value equal to $110 per share of Class V Common Stock based on a $48.4 billion equity value for Dell Technologies (excluding the value of the VMware common stock associated with the Class V Common Stock) and (b) $110 per share in cash, with the aggregate cash portion of the consideration capped at $9 billion. Such a scenario would result in pro forma ownership of approximately 31.2% in the post-transaction entity by former holders of the Class V Common Stock if all holders elected to receive Class C Common Stock and 21.1% if such former holders elected to receive the maximum amount of cash.

Representatives of Goldman Sachs discussed this proposal with Messrs. Dell and Durban and then responded to Evercore that the $109 per share which had been previously communicated was the highest per share valuation for Class V Common Stock which Dell Technologies was prepared to offer. Representatives of Evercore then asked representatives of Goldman Sachs if Dell Technologies was prepared to increase the cap on the aggregate cash portion of the consideration. The representatives of Goldman Sachs responded that the $9 billion aggregate cap which had been previously communicated was the maximum amount of cash consideration which Dell Technologies was prepared to offer.

After consulting with the Special Committee, representatives of Evercore indicated to Goldman Sachs that Dell Technologies’ transaction framework, which consisted of $109 per share of Class V Common Stock at an equity value for Dell Technologies of $48.4 billion, with the aggregate cash portion of the consideration capped at $9 billion, was an acceptable basis on which to proceed with a Class V transaction, subject to mutually acceptable documentation of the terms of the transaction.

Later in the evening on June 27, 2018, following the discussion between the representatives of Evercore and Goldman Sachs, Evercore, at the direction of the Special Committee, provided a draft term sheet to Goldman

Sachs outlining the key terms that the Special Committee would seek in the transaction agreements relating to the Class V transaction. Among other provisions, the term sheet proposed that: (1) the exchange would be structured as a merger of a wholly owned subsidiary of Dell Technologies with and into Dell Technologies, with Dell Technologies continuing as the surviving corporation in the merger as had been previously discussed by Simpson Thacher and Latham; (2) the merger agreement would contain the terms of the potential Class V transaction scenario discussed earlier that day; (3) the issuance of Class C Common Stock in the Class V transaction would qualify as an “IPO” and a “Minimum Float IPO” for purposes of governance provisions in the existing organizational documents of Dell Technologies; (4) the merger would be subject to customary representations, warranties, covenants and conditions, including that (a) the adoption of the merger agreement would require approval by the affirmative vote of the holders of Class V Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of Dell Technologies as defined by Rule 405 under the Securities Act) and (b) the Class C Common Stock would be listed on the NYSE; (5) the proxy statement/prospectus with respect to the merger would be subject to the Special Committee’s approval; (6) the Special Committee would be permitted, in specified circumstances, to change its recommendation to the holders of Class V Common Stock to vote for approval of the transaction; and (7) Mr. Dell and Silver Lake Partners would agree to a customary support agreement pursuant to which Mr. Dell and Silver Lake Partners would irrevocably commit to vote in favor of the merger and, in addition, would agree to a 180 day lock-up after the merger closing with respect to transfers of the Dell Technologies common stock beneficially owned by them, other than permitted transfers to affiliates.

On June 28, 2018, representatives of Dell Technologies, Silver Lake Partners, Goldman Sachs, Simpson Thacher and Wachtell Lipton met telephonically to discuss the term sheet received the previous evening. Following the discussion, representatives of Simpson Thacher and Wachtell Lipton called representatives of Latham to provide feedback on the term sheet. The representatives of Simpson Thacher confirmed that their clients were willing to accept the proposed structure and economic terms of the transaction, but that (1) they believed there was disagreement as to whether the issuance of Class C Common Stock should qualify as an “IPO” or a “Minimum Float IPO” for purposes of governance provisions in the existing organizational documents of Dell Technologies; (2) the merger agreement would contain fewer covenants and representations applicable to Dell Technologies than a typical merger agreement with a third-party acquirer given that the transaction would consist of a merger of Dell Technologies with its wholly owned subsidiary; and (3) the merger would also be conditioned upon the payment of the VMware special dividend and the ability of the Dell Technologies subsidiaries receiving the VMware special dividend to distribute the dividend proceeds to Dell Technologies, among other customary conditions.

Later in the evening on June 28, 2018, following further discussion with their respective clients, representatives of Simpson Thacher and Wachtell Lipton informed representatives of Latham that Mr. Dell, as the largest holder of Class A Common Stock, and Silver Lake Partners, as the sole holder of Class B Common Stock, confirmed that the issuance of Class C Common Stock in the Class V transaction would qualify as an “IPO” and a “Minimum Float IPO” for purposes of governance provisions in the existing organizational documents of Dell Technologies.

On June 28, 2018, Simpson Thacher provided a draft voting and support agreement to Latham. Among other provisions, the draft voting and support agreement proposed that the MD stockholders, the MSD Partners stockholders and the SLP stockholders would (1) vote all shares over which they had control in favor of the merger and against actions that would materially impede or delay the merger and (2) not transfer any such shares until the closing of the merger, other than permitted transfers to affiliates. The MD stockholders and SLP stockholders would also consent to the merger under the Sponsor Stockholders Agreement. The draft voting and support agreement contemplated a schedule setting forth the amendments to be made to Dell Technologies’ various stockholder agreements and Registration Rights Agreement, although a draft of this schedule was not included in the initial distribution.

On June 28, 2018, Mr. Durban requested the opportunity to speak with the VMware special committee and joined a portion of the VMware special committee meeting on June 28, 2018 (further described below) in order to describe the terms of the proposed Class V transaction and Dell Technologies’ request that VMware declare a special dividend.

Between June 28 and July 1, 2018, the VMware special committee met on each day with members of VMware’s management, representatives of JPMorgan, Perella Weinberg, Morrison & Foerster, Lazard and Gibson Dunn to review and evaluate the potential declaration and payment of the VMware special dividend, including evaluations of VMware’s financial position and cash outlook, alternative uses of capital, the potential impact on VMware’s credit profile and the reaction of credit ratings agencies, and review of the terms and conditions of the VMware special dividend and of the VMware Agreement, which would require, among other provisions, that: (1) any future request from Dell Technologies or its affiliates that VMware issue a special dividend would be subject to review and approval by a special committee of the VMware board of directors comprised solely of independent directors; and (2) Dell Technologies and its affiliates would not directly or indirectly effectuate or vote in favor of any transaction that would cash out, or otherwise require a vote of, or tender by, the holders of VMware common stock unless the transaction was approved by both (a) a special committee of the VMware board of directors comprised solely of independent and disinterested directors and (b) holders of a majority of the outstanding shares of Class A common stock of VMware not beneficially owned by Dell Technologies or its affiliates or by officers or employees of VMware. Representatives of Gibson Dunn also discussed with the VMware special committee their fiduciary duties under applicable law. VMware and its and the VMware special committee’s advisors also reviewed drafts of the Class V transaction documents, held a number of meetings with Dell Technologies’ and Silver Lake Partners’ advisors to discuss the special dividend and the Class V transaction and received due diligence information regarding Dell Technologies and its credit profile from representatives of Goldman Sachs, which was used to validate the views of VMware, its advisors and the VMware special committee’s advisors on the likely impact of the dividend on VMware.

On June 29, 2018, Simpson Thacher and Latham held telephonic discussions regarding the potential Class V transaction and the related documentation. Thereafter, Simpson Thacher provided an initial draft of the merger agreement to Latham contemplating a merger between Dell Technologies and Teton Merger Sub Inc., referred to as Merger Sub, reflecting the key terms set out in the term sheet previously provided by Latham, modified as had been previewed by Simpson Thacher and Wachtell Lipton to Latham on June 28.

Later on June 29, 2018, Latham sent Simpson Thacher a draft of the voting and support agreement revised to provide that the voting and support agreement could not be amended without the consent of the Special Committee, adding certain representations from the stockholders with respect to ownership of the subject securities, and proposing certain non-substantive changes. Representatives of Simpson Thacher and Wachtell Lipton informed representatives of Latham that they believed there was substantive agreement with respect to the contents of the draft, subject to finalization of the schedule to the voting and support agreement, which had yet to be circulated.

Later on June 29, 2018, representatives of Simpson Thacher and Gibson Dunn met telephonically to discuss the VMware special committee’s desire that VMware and Dell Technologies enter into a letter agreement with respect to certain VMware governance and disclosure matters in connection with the potential declaration of the VMware special dividend. Following the discussion, Gibson Dunn provided a draft of the VMware Agreement to Simpson Thacher that included certain terms relating to certain VMware governance matters in connection with the potential declaration of the VMware special dividend and contemplated that Dell Technologies would disclose that it was no longer considering a merger or consolidation with VMware. Among other provisions, the draft VMware Agreement proposed that: (1) any future request from Dell Technologies or its affiliates that VMware issue a special dividend would be subject to review and approval by a special committee of the VMware board of directors comprised solely of independent directors; (2) VMware would adopt an amendment to its bylaws providing that a majority of VMware’s board of directors would be required to consist of independent directors; and (3) Dell Technologies and its affiliates would not directly or indirectly effectuate or vote in favor of any transaction that would cash out, or otherwise require a vote of, or tender by, the holders of VMware common stock unless the transaction was approved by both (a) a special committee of the VMware board of directors comprised solely of independent and disinterested directors and (b) holders of a majority of the outstanding shares of Class A common stock of VMware not beneficially owned by Dell Technologies or its affiliates or by officers or employees of VMware.

On June 30, 2018, Simpson Thacher sent Latham a draft of the schedule to the voting and support agreement, which set forth certain amendments that the parties to the voting and support agreement would make to Dell Technologies’ stockholders agreements and Registration Rights Agreement. The proposed amendments included (1) an agreement to treat the transaction as an “IPO” and a “Minimum Float IPO” for the purposes of Dell Technologies’ various stockholders agreements (except the Management Stockholders Agreement) and the Registration Rights Agreement, (2) an agreement that all parties to the Registration Rights Agreement would be subject to an 180-day lock-up on transfers of their shares after the merger closing similar to the lock-up that would have been imposed by that agreement upon an initial public offering and (3) an agreement regarding the treatment of share transfer restrictions and certain employee “put” and “call” rights under the Management Stockholders Agreement. Later on June 30, 2018, Simpson Thacher also provided Latham with a revised draft of the voting and support agreement incorporating the schedule, as well as some non-substantive changes to the agreement, at which point there were no material, substantive open issues remaining on the voting and support agreement and its annexes and schedules.

On June 30, 2018, Simpson Thacher provided a draft amended and restated Company certificate to Latham reflecting the post-transaction governance terms as agreed among the parties on June 28. Among other provisions, the draft amended and restated Company certificate proposed to treat the merger as an “IPO” under the amended and restated Company certificate and provided certain mechanics for the reclassification of existing Group II Directors and Group III Directors into Group I Directors.

On June 30, 2018, the Special Committee met telephonically to discuss the status of negotiations of the potential Class V transaction. Latham presented a summary of the current status of negotiations regarding the merger agreement and the other transaction documents, and the Special Committee provided instruction to Latham on how it should respond to Simpson Thacher. The Special Committee also discussed investor communications strategies.

On June 30, 2018, Latham provided a revised draft merger agreement to Simpson Thacher. Through July 1, 2018, Dell Technologies, Silver Lake Partners, Simpson Thacher, Wachtell Lipton, the Special Committee and Latham engaged in negotiations concerning the draft merger agreement and its exhibits and schedules, including, among other items, (1) the scope of the representations and covenants to be provided by Dell Technologies, (2) the process for and any conditions relating to the VMware special dividend, (3) the approval rights of the Special Committee with respect to actions to be taken in connection with the merger by Dell Technologies and (4) termination rights under the merger agreement. Representatives of Dell Technologies, Silver Lake Partners, Simpson Thacher, Wachtell Lipton, the Special Committee and Latham also discussed the timing of the Dell Technologies special meeting of stockholders to approve the Class V transaction.

Through July 1, 2018, Dell Technologies, Silver Lake Partners, Simpson Thacher, Wachtell Lipton, the VMware special committee, Gibson Dunn, the Special Committee and Latham engaged in negotiations concerning the draft VMware Agreement and its exhibits and schedules, including, among other items, (1) whether to include a requirement that VMware’s board of directors would consist of a majority of independent directors, (2) the scope and specific terms of restrictions relating to future requests by Dell Technologies that VMware issue a special dividend, (3) the scope and specific terms of restrictions relating to future acquisitions of VMware common stock by Dell Technologies, (4) Dell Technologies’ obligations to use reasonable best efforts to complete the Class V transaction, (5) obligations of Dell Technologies not to terminate the merger agreement and VMware not to terminate the resolutions authorizing the dividend and (6) the term of the VMware Agreement. The final terms of the VMware Agreement did not include an amendment regarding the composition of the VMware board of directors, but did include commitments on behalf of Dell Technologies with respect to future dividends and business combinations as well as with respect to the obligation of Dell

Technologies not to terminate the merger agreement, which are summarized in more detail below under “The Merger Agreement—VMware Agreement.”

On July 1, 2018, Latham held a due diligence call with representatives of Dell Technologies. During the call, the representatives of Dell Technologies responded to a series of customary due diligence questions pertaining to the absence of material changes and to developments relating to, among other matters, Dell Technologies’ business, operations, accounting practices and litigation or any material proceedings and contingencies.

Early in the afternoon of July 1, 2018, representatives of Simpson Thacher and Latham met telephonically to confirm to one another that they had no further comments to the merger agreement or any of the other transaction agreements, subject in all respects to any comments which might arise out of the Special Committee meeting and the board of directors meeting, in each case, scheduled to be held later that day.

At 3:00 p.m. Eastern time on July 1, 2018, the Special Committee met telephonically to consider the terms of the proposed Class V transaction. Representatives of Latham led the members of the Special Committee through a detailed discussion of the terms and conditions set forth in the merger agreement and the other transaction documents, including the post-closing governance arrangements. Representatives of Evercore then discussed with the members of the Special Committee their financial analysis of the proposed Class V transaction and, following such discussion, delivered to the members of the Special Committee Evercore’s oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates). Following discussion, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement were in the best interests of holders of the Class V Common Stock and declared the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement advisable. Accordingly, the Special Committee resolved to recommend that the Dell Technologies board of directors approve the merger agreement and the VMware Agreement and approve the execution, delivery and performance thereof and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate, and resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the amended and restated Company certificate, by the holders of Class V Common Stock.

At 4:30 p.m. Eastern time on July 1, 2018, the VMware special committee met telephonically to consider the terms of the VMware special dividend and the entry by VMware into the VMware Agreement. Representatives of Gibson Dunn and Lazard were also in attendance. At the meeting, the VMware special committee was presented with the analysis of the valuation firm and received the valuation firm’s opinion, referred to as the VMware solvency opinion, to the effect that, as of July 1, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the opinion, (1) the surplus of VMware (on a consolidated basis) exceeded the amount of the VMware special dividend and (2) after giving effect to the payment of the VMware special dividend, (a) the assets of VMware (on a consolidated basis), at a fair valuation, exceeded its debts (including contingent liabilities), (b) VMware (on a consolidated basis) would be able to pay its debts (including contingent liabilities) as they became due, and (c) VMware (on a consolidated basis) would not have an unreasonably small amount of assets (or capital) for the businesses in which it was engaged or in which VMware management had indicated it intended to engage. Following presentations from representatives of Lazard and Gibson Dunn, the VMware special committee resolved to recommend to the VMware board of directors that it authorize and declare a special dividend in the aggregate amount of $11 billion, subject to the satisfaction of certain conditions described under “—Special Cash Dividend by VMware” and specified in the merger agreement, and that it enter into the VMware Agreement, and directed representatives of Gibson Dunn to inform representatives of Simpson Thacher that the VMware special committee had adopted such resolution.

Following the VMware special committee meeting on July 1, 2018, Simpson Thacher confirmed with Latham that the final version of the conditions in the merger agreement to payment of the VMware special dividend, which reflected the conditions contained in the resolution of the VMware special committee, were the same as the version contained in the merger agreement approved by the Special Committee.

At 9:00 p.m. Eastern time on July 1, 2018, the VMware board of directors met telephonically to consider the terms of the VMware special dividend and the entry by VMware into the VMware Agreement. Representatives of Morrison Foerster and Gibson Dunn and JPMorgan and Perella Weinberg were also in attendance. Representatives of Morrison Foerster reviewed with the VMware board of directors their applicable fiduciary duties. Ms. Dykstra informed the VMware board of directors that, earlier that day, the VMware special committee had resolved to recommend to the VMware board of directors that, subject to the satisfaction of certain conditions described below under “—Special Cash Dividend by VMware” and specified in the merger agreement, it authorize and declare a special dividend in the aggregate amount of $11 billion and that it enter into the VMware Agreement and discussed the VMware special committee’s rationale for such recommendation. The VMware board of directors also were presented with the analysis of the valuation firm and received the VMware solvency opinion. Following discussion, the VMware board of directors resolved to authorize and declare a special dividend in the aggregate amount of $11 billion, subject to the satisfaction of certain conditions described below under “—Special Cash Dividend by VMware” and specified in the merger agreement and enter into the VMware Agreement. The VMware board of directors also directed representatives of Morrison Foerster to inform representatives of Simpson Thacher that the VMware board of directors had adopted such resolution.

At 10:30 p.m. Eastern time on July 1, 2018, the Dell Technologies board of directors met telephonically to consider the terms of the proposed Class V transaction. Members of Dell Technologies management and representatives of Silver Lake Partners, Simpson Thacher, Wachtell Lipton and Goldman Sachs were also in attendance. Mr. Rothberg reviewed with the directors their fiduciary duties in considering the proposed Class V transaction, including applicable standards for director conduct under Delaware law. Messrs. Dorman and Green stated that the Special Committee had convened a meeting earlier in the day and had unanimously determined that the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement were in the best interests of holders of shares of Class V Common Stock and had declared the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement advisable. Accordingly, the Special Committee recommended that the Dell Technologies board of directors approve the merger agreement and the VMware Agreement and approve the execution, delivery and performance thereof and the other transactions contemplated by the merger agreement and stated that they had resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the amended and restated Company certificate, by the holders of Class V Common Stock (other than affiliates of Dell Technologies). Representatives of Goldman Sachs led the directors through an overview of the potential business opportunity transactions which the Dell Technologies board of directors had considered as part of the process to consider strategic options for Dell Technologies: (1) a primary initial public offering of the common stock of Dell Technologies with a potential subsequent conversion of the Class V Common Stock into Class C Common Stock; (2) a business combination of Dell Technologies with VMware; (3) a Class V transaction that did not involve the VMware special dividend or the opportunity for the holders of Class V Common Stock to elect to receive cash; and (4) the proposed Class V transaction. The representatives of Goldman Sachs then discussed certain of the benefits and challenges of each transaction. The representatives of Goldman Sachs also discussed with the board of directors Goldman Sachs’ financial analysis of the proposed Class V transaction and, following this discussion, delivered to the Dell Technologies board of directors Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of July 1, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the written opinion, the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement was fair from a financial point of view to Dell Technologies. A representative of Simpson Thacher then led the directors through a discussion of a detailed written summary of the merger terms and conditions and the post-closing governance arrangements. Mr. Sweet then led the directors through a discussion of certain financial matters relating to Dell Technologies’ businesses. Following that discussion, Messrs. Dorman and Green, in their capacity as members of the Special Committee, were excused in order to allow the remaining members of the board of directors to discuss the proposed Class V transaction with respect to the interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock. With the benefit of the foregoing presentations and discussion and taking into consideration the opinion of Goldman Sachs, the remaining directors then considered the terms and conditions of the draft merger agreement and the transactions contemplated thereby, including the draft amended and restated Company certificate, and the draft VMware Agreement with respect to the interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock. The Dell Technologies board of directors (except for Messrs. Dorman and Green, who did not vote) unanimously determined that the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement were in the best interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, declared the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement advisable, recommended that the Dell Technologies board of directors adopt the merger agreement and approve the execution, delivery and performance of the merger agreement and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate, and the VMware Agreement. Following such resolutions, Messrs. Dorman and Green rejoined the meeting and were informed of the resolutions just passed by the Dell Technologies board of directors (other than Messrs. Dorman and Green). In light of the recommendation of the Special Committee and of the Dell Technologies board of directors (other than Messrs. Dorman and Green) and following further careful consideration of the potential reasons for and against the proposed Class V transaction (as discussed below under “—Recommendation of the Board of Directors”), the Dell Technologies board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement were in the best interests of the stockholders of Dell Technologies, declared the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, and the VMware Agreement advisable, adopted the merger agreement and approved the execution, delivery and performance of the merger agreement and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate, and of the VMware Agreement and resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the amended and restated Company certificate, by the stockholders of Dell Technologies.

On the evening of July 1, 2018, Dell Technologies and Merger Sub executed the merger agreement and Dell Technologies and the other parties thereto executed the voting and support agreement and the VMware Agreement. Thereafter, Dell Technologies, as sole stockholder of Merger Sub, adopted the merger agreement.

Prior to the opening of the markets on July 2, 2018, Dell Technologies issued a press release announcing the Class V transaction.

Prior to the opening of the markets on July 2, 2018, the Special Committee issued a press release announcing the Class V transaction.

Prior to the opening of the markets on July 2, 2018, VMware issued a press release announcing the VMware special dividend and the terms of the VMware Agreement.

On July 3, 2018, in accordance with the terms of the VMware Agreement, Dell Technologies filed with the SEC a further amendment to its amended Schedule 13D statement in respect of its beneficial ownership of VMware common stock, which in part states that Dell Technologies has concluded its review of potential business opportunities and has determined not to pursue a business combination with VMware.

Recommendation of the Special Committee

At a meeting held on July 1, 2018, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, are fair to and in the best interest of the Class V stockholders, and unanimously resolved to recommend that the board of directors approve the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate. The Special Committee unanimously recommends that the holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the merger agreement and “FOR” the adoption of the amended and restated Company certificate.

In evaluating the proposed transactions, including the Class V transaction, the Special Committee consulted with its advisors and, in reaching its determination and recommendation, considered a number of factors.

Many of the factors which the Special Committee considered favored its conclusion that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Class V stockholders, including the following:

•

the anticipated value of the transaction consideration in comparison to historical trading prices for shares of Class V Common Stock, which transaction consideration had an implied value of $109 per share based on an assumed total equity value of Dell Technologies of $48.4 billion (which assumption was used by the Special Committee recognizing that the market price of the Class C Common Stock following the Class V transaction may imply a total equity value for the Company that is more than or less than such assumed equity value), and, therefore, the transaction consideration represents a premium of approximately 28.9% to the closing price of the Class V Common Stock on June 29, 2018, 26.7% to the 30 day trailing volume weighted average price of the Class V Common Stock on June 29, 2018 and 23.2% to the closing price of the Class V Common Stock on January 25, 2018, the last trading day prior to the day on which the Company filed an amended Schedule 13D statement with respect to its shares of VMware common stock;

•

the fact that up to $9 billion of the transaction consideration will be paid in cash, giving Class V stockholders the opportunity to realize immediate value for all or a portion of their investment and providing certainty of value for such portion;

•	the fact that the Class V stockholders may elect to receive only the share consideration, giving Class V stockholders the opportunity to participate in the future value of the Class C Common Stock;

•

the fact that the value of the Class C Common Stock to be received by the Class V stockholders may increase, and that any such increase in value will not be limited by any “cap,” “collar” or similar arrangement;

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the fact that, based on the capitalization of Dell Technologies determined using the treasury stock method immediately prior to the announcement of the Class V transaction, the Class V stockholders will hold approximately 31.0% of Dell Technologies’ outstanding common stock after the completion of the Class V transaction if the Class V stockholders elect to receive only share consideration and approximately 20.8% of Dell Technologies’ outstanding common stock if the Class V stockholders elect to receive the full $9 billion of cash consideration, allowing the Class V stockholders to share in the benefits of the long-term prospects of Dell Technologies;

•

the fact that the cash consideration will be almost entirely funded by a cash dividend distributed by VMware pro rata to all of its stockholders, without the need for Dell Technologies to use a significant amount of the existing cash on hand or to incur additional debt;

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the belief of the Special Committee that the transaction consideration was the highest value per share for Class V Common Stock that Dell Technologies was willing to pay at the time of the negotiations relating to the Class V transaction, which belief was formed following arms’-length negotiations culminating in a statement by the Company’s representatives to that effect;

•

the fact that the transaction consideration was viewed to present a higher likelihood of delivering greater value to the Class V stockholders than the status quo or other potential transactions after taking into account the ability to come to agreed terms for such other potential transactions and the execution risks and other concerns of the Special Committee as to the ability to successfully implement such other potential transactions, as described in “—Background of the Class V Transaction,” which other potential transactions included: (1) a potential business combination with VMware and (2) an initial public offering of the Class C Common Stock, which would permit the board of directors to determine if and when to convert the Class V Common Stock into Class C Common Stock following such initial public offering, with a conversion premium for the Class V Common Stock fixed at a percentage of the then-current relative trading value of the Class V Common Stock to the Class C Common Stock;

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the Special Committee’s understanding, based upon discussions with the VMware special committee and its advisors, that the VMware special committee and Dell Technologies were unlikely to reach mutually acceptable terms regarding a potential VMware business combination, as well as the terms of the VMware Agreement, which are consistent with the Special Committee’s understanding of VMware’s position with respect to a potential business combination with Dell Technologies and required that Dell Technologies file with the SEC an amendment to its Schedule 13D stating that it has concluded a review of potential business opportunities and has determined not to pursue a business combination with VMware;

•

the financial review conducted with respect to, and the Special Committee’s knowledge of and familiarity with, the Company’s and VMware’s respective businesses, operations, financial conditions, competitive positions and prospects;

•

the projected financial results of Dell Technologies and VMware provided by the respective managements of the two companies, as summarized under “ —Certain Financial Projections” and “—Important Information About the Financial Projections”;

•

the analysis of the Company’s projected financial results (including the assumptions of Dell Technologies management for VMware) and related macroeconomic and industry-specific trends and risks by the Special Committee’s industry consultant, DISCERN, and the assessment by DISCERN of certain key assumptions with respect to Dell Technologies’ projected financial results;

•

the Dell projections sensitivity case prepared by Evercore at the direction of the Special Committee, using certain alternative business assumptions and an analysis furnished to Evercore by DISCERN, which assumptions and analyses addressed (1) certain financial forecasts and other financial and operating data of the Company (including Dell Technologies management’s assumptions for VMware), (2) certain industry and market research and (3) other information;

•

the financial analyses prepared by Evercore of the potential alternatives to the Class V transaction, including the benefits and considerations associated with the alternatives and their possible financial implications for the Class V stockholders;

•

the financial analyses presented to the Special Committee by Evercore, and the opinion of Evercore, dated July 1, 2018, to the Special Committee that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates), which opinion is more fully described under “—Opinion of Evercore Group L.L.C.”);

•

the fact that the amended and restated Company certificate will amend the definition of “IPO” in the existing Company certificate to mean the consummation of the Class V transaction and that the Sponsor Stockholders Agreement will be amended to cause the consummation of the Class V transaction to be treated as an “IPO” meeting the minimum float requirements under the agreement, which will result in certain corporate governance changes for the Company after the consummation of the Class V transaction, including the elimination of separate classes of directors and the high-vote directorships associated with the classified board of directors and the elimination of consent rights that Michael Dell and Silver Lake Partners and their affiliated stockholders have with respect to certain “major corporate actions” under the Sponsor Stockholders Agreement;

•

the fact that Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company agreed to enter into the Voting and Support Agreement under which Michael Dell, Silver Lake Partners and their affiliated stockholders, who together are the largest holders of the Company’s common stock and possess a majority of the total voting power of the common stock, irrevocably agreed to vote in favor of the merger agreement and the transactions contemplated thereby, to waive any appraisal rights in connection with the merger and to implement certain changes to the Company’s stockholder agreements, which changes, among others, will provide for a restriction on transfers of shares of Company common stock by Michael Dell, Silver Lake Partners and their affiliated stockholders for a period of 180 days following the completion of the merger;

•

the review by the Special Committee with its legal and financial advisors, as applicable, of the structure of the proposed transactions and the financial and other terms of the merger agreement and related documents;

•

the closing conditions included in the merger agreement, including the stockholder approvals having been obtained, the payment of the VMware special dividend and ability of the dividend proceeds to be transferred to the Company, the effectiveness of the Form S-4 registration statement of which this proxy statement/prospectus forms a part, the listing of the Class C Common Stock on the NYSE, no material adverse effect on Dell Technologies or VMware, the accuracy of the Company’s representations and warranties in the merger agreement and the performance of the Company’s covenants in all material respects;

•

the ability of the Special Committee to withdraw, modify or change its recommendation of the merger agreement prior to obtaining the stockholder approvals if the Special Committee determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the Special Committee’s fiduciary responsibilities under applicable law, and the ability of the Special Committee to direct the Company to terminate the merger agreement in the event of such a withdrawal, modification or change;

•

the fact that the Special Committee consists of two independent and disinterested directors of the Company who are not affiliated with Michael Dell, Silver Lake Partners or any of their affiliated entities, are not employees of the Company or any of its affiliates, and have no financial interest in the Class V transaction different from, or in addition to, the interests of the Class V stockholders, other than their interests described under “—Interests of Certain Directors and Officers”;

•	the fact that the Special Committee retained and was advised by its own independent legal and financial advisors;

•

the fact that the Special Committee’s unanimous approval was required for the Company to enter into (1) a business combination or merger with VMware that would result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities or (2) another transaction that if consummated would (a) amend the existing Company certificate to change the powers, preferences, rights or terms of the Class V Common Stock and/or (b) result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities, in the case of clauses (a) or (b), other than in accordance with the terms of the existing Company certificate, each referred to as a potential Class V Common Stock transaction;

•

the fact that, since the formation of the Special Committee, it was an express, irrevocable condition that any potential Class V Common Stock transaction be approved by the affirmative vote of Class V stockholders representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of the Company as defined by Rule 405 under the Securities Act);

•

the fact that the Special Committee was aware that it had no obligation to recommend any potential Class V Common Stock transaction and that the Special Committee had the authority to “say no” to any proposals made by the Company as to a potential Class V Common Stock transaction;

•

the involvement of the Special Committee in extensive deliberations over a period of five months regarding a potential Class V Common Stock transaction, including the Class V transaction, and that the Special Committee was provided with complete access to the Company’s management in connection with its due diligence;

•

the fact that, following the public announcement of the formation of the Special Committee, the Special Committee and its advisors discussed with, and sought the views of, Class V stockholders representing nearly 40% of the outstanding shares of Class V Common Stock regarding the potential Class V Common Stock transactions, which feedback is described above under “—Background of the Class V Transaction”; and

•

the assessment of the Special Committee and its advisors of the risks of the Company choosing to convert the Class V Common Stock into Class C Common Stock following the completion of an initial public offering, subject to the fiduciary responsibilities of the board of directors, as well as the challenges of an initial public offering by the Company.

In the course of its deliberations, the Special Committee also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that no public market for the Class C Common Stock currently exists and that the market price of the Class C Common Stock after the completion of the Class V transaction and other transactions may not imply an equity value of the Company of $48.4 billion;

•

the fact that a substantial portion of the tracking stock discount implied by the market price of the Class V Common Stock, relative to the market price of the VMware Class A common stock, will not be paid to the Class V stockholders in the Class V transaction and, instead, will benefit the Company and its stockholders on a pro rata basis (including Class V stockholders that receive share consideration in the Class V transaction to the extent of their pro rata ownership in the Company);

•	the fact that the aggregate cash consideration and the exchange ratio for the share consideration were fixed at the signing of the merger agreement;

•

the fact that, following the Class V transaction, but based on the capitalization of Dell Technologies determined using the treasury stock method immediately prior to the announcement of the Class V transaction, the holders of Class A Common Stock and Class B Common Stock will continue to hold between approximately 96.3% of the aggregate voting power of the Company’s common stock if all $9 billion of cash is elected in the cash election and approximately 94.5% of the aggregate voting power of the Company’s common stock if all Class V stockholders choose the share election;

•

the fact that the Company will remain a “controlled company” under applicable NYSE rules and, therefore, the Company may elect to continue not to comply with certain corporate governance requirements, including the requirements that:

•	it have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	it have a compensation committee that is composed entirely of independent directors; and

•	it have a nominating and corporate governance committee that is composed entirely of independent directors;

•

the risk that the Class V transaction could, subject to the terms of the VMware Agreement, facilitate a potential negotiated transaction with VMware such that the Company could be in a position to make an offer to VMware after having achieved the conversion of the Class V Common Stock, the benefits of which the former Class V stockholders would share only on a proportionate basis with the Company’s other common stockholders;

•	the possibility that the Class V transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of the Special Committee or the Company;

•

the ability of the board of directors to withdraw, modify or change its recommendation of the merger agreement prior to obtaining the stockholder approvals if the board of directors determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the board of directors’ fiduciary responsibilities under applicable law, and the ability of the board of directors to direct the Company to terminate the merger agreement in the event of such a withdrawal, modification or change;

•

the risk that the VMware special dividend contemplated by the merger agreement might not be obtained, resulting in a failure to satisfy the closing conditions in the merger agreement and complete the Class V transaction;

•	the fact that the Class V stockholders will not be entitled to appraisal rights under Delaware law in connection with the merger;

•

the risk that holders of the Class A Common Stock and Class C Common Stock will exercise appraisal rights in connection with the merger (other than the MD stockholders and the MSD Partners stockholders, who have waived such rights);

•	the risk that the Company does not obtain the required stockholder approvals;

•	the risk that the potential benefits sought in the Class V transaction might not be realized fully, or at all;

•

the risk that the announcement and pendency of the Class V transaction could result in the disruption of the Company’s business, including the possible diversion of management and employee attention; and

•

risks of the type and nature described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in the documents incorporated by reference into this proxy statement/prospectus.

The Special Committee considered all of these factors as a whole and, on balance, concluded that they supported a determination to recommend the Class V transaction and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate. The foregoing discussion of the information and factors considered by the Special Committee is not exhaustive. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Class V transaction and other transactions contemplated by the merger agreement and the complexity of these matters, the Special Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Special Committee evaluated the factors described above, among others, and reached a consensus that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, were fair to and in the best interests of the Class V stockholders. In considering the factors described above and any other factors, individual members of the Special Committee may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Board of Directors

At a meeting held on July 1, 2018, the board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, are fair to and in the best interest of the Company and its stockholders, and unanimously resolved to approve the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

In evaluating the proposed transactions, including the Class V transaction, the board of directors consulted with its advisors and, in reaching its determination and recommendation, considered a number of factors.

Many of the factors which the board of directors considered favored its conclusion that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Dell Technologies and its stockholders, including the following:

•

the board of directors’ belief that the Class V transaction was a superior alternative to the status quo or other potential business opportunities it had evaluated, including a potential initial public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware, after taking into account the ability to come to agreed terms for such other potential transactions and the execution risks and other concerns of the board of directors as to the ability to successfully implement such other potential transactions, as described under “—Background of the Class V Transaction”;

•

the board of directors’ belief that significant potential cross-selling revenue and related synergies between Dell Technologies and VMware could be achieved under the existing corporate structure, without consummating a business combination with VMware;

•

the belief of the board of directors that the merger agreement was the product of arms’-length negotiations between the Special Committee, representing the interests of only the Class V stockholders, and the board of directors, representing the interests of Dell Technologies and its stockholders as a whole, and contained terms and conditions that were, in the view of the board of directors, favorable to Dell Technologies and all of its stockholders;

•	the fact that the Special Committee retained and was advised by its own independent legal and financial advisors;

•

the fact that the cash consideration will be almost entirely funded by a cash dividend distributed by VMware pro rata to all of its stockholders, without the need for Dell Technologies to use a significant amount of the existing cash on hand or incur additional debt;

•

the fact that each of the board of directors and the Special Committee consulted with representatives of Dell Technologies’ senior management and retained and received advice from their respective outside legal counsel in evaluating and negotiating the terms of the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate;

•

the course of discussions and negotiations between the board of directors and the Special Committee, which resulted in what the board of directors considers a fair allocation of equity ownership in Dell Technologies across holders of its common stock;

•

the projected financial results of Dell Technologies and VMware provided by Dell Technologies’ and VMware’s respective managements, summarized under “ —Certain Financial Projections” and “—Important Information About the Financial Projections”;

•

the financial analyses prepared by Goldman Sachs of the potential alternatives to the Class V transaction, including a potential initial public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware, and the benefits and considerations associated with the alternatives;

•	the financial analyses presented to the board of directors by Goldman Sachs, and the opinion of Goldman Sachs, dated July 1, 2018, to the board of directors that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the aggregate consideration to be paid by the Company in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement was fair from a financial point of view to the Company, as more fully described under “—Opinion of Goldman Sachs & Co. LLC”;

•

the fact that Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company agreed to enter into the Voting and Support Agreement under which Michael Dell, Silver Lake Partners and their affiliated stockholders, who together are the largest holders of the Company’s common stock, and possess a majority of the total voting power of the common stock, irrevocably agreed to vote in favor of the merger agreement and the transactions contemplated thereby, to vote against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Class V transaction or other transactions contemplated by the merger agreement in any material respect and waive any appraisal rights in connection with the merger;

•

the closing conditions included in the merger agreement, including the stockholder approvals having been obtained, the payment of the VMware special dividend and ability of the dividend proceeds to be transferred to the Company, the effectiveness of the Form S-4 registration statement of which this proxy statement/prospectus forms a part, the listing of the Class C Common Stock on the NYSE, no material adverse effect on Dell Technologies or VMware, the accuracy of the Company’s representations and warranties in the merger agreement and the performance of the Company’s covenants in all material respects;

•

the ability of the board of directors to withdraw, modify or change its recommendation of the merger agreement prior to obtaining the stockholder approvals if the board of directors determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the board of directors’ fiduciary responsibilities under applicable law, and the ability of the board of directors to direct the Company to terminate the merger agreement in the event of such a withdrawal, modification or change;

•

the fact that the Class V transaction will eliminate the complexity associated with the Company’s tracking stock structure, thereby simplifying investment analysis and eliminating potentially differing investment and voting objectives of the stockholder constituencies;

•

the fact that the Class V transaction will result in there being a new class of publicly traded common stock, the Class C Common Stock, that reflects the full business and value of Dell Technologies; and

•	the fact that the full board of directors, including members of the Special Committee, unanimously approved the merger agreement.

In the course of its deliberations, the board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the possibility that the Class V transaction would likely not yield full synergistic opportunities that could have resulted from a business combination between Dell Technologies and VMware;

•	the possibility that the merger effecting the Class V transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of the Company;

•

the ability of the Special Committee to withdraw, modify or change its recommendation of the merger agreement prior to obtaining the stockholder approvals if the Special Committee determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the Special Committee’s fiduciary responsibilities under applicable law, and the ability of the Special Committee to direct the Company to terminate the merger agreement in the event of such a withdrawal, modification or change;

•

the risk that the VMware special dividend contemplated by the merger agreement might not be obtained, resulting in a failure to satisfy the closing conditions in the merger agreement and complete the Class V transaction;

•

the risk that the holders of the Class A Common Stock and Class C Common Stock will exercise appraisal rights in connection with the merger (other than the MD stockholders and the MSD Partners stockholders, which have waived such rights);

•	the risk that the Company does not obtain the required stockholder approvals;

•	the risk that the potential benefits sought in the Class V transaction might not be realized fully, or at all;

•	the risk that the announcement and pendency of the Class V transaction could result in the disruption of the Company’s business, including the possible diversion of management and employee attention;

•

the fact that, in connection with the Class V transaction, the Company entered into the VMware Agreement, pursuant to which it agreed that certain requests made by or transactions involving the Company or any of its affiliates will be subject to review by, and a recommendation in favor thereof from, a special committee of the VMware board of directors comprised solely of independent directors as more fully described under “The Merger Agreement—VMware Agreement”; and

•

risks of the type and nature described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in the documents incorporated by reference into this proxy statement/prospectus.

The board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to recommend the merger agreement, the Class V transaction and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate. The foregoing discussion of the information and factors considered by the board of directors is not exhaustive. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the Class V transaction and other transactions contemplated by the merger agreement and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board of directors evaluated the factors described above, among others, and reached a consensus that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, were fair to and in the best interests of the Company and its stockholders. In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weight or merit to different factors.

At a meeting held on July 1, 2018, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the adoption of the amended and restated Company certificate, are fair to and in the best interest of the Class V stockholders, and unanimously resolved to recommend that the board of directors approve the merger agreement and the consummation of the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate. Later that day, the board of directors held a meeting to discuss the merger agreement and the transactions contemplated thereby. The board of directors, other than the members of the Special Committee, made its determination as to the advisability of the proposed transactions with respect to the holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and unanimously resolved to recommend that the board of directors adopt the merger agreement and approve the consummation of the Class V transaction and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate. The members of the board of directors that are also members of the Special Committee then made their determination as to the advisability of the proposed Class V transaction with respect to the Class V stockholders, and unanimously resolved to recommend that the board of directors adopt the merger agreement and approve the consummation of the Class V transaction and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate.

The board of directors, as a whole, then resolved by unanimous vote to approve and adopt the merger agreement and the consummation of the Class V transaction and the other transactions contemplated by the merger agreement, including the amended and restated Company certificate, and to recommend that all of the Company’s stockholders vote to adopt the merger agreement and the transactions contemplated by the merger agreement, including the amended and restated Company certificate. On July 1, 2018, following the meeting of the board of directors, the merger agreement was executed by the relevant parties.

Opinion of Evercore Group L.L.C.

At a meeting of the Special Committee held on July 1, 2018, Evercore rendered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates).

The full text of Evercore’s written opinion, dated July 1, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Special Committee in connection with its evaluation of the Class V transaction. Evercore’s opinion did not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor did it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction or the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore’s opinion did not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V stockholder should vote or act in respect of the Class V transaction.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to Dell Technologies and VMware that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Dell Technologies and VMware prepared and furnished to Evercore by management of Dell Technologies or VMware, as applicable;

•

reviewed certain alternative business assumptions and an analysis furnished to Evercore by a consultant retained by the Special Committee and which were used at the direction of the Special Committee to prepare the Dell projections sensitivity case, as described below under “—Certain Financial Projections”; such assumptions and analyses addressed (a) certain financial forecasts and other financial and operating data of Dell Technologies (including Dell Technologies management’s assumptions for VMware), (b) certain industry and market research and (c) other information;

•

reviewed certain non-public projected financial and operating data relating to Dell Technologies and VMware prepared and furnished to Evercore by management of Dell Technologies or VMware, as applicable, in each case as approved for Evercore’s use by the Special Committee and which are presented below under “—Certain Financial Projections”;

•

discussed the past and current operations, financial projections and current financial condition of Dell Technologies and VMware with management of Dell Technologies and VMware (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported trading prices and the historical trading activity of the Class V Common Stock;

•

compared the financial performance of Dell Technologies and VMware and, as to VMware, its stock market trading multiples, with the financial performance and stock market trading multiples of certain other publicly traded companies that Evercore deemed relevant;

•	considered certain attributes of the Class V Common Stock as provided for in Dell Technologies’ organizational and governance documents and policies that Evercore deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the Special Committee approved projections relating to Dell Technologies and VMware referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the entity preparing such data as to such future financial performance under the business assumptions reflected therein. With respect to the alternative business assumptions and analysis prepared by a consultant retained by the Special Committee and furnished to Evercore referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the party preparing such data. Evercore expressed no view as to any projected financial data relating to Dell Technologies or VMware, or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the Class V transaction would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Class V transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Dell Technologies or the consummation of the Class V transaction or materially reduce the benefits of the Class V transaction to the Class V stockholders. Evercore further assumed that any exercise of appraisal rights, if any, would not affect the value of Dell Technologies or the transaction consideration in any respect material to Evercore’s analysis.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Dell Technologies, VMware or any other entity, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Dell Technologies, VMware or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of July 1, 2018, and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

The estimates contained in Evercore’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore’s analyses and estimates are inherently subject to uncertainty.

In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Class V stockholders (other than Dell Technologies and its affiliates), from a financial point of view, of the transaction consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Class V transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Dell Technologies, VMware or any other person or entity, or any class of such persons, whether relative to the transaction consideration or otherwise. Evercore assumed that the structure of the Class V transaction would not vary or be modified in any respect material to its analysis. Evercore’s opinion does not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor does it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction, nor does it address the decision of any holder of shares of Dell Technologies to exercise appraisal rights, if any. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Dell Technologies or the Class V Common Stock or any business combination or other extraordinary transaction involving Dell Technologies. Evercore’s opinion does not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V holder should vote or act in respect of the Class V transaction. Evercore expressed no opinion as to the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Dell Technologies, the Special Committee and their respective advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on July 1, 2018, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 1, 2018, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analysis

Financial Analysis of Dell Technologies

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied equity values of Dell Technologies as of the end of Dell Technologies’ fiscal 2019 first quarter, which ended May 4, 2018, utilizing estimates of the standalone, unlevered, after-tax free cash flows that Dell Technologies was expected to generate over the period beginning with its fiscal 2019 second quarter through fiscal year 2023 under the different projected financial data reflected in each of the updated Dell projections and the Dell projections sensitivity case. Given Dell Technologies’ approximately 32% economic interest in VMware, Evercore also used the discounted cash flow analysis of VMware summarized under “—Financial Analysis of VMware—Discounted Cash Flow Analysis.”

Evercore first calculated ranges of terminal values for Dell Technologies (excluding VMware) under each of the updated Dell projections and the Dell projections sensitivity case using the (1) terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple method by applying terminal year enterprise value to EBITDA multiples ranging from 8.0x to 9.0x to estimated fiscal 2023 EBITDA; and (2) perpetuity growth rate method by applying an assumed perpetuity growth rate range of 1.75% to 2.25% (taking into account estimated growth prospects of Dell Technologies, as well as long-term inflation, estimated gross domestic product growth rates and other factors) to estimated terminal year unlevered free cash flow. Evercore then discounted the projected, unlevered free cash flows of Dell Technologies (excluding VMware) over the period beginning with its fiscal 2019 second quarter through fiscal year 2023 under each of the updated Dell projections and the Dell projections sensitivity case and the ranges of terminal values for Dell Technologies (excluding VMware) that it calculated using the terminal year EBITDA multiple method and the perpetuity growth rate method under each of the updated Dell projections and the Dell projections sensitivity case to a present value as of May 4, 2018, using discount rates ranging from 9.0% to 10.0%, to derive ranges of implied total enterprise values for Dell Technologies (excluding VMware) under each scenario. The discount rates were based on Evercore’s judgment of the estimated range of weighted average cost of capital of Dell Technologies (excluding VMware), taking into account, among other factors, the impact of estimated cost of equity, cost of debt, tax rates and capital structure. Using these ranges of implied total enterprise values, Evercore subtracted net debt (excluding net debt related to DFS) and the value of minority interests to derive ranges of implied equity values for Dell Technologies (excluding VMware).

Using the values for Dell Technologies (excluding VMware) and values for VMware (described under “—Financial Analysis of VMware—Discounted Cash Flow Analysis”), to account for Dell Technologies’ approximately 32% economic ownership of VMware, Evercore then attributed to Dell Technologies 32% of VMware’s implied equity value ranges. These amounts were then added to the implied equity values for Dell Technologies (excluding VMware) to generate implied equity values for Dell Technologies (including VMware). Those ranges of implied equity values for Dell Technologies (including VMware) were:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—EBITDA Multiple Method	$56.6 – $70.1
Updated Dell Projections—Perpetuity Growth Rate Method	$48.3 – $70.6
Dell Projections Sensitivity Case—EBITDA Multiple Method	$51.7 – $64.5
Dell Projections Sensitivity Case—Perpetuity Growth Rate Method	$43.1 – $64.2

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.4 billion.

Peer Trading Analysis

In performing a selected peer trading analysis of Dell Technologies, Evercore performed three different analyses: a sum-of-the-parts analysis, an analysis of Dell Technologies (excluding VMware) plus VMware, and an analysis of Dell Technologies on a consolidated basis.

Throughout these analyses, Evercore selected for comparison purposes companies that it considered to be similar to Dell Technologies and its businesses based on such factors as participating in similar lines of businesses and having similar operations, operating in the same industry and serving similar customers, having generally similar financial performance, or having other relevant or generally similar characteristics. None of the selected companies is identical to Dell Technologies or any of its businesses. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of Dell Technologies and its businesses. In evaluating the peer companies selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Dell Technologies or its businesses. Mathematical analysis is not in itself a meaningful method of using peer company trading data.

Sum-of-the-Parts

Evercore summed the values of each of Dell Technologies’ businesses: Client Solutions Group (CSG), Infrastructure Solutions Group (ISG), Boomi, RSA Security, Virtustream, Pivotal, SecureWorks and VMware. Evercore reviewed and compared certain financial, operating and market information relating to each of these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to these businesses. Evercore made these determinations based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the respective businesses of Dell Technologies. For each entity where Dell Technologies owns less than 100% of the applicable entity, Dell Technologies’ percentage ownership in the applicable entity was applied to the enterprise value range of the peers of the applicable entity to derive the value attributed to Dell Technologies for that entity.

Business	Selected Public Company Peers
CSG	• Acer Inc. • Asustek Computer Inc. • Fujitsu Limited	• HP Inc. • Lenovo Group Ltd.

ISG	• Cisco Systems, Inc. • Fujitsu Limited • Hitachi, Ltd. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

RSA Security	• CA, Inc. • Check Point Software Technologies Ltd. • FireEye, Inc.	• VASCO Data Security International Inc. • VeriSign, Inc.

Virtustream, Boomi and Pivotal	• Alteryx, Inc. • Cloudera, Inc. • MongoDB, Inc.	• Okta, Inc. • Talend S.A. • Twilio Inc.

SecureWorks	• Check Point Software Technologies Ltd. • FireEye, Inc. • Fortinet, Inc.	• Imperva, Inc. • Palo Alto Networks, Inc. • Rapid7, Inc.

Business	Selected Public Company Peers

VMware	• CA, Inc. • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc. • SAP SE

For CSG and ISG, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020. For RSA Security, Boomi, Virtustream, Pivotal and SecureWorks, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated revenue for fiscal years 2019 and 2020. For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and equity value of the selected companies as a multiple of net income (“P/E”), in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on June 29, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges of each of the businesses applied for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business	Methodology	Low	High	Low	High
CSG	EBITDA	6.5x	8.5x	6.0x	8.0x
ISG	EBITDA	7.0x	9.0x	6.5x	8.5x
RSA Security	Revenue	4.0x	6.0x	3.7x	5.7x
Boomi, Virtustream and Pivotal	Revenue	8.0x	10.0x	6.0x	8.0x
SecureWorks	Revenue	2.0x	4.0x	1.5x	3.5x
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA, revenue or earnings, as applicable, for each business for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$38.5 - $59.0
Updated Dell Projections—Fiscal 2020	$38.3 - $61.0
Dell Projections Sensitivity Case—Fiscal 2019	$37.4 - $57.6
Dell Projections Sensitivity Case—Fiscal 2020	$37.5 - $59.9

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.4 billion.

Dell Technologies (Excluding VMware) Plus VMware

Evercore reviewed and compared certain financial, operating and market information relating to these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to these businesses. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the respective businesses. Evercore then summed the implied equity value of Dell Technologies (excluding VMware) and, to account for Dell

Technologies’ approximately 32% economic ownership of VMware, 32% of the implied equity value of VMware.

Business Entity	Selected Public Company Peers
Dell Technologies (excluding VMware)	• Cisco Systems, Inc. • HP Inc. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

VMware	• CA, Inc. • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc. • SAP SE

For Dell Technologies (excluding VMware) and VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020. For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and P/E, in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on June 29, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges of each of the businesses applied for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
Dell Technologies (excluding VMware)	EBITDA	8.0x	10.0x	7.5x	9.5x
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA or P/E, as applicable, for Dell Technologies (excluding VMware) and VMware for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies (excluding VMware) plus 32% of the implied equity value of VMware:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$32.2 - $47.6
Updated Dell Projections—Fiscal 2020	$33.9 - $50.7
Dell Projections Sensitivity Case—Fiscal 2019	$30.8 - $45.9
Dell Projections Sensitivity Case—Fiscal 2020	$32.8 - $49.3

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.4 billion.

Dell Technologies on a Consolidated Basis

Evercore analyzed the value of Dell Technologies on a consolidated basis, including its 32% economic ownership of VMware. Evercore reviewed and compared certain financial, operating and market information relating to these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to Dell Technologies on a consolidated basis. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of Dell Technologies on a consolidated basis.

Business Entity	Selected Public Company Peers
Dell Technologies on a consolidated basis	• Cisco Systems, Inc. • HP Inc. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

VMware	• CA, Inc. • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc. • SAP SE

For Dell Technologies on a consolidated basis, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on June 29, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis was based on publicly available research analysts’ estimates. The following table summarizes the enterprise value of Dell Technologies on a consolidated basis as a multiple of estimated EBITDA for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
Dell Technologies on a consolidated basis	EBITDA	8.5x	10.5x	8.0x	10.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA for Dell Technologies on a consolidated basis for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies on a consolidated basis:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$31.2 - $45.5
Updated Dell Projections—Fiscal 2020	$33.5 - $49.0
Dell Projections Sensitivity Case—Fiscal 2019	$29.7 - $43.6
Dell Projections Sensitivity Case—Fiscal 2020	$32.3 - $47.6

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.4 billion.

Financial Analysis of VMware

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied equity values of VMware as of the end of VMware’s fiscal 2019 first quarter, which ended May 4, 2018, utilizing estimates of the standalone, unlevered, after-tax free cash flows that VMware was expected to generate over the period beginning with its fiscal 2019 second quarter through fiscal year 2022 under different projected financial data reflected in each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections.

Evercore first calculated ranges of terminal values for VMware under each of the VMware projections, analyst consensus case for VMware, and Dell management VMware projections using the (1) terminal year EBITDA multiple method by applying terminal year enterprise value to EBITDA multiples ranging from 13.0x to 15.0x to estimated fiscal 2022 EBITDA; and (2) perpetuity growth rate method by applying an assumed perpetuity growth rate range of 3.00% to 4.00% (taking into account estimated growth prospects of VMware as well as long-term inflation, estimated gross domestic product growth rates and other factors) to estimated terminal unlevered free cash flow. Evercore then discounted VMware’s projected, unlevered free cash flows over the period beginning with its fiscal 2019 second quarter through fiscal year 2022 under each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections and the ranges of terminal values for VMware that it calculated using the terminal year EBITDA multiple method and the perpetuity growth rate method under each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections to a present value as of May 4, 2018, using discount rates ranging from 8.0% to 10.0%, to derive ranges of implied total enterprise values for VMware under each scenario. The discount rates were based on Evercore’s judgment of the estimated range of VMware’s weighted average cost of capital, taking into account, among other factors, the impact of estimated cost of equity, cost of debt, tax rates and capital structure. Using these ranges of implied total enterprise values, Evercore added net cash and minority interest to derive ranges of implied equity values for VMware. Based on these ranges of implied equity values, Evercore calculated a range of implied equity values for VMware under each of the scenarios described above as follows:

Scenario	Implied Equity Value Reference Ranges (in billions)
VMware Projections—EBITDA Multiple Method	$61.5 - $71.8
VMware Projections—Perpetuity Growth Rate Method	$46.5 - $71.1
Analyst Consensus Case for VMware—EBITDA Multiple Method	$60.4 - $70.4
Analyst Consensus Case for VMware—Perpetuity Growth Rate Method	$46.5 - $71.0
Dell Management VMware Projections—EBITDA Multiple Method	$58.3 - $67.9
Dell Management VMware Projections—Perpetuity Growth Rate Method	$46.1 - $70.8

Peer Trading Analysis

Evercore reviewed and compared certain financial, operating and market information relating to VMware to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to VMware. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of VMware.

VMware	• CA, Inc. • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc. • SAP SE

For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and equity value of the selected companies as a multiple of net income (“P/E”), in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on June 29, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA or P/E, as applicable, for VMware for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of VMware:

Scenario	Implied Equity Value Reference Ranges (in billions)
VMware Projections—Fiscal 2019—EBITDA Method	$53.2 - $60.0
VMware Projections—Fiscal 2020—EBITDA Method	$54.4 - $61.9
Analyst Consensus Case for VMware—Fiscal 2019—EBITDA Method	$55.0 - $62.0
Analyst Consensus Case for VMware—Fiscal 2020—EBITDA Method	$54.5 - $62.0
Dell Management VMware Projections—Fiscal 2019—EBITDA Method	$51.3 - $57.7
Dell Management VMware Projections—Fiscal 2020—EBITDA Method	$53.1 - $60.4
VMware Projections—Fiscal 2019—P/E Method	$50.2 - $60.1
VMware Projections—Fiscal 2020—P/E Method	$50.8 - $61.9
Analyst Consensus Case for VMware—Fiscal 2019—P/E Method	$51.5 - $61.6
Analyst Consensus Case for VMware—Fiscal 2020—P/E Method	$50.7 - $61.7
Dell Management VMware Projections—Fiscal 2019—P/E Method	$50.6 - $60.5
Dell Management VMware Projections—Fiscal 2020—P/E Method	$51.6 - $62.8

Precedent Tracking Stock Analysis

Evercore performed an analysis of selected tracking stocks to calculate various implied ranges of per share values for the Class V Common Stock.

To compare tracking stock discounts, Evercore looked for tracking stocks that, like the Class V Common Stock, are tracking stocks that currently track a publicly listed subsidiary of the parent company. Evercore determined that Liberty Media’s SiriusXM tracking stock is the only tracking stock that meets this criterion. To compare tracking stock conversion premiums, Evercore selected tracking stocks that were no longer trading but had converted into parent company shares. None of the selected tracking stocks is identical to the Class V Common Stock. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected tracking stocks compared to those of the Class V Common Stock. In evaluating the tracking stocks selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Dell Technologies. Mathematical analysis is not in itself a meaningful method of using peer company trading data.

Precedent Tracking Stock Discount

Evercore calculated the average discount of the Liberty Media SiriusXM tracking stock over time to SiriusXM stock, the underlying equity. This discount ranged since inception from approximately 18.0% to 33.0%. Evercore deemed the Liberty SiriusXM tracking stock as most relevant to consider in relation to the Class V Common Stock. Evercore applied the discount range of 18.0% to 33.0% to the trading price of VMware common stock at the close of the market on various dates and the range of values determined from the VMware financial analysis discussed above. This analysis is intended to apply a discount to the approximately 50% interest in VMware represented by the Class V Common Stock. This analysis yielded the following implied per share ranges:

	Metric	Implied Per Share Value of the Class V Common Stock(1)
VMware’s 52-Week Trading Range as of June 29, 2018	$85.89 - $152.18	$58.33 - $126.48
VMware’s Current Price as of June 29, 2018	$146.97	$99.81 - $122.15
VMware’s Unaffected Price as of January 25, 2018	$137.63	$93.46 - $114.39
Based on Assessment of VMware’s Valuation(2)	$108.88 - $169.42	$73.94 - $140.81

(1)

Share price amounts adjusted to reflect the difference between the number of VMware shares attributable to the Class V Common Stock and the number of shares of Class V Common Stock held by Class V stockholders.

(2)	Represents the minimum and maximum value determined from the VMware valuation discussed above.

Evercore compared these implied per share values with the implied per share value of the Class V Common Stock in the Class V transaction of $109.

Precedent Conversion Premia

Evercore calculated the conversion premia associated with the following tracking stocks that had converted into parent company shares. Evercore also analyzed the conversion premia associated with various tracking stocks. Those tracking stocks were:

Tracking Stock	Premium Percentage at Conversion
Rainbow Media / Cablevision Systems Corporation	+10% premium to trailing 20-day average
University of Phoenix Online / Apollo Group, Inc.	+10% premium to trailing 20-day average ending 5 days prior to announcement
Go.com / Walt Disney Company	+20% premium to trailing 20-day average ending 15 days prior to announcement
Biosurgery and Molecular Oncology / Genzyme Corporation	+30% premium to trailing 20-day average
Sprint PCS / Sprint FON	+4.6% implied premium
Consumers Gas / CMS Energy	+15% premium to trailing 20-day average ending 30 days prior to announcement
Burlington Air and Brink’s Company / Pittston Services Group Inc.	+15% premium to trailing 10-day average ending 30 days prior to announcement

Evercore deemed these tracking stocks as most relevant to consider in relation to the Class V Common Stock.

Evercore applied a premium range of 10.0% to 30.0%, based on the premia of precedent tracking stock conversions, to the current and unaffected trading prices of the Class V Common Stock. Applying such range of premiums resulted in the following ranges of the per share values for the Class C Common Stock:

	Metric	Implied Per Share Value of the Class V Common Stock(1)
Unaffected Price as of January 25, 2018	$88.44	$97.28 - $114.97
Current Price as of June 29, 2018	$84.58	$93.04 - $109.95

(1)

Share price amounts adjusted to reflect the difference between the number of VMware shares attributable to the Class V Common Stock and the number of shares of Class V Common Stock held by Class V stockholders.

Evercore compared these implied per share values with the implied per share value of the Class V Common Stock in the Class V transaction of $109.

Other Factors

Evercore also reviewed and considered other information and analyses. These included, among other things, the latest 52-week trading range (as of June 29, 2018) of the VMware common stock, analyst price targets for the VMware common stock (as of June 29, 2018), the latest 52-week trading range (as of June 29, 2018) of the Class V Common Stock, the all-time low and high trading prices of the Class V Common Stock, and the potential for the Class V stockholders receiving the share consideration to participate in the recapture of a portion of the Class V Common Stock tracking stock discount as a result of their ownership of shares of Class C Common Stock following completion of the Class V transaction. None of the foregoing constituted a valuation methodology for purposes of Evercore’s financial analysis, and was referenced for informational purposes only.

Last 52-Week Trading Range for VMware Common Stock

Evercore reviewed historical trading prices of the VMware common stock during the latest 52-week trading range (as of June 29, 2018), and observed that the low and high closing prices during such period were $85.89 and $152.18, respectively.

VMware Analyst Price Targets for VMware Common Stock

Evercore reviewed publicly available share price targets of research analysts’ estimates for VMware common stock (as of June 29, 2018), and observed that the low and high price targets per share were $111.00 and $185.00, respectively.

Last 52-Week Trading Range for Class V Common Stock

Evercore reviewed historical trading prices of the Class V Common Stock during the latest 52-week trading range (as of June 29, 2018), and observed that the low and high closing prices during such period were $60.36 and $89.57, respectively.

All-Time Low and High Trading Prices

Evercore reviewed historical trading prices of the Class V Common Stock as of June 29, 2018, and observed that the all-time low and all-time high closing prices were $40.00 and $89.57, respectively.

Class V Common Stock Tracking Stock Discount Recapture

Evercore observed that the Class V Common Stock traded at a discount to VMware. Evercore considered the potential for the Class V stockholders receiving the share consideration to participate in the recapture of a portion of this discount as a result of their ownership of shares of Class C Common Stock following completion of the Class V transaction. Based on an implied equity value of Dell Technologies (including its approximately 32% economic interest in VMware) of $48.4 billion, a value of $109 per share of Class V Common Stock and a Class V Common Stock tracking stock discount of $8.0 billion (as of June 29, 2018), Evercore observed the following:

	All Stock Consideration	$9 billion Cash Consideration and Stock
Aggregate Class V Common Stock Equity Value Recapture	$2.5 billion	$1.7 billion
Implied Class V Common Stock Price (including recapture)	$121.38	$117.32

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Class V transaction by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Class V Common Stock. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dell Technologies, VMware or their respective advisors. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the transaction consideration to the Class V stockholders (other than Dell Technologies and its affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which any business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The consideration payable in the Class V transaction was determined through arm’s-length negotiations between Dell Technologies and the Special Committee, and was recommended by the Special Committee and approved by the Dell Technologies board of directors. Evercore provided advice to the Special Committee during these negotiations. Evercore did not, however, recommend any specific amount of consideration to the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Class V transaction.

The issuance of the fairness opinion was approved by an Opinion Committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with the Special Committee, Evercore is entitled to receive a fee of up to $20 million in connection with the Class V transaction, of which $13 million was payable upon the public announcement of Dell Technologies’ entry into a definitive agreement for a transaction subject to the approval of the Special Committee. Of this $13 million, $6 million was payable upon the delivery of Evercore’s opinion, with this amount being creditable against the announcement fee to the extent previously paid. The remaining amount of the fee payable to Evercore is a discretionary amount of up to $7 million and is payable upon the earlier of consummation of a transaction subject to the approval of the Special Committee and six months following the public announcement of such transaction. The final amount of the discretionary fee will be determined by the Special Committee in its sole and absolute discretion and will be based upon, among other things, the resources expended by Evercore in the course of the assignment, the Special Committee’s satisfaction with the services rendered and the benefit to the Class V stockholders of the successful conclusion of the assignment. Subject to certain limitations specified in the engagement letter, Dell Technologies has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two-year period prior to the delivery of its opinion, no material relationship existed between Evercore and its affiliates and Dell Technologies or its affiliates (other than Silver Lake Partners and its affiliates and portfolio companies) pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. During the two-year period prior to the date of its written opinion, Evercore and its affiliates have also provided financial services to Silver Lake Partners, a significant stockholder of Dell Technologies, and its affiliates and portfolio companies, for which Evercore received fees, including the reimbursement of expenses, in an amount equal to approximately $8.2 million in the aggregate for unrelated mandates. Evercore may provide financial or other services to Dell Technologies in the future and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and their respective employees, as well as investment vehicles in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and derivative products relating to Dell Technologies and its affiliates (including VMware), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience, reputation and ability to act independently of Dell Technologies and its affiliates. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with Class V transactions and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to Dell Technologies’ board of directors that, as of July 1, 2018 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by

Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement was fair from a financial point of view to Dell Technologies.

The full text of the written opinion of Goldman Sachs, dated July 1, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of Dell Technologies’ board of directors in connection with its consideration of the Class V transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Dell Technologies’ Class V Common Stock or any other class of Dell Technologies common stock should vote with respect to the Class V transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports on Form 10-K of Dell Technologies and VMware for the five fiscal years ended February 2, 2018;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Dell Technologies and VMware to their respective stockholders;

•	certain other communications from Dell Technologies and VMware to their respective stockholders;

•	certain publicly available research analyst reports for Dell Technologies and VMware; and

•

certain internal financial analyses and forecasts for Dell Technologies and VMware approved for Goldman Sachs’ use by the management of Dell Technologies, described as the Dell management approved projections below under “—Certain Financial Projections,” referred to as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of VMware regarding their assessment of the past and current business operations, financial condition and future prospects of VMware, and with members of the senior management of Dell Technologies regarding their assessment of the past and current business operations, financial condition and future prospects of Dell Technologies and VMware and the strategic rationale for, and the potential benefits of, the Class V transaction; reviewed the reported price and trading activity for the shares of Class V Common Stock and shares of VMware Class A common stock; compared certain financial and stock market information for Dell Technologies and VMware with similar information for certain other companies, the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Dell Technologies’ consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Dell Technologies’ consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Dell Technologies. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Dell Technologies or VMware or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Class V transaction will be obtained without any adverse effect on Dell Technologies or VMware or on the expected benefits of the Class V transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the Class V transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Dell Technologies to engage in the Class V transaction, or the relative merits of the Class V transaction as compared to any strategic alternatives that may be available to Dell Technologies; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness to Dell Technologies from a financial point of view, as of the date of the opinion, of the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or the Class V transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Class V transaction, including the fairness of the Class V transaction to, or any consideration received in connection therewith by, the holders of Class V Common Stock or any other common stock, creditors or other constituencies of Dell Technologies; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Dell Technologies or VMware or any class of such persons in connection with the Class V transaction, whether relative to the consideration to be paid to Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of VMware Class A common stock, the Class C Common Stock or the Class V Common Stock will trade at any time or as to the impact of the Class V transaction on the solvency or viability of Dell Technologies or VMware or the ability of Dell Technologies or VMware to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Dell Technologies in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 29, 2018 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the $109 cash consideration per share proposed to be paid to holders of Class V Common Stock that elect to receive cash in the Class V transaction as compared to the price of the Class V Common Stock. Goldman Sachs noted the following premia to the closing price of the Class V Common Stock on June 29, 2018 and to the volume-weighted average price (VWAP) of the Class V Common Stock over recent time periods:

•	a premium of 28.9% based on the closing price per share on June 29, 2018 of $84.58;

•	a premium of 24.2% based on the VWAP per share for the 10-day period ended June 29, 2018 of $87.78;

•	a premium of 24.7% based on the VWAP per share for the 20-day period ended June 29, 2018 of $87.41; and

•	a premium of 29.7% based on the VWAP per share for the 30-day period ended June 29, 2018 of $84.05.

Goldman Sachs also reviewed the historical trading performance of the Class V Common Stock relative to the VMware Class A common stock for the period from the inception of public trading of the Class V Common Stock in August 2016 through June 29, 2018, based on Bloomberg market data as of June 29, 2018. Goldman

Sachs noted that the Class V Common Stock has historically traded at a discount to the trading price of the VMware Class A common stock. The average discount between the VWAP at which shares of the Class V Common Stock have traded as compared to shares of the VMware Class A common stock over recent time periods and since September 2016 is summarized as follows:

	VWAP	Average Discount
10-Day	$87.78	(41.2)%
20-Day	$87.41	(41.2)%
30-Day	$84.05	(42.6)%
Since Schedule 13D/A*	$76.46	(41.9)%
Since August 2016	$65.76	(34.2)%

*

On February 2, 2018, Dell Technologies filed an amended statement on Schedule 13D reporting that it was evaluating potential business opportunities, including a potential public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware.

Goldman Sachs performed financial analyses of Dell Technologies, excluding any economic interest in VMware (whether or not associated with the Class V Common Stock), referred to as Core Dell, and of VMware, as summarized below under “—Core Dell Financial Analyses” and “—VMware Financial Analyses,” respectively. Based upon these financial analyses of Core Dell and VMware, Goldman Sachs then derived an illustrative range of implied values per share for Dell Technologies that includes the approximately 32% economic interest in VMware held by Dell Technologies that is not associated with the Class V Common Stock, but excludes the approximately 50% economic interest in VMware held by Dell Technologies that is associated with the Class V Common Stock, referred to as Standalone Dell. Goldman Sachs then performed financial analyses of Dell Technologies following the Class V transaction, referred to as Pro Forma Dell, summarized below under “—Pro Forma Financial Analyses,” that take into account Core Dell and the approximately 81.4% economic interest in VMware that would be owned by Dell Technologies after the Class V transaction. The financial analysis of Pro Forma Dell was based on the illustrative ranges of values per share that Goldman Sachs derived for Core Dell on a standalone basis and for VMware on a standalone basis, and based on pro forma combined estimates that were in turn based on estimated results for Core Dell and VMware included in the Forecasts, on a basis that assumes holders of Class V Common Stock will elect in the aggregate to receive the maximum amount of $9 billion of cash consideration in connection with the Class V transaction and takes into account the impact of the $11 billion total dividend to be issued by VMware in connection with the Class V transaction, and on a basis that assumes that none of the holders of Class V Common Stock will elect to receive cash consideration in connection with the Class V transaction and that there would be no dividend. Goldman Sachs’ financial analyses are summarized below.

Core Dell Financial Analyses

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Standalone Dell and Core Dell to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the enterprise technology industry:

Primary Dell Technologies Peers:

•	Cisco Systems, Inc.;

•	Hewlett Packard Enterprise Company;

•	HP Inc.; and

•	International Business Machines Corporation, collectively, referred to as the Primary Dell Peers.

Secondary Dell Technologies Peers:

•	CDW Corporation;

•	Lenovo Group Limited; and

•	NetApp, Inc., collectively, referred to as the Secondary Dell Peers, and together with the Primary Dell Peers, the Dell Selected Companies.

Although none of the Dell Selected Companies is directly comparable to Dell Technologies, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Dell Technologies.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of June 29, 2018, information it obtained from SEC filings, Institutional Brokers’ Estimate System estimates for the Dell Selected Companies, and the Forecasts for Core Dell. The illustrative multiples and ratios for Core Dell were calculated based on the Forecasts for Core Dell, and based on an assumed equity valuation for Core Dell of $29.5 billion, which in turn was based on the proposed equity valuation of $48.4 billion for Standalone Dell in connection with the Class V transaction, and market data as of June 29, 2018 for the value of the 32% economic interest in VMware common stock included in Standalone Dell. The multiples and ratios for each of the Dell Selected Companies were based on Wall Street research and the most recent publicly available information.

With respect to the Dell Selected Companies, Goldman Sachs also calculated:

•	multiples of enterprise value to estimated adjusted EBITDA for calendar years 2018 and 2019; and

•	multiples of price to estimated adjusted earnings per share for calendar years 2018 and 2019.

The results of these analyses are summarized as follows:

Multiple	Primary Dell Peers					Secondary Dell Peers
	Cisco Systems, Inc.	International Business Machines Corporation	HP Inc.	Hewlett Packard Enterprise Company	Median	NetApp, Inc.	CDW Corporation	Lenovo Group Limited	Median
2018 EV / Adjusted EBITDA	10.4x	8.7x	8.1x	5.3x	8.4x	13.2x	12.9x	9.1x	12.9x
2018 Price / Adjusted EPS	15.8x	10.1x	11.2x	9.9x	10.7x	20.3x	16.6x	19.7x	19.7x
2019 EV / Adjusted EBITDA	10.0x	8.2x	7.9x	5.3x	8.1x	11.8x	12.1x	7.6x	11.8x
2019 Price / Adjusted EPS	14.4x	9.9x	10.5x	9.4x	10.2x	17.6x	15.1x	8.7x	15.1x

*	Based on Wall Street research.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share for Core Dell, which is designed to provide an indication of the present value of a theoretical future value per share, based on the Forecasts for Core Dell. For this analysis, Goldman Sachs first calculated the implied future equity value of Core Dell as of fiscal year-end 2021, by applying a range of illustrative price to forward adjusted earnings multiples of 9.5x to 11.5x to the forward net income estimates for the next twelve months after fiscal year-end 2021 in the Forecasts for Core Dell. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical price to earnings multiples for the Dell Selected Companies. Goldman Sachs divided the range of illustrative equity values it derived by the estimated future number of fully diluted outstanding shares of Dell Technologies, as provided by the management of Dell Technologies. Goldman Sachs then discounted the implied future value per share for Core Dell back to May 4, 2018, the last day of the most recently completed fiscal quarter of Dell Technologies, using an illustrative discount rate of 9.6%, reflecting an estimate of Core Dell’s cost of equity. Goldman Sachs derived such illustrative estimated cost of equity by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by lbbotson Associates. Goldman Sachs then subtracted the market value, per share of Dell Technologies, of the minority economic interests in Pivotal and SecureWorks that are not owned by Dell Technologies. The market values, per Dell Technologies share, of Pivotal and SecureWorks were calculated based on Dell Technologies’ ownership interests in Pivotal and SecureWorks, respectively, and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $53.81 to $66.09 for Core Dell. These illustrative per share values were for Core Dell, and accordingly did not reflect the value of Dell Technologies’ 32% economic interest in VMware common stock. Goldman Sachs also noted, in connection with presenting the ranges of illustrative values per share for Core Dell based on this analysis and the analyses of Core Dell described below, that $48.61 is the per share value of Core Dell implied by the $48.4 billion dollar valuation for Standalone Dell agreed to by Dell Technologies and the Special Committee in the Class V transaction, minus the value of Dell Technologies’ 32% economic interest in VMware common stock that is not included in Core Dell, based on the market price for VMware Class A common stock.

Goldman Sachs also performed an illustrative analysis of the implied present value of an illustrative future value per share for Core Dell using the adjusted EBITDA estimates included in the Forecasts for Core Dell. For this analysis, Goldman Sachs first calculated the implied enterprise value of Core Dell as of fiscal year-end 2021, by applying a range of illustrative forward adjusted EBITDA multiples of 7.0x to 9.0x to the adjusted EBITDA estimates for the next twelve months after fiscal year-end 2021 included in the Forecasts for Core Dell. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical forward adjusted EBITDA multiples for the Dell Selected Companies. Goldman Sachs then subtracted an estimated $28.6 billion of net debt as of fiscal year-end 2021, as provided in the Forecasts for Core Dell, to calculate a future equity value for Core Dell as of fiscal year-end 2021. Goldman Sachs then divided the range of illustrative equity values it derived by the estimated future number of fully diluted outstanding shares of Dell Technologies for fiscal year-end 2021, as provided by the management of Dell Technologies. Goldman Sachs then discounted the implied future value per share for Core Dell back to May 4, 2018, the last day of the most recently completed fiscal quarter of Dell Technologies, using an illustrative discount rate of 9.6%, reflecting an estimate of Core Dell’s cost of equity. Goldman Sachs derived such illustrative estimated cost of equity by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. Goldman Sachs then subtracted the market value, per share of Dell Technologies, of the minority economic interests in Pivotal and SecureWorks that are not owned by Dell Technologies. The market values, per Dell Technologies share, of Pivotal and SecureWorks were calculated based on Dell Technologies’ ownership interests in Pivotal and SecureWorks, respectively, and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $40.07 to $63.18 for Core Dell. These illustrative per share values were for Core Dell, and accordingly did not reflect the value of Dell Technologies’ 32% economic interest in VMware common stock.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts for Core Dell, Goldman Sachs performed an illustrative discounted cash flow analysis on Core Dell. Using discount rates ranging from 8.5% to 10.0%, reflecting illustrative estimates of Core Dell’s weighted average cost of capital, Goldman Sachs discounted to present value as of May 4, 2018, the last day of the most recently completed fiscal quarter of Dell Technologies, (i) estimates of unlevered free cash flow for Core Dell for the second through fourth quarters of Fiscal 2019 (calculated by subtracting the actual results of the first fiscal quarter of Fiscal 2019 from the Forecasts for Core Dell for Fiscal 2019), and fiscal years 2020 through 2023, as reflected in the Forecasts for Core Dell, and (ii) a range of illustrative terminal values for Core Dell, which were calculated by applying perpetuity growth rates ranging from 0.0% to 1.0%, to the estimate of the free cash flow to be generated by Core Dell in fiscal year 2023, as reflected in the Forecasts for Core Dell (which analysis implied exit terminal year adjusted EBITDA multiples ranging from 6.9x to 9.3x). Goldman Sachs derived such range of illustrative estimated discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts for Core Dell and market expectations regarding long-term real growth of gross domestic product and inflation, and was approved for Goldman Sachs’ use by Dell Technologies management. Goldman Sachs derived a range of illustrative enterprise values for Core Dell by adding the range of present values it derived above. Goldman Sachs then subtracted an assumed $40.6 billion of net debt, based upon balance sheet data as of the end of the first quarter of Fiscal 2019, and the market value, per share of Dell Technologies, of the minority economic interests in Pivotal and SecureWorks that are not owned by Dell Technologies, from the range of illustrative enterprise values it derived for Core Dell, to derive a range of illustrative equity values for Core Dell. The market values, per Dell Technologies share, of Pivotal and SecureWorks were calculated based on Dell Technologies’ ownership interests in Pivotal and SecureWorks, respectively, and publicly available information. Goldman Sachs then divided the range of illustrative equity values it derived by the estimated future number of fully diluted outstanding shares of Dell Technologies, calculated using the treasury stock method, as provided by the management of Dell Technologies, to derive a range of illustrative present values per share ranging from $43.46 to $75.23 for Core Dell. These illustrative per share values were for Core Dell, and accordingly did not reflect the value of Dell Technologies’ 32% economic interest in VMware common stock.

VMware Financial Analyses

Selected Companies Analysis. Goldman Sachs also reviewed and compared certain financial information for VMware to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the information technology industry, collectively referred to as the VMware Selected Companies:

•	Citrix Systems, Inc.;

•	F5 Networks, Inc.;

•	Microsoft Corporation;

•	Oracle Corporation;

•	RedHat, Inc.; and

•	SAP SE.

Although none of the VMware Selected Companies is directly comparable to VMware, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of VMware.

The multiples and ratios for VMware were based on the Forecasts for VMware and on publicly available information. The multiples and ratios for each of the VMware Selected Companies were based on Wall Street research and on publicly available information.

With respect to VMware and the VMware Selected Companies, Goldman Sachs calculated:

•	multiples of enterprise value to estimated adjusted EBITDA for calendar years 2018 and 2019; and

•	multiples of price to estimated adjusted earnings per share for calendar years 2018 and 2019.

The results of these analyses are summarized as follows:

	VMware Selected Companies							VMware
	Citrix Systems, Inc.	F5 Networks, Inc.	Microsoft Corporation	Oracle Corporation	RedHat, Inc.	SAP SE	Median
2018 EV / Adjusted EBITDA	15.5x	11.2x	15.2x	9.6x	26.2x	16.4x	15.3x	16.5x
2018 Price / Adjusted EPS	19.9x	17.7x	25.2x	13.4x	39.8x	23.7x	21.8x	24.2x
2019 EV / Adjusted EBITDA	14.8x	10.7x	13.4x	9.1x	22.8x	14.8x	14.1x	15.2x
2019 Price / Adjusted EPS	18.2x	16.2x	22.9x	12.5x	34.8x	21.2x	19.7x	21.9x

*	Based on Wall Street research.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share for VMware, which is designed to provide an indication of the present value of a theoretical future value per share, based on the Forecasts for VMware. For this analysis, Goldman Sachs first calculated the implied value per share of VMware as of fiscal year-end 2021, by applying a range of illustrative price to forward earnings per share multiples of 20.0x to 25.0x to the earnings per share estimates for the next twelve months after fiscal year-end 2021 in the Forecasts for VMware, based on the estimated future number of fully diluted outstanding shares of VMware, as provided by the management of Dell Technologies. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical price to earnings multiples for the VMware Selected Companies. Goldman Sachs then discounted the implied future value per share for VMware back to May 4, 2018, the last day of the most recently completed fiscal quarter of VMware, using an illustrative discount rate of 7.4%, reflecting an estimate of VMware’s cost of equity. Goldman Sachs derived such illustrative estimated cost of equity by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. Goldman Sachs then added the market value, per share of VMware, of VMware’s economic interest in Pivotal to the illustrative present value of VMware’s future share price. The market value, per VMware share, of Pivotal was calculated based on VMware’s ownership interest in Pivotal and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $140.97 to $175.55 for VMware.

Goldman Sachs also performed an illustrative analysis of the implied present value of an illustrative future value per share for VMware using VMware’s estimated EBITDA, as set forth in the Forecasts for VMware. For this analysis, Goldman Sachs first calculated the implied enterprise value of VMware as of fiscal year-end 2021, by applying a range of illustrative forward adjusted EBITDA multiples of 12.0x to 16.0x to the adjusted EBITDA estimates for the next twelve months after fiscal year-end 2021 in the Forecasts for VMware. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical adjusted EBITDA multiples for the VMware Selected Companies. Goldman Sachs then added estimated net cash of $16.6 million as of fiscal year-end 2021, as set forth in the Forecasts for VMware, to the implied enterprise value of VMware as of fiscal year-end 2021 to calculate a future equity value for VMware as of fiscal year-end 2021. Goldman Sachs then divided the range of illustrative equity values it derived by the estimated future number of fully diluted outstanding shares of VMware for fiscal year-end 2021, as provided by the management of Dell Technologies. Goldman Sachs then discounted the implied future value per share for VMware back to May 4, 2018, the last day of the most recently completed fiscal quarter of VMware, using an illustrative discount rate of 7.4%, reflecting an estimate of VMware’s cost of equity. Goldman Sachs derived such illustrative estimated cost of equity by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. Goldman Sachs then added the value, per share of VMware, of VMware’s economic interest in Pivotal to the illustrative present value of VMware’s future share price. The market value, per VMware share, of Pivotal was calculated based on VMware’s ownership interest in Pivotal and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $147.67 to $184.86 for VMware.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts for VMware, Goldman Sachs performed an illustrative discounted cash flow analysis on VMware. Using discount rates ranging from 7.0% to 8.5%, reflecting illustrative estimates of VMware’s weighted average cost of capital, Goldman Sachs discounted to present value as of May 4, 2018, the last day of the most recently completed fiscal quarter of VMware, (i) estimates of unlevered free cash flow for VMware for Fiscal 2019, the second through fourth quarters of Fiscal 2019 (calculated by subtracting the actual results of the first fiscal quarter of Fiscal 2019 from the Forecasts for VMware for Fiscal 2019), and fiscal years 2020 through 2023, as reflected in the Forecasts for VMware, and (ii) a range of illustrative terminal values for VMware, which were calculated by applying perpetuity growth rates ranging from 2.0% to 3.0%, to the estimate of the free cash flow to be generated by VMware in fiscal year 2023, as reflected in the Forecasts for VMware (which analysis implied exit terminal year adjusted EBITDA multiples ranging from 10.1x to 16.4x). Goldman Sachs derived such illustrative estimated discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts for VMware and market expectations regarding long-term real growth of gross domestic product and inflation, and was approved for Goldman Sachs’ use by Dell Technologies management. Goldman Sachs derived a range of illustrative enterprise values for VMware by adding the range of present values it derived above. Goldman Sachs then added an assumed $8.6 billion of net cash, comprised of $4.0 billion of debt and $12.6 billion of cash, based upon balance sheet data as of the end of the first quarter of Fiscal 2019, as well as the market value, per share of VMware, of VMware’s economic interest in Pivotal, to the range of illustrative enterprise values it derived for VMware, to derive a range of illustrative equity values for VMware. The market value, per VMware share, of Pivotal was calculated based on VMware’s ownership interest in Pivotal and publicly available information. Goldman Sachs then divided the range of illustrative equity values it derived by the estimated future number of fully diluted outstanding shares of VMware, using the treasury stock method, as provided by the management of Dell Technologies, to derive a range of illustrative present values per share ranging from $133.02 to $192.92 for VMware.

Pro Forma Financial Analyses

Standalone Dell. Using the methodology, discount rates and perpetuity growth rates, and assumptions, and based upon 100% of the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Discounted Cash Flow Analysis” and 32% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Discounted Cash Flow Analysis,” divided by the estimated number of fully diluted outstanding shares of Dell Technologies, using the treasury stock method, as provided by Dell Technologies management, Goldman Sachs derived a range of illustrative present values per share ranging from $71.60 to $116.67 for Standalone Dell.

Using the methodology, illustrative price to forward earnings per share multiples, and assumptions, and based upon 100% of the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” and 32% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” divided by the estimated number of fully diluted outstanding shares of Dell Technologies, using the treasury stock method, as provided by Dell Technologies management, Goldman Sachs derived a range of illustrative present values per share ranging from $83.90 to $103.72 for Standalone Dell.

Pro Forma Dell With Maximum Cash Election. Using the methodology, discount rates and perpetuity growth rates, and assumptions, and based upon 100% of the total equity value for Core Dell implied by the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Discounted Cash Flow Analysis,” plus 81.4% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Discounted Cash Flow Analysis,” with such sums divided by the sum of the estimated number of fully diluted outstanding shares of Dell Technologies, using the treasury stock method, as provided by Dell Technologies management, plus the number of shares of Class C Common Stock issuable in connection with the Class V transaction assuming the maximum amount of cash consideration is elected to be received in connection with the Class V transaction by holders of the Class V Common Stock, referred to as the Pro Forma Fully Diluted Shares With Maximum Cash Election, Goldman Sachs derived a range of illustrative pro forma present values per share for Pro Forma Dell, assuming the maximum amount of $9 billion of cash will be used as consideration in the Class V transaction in connection with holders of the Class V Common Stock electing to receive cash consideration and the issuance of an $11 billion total dividend by VMware in connection with the Class V transaction and reflecting the Pro Forma Fully Diluted Shares With Maximum Cash Election, referred to as Pro Forma Dell With Maximum Cash Election. This analysis resulted in a range of illustrative present values per share ranging from $80.83 to $132.55 for Pro Forma Dell With Maximum Cash Election.

Using the methodology, illustrative price to forward earnings multiples, and assumptions, and based upon 100% of the total equity value for Core Dell implied by the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” plus 81.4% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” with such sums divided by the Pro Forma Fully Diluted Shares With Maximum Cash Election, Goldman Sachs performed an illustrative analysis of the implied present value of a theoretical future value per share for Pro Forma Dell With Maximum Cash Election. This analysis resulted in a range of illustrative present values per share ranging from $101.66 to $125.81 for Pro Forma Dell With Maximum Cash Election.

Goldman Sachs performed a pro forma illustrative analysis of the implied present value of an illustrative future value per share for Pro Forma Dell With Maximum Cash Election, which is designed to provide an indication of the present value of a theoretical future value per share. Goldman Sachs first calculated the implied future equity value of Pro Forma Dell With Maximum Cash Election as of fiscal year-end 2021, by applying a range of illustrative price to forward adjusted earnings multiples of 13.0x to 15.0x to pro forma combined forward net income estimates for the next twelve months after fiscal year-end 2021 that were based on 100% of the forward net income estimates for Core Dell and 81.4% of the forward net income estimates for VMware included in the Forecasts, taking into account the impact of the $11 billion total dividend to be issued by VMware in connection with the Class V transaction and the estimated future number of fully diluted outstanding shares of Dell Technologies common stock after the Class V transaction, as provided by Dell Technologies management. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the current and historical price to earnings multiples for the Dell Selected Companies and VMware Selected Companies. Goldman Sachs divided the range of illustrative equity values it derived by the Pro Forma Fully Diluted Shares With Maximum Cash Election for fiscal-year end 2021, as provided by the management of Dell Technologies. Goldman Sachs then discounted the implied future value per share for Pro Forma Dell With Maximum Cash Election back to May 4, 2018, the last day of the most recently completed fiscal quarter of Dell Technologies, using an illustrative discount rate of 8.7%, reflecting an estimate of the blended cost of equity for Dell Technologies and VMware, which was estimated by Goldman Sachs utilizing its professional judgment and experience. As discussed above, Goldman Sachs derived the illustrative estimated cost of equity for Dell Technologies and VMware separately by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, including a historical long-term average equity risk supplied by Ibbotson Associates. Goldman Sachs then subtracted the market value, per share of Pro Forma Dell With Maximum Cash Election, of the minority economic interests in Pivotal and SecureWorks. The market values, per share of Pro Forma Dell With Maximum Cash Election, of Pivotal and SecureWorks were calculated based on Pro Forma Dell With Maximum Cash Election’s ownership interest in Pivotal and SecureWorks, respectively, and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $99.93 to $115.29 for Pro Forma Dell With Maximum Cash Election.

Pro Forma Dell With No Cash Election. Using the methodology, discount rates and perpetuity growth rates, and assumptions, and based upon 100% of the total equity value for Core Dell implied by the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Discounted Cash Flow Analysis,” plus 81.4% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Discounted Cash Flow Analysis,” with such sums divided by the sum of the same number of fully diluted outstanding shares of Dell Technologies used to calculate the illustrative present values per share for Core Dell plus the number of shares of Class C Common Stock issuable in connection with the Class V transaction assuming no cash consideration is elected to be received in connection with the Class V transaction by holders of the Class V Common Stock, referred to as the Pro Forma Fully Diluted Shares With No Cash Election, Goldman Sachs derived a range of illustrative present values per share for Pro Forma Dell, assuming that no holders of the Class V Common Stock will elect to receive cash consideration in connection with the Class V transaction, that there would be no $11 billion dividend issued by VMware, and based upon the Pro Forma Fully Diluted Shares With No Cash Election, as provided by Dell Technologies management, referred to as Pro Forma Dell With No Cash Election. This analysis resulted in a range of illustrative present values per share from $80.43 to $125.51 for Pro Forma Dell With No Cash Election.

Using the methodology, illustrative price to forward earnings per share multiples, and assumptions, and based upon 100% of the total equity value for Core Dell implied by the range of illustrative present values per share for Core Dell described above under “—Core Dell Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” plus 81.4% of the total equity value for VMware implied by the range of illustrative present values per share for VMware described above under “—VMware Financial Analyses—Illustrative Present Value of Future Share Price Analysis,” with such sums divided by the Pro Forma Fully Diluted Shares With No Cash Election, Goldman Sachs performed an illustrative analysis of the implied present value of a theoretical future value per share for Pro Forma Dell With No Cash Election. This analysis resulted in a range of illustrative present values per share ranging from $90.47 to $111.98 for Pro Forma Dell With No Cash Election.

Goldman Sachs performed a pro forma illustrative analysis of the implied present value of an illustrative future value per share for Pro Forma Dell With No Cash Election, which is designed to provide an indication of the present value of a theoretical future value per share. Goldman Sachs first calculated the implied future equity value of Pro Forma Dell With No Cash Election as of fiscal year-end 2021, by applying a range of illustrative price to forward adjusted earnings multiples of 14.0x to 16.0x to pro forma combined forward net income estimates for the next twelve months after fiscal year-end 2021 that were based on 100% of the forward net income estimated for Core Dell and 81.4% of the forward net income estimates for VMware included in the Forecasts, taking into account the estimated future number of fully diluted outstanding shares of Dell Technologies common stock after the Class V transaction, as provided by Dell Technologies management. This illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the current and historical price to earnings multiples for the Dell Selected Companies and VMware Selected Companies. Goldman Sachs divided the range of illustrative equity values it derived by the Pro Forma Fully Diluted Shares With No Cash Election for fiscal-year end 2021, as provided by the management of Dell Technologies. Goldman Sachs then discounted the implied future value per share for Pro Forma Dell With

No Cash Election back to May 4, 2018, the last day of the most recently completed fiscal quarter of Dell Technologies, using an illustrative discount rate of 8.7%, reflecting an estimate of the blended cost of equity for Dell Technologies and VMware, which was estimated by Goldman Sachs utilizing its professional judgment and experience. As discussed above, Goldman Sachs derived the illustrative estimated cost of equity for Dell Technologies and VMware separately by application of the Capital Asset Pricing Model. Goldman Sachs then subtracted the market value, per share of Pro Forma Dell With No Cash Election, of the minority economic interests in Pivotal and SecureWorks. The market values, per share of Pro Forma Dell With No Cash Election, of Pivotal and SecureWorks were calculated based on Pro Forma Dell With No Cash Election’s ownership interest Pivotal and SecureWorks, respectively, and publicly available information. This analysis resulted in a range of illustrative present values per share ranging from $95.12 to $108.70 for Pro Forma Dell With No Cash Election.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Dell Technologies or VMware.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Dell Technologies board of directors as to the fairness, from a financial point of view, to Dell Technologies of the aggregate consideration to be paid by Dell Technologies in the Class V transaction for all of the shares of Class V Common Stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Dell Technologies, VMware, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration payable in the Class V transaction was determined through arm’s-length negotiations between Dell Technologies and the Special Committee, and was recommended by the Special Committee and approved by the Dell Technologies board of directors. Goldman Sachs provided advice to Dell Technologies during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Dell Technologies or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Class V transaction.

As described above, Goldman Sachs’ opinion to the Dell Technologies board of directors was one of many factors taken into consideration by the Dell Technologies board of directors in making its determination to approve the Class V transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Dell Technologies, VMware and any of their respective affiliates and third parties, including investment funds affiliated with Silver Lake Group, L.L.C., referred to as Silver Lake, and MSD Partners, each a significant stockholder of Dell Technologies, and their respective affiliates and portfolio companies, as applicable, or any currency or commodity that may be involved in the Class V transaction. Goldman Sachs acted as financial advisor to Dell Technologies in connection with, and participated in certain of the negotiations leading to, the Class V transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Dell Technologies and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor in connection with Dell Technologies’ acquisition of EMC in September 2016; as financial advisor in connection with Dell Technologies’ sale of the Dell Software Group, former operations of Dell Technologies, in October 2016; as joint lead arrangers and joint bookrunners in connection with Dell Technologies’ refinancing and amendment of Dell Technologies’ Term Loan B facility (aggregate principal amount $5 billion) in October 2017; and as a lead underwriter in connection with the initial public offering of Pivotal, which is a majority-owned subsidiary of Dell Technologies, in April 2018. During the two-year period ended July 1, 2018, Goldman Sachs recognized compensation of approximately $44.8 million for financial advisory and/or underwriting services provided by its Investment Banking Division to Dell Technologies and/or its affiliates (other than VMware and Silver Lake and their respective affiliates and, in the case of Silver Lake, portfolio companies referred to below).

Goldman Sachs also has provided certain financial advisory and/or underwriting services to VMware and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering of VMware’s 2.3000% Senior Notes due 2020, 2.950% Senior Notes due 2022, and 3.900% Senior Notes due 2027 (aggregate principal amount $4 billion) in August 2017. During the two-year period ended July 1, 2018, Goldman Sachs recognized compensation of approximately $1.7 million for financial advisory and/or underwriting services provided by its Investment Banking Division to VMware and/or its affiliates (other than Dell Technologies and its affiliates referred to above and Silver Lake and its affiliates and portfolio companies referred to below).

Goldman Sachs has also provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and/or portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner in connection with the initial public offering by Talend S.A., a portfolio company of a fund associated with Silver Lake, in July 2016; as financial advisor to a fund associated with Silver Lake in connection with the acquisition of the Ultimate Fighting Championship business in August 2016; as joint bookrunner in connection with the initial public offering by BlackLine, Inc., a portfolio company of a fund associated with Silver Lake, in October 2016; as joint lead arranger and joint bookrunner with respect to the Term Loan B facility (aggregate principal amount $1.9 billion) provided to Sabre Corporation, a portfolio company of a fund associated with Silver Lake, in March 2017; as joint bookrunner with respect to a public offering by Intelsat S.A., a portfolio company of a fund associated with Silver Lake, of its 9.750% Senior Notes due 2025 (aggregate principal amount $1.5 billion) in June 2017; as financial advisor to Avaya Inc., a portfolio company of a fund associated with Silver Lake, in connection with the sale of its networking business in July 2017; as financial advisor to Silver Lake in connection with the acquisition of Blackhawk Network Holdings, Inc. in June 2018; as joint book-running manager in connection with a public offering of common stock of Intelsat S.A. in June 2018; and as initial purchasers in connection with a private offering of Intelsat S.A.’s Convertible Senior Notes due 2025 (aggregate principal amount $300 million) in June 2018. During the two-year period ended July 1, 2018, Goldman Sachs recognized compensation of approximately $65.3 million for financial advisory and/or underwriting services provided by its Investment Banking Division to Silver Lake and/or its affiliates and/or portfolio companies (other than Dell Technologies and VMware and their respective affiliates referred to above).

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Dell Technologies, VMware, Silver Lake and MSD Partners, and their respective affiliates and portfolio companies, as applicable, for which the Investment Banking Division of Goldman Sachs may receive compensation.

Affiliates of Goldman Sachs also may have co-invested with Silver Lake and MSD Partners and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver

Lake from time to time and may do so in the future. In addition, a director on the board of directors of Dell Technologies is currently affiliated with the Goldman Sachs Group, Inc. as a director.

The Dell Technologies board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Class V transaction and because it is familiar with the operations and other matters relating to Dell Technologies. Pursuant to a letter agreement dated July 1, 2018, Dell Technologies engaged Goldman Sachs to act as its financial advisor in connection with the Class V transaction. The engagement letter between Dell Technologies and Goldman Sachs provides for a transaction fee of $70 million, all of which is contingent upon consummation of the Class V transaction. In addition, Dell Technologies has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Special Cash Dividend by VMware

In connection with the merger agreement and the VMware Agreement, the board of directors of VMware declared a conditional $11 billion one-time special cash dividend, referred to herein as the VMware special dividend, pro rata to holders of VMware common stock. The VMware special dividend is payable in connection with the satisfaction of conditions to the closing of the merger and certain other conditions described below, and its payment is a condition to the closing of the merger.

Record Date; Payment Date

Subject to the conditions to payment described below, the VMware special dividend will be payable to VMware stockholders of record as of the later of (1) the tenth calendar day (or if such day is not a business day, the next succeeding day that is a business day) following the later of (A) the date on which the stockholder approvals are obtained and (B) the date on which the shares of Class C Common Stock have been approved for listing on the NYSE, subject only to official notice of issuance and (2) September 12, 2018, referred to herein as the VMware special dividend record date. Subject to the conditions set forth below, payment of the VMware special dividend will be made on the next business day following the VMware special dividend record date (provided that if payment to Dell Technologies’ subsidiaries that are holders of record of VMware common stock cannot occur prior to 3:30 p.m. Eastern time, the VMware special dividend will be paid the next business day), referred to herein as the VMware special dividend payment date.

Conditions to Payment

Payment of the VMware special dividend is subject to the following conditions:

•	the stockholder approvals must be obtained on or prior to January 18, 2019;

•

Dell Technologies must deliver to VMware a certificate signed by an executive officer of Dell Technologies to the effect that all conditions to closing the merger set forth in the merger agreement and described in greater detail under “The Merger Agreement—Conditions to the Merger” other than the payment of the VMware special dividend have been satisfied or (to the extent permitted by the merger agreement) irrevocably waived, including the conditions that:

•	the Dell Technologies’ stockholder approvals have been obtained;

•	no injunction or other legal restraint prohibiting the merger is in effect, and no law has been adopted, enacted, issued, enforced, entered or promulgated that prohibits the merger;

•

as of the VMware special dividend payment date, the governing body of each Dell Technologies subsidiary through which proceeds of the VMware special dividend will pass to Dell Technologies has determined that such subsidiary of Dell Technologies meets all solvency and legal requirements to distribute the proceeds that it will receive in accordance with the plan of distribution established by Dell Technologies;

•

the registration statement of which this proxy statement/prospectus forms a part has become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

•	the shares of Class C Common Stock to be issued in the Class V transaction have been approved for listing on the NYSE, subject only to official notice of issuance;

•

the representations and warranties of each of Dell Technologies and Merger Sub contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger;

•	Dell Technologies has performed in all material respects all obligations of it contained in the merger agreement;

•	since February 2, 2018, Dell Technologies has not suffered, and would not reasonably be expected to suffer, a material adverse effect; and

•	since February 2, 2018, VMware has not suffered, and would not reasonably be expected to suffer, a material adverse effect.

•

Dell Technologies must deliver to VMware a certificate signed by an executive officer of Dell Technologies to the effect that if Dell Technologies’ indirect pro rata share of the VMware special dividend is received by the Dell Technologies subsidiaries that are the holders of record of VMware common stock by 3:30 p.m. Eastern time on such date, the closing of the merger will occur on such date (provided, that if payment cannot occur prior to 3:30 p.m. Eastern time, the VMware special dividend will be paid on the next business day);

•	the board of directors of VMware and the VMware special committee must receive an updated opinion from a nationally recognized expert that, as of the VMware special dividend payment date:

•	VMware (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the VMware special dividend; and

•

following the payment of the VMware special dividend, (i) the assets of VMware (on a consolidated basis), at a fair valuation (defined as the aggregate amount for which assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act), exceed its debts (including contingent liabilities), (ii) VMware (on a consolidated basis) should be able to pay its debts (including contingent liabilities) as they become due, and (iii) VMware (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of VMware has indicated it intends to engage, the foregoing collectively referred to herein as the solvency standards; and

•	the board of directors of VMware and the VMware special committee must determine that, as of the VMware special dividend payment date:

•	VMware (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the VMware special dividend;

•	following the payment of the VMware special dividend, VMware (on a consolidated basis) will meet the solvency standards; and

•

that, as of the VMware special dividend payment date, all of VMware’s subsidiaries that must distribute cash or otherwise pass proceeds to VMware in order to enable it to pay the VMware special dividend, meet all solvency and legal adequacy requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer such cash amounts.

The VMware special dividend will not be paid unless each of the above conditions is satisfied. If any of the above conditions is not met on or before January 31, 2019, or if the merger agreement is terminated for any reason, the VMware special dividend will automatically be cancelled.

Certain Financial Projections

While Dell Technologies and VMware have from time to time provided limited full-year financial guidance to investors, neither Dell Technologies management nor VMware management has as a matter of course otherwise publicly disclosed forecasts or internal projections as to future performance due to the unpredictability of the underlying assumptions and estimates.

The projections prepared by Dell Technologies management described herein consider a number of factors, including, but not limited to, the macro-economic environment, industry growth rates as forecasted by third-party research analysts, the component cost environment and the Company’s own business initiatives surrounding growth and productivity. Dell Technologies management uses industry growth rate projections to assess, benchmark and develop financial projections and internal initiatives that support a growth rate at a premium to market. All factors considered within the financial projections described herein, including third-party market projections, reflect information that was available as of the date such projections were released.

Dell Technologies and VMware use a variety of financial measures that are not prepared in accordance with GAAP as supplemental measures to evaluate their operational performance. Dell Technologies and VMware believe that such non-GAAP financial measures may be useful in evaluating their respective operating results by facilitating an enhanced understanding of their operating performance and enabling stakeholders to make more meaningful period to period comparisons. These non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results as reported under GAAP.

In February 2018, Dell Technologies management prepared certain non-public unaudited consolidated financial projections with respect to the business of Dell Technologies and its subsidiaries (including VMware) for its fiscal year ended February 2, 2018 through its fiscal year ending January 28, 2022, referred to as the initial Dell projections. The initial Dell projections were provided to and considered by the Dell Technologies board of directors and its financial advisor, Goldman Sachs, the Capital Stock Committee and its financial advisor, Evercore, the VMware board of directors and VMware’s financial advisors, JP Morgan and Perella Weinberg, and the VMware special committee and its financial advisor, Lazard, in connection with their respective evaluations of a proposed transaction between Dell Technologies and VMware and during their respective reviews of potential business opportunities, including the Class V transaction.

The initial Dell projections do not reflect the adoption of the new accounting standards for revenue recognition and for statements of cash flows or certain segment reporting changes made by the Company. As disclosed in Dell Technologies’ quarterly report on Form 10-Q for the quarterly period ended May 4, 2018, Dell Technologies adopted the revenue standard set forth in ASC 606, “Revenue From Contracts With Customers,” using the full retrospective method. On August 6, 2018, Dell Technologies filed a current report on Form 8-K to present Dell Technologies’ audited consolidated financial statements for the fiscal years ended February 2, 2018 and February 3, 2017 and other related financial information on a basis consistent with the new revenue standard. In addition, the consolidated statements of cash flows for such fiscal years have been recast in accordance with the new accounting standards as set forth in ASC 230, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” and “Statement of Cash Flows—Restricted Cash,” which Dell Technologies adopted during the three months ended May 4, 2018. Segment information for such fiscal years has also been recast in accordance with certain segment reporting changes Dell Technologies made during the three months ended May 4, 2018. Accordingly, the updated Dell projections described below, inclusive of amounts for the fiscal year ended February 2, 2018, are not comparable with the initial Dell projections.

In March 2018, VMware management prepared certain non-public unaudited financial projections with respect to the business of VMware and its subsidiaries for its fiscal year ended February 2, 2018 through its fiscal year ending January 28, 2022, referred to as the VMware projections. The VMware projections were provided to and considered by the Dell Technologies board of directors, Goldman Sachs, the Special Committee, Evercore, JP Morgan, Perella Weinberg and Lazard in connection with their respective evaluations of a proposed transaction between Dell Technologies and VMware and during their respective reviews of potential business opportunities, including the Class V transaction.

Following the conclusion of Dell Technologies’ first fiscal quarter of Fiscal 2019 on May 4, 2018, in light of (1) the strong preliminary financial results for the quarter, with non-GAAP net revenue up 17% over the prior year and double-digit growth in the Infrastructure Solutions Group and Client Solutions Group segments, among other highlights, and (2) certain accounting changes described above, members of Dell Technologies management determined it was appropriate to update the initial Dell projections. In particular, the actual results for the first quarter of Fiscal 2019 had exceeded Dell Technologies management’s estimates which were reflected in the initial Dell projections by $2.2 billion for non-GAAP net revenue, $0.5 billion for non-GAAP operating income, and $1.9 billion for operating cash flow, in each case excluding VMware’s contribution. Accordingly, in May 2018, Dell Technologies management prepared updated non-public unaudited financial projections with respect to the business of Dell Technologies and its subsidiaries (including VMware) for fiscal years ending in January or February 2019 through 2023, collectively referred to as the updated Dell projections. The updated Dell projections also reflected the adoption of the new accounting standards set forth in ASC 606 and ASC 230 and the Company’s segment reporting changes, as described above, as well as Dell Technologies’ current expectation regarding the future performance of Dell Technologies’ business given the improvements reflected in the preliminary results for the first quarter of Fiscal 2019. The updated Dell projections included ranges for the revenue projections. The ranges in the updated Dell projections were prepared by Dell Technologies management by developing precise financial projections, certain of which amounts were also included in the updated Dell projections, with respect to each of the relevant metrics presented as part of the updated Dell projections and then applying a range above and below such precise financial projection. All projections in the updated Dell projections were expressed in billions of dollars rounded to a single decimal place. The updated Dell projections were provided to and considered by the Dell Technologies board of directors, Goldman Sachs, the Special Committee, Evercore and Lazard in connection with their respective reviews of potential business opportunities, including the Class V transaction.

Subsequent to the delivery of the updated Dell projections, it was communicated from Dell Technologies management to Goldman Sachs and Evercore that, for the purposes of performing financial analyses related to rendering their respective fairness opinions, the mid-points of the projected ranges included in the updated Dell projections would be the reasonable proxy for such projected ranges. In June 2018, Goldman Sachs requested, and was provided, a spreadsheet containing unrounded numbers for certain of the figures included in the updated Dell projections. Such spreadsheet provided by Dell Technologies management was consistent with the midpoints of the ranges presented in the updated Dell projections, other than certain immaterial differences due to rounding.

In June 2018, Evercore, at the direction of the Special Committee, used non-public unaudited financial projections with respect to the business of Dell Technologies and its subsidiaries (excluding VMware) for its fiscal year ending February 1, 2019 through its fiscal year ending February 3, 2023, referred to as the Dell projections sensitivity case, which adjusted the updated Dell projections based on (1) certain alternative business assumptions and (2) an analysis described below furnished to Evercore by DISCERN. The Dell projections sensitivity case was not provided to the Dell Technologies board of directors or Goldman Sachs.

At the request of the Special Committee, DISCERN reviewed Dell Technologies’ assumptions concerning market growth, as well as growth and operating margin trajectory for each of the Dell Technologies’ Infrastructure Solutions Group and Client Solutions Group segments. The Special Committee established the scope of the DISCERN review, in consultation with Evercore, to address potential sensitivities with respect to the assumptions driving the updated Dell projections. DISCERN’s analysis assumed that (i) the economic environment over the forecast period was largely benign and subject to normal cycles and (ii) the current tight component pricing and unit availability would be no worse than the pricing and availability experienced over the past 24 months. DISCERN used IDC, Gartner or MarketsandMarkets assumptions, as applicable, for the total addressable market and growth rates and assumed constant currency in US dollars. DISCERN generally concluded that Dell Technologies’ assumptions and estimated financial performance for the Client Services Group and the Infrastructure Solutions Group were reasonable and/or achievable except, however, DISCERN identified potential risks in the updated Dell projections with respect to the estimated financial performance of Dell Technologies’ external storage and server businesses, based on the market research conducted by DISCERN as described above. In light of DISCERN’s analysis, the Dell projections sensitivity case used alternative lower assumptions as to revenue growth and operating income margins for Dell Technologies’ external storage and server businesses.

Dell Technologies management approved Goldman Sachs’ use of the updated Dell projections, substituting the VMware projections instead of the projections regarding VMware included in the updated Dell projections (except for the fiscal year ending February 3, 2023, which was not covered by the VMware projections) and the unrounded numbers contained in the aforementioned spreadsheet where applicable, rather than the initial Dell projections, in connection with the rendering of Goldman Sachs’ fairness opinion and in performing its related financial analyses as described above under “—Opinion of Goldman Sachs & Co. LLC.” This approval was based on Dell Technologies management’s view that such updated Dell projections were more likely to reflect the future business performance of Dell Technologies and VMware than would the initial Dell projections. We refer to such projections, collectively, as the Dell management approved projections.

The Special Committee directed Evercore to use the updated Dell projections, the VMware projections, the Dell management VMware projections described below and the Dell projections sensitivity case in connection with the rendering of Evercore’s fairness opinion and in performing its related financial analyses as described above under “—Opinion of Evercore Group L.L.C.” We refer to such projections, collectively, as the Special Committee approved projections.

The initial Dell projections, the Dell management approved projections and the Special Committee approved projections are collectively referred to as the financial projections.

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that Dell Technologies, its board of directors or the Special Committee (or VMware) considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Financial Projections.”

Initial Dell Projections

The following table summarizes the initial Dell projections prepared by Dell Technologies management as described above:

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E
	(Amounts in billions)
Revenue
Infrastructure Solutions Group	$30.4	$31.9	$33.7	$36.1	$39.1
Client Solutions Group	39.5	40.1	41.5	42.9	44.4
Other	2.1	2.0	2.9	4.0	5.0
Dell Excl. VMware	$72.0	$74.0	$78.1	$83.1	$88.5
VMware	7.9	8.7	9.4	10.3	11.4

Total Revenue	$79.9	$82.7	$87.5	$93.4	$99.9

EBITDA
Dell Excl. VMware	$5.4	$5.9	$6.7	$8.0	$9.1
VMware	2.8	3.1	3.4	3.7	4.1

Total EBITDA	$8.2	$9.0	$10.1	$11.7	$13.1

Dell Excl. VMware Cash Net Income	$1.3	$1.9	$2.7	$3.7	$4.6

Adj. Unlevered Free Cash Flow
Dell Excl. VMware	$5.4	$4.6	$4.9	$6.1	$7.1
VMware	1.5	1.6	2.1	2.3	2.6

Total Adj. Unlevered Free Cash Flow	$6.9	$6.2	$7.0	$8.4	$9.7

Adj. Levered Free Cash Flow
Dell Excl. VMware	$3.6	$2.9	$3.3	$4.6	$5.7
VMware	1.4	1.5	2.0	2.3	2.6

Total Adj. Levered Free Cash Flow	$5.0	$4.4	$5.3	$6.8	$8.2

(1)	Other includes Pivotal, SecureWorks, Virtustream, RSA Security, Boomi and unallocated corporate.
(2)	Dell Excl. VMware consolidates 100% of each of Dell Technologies’ majority held businesses, Pivotal and SecureWorks.
(3)	Tax rate for Dell Excl. VMware is assumed to be 26.0% in Fiscal 2019 and 20.0% in fiscal years 2020 through 2022.
(4)	Cash Net Income includes cash interest and cash taxes at tax rates listed in footnotes (3) and (9), as applicable.

(5)

Adj. Levered Free Cash Flow is equal to cash flow from operations (which is net of the increase in DFS financing receivables), less capitalized expenditures and capitalized software expenses, less cash acquisitions and share repurchases, plus an adjustment equal to 80% of the increase in DFS financing receivables. The table set forth below reflects Adj. Levered Free Cash Flow for Dell Excl. VMware before the increase in DFS financing receivables (i.e., 100% adjustment) and net of the increase in DFS financing receivables (i.e., 0% adjustment). Such adjustment is not applicable to VMware. Total and VMware Adj. Levered Free Cash Flow include the impact of VMware share repurchases.

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E
	(Amounts in billions)
Adj. Levered Free Cash Flow Dell Excl. VMware (Before the Increase in DFS Financing Receivables, i.e., 100% Adjustment)	$3.8	$3.2	$3.5	$4.8	$5.9

Adj. Levered Free Cash Flow Dell Excl. VMware (Net of the Increase in DFS Financing Receivables, i.e., 0% Adjustment)	$2.3	$1.9	$2.5	$3.8	$4.9

(6)

Adj. Unlevered Free Cash Flow is equal to Adj. Levered Free Cash Flow, plus cash interest expense, less the tax shield on interest expense. The table set forth below reflects Adj. Unlevered Free Cash Flow for Dell Excl. VMware before the increase in DFS financing receivables (i.e., 100% adjustment) and net of the increase in DFS financing receivables (i.e., 0% adjustment). Such adjustment is not applicable to VMware.

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E
	(Amounts in billions)
Adj. Unlevered Free Cash Flow Dell Excl. VMware (Before the Increase in DFS Financing Receivables, i.e., 100% Adjustment)	$5.5	$4.9	$5.1	$6.3	$7.3

Adj. Unlevered Free Cash Flow Dell Excl. VMware (Net of the Increase in DFS Financing Receivables, i.e., 0% Adjustment)	$4.0	$3.6	$4.1	$5.3	$6.3

(7)	VMware segment results include 100% of the VMware business and differ from the standalone VMware results provided by VMware.
(8)	EBITDA, Adj. Unlevered Free Cash Flow and Adj. Levered Free Cash Flow for VMware are obtained by subtracting such metrics for Dell Excl. VMware from the total for such metrics, respectively.
(9)	Tax rate for VMware was 20.5% in fiscal year 2018 and is assumed to be 16.0% from fiscal years 2019 through 2022.
(10)	Adj. Unlevered Free Cash Flow equals Adj. Levered Free Cash Flow plus cash interest expense less tax shield on interest expense.
(11)	Adj. Levered Free Cash Flow for VMware includes cash flow from operations less capital expenses.
(12)	Financial information is presented on a non-GAAP basis.

VMware Projections

The following table summarizes the VMware projections prepared by VMware management in March 2018 as described above:

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E
	(Amounts in billions)
VMware Revenue	$7.9	$8.7	$9.6	$10.6	$11.6
VMware EBITDA	3.1	3.4	3.7	4.2	4.6
VMware Net Income	2.2	2.5	2.8	3.1	3.4
VMware Adj. Levered Free Cash Flow	2.9	3.3	3.8	4.2	4.7

(1)	VMware metrics include 100% of VMware’s business.
(2)	Tax rate for VMware was 20.5% in fiscal year 2018 and is assumed to be 16.0% from fiscal years 2019 through 2022.
(3)

VMware EBITDA also excludes amortization expenses associated with deferred commissions, which are not excluded from VMware EBITDA included as shown in the initial Dell projections or the updated Dell projections.

(4)	Adj. Levered Free Cash Flow for VMware includes cash flow from operations less capital expenses.
(5)	VMware projections are provided on a standalone basis, not as consolidated within Dell Technologies.
(6)	Financial information is presented on a non-GAAP basis.

Updated Dell Projections

The following table summarizes the updated Dell projections prepared by Dell Technologies management:

Fiscal Year	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(Amounts in billions)
Revenue
Infrastructure Solutions Group	$33.9-34.6	$34.9-35.6	$36.3-37.3	$37.3-38.6	$39.0-40.8
Client Solutions Group	41.9-43.0	42.9-44.2	44.8-46.6	45.9-48.1	46.6-49.3
Dell Excl. VMware	$77.8-79.6	$80.9-83.0	$85.1-87.9	$88.0-91.6	$91.4-95.9
VMware	8.7-8.9	9.6-9.8	10.5-10.7	11.5-11.7	12.6-12.9

Total Revenue	$86.5-88.5	$90.5-92.8	$95.6-98.6	$99.5-103.3	$104.0-108.8

EBITDA
Dell Excl. VMware	$6.5	$7.2	$8.2	$9.1	$9.9
VMware	3.2	3.6	4.0	4.3	4.8

Total EBITDA	$9.7	$10.8	$12.2	$13.5	$14.7

Dell Excl. VMware Cash Net Income	$2.4	$3.2	$4.0	$4.8	$5.7

Adj. Unlevered Free Cash Flow
Dell Excl. VMware	$6.5	$5.5	$6.6	$7.2	$8.0
VMware	2.5	2.3	2.8	3.3	3.7

Total Adj. Unlevered Free Cash Flow	$9.0	$7.8	$9.4	$10.5	$11.7

Adj. Levered Free Cash Flow
Dell Excl. VMware	$4.8	$4.0	$5.2	$5.9	$6.9
VMware	2.4	2.2	2.7	3.2	3.6

Total Adj. Levered Free Cash Flow	$7.2	$6.2	$7.9	$9.1	$10.5

(1)	Dell Excl. VMware consolidates 100% of each of Dell Technologies’ majority held businesses, Pivotal and SecureWorks.

(2)	Tax rate for Dell Excl. VMware is assumed to be 24.8% in Fiscal 2019 and 20.0% in fiscal years 2020 through 2023.
(3)	Cash Net Income includes cash interest and cash taxes at tax rates listed in footnotes (2) and (9), as applicable.
(4)

Adj. Levered Free Cash Flow is equal to cash flow from operations (which is net of the increase in DFS financing receivables), less capitalized expenditures and capitalized software expenses, less cash acquisitions and share repurchases, plus an adjustment equal to 80% of the increase in DFS financing receivables. The table set forth below reflects Adj. Levered Free Cash Flow for Dell Excl. VMware before the increase in DFS financing receivables (i.e., 100% adjustment) and net of the increase in DFS financing receivables (i.e., 0% adjustment). Such adjustment is not applicable to VMware. Total and VMware Adj. Levered Free Cash Flow include the impact of VMware share repurchases.

Fiscal Year	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(Amounts in billions)
Adj. Levered Free Cash Flow Dell Excl. VMware (Before the Increase in DFS Financing Receivables, i.e., 100% Adjustment)	$5.1	$4.2	$5.4	$6.2	$7.2

Adj. Levered Free Cash Flow Dell Excl. VMware (Net of the Increase in DFS Financing Receivables, i.e., 0% Adjustment)	$3.8	$3.0	$4.2	$5.0	$6.0

(5)

Adj. Unlevered Free Cash Flow is equal to Adj. Levered Free Cash Flow, plus cash interest expense, less the tax shield on interest expense. The table set forth below reflects Adj. Unlevered Free Cash Flow for Dell Excl. VMware before the increase in DFS financing receivables (i.e., 100% adjustment) and net of the increase in DFS financing receivables (i.e., 0% adjustment). Such adjustment is not applicable to VMware.

Fiscal Year	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(Amounts in billions)
Adj. Unlevered Free Cash Flow Dell Excl. VMware (Before the Increase in DFS Financing Receivables, i.e., 100% Adjustment)	$6.8	$5.7	$6.9	$7.5	$8.3

Adj. Unlevered Free Cash Flow Dell Excl. VMware (Net of the Increase in DFS Financing Receivables, i.e., 0% Adjustment)	$5.5	$4.5	$5.7	$6.3	$7.1

(6)	VMware segment results include 100% of the VMware business and differ from the standalone VMware results provided by VMware.
(7)	Revenue for Dell Excl. VMware is obtained by subtracting Revenue for VMware from Total Revenue.
(8)	Adj. Unlevered Free Cash Flow and Adj. Levered Free Cash Flow for VMware are obtained by subtracting such metrics for Dell Excl. VMware from the total for such metrics, respectively.
(9)	Tax rate for VMware was 20.5% in fiscal year 2018 and is assumed to be 16.0% from fiscal years 2019 through 2023.
(10)	Adj. Unlevered Free Cash Flow equals Free Cash Flow plus cash interest expense less tax shield on interest expense.
(11)

The estimated Adj. Unlevered Free Cash Flow amounts used by Goldman Sachs for purposes of its discounted cash flow analyses also included stock-based compensation as an expense and assumed a 20% tax rate applied to unlevered earnings. In addition, the terminal year Adj. Unlevered Free Cash Flow amounts used by Goldman Sachs assumed a long-term reduced working capital benefit, in line with the midpoint of Dell Technologies’ assumed perpetuity growth rate range, as approved for Goldman Sachs’ use by Dell Technologies management.
(12)	Adj. Levered Free Cash Flow for VMware includes cash flow from operations less capital expenses.
(13)	EBITDA, Net Income, Adj. Unlevered Free Cash Flow and Adj. Levered Free Cash Flow financial estimates represent the midpoint of performance range expectations.
(14)	Financial information is presented on a non-GAAP basis.

Dell Management VMware Projections

The following table sets forth Dell Technologies management’s non-public unaudited financial projections with respect to VMware and its subsidiaries regarding (1) revenue for Fiscal 2018 as provided in the initial Dell projections, (2) revenue for the fiscal years ending in 2019 through 2023 as provided in the updated Dell projections and (3) EBITDA for the fiscal year ended in 2018 through the fiscal year ending in 2023 as provided in the updated Dell projections. We refer to these non-public unaudited financial projections of Dell Technologies management with respect to VMware and its subsidiaries as the Dell management VMware projections:

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(Amounts in billions)
VMware Revenue	$8.0	$8.8	$9.7	$10.6	$11.6	$12.8
VMware EBITDA	$3.1	$3.2	$3.6	$4.0	$4.3	$4.8

(1)	VMware metrics include 100% of VMware’s business.
(2)	Financial information is presented on a non-GAAP basis.

Dell Projections Sensitivity Case

The following table summarizes the Dell projections sensitivity case prepared based on certain alternative business assumptions and an analysis furnished to Evercore by DISCERN, as described above:

Fiscal Year	FY2018A	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(Amounts in billions)
Revenue
Infrastructure Solutions Group	$31.0	$33.2	$34.5	$35.6	$36.8	$38.0
Client Solutions Group	39.2	42.2	43.6	45.7	47.0	48.0
Other	2.2	2.5	3.1	3.9	4.9	5.8

Dell Excl. VMware Revenue	$72.3	$77.9	$81.2	$85.3	$88.6	$91.7

Dell Excl. VMware EBITDA	$6.0	$6.4	$7.0	$7.8	$8.5	$9.2

(1)	Projected revenue shown on an HQ allocated basis; HQ financials allocated on a revenue-weighted basis across Dell Technologies’ business units.
(2)	Other includes Pivotal, SecureWorks, Virtustream, RSA Security, Boomi and unallocated corporate.
(3)	Dell Excl. VMware consolidates 100% of each of Dell Technologies’ majority held businesses, Pivotal and SecureWorks.

Important Information About the Financial Projections

While the financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Dell Technologies and VMware. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the financial projections, whether or not the Class V transaction is completed. As a result, the financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The initial Dell projections, the updated Dell projections and the Dell management VMware projections were created solely for use by Dell Technologies, its affiliates, Goldman Sachs and Evercore, the VMware projections were created solely for use by VMware, its affiliates, Goldman Sachs and Evercore and the Dell projections sensitivity case was created solely for use by the Special Committee and Evercore, and, in each case, not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Dell Technologies management and VMware management, as applicable, the forecasts prepared by them were prepared on a reasonable basis and were based on the best information available to them at the time of their preparation. The financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of Dell Technologies or VMware, as applicable. The financial projections do not take into account the possible financial and other effects on Dell Technologies of the Class V transaction and do not attempt to predict or suggest future results following the Class V transaction. The financial projections do not give effect to the Class V transaction or the VMware special cash dividend, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the Class V transaction, the effect on Dell Technologies of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Class V transaction. Further, the financial projections do not take into account the effect on Dell Technologies or VMware of any possible failure of the Class V transaction to occur. For the foregoing reasons, and considering that the special meeting of Dell Technologies stockholders will be held several months after the financial projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. Dell Technologies urges all Dell Technologies stockholders to review its most recent SEC filings for a description of its reported financial results. These can be found as described under “Where You Can Find More Information.”

Reconciliations of the financial projections to GAAP measures are not provided. There is inherent difficulty and uncertainty in estimating or predicting the various components of each corresponding GAAP measure, which components could significantly impact that financial measure. In addition, when planning, forecasting and analyzing future periods, each of Dell Technologies and VMware does so primarily on a non-GAAP basis without preparing a GAAP analysis, as that would require estimates for various reconciling items that would be difficult to predict with reasonable accuracy. As a result, we do not believe that a GAAP reconciliation to forward-looking non-GAAP financial measures, such as the financial projections, would provide meaningful supplemental information about Dell Technologies’ or VMware’s outlook.

The prospective financial information included in this document has been prepared by, and is the responsibility of, Dell Technologies management and VMware management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or provide any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus with respect to Dell Technologies relates to Dell Technologies’ previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

By including in this proxy statement/prospectus a summary of certain of the financial projections regarding the operating results of Dell Technologies and VMware, none of Dell Technologies, the Special Committee, VMware nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Dell Technologies or VMware compared to the information contained in the financial projections. The financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Except as described above, the financial projections have not been updated or revised to reflect information or results after the date the financial projections were prepared or as of the date of this proxy statement/prospectus, and except as required by law, we do not undertake any obligation to update or otherwise revise the financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error. VMware has no obligation to update projections used by Dell Technologies, the Special Committee and their respective financial advisors regarding the amounts attributable to VMware. The inclusion of the financial projections in this proxy statement/prospectus shall not be deemed an admission or representation by Dell Technologies that such information is material.

The summary of the financial projections is not included in this proxy statement/prospectus in order to induce any Dell Technologies stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting of Dell Technologies’ stockholders.

Interests of Certain Directors and Officers

In considering the recommendation of the board of directors that you vote to adopt the merger agreement and the amended and restated Company certificate, you should be aware that, aside from their interests as stockholders of Dell Technologies, our directors and executive officers have interests in the Class V transaction that may be different from, or in addition to, interests of other stockholders of Dell Technologies generally. In particular, as is described elsewhere in this proxy statement, Mr. Michael Dell, who is Chairman of the Board and Chief Executive Officer of the Company, and his wife’s trust together beneficially owned common stock representing approximately 66.2% of the total voting power of our outstanding common stock as of October 15, 2018, through ownership of Class A Common Stock and Class C Common Stock. In addition, Mr. Egon Durban is a director of the Company and the managing partner and managing director of Silver Lake Partners, and Mr. Simon Patterson is a director of the Company and a managing director of Silver Lake Partners. The investment funds associated with Silver Lake Partners beneficially owned common stock representing approximately 24.1% of the total voting power of our outstanding common stock as of October 15, 2018, through their ownership of Class B Common Stock.

The members of the Special Committee negotiated and approved the merger agreement and evaluated whether the Class V transaction is in the best interests of the holders of Class V Common Stock. The members of the Special Committee were aware of the potential differing interests of our directors and executive officers and considered them, among other matters, in evaluating the Class V transaction and recommending that Class V stockholders vote to adopt the merger agreement and the amended and restated Company certificate. See “—Background of the Class V Transaction,” “—Recommendation of the Special Committee” and “—Recommendation of the Board of Directors” for a further discussion of these matters. You should take these interests into account in deciding whether to vote to adopt the merger agreement and the amended and restated Company certificate.

Treatment of Class V Common Stock of Executive Officers and Directors

As is the case for any Class V stockholder, the Company’s directors and executive officers that hold shares of Class V Common Stock at the effective time of the merger will be entitled to receive the transaction consideration. The beneficial ownership of our common stock as of October 15, 2018 by our directors, certain executive officers and all directors and executive officers as a group is set forth under “Security Ownership of

Certain Beneficial Owners and Management.” As of that date, our directors beneficially owned a total of 87,060 shares of Class V Common Stock and our executive officers beneficially owned a total of 26,253 shares of Class V Common Stock. Collectively, as of the same date, the shares of Class V Common Stock beneficially owned by our directors and executive officers represented less than 1% of the total outstanding shares of Class V Common Stock and represented less than 1% of the total outstanding shares of all of our common stock.

Treatment of Executive Officer Equity Awards

Treatment of Executive Officer Stock Options for Class C Common Stock

Our executive officers do not hold any equity awards for Class V Common Stock, but do hold equity awards for Class C Common Stock. In connection with the Class V transaction, the vesting provisions with respect to certain outstanding performance-based stock option awards for Class C Common Stock held by our executive officers will be amended. These awards become exercisable only if a prescribed level of return, referred to herein as return on equity, is achieved on the initial Dell Technologies equity investment of Mr. Dell and the SLP stockholders in connection with the going-private transaction in 2013 in which Dell Technologies acquired Dell.

In connection with the Class V transaction, the board of directors agreed that for purposes of evaluating return on equity on the next applicable measurement date (i.e., October 29, 2018), solely if the Class V transaction is completed before that date, the value of a share of DHI Group common stock will be deemed to be no less than $79.77. If the Class V transaction has not been completed by that date, return on equity instead will be calculated in accordance with the terms of the performance-based stock option agreement. In this case, if such calculation does not result in the full vesting of all then outstanding performance-based stock options and the Class V transaction is subsequently completed, the remaining unvested performance-based stock options again will be tested for vesting on the date on which the Class V transaction is completed, with the value of a share of DHI Group common stock on such date being deemed to be $79.77. The return on equity implied by a value per share of $79.77 will cause all unvested performance-based stock options held by our executive officers to vest as of the measurement date. As of October 15, 2018, executive officers of Dell Technologies held unvested performance-based stock options to acquire an aggregate of 9,312,466 shares of Class C Common Stock that will be affected by the vesting.

Elimination of Call Rights with Respect to Former Executive Officer Equity Awards

Under the existing terms of the Management Stockholders Agreement and equity award agreements with our executive officers, prior to the consummation of an initial underwritten public offering of our Class C Common Stock, if an executive officer’s employment with the Company is terminated for any reason, Mr. Dell and the Company have rights, referred to herein as call rights, to repurchase, after the termination of the executive officer’s employment, shares of Class C Common Stock then held by the executive officer, including shares acquired by the executive officer as a result of the exercise of stock options or settlement of restricted stock units granted to the executive officer as equity compensation. Under the Voting and Support Agreement entered into in connection with the Class V transaction, described below under “—Voting and Support Agreement and Stockholder Agreements,” the Company and the other parties to the agreement have agreed to amend the Management Stockholders Agreement to eliminate the call rights effective upon consummation of the merger.

Elimination of Drag-Along Rights and Certain Repayment Obligations of Executive Officers

The existing Management Stockholders Agreement provides that, prior to the consummation of an initial underwritten public offering of our Class C Common Stock, under certain circumstances, if the MD stockholders, the MSD Partners stockholders and/or the SLP stockholders sell shares of our common stock, they may require our executive officers to sell certain shares of our common stock at the same time and on the same terms. The Amended Management Stockholders Agreement will eliminate these drag-along rights. In addition, provisions in the existing Management Stockholders Agreement that require our executive officers to repay equity compensation to us if they do not comply with certain non-competition obligations will be eliminated in the amendment. Substantially similar clawback and forfeiture provisions, however, are expected to remain in the individual equity award agreements of our executive officers where permitted by law.

Changes to Transfer Restrictions with Respect to Executive Officer Equity Securities

Under the terms of the Management Stockholders Agreement, equity-based awards granted to our executive officers under the Management Equity Plan and other securities held by the executive officers are subject to transfer restrictions prior to the consummation of an initial underwritten public offering of our Class C Common Stock, with specified exceptions. During the 180-day period immediately following the completion of the Class V transaction, which we refer to as the lock-up period, our executive officers and employees may not transfer, without the prior written consent of the MD stockholders and the SLP stockholders, any shares of any series of our common stock or any other securities convertible into or exercisable or exchangeable for shares of our common stock, with exceptions specified in the Management Stockholders Agreement. Under the Voting and Support Agreement, as described below, the Management Stockholders Agreement will be amended effective upon consummation of the merger, including provisions that relax in various respects existing restrictions on transfer that otherwise would continue to apply following the 180-day lock-up period.

Under the amendment, subject to certain exceptions to be specified in the Management Stockholders Agreement, after the lock-up period, sales of Dell Technologies common stock by our executive officers and other employees will be permitted subject to certain limits during the first 18 months following the end of the lock-up period.

The caps on transfers of Dell Technologies common stock by executive officers described above may be waived during the 18-month period with the prior consent of the Company. All transfer restrictions will terminate after 18 months following the end of the lock-up period or earlier upon consummation of any underwritten registered offering of shares of Class C Common Stock (subject to any applicable underwriter lock-up).

The transfer restrictions described above apply only to our common stock and equity awards held by our executive officers (and other employees) as of the completion of the merger. Equity awards granted after the completion of the Class V transaction will not be subject to such restrictions, but will be subject to transfer restrictions specified in the awards.

Treatment of Independent Director Equity Awards

In considering the recommendation of the board of directors with respect to the transaction, Dell Technologies stockholders also should be aware of the effect of the transaction on the following compensation arrangements of our independent directors. All of the equity compensation described below was granted to independent members of the board of directors under the Management Equity Plan and paid under our independent director compensation program.

Treatment of Deferred Stock Units

•

As of October 15, 2018, our independent directors hold vested deferred stock units with respect to a total of 11,782 shares of common stock, including 3,940 deferred stock units that settle in shares of Class V Common Stock, referred to herein as Class V DSU awards.

The following table sets forth the approximate number of new deferred stock unit awards for Class C Common Stock, referred to herein as a Class C DSU awards, each independent director will be entitled to receive in connection with the completion of the Class V transaction in replacement for vested Class V DSU awards, which will be cancelled. For additional information about the treatment of Class V DSU awards, and for the treatment of related dividends or dividend equivalents, see “Proposal 1—Adoption of the Merger Agreement—Treatment of Equity Awards.”

Name	Number of Class V DSU Awards (Before Class V Transaction)	Number of Class C DSU Awards Issued With Respect to Class V DSU Awards (After Class V Transaction)
David W. Dorman	1,261	1,723
William D. Green	—	—
Ellen J. Kullman	2,679	3,660

Treatment of Stock Options

As of October 15, 2018, our independent directors hold vested and unvested stock options to acquire an aggregate of 279,141 shares of Dell Technologies common stock, including stock options to acquire an aggregate of 129,114 shares of Class V Common Stock, referred to herein as Class V stock options.

The following table sets forth the approximate number of stock options to acquire shares of Class C Common Stock, referred to herein as Class C stock options, each independent director will be entitled to receive in connection with the completion of the Class V transaction in replacement for vested and unvested Class V stock options, which will be cancelled. For additional information about the treatment of Class V stock options, see “—Treatment of Equity Awards” below.

Name	Number of Class V Stock Options (Before Class V Transaction)	Number of Class C Stock Options Issued With Respect to Class V Stock Options (After Class V Transaction)
David W. Dorman	43,038	58,809
William D. Green	43,038	58,809
Ellen J. Kullman	43,038	58,809

Voting and Support Agreement and Stockholder Agreements

Pursuant to the Voting and Support Agreement described under “The Merger Agreement—Voting and Support Agreement,” the parties, including Mr. Dell, have agreed, among other matters, to vote the shares of the common stock over which they have voting power in favor of adoption of the merger agreement and the amended and restated Company certificate, and to amend existing stockholders agreements, including those to which Mr. Dell and certain other executive officers are parties, as of the consummation of the Class V transaction. The anticipated amendments to these stockholder agreements are described under “The Merger Agreement—Stockholders Agreements.”

Golden Parachute Compensation

The following table and accompanying footnotes sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the named executive officers of Dell Technologies that is based on or otherwise relates to the Class V transaction. As described more fully above under “—Treatment of Executive Officer Equity Awards—Treatment of Executive Officer Stock Options for Class C Common Stock,” in connection with the Class V transaction, the vesting provisions with respect to certain outstanding performance-based stock option awards for Class C Common Stock held by our executive officers will be amended. These awards become exercisable only if a prescribed return on equity is achieved. The board of directors agreed that for purposes of evaluating return on equity on the next applicable measurement date (which is October 29, 2018), solely if the Class V transaction is completed before that date, the value of a share of DHI Group common stock will be deemed to be no less than $79.77. If the Class V transaction has not been completed by such date, return on equity instead will be calculated in accordance with the terms of the performance-based stock option agreement. In this case, if such calculation does not result in the full vesting of all then outstanding performance-based stock options and the Class V transaction is subsequently completed, the remaining unvested performance-based stock options again will be tested for vesting on the date on which the Class V transaction is completed, with the value of a share of DHI Group common stock on such date being deemed to be $79.77.

The amounts in the table below were calculated using the following assumptions: (1) the Class V transaction was completed on October 15, 2018; and (2) the employment of each of our named executive officers will continue until the applicable measurement date under each performance-based stock option award. The return on equity implied by a value per share of $79.77 will cause all unvested performance-based stock options held by our named executive officers to vest as of the applicable measurement date.

Golden Parachute Compensation
Name	Other ($)(1)	Total ($)
Michael S. Dell	—	—
Thomas W. Sweet	72,021,812	72,021,812
Jeffrey W. Clarke	162,937,096	162,937,096
David I. Goulden(2)	—	—
Rory P. Read	18,526,590	18,526,590

(1)

The amounts shown in this column include (a) the number of shares of Class C Common Stock subject to the unvested performance-based stock option awards each named executive officer holds as of October 15, 2018, multiplied by (b) the difference between (x) $79.77 (which is the value per share of Class C Common Stock based on the valuation of Dell Technologies used to determine the exchange ratio for the Class V transaction) and (y) the exercise price per share for each such performance-based option award.

(2)	Mr. Goulden terminated employment with the Company effective February 2, 2018.

Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Class V Common Stock with respect to the exchange of Class V Common Stock for Class C Common Stock and/or cash in the Class V transaction. To the extent the summary relates to matters of U.S. federal income tax law, and subject to the qualifications herein, it is the opinion of Simpson Thacher & Bartlett LLP, our counsel as to matters of U.S. federal income tax law. This discussion assumes that U.S. Holders hold their Class V Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, Treasury regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service, referred to herein as the IRS, regarding the U.S. federal income tax consequences of the Class V transaction. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. Additionally, this summary does not address tax consequences arising under the federal alternative minimum tax or the unearned income Medicare contribution tax, nor does it address income, estate, or gift tax laws of any state, local, foreign, or other taxing jurisdiction, or any aspect of income tax that may be applicable to non-U.S. Holders of Class V Common Stock. In addition, this summary does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders of Class V Common Stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as U.S. Holders of Class V Common Stock that are partnerships or other pass-through entities (and persons holding their Class V Common Stock through a partnership or other pass-through entity), persons who acquired shares of Class V Common Stock as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Class V Common Stock as part of a straddle, hedging, constructive sale or conversion or other integrated transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class V Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Class V Common Stock, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the Class V transaction, and the ownership and disposition of Class C Common Stock received in the Class V transaction.

If you hold Class V Common Stock, you are strongly urged to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the Class V transaction and of the ownership and disposition of Class C Common Stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

This discussion assumes that the Class V Common Stock will be treated as our common stock for U.S. federal income purposes, as discussed below under “—U.S. Federal Income Tax Consequences of Alternative Treatment of the Class V Transaction.”

The Class V Transaction

It is intended that the exchange by a U.S. Holder of shares of Class V Common Stock for shares of Class C Common Stock pursuant to the Class V transaction constitute a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code. If, in connection with the Class V transaction, a U.S. Holder of shares of Class V Common Stock exchanges all of its shares solely for Class C Common Stock (other than cash received in lieu of a fractional share, as discussed below under “—Cash In Lieu of a Fractional Share”), such U.S. Holder should not recognize any gain or loss. The U.S. Holder’s aggregate adjusted tax basis in the shares of Class C Common Stock received in the Class V transaction should be equal to the U.S. Holder’s aggregate adjusted tax basis in its shares of Class V Common Stock surrendered for the shares of Class C Common Stock, and the holding period for the shares of Class C Common Stock should include the period during which the shares of Class V Common Stock were held.

If a U.S. Holder receives solely cash in exchange for all of the U.S. Holder’s shares of Class V Common Stock in the Class V transaction, such U.S. Holder generally should recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Class V Common Stock surrendered. Gain or loss must be calculated separately and the holding period must be determined separately for each block of shares of Class V Common Stock if blocks of Class V Common Stock were acquired at different times or for different prices. Such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for a particular block of Class V Common Stock exceeds one year as of the effective date of the merger. If a U.S. Holder actually or constructively owns Class C Common Stock immediately after the merger, it is possible that the total amount of the cash received in the Class V transaction could be treated as having the effect of a distribution of a dividend, as described in greater detail below.

U.S. Holders who exchange all of their shares of Class V Common Stock for a combination of shares of Class C Common Stock and cash (excluding any cash received in lieu of a fractional share of Class C Common Stock) in the Class V transaction generally should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of such cash received in the Class V transaction and (2) the U.S. Holder’s gain realized (i.e., the excess, if any, of the sum of the amount of such cash and the fair market value of the shares of Class C Common Stock received in the Class V transaction over the U.S. Holder’s aggregate tax basis in its shares of Class V Common Stock surrendered in exchange therefor). Any recognized gain should be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, as discussed below, in which case the gain should be treated as dividend income to the extent of the U.S. Holder’s ratable share of our accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Capital gain generally will be long-term capital gain if the U.S. Holder’s holding period for its Class V Common Stock exceeds one year as of the effective date of the merger.

A U.S. Holder must calculate the amount of gain or loss realized separately for each share of Class V Common Stock surrendered pursuant to the designations made by such holder in the applicable election form. For purposes of determining the amount of gain recognized, any express share-by-share designations, and any designations deemed made under the merger agreement, are intended to comply with certain Treasury regulations issued under Section 358 of the Internal Revenue Code. Although the Treasury regulations appear to authorize U.S. Holders to make economically reasonable express share-by-share designations, it is unclear whether such express or deemed designations comply with those Treasury regulations. As a result, no assurance can be given that, if a U.S. Holder reports gain on its U.S. federal income tax return on the basis of such express or deemed designations, the IRS will not challenge such designations. If the IRS successfully challenged the position taken on such return or if a U.S. Holder fails to properly designate in the election form on a share-by-share basis that Class C Common Stock or cash is to be received for particular shares of Class V Common Stock, then a U.S. Holder could be required to calculate its amount of gain recognized through a different allocation method, such as by allocating the shares of Class C Common Stock and the cash received on a pro rata basis to each share of Class V Common Stock surrendered in the Class V transaction. U.S. Holders should consult their tax advisors with respect to the making of express designations in the election form.

A U.S. Holder’s aggregate tax basis in its shares of Class C Common Stock received in the Class V transaction, including the basis allocable to any fractional share of Class C Common Stock for which cash is received, should be equal to the U.S. Holder’s aggregate tax basis in the shares of Class V Common Stock surrendered in the Class V transaction, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of Class C Common Stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of any fractional share of Class C Common Stock). A U.S. Holder’s holding period for shares of Class C Common Stock received in the Class V transaction should include the holding period for the block of Class V Common Stock surrendered in exchange therefor.

Potential Treatment of Cash as a Dividend

If a U.S. Holder receives a combination of cash and shares of Class C Common Stock in the Class V transaction, any gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. Holder’s ratable share of our accumulated earnings and profits, if any, as calculated for U.S. federal income tax purposes. In general, the determination of whether such gain recognized should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the Class V transaction reduces the U.S. Holder’s deemed percentage of our stock ownership. Receipt of cash generally will not have the effect of a dividend to a U.S. Holder if such receipt is, with respect to such U.S. Holder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the U.S. Holder.

The Class V transaction generally should be “substantially disproportionate” with respect to a U.S. Holder if the percentage of our outstanding voting stock that the U.S. Holder actually and constructively owns immediately after the Class V transaction is less than 80% of the percentage of our outstanding voting stock that the U.S. Holder is deemed actually and constructively to have owned immediately before the Class V transaction (and if after the Class V transaction the U.S. Holder actually or constructively owns less than 50% of the voting power of our outstanding voting stock). In order for the Class V transaction to be “not essentially equivalent to a dividend,” the Class V transaction must result in a “meaningful reduction” in the U.S. Holder’s deemed percentage stock ownership of us following the merger. The determination generally requires, based on the facts and circumstances, a comparison of the percentage of outstanding stock the U.S. Holder is considered to have owned immediately before the Class V transaction to the percentage of the outstanding stock the U.S. Holder is deemed to own immediately after the Class V transaction. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the stockholder has at least a relatively minor reduction in such stockholder’s percentage of stock ownership under the above analysis.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own stock the U.S. Holder actually owns and stock the U.S. Holder constructively owns under the attribution rules of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a stockholder generally will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the stockholder or such other persons. If, after applying these tests, the Class V transaction results in a capital gain, the capital gain will be long-term if the U.S. Holder’s holding period for its Class V Common Stock exceeds one year as of the effective date of the merger. U.S. Holders should consult their tax advisors regarding the manner and the extent to which the aforementioned rules apply in their particular circumstances.

For individual taxpayers, long-term capital gains and dividends that meet the requirements to be treated as qualified dividends generally are subject to tax at a 20% maximum U.S. federal income tax rate. Capital gains that are not long-term or dividends that do not meet the requirements to be treated as qualified dividends typically are subject to tax at a 37% maximum U.S. federal income tax rate. In addition, the deductibility of capital losses is subject to limitations for both individuals and corporations.

Cash In Lieu of a Fractional Share

If a U.S. Holder receives cash in lieu of a fractional share of Class C Common Stock, such U.S. Holder will be treated as having received the fractional share of Class C Common Stock in the Class V transaction and then as having received such cash in redemption of the fractional share of Class C Common Stock. As a result, such U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Class V Common Stock surrendered in the Class V transaction which is allocable to the fractional share. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class V Common Stock surrendered therefor is greater than one year as of the effective date of the merger. Any basis allocated to the fractional share will reduce the basis of Class C Common Stock as determined in the paragraphs set forth above, and any gain recognized with respect to the U.S. Holder’s fractional share of Class C Common Stock may not be taken into account in determining the basis of the whole shares of Class C Common Stock received in the Class V transaction. The deductibility of capital losses is subject to limitations for both individuals and corporations.

U.S. Federal Income Tax Consequences of Alternative Treatment of the Class V Transaction

We believe the Class V Common Stock should be treated as our common stock for U.S. federal income tax purposes and the discussion of the U.S. federal income tax consequences of the Class V transaction assumes such treatment. There are currently no Internal Revenue Code provisions, Treasury regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to those of the Class V Common Stock. Consequently, we cannot give any assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth herein. If the Class V Common Stock were to fail to be treated as our stock for U.S. federal income tax purposes, a U.S. Holder of Class V Common Stock generally would recognize gain or loss based on the difference between (1) the cash and fair market value of the Class C Common Stock received by such U.S. Holder in exchange for such U.S. Holder’s Class V Common Stock, and (2) such U.S. Holder’s tax basis for the shares of Class V Common Stock exchanged in the transaction.

The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you as a U.S. Holder of Class V Common Stock. Tax matters are complicated, and the tax consequences of the Class V transaction to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Class V transaction, including tax return reporting requirements.

Backup Withholding and Reporting Requirements

If you are a non-corporate U.S. Holder of Class V Common Stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the IRS Form W-9 or successor form included in the election form you will receive or are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

If you receive Class C Common Stock in the Class V transaction, you will be required to retain records pertaining to the Class V transaction for U.S. federal income tax purposes. Special reporting rules apply to U.S. Holders that hold 5% or more, by vote or value, of our Class V Common Stock or that hold Class V Common Stock having a basis of $1,000,000 or more, in each case, immediately prior to the Class V transaction. Such U.S. Holders should consult their tax advisors regarding the reporting requirements applicable to the Class V transaction.

Accounting Treatment

The merger and associated Class V transaction will be accounted for as an equity transaction involving the repurchase of outstanding common stock, with the consideration accounted for as the cost of treasury shares. Under this method of accounting and within the terms of the Class V transaction, each share of Class V Common Stock will be cancelled and converted into the right to receive shares of Class C Common Stock or $109 in cash, dependent on each holder’s election and subject to proration of the aggregate cash consideration. Financial statements of the Company issued after the merger will reflect such consideration at fair value.

Treatment of Equity Awards

Treatment under the Merger Agreement

The merger agreement provides that, except as otherwise agreed between Dell Technologies and the holder of a Class V Common Stock-based equity award, Dell Technologies will take or cause to be taken any and all actions reasonably necessary to cause the following:

•

Each option to purchase shares of Class V Common Stock that was granted to members of our board of directors under the Management Equity Plan, the Dell Technologies Inc. 2012 Long-Term Incentive Plan, the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan or the Dell Technologies Inc. Compensation Program for Independent Non-Employee Directors, each referred to herein as an equity incentive plan, and is outstanding and unexercised immediately prior to the effective time of the merger (whether or not then vested or exercisable) will cease to represent a right to purchase shares of Class V Common Stock and will be converted immediately prior to the effective time of the merger into an option, on the same terms and conditions applicable to each such option immediately prior to the effective time of the merger, to purchase the number of shares of Class C Common Stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Class V Common Stock subject to such stock option immediately prior to the effective time of the merger, multiplied by (ii) 1.3665, at an exercise price per share of Class C Common Stock (rounded up to the nearest whole penny) equal to (A) the exercise price for each such share of Class V Common Stock subject to such stock option immediately prior to the effective time of the merger divided by (B) 1.3665.

•

Each deferred stock unit in respect of Class V Common Stock granted to members of our board of directors under any equity incentive plan that is outstanding immediately prior to the effective time of the merger (whether or not then vested), will be converted into an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) applicable to each such deferred stock unit immediately prior to the effective time of the merger, with respect to the number of shares of Class C Common Stock that is equal to the number of shares of Class V Common Stock that were subject to the deferred stock unit immediately prior to the effective time of the merger multiplied by 1.3665 (rounded down to the nearest whole share).

•

Dividends or dividend equivalents in respect of any deferred stock units in respect of Class V Common Stock granted to members of our board of directors under any equity incentive plan that are denominated in or by reference to Class V Common Stock will, effective as of immediately prior to the effective time of the merger, be converted into a number of dividends or dividend equivalents in shares of Class C Common Stock representing the number of shares of Class V Common Stock subject to such dividends or dividend equivalents multiplied by 1.3665.

•

Following the effective time of the merger, no holder of any Class V Common Stock-based equity award (or former holder of a Class V Common Stock-based equity award or any current or former participant in any equity incentive plan pursuant to which any Class V Common Stock-based equity award was granted) will have any right thereunder to acquire any Class V Common Stock.

•

Except as described below under “—Amendment to the Performance-Based Stock Option Awards under the Management Equity Plan” and “—Call Rights and Transfer Restrictions,” all outstanding Class C Common Stock-based equity awards will remain outstanding and unaffected by the Class V transaction.

Amendment to the Performance-Based Stock Option Awards under the Management Equity Plan

In connection with the Class V transaction, vesting provisions will be amended with respect to certain outstanding performance-based stock option awards for Class C Common Stock that were issued to employees under the Management Equity Plan. These awards become exercisable only if a prescribed return on equity is achieved on the initial Dell Technologies equity investment of Mr. Dell and the SLP stockholders in connection with the 2013 going-private transaction in which Dell Technologies acquired Dell.

The board of directors agreed that for purposes of evaluating return on equity for these performance-based stock option awards, on the next applicable measurement date (i.e., October 29, 2018), solely if the Class V transaction is completed before that date, the value of a share of DHI Group common stock will be deemed to be no less than $79.77. If the Class V transaction has not been completed by that date, return on equity instead will be calculated in accordance with the terms of the performance-based stock option agreement. In this case, if such calculation does not result in the full vesting of all then outstanding performance-based stock options and the Class V transaction is subsequently completed, the remaining unvested performance-based stock options again will be tested for vesting on the date on which the Class V transaction is completed, with the value of a share of DHI Group common stock on such date being deemed to be $79.77. The return on equity implied by a value per share of $79.77 will cause all unvested performance-based stock options held by current employees to vest as of the measurement date. As of October 15, 2018, employees of Dell Technologies held unvested performance-based stock options to acquire an aggregate of 18,572,575 shares of Class C Common Stock that would be affected by the vesting.

Call Rights and Transfer Restrictions

Under the existing terms of the Management Stockholders Agreement and equity award agreements with our employees, prior to the consummation of an initial underwritten public offering of our Class C Common Stock, if an employee’s employment with the Company is terminated for any reason, Mr. Dell and the Company have call rights to repurchase, after the termination of such employment, shares of Class C Common Stock then held by such employee, including shares acquired by such employee as a result of the exercise of stock options or settlement of restricted stock units granted to such employee as equity compensation. Under the Voting and Support Agreement entered into in connection with the Class V transaction, described below under “The Merger Agreement—Voting and Support Agreement,” the Company and the other parties to the agreement have agreed to amend the Management Stockholders Agreement to eliminate the call rights effective upon consummation of the merger.

Under the existing terms of the Management Stockholders Agreement, equity-based awards granted to our employees under the Management Equity Plan and other securities held by employees are subject to transfer restrictions prior to the consummation of an initial underwritten public offering of our Class C Common Stock, with specified exceptions. During the 180-day lock-up period immediately following the completion of the Class V transaction, our employees may not transfer, without the prior written consent of the MD stockholders and the SLP stockholders, any shares of any series of our common stock or any other securities convertible into or exercisable or exchangeable for shares of our common stock, with exceptions specified in the Management Stockholders Agreement. Under the Voting and Support Agreement, as described below, the Management Stockholders Agreement will be amended effective upon consummation of the merger, including provisions that relax in various respects existing restrictions on transfer that otherwise would continue to apply following the 180-day lock-up period.

Under the amendment, subject to certain exceptions to be specified in the Management Stockholders Agreement, after the lock-up period, sales of Dell Technologies common stock by our employees will be permitted subject to certain limits during the first 18 months following the end of the lock-up period.

The caps on transfers of Dell Technologies common stock by our employees described above may be waived during the 18-month period with the prior consent of the Company. All transfer restrictions will terminate after 18 months following the end of the lock-up period or earlier upon consummation of any underwritten registered offering of shares of Class C Common Stock (subject to any applicable underwriter lock-up).

The transfer restrictions described above apply only to our common stock and equity awards held by our employees as of the completion of the merger. Equity awards granted after the completion of the Class V transaction will not be subject to such restrictions, but will be subject to transfer restrictions specified in the awards.

The treatment of equity awards belonging to the Company’s executive officers and directors will be consistent with the treatment described above with respect to the Company’s employees generally. See “—Interests of Certain Directors and Officers” for more information about the treatment of equity awards belonging to our executive officers and directors.

Listing of Shares of Class C Common Stock and Delisting and Deregistration of Class V Common Stock

Under the terms of the merger agreement, the Company is required to use its reasonable best efforts to cause the shares of Class C Common Stock to be approved for listing on the NYSE upon the effective time of the merger, subject only to official notice of issuance. It is a condition to each of the Company’s and Merger Sub’s obligations to complete the merger that such approval is obtained, subject only to official notice of issuance. Accordingly, we have applied to have the shares of Class C Common Stock approved for listing on the NYSE under the symbol “DELL.”

If the Class V transaction is completed, there will no longer be any shares of Class V Common Stock outstanding, which are currently listed on the NYSE under the ticker symbol “DVMT.” Accordingly, Class V Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Rights of Appraisal of Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock

Holders of shares of our Class V Common Stock are not entitled to statutory appraisal rights under Delaware law by reason of the Class V transaction because the Class V Common Stock is currently listed on the NYSE and the Class V stockholders will not be required in the merger to receive anything except the Class C Common Stock, which will be listed on the NYSE.

However, holders of record of shares of our Class A Common Stock, our Class B Common Stock or our Class C Common Stock that (1) do not vote in favor of the adoption of the merger agreement, (2) properly demand appraisal of their shares and (3) otherwise comply exactly with the requirements of Section 262 of the DGCL, referred to herein as Section 262, will be entitled to appraisal rights in connection with the merger under Section 262. To exercise and perfect appraisal rights, the holder of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock must follow the steps summarized below properly and in a timely manner.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that Class A stockholders, Class B stockholders or Class C stockholders exercise their appraisal rights under Section 262.

FAILURE TO FOLLOW EXACTLY ANY OF THE STATUTORY REQUIREMENTS COULD RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

General Information About Section 262

Under Section 262, holders of record of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock that do not vote in favor of the proposal to adopt the merger agreement and that otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Only a holder of record of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock is entitled to demand appraisal of the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as the case may be, registered in that holder’s name. A person having a beneficial interest in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, is required to notify each of its stockholders as of the record date that are entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations to which the merger relates and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute that notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex E.

ANY HOLDER OF SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK OR CLASS C COMMON STOCK THAT WISHES TO EXERCISE APPRAISAL RIGHTS, OR THAT WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX E BECAUSE FAILURE TO PROPERLY AND TIMELY COMPLY WITH THE PROCEDURES SPECIFIED BELOW COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK OR CLASS C COMMON STOCK, THE COMPANY BELIEVES THAT, IF A HOLDER OF CLASS A COMMON STOCK, CLASS B COMMON STOCK OR CLASS C COMMON STOCK CONSIDERS EXERCISING SUCH RIGHTS, THE STOCKHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF SUCH STOCKHOLDER’S OWN LEGAL AND FINANCIAL ADVISORS.

Filing Written Demand

Any holder of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that holder must not vote in favor of the proposal to adopt the merger agreement. Accordingly, Class A stockholders, Class B stockholders and Class C stockholders should note the following information:

•

A holder of Class A Common Stock, Class B Common Stock or Class C Common Stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Appraisal rights will be lost if the shares are transferred prior to the effective time of the merger.

•

A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Class A stockholder, Class B stockholder or Class C stockholder that submits a proxy and that wishes to exercise appraisal rights must (1) submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or (2) abstain from voting on the proposal to adopt the merger agreement.

Neither voting against the proposal to adopt the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote against or abstention from the proposal to adopt the merger agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. Failure by a Class A stockholder, Class B stockholder or Class C stockholder to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting will constitute a waiver of that stockholder’s appraisal rights.

Only a holder of record of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates (if any) or in the Company’s stock records, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, such as by a bank, brokerage firm or other nominee, execution of the demand should be made in that capacity and must identify the record owner or owners, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record, but the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as an agent for the record owner or owners. If a stockholder holds shares of Class A Common Stock, Class B Common Stock or Class C Common Stock through a brokerage firm that in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a bank, brokerage firm or other nominee that holds shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If a stockholder holds shares of Class A Common Stock, Class B Common Stock or Class C Common Stock in an account with a bank, brokerage firm or other nominee and wishes to exercise the stockholder’s appraisal rights, the stockholder is urged to consult with such bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at:

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Attn: Corporate Secretary

At any time within 60 days after the effective time of the merger, any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such holder’s demand for appraisal and retain such shares of Class A Common Stock, Class B Common Stock or Class C Common Stock of the surviving corporation by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the Company, as the surviving corporation. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest.

Section 262 provides that, notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just, except that this provision shall not affect the right of any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal within 60 days after the effective time of the merger.

Notice by the Surviving Corporation

Within ten days after the effective time of the merger, the Company, as the surviving corporation, must notify each holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that has made a written demand for appraisal pursuant to Section 262, and that has not voted in favor of the proposal to adopt the merger agreement, of the date that the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the Company, as the surviving corporation, or any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of Class A Common Stock, Class B Common Stock or Class C Common Stock that had previously demanded appraisal of their shares. The Company, as the surviving corporation is under no obligation to file, and has no present intention to file, a petition and holders should not assume that the Company, as the surviving corporation, will file a petition or that the Company will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of any holders of Class A Common Stock, Class B Common Stock or Class C Common Stock that desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights with respect to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as the case may be, within the period prescribed in Section 262.

In addition, within 120 days after the effective time of the merger, any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request for that statement has been received by the Company, as the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person that is the beneficial owner of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Company, as the surviving corporation, the statement described in this paragraph.

Upon the filing of the petition described above by any such holder of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, service of a copy thereof shall be made upon the Company, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list, referred to herein as the Verified List, containing the names and addresses of all Class A stockholders, Class B stockholders and Class C stockholders that have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Company and all of the Class A stockholders, Class B stockholders and Class C stockholders shown on the Verified List. That notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Company.

After notice to the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those Class A stockholders, Class B stockholders and Class C stockholders that have complied with Section 262 and that have become entitled to appraisal rights thereunder. The Court of Chancery may require the Class A stockholders, Class B stockholders and Class C stockholders that demanded payment for their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any Class A stockholder, Class B stockholder or Class C stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Judicial Determination of Fair Value

After the Delaware Court of Chancery determines which Class A stockholders, Class B stockholders and Class C stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Class A stockholders, Class B stockholders and Class C stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined (which does not include any element of value arising from the merger) could be more than, the same as or less than the value of the shares you would own after the merger if you did not exercise your appraisal rights (which would include any element of value arising from the merger) and/or the trading price of such shares following the merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a transaction, such as the Class V transaction, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although the Company believes that the transaction consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by the Company or by any Class A stockholder, Class B stockholder or Class C stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the Class A stockholders, Class B stockholders or Class C stockholders entitled to an appraisal. Any Class A stockholder, Class B stockholder or Class C stockholder whose name appears on the Verified List and that has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such action is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by the Company to the Class A stockholders, Class B stockholders or Class C stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to the Company of such holder’s certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

From and after the effective time of the merger, and excluding a holder’s rights to withdraw demand for an appraisal and retain the holder’s shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, as applicable, in accordance with the merger agreement subject to compliance with Section 262, no Class A stockholder, Class B stockholder or Class C stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will have any rights of a stockholder of the Company with respect to that stockholder’s shares of Class A Common Stock, Class B Common Stock or Class C Common Stock for any purpose (including the right to vote such shares or be entitled to the payment of dividends or other distributions thereon), except to receive payment of fair value and to receive payment of dividends or other distributions payable to holders of record of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock as of a time prior to the effective time of the merger.

If any Class A stockholder, Class B stockholder or Class C stockholder who demands appraisal of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as the case may be, under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such holder will be deemed to have retained such shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable, pursuant to the merger agreement. A Class A stockholder, Class B stockholder or Class C stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. In addition, as indicated above, a stockholder may withdraw the stockholder’s demand for appraisal subject to compliance with Section 262 and retain the stockholder’s shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable, pursuant to the merger agreement.

FAILURE TO COMPLY EXACTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY CLASS A STOCKHOLDER, CLASS B STOCKHOLDER OR CLASS C STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT WITH THE STOCKHOLDER’S OWN LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

THE MERGER AGREEMENT

The Class V transaction will be implemented through the merger agreement, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation following the merger.

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Dell Technologies stockholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please consider that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Dell Technologies, Merger Sub or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties and covenants by each of Dell Technologies and Merger Sub, which are summarized below. These representations and warranties have been made solely for the benefit of Dell Technologies and Merger Sub and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of Dell Technologies and Merger Sub if those statements prove to be inaccurate; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Further, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Dell Technologies will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the internet.

Effect of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger Sub will merge with and into Dell Technologies at the effective time of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease and Dell Technologies will continue as the surviving corporation of the merger and will succeed to and assume all the property, rights, privileges, immunities, powers, franchises, debts, liabilities and duties of Merger Sub in accordance with the DGCL.

Organizational Documents

At the effective time of the merger, the existing Company certificate will be amended and restated as a result of the merger so as to read in its entirety as set forth in the amended and restated Company certificate attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus, and, as so amended and restated, will be the certificate of incorporation of Dell Technologies as the surviving corporation of the merger until thereafter changed or amended as provided therein or by applicable law. Additional information about the amended and restated Company certificate can be found in “Proposal 2—Adoption of Amended and Restated Company Certificate.”

The Company bylaws will, from and after the effective time of the merger, be the bylaws of the Company as the surviving corporation of the merger until thereafter changed or amended and/or restated as provided therein or by applicable law.

Directors and Officers

The directors of Dell Technologies immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the surviving corporation of the merger. Each such director will hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

The officers of Dell Technologies immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation of the merger. Each such officer will hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

Closing

The closing of the merger will take place at 9:00 a.m., New York City time, on the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions set forth in the merger agreement and described below under “—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions at the closing), except that the closing of the merger may not occur prior to September 14, 2018. Notwithstanding the foregoing, the closing of the merger may be consummated at such other time or date as Dell Technologies and Merger Sub may agree to in writing.

Effective Time

At the closing of the merger, the parties will cause the merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed and acknowledged by the surviving corporation of the merger in accordance with, the relevant provisions of the DGCL. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as Dell Technologies and Merger Sub agree and specify in the certificate of merger.

Transaction Consideration and Elections

Consideration Payable to Holders of Class V Common Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of Dell Technologies, Merger Sub or any holder of any shares of common stock of Dell Technologies or capital stock of Merger Sub, each share of Class V Common Stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive the following:

(1) in the case of a share of Class V Common Stock with respect to which an election to receive shares of Class C Common Stock has been properly made and not revoked or lost, 1.3665 validly issued, fully paid and non-assessable shares of Class C Common Stock, and

(2) in the case of a share of Class V Common Stock with respect to which an election to receive cash has been properly made and not revoked or lost, $109 in cash, without interest, subject to proration as described below.

Any share of Class V Common Stock with respect to which neither an election to receive share consideration nor an election to receive cash consideration has been properly made and any share of Class V Common Stock with respect to which such an election has been revoked or lost and not subsequently made will be converted into the right to receive share consideration.

From and after the effective time of the merger, all such shares of Class V Common Stock will no longer be outstanding and automatically will be cancelled and will cease to exist, and each applicable holder of a certificate or book-entry shares, which immediately prior to the effective time of the merger represented any such shares of Class V Common Stock, will cease to have any rights with respect thereto, except the right to receive the transaction consideration therefor upon the surrender of such certificate or book-entry shares in accordance with the terms and conditions of the merger agreement.

Proration of Aggregate Cash Consideration

The aggregate amount of cash consideration to be received by the holders of shares of Class V Common Stock in the merger may not exceed $9 billion. If the total amount of cash consideration elected by holders of Class V Common Stock would exceed $9 billion, then, instead of being converted into the right to receive the cash consideration, a portion of the shares with respect to which a holder elects to receive the cash consideration will be converted into the right to receive the cash consideration, with such portion equal to a fraction, the numerator of which is $9 billion and the denominator of which is the aggregate amount of cash consideration elected by all holders of Class V Common Stock, and the remaining portion of such shares held by each such holder will be converted into the right to receive the share consideration.

Election Procedures

Each holder of record of shares of Class V Common Stock may specify on or prior to the election deadline (5:30 p.m., New York City time, on December 10, 2018, which is the business day before the special meeting), in a request made in accordance with the provisions of the merger agreement, (1) the number of shares of Class V Common Stock owned by such holder with respect to which such holder desires to elect to receive share consideration and (2) subject to proration described below, the number of shares of Class V Common Stock owned by such holder with respect to which such holder desires to elect to receive cash consideration. Any share of Class V Common Stock with respect to which neither an election to receive share consideration nor an election to receive cash consideration has been properly made and any share of Class V Common Stock with respect to which such an election has been revoked or lost and not subsequently made will be converted into the right to receive share consideration.

Dell Technologies will use its reasonable efforts to cause a form of election designed for purposes of permitting such holders to make such an election to be disseminated or made available as follows: (1) at the same time this proxy statement/prospectus is disseminated to our stockholders, to persons who, as of October 18, 2018, are holders of record of shares of Class V Common Stock; and (2) with respect to all persons who become holders of record of shares of Class V Common Stock between October 18, 2018 and the election deadline, Dell Technologies will use reasonable efforts to make the form of election available to such holders during such period.

Any such election will be properly made by a holder of record of Class V Common Stock only if the exchange agent receives, by the election deadline, an election form properly completed and signed and accompanied by (1) the certificates, if any, representing the shares of Class V Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Dell Technologies and (2) in the case of book-entry shares representing shares of Class V Common Stock, any additional documents specified in the procedures set forth in the election form.

At any time prior to the election deadline, any holder may change or revoke such holder’s election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form or by withdrawal prior to the election deadline of such holder’s certificates representing shares of Class V Common Stock, or any documents in respect of book-entry shares representing Class V Common Stock, previously deposited with the exchange agent. After an election is validly made with respect to any shares of Class V Common Stock, any subsequent transfer of such shares of Class V Common Stock automatically will revoke such election. Notwithstanding anything to the contrary in the merger agreement, all elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from us that the merger agreement has been terminated without the closing having occurred. The exchange agent has reasonable discretion to determine if any election is not properly made with respect to any shares of Class V Common Stock, and neither Dell Technologies, Merger Sub nor the exchange agent have any duty to notify any stockholder of any such defect. In the event the exchange agent makes such a determination, such election will be deemed to be not in effect, and the shares of Class V Common Stock covered by such election will be converted into the right to receive share consideration, unless a proper election is thereafter timely made with respect to such shares.

Dell Technologies, in the exercise of its reasonable discretion, has the right to make all determinations not inconsistent with the terms of the merger agreement and the DGCL governing the manner and extent to which elections are to be taken into account in making the determinations described above under “—Proration of Aggregate Cash Consideration.”

Treatment of Class A Common Stock, Class B Common Stock and Class C Common Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of Dell Technologies, Merger Sub or any holder of any shares of common stock of Dell Technologies or capital stock of Merger Sub, each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is issued and outstanding immediately prior to the effective time of the merger (but excluding any shares which are dissenting shares as specified below under “—Dissenting Shares”) will remain unaffected by the merger and will not be converted or exchanged in any manner, and, as of the effective time of the merger, will continue to be an issued and outstanding share of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively, of the surviving corporation.

Cancellation of Treasury Shares

At the effective time of the merger, by virtue of the merger and without any action on the part of Dell Technologies, Merger Sub or any holder of any shares of Dell Technologies common stock or capital stock of Merger Sub, each share of Class V Common Stock held in the treasury of Dell Technologies immediately prior to the effective time of the merger automatically will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. All other treasury shares of Dell Technologies will remain unchanged.

Dissenting Shares

Holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock that are issued and outstanding immediately prior to the effective time of the merger who have not voted such shares in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and have properly demanded such rights in accordance with Section 262 of the DGCL, referred to herein as dissenting shares, will be entitled to only such rights as are granted by, and will be entitled only to receive such payments for such dissenting shares in accordance with, Section 262 of the DGCL. Notwithstanding the foregoing, if any such stockholder fails to perfect or effectively waives, withdraws or loses such stockholder’s rights under Section 262 of the DGCL with respect to such shares or if a court of competent jurisdiction otherwise determines that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such stockholder’s shares of Class A Common Stock, Class B Common Stock and Class C Common Stock will thereupon cease to be dissenting shares and will thereafter be outstanding shares of

Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. At the effective time of the merger, the dissenting shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as described above in this paragraph. For additional information about dissenting shares, see “Proposal 1—Adoption of the Merger Agreement—Rights of Appraisal of Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock.”

Exchange Procedures

We have designated American Stock Transfer & Trust Company, LLC as the exchange agent for the purpose of receiving elections from holders of Class V Common Stock as to the type of transaction consideration payable and for exchanging certificates and book-entry shares representing shares of Class V Common Stock for the applicable transaction consideration. On or prior to the date closing occurs, we will deposit, or cause to be deposited, with the exchange agent for the benefit of the holders of the certificates and the book-entry shares that immediately prior to the effective time of the merger represented outstanding shares of Class V Common Stock, book-entry shares representing shares of Class C Common Stock in an aggregate amount equal to the number of shares sufficient to deliver the aggregate share consideration and cash in immediately available funds in an amount sufficient to pay the aggregate cash consideration and any dividends or other distributions on shares of Class C Common Stock payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.” All shares of Class C Common Stock together with any such cash amounts deposited with the exchange agent are referred to herein as the exchange fund. The exchange agent will deliver the shares of Class C Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant the merger agreement out of the exchange fund. Except to the extent set forth below, the exchange fund may not be used for any other purpose.

The cash portion of the exchange fund will be invested by the exchange agent as directed by Dell Technologies. Any investment of such cash will in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon will affect the amounts payable to holders of certificates and book-entry shares representing shares of Class V Common Stock entitled to receive such amounts pursuant to the merger agreement. Any interest and other income resulting from such investments will be paid to Dell Technologies on the earlier of (1) six months after the effective time of the merger or (2) the full payment of the exchange fund. Any portion of the exchange fund that remains undistributed to the holders of Class V Common Stock for six months after the effective time of the merger will be delivered to Dell Technologies, upon demand, and any holders of Class V Common Stock who have not theretofore complied with the exchange procedures of the merger agreement may thereafter look only to Dell Technologies for, and, subject to the limitations on liability described below under “—Unexchanged Shares,” Dell Technologies will remain liable for, payment of their claim for the transaction consideration and any dividends or other distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.”

As soon as reasonably practicable after the effective time of the merger (and in any event within three business days following the effective time), we will instruct the exchange agent to mail to each holder of record of a stock certificate or certificates that immediately prior to the effective time represented outstanding shares of Class V Common Stock whose shares were converted into the right to receive the transaction consideration and any dividends or other distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares” (1) a form of letter of transmittal (which will specify that the delivery will be effected, and the risk of loss and title to the shares represented by the stock certificates will pass, only upon proper delivery of the stock certificates to the exchange agent and which will be in customary form and contain customary provisions) and (2) instructions for use in effecting the surrender of the certificates representing shares of Class V Common Stock in exchange for the transaction consideration and any dividends or other distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.” Each holder of record of one or more such certificates, upon surrender to the exchange agent of such stock certificates, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, will be entitled to receive in exchange therefor the applicable transaction consideration (which, in the case of any applicable share consideration, will be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and any dividends or distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.”

Any holder of a book-entry share that immediately prior to the effective time represented outstanding shares of Class V Common Stock is not required to deliver a stock certificate or a letter of transmittal to the exchange agent to receive transaction consideration. In lieu thereof, such holder, upon receipt by the exchange agent of an “agent’s message” in customary form (or such other evidence, if any, as the exchange agent may reasonably request), will be entitled to receive, and we will cause the exchange agent to deliver as promptly as reasonably practicable after the effective time of the merger, the applicable transaction consideration (which, in the case of any applicable share consideration, will be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and any dividends or distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.”

In the event any portion of the applicable transaction consideration is to be paid to a person other than the person in whose name the applicable surrendered certificate or book-entry share representing shares of Class V Common Stock is registered, it will be a condition to the payment of such transaction consideration that such certificate or book-entry share is properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery pays any transfer or other taxes required by reason of the transfer or establish to the reasonable satisfaction of the exchange agent that such taxes have been paid or are not applicable. Until surrendered as contemplated by the merger agreement, each certificate or book-entry share representing shares of Class V Common Stock will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the applicable transaction consideration and any dividends or other distributions payable pursuant to the merger agreement as described below under “—Distributions with Respect to Unexchanged Shares.” No interest will be paid or will accrue on any payment to holders of certificates or book-entry shares representing shares of Class V Common Stock.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions with respect to shares of Class C Common Stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry shares representing shares of Class V Common Stock with respect to the shares of Class C Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Class C Common Stock will be paid to any such holder, in each case until the holder of such certificate or book-entry share has surrendered such certificate or book-entry share along with a duly executed letter of transmittal (or upon receipt by the exchange agent of an “agent’s message,” where applicable). Following the surrender of any certificate or book-entry share representing shares of Class V Common Stock along with a duly executed letter of transmittal (or upon receipt by the exchange agent of an “agent’s message,” where applicable), there will be paid to the record holder of the certificate representing whole shares of Class C Common Stock issued in exchange therefor, without interest, (1) at the time of such surrender or receipt, the amount of dividends or other distributions with a record date after the effective time of the merger that have previously been paid with respect to such whole shares of Class C Common Stock and the amount of any cash payable in lieu of a fractional share of Class C Common Stock to which such holder is entitled and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to such surrender or receipt and a payment date subsequent to such surrender or receipt payable with respect to such whole shares of Class C Common Stock.

No Further Ownership Rights

The transaction consideration and any dividends or other distributions described in the preceding paragraph issued (and paid) upon the surrender of certificates representing shares of Class V Common Stock (or immediately in the case of book-entry shares representing shares of Class V Common Stock) in accordance with the terms of the merger agreement will be deemed to be issued (and paid) in full satisfaction of all rights pertaining to the shares of Class V Common Stock formerly represented by such certificates or such book-entry shares, subject, however, to our obligations to pay any dividends or make any other distributions with a record date prior to the effective time of the merger which may have been declared or made by Dell Technologies on the shares of Class V Common Stock in accordance with the terms of the merger agreement prior to the effective time of the merger that remain unpaid at the effective time of the merger. At the close of business on the day on which the effective time of the merger occurs, the share transfer books of Dell Technologies with respect to shares of Class V Common Stock will be closed, and there will be no further registration of transfers on the share transfer books of Dell Technologies of the shares of Class V Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate or book-entry share is presented to us for transfer, it will be cancelled against delivery thereof and exchanged as provided in the merger agreement.

No Fractional Shares

No certificates or scrip representing fractional shares or book-entry credit of Class C Common Stock will be issued upon the surrender for exchange of certificates representing shares of Class V Common Stock or upon the conversion of book-entry shares representing shares of Class V Common Stock pursuant to the merger agreement, no dividends or other distributions of Dell Technologies will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the surviving corporation of the merger.

All fractional shares of Class C Common Stock which a holder of Class V Common Stock would be otherwise entitled to receive (after taking into account all shares of Class V Common Stock exchanged by such holder) as a result of the merger will be aggregated and calculations will be rounded to five decimal places. In lieu of any such fractional shares, each holder of Class V Common Stock who would otherwise be entitled to such fractional shares will be entitled to receive an amount in cash, without interest, representing such holder’s proportionate interest in the net proceeds from the sale of shares of Class C Common Stock representing all such fractional shares by the exchange agent on behalf of all such holders in accordance with the procedures described in the following paragraph. The amount of cash which each holder of shares of Class V Common Stock who would otherwise be entitled to fractional shares of Class C Common Stock will be entitled to receive will be an amount equal to (a) the net proceeds of such sale(s) of all such aggregated fractional shares by the exchange agent multiplied by (b) a fraction, the numerator of which is the amount of fractional interests to which such holder of shares of Class V Common Stock would otherwise be entitled and the denominator of which is the aggregate number of all such aggregated fractional shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Class V Common Stock in lieu of any fractional share interests in Class C Common Stock, the exchange agent will make available such amounts, without interest, to the holders of Class V Common Stock entitled to receive such cash following the procedures described above under “—Exchange Procedures.”

The sale of such aggregated fractional shares by the exchange agent will be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of certificates or book -entry shares representing, as of immediately prior to the effective time of the merger, shares of Class V Common Stock, the exchange agent will hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of such aggregated fractional shares to be distributed to such holders will be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the exchange agent incurred in connection with such sale or sales.

Unexchanged Shares

None of Dell Technologies, Merger Sub or the exchange agent will be liable to any person in respect of any shares of Class C Common Stock, cash, dividends or other distributions from the exchange fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing shares of Class V Common Stock has not been surrendered or any book-entry share representing shares of Class V Common Stock is not converted into the right to receive the transaction consideration prior to four years after the effective time of the merger (or immediately prior to such earlier date on which any transaction consideration (and any dividends or other distributions payable pursuant to the merger agreement) would otherwise escheat to or become the property of any governmental entity), any such shares of Class C Common Stock, cash, dividends or other distributions payable with respect thereto pursuant to the merger agreement in respect of such certificate or book-entry share representing shares of Class V Common Stock will, to the extent permitted by applicable law, become the property of Dell Technologies, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Merger Sub Capital Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of Dell Technologies, Merger Sub or any holder of any shares of common stock of Dell Technologies or capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub automatically will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Treatment of Equity Awards

Except as otherwise agreed between Dell Technologies and the holder of a Class V Common Stock-based equity award, Dell Technologies will take or cause to be taken any and all actions reasonably necessary to cause the following:

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Each option to purchase shares of Class V Common Stock that was granted to members of our board of directors under each equity incentive plan and is outstanding and unexercised immediately prior to the effective time of the merger (whether or not then vested or exercisable) will cease to represent a right to purchase shares of Class V Common Stock and be converted immediately prior to the effective time of the merger into an option, on the same terms and conditions applicable to each such option immediately prior to the effective time of the merger, to purchase the number of shares of Class C Common Stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Class V Common Stock subject to such stock option immediately prior to the effective time of the merger, multiplied by (ii) 1.3665, at an exercise price per share of Class C Common Stock (rounded up to the nearest whole penny) equal to (A) the exercise price for each such share of Class V Common Stock subject to such stock option immediately prior to the effective time of the merger divided by (B) 1.3665.

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Each deferred stock unit in respect of Class V Common Stock granted to members of our board of directors under any equity incentive plan that is outstanding immediately prior to the effective time of the merger (whether or not then vested) will be converted into an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) applicable to each such deferred stock unit immediately prior to the effective time of the merger, with respect to the number of shares of Class C Common Stock that is equal to the number of shares of Class V Common Stock that were subject to the deferred stock unit immediately prior to the effective time of the merger multiplied by 1.3665 (rounded down to the nearest whole share).

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Dividends or dividend equivalents in respect of any deferred stock units in respect of Class V Common Stock granted to members of our board of directors under any equity incentive plan that are denominated in or by reference to Class V Common Stock will, effective as of immediately prior to the effective time of the merger, be converted into a number of dividends or dividend equivalents in shares of Class C Common Stock representing the number of shares of Class V Common Stock subject to such dividends or dividend equivalents multiplied by 1.3665.

Following the effective time of the merger, no holder of any Class V Common Stock-based equity award (or former holder of a Class V Common Stock-based equity award or any current or former participant in any equity incentive plan pursuant to which any Class V Common Stock-based equity award was granted) will have any right thereunder to acquire any Class V Common Stock.

Representations and Warranties

The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders (or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts). For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The merger agreement contains the following reciprocal representations and warranties made by Dell Technologies and Merger Sub, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the organization, valid existence, good standing and qualification to do business of such party; and

•	corporate authorization and validity of the merger agreement.

Dell Technologies also has made certain representations and warranties relating to:

•	the capital structure of Dell Technologies, including the number of shares of common stock, stock options and other equity-based awards outstanding;

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the absence of any conflicts with the organizational documents or certain material contracts of, or any law applicable to, Dell Technologies or its subsidiaries in connection with the consummation of the merger;

•	the timely filing by Dell Technologies of documents required to be filed with the SEC since July 21, 2016, and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of Dell Technologies’ financial statements filed with the SEC since July 21, 2016 and the absence of certain undisclosed liabilities;

•	VMware’s authorization of and lawful ability to pay the VMware special dividend described under “Proposal 1—Adoption of the Merger Agreement—Special Cash Dividend by VMware”;

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the lawful ability of each Dell Technologies subsidiary that is a direct or indirect equityholder of VMware to declare and pay to its parent entity a special dividend equal to its pro rata share of the VMware special dividend;

•	the absence of undisclosed affiliate transactions;

•	the votes of the holders of Dell Technologies stock that are necessary to adopt the merger agreement, the merger and the amended and restated Company certificate; and

•	the inapplicability of anti-takeover laws or any similar provisions in its organizational documents to the merger agreement or the merger.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.”

For purposes of the merger agreement, “material adverse effect,” when used in reference to Dell Technologies or VMware, as the case may be, means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of such company and its subsidiaries, taken as a whole.

However, no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following will be deemed, either alone or in combination, to constitute or contribute to a material adverse effect:

•	changes or conditions generally affecting the industries in which such company and its subsidiaries operate;

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general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

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changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated by the merger agreement;

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any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions;

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any failure by such company to meet any published analyst estimates or expectations of such company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

•	compliance with the terms of, or the taking of any action expressly required by, the merger agreement.

However, with respect to the first, second, third and fourth bullets above, such events, developments, circumstances, changes, effects or occurrences may be taken into account to the extent that such company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which such company and its subsidiaries operate, in which case only such disproportionate effect will be taken into account. With respect to the fifth bullet above, the provisions described therein will not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under the first, second, third, fourth or sixth bullets above) underlying such changes or failures constitute or contribute to a material adverse effect.

Certain Covenants and Agreements

No Dividends or Changes to Capital Structure

Dell Technologies has agreed that, prior to the effective time of the merger, unless the Special Committee gives its prior written consent or as otherwise required by applicable law or as required or expressly contemplated by the merger agreement, Dell Technologies will not, directly or indirectly:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required or permitted by the terms of the equity incentive plans or any award agreement reflecting a grant thereunder, (2) required or, in the case of repurchase rights under the Management Stockholders Agreement, permitted by the terms of any plans, arrangements or contracts existing on the date hereof between Dell Technologies or any of its subsidiaries and any director or employee of Dell Technologies or any of its subsidiaries, (3) in connection with any deemed purchase of shares of Class C Common Stock or Class V Common Stock upon forfeiture, cancelation, retirement of awards granted under the equity incentive plans or other deemed acquisition of awards granted under the equity incentive plans not involving any payment of cash or other consideration therefor or (4) in transactions solely between Dell Technologies and any of its direct or indirect wholly owned subsidiaries or among direct or indirect wholly owned subsidiaries of Dell Technologies;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than the issuance of shares of Class C Common Stock or Class V Common Stock upon the exercise of stock options or settlement of restricted or deferred stock units);

•	amend its organizational documents (other than the amendment of the existing Company certificate by the amended and restated Company certificate at the effective time of the merger);

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enter into any transactions, agreements, arrangements or understandings that would, or carry on the business of Dell Technologies or its subsidiaries in a manner that could reasonably be expected to have, in each case, a material disproportionate adverse effect on the Class C Common Stock as compared to the Class A Common Stock or the Class B Common Stock; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Efforts to Consummate the Merger

Each of Dell Technologies and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable and in any event on or prior to January 31, 2019, including preparing and filing or delivering as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any governmental entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, permits or orders, of or by any governmental entity, in each case that are necessary or advisable in connection with the merger or any of the other transactions contemplated by the merger agreement. In furtherance and not in limitation of the foregoing, Dell Technologies will use its reasonable best efforts to cause the Class C Common Stock to be approved for listing upon the effective time of the merger on the NYSE, subject only to official notice of issuance.

In addition, each of Dell Technologies and Merger Sub has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any contract required for the consummation of the transactions contemplated by the merger agreement, except that the parties are not required to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any contract required for the consummation of the transactions contemplated by the merger agreement.

Recommendation of the Board of Directors and the Special Committee

The board of directors of Dell Technologies recommends adoption of the merger agreement and the transactions contemplated thereby, including the adoption of the amended and restated Company certificate, by the stockholders of Dell Technologies and the Special Committee recommends adoption of the merger agreement and the transactions contemplated thereby, including the amended and restated Company certificate, by the holders of Class V Common Stock, and the Company shall include each such recommendation in this proxy statement/prospectus unless the board of directors or the Special Committee, as applicable, has withdrawn, modified or qualified in any manner adverse to Dell Technologies either or both of such recommendations. The board of directors and the Special Committee are permitted to change their respective recommendations to the extent the board of directors or the Special Committee, as applicable, determines, after consultation with its financial and legal advisors, that the failure to make such a change of recommendation would reasonably be expected to be inconsistent with its fiduciary responsibilities under applicable law.

Meeting of the Stockholders

Under the merger agreement, Dell Technologies is required to establish a record date for and duly call, give notice of, and convene a meeting of the stockholders of Dell Technologies on a date, as soon as reasonably practicable following the effectiveness of this proxy statement/prospectus, solely for the purpose of obtaining the approval of the merger and the other transactions contemplated by the merger agreement, including the separate adoption of the amended and restated Company certificate and, subject to the ability of the board of directors and/or the Special Committee to make a change of recommendation (as described above), to use its reasonable best efforts to solicit the adoption of the merger agreement by such stockholders. Without limiting the foregoing, Dell Technologies will use its reasonable efforts to cause this proxy statement/prospectus to be disseminated to the stockholders of Dell Technologies as promptly as reasonably practicable following the effectiveness of this proxy statement/prospectus. Once established, we may not change the record date for the meeting of stockholders without the prior written consent of the Special Committee or as required by applicable law. Dell Technologies may (and at the request of the Special Committee will) postpone or adjourn the meeting of stockholders from time to time, (1) if necessary, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors and/or the Special Committee has determined in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Dell Technologies’ stockholders prior to the stockholders meeting, (2) if necessary, to allow reasonable additional time (but not more than 20 business days in the aggregate) to solicit additional proxies if necessary in order to obtain the stockholder approvals or (3) if required by applicable law.

Public Announcements

Dell Technologies has agreed to keep the Special Committee (either directly or through its advisors) reasonably informed of Dell Technologies’ public communications program relating to the merger and the other transactions contemplated by the merger agreement. Dell Technologies’ obligations include, but are not limited to, (1) consulting with the Special Committee or its advisors before issuing or causing to be issued any press release or other material public statements with respect to the merger and the other transactions contemplated by the merger agreement, (2) giving the Special Committee or its advisors the opportunity to review and comment upon any press release or other material public statements with respect to the merger and the other transactions contemplated by the merger agreement, and (3) incorporating into such press releases and other material public statements any changes reasonably requested by the Special Committee and only issuing such press releases and other material public statements in substantially the form reviewed and approved by the Special Committee or its advisors (such approval not be unreasonably withheld, conditioned or delayed), in each case, except for press releases or other material public statements which are substantially consistent with press releases or other public statements previously reviewed or approved by the Special Committee or its advisors.

VMware Dividend

Dell Technologies has agreed that, prior to the effective time of the merger, except as required by applicable law, it will not, directly or indirectly, take any action that would reasonably be expected to prevent, materially delay or materially impede the payment of the VMware special dividend by VMware or the subsequent payment of Dell Technologies’ indirect pro rata share of the VMware special dividend by the applicable subsidiaries of Dell Technologies, or otherwise to cause the representations made by Dell Technologies regarding the lawful ability of VMware and each subsidiary of Dell Technologies that is a direct or indirect equityholder of VMware to declare and pay such dividends to not be true and correct in all material respects. Dell Technologies must use its reasonable best efforts to cause the special dividend payment condition to be satisfied, the VMware special dividend to be paid by VMware as contemplated by the merger agreement, and the subsequent payment of Dell Technologies’ indirect pro rata share of the VMware special dividend by the applicable subsidiaries of Dell Technologies. Dell Technologies must keep the Special Committee reasonably informed as to the development of Dell Technologies’ good faith plan for directly or indirectly transferring its indirect pro rata share of the VMware special dividend to Dell Technologies and must furnish the Special Committee a reasonably detailed summary of such plan prior to the date closing occurs.

As used in the merger agreement, the “special dividend payment condition” means the condition that:

•	the stockholder approvals described below under “—Conditions to the Merger” have been obtained on or prior to January 18, 2019;

•	Dell Technologies has delivered to VMware a certificate signed by an executive officer of Dell Technologies to the effect that:

•	all conditions to closing the merger other than the payment of the VMware special dividend have been satisfied or (to the extent permitted by the merger agreement) irrevocably waived; and

•

if Dell Technologies’ indirect pro rata share of the VMware special dividend is received by the Dell Technologies subsidiaries that are the holders of record of VMware common stock by 3:30 p.m. Eastern time on such date, the closing of the merger will occur on such date (provided, that if payment cannot occur prior to 3:30 p.m. Eastern time, the VMware special dividend will be paid on the next business day);

•	the board of directors of VMware and the special committee thereof have received an updated opinion from a nationally recognized expert that, as of the VMware special dividend payment date:

•	VMware (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the VMware special dividend; and

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following the payment of the VMware special dividend, (1) the assets of VMware (on a consolidated basis), at a fair valuation, exceed its debts (including contingent liabilities), (2) VMware (on a consolidated basis) should be able to pay its debts (including contingent liabilities) as they become due, and (3) VMware (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of VMware has indicated it intends to engage, the foregoing collectively referred to herein as the solvency standards; and

•	the board of directors of VMware and the special committee thereof have determined that, as of the VMware special dividend payment date:

•	VMware (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the VMware special dividend;

•	following the payment of the VMware special dividend, VMware (on a consolidated basis) will meet the solvency standards; and

•	that, as of the VMware special dividend payment date, all of VMware’s subsidiaries that must distribute cash or otherwise pass proceeds to VMware in order to enable it to pay the VMware special dividend meet all solvency and legal adequacy requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer such cash amounts.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants related to:

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the preparation of this proxy statement/prospectus, including providing the Special Committee with an opportunity to review, comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) any amendment or supplement to this proxy statement/prospectus or any response to written comments of the SEC;

•	adoption of the merger agreement by Dell Technologies in its capacity as the sole stockholder of Merger Sub;

•	appropriate action to exempt individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act from the application of Rule 16b-3 under the Exchange Act; and

•	cooperation between Dell Technologies and the Special Committee in the defense or settlement of any litigation relating to the Class V transaction.

Conditions to the Merger

The respective obligations of each party to effect the merger is subject to the satisfaction or (to the extent permitted by law) waiver by Dell Technologies and Merger Sub on or prior to the date closing occurs of the following conditions:

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the adoption of the merger agreement and transactions contemplated thereby and the adoption of the amended and restated Company certificate, in each case, by the affirmative vote of (1) the holders of Class A Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class A Common Stock, (2) the holders of Class B Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class B Common Stock, (3) the holders of Class V Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of Dell Technologies as defined by Rule 405 under the Securities Act) and (4) the holders of Dell Technologies’ common stock representing a majority of the aggregate voting power of the outstanding shares of Dell Technologies’ common stock, voting together as a single class, the foregoing collectively referred to herein as the stockholder approvals;

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no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which Dell Technologies or any of its subsidiaries has material business or operations that prohibits or makes illegal the consummation of the merger has been issued and remain in effect, and no law has been adopted, enacted, issued, enforced, entered or promulgated in the United States or any other jurisdiction in which Dell Technologies or any of its subsidiaries has material business or operations that prohibits or makes illegal the consummation of the merger;

•

as of the VMware special dividend payment date, the board of directors or other applicable governance body of all of our subsidiaries through which payments of the proceeds of such VMware special dividend will pass in order to be received by Dell Technologies in accordance with the Dell Technologies’ good faith plan for directly or indirectly transferring such proceeds to Dell Technologies must, in each case, have determined that such subsidiary meets all solvency and legal requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer the proceeds that it receives in accordance with such plan, and the VMware special dividend must have been paid to Dell Technologies’ subsidiaries that are the holders of record of VMware common stock as of the VMware special dividend record date;

•

the registration statement of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

•	the shares of Class C Common Stock must have been approved for listing on the NYSE, subject only to official notice of issuance;

•

the representations and warranties of each of Dell Technologies and Merger Sub contained in the merger agreement must, in each case, be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect;

•

Dell Technologies must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect;

•

since February 2, 2018, there must not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Dell Technologies, and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect; and

•

since February 2, 2018, there must not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on VMware, and Dell Technologies must have delivered to the Special Committee a certificate signed on behalf of Dell Technologies by an executive officer of Dell Technologies to such effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the stockholder approvals, under any of the following circumstances:

•	by mutual written consent of Dell Technologies (after receipt of the approval of the Special Committee) and Merger Sub;

•	by Dell Technologies (either at the direction of the Special Committee or at the direction of the Dell Technologies board of directors):

•

if the merger has not been consummated on or before January 31, 2019, except that this right to terminate the merger agreement will not be available at the direction of the Dell Technologies board of directors if Dell Technologies’ material breach of a representation, warranty or covenant in the merger agreement has been the principal cause of the failure of the merger to be consummated on or before January 31, 2019;

•

if any governmental entity of competent jurisdiction located in the United States or any jurisdiction outside of the United States in which Dell Technologies or any of its subsidiaries has material business or operations has adopted, enacted, issued, entered, or promulgated, enforced or deemed applicable to the merger any law that prohibits or makes permanently illegal the consummation of the merger or issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or action has become final and nonappealable, except that this right to terminate the merger agreement will not be available at the direction of the Dell Technologies board of directors if Dell Technologies’ material breach of the merger agreement has been the principal cause of such action;

•

if any required stockholder approval has not been obtained upon a vote taken thereon at the meeting of stockholders duly convened therefor or at any adjournment or postponement thereof at which the vote was taken; or

•	if, prior to receipt of the stockholder approvals, the Special Committee has changed its recommendation with respect to the adoption of the merger agreement; or

•	by Dell Technologies (at the direction of the Special Committee):

•	if, prior to receipt of the required stockholder approvals, the Dell Technologies board of directors has changed its recommendation with respect to the adoption of the merger agreement; or

•

if Dell Technologies has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Merger Sub’s obligations to effect the merger and is incapable of being cured by Dell Technologies at least three business days prior to January 31, 2019, or, if capable of being so cured, is not cured by the earlier of (x) three business days prior to January 31, 2019, and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Special Committee.

Effect of Termination

In the event of termination of the merger agreement by either Dell Technologies or Merger Sub as described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of Dell Technologies or Merger Sub under the merger agreement, except that certain provisions of the merger agreement, including those relating to the effects of termination, no recourse against third parties, governing law, jurisdiction, waiver of jury trial and specific performance, will survive such termination indefinitely.

Amendment and Waiver

Amendment

The merger agreement may be amended by Dell Technologies and Merger Sub at any time before or after receipt of the stockholder approvals, except that after such approvals have been obtained, no amendment may be made that by applicable law requires further approval by the stockholders of Dell Technologies or Merger Sub, unless such required approval has been obtained. Notwithstanding the foregoing, the merger agreement may not be amended and no term or condition may be waived or modified except by an instrument in writing signed on behalf of each of Dell Technologies and Merger Sub and approved by the Special Committee.

Waiver

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto; or

•	to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party and approved by the Special Committee.

Specific Performance; Governing Law and Jurisdiction; Third-Party Beneficiaries

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. If Dell Technologies is not performing its material obligations under the merger agreement or in any other agreement delivered thereby or is otherwise in breach of the merger agreement or any other agreement delivered thereby, or if any other party to any agreement with Dell Technologies delivered thereby is not performing its obligations thereunder or is otherwise in breach thereof, the Special Committee has the right to seek enforcement of the merger agreement or such other agreement and the obligations of Dell Technologies or such other parties, acting in the interest of the holders of Class V Common Stock, in the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, the Superior Court of the State of Delaware).

Governing Law

The merger agreement and all disputes or controversies arising out of or relating to the merger agreement or the transactions contemplated thereby is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Jurisdiction

Each of the parties has agreed to bring any legal action or proceeding with respect to the merger agreement, including the recognition and enforcement of any judgment in respect of the merger agreement exclusively in the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, the Superior Court of the State of Delaware).

Third-Party Beneficiaries

Except as expressly provided in the merger agreement, including with respect to certain provisions that are enforceable by the Special Committee, the merger agreement, the Voting and Support Agreement described below and any agreements entered into contemporaneously therewith are not intended to and do not confer upon any person other than Dell Technologies and Merger Sub any rights or remedies.

VMware Agreement

In connection with the execution of the merger agreement and the authorization by the board of directors of VMware of the VMware special dividend, the Company entered into the VMware Agreement, pursuant to which it agreed to the following terms relating to the independence and governance of VMware.

Public Statements

The Company agreed to file with the SEC an amendment to its Schedule 13D including a summary of the VMware Agreement and stating, among other things, that the Company has concluded a review of potential business opportunities and has determined not to pursue a business combination with VMware. On July 3, 2018, the Company filed such an amendment to its Schedule 13D.

Efforts to Complete the Merger

The Company has agreed to use its reasonable best efforts to complete the merger in accordance with the terms of the merger agreement, including using reasonable best efforts to complete the merger on the same day on which the Company or its subsidiaries receive the VMware special dividend. This provision does not require the Company to waive any closing condition or amend any term of the merger agreement. The Company may not terminate the merger agreement pursuant to an agreement with Merger Sub without the prior written consent of VMware. VMware agreed that its board of directors will not terminate, modify or rescind its resolutions relating to the declaration of the VMware special dividend, except that the VMware Agreement does not limit the board of directors of VMware from taking any other action it determines necessary in the exercise of its fiduciary duties or require any waiver or modification of any condition to the payment of the VMware special dividend.

Future Dividends

Any future request from the Company or any of its affiliates (in each case in its capacity as a stockholder) that VMware issue a special dividend to holders of VMware common stock will be subject to review by, and a recommendation in favor thereof from, a special committee of the VMware board of directors comprised solely of independent directors. This provision does not restrict the actions of any directors of VMware acting in their capacity as such even if such directors are affiliates of the Company.

For purposes of the VMware Agreement, affiliates of the Company include and are limited to:

•	each controlled affiliate of the Company;

•

Michael S. Dell and his permitted transferees under the Sponsor Stockholders Agreement as in effect on July 1, 2018, for as long as they collectively beneficially own more than 5% of the outstanding common stock of the Company; and

•

Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P. and their respective permitted transferees under the Sponsor Stockholders Agreement as in effect on July 1, 2018, for as long as they collectively beneficially own more than 5% of the outstanding common stock of the Company.

Business Combinations

The Company and its affiliates may not directly or indirectly purchase or otherwise acquire any shares of common stock of VMware if such a transaction would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Exchange Act, unless such transaction has been approved in advance by a special committee of VMware’s board of directors comprised solely of independent and disinterested directors or such acquisition of VMware common stock is by the Company or its subsidiaries and is required in order for VMware to be a member of the affiliated group of corporations filing a consolidated tax return with the Company for purposes of Section 1502 of the Internal Revenue Code.

Termination, Amendment and Waiver

The VMware Agreement will terminate on the earlier of July 1, 2028 and the date that no shares of VMware Class A common stock, or any other class or series of securities into which such shares may convert or otherwise become, remain outstanding (other than shares beneficially owned, directly or indirectly, by the Company and its affiliates).

Amendment or waiver of the VMware Agreement requires the approval of the Company, VMware and a special committee of the VMware’s board of directors comprised solely of independent and disinterested directors.

The foregoing description of the VMware Agreement does not purport to be complete and is qualified in its entirety by reference to the VMware Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Voting and Support Agreement

In connection with the execution of the merger agreement, the Company entered into a Voting and Support Agreement with the MSD Partners stockholders, the MD stockholders and the SLP stockholders. Subject to the terms and conditions of the agreement, the MSD Partners stockholders, the MD stockholders and the SLP stockholders have agreed, among other things, to vote the shares of the Company’s common stock over which they have voting power in favor of the merger, the adoption of the merger agreement and each of the other transactions contemplated by the merger agreement, including, without limitation, the adoption of the amended and restated Company certificate, and against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or other transactions contemplated by the merger agreement in any material respect. The MD stockholders and the SLP stockholders also have consented to the merger agreement, the merger and the other transactions contemplated thereby pursuant to the Amended and Restated Sponsor Stockholders Agreement with the Company. Each of the MSD Partners stockholders, the MD stockholders and the SLP stockholders also have agreed to waive any appraisal rights that may be available under Delaware law with respect to the merger. In addition, the Voting and Support Agreement contains restrictions on the transfer of shares of the Company’s common stock by the MSD Partners stockholders, the MD stockholders and the SLP stockholders until the consummation of the merger, subject to certain exceptions.

The MSD Partners stockholders, the MD stockholders and the SLP stockholders and the Company have further agreed to amend, conditioned on and effective upon the consummation of the merger, (1) the Sponsor Stockholders Agreement, (2) the Registration Rights Agreement, (3) the Management Stockholders Agreement, (4) the Class C Stockholders Agreement and (5) the Class A Stockholders Agreement. As described below, these agreements will be amended to, among other matters, (A) prohibit the MSD Partners stockholders, the MD stockholders and the SLP stockholders and other holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock from transferring such shares for 180 days after the consummation of the merger, subject to certain exceptions, and (B) terminate, as of the consummation of the merger, the contractual consent rights that the MD stockholders and the SLP stockholders have over certain corporate actions related to the Company and its subsidiaries. In addition, the MSD Partners stockholders, the MD stockholders and the SLP stockholders have agreed to cause the Company to terminate its existing employee liquidity program at the closing of the merger and to modify the transfer restrictions applicable to employees such that, following the 180-day period after the consummation of the merger, employees will be permitted to sell shares of the Company’s common stock on the open market, subject to certain volume limitations for 18 months.

The Voting and Support Agreement will terminate upon the valid termination of the merger agreement in accordance with its terms.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting and Support Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Stockholders Agreements

Sponsor Stockholders Agreement

The Company is a party to the Sponsor Stockholders Agreement with the MSD Partners stockholders, the MD stockholders and the SLP stockholders. The Sponsor Stockholders Agreement, as described below, contains specific rights, obligations and agreements of these parties as owners of the Company’s common stock. In addition, the Sponsor Stockholders Agreement contains provisions related to the composition of the Company’s board of directors and its committees.

Pursuant to the terms of the Voting and Support Agreement, if the Company’s stockholders adopt the merger agreement, then the Company and the MSD Partners stockholders, the MD stockholders and the SLP stockholders will amend the Sponsor Stockholders Agreement effective upon the completion of the Class V transaction. The Sponsor Stockholders Agreement will be amended in order to cause the consummation of the merger to be treated as an “IPO” and a “minimum float IPO” under that agreement. The principal effects of these amendments will be that:

•

the consent rights that the MD stockholders, the SLP stockholders and the holders of the Class A Common Stock currently have under the Sponsor Stockholders Agreement over certain corporate actions will terminate upon the completion of the Class V transaction;

•

the rights that the MD stockholders and the SLP stockholders currently have to nominate persons to serve as Group II Directors and Group III Directors, respectively, will change to a right to nominate a number of members of the Company’s board of directors proportionate to their ownership of the Company’s common stock as described below under “—Nominees to the Board of Directors”; and

•

certain restrictions on the ability of the MSD Partners stockholders, the MD stockholders and the SLP stockholders to transfer shares of DHI Group common stock as described below under “—Transfer Restrictions” will terminate after the 180-day period following the completion of the Class V transaction.

In addition to those changes required by the Voting and Support Agreement, the parties to the Sponsor Stockholders Agreement have agreed to make certain additional amendments in order to provide, among other changes, that:

•	the MSD Partners stockholders will not be a party to the Amended Sponsor Stockholders Agreement; and

•

so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders and SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 20 directors at the request of the MD stockholders.

Upon the effectiveness of the Amended Sponsor Stockholders Agreement, the MSD Partners stockholders will enter into the MSD Partners Stockholders Agreement as described below under “—MSD Partners Stockholders Agreement.”

Nominees to the Board of Directors

The Amended Sponsor Stockholders Agreement will provide that following the completion of the Class V transaction, each of the MD stockholders and the SLP stockholders will have the right to nominate a number of individuals for election as directors which is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the board of directors who are not serving on the audit committee, rounded up to the next whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors.

If any person nominated by the MD stockholders or the SLP stockholders ceases to serve on the board for any reason (except as a result of reduction in such stockholder’s right to nominate directors pursuant to the Amended Sponsor Stockholders Agreement), then the stockholder who nominated such person will be entitled to nominate a replacement so long as the stockholder is entitled to nominate at least one person to the board of directors at such time. Further, for so long as they are entitled to nominate at least one director, the MD stockholders and/or the SLP stockholders, as applicable, may have at least one of their nominees then serving on the board of directors serve on each committee of the board (except the audit committee), to the extent permitted by applicable law and exchange rules and subject to certain exceptions.

The Amended Sponsor Stockholders Agreement also will provide that for so long as either the MD stockholders or the SLP stockholders have the right to nominate a director pursuant to the Amended Sponsor Stockholders Agreement, each of the Company, the MD stockholders and the SLP stockholders will agree to nominate such person or persons for election as part of the slate of directors that is included in the Company’s proxy statement and will provide the highest level of support for the election of such nominees as it provides to any other individual standing for election as a director of the Company. Each of the MD stockholders and SLP stockholders also will vote in favor of each person nominated by the MD stockholders or the SLP stockholders in accordance the Amended Sponsor Stockholders Agreement, unless the SLP stockholders elect to terminate such arrangements. Further, the Amended Sponsor Stockholders Agreement will provide that none of the MD stockholders or the SLP stockholders will nominate or support any person who is not nominated by the MD stockholders or the SLP stockholders or the then incumbent directors of the Company. The Amended Sponsor Stockholders Agreement will also provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders and the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 20 directors at the request of the MD stockholders.

As of the record date, after giving pro forma effect to the completion of the Class V transaction and assuming the Board was composed of six members, three of whom sat on the audit committee, the MD stockholders would have been entitled to nominate two individuals for election as directors and the SLP stockholders would have been entitled to nominate one individual for election as a director. Immediately following the completion of the Class V transaction, the MD stockholders intend to designate Messrs. Dell and Patterson as their nominees and the SLP stockholders intend to designate Mr. Durban as their nominee. The Company currently does not expect any changes to the composition of the Board. All of the current directors of the Company serve on the board of directors pursuant to the existing Sponsor Stockholders Agreement.

Transfer Restrictions

The Sponsor Stockholders Agreement currently provides that the MD stockholders, the MSD Partners stockholders and the SLP stockholders are subject to certain general transfer restrictions on their DHI Group common stock, as well as tag-along and drag-along provisions and participation rights that would permit such stockholders to purchase securities in certain financings by the Company. The Amended Sponsor Stockholders Agreement to be entered into by the Company, the MD stockholders and the SLP stockholders, effective upon the completion of the Class V transaction, will result in the termination of the drag-along and participation rights. In addition, under the Amended Sponsor Stockholders Agreement the tag-along rights of the stockholder parties will survive for up to 18 months following the completion of the Class V transaction, solely in respect of a transfer of DHI Group securities by the MD stockholders of 10% or more of the then outstanding DHI Group common stock.

Under the Amended Sponsor Stockholders Agreement, the MD stockholders and the SLP stockholders will continue to be subject to provisions restricting their transfer of DHI Group securities, subject to limited exceptions, for 180 days following the completion of the Class V transaction.

MSD Partners Stockholders

The Amended Sponsor Stockholders Agreement will, subject to certain exceptions, terminate all of the rights and obligations of the MSD Partners stockholders under the Sponsor Stockholders Agreement. In connection with this termination, the MSD Partners stockholders will enter into the MSD Partners Stockholders Agreement as described below under “—MSD Partners Stockholders Agreement.” The Amended Sponsor Stockholders Agreement will provide that, subject to certain exceptions, any amendment or waiver to any provision of the MSD Partners Stockholders Agreement by the Company will require the prior written approval of the MD stockholders and the SLP stockholders.

Other Provisions

The Amended Sponsor Stockholders Agreement will continue to provide for a renunciation of corporate opportunities presented to any director or officer of the Company or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners or Silver Lake Partners (other than Michael S. Dell for so long as he is an executive officer of the Company or certain of its subsidiaries).

Under the Amended Sponsor Stockholders Agreement, the Company will continue to agree, subject to certain exceptions, to indemnify the MD stockholders, the SLP stockholders and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, the Company.

The foregoing description of the Amended Sponsor Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Amended Sponsor Stockholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

MSD Partners Stockholders Agreement

Effective upon the completion of the Class V transaction, the MSD Partners stockholders, the Company and (for limited purposes discussed below) the MD stockholders will enter into a MSD Partners Stockholders Agreement. The MSD Partners Stockholders Agreement will provide that each MSD Partners stockholder will be required to vote all of its shares of common stock in favor of the election of each director who is included as part of the slate of directors set forth in any Company proxy statement and whose election the board of directors has recommended. In addition, the MSD Partners stockholders will agree not to nominate or support any person as a director who is not either nominated by the then incumbent directors of the Company or nominated pursuant to the Amended Sponsor Stockholders Agreement. The MSD Partners Stockholders Agreement also will provide that the MSD Partners stockholders will be subject to provisions restricting their transfer of DHI Group securities, subject to limited exceptions, for 180 days following the completion of the Class V transaction. In addition, the MSD Partners Stockholders Agreement will grant the MSD Partners stockholders tag-along rights solely in respect of a transfer of DHI Group securities by the MD stockholders of 10% or more of the then outstanding DHI Group common stock for a period of up to 18 months following the completion of the Class V transaction. The MD stockholders will be parties to the MSD Partners Stockholders Agreement solely with respect to those provisions related to the MSD Partners stockholders’ tag-along rights.

The MSD Partners Stockholders Agreement will provide for a renunciation of corporate opportunities presented to any director or officer of the Company or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners (unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Company or any of its subsidiaries). Further, the Company will agree, subject to certain exceptions, to indemnify the MSD Partners stockholders and various affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control of or ability to influence, the Company.

The MSD Partners Stockholders Agreement will terminate on, among other events, the earlier of the date on which the MSD Partners stockholders beneficially own less than 1% of our issued and outstanding shares of common stock or the termination of the Amended Sponsor Stockholders Agreement.

The foregoing description of the MSD Partners Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the form of MSD Partners Stockholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Registration Rights Agreement

The Company is a party to the Registration Rights Agreement with the MD stockholders, the MSD Partners stockholders, the SLP stockholders, Temasek and certain other holders of DHI Group common stock (and other securities convertible into or exchangeable or exercisable for shares of DHI Group common stock). The Registration Rights Agreement provides that the stockholder parties thereto, their affiliates and certain of their transferees, have the right, under certain circumstances and subject to certain restrictions, to require the Company to register for resale the shares of the Class C Common Stock (including shares of Class C Common Stock issuable upon any conversion of the Class A Common Stock, Class B Common Stock and Class D Common Stock) to be sold by them.

Pursuant to the terms of the Voting and Support Agreement, if the merger is approved by the Company’s stockholders, then the Company and the MD stockholders, the MSD Partners stockholders and the SLP stockholders will amend the Registration Rights Agreement effective upon the completion of the Class V transaction (as so amended, referred to herein as the Amended Registration Rights Agreement), in order to cause the completion of the Class V transaction to be treated as an “IPO” under that agreement.

Registration Rights

The Registration Rights Agreement currently provides that following an “IPO” of DHI Group common stock, certain holders each have the right to demand that the Company register shares of Class C Common Stock to be sold by them. Subject to certain exceptions, such registration demands are limited in number and each registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $100 million. In certain circumstances, the Company may postpone the filing of a registration statement for up to 90 days in any twelve-month period.

In addition, the Registration Rights Agreement currently provides that following an “IPO” of DHI Group common stock, the Company will be required to use reasonable best efforts to register the sale of shares of Class C Common Stock on Form S-3 or Form F-3, or on Form S-1 or Form F-1, permitting sales of shares of Class C Common Stock into the market from time to time over an extended period, and certain holders will have the right to request that the Company do the same. Subject to certain limitations, at any time when the Company has an effective shelf registration statement, certain holders each will have the right to make no more than two marketed underwritten shelf takedowns during any twelve-month period.

The Registration Rights Agreement currently further provides that certain holders also will have the ability to exercise certain piggyback registration rights in respect of shares of Class C Common Stock to be sold by them in connection with registered offerings requested by certain other holders or initiated by the Company.

Transfer Restrictions

The Registration Rights Agreement requires that, if requested by the managing underwriter or underwriters in an underwritten offering, each of the Company and each stockholder party thereto agrees, and the Company agrees to cause its executive officers to agree, during the period beginning seven days before the effective date of a registration statement of the Company filed in connection with an “IPO,” and ending 180 days thereafter, not to, among other things, offer, sell, pledge, transfer, loan, grant any option to purchase or short sell, or otherwise dispose of any securities of the Company (other than the Class V Common Stock) or securities convertible or exchangeable into such securities.

The Amended Registration Rights Agreement to be entered into by the Company and the MD stockholders, the MSD Partners stockholders and the SLP stockholders, effective upon the completion of the Class V transaction, will specify that the completion of the Class V transaction is deemed to be an “IPO” for which a lock-up is requested or required and, as a result, the parties thereto will be subject to the transfer restrictions described in the preceding paragraph for 180 days following the completion of the Class V transaction, subject to the exceptions set forth in the Amended Registration Rights Agreement. If the lock-up provisions related to the 180-day period immediately following the merger are waived in whole or in part with respect to the MD stockholders, the MSD Partners stockholders or the SLP stockholders, then each other stockholder of the Company that is subject to such lock-up provision or subject to the 180-day lock-up described below under “—Management Stockholders Agreement,” “—Class C Stockholders Agreement,” “—Class A Stockholders Agreement” or “—MSD Partners Stockholders Agreement” will be correspondingly released with respect to a pro rata portion of shares of vested common stock and number of shares underlying vested, in-the-money stock options held by such other stockholder. During such 180-day lock-up period, any waiver of such transfer restrictions will require the consent of the Company (with the approval of the Special Committee).

The foregoing description of the amendments to the Amended Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Amended Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Management Stockholders Agreement

The Company is a party to the Management Stockholders Agreement with the MD stockholders, the MSD Partners stockholders, the SLP stockholders and certain members of the Company’s management. If the merger is approved by the Company’s stockholders, then the Company and the MD stockholders and the SLP stockholders will amend the Management Stockholders Agreement effective upon the completion of the Class V transaction (as so amended, referred to herein as the Amended Management Stockholders Agreement), as described below.

The Management Stockholders Agreement currently provides that, before an “IPO” of DHI Group common stock or a change in control of the Company, any shares of Class C Common Stock held by an executive officer (other than Michael S. Dell) and certain other employees are subject to post-termination repurchase (call) and sale (put) rights and to an in-service liquidity program as well as clawback and forfeiture provisions. If the merger is approved by the Company’s stockholders, then the Company, the MD stockholders and the SLP stockholders will amend the Management Stockholders Agreement, effective upon the completion of the Class V transaction, to terminate the existing employee liquidity program and the Company call right. The transfer restrictions applicable to management parties to the Management Stockholders Agreement will be amended to enable the management parties, following the 180-day period after the completion of the Class V transaction, to sell shares of Company common stock, subject to certain volume limitations. Such transfer restrictions, along with the put right, will terminate after 18 months following the end of the lock-up period or earlier upon consummation of any underwritten registered offering of shares of Class C Common Stock (subject to any applicable underwriter lock-up). Equity awards granted after the completion of the Class V transaction will not be subject to such transfer restrictions but rather to the terms of such awards. In addition, the Management Stockholders Agreement will be amended to remove the MSD Partners stockholders as parties, eliminate certain drag-along rights held by the MD stockholders, the MSD Partners stockholders and the SLP stockholders and remove certain clawback and forfeiture obligations. Substantially similar clawback and forfeiture provisions, however, are expected to remain in the individual equity award agreements of our employees where permitted by law.

The foregoing description of the Amended Management Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Amended Management Stockholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Class C Stockholders Agreement

The Company is party to the Class C Stockholders Agreement with the MD stockholders, the MSD Partners stockholders, the SLP stockholders and Temasek (together with its permitted transferees, referred to herein as the Existing Class C Stockholders). The Class C Stockholders Agreement provides for certain rights and obligations of the Existing Class C Stockholders with respect to DHI Group common stock and DHI Group securities, including transfer restrictions, tag-along and drag-along provisions and participation rights that would permit Temasek to purchase securities in certain financings by the Company. If the merger is approved by the Company’s stockholders, then the Company and the MD stockholders, the SLP stockholders and Temasek will amend the Class C Stockholders Agreement effective upon the completion of the Class V transaction (as so amended, referred to herein as the Amended Class C Stockholders Agreement), to cause the completion of the Class V transaction to be treated as an “IPO” under that agreement, which would result in the termination of the drag-along and participation rights. Under the Amended Class C Stockholders Agreement, the Existing Class C Stockholders’ tag-along rights will survive for up to 18 months following the completion of the Class V transaction, solely in respect of a transfer of DHI Group securities by the MD stockholders of 10% or more of the then outstanding DHI Group common stock.

Under the Amended Class C Stockholders Agreement, the Existing Class C Stockholders will continue to be subject to provisions restricting the transfer of DHI Group securities by the Existing Class C Stockholders, subject to certain exceptions, for 180 days following the completion of the Class V transaction. Although the Class C Stockholders Agreement would not prohibit Temasek from making transfers of Class C Common Stock in accordance with the terms and conditions of the Class C Stockholders Agreement after October 29, 2018, subject to the MD stockholders’ right of first offer prior to the end of the lock-up period, the Amended Class C Stockholders Agreement will prohibit Temasek from making transfers of Class C Common Stock during the full 180 day lock-up period following the completion of the Class V transaction and eliminate the MD stockholders’ right of first offer. During such 180-day period, any waiver of such transfer restrictions will require the consent of the Company (with the approval of the Special Committee). The Class C Stockholders Agreement will also be amended to remove the MSD Partners stockholders as parties.

The foregoing description of the Amended Class C Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Amended Class C Stockholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Voting Agreement by Temasek

The Company also has separately agreed with Temasek in the common stock purchase agreement pursuant to which Temasek purchased its shares of Class C Common Stock that, prior to the completion of an underwritten initial public offering of any class of common stock of the Company (other than Class V Common Stock), in connection with an amendment to the Company certificate or the Company bylaws or a transaction involving the Company, if the shares of Class C Common Stock purchased by Temasek are entitled to a separate consent right or are part of a class or series entitled to a separate vote under Delaware law in connection with such amendment or transaction, and if the effect of such amendment or transaction on the rights, powers and privileges of the shares held by Temasek is not disproportionate and adverse compared to the effect of such amendment or transaction on the rights, powers and privileges of the shares held by the SLP stockholders, Temasek will vote such shares in favor of, and against, the amendment or transaction in the same proportion as all other votes cast in favor of and against the amendment or transaction.

Class A Stockholders Agreement

The Company is party to the Class A Stockholders Agreement with the MD stockholders, the MSD Partners stockholders, the SLP stockholders and certain holders of Class A Common Stock representing less than 1% of the outstanding DHI Group common stock, referred to herein as the New Class A Stockholders. The Class A

Stockholders Agreement provides for certain transfer restrictions and other rights and obligations of the New Class A Stockholders with respect to DHI Group common stock and any equity or debt securities exercisable or exchangeable for, or convertible into, DHI Group common stock, referred to herein as the DHI Group securities, as owners of such securities.

If the merger is approved by the Company’s stockholders, then the Company, the MD stockholders and the SLP stockholders will amend the Class A Stockholders Agreement effective upon the completion of the Class V transaction (as so amended, referred to herein as the Amended Class A Stockholders Agreement) to terminate the tag-along and drag-along provisions of that agreement and to terminate substantive transfer restrictions under that agreement following the 180-day period after the completion of the Class V transaction. During such 180-day period any waiver of such transfer restrictions will require the consent of the Company (with the approval of the Special Committee). The Class A Stockholders Agreement also will be amended to remove the MSD Partners stockholders as parties.

The foregoing description of the Amended Class A Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Amended Class A Stockholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

PROPOSAL 2—ADOPTION OF AMENDED AND RESTATED COMPANY CERTIFICATE

In connection with the board of directors’ approval of the merger agreement, the board of directors of the Company has approved the amended and restated Company certificate, in the form attached to the merger agreement, to become the certificate of incorporation of Dell Technologies pursuant to the merger agreement at the effective time of the merger, contingent upon adoption by the Company’s stockholders in accordance with the terms of the existing Company certificate, the merger agreement and applicable law.

The adoption of the amended and restated Company certificate, which requires that the Company’s stockholders approve Proposal 2, is a condition that must be satisfied in order to allow the Company and Merger Sub to complete the merger and the Class V transaction to occur.

IF PROPOSAL 2 IS NOT APPROVED BY THE COMPANY’S STOCKHOLDERS, THEN THE CLOSING CONDITIONS IN THE MERGER AGREEMENT WILL NOT BE SATISFIED AND THE MERGER AND THE CLASS V TRANSACTION WILL NOT BE COMPLETED. THEREFORE, A VOTE AGAINST OR ABSTAINING FROM VOTING ON PROPOSAL 2 WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

If adopted by the Company’s stockholders, the amended and restated Company certificate will become effective at the effective time of the merger, upon the filing of the certificate of merger (which attaches the amended and restated Company certificate) with the Secretary of State of the State of Delaware.

The amended and restated Company certificate will not become effective if the merger is not consummated. In the event the Company’s stockholders adopt the amended and restated Company certificate, but do not adopt the merger agreement as set forth in Proposal 1, the amended and restated Company certificate will not become effective.

For more information about the rights of the Company’s stockholders following the completion of the merger and Class V transaction, see “Description of Capital Stock Before and After the Class V Transaction—Capital Structure After the Class V Transaction.” The form of the amended and restated Company certificate marked to reflect the changes contemplated by Proposal 2 is attached as Annex B to this proxy statement/prospectus (text that is to be added is double underlined and text that is to be deleted is struck through) and we encourage you to read it carefully. The following summary description of the amended and restated Company certificate is qualified by reference to the full text of the form of the amended and restated Company certificate attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus. For purposes of this section, all capitalized terms used but not defined in this summary have the meanings given to those terms in the amended and restated Company certificate.

Summary of Amendments

The Company is proposing related amendments that are primarily intended to align aspects of the Company’s governance structure more closely with customary features of corporate governance for public companies. The amended and restated Company certificate would have the effects described below.

Changes to Board Structure and Size

Under the existing Company certificate, holders of shares of all series of common stock outstanding vote as one class with respect to the election of Group I Directors, holders of Class A Common Stock (and no other series of common stock) vote with respect to the election of Group II Directors and holders of Class B Common Stock (and no other series of common stock) vote with respect to the election of Group III Directors. The three Group I Directors, who are currently David Dorman, William Green and Ellen Kullman, who have affirmatively been determined by the board of directors to be independent, have an aggregate of three votes on the board of directors. The sole Group II Director, who is currently Michael Dell, has seven votes on the board of directors, which represents a majority of votes on the board of directors. The two Group III Directors, who are currently Egon Durban and Simon Patterson, have an aggregate of three votes on the board of directors.

If the amended and restated Company certificate is adopted by the Company’s stockholders and becomes effective, then, upon the completion of the Class V transaction, all members of the board of directors will be classified as Group I Directors, each Group I Director will have one vote on the board of directors, and each Group I Director will be elected annually by the Company’s common stockholders voting together as a single class. The sole Group II Director and the two existing Group III Directors will automatically become Group I Directors, so that there will be six Group I Directors serving immediately upon the completion of the Class V transaction. In connection with this reclassification of all directors into Group I Directors, the amended and restated Company certificate would also increase the maximum authorized number of Group I Directors from seven directors to 20 directors. The number of Group I Directors within this limit serving at any time will be fixed by the board of directors.

Termination of Certain Class A Common Stock Consent Rights

Under the existing Company certificate, the consent of holders of the Class A Common Stock, voting separately as a class, is required either to remove the Company’s chief executive officer or to separate the roles of chairman of the Company’s board of directors and chief executive officer of the Company. If the amended and restated Company certificate is adopted by the Company’s stockholders and becomes effective, then these consent rights would terminate upon the completion of the Class V transaction.

Removal or Correction of Obsolete Provisions and Other Technical and Administrative Changes

The existing Company certificate contains certain obsolete provisions, such as provisions that prescribe actions that occurred in the past upon the filing of the existing Company certificate in 2016. In addition, it contains provisions that will become obsolete upon the completion of the Class V transaction, such as those authorizing the Company to issue shares of Class V Common Stock. The amended and restated Company certificate will remove certain obsolete provisions, clarify that the Company may not issue any shares of Class V Common Stock following the effectiveness of the amended and restated Company certificate and make various other technical and administrative changes.

Text of the Amendments

The existing Company certificate defines an “IPO” to be the consummation of an initial underwritten public offering of DHI Group common stock (which includes the Class C Common Stock) that is registered under the Securities Act. The amended and restated Company certificate would amend the definition of “IPO” to mean the consummation of the merger and make a related clarifying change in the definition of “Designation Rights Trigger Event.” These amendments and certain related amendments in paragraph (f) of ARTICLE VI and in ARTICLE VII would effect most of the changes described above under “—Changes to Board Structure and Size” and “—Termination of Certain Class A Common Stock Consent Rights.” The increase in the maximum size of the board would be effected through a change in paragraph (b)(1) of ARTICLE VI. Paragraph (b) of Section 5.2 of ARTICLE V would be amended to provide that the Company may not issue any shares of Class V Common Stock. All of these changes as well as the various other amendments to remove obsolete language and make other technical and administrative changes are indicated in a marked copy of the form of amended and restated Company certificate attached as Annex B to this proxy statement/prospectus.

Stockholder Approval Required for Proposal 2

Adoption of the amended and restated Company certificate requires:

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of the Company), voting as a separate class;

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class;

•	the affirmative vote of holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; and

•

the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class.

If you abstain or fail to vote your shares in favor of Proposal 2, your abstention or failure to vote will have the same effect as a vote “AGAINST” Proposal 2 as well as a vote “AGAINST” Proposal 1 to adopt the merger agreement.

THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT ALL CLASS V STOCKHOLDERS ENTITLED TO VOTE THEREON VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED COMPANY CERTIFICATE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED COMPANY CERTIFICATE.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements with respect to the named executive officers of Dell Technologies, as disclosed in the table and accompanying footnotes under “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers—Golden Parachute Compensation.”

Our stockholders are being asked to indicate their approval of specified performance-based equity award arrangements in connection with the Class V transaction. Information regarding these arrangements is set forth in the table and accompanying footnotes under “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers—Golden Parachute Compensation.” The plans and arrangements under which these compensation benefits may be delivered previously have formed part of our overall compensation program for our named executive officers, which has been disclosed to our stockholders, including as required in the “Compensation Discussion and Analysis” and related sections of our annual proxy statements. We are seeking approval of the following resolution:

“RESOLVED, that the stockholders of Dell Technologies approve, on an advisory, non-binding basis, the golden parachute compensation arrangements with respect to the named executive officers of Dell Technologies in connection with the Class V transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the table and accompanying footnotes in the section of the proxy statement/prospectus titled “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers—Golden Parachute Compensation.”

This proposal is regarding an advisory vote that will not be binding on the Company or its board of directors. Further, the underlying arrangements are contractual in nature and, by their terms, not subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Class V transaction is completed, the eligibility of the named executive officers of Dell Technologies for such compensation arrangements will not be affected by the outcome of the advisory vote.

Assuming a quorum is present, approval of this proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

If you abstain from voting in respect of Proposal 3, your abstention will have the same effect as a vote “AGAINST” Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE NON-BINDING PROPOSAL APPROVING COMPENSATION ARRANGEMENTS WITH RESPECT TO THE NAMED EXECUTIVE OFFICERS OF THE COMPANY RELATED TO THE CLASS V TRANSACTION.

PROPOSAL 4—ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS

Our stockholders are being asked to approve a proposal that will give our board of directors the authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or the amended and restated Company certificate.

If this proposal is approved, the special meeting could be adjourned to any date permitted by our bylaws. Under the Company bylaws, the chairman of the meeting has the authority to adjourn a meeting for any or no reason. If the special meeting is adjourned, our stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you (1) sign and return a proxy and do not indicate how you wish to vote on any proposal, or (2) indicate that you wish to vote in favor of the proposal to adopt the merger agreement or adopt the amended and restated Company certificate but do not indicate a choice on the adjournment proposal, your shares of our common stock will be voted “FOR” the adjournment proposal.

Assuming a quorum is present, approval of this proposal requires the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

If you abstain from voting in respect of Proposal 4, your abstention will have the same effect as a vote “AGAINST” Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT OR THE AMENDED AND RESTATED COMPANY CERTIFICATE.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of loss for the six months ended August 3, 2018 and Fiscal 2018 give effect to the transactions contemplated by the merger agreement and the Class V transaction as if they had occurred on February 4, 2017, the first day of Fiscal 2018. The unaudited pro forma condensed consolidated statement of financial position gives effect to the transactions as if they had occurred on August 3, 2018. The pro forma maximum cash election assumes the holders of Class V Common Stock elect in the aggregate to receive the entire amount of $9 billion in cash as consideration in the Class V transaction. If holders elect in the aggregate to receive more than $9 billion in cash, holders electing cash will be subject to proration and a portion of the consideration will be paid to these holders in shares of Class C Common Stock. The pro forma no cash election assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the Company’s results. The unaudited pro forma condensed consolidated financial information was based on, and should be read in conjunction with, the historical consolidated financial statements of the Company, including the related notes, included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018, in each case incorporated by reference into this proxy statement/prospectus. The unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the merger agreement and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION–

AS OF AUGUST 3, 2018–MAXIMUM CASH ELECTION

	August 3, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions)
Assets
Cash and cash equivalents	$15,312	$(5,956	)(b)	$9,356
Short-term investments	2,504	(2,504	)(c)	—
Total current assets	43,125	(8,460)		34,665
Long-term investments	3,649	(2,623	)(c)	1,026

Total assets	123,381	(11,083)		112,298

Liabilities, Redeemable Shares and Stockholders’ Equity
Total liabilities	106,114	—		106,114
Redeemable shares	2,056	—		2,056
Common stock and capital in excess of $.01 par value	18,321	(10,424	)(d)	7,897
Treasury stock at cost	(1,487)	1,424	(d)	(63)
Accumulated deficit	(7,937)	(32	)(e)	(7,969)
Accumulated other comprehensive income (loss)	(334)	39	(e)	(295)

Total Dell Technologies Inc. stockholders’ equity	8,563	(8,993)		(430)
Non-controlling interests	6,648	(2,090	)(f)	4,558

Total stockholders’ equity	15,211	(11,083)		4,128

Total liabilities, redeemable shares, and stockholders’ equity	$123,381	$(11,083)		$112,298

(a)

Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in cash in the Class V transaction. The pro forma balance sheet reflects the payment of VMware’s $11 billion special dividend declared on July 1, 2018 to all of its stockholders, of which Dell Technologies is expected to indirectly receive approximately $8.92 billion. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)

Reflects the net impact of the liquidation of $5.1 billion of short-term and long-term investments, offset by $2.08 billion of cash paid to VMware stockholders for the special dividend and $9 billion of cash paid to holders of Class V Common Stock in the Class V transaction.

(c)	Reflects the liquidation of investments to fund VMware’s special dividend.
(d)	Reflects the exchange of approximately 199 million shares of Class V Common Stock (as of October 15, 2018) for approximately 160 million new shares of Class C Common Stock and $9 billion in cash.
(e)	Reflects the reclassification of unrealized losses related to investments liquidated to fund the special dividend.
(f)	Reflects the impact of the special dividend and the reclassification of unrealized losses related to investments liquidated to non-controlling interests.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION–

AS OF AUGUST 3, 2018–NO CASH ELECTION

	August 3, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions)
Assets
Cash and cash equivalents	$15,312	$3,044	(b)	$18,356
Short-term investments	2,504	(2,504	)(c)	—
Total current assets	43,125	540		43,665
Long-term investments	3,649	(2,623	)(c)	1,026

Total assets	123,381	(2,083)		121,298

Liabilities, Redeemable Shares and Stockholders’ Equity
Total liabilities	106,114	—		106,114
Redeemable shares	2,056	—		2,056
Common stock and capital in excess of $.01 par value	18,321	(1,424	)(d)	16,897
Treasury stock at cost	(1,487)	1,424	(d)	(63)
Accumulated deficit	(7,937)	(32	)(e)	(7,969)
Accumulated other comprehensive income (loss)	(334)	39	(e)	(295)

Total Dell Technologies Inc. stockholders’ equity	8,563	7		8,570
Non-controlling interests	6,648	(2,090	)(f)	4,558

Total stockholders’ equity	15,211	(2,083)		13,128

Total liabilities, redeemable shares, and stockholders’ equity	$123,381	$(2,083)		$121,298

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The pro forma balance sheet reflects the payment of VMware’s $11 billion special dividend declared on July 1, 2018 to all of its stockholders, of which Dell Technologies is expected to indirectly receive approximately $8.92 billion. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)

Reflects the net impact of the liquidation of $5.1 billion of short-term and long-term investments, offset by $2.08 billion of cash paid to VMware stockholders for the special dividend. In the event that holders of Class V Common Stock make cash elections in an aggregate amount of less than $9 billion, the Company plans to use such remaining cash (up to $9 billion) to repurchase shares of Class C Common Stock or pay down debt. The pro forma condensed consolidated balance sheet does not reflect any such use of cash, as it is not directly related to the Class V transaction.

(c)	Reflects the liquidation of investments to fund VMware’s special dividend.
(d)	Reflects the exchange of approximately 199 million shares of Class V Common Stock shares (as of October 15, 2018) for approximately 272 million new shares of Class C Common Stock.
(e)	Reflects the reclassification of unrealized losses related to investments liquidated to fund the special dividend.
(f)	Reflects the impact of the special dividend and the reclassification of unrealized losses related to investments liquidated to non-controlling interests.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–

SIX MONTHS ENDED AUGUST 3, 2018–MAXIMUM CASH ELECTION

	Six Months Ended
	August 3, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(166)	$—		$(166)
Interest and other, net	(925)	(105	)(b)	(1,030)

Loss before income taxes	(1,091)	(105)		(1,196)
Income tax benefit	(92)	(22	)(c)	(114)

Net loss	(999)	(83)		(1,082)
Less: net income attributable to non-controlling interests	136	(16	)(d)	120

Net loss attributable to Dell Technologies Inc.	(1,135)	$(67)		$(1,202)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock—basic	$3.97			$—
DHI Group—basic	$(3.39)			$(1.65)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock—diluted	$3.91			$—
DHI Group—diluted	$(3.40)			$(1.68)

(a)

Assumes the holders of Class V Common Stock make cash elections for $9 billion or more in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)	Reflects the elimination of $105 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 21%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–SIX MONTHS ENDED AUGUST 3, 2018–NO CASH ELECTION

	Six Months Ended
	August 3, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(166)	$—		$(166)
Interest and other, net	(925)	(105	)(b)	(1,030)

Loss before income taxes	(1,091)	(105)		(1,196)
Income tax benefit	(92)	(22	)(c)	(114)

Net loss	(999)	(83)		(1,082)
Less: net income attributable to non-controlling interests	136	(16	)(d)	120

Net loss attributable to Dell Technologies Inc.	(1,135)	$(67)		$(1,202)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock—basic	$3.97			$—
DHI Group—basic	$(3.39)			$(1.43)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock—diluted	$3.91			$—
DHI Group—diluted	$(3.40)			$(1.46)

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)	Reflects the elimination of $105 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 21%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–FISCAL YEAR ENDED FEBRUARY 2, 2018–MAXIMUM CASH ELECTION

	Fiscal Year Ended February 2, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(2,416)	$—		$(2,416)
Interest and other, net	(2,353)	(120	)(b)	(2,473)

Loss before income taxes	(4,769)	(120)		(4,889)
Income tax benefit	(1,843)	(42	)(c)	(1,885)

Net loss	(2,926)	(78)		(3,004)
Less: net loss attributable to non-controlling interests	(77)	(15	)(d)	(92)

Net loss attributable to Dell Technologies Inc.	$(2,849)	$(63)		$(2,912)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock—basic	$1.63			$—
DHI Group—basic	$(5.61)			$(4.01)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock—diluted	$1.61			$—
DHI Group—diluted	$(5.62)			$(4.02)

(a)

Assumes the holders of Class V Common Stock elect to make cash elections for $9 billion or more in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)	Reflects the elimination of $120 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 35%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–FISCAL YEAR ENDED FEBRUARY 2, 2018–NO CASH ELECTION

	Fiscal Year Ended February 2, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(2,416)	$—		$(2,416)
Interest and other, net	(2,353)	(120	)(b)	(2,473)

Loss before income taxes	(4,769)	(120)		(4,889)
Income tax benefit	(1,843)	(42	)(c)	(1,885)

Net loss	(2,926)	(78)		(3,004)
Less: net loss attributable to non-controlling interests	(77)	(15	)(d)	(92)

Net loss attributable to Dell Technologies Inc.	$(2,849)	$(63)		$(2,912)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock—basic	$1.63			$—
DHI Group—basic	$(5.61)			$(3.47)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock—diluted	$1.61			$—
DHI Group—diluted	$(5.62)			$(3.48)

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company.

(b)	Reflects the elimination of $120 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 35%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

The following table sets forth the computation of basic and diluted earnings (loss) per share for each of the periods presented:

	Six Months Ended	Fiscal Year Ended
	August 3, 2018	February 2, 2018
Pro forma loss per share attributable to Dell Technologies Inc.—basic:
Net loss—maximum cash election	$(1.65)	$(4.01)
Net loss—no cash election	$(1.43)	$(3.47)

Pro forma loss per share attributable to Dell Technologies Inc.—diluted:
Net loss—maximum cash election	$(1.68)	$(4.02)
Net loss—no cash election	$(1.46)	$(3.48)

	Six Months Ended	Fiscal Year Ended
	August 3, 2018	February 2, 2018
	(in millions)
Pro Forma Numerator: Net Loss Attributable to Dell Technologies Inc.
Net loss—maximum cash election—basic	$(1,202)	$(2,912)
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(20)	$(9)
Net loss—maximum cash election—diluted	$(1,222)	$(2,921)

Pro Forma Numerator: Net Loss Attributable to Dell Technologies Inc.
Net loss—no cash election—basic	$(1,202)	$(2,912)
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(20)	$(9)
Net loss—no cash election—diluted	$(1,222)	$(2,921)

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—basic:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock(c)	160	160
Weighted-average shares outstanding—maximum cash election	728	727
Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—basic:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock(c)	272	272
Weighted-average shares outstanding—no cash election	840	839
Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—diluted:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock(c)	160	160
Weighted-average shares outstanding—maximum cash election	728	727
Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—diluted:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock(c)	272	272
Weighted-average shares outstanding—no cash election	840	839
Weighted-average shares outstanding—antidilutive(d)	48	35

(a)

The incremental dilution from VMware represents the impact of VMware’s dilutive securities on the diluted earnings (loss) per share of the Company’s common stock and is calculated by multiplying the difference between VMware’s basic and diluted earnings (loss) per share by the number of shares of VMware common stock held by the Company.

(b)

Reflects shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock that were outstanding before giving effect to the transactions contemplated by the merger agreement and the Class V transaction.

(c)	The table below presents the calculation of new shares of Class C Common Stock to be issued in the Class V transaction. Amounts may not tally precisely due to rounding.
(d)

Stock-based incentive awards have been excluded from the calculation of the DHI Group’s diluted earnings (loss) per share because their effect would have been antidilutive, as the Company had a pro forma net loss from continuing operations attributable to the DHI Group for the periods presented.

New shares of Class C Common Stock issued—maximum cash election (in millions, except cash consideration per Class V Common Stock and exchange ratio)
Cash consideration per Class V Common Stock	$109
Shares of Class V Common Stock outstanding	199
Assumed cash election	$9,000
Total shares exchanged for cash	82
Remaining shares to be exchanged	117
Exchange ratio	1.3665
New shares of Class C Common Stock issued	160

New shares of Class C Common Stock issued—no cash election (in millions, except cash consideration per Class V Common Stock and exchange ratio)
Shares of Class V Common Stock outstanding	199
Exchange ratio	1.3665
New shares of Class C Common Stock issued	272

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents as of October 15, 2018, except as otherwise indicated below, certain information based on filings with the SEC and our records regarding the beneficial ownership of each class of our common stock currently outstanding by:

•	each director;

•

each executive officer named in the Fiscal 2018 Summary Compensation Table under “Compensation of Executive Officers” of our definitive proxy statement for our 2018 annual meeting of stockholders filed with the SEC on May 15, 2018 and incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part;

•	all of our directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of the outstanding shares of any class of our common stock.

The existing Company certificate currently authorizes us to issue shares of the following classes of common stock:

•	600,000,000 shares of Class A Common Stock, of which 409,538,423 shares were issued and outstanding as of October 15, 2018;

•	200,000,000 shares of Class B Common Stock, of which 136,986,858 shares were issued and outstanding as of October 15, 2018;

•	7,900,000,000 shares of Class C Common Stock, of which 22,489,450 shares were issued and outstanding as of October 15, 2018;

•	100,000,000 shares of Class D Common Stock, of which no shares are issued and outstanding; and

•	343,025,308 shares of Class V Common Stock, of which 199,356,591 shares were issued and outstanding as of October 15, 2018.

The Class V Common Stock is registered under the Exchange Act and listed on the NYSE. As of the date of this proxy statement/prospectus, no other class of our common stock is registered under the Exchange Act or listed on any securities exchange. However, the Class C Common Stock will be registered under the Exchange Act and listed on the NYSE prior to the completion of the Class V transaction.

The calculation of beneficial ownership is made in accordance with SEC rules. According to such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of any restricted stock unit, without regard to whether such right expires before the end of such 60-day period or continues thereafter, and shares issuable pursuant to vested deferred stock units. Under the existing Company certificate, at any time and from time to time, any holder of Class A Common Stock or Class B Common Stock has the right to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis. The numbers of shares beneficially owned and applicable percentage ownership amounts set forth in the following table under “Class C Common Stock” do not reflect conversion of any shares of Class A Common Stock or Class B Common Stock into shares of Class C Common Stock. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be beneficial owners of such securities.

The percentage of beneficial ownership as to any person as of October 15, 2018 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after October 15, 2018, by the sum of the number of shares outstanding as of October 15, 2018 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after October 15, 2018. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such beneficial owners in SEC filings or otherwise, have sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner									Percentage Ownership of All Outstanding Dell Technologies Common Stock	Percentage of Voting Power of All Outstanding Dell Technologies Common Stock
	Class A Common Stock		Class B Common Stock		Class C Common Stock		Class V Common Stock
	Number	Percent(1)	Number	Percent(1)	Number	Percent(1)	Number	Percent(1)
Executive Officers and Directors:
Michael S. Dell(2)	350,859,401	83%	—	—	526,921	2%	—	—	45%	61%
Thomas W. Sweet(3)	14,653	*	—	—	920,724	4%	—	—	*	*
Jeffrey W. Clarke(4)	—	—	—	—	1,713,886	7%	—	—	*	*
David W. Dorman(5)	—	—	—	—	36,008	*	28,436	*	*	*
Egon Durban	—	—	—	—	—	—	—	—	—	—
David I. Goulden(6)	—	—	—	—	690,365	3%	16,055	*	*	*
William D. Green(7)	—	—	—	—	33,499	*	30,188	*	*	*
Ellen J. Kullman(8)	—	—	—	—	36,008	*	28,436	*	*	*
Simon Patterson	—	—	—	—	—	—	—	—	—	—
Rory P. Read(9)	—	—	—	—	139,560	1%	—	—	*	*
All directors and executive officers as a group (16 persons)(10)	350,894,402	83%	—	—	8,684,048	31%	113,313	*	46%	61%
Other Stockholders:
SLD Trust(11)	32,890,896	8%	—	—	—	—	—	—	4%	6%
MSD Partners stockholders(12)	33,449,504	8%	—	—	—	—	—	—	4%	6%
SLP stockholders(13)	—	—	136,986,858	100%	—	—	—	—	18%	24%
Temasek Entity(14)	—	—	—	—	18,181,818	81%	—	—	2%	*
Dodge & Cox(15)	—	—	—	—	—	—	14,279,005	7%	2%	*
The Vanguard Group(16)	—	—	—	—	—	—	17,612,001	9%	2%	*
BlackRock, Inc.(17)	—	—	—	—	—	—	13,276,332	7%	2%	*
Icahn stockholders(18)	—	—	—	—	—	—	16,538,492	8%	2%	*

*	Less than 1%.
(1)

Represents the percentage of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class V Common Stock beneficially owned by each stockholder included in the table based on the number of shares of each such class outstanding as of October 15, 2018, as described in the introduction to this table.

(2)

The shares of Class A Common Stock shown as beneficially owned by Mr. Dell include 10,909,091 shares of Class A Common Stock that Mr. Dell either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018. Such shares do not include (i) 32,890,896 shares of Class A Common Stock owned by the Susan Lieberman Dell Separate Property Trust, or SLD Trust, which Mr. Dell may be deemed to beneficially own, or (ii) 33,449,504 shares of Class A Common Stock beneficially owned by the MSD Partners stockholders.

(3)

The shares of Class C Common Stock shown as beneficially owned by Mr. Sweet include 820,724 shares of Class C Common Stock that Mr. Sweet either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018.

(4)

The shares of Class C Common Stock shown as beneficially owned by Mr. Clarke include 1,713,886 shares of Class C Common Stock that Mr. Clarke either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018.

(5)

The shares of Class C Common Stock shown as beneficially owned by Mr. Dorman include 29,734 shares of Class C Common Stock that Mr. Dorman either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018 and 2,509 shares of Class C Common Stock issuable pursuant to vested deferred stock units. The shares of Class V Common Stock shown as beneficially owned by Mr. Dorman include 25,283 shares of Class V Common Stock that Mr. Dorman either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018 and 1,261 shares of Class V Common Stock issuable pursuant to vested deferred stock units.
(6)

Mr. Goulden terminated employment with the Company effective February 2, 2018. The shares of Class C Common Stock shown as beneficially owned by Mr. Goulden are based on the Company’s books and records as of October 15, 2018, and include 245,674 shares of Class C Common Stock that Mr. Goulden either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018. The shares of Class V Common Stock shown as beneficially owned by Mr. Goulden are based on the Company’s books and records as of February 2, 2018.

(7)

The shares of Class C Common Stock shown as beneficially owned by Mr. Green include 29,734 shares of Class C Common Stock that Mr. Green either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018. The shares of Class V Common Stock shown as beneficially owned by Mr. Green include 25,283 shares of Class V Common Stock that Mr. Green either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018.

(8)

The shares of Class C Common Stock shown as beneficially owned by Mrs. Kullman include 29,734 shares of Class C Common Stock that Mrs. Kullman either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018 and 5,333 shares of Class C Common Stock issuable pursuant to vested deferred stock units. The shares of Class V Common Stock shown as beneficially owned by Mrs. Kullman include 25,283 shares of Class V Common Stock that Mrs. Kullman either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018 and 2,679 shares of Class V Common Stock issuable pursuant to vested deferred stock units.

(9)

The shares of Class C Common Stock shown as beneficially owned by Mr. Read include 139,560 shares of Class C Common Stock that Mr. Read either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days after October 15, 2018.

(10)

The shares shown as beneficially owned by all directors and executive officers as a group include 10,909,091 shares of Class A Common Stock, 6,338,650 shares of Class C Common Stock and 75,849 shares of Class V Common Stock that members of the group either may acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of stock options vesting as of or within 60 days of October 15, 2018, and 7,842 shares of Class C Common Stock and 3,940 shares of Class V Common Stock issuable to members of the group pursuant to vested deferred stock units. The shares shown as beneficially owned by all directors and executive officers as a group do not include 690,365 shares of Class C Common Stock and 16,055 shares of Class V Common Stock shown in the table as beneficially owned by Mr. Goulden, who terminated employment with the Company on February 2, 2018.

(11)	The address of the SLD Trust is c/o Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682.
(12)

The MSD Partners stockholders consist of certain investment funds affiliated with MSD Partners, L.P., an investment firm formed by principals of MSD Capital, L.P., the investment firm that manages the capital of Mr. Dell and his family. The shares of Class A Common Stock shown as beneficially owned by the MSD Partners stockholders consist of 31,856,436 shares of Class A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,593,068 shares of Class A Common Stock owned of record by MSDC Denali EIV, LLC. Such shares of Class A Common Stock are not included in Mr. Dell’s beneficial ownership reported in the table. The address of each of the MSD Partners stockholders is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(13)

The shares of Class B Common Stock shown as beneficially owned by the SLP stockholders consist of 59,317,156 shares of Class B Common Stock owned of record by Silver Lake Partners III, L.P., 1,693,974 shares of Class B Common Stock owned of record by Silver Lake Technology Investors III,

L.P., 40,084,313 shares of Class B Common Stock owned of record by Silver Lake Partners IV, L.P., 589,774 shares of Class B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 35,301,641 shares of Class B Common Stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III (GP), L.L.C., referred to herein as SLTA III. The general partner of SLP Denali Co-Invest, L.P. is SLP Denali Co-Invest GP, L.L.C., and the managing member of SLP Denali Co-Invest GP, L.L.C. is Silver Lake Technology Associates III, L.P. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C., referred to herein as SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, Egon Durban, Kenneth Hao and Gregory Mondre. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(14)

All 18,181,818 shares of Class C Common Stock are owned of record by Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. The address of Venezio Investments Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, Singapore.

(15)

The information concerning Dodge & Cox is based on a Schedule 13G/A filed with the SEC on February 13, 2018. Dodge & Cox reports that, as of December 31, 2017, it had sole voting power over 13,545,920 shares of Class V Common Stock and sole dispositive power over 14,279,005 shares of Class V Common Stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(16)

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group reports that, as of December 31, 2017, it had sole voting power over 160,536 shares of Class V Common Stock, shared voting power over 54,644 shares of Class V Common Stock, sole dispositive power over 17,402,568 shares of Class V Common Stock and shared dispositive power over 209,433 shares of Class V Common Stock. The Vanguard Group reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 98,496 shares of Class V Common Stock as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 171,370 shares of Class V Common Stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(17)

The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on February 8, 2018. BlackRock reports that, as of December 31, 2017, it had sole voting power over 11,668,967 shares of Class V Common Stock, shared voting power over 3,743 shares of Class V Common Stock, sole dispositive power over 13,264,814 shares of Class V Common Stock and shared dispositive power over 11,518 shares of Class V Common Stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(18)

The information concerning the Icahn stockholders is based on a Schedule 13D filed with the SEC on October 15, 2018. The Icahn stockholders report that they may be deemed to be the beneficial owners of, in the aggregate, 16,538,492 shares of Class V Common Stock. Of such shares of Class V Common Stock, 9,179,472 shares were purchased by the Icahn stockholders, and the remaining 7,359,020 shares may be deemed beneficially owned by the Icahn stockholders as a result of their having entered into forward contracts. The Icahn stockholders further report that, as of October 12, 2018, the shares of Class V Common Stock shown as beneficially owned by the Icahn stockholders consist of 3,307,701 shares of Class V Common Stock owned of record by High River Limited Partnership (over which Hopper Investments LLC, Barberry Corp. and Carl C. Icahn have shared voting power and shared dispositive power), 7,745,054 shares of Class V Common Stock owned of record by Icahn Partners LP (over which Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn have shared voting power and shared dispositive power) and

5,485,737 shares of Class V Common Stock owned of record by Icahn Partners Master Fund LP (over which Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn have shared voting power and shared dispositive power). The Icahn stockholders report that the general partner of the High River Limited Partnership is Hopper Investments LLC and the sole member of Hopper Investments LLC is Barberry Corp. The general partner of Icahn Partners LP is Icahn Onshore LP and the general partner of Icahn Partners Master Fund LP is Icahn Offshore LP. The general partner of each of Icahn Onshore LP and Icahn Offshore LP is Icahn Capital LP. The general partner of Icahn Capital LP is IPH GP LLC and the sole member of IPH GP LLC is Icahn Enterprises Holdings L.P. The general partner of Icahn Enterprises Holdings L.P. is Icahn Enterprises G.P. Inc. and the sole stockholder of Icahn Enterprises G.P. Inc. is Beckton Corp. Carl C. Icahn is the sole stockholder of each of Barberry Corp. and Beckton Corp. As such, the Icahn stockholders report that Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn stockholders. In addition, Mr. Icahn is the indirect holder of approximately 91.3% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. The Icahn stockholders further report that Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises L.P., which is the sole limited partner of Icahn Enterprises Holdings L.P. The address for each of the Icahn stockholders, other than Mr. Icahn, is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, New York 10601. The address for Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, New York 10153.

DESCRIPTION OF CAPITAL STOCK BEFORE AND AFTER THE CLASS V TRANSACTION

The following discussion is a summary of the terms of the Company’s capital stock before and after the Class V transaction. This summary may not contain all of the information regarding our capital structure that is important to you. You are therefore urged to read carefully this entire proxy statement/prospectus, including the sections of this proxy statement/prospectus titled “Risk Factors—Risks Relating to Ownership of Class C Common Stock” and “—Risks Relating to Class V Common Stock and our Tracking Stock Structure,” the risk factors that are contained in the documents that are incorporated by reference herein, the existing Company certificate, the amended and restated Company certificate, the Company bylaws, the DGCL, and other corporate laws of Delaware. For purposes of this section, all capitalized terms used but not defined in the following discussion have the meanings given to those terms in the amended and restated Company certificate.

As described under “—Capital Structure After the Class V Transaction,” if the Class V transaction is completed, holders of Class V Common Stock that make share elections or cash elections to which proration is applied will receive shares of Class C Common Stock in exchange for their shares of Class V Common Stock, and our tracking stock structure will be eliminated. For a better understanding of the significant differences between the rights of holders of Class V Common Stock and the rights of holders of Class C Common Stock that will be in effect upon the completion of the Class V transaction, you should read the section of this proxy statement/prospectus titled “Comparison of Rights of Class V Stockholders and Class C Stockholders,” and for additional information about our corporate governance structure after the Class V transaction more generally, you are urged to read “Proposal 2—Adoption of Amended and Restated Company Certificate” as well as the amended and restated Company certificate.

This summary is not meant to be complete and is qualified in its entirety by reference to our existing Company certificate, the amended and restated Company certificate and the Company bylaws. The amended and restated Company certificate is attached to this proxy statement/prospectus as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus, and the existing Company certificate and the Company bylaws have been filed with the SEC and are available on the Company’s website. We will send copies of these governing documents to you, without charge, upon your request. See “Where You Can Find More Information” for information on how you can obtain copies of these documents or view them via the internet.

Ownership and Corporate Structure

The following chart illustrates the legal ownership, economic interest and corporate structure with respect to the Company and VMware, as of October 15, 2018 (1) prior to the Class V transaction and (2) on a pro forma basis after giving effect to the Class V transaction (assuming that all Class V stockholders elect to receive shares of Class C Common Stock) as though it had been completed as of such date.

Current Structure Prior to the Class V Transaction	Pro Forma Structure Giving Effect to the Class V Transaction

(1)	Represents economic interest.
(2)	Represents voting power.
(3)

Represents the economic interest in the Class V Group that is attributable to the DHI Group. As of October 15, 2018, approximately 331 million shares of VMware common stock were held by the Class V Group, of which approximately 38.9% was attributable to the DHI Group.

(4)

As of October 15, 2018, the approximately 331 million shares of VMware common stock held by the Class V Group represented approximately 80.8% of the total outstanding VMware common stock. As indicated above, as of such date, approximately 38.9% of the Class V Group was attributable to the DHI Group and approximately 61.1% of the Class V Group was attributable to the holders of Class V Common Stock.

(5)	We have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction.
(6)

Assumes that all Class V stockholders elect to receive shares of Class C Common Stock. If Class V stockholders elect in the aggregate to receive $9 billion or more of cash, holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would hold approximately 56.2% of the economic interest and 72.5% of the voting power, 18.8% of the economic interest and 24.3% of the voting power and 25.0% of the economic interest and 3.2% of the voting power, respectively, of the outstanding shares of our common stock.

Capital Structure After the Class V Transaction

Authorized Capital Stock

Under the amended and restated Company certificate, the Company’s authorized capital stock will consist of 9,143,025,308 shares of common stock, par value $0.01 per share, referred to herein as the Company common stock, and 1,000,000 shares of preferred stock, par value $0.01 per share, referred to herein as the Company preferred stock. There will be five series of Company common stock, including:

•	one series of common stock designated as Class A Common Stock consisting of 600,000,000 shares;

•	one series of common stock designated as Class B Common Stock consisting of 200,000,000 shares;

•	one series of common stock designated as Class C Common Stock consisting of 7,900,000,000 shares;

•	one series of common stock designated as Class D Common Stock consisting of 100,000,000 shares; and

•

one series of Class V Common Stock consisting of 343,025,308 shares, although the amended and restated Company certificate will provide that, as of its effective date, the Company may not issue any shares of Class V Common Stock.

Because the Company will be prohibited from issuing shares of Class V Common Stock, the Company will effectively be authorized to issue up to 8,800,000,000 shares of its common stock upon the completion of the Class V transaction, even though the amended and restated Company certificate will authorize 9,143,025,308 shares of common stock.

As of October 15, 2018, there were 768,371,322 shares of Company common stock issued and outstanding consisting of 409,538,423 shares of Class A Common Stock, 136,986,858 shares of Class B Common Stock, 22,489,450 shares of Class C Common Stock and 199,356,591 shares of Class V Common Stock. If the merger agreement and the amended and restated Company certificate are adopted by our stockholders, then, upon the completion of the Class V transaction, we will have zero shares of Class V Common Stock outstanding. The number of new shares of Class C Common Stock issued in the Class V transaction will depend on the amount of cash elections made by holders of our Class V Common Stock. If all holders of Class V Common Stock elect to receive shares of Class C Common Stock, we would expect to issue approximately 272,420,782 new shares of Class C Common Stock in the Class V transaction. If holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash, we would expect to issue approximately 159,590,507 new shares of Class C Common Stock in the Class V transaction.

The outstanding shares of Company common stock are, and the shares of Class C Common Stock to be issued in the Class V transaction will be, duly authorized, validly issued, fully paid and non-assessable. Although certain holders of the outstanding shares of Class C Common Stock will have the benefit of registration rights pursuant to the Amended Registration Rights Agreement that will not be available to holders of the shares of Class C Common Stock to be issued in the Class V transaction, there will be no differences under the Company certificate or the Company bylaws between the rights and privileges of the currently outstanding shares of Class C Common Stock and the shares of Class C Common Stock to be issued in the Class V transaction.

Preferred Stock

Subject to obtaining any required stockholder votes or consents provided for in the existing Company certificate or in any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock, the Company’s board of directors is expressly vested with the authority to adopt resolutions providing for the issue of authorized but unissued shares of preferred stock, which shares may be issued from time to time in one or more series in such amounts and for such consideration as may be determined by the Company’s board of directors. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights, will be such as are stated and expressed in resolutions adopted by the Company’s board of directors.

Except as otherwise determined by the Company’s board of directors, all shares of preferred stock will rank equally and will be identical, and all shares of any one series of preferred stock so designated by the Company’s board of directors will be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends on such shares will be cumulative.

Common Stock

General. As of the completion of the merger, no shares of Class V Common Stock will be outstanding. While the amended and restated Company certificate will continue to contain the provisions of the existing Company certificate relating to the respective voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the Class V Common Stock, on the one hand, and the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, on the other hand, which are summarized below under “—Capital Structure Before the Class V Transaction,” upon the completion of the Class V transaction, these provisions will cease to have any practical effect with respect to the Class V Common Stock because no shares of Class V Common Stock will remain outstanding and no shares of Class V Common Stock will thereafter be issuable. The provisions described below with respect to “—Capital Structure Before the Class V Transaction—Additional Class V Group or Class V Common Stock Events” and “—Certain Determinations by the Board of Directors” will also remain in the amended and restated Company certificate, but similarly will cease to have any practical effect upon the completion of the Class V transaction because no shares of Class V Common Stock will remain outstanding at such time and no shares of Class V Common Stock will thereafter be issuable.

Dividends. The amended and restated Company certificate will not provide for mandatory dividends. The Company’s board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on the Company’s common stock. The amended and restated Company certificate will provide that, subject to the provisions of any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Company that may be declared by the Company’s board of directors from time to time with respect to the Company’s common stock out of the assets or funds of the Company legally available therefor, except that in the event that any such dividend is paid in the form of shares of the Company’s common stock or securities convertible, exchangeable or exercisable for shares of the Company’s common stock, holders of each series of the Company’s outstanding common stock would receive shares of such series of common stock or securities convertible, exchangeable or exercisable for shares of such series of common stock, as the case may be.

The amended and restated Company certificate will contain all of the provisions of the existing Company certificate with respect to payment of dividends on the Class V Common Stock and the use of Class V Group assets in payment of dividends, which are summarized below under “—Capital Structure Before the Class V Transaction—Dividends,” but these provisions will cease to have any practical effect upon the completion of the Class V transaction because no shares of Class V Common Stock will remain outstanding at such time and no shares of Class V Common Stock will thereafter be issuable.

Voting Rights. Subject to the terms of the amended and restated Company certificate, each holder of record of: (1) Class A Common Stock is entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock is entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock is entitled to one vote per share of Class C Common Stock; (4) Class D Common Stock is not entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder is entitled to one vote per share of Class D Common Stock); and (5) Class V Common Stock is entitled to one vote per share of Class V Common Stock, in the case of each of (1) through (5), which is outstanding in such holder’s name on the books of the Company and which is entitled to vote. The holders of shares of all series of common stock outstanding will vote as one class with respect to the election of all Group I Directors (which, following the completion of the Class V transaction, will be the only remaining class of directors) and with respect to all other matters to be voted on by stockholders of the Company, except where otherwise required by Delaware law. Delaware law provides that the holders of any series of common stock vote as a separate class upon any proposed amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of such series of common stock so as to affect them adversely if all series of common stock are not so affected. Accordingly, upon the completion of the Class V transaction, the right of holders of Class A Common Stock to elect Group II Directors and the right of holders of Class B Common Stock to elect Group III Directors, which are summarized below under “—Capital Structure Before the Class V Transaction—Voting Rights—Generally,” will cease. The provisions described below with respect to the existing Company certificate under “—Capital Structure Before the Class V Transaction—Voting Rights—Special Voting Rights of the Class V Common Stock” will remain in the amended and restated Company certificate, but, upon the completion of the Class V transaction they will no longer have any practical effect because no shares of Class V Common Stock will remain outstanding at such time and no shares of Class V Common Stock will thereafter be issuable.

As of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, the number of votes to which holders of Class A Common Stock would be entitled would have represented approximately 71.1% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 72.5% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled; the number of votes to which holders of Class B Common Stock would be entitled would have represented approximately 23.8% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 24.3% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled; and the number of votes to which holders of Class C Common Stock would be entitled would have represented approximately 5.1% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock) or 3.2% (assuming the holders of Class V Common Stock elect in the aggregate to receive $9 billion or more in cash) of the total number of votes to which all holders of common stock would be entitled.

Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock

At any time and from time to time, any holder of Class A Common Stock, Class B Common Stock or Class D Common Stock will have the right by written election to the Company to convert all or any of the shares of such series, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis, subject, in the case of any holder of Class D Common Stock, to any legal requirements applicable to such holder (including any applicable requirements under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws).

Upon any transfer of shares of Class A Common Stock or Class B Common Stock to any person, such shares shall automatically be converted into shares of Class C Common Stock on a one-for-one basis, except (1) a transfer to certain affiliated or related persons permitted under the amended and restated Company certificate, (2) in the case of the Class A Common Stock, (i) in a transfer pursuant to certain change of control transactions described in the amended and restated Company certificate or (ii) in connection with the transfer, at substantially the same time, of an aggregate number of shares of common stock held by the MSD Partners stockholders and their permitted transferees greater than 50% of the outstanding shares of common stock owned by the MSD Partners stockholders immediately following the closing of the EMC merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after such date) to any person or group of affiliated persons or (3) in the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of common stock held by the transferor and its permitted transferees greater than 50% of the outstanding shares of common stock owned by the SLP stockholders immediately following the closing of the EMC merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after such date) to any person or group of affiliated persons.

The Company will at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock as will be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

The amended and restated Company certificate will continue to contain all of the provisions with respect to conversion of the Class V Common Stock into Class C Common Stock described below with respect to the existing Company certificate under “—Capital Structure Before the Class V Transaction—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of the Company,” but these provisions will cease to have any practical effect upon the completion of the Class V transaction because no shares of Class V Common Stock will remain outstanding at such time.

Liquidation and Dissolution

In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Company and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Company, the holders of shares of the common stock will be entitled to receive their proportionate interests in the assets of the Company remaining for distribution to holders of stock. The amended and restated Company certificate will contain the provisions of the existing Company certificate with respect to the liquidation rights of the Class V Common Stock, which are summarized below under “—Capital Structure Before the Class V Transaction—Liquidation and Dissolution,” but these provisions will cease to have any practical effect upon the completion of the Class V transaction because no shares of Class V Common Stock will remain outstanding at such time and no shares of Class V Common Stock will thereafter be issuable.

Neither (1) the consolidation or merger of the Company with or into any other person or persons, (2) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Company nor (3) the sale, transfer or lease of all or substantially all of the assets of the Company will itself be deemed to be a liquidation, dissolution or winding-up of the Company.

Capital Structure Before the Class V Transaction

Authorized Capital Stock

Under the existing Company certificate, the Company’s authorized capital stock is identical to that set forth in the amended and restated Company certificate, which is summarized above under “Capital Structure After the Class V Transaction—Authorized Capital Stock,” except that the Company is not prohibited under the existing Company certificate from issuing additional shares of Class V Common Stock.

Preferred Stock

The existing Company certificate’s provisions with respect to preferred stock are identical to those of the amended and restated Company certificate, which are summarized above under “Capital Structure After the Class V Transaction—Preferred Stock.”

Common Stock

General. The Company’s five authorized series of common stock consist of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock. The DHI Group generally refers to the direct and indirect interest of the Company in all of the Company’s business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group (as defined below), as well as the DHI Group’s retained interest in the Class V Group. In connection with the EMC merger, the Company authorized approximately 343 million shares of Class V Common Stock. The Class V Common Stock is a type of common stock commonly referred to as tracking stock, which is a series of common stock that is intended to track the economic performance of a defined set of assets and liabilities. As of October 15, 2018, the 199 million shares of outstanding Class V Common Stock tracked the economic performance of approximately 61.1% of Dell Technologies’ economic interest in the Class V Group. The Class V Group as of such date consisted solely of approximately 331 million shares of VMware common stock held by the Company. The remaining 38.9% economic interest in the Class V Group as of October 15, 2018 was represented by the approximately 129 million retained interest shares held by the DHI Group.

Subject to certain exceptions set forth in the definitions of these terms under “Description of Capital Stock Before and After the Class V Transaction—Definitions,” the “Class V Group” is defined to include:

•	the direct and indirect economic rights of the Company in all of the shares of common stock of VMware owned by the Company;

•

all assets, liabilities and businesses acquired or assumed by the Company or any of its subsidiaries (other than VMware) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group, in each case, as determined by the Company’s board of directors; and

•

all net income and net losses arising in respect of the foregoing, including dividends received by the Company with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

and the “DHI Group” is defined to include:

•

the direct and indirect interest of the Company and any of its subsidiaries (excluding VMware) in all of the businesses, assets, properties, liabilities and preferred stock of the Company and any of its subsidiaries (other than VMware), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group;

•

all assets, liabilities and businesses acquired or assumed by the Company or any of its subsidiaries (other than VMware) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group, in each case, as determined by the Company’s board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date.

The “inter-group interest in the Class V Group” is defined in the existing Company certificate to represent the proportionate undivided interest that the DHI Group may be deemed to hold in the economic performance of the Class V Group not represented by issued and outstanding Class V Common Stock. The inter-group interest in the Class V Group is expressed in terms of “Number of Retained Interest Shares,” which are represented by a number of unissued shares of Class V Common Stock. The “Outstanding Interest Fraction” is defined in the existing Company certificate to represent the interest of shares of Class V Common Stock outstanding on such date in the Class V Group. At any time that all of the interest in the economic performance of the Class V Group is not reflected by the outstanding Class V Common Stock, this fraction will be used, in effect, to allocate to the DHI Group the right to participate, to the extent of its inter-group interest, in any dividend, distribution, liquidation or other payment made to holders of Class V Common Stock. At any time that all of the interest in the economic performance of the Class V Group is fully reflected by the outstanding Class V Common Stock, this fraction will equal one and, accordingly, the DHI Group will not have an inter-group interest in the Class V Group. The DHI Group’s inter-group interest in the Class V Group may be adjusted from time to time under the circumstances described under “—Additional Class V Group or Class V Common Stock Events—Certain

Adjustments to the Number of Retained Interest Shares.” For more information regarding the specific definitions of the terms described above, see “Description of Capital Stock Before and After the Class V Transaction—Definitions” below.

Holders of the Class V Common Stock and the DHI Group common stock are subject to the credit risk of the Company. The Company retains legal title to all of its assets, and its tracking stock capitalization does not limit the legal responsibility of the Company or its subsidiaries for their respective debts and liabilities. The DHI Group and the Class V Group are not separate legal entities and cannot own assets and, as a result, holders of the Class V Common Stock and the DHI Group common stock do not have any direct claim to, or any special legal rights related to, specific assets attributed to the Class  V Group or the DHI Group, respectively.

Dividends

Dividends on Class V Common Stock. Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (1) the assets of the Company legally available therefor and (2) the Class V Group Available Dividend Amount.

The “Class V Group Available Dividend Amount” as of any date means the amount of dividends, as determined by the Company’s board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Company’s board of directors in light of all factors deemed relevant by the board of directors.

If the DHI Group has an inter-group interest in the Class V Group on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

•

if such dividend consists of cash, U.S. publicly traded securities (other than shares of Class V Common Stock) or other assets, the Company will attribute to the DHI Group, referred to herein as a Retained Interest Dividend, an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Company’s board of directors, referred to herein as the Retained Interest Dividend Amount, with a fair value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the fair value of such dividend payable with respect to each outstanding share of Class V Common Stock, as determined in good faith by the Company’s board of directors; or

•

if such dividend consists of shares of Class V Common Stock (including dividends of securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the number of shares (including any fraction of a share) of Class V Common Stock issuable for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to the fourth bullet of “—Additional Class V Group or Class V Common Stock Events—Dividend, Redemption or Conversion in Case of Class V Group Disposition” below, the Retained Interest Dividend Amount may be increased, at the election of the Company’s board of directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group disposition if such shares were not so converted.

A Retained Interest Dividend may, at the discretion of the Company’s board of directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

Dividends on DHI Group Common Stock. Dividends on DHI Group common stock may be declared and paid only out of the lesser of (1) the assets of the Company legally available therefor and (2) the DHI Group Available Dividend Amount (as defined below).

The “DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Company’s board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Group common stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Company’s board of directors in light of all factors deemed relevant by the Company’s board of directors.

Dividends of Class V Common Stock (or dividends of securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Group common stock if the DHI Group has an inter-group interest in the Class V Group on the record date for any such dividend, but only if the sum of:

•

the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock to be so issued); and

•

the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group, is less than or equal to the Number of Retained Interest Shares.

Subject to the provisions of any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock are entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Company that may be declared by the Company’s board of directors from time to time with respect to the DHI Group common stock out of the assets or funds of the Company legally available therefor, except that in the event that any such dividend is paid in the form of shares of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of DHI Group common stock, holders of each series of DHI Group common stock would receive shares of such series of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of such series of DHI Group common stock, as the case may be.

Discrimination between DHI Group Common Stock and Class V Common Stock. The existing Company certificate does not provide for mandatory dividends. The Company’s board of directors has the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, or any other factor.

Voting Rights

Generally. Subject to of the terms of the existing Company certificate, each holder of record of: (1) Class A Common Stock is entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock is entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock is entitled to one vote per share of Class C Common Stock; (4) Class D Common Stock is not entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder is entitled to one vote per share of Class D Common Stock); and (5) Class V Common Stock is entitled to one vote per share of Class V Common Stock, in the case of each of (1) through (5), which is outstanding in such holder’s name on the books of the Company and which is entitled to vote. Subject to certain exceptions in the existing Company certificate (including those described in “—Special Voting Rights of the Class V Common Stock” below), the holders of shares of all series of common stock outstanding vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of the Company, except that the holders of Class A Common Stock (and no other series of common stock) vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other series of common stock) vote with respect to the election of Group III Directors or as otherwise required by Delaware law. Delaware law provides that the holders of any series of common stock vote as a separate class upon any proposed amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of such series of common stock so as to affect them adversely if all series of common stock are not so affected. As of October 15, 2018, the number of votes to which holders of Class V Common Stock would be entitled represented approximately 3.5% of the total number of votes to which all holders of Company common stock would be entitled, the number of votes to which holders of Class A Common Stock would be entitled represented approximately 72.0% of the total number of votes to which all holders of common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled represented approximately 24.1% of the total number of votes to which all holders of common stock would be entitled, and the number of votes to which holders of Class C Common Stock would be entitled represented less than 1% of the total number of votes to which all holders of common stock would be entitled.

Special Voting Rights of the Class V Common Stock. If the Company proposes to:

•

amend the existing Company certificate (1) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (2) to make any amendment, change or alteration to the restrictions on corporate actions described under “—Restrictions on Corporate Actions,” in each case whether by merger, consolidation or otherwise; or

•

effect any merger or business combination as a result of which (1) the holders of all classes and series of common stock will no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (2) the holders of Class V Common Stock do not receive consideration of the same type as the other series of common stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate fair value of the outstanding Class V Common Stock over the 30-trading day period ending on the trading day preceding the date of the first public announcement of such merger or business combination to the aggregate fair value of the other outstanding series of common stock over the same 30-trading day period (unless such securities are not publicly traded, in which case the aggregate fair value of such securities will be determined as of the fifth trading day of such period), then, in each case, such action is subject to, and may not be undertaken unless, the Company has received the affirmative vote of the holders of record (excluding shares held by the Company’s affiliates, which includes the MD stockholders and the SLP stockholders), as of the record date for the meeting at which such vote is taken, of Class V Common Stock holding a majority in voting power (excluding shares held by the Company’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting as a separate class. Any such vote will be in addition to, and not in lieu of, any vote of the stockholders of the Company required by law to be taken with respect to the applicable action.

For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Company bylaws (which establishes the Capital Stock Committee (as defined under “Description of Capital Stock Before and After the Class V Transaction—Definitions” and described under “Comparison of Rights of Class V Stockholders and Class C Stockholders—Tracking Stock Policy—Capital Stock Committee”) will not be amended or repealed (1) by the stockholders of the Company unless such action has received the affirmative vote of the holders of record (excluding shares held by the Company’s affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (excluding shares held by the Company’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting as a separate class and (ii) common stock representing a majority of the aggregate voting power of common stock present, in person or by proxy, at such meeting and entitled to vote thereon or (2) by any action of the Company’s board of directors.

Except as otherwise described above and except for certain consent rights of Class A stockholders and Class B stockholders with regard to the amendments to the Company certificate, no class or series of Company common stock is entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock vote as one class with respect to any proposed amendment to the existing Company certificate that (1) would increase (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Company, or (2) decrease (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Company hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Company is required for the approval of any such matter, except that, the foregoing only applies to a proposed increase in the number of shares of Class V Common Stock authorized to be issued under the existing Company certificate when such increase has received the approval of the Capital Stock Committee in such circumstances and as provided in the Company bylaws.

Additional Class V Group or Class V Common Stock Events

Redemption for VMware Common Stock. At any time that shares of VMware common stock comprise all of the assets of the Class V Group, the Company may, at its option and subject to assets of the Company being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of VMware common stock, referred to herein as the Distributed VMware Shares, as provided in the existing Company certificate. Each outstanding share of Class V Common Stock would be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date (as defined under “Description of Capital Stock Before and After the Class V Transaction—Definitions”) and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this paragraph would occur on the date set forth in the public notice made pursuant to the applicable notice provisions of the existing Company certificate, referred to herein as the Class V Group VMware Redemption Date. The Company will not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this paragraph without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with the foregoing.

Redemption for Securities of Class V Group Subsidiary. At any time that shares of VMware common stock do not comprise all of the assets of the Class V Group, the Company may, at its option and subject to assets of the Company being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of a wholly owned subsidiary of the Company, referred to herein as a Class V Group subsidiary, that holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group, except that the common stock received is the only outstanding equity security of such Class V Group subsidiary and that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group subsidiary to be delivered in such a redemption of each outstanding share of Class V Common Stock would be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (1) the product of (i) the number of outstanding shares of common stock of the Class V Group subsidiary and (ii) the Outstanding Interest Fraction, by (2) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date (as defined under “Description of Capital Stock Before and After the Class V Transaction—Definitions”). The Company will not redeem shares of Class V Common Stock for shares of common stock of the Class V Group subsidiary as described above without redeeming all outstanding shares of Class V Common Stock in accordance with the foregoing.

Any such redemption will occur on a Class V Group Redemption Date (as defined under “Description of Capital Stock Before and After the Class V Transaction—Definitions”) set forth in a notice to holders of Class V Common Stock pursuant to the applicable notice provisions of the existing Company certificate.

If the Company’s board of directors determines to effect a redemption of the Class V Common Stock as described above, shares of Class V Common Stock will be redeemed in exchange for common stock of the Class V Group subsidiary, as determined by the Company’s board of directors, on an equal per share basis.

Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a disposition, in one transaction or a series of related transactions, by the Company and its subsidiaries (other than VMware) of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more persons (other than in one or a series of Excluded Transactions (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section), referred to herein as a Class V Group disposition, the Company will, on or prior to the 120th trading day following the consummation of such Class V Group disposition and in accordance with the applicable provisions of the existing Company certificate, take the actions referred to below, as elected by the Company’s board of directors:

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Subject to the discussion above under “—Dividends—Dividends on Class V Common Stock,” the Company may declare and pay a dividend payable in cash, publicly traded securities (other than securities of the Company) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate fair value equal to the Class V Group Allocable Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) of such Class V Group disposition (regardless of the form or nature of the proceeds received by the Company from the Class V Group disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Company’s board of directors, with such dividend to be paid in accordance with the applicable provisions under “—Dividends.”

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Provided that there are assets of the Company legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to the first bullet above in lieu of effecting the redemption provided for in this second bullet, the Company may apply an aggregate amount of cash or publicly traded securities (other than securities of the Company) or any combination thereof with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition (regardless of the form or nature of the proceeds received by the Company from the Class V Group disposition) as of the Class V Group Redemption Selection Date, referred to herein as the Class V Group Redemption Amount, to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the second trading day following the public announcement of the Class V Group Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) as set forth in the applicable notice provisions of the existing Company certificate, except that if such Class V Group disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption as described in this second bullet will be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or publicly traded securities (other than securities of the Company) or any combination thereof, with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition, on an equal per share basis.

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Provided that the Class C Common Stock is then traded on a U.S. securities exchange, the Company may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the second trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the existing Company certificate into an aggregate number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the second trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the existing Company certificate by (2) the average market value of one share of Class C Common Stock over the same 10-trading day period.

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Provided that the Class C Common Stock is then traded on a U.S. securities exchange, the Company may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by the third bullet above with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in the first bullet above (in the case of a dividend) or the second bullet above (in the case of a redemption) (including the limitations specified in other sections of the existing Company certificate referred to therein).

In the event the Company’s board of directors elects the option pursuant to the fourth bullet above, the portion of the outstanding shares of Class V Common Stock to be converted into fully paid and non-assessable shares of Class C Common Stock will be determined by the Company’s board of directors and will be so converted at the conversion rate determined in accordance with the third bullet above and the Company will (1) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions under “—Dividends” or (2) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group disposition in accordance with the fourth bullet above and any related adjustment to the Number of Retained Interest Shares, by (2) one minus a fraction, the numerator of which will be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with the fourth bullet above and the denominator of which will be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (1) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock will be redeemed for cash, publicly traded securities (other than securities of the Company) or other assets, or any combination thereof, with an aggregate fair value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with the fourth bullet above, such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions described under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed will be determined pursuant to the second bullet above, substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with the fourth bullet above, and such shares will be redeemed for cash, publicly traded securities (other than securities of the Company) or other assets, or any combination thereof, with an aggregate fair value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section). In the case of a redemption, the allocation of the cash, publicly traded securities (other than securities of the Company) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated pursuant to the second bullet above.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition”:

•	“Excluded Transaction” means, with respect to the Class V Group:

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the disposition by the Company of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding-up of the Company and the distribution of assets to stockholders as referred to under “—Liquidation and Dissolution”;

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the disposition of the businesses, assets, properties, liabilities and preferred stock of the Class V Group as contemplated under “—Redemption for VMware Common Stock” or “—Redemption for Securities of Class V Group Subsidiary,” or otherwise to all holders of Class V Common Stock, divided among such holders on a pro rata basis in accordance with the number of shares of Class V Common Stock outstanding;

•	the disposition to any wholly owned subsidiary of the Company; or

•	a disposition conditioned upon the approval of the holders of Class V Common Stock (excluding shares held by the Company’s affiliates), voting as a separate voting group.

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“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group disposition, an amount, if any, equal to the fair value of what remains of the gross proceeds of such disposition to the Company after any payment of, or reasonable provision for, without duplication: (1) any taxes, including withholding taxes, payable by the Company or any of its subsidiaries (other than VMware) (currently, or otherwise as a result of the utilization of the Company’s tax attributes) in respect of such disposition or in respect of any resulting dividend or redemption pursuant to the first, second, third or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition”; (2) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; (3) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company or any of its subsidiaries (other than VMware) incurred in connection with or resulting from such disposition or otherwise, and any liabilities for future purchase price adjustments; and (4) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

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“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) the Class V Group Net Proceeds of such Class V Group disposition, by (2) the Outstanding Interest Fraction as of such date.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the definition of “Class V Group Disposition”:

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as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-fair value of the assets of the Class V Group as of such date;

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in the case of a Class V Group disposition effected in a series of related transactions, such Class V Group disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

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if the Company’s board of directors seeks the approval of the holders of Class V Common Stock entitled to vote thereon to qualify a Class V Group disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group disposition was consummated for purposes of making the determinations and taking the actions prescribed under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the applicable notice provisions of the existing Company certificate, and no subsequent vote may be taken to qualify such Class V Group disposition as an Excluded Transaction; and

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in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to the second or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” at a time when the Number of Retained Interest Shares is greater than zero, the Company will attribute to the DHI Group concurrently with such redemption an aggregate amount, referred to herein as the Retained Interest Redemption Amount, of cash, securities (other than securities of the Company) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate fair value equal to the difference between (1) the Class V Group Net Proceeds and (2) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with the second and fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” (such attribution being referred to herein as the Retained Interest Partial Redemption). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in clause (2) of the second bullet of the definition of “Number of Retained Interest Shares” under “Description of Capital Stock Before and After the Class V Transaction—Definitions.” The Retained Interest Redemption Amount may, at the discretion of the Company’s board of directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

Certain Adjustments to the Number of Retained Interest Shares. As set forth in more complete detail under the definition of Number of Retained Interest Shares as set forth under “Description of Capital Stock Before and After the Class V Transaction—Definitions,” the Number of Retained Interest Shares as follows are from time to time:

•	adjusted:

•	to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Class V Common Stock; and

•	upon the issuance of dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

•	decreased:

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when the Company issues or sells shares of Class V Common Stock and the proceeds of such an issuance or sale are attributed to the DHI Group or issued as a dividend to the holders of DHI Group common stock;

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in the case of an attribution of cash, securities (other than securities of the Company) to the DHI Group upon the redemption of shares of Class V Common Stock in connection with a disposition of all or substantially all of the assets attributed to the Class V Group;

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upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares; and

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upon the transfer or allocation of assets from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, to the extent such assets were not exchanged for a reallocation of cash or other assets of the DHI Group (or in connection with an assumption by the DHI Group of liabilities of the Class V Group) having an equivalent fair market value; and

•	increased:

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in the case of a retirement or redemption of Class V Common Stock following (1) a purchase or redemption of such Class V Common Stock with funds attributed to the DHI Group, (2) a retirement or redemption of such Class V Common Stock owned by the DHI Group or (3) a conversion of such Class V Common Stock in connection with a disposition of all or substantially all of the assets attributed to the Class V Group;

•	upon the payment of a dividend to holders of Class V Common Stock consisting of shares of Class V Common Stock;

•	in the case of a deemed conversion, exchange or exercise of convertible securities into shares of Class V Common Stock; and

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upon the transfer or allocation of assets from the DHI Group to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, to the extent such assets were not exchanged for a reallocation of cash or other assets of the Class V Group (or in connection with an assumption by the Class V Group of liabilities of the DHI Group) having an equivalent fair market value; and

•	increased or decreased:

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under such other circumstances as the Company’s board of directors determines appropriate or required by the other terms of the existing Company certificate to reflect the economic substance of any other event or circumstance, except that each such adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date (as defined under “Description of Capital Stock Before and After the Class V Transaction—Definitions”) on which all outstanding shares of Class V Common Stock are redeemed or converted, each share of Class V Common Stock of the Company that is to be issued on exchange, conversion or exercise of any convertible securities will, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Company or the Company’s board of directors or the holder of such convertible security:

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in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to the second bullet under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” or “—Redemption for Securities of Class V Group Subsidiary,” be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

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in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to the third or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” or under “—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of the Company,” be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence will not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such convertible securities.

Deemed Conversion of Certain Convertible Securities. To the extent convertible securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an inter-group interest in the Class V Group, in addition to making an adjustment pursuant to the second bullet of the third paragraph under “—Dividends—Dividends on Class V Common Stock,” the Company may, when at any time such convertible securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such convertible securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to the third bullet of the definition of “Number of Retained Interest Shares” under “Description of Capital Stock Before and After the Class V Transaction—Definitions,” and must do so to the extent such convertible securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such convertible securities require payment of consideration for such conversion, exchange or exercise, the DHI Group will then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of convertible securities deemed converted, exchanged or exercised (and the Class V Group will be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such convertible securities were so considered converted, exchanged or exercised will be deemed held by the DHI Group and such convertible securities will no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of convertible securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise will be filed with the secretary of the Company and, upon such filing, such deemed conversion, exchange or exercise will be effectuated.

Certain Determinations by the Board of Directors

Generally. The Company’s board of directors makes such determinations with respect to (1) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (2) the application of the provisions of the existing Company certificate to transactions to be engaged in by the Company and (3) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of common stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to under this section “—Certain Determinations by the Board of Directors,” except that any of such determinations that would require approval of the Capital Stock Committee under the Company bylaws are effective only if made in accordance with the Company bylaws. A record of any such determination will be filed with the records of the actions of the Company’s board of directors.

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Upon any acquisition by the Company or its subsidiaries (other than VMware) of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either the DHI Group or the Class V Group, the Company’s board of directors will determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) will be for the benefit of the DHI Group or the Class V Group or both and, accordingly, will be attributed to such group or groups, in accordance with the definitions of DHI Group or Class V Group set forth above, as the case may be.

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Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Company’s board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued will reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Company’s board of directors will determine, based on whether the cash or other assets paid in such repurchase was attributed to the DHI Group or the

Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased will increase such Number of Retained Interest Shares.

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Upon any issuance by the Company or any subsidiary thereof of any securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such convertible securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Company’s board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto will, in whole or in part, reduce such Number of Retained Interest Shares.

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Upon any issuance of any shares of preferred stock (or stock other than Company common stock) of any series, the Company’s board of directors will attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Company common stock) in the business of either the DHI Group or the Class V Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both groups, in such proportion as the Company’s board of directors will determine.

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Upon any redemption or repurchase by the Company or any subsidiary thereof of shares of preferred stock (or stock other than Company common stock) of any class or series or of other securities or debt obligations of the Company, the Company’s board of directors will determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased will be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Company common stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each group.

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Upon any transfer to either the DHI Group or the Class V Group of businesses, assets or properties attributed to the other group, the Company’s board of directors will determine the consideration therefor to be attributed to the transferring group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Capital Stock Before and After the Class V Transaction—Definitions.”

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Upon any assumption by either the DHI Group or the Class V Group of liabilities or preferred stock attributed to the other group, the Company’s board of directors will determine the consideration therefor to be attributed to the assuming group in exchange therefor, including, without limitation, cash, securities or other property of the other group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Capital Stock Before and After the Class V Transaction—Definitions.”

Certain Determinations Not Required. Notwithstanding the foregoing provisions under “—Certain Determinations by the Board of Directors” or any other provision in the existing Company certificate, at any time when there are no shares of Class V Common Stock outstanding (or securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Company need not:

•	attribute any of the businesses, assets, properties, liabilities or preferred stock of the Company or any of its subsidiaries (other than VMware) to the DHI Group or the Class V Group; or

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make any determination required in connection therewith, nor will the Company’s board of directors be required to make any of the determinations otherwise required under “—Certain Determinations by the Board of Directors,”

and in such circumstances the holders of the shares of DHI Group common stock outstanding will (unless otherwise specifically provided in the existing Company certificate) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of Company common stock.

Board of Directors Determinations Binding. Any determinations made in good faith by the Company’s board of directors under any provision described under “—Certain Determinations by the Board of Directors” or otherwise in furtherance of the application of such provisions are final and binding, except that any of such determinations that would require approval of the Capital Stock Committee under the Company bylaws are final and binding only if made in accordance with the Company bylaws.

Conversion

The existing Company certificate’s provisions with respect to conversions of the Company’s Class A Common Stock, Class B Common Stock and Class D Common Stock, respectively, are identical to those of the amended and restated Company certificate, which are summarized above under “—Capital Structure After the Class V Transaction—Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.”

Conversion of Class V Common Stock into Class C Common Stock at the Option of the Company. At the option of the Company, exercisable at any time the Class C Common Stock is then traded on a U.S. securities exchange, the Company’s board of directors may authorize (the date the Company’s board of directors makes such authorization being referred to herein as the Class V Conversion Determination Date) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable publicly traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage (as defined in “Description of Capital Stock Before and After the Class V Transaction—Definitions”) as of the Class V Conversion Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period.

At the option of the Company, if certain tax events described in the existing Company certificate occur, the Company’s board of directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period, except that such conversion will only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

If the Company determines to convert shares of Class V Common Stock into Class C Common Stock as described above, such conversion will occur on a Class V Group Conversion Date on or prior to the 45th day following the Class V Conversion Determination Date and will otherwise be effected pursuant to the applicable notice provisions of the existing Company certificate.

The Company will not convert shares of Class V Common Stock into shares of Class C Common Stock as described above without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock as described above.

Liquidation and Dissolution

Generally. In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Company and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Company (regardless of whether the shares are to be attributed to the DHI Group or the Class V Group), the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will be entitled to receive their proportionate interests in the assets of the Company remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Group common stock and Class V Common Stock.

Neither (1) the consolidation or merger of the Company with or into any other person or persons, (2) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Company nor (3) the sale, transfer or lease of all or substantially all of the assets of the Company will itself be deemed to be a liquidation, dissolution or winding-up of the Company.

Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Group common stock are as follows:

•	each share of DHI Group common stock has one liquidation unit; and

•

each share of Class V Common Stock has a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period commencing on (and including) the first trading day on which the Class V Common Stock traded in the regular way market on the NYSE, by (2) the fair value of a share of Class C Common Stock, determined as of the fifth trading day of such period by the Company’s board of directors;

except that if the Company, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Company’s board of directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

The Company’s board of directors receives quarterly third party valuations of its common stock, and the Company’s board of directors expects that its determination of the fair value of a share of Class C Common Stock as provided in clause (2) above will be based on the most recently completed valuation and such other factors as the Company’s board of directors determines are relevant. No approval of the Capital Stock Committee is required for this determination.

Whenever an adjustment is made to the number of liquidation units, the Company will promptly thereafter prepare and file a statement of such adjustment with the secretary of the Company. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

Restrictions on Corporate Actions

For so long as any shares of Class V Common Stock remain outstanding, the Company may not authorize or issue any class or series of common stock (other than (1) Class V Common Stock or (2) Company common stock with an inter-group interest in the Class V Group) intended to reflect an economic interest of the Company in assets comprising the Class V Group, including VMware common stock.

Preemptive Rights

Subject to the provisions of any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock, upon the completion of the Class V transaction, no holder of shares of stock of the Company will have any preemptive or other rights to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any resolutions of the Company’s board of directors providing for the creation of any series of preferred stock, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Company’s board of directors to such persons, and on such terms and for such lawful consideration, as in its discretion it will deem advisable or as to which the Company will have by binding contract agreed.

The existing stockholders agreements provide that, prior to an initial underwritten public offering of DHI Group common stock, each of the MD stockholders, the MSD Partners stockholders, the SLP stockholders and Temasek will be entitled to participate in any issuance by the Company of DHI Group common stock on a pro rata basis on the same terms and conditions and at the same price per share. This participation right is subject to certain customary exceptions. If the Class V transaction is completed, the Company’s stockholders agreements will be amended to terminate this participation right upon the completion of the Class  V transaction.

Transfer Agent

The transfer agent and registrar for shares of Company common stock is American Stock Transfer & Trust Company, LLC.

Listing of Class C Common Stock

It is a condition to the completion of the Class V transaction that the shares of Class C Common Stock to be issued in the Class V transaction be approved for listing on the NYSE, subject only to official notice of issuance.

Definitions

For purposes of the existing Company certificate, the amended and restated Company certificate and the Company bylaws, the following terms have the meanings set forth below:

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“Applicable Conversion Percentage” means (1) from the first date the Class C Common Stock is traded on a U.S. securities exchange until the first anniversary thereof, 120%, (2) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (3) from and after the second anniversary of such date, 110%.

•	“Capital Stock Committee” means the standing committee of the Company’s board of directors as provided for in the Company bylaws.

•	“Class V Group” means, as of any date:

•	the direct and indirect economic rights of the Company in all of the shares of common stock of VMware owned by the Company as of immediately following the completion of the EMC merger;

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all assets, liabilities and businesses acquired or assumed by the Company or any of its subsidiaries (other than VMware) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the completion of the EMC merger and as shall be determined by the Company’s board of directors; and

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all net income and net losses arising in respect of the foregoing, including dividends received by the Company with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

except that the Class V Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the EMC merger for which fair value of the proceeds has been allocated to the Class V Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such disposition, (3) any assets, liabilities or businesses transferred or allocated after the completion of the EMC merger from the Class V Group to the DHI Group, from and after the date of such transfer or allocation or (4) any Retained Interest Dividend Amount or Retained Interest Redemption Amount (each as defined above under “—Additional Class V Group or Class V Common Stock Events—Dividend, Redemption or Conversion in Case of Class V Group Disposition”), from and after the date of such transfer or allocation.

•	“Class V Group Conversion Date” means any date and time fixed by the Company’s board of directors for a conversion of shares of Class V Common Stock pursuant to the existing Company certificate.

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“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Company’s board of directors on which shares of Class V Common Stock are to be selected for exchange pursuant to the existing Company certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

•	“Class V Group Redemption Date” means any date and time fixed by the Company’s board of directors for a redemption of shares of Class V Common Stock pursuant to the existing Company certificate.

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“Class V Group Redemption Selection Date” means the date and time fixed by the Company’s board of directors on which shares of Class V Common Stock are to be selected for redemption pursuant to the existing Company certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

•	“DHI Group” means, as of any date:

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the direct and indirect interest of the Company and any of its subsidiaries (excluding VMware) immediately following the completion of the EMC merger in all of the businesses, assets, properties, liabilities and preferred stock of the Company and any of its subsidiaries (other than VMware), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group;

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all assets, liabilities and businesses acquired or assumed by the Company or any of its subsidiaries (other than VMware) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Group common stock, convertible securities convertible into or exercisable or exchangeable for shares of DHI Group common stock, or indebtedness or Company preferred stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any inter-group interest in the Class V Group), in each case, after the completion of the EMC merger and as determined by the Company’s board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date;

except, that the DHI Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the EMC merger for which fair value of the proceeds has been allocated to the DHI Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of DHI Group common stock or in redemption of shares of DHI Group common stock, from and after the date of such disposition or (3) any assets, liabilities or businesses transferred or allocated after the completion of the EMC merger from the DHI Group to the Class V Group (other than through the inter-group interest in the Class V Group, if any, pursuant to clause (4) above), from and after the date of such transfer or allocation.

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“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with the existing Company certificate, which will be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Company and its subsidiaries (other than VMware) immediately following the completion of the EMC merger minus the number of shares of Class V Common Stock issued in the EMC merger and will from time to time thereafter be (without duplication):

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adjusted, if before such adjustment such number is greater than zero, as determined by the Company’s board of directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

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decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Company’s board of directors (without duplication): (1) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Company, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Group common stock pursuant to the second paragraph under “—Dividends—Dividends on DHI Group Common Stock”; (2) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to the second or fourth bullets of “—Additional Class V Group or Class V Common Stock Events—Dividend, Redemption or Conversion in Case of Class V Group Disposition,” by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (3) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares and (4) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the aggregate fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such transfer or allocation;

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increased, by action of the Company’s board of directors, (1) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (i) following their purchase or redemption with funds or other assets attributed to the DHI Group, (ii) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (iii) following their conversion into shares of Class C Common Stock pursuant to the third or fourth bullets of “—Additional Class V Group or Class V Common Stock Events—Dividend, Redemption or Conversion in Case of Class V Group Disposition”; (2) in accordance with the applicable provisions of the second bullet of the third paragraph under “—Dividends—Dividends on Class V Common Stock”; (3) the number of shares of Class V Common Stock into or for which convertible securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to “—Additional Class V Group or

Class V Common Stock Events—Deemed Conversion of Certain Convertible Securities” and (4) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such contribution; and

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increased or decreased under such other circumstances as the Company’s board of directors determines to be appropriate or required by the other terms of the existing Company certificate to reflect the economic substance of any other event or circumstance, except that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

COMPARISON OF RIGHTS OF CLASS V STOCKHOLDERS AND CLASS C STOCKHOLDERS

Upon the completion of the Class V transaction, holders of Class V Common Stock that make share elections, or cash elections to which proration is applied will receive shares of Class C Common Stock in exchange for their shares of Class V Common Stock. The following description summarizes the material differences between the rights of holders of Class V Common Stock and the rights of holders of Class C Common Stock that will be in effect upon the completion of the Class V transaction and the effectiveness of the amended and restated Company certificate. Although this summary discusses the material differences between these two series of our common stock, this summary may not contain all of the information that is important to you. You are urged to read carefully this entire proxy statement/prospectus, including the sections titled “Risk Factors—Risks Relating to Ownership of Class C Common Stock” and “—Risks Relating to Class V Common Stock and our Tracking Stock Structure,” as well as “Proposal 2—Adoption of Amended and Restated Company Certificate” and “Description of Capital Stock Before and After the Class V Transaction.” In addition, for a more complete understanding of the material differences, you should read the existing Company certificate and Company bylaws, and the amended and restated Company certificate. The amended and restated Company certificate is attached to this proxy statement/prospectus as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement/prospectus, and the other governance documents referred to in this summary have been filed with the SEC and are available on the Company’s website. We will send copies of these governing documents to you, without charge, upon your request. See “Where You Can Find More Information” for information on how you can obtain copies of these documents or view them via the internet.

Elimination of Tracking Stock Structure

Upon the completion of the Class V transaction, our tracking stock structure will be eliminated because the outstanding Class V Common Stock will cease to be outstanding at the effective time of the merger and, under the amended and restated Company certificate, we will be prohibited from issuing any shares of Class V Common Stock. The Class V Common Stock is intended to track the economic performance of a distinct set of assets consisting, as of October 15, 2018, of approximately 61.1% of Dell Technologies’ economic interest in the Class V Group. As of October 15, 2018, the sole assets of the Class V Group consisted of approximately 331 million shares of VMware common stock owned by the Company. Currently, the Class C Common Stock represents an interest in all of Dell Technologies’ business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group, as well as the DHI Group’s approximately 38.9% retained interest in the Class V Group as of October 15, 2018. Upon the completion of the Class V transaction, the Class C Common Stock will represent an interest in all of Dell Technologies’ business, assets, properties, liabilities, and preferred stock, including all of the assets, properties and liabilities that are currently attributed to the Class V Group.

Following the Class V transaction, former holders of Class V Common Stock will no longer have special class voting rights or be subject to certain redemption or conversion provisions related to the Class V Group. In addition, there will no longer be a Capital Stock Committee or a tracking stock policy, which is summarized below under “—Tracking Stock Policy.”

Comparison of Rights

The following chart summarizes the material differences in rights between holders of Class V Common Stock and, after the Class V transaction, holders of Class C Common Stock.

Class V Common Stock	Class C Common Stock After the Class V Transaction

Dividends

For additional information about dividends see “Description of Capital Stock Before and After the Class V Transaction—Capital Structure After the Class V Transaction—Common Stock—Dividends” and “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Dividends.”

Class V Common Stock	Class C Common Stock After the Class V Transaction

•  Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (1) the assets of the Company legally available therefor and (2) the Class V Group Available Dividend Amount (as defined in “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Dividends”), which is based on the assets and liabilities of the Class V Group.

• Dividends on the Class V Common Stock may be declared and paid only out of the assets of the Company legally available therefor.

•  The Company’s board of directors has the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on all of its outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, or any other factor.

•  The Company’s board of directors has the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of the Company’s common stock. The holders of Class C Common Stock are entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Company that may be declared by the Company’s board of directors from time to time with respect to any series of common stock, except in limited circumstances.

•  The Company’s tracking stock policy states that the Company does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Company’s board of directors will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of the Company as a whole, and other factors that the Company’s board of directors considers relevant.

•  The Company does not currently intend to pay cash dividends on its common stock, including the Class C Common Stock, in the immediate future. Any future determination to declare cash dividends will be made at the discretion of the Company’s board of directors and will depend upon its results of operations, financial condition and business prospects, limitations on the payment of dividends under our certificate of incorporation, the terms of its indebtedness and applicable law, and such other factors as the board of directors may deem relevant.

Voting Rights

For additional information about voting rights see “Description of Capital Stock Before and After the Class V Transaction—Capital Structure After the Class V Transaction—Common Stock—Voting Rights” and “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Voting Rights.”

•  One vote per share, voting together with the holders of shares of all series of the Company’s common stock outstanding as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by all of the stockholders of the Company.

•  One vote per share, voting together with the holders of the Class A Common Stock and Class B Common Stock as one class with respect to the election of directors and with respect to all other matters to be voted on by all of the stockholders of the Company.

•  The holders of Class V Common Stock also have certain special class voting rights related to the Class V Group as described under “Description of Capital Stock Before and After the Class V Transaction—Capital Stock Before the Exchange

• No special class voting rights, except as provided by Delaware law.

Class V Common Stock	Class C Common Stock After the Class V Transaction
Transaction—Voting Rights—Special Voting Rights of the Class V Common Stock.”
Special Dividend, Redemption and Conversion Rights

•  Holders of Class V Common Stock have certain special dividend, redemption and conversion rights related to the Class V Group as described under “Description of Capital Stock Before and After the Class V Transaction—Capital Stock Before the Class V Transaction—Additional Class V Group or Class V Common Stock Events—Dividend, Redemption or Conversion in Case of Class V Group Disposition.”

• No special dividend, redemption or conversion rights.

Liquidation and Dissolution

For additional information about liquidation and dissolution rights see “Description of Capital Stock Before and After the Class V Transaction—Capital Structure After the Class V Transaction—Liquidation and Dissolution” and “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Liquidation and Dissolution.”

•  In the event of a liquidation, dissolution or winding-up of the Company, the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will be entitled to receive their proportionate interests in the assets of the Company available for distribution to holders of common stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of “liquidation units” per share of DHI Group common stock and Class V Common Stock.

•  In the event of a liquidation, dissolution or winding-up of the Company, the holders of shares of Class C Common Stock will be entitled to receive their proportionate interests in the assets of the Company available for distribution to holders of all common stock in proportion to the respective number of shares of common stock they hold.

The number of liquidation units to which each share of Class V Common Stock is entitled is based on the average market value of a share of Class V Common Stock over an observation period relative to the fair value of a share of Class C Common Stock.

Tracking Stock Policy

The administration of the Class V Group currently is governed by the Company’s tracking stock policy. Upon the completion of the Class V transaction, there will no longer be a Capital Stock Committee or a tracking stock policy.

General Policy

The Class V Group was intended to initially reflect the direct and indirect economic rights of the Company in the shares of Class A common stock of VMware and shares of Class B common stock of VMware, in each case as owned indirectly by the Company immediately following the completion of the EMC merger. As of October 15, 2018, the Company beneficially owned, directly and indirectly through its wholly owned subsidiaries, 30,678,605 shares of Class A common stock of VMware and 300,000,000 shares of Class B common stock of VMware. From time to time, the Company’s board of directors may allocate and reallocate assets and liabilities attributed to the Class V Group and the DHI Group, subject to the limitations set forth in the Company certificate, the Company bylaws and as set forth in the tracking stock policy. Any such allocation or reallocation of assets and/or liabilities between the Groups, and the impact thereof, are reflected in the unaudited financial information that we provide in our periodic filings with the SEC, which show the attribution of our assets, liabilities, revenue and expenses to the Class V Group in accordance with the tracking stock policy. Any such allocation or reallocation, and any other matter discussed under “—Relationship between the DHI Group and the Class V Group” below, would not change the relative economic interests of the holders of Class V Common Stock and the holders of DHI Group common stock in the Class V Group (approximately 61.1% and 38.9%, respectively, as of October 15, 2018), unless such allocation or reallocation involved a transfer of assets or liabilities from one group to the other in return for an increase or decrease, as the case may be, of the DHI Group’s retained interest in the Class V Group as discussed below.

The tracking stock policy provides that all material matters as to which the holders of DHI Group common stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Company’s board of directors and, where expressly provided in the tracking stock policy or in the Company bylaws, the Capital Stock Committee (as described under “—Capital Stock Committee”) determine in accordance with such directors’ business judgment to be in the best interests of the Company and its stockholders as a whole.

Amendment and Modification

The Company’s board of directors may not change the policies set forth in the tracking stock policy without the approval of the Capital Stock Committee, subject to certain limitations. The Company’s board of directors also may not, without the approval of the Capital Stock Committee, adopt additional policies or make exceptions with respect to the application of the policies described in the tracking stock policy in connection with particular facts and circumstances, all as the Company’s board of directors may determine in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any decision by the Company’s board of directors to amend, modify or rescind the tracking stock policy requires the approval of the Capital Stock Committee and is final, binding and conclusive.

Corporate Opportunities

Allocation. The tracking stock policy provides that the Company’s board of directors will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group, in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole, which may involve the consideration of a number of factors that the Company’s board of directors determines to be relevant including, without limitation:

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whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of the business of either the DHI Group or the Class V Group;

•	whether the DHI Group or the Class V Group is better positioned to undertake or have allocated to it that business opportunity or operation or acquired asset or business; and

•	existing contractual agreements and restrictions.

No Prohibition

The DHI Group and the Class V Group are not prohibited from:

•	engaging in the same or similar business activities or lines of business as the other group;

•	doing business with any potential or actual supplier, competitor or customer of the other group; or

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other group.

No Duty, Responsibility or Obligation

In addition, neither the Company nor the DHI Group or Class V Group has any duty, responsibility or obligation:

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to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that is, from its nature, in the line of either group’s business and is of practical advantage to either group;

•	to have one group provide financial support to the other group; or

•	otherwise to have one group assist the other group.

Relationship Between the DHI Group and the Class V Group

The tracking stock policy provides that the Company will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

Commercial Inter-Group Transactions. All material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s length dealings with unrelated third parties. Neither group is under any obligation to use or make available to its customers services provided by the other group, and each group may use or make available to its customers services provided by a competitor of the other group.

Other Transfers of Assets and Liabilities. To the extent not governed under “—General Policy,” the Company’s board of directors may not, without the approval of the Capital Stock Committee, otherwise allocate and reallocate assets and liabilities from one group to the other. Any such reallocation will be effected by:

•	the reallocation of assets or consideration (including services) of the transferor group to the transferee group and/or of liabilities of the transferor group to the transferee group;

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in the case of a reallocation of assets, the creation of inter-group debt owed by the transferee group to the transferor group or the reduction of inter-group debt owed by the transferor group to the transferee group;

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in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares (as defined in “Description of Capital Stock Before and After the Class V Transaction—Definitions” in this proxy statement/prospectus);

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in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

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a combination of any of the above; in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group. For these purposes, the fair value of the assets or liabilities transferred is to be determined in accordance with the Company certificate to the extent applicable and otherwise by the Company’s board of directors, but only with the approval of the Capital Stock Committee, in each case in good faith in accordance with such directors’ business judgment.

From and after any allocation or reallocation of assets and liabilities to or from the Class V Group, the financial impact of any such allocation or reallocation is to be reflected in the quarterly and annual unaudited financial information for the Class V Group that the Company provides on an ongoing basis in its filings with the SEC.

Treasury and Cash Management Policies. Upon the completion of the EMC merger, all of the debt and preferred stock of the Company and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) were allocated to the DHI Group. Thereafter, the following has applied:

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The Company is to attribute each incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, subject to certain exceptions. Repurchases or repayment of debt or preferred stock are to be charged to the group to which such debt or preferred stock was allocated.

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Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, is to bear interest at a rate at which the Company could borrow such funds. Debt attributed to the DHI Group is to bear interest at a rate equal to the difference between the Company’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries).

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The Company is to attribute each issuance of DHI Group common stock and the proceeds thereof to the DHI Group and is to attribute each issuance of Class V Common Stock and the proceeds thereof to the Class V Group, except in respect of such issuances resulting in a reduction in the DHI Group’s inter-group interest in the Class V Group.

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Dividends on DHI Group common stock are to be charged against the DHI Group, and dividends on Class V Common Stock are to be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, the Company will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

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Repurchases of DHI Group common stock are to be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Company’s board of directors in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares will not be changed as a result thereof.

•

The Company is to account for all cash transfers from one group to or for the account of the other group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-group revolving credit loans unless (1) the Company’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (2) the Company’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest Shares or (3) the Company’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when the Company will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-group revolving credit loan. The Company’s directors will make such a determination in the exercise of their business judgment at the time of such transfer based upon all relevant circumstances. Factors the Company’s board of directors may consider include, without limitation, the current and projected capital structure of each group; the financing needs and objectives of the recipient group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

•

Cash transfers accounted for as inter-group loans are to bear interest at the rates described in the first bullet above. In addition, any cash transfer accounted for as a long-term loan is to have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Company could borrow such funds.

•

Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution correspondingly increases the Class V Group’s equity account and the Number of Retained Interest Shares.

•

Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares correspondingly reduces the Class V Group’s equity account and the Number of Retained Interest Shares.

•

In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise is to be allocated to the DHI Group and the Number of Retained Interest Shares is to be correspondingly reduced.

Intangible Assets

Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. The tracking stock policy provides that these assets are to be attributed to the respective groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group. Such assets are to be allocated based on the respective fair values at the date of purchase of the related operations attributed to each group.

Dividend Policy

Subject to the limitations on dividends set forth in the Company certificate and to applicable law, the holders of DHI Group common stock and the holders of Class V Common Stock are entitled to receive dividends on their respective series of stock when, as and if the Company’s board of directors authorizes and declares such dividends.

The Company does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Company’s board of directors will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of the Company as a whole, and other factors that the Company’s board of directors considers relevant.

Financial Reporting; Allocation Matters

Financial Reporting. The Company is required to prepare and include in its periodic filings with the SEC consolidated financial statements of the Company and unaudited financial information that show the attribution of the Company’s assets, liabilities, revenue and expenses to the Class V Group in accordance with the tracking stock policy for so long as the Class V Common Stock is outstanding. For purposes of the unaudited financial information, the Class V Group is allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time.

Shared Services and Support Activities. If the Class V Group is allocated operating assets, the Company will directly charge specifically identifiable corporate overhead and other costs to the Class V Group. Where determinations based on specific usage alone are impracticable, the Company will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in, and total revenues generated by, each group.

Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of the DHI Group or the Class V Group is to be attributed to that group in the reasonable discretion of the Company’s board of directors. Tax items that are attributable to a group that are carried forward or back and used as a tax benefit in another tax year are to be attributed to that group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both groups, such taxes and tax benefits are to be attributed to each group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each group. Such allocation to or from a group is intended to reflect its actual effect, whether positive or negative, on the Company’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a group generating those benefits but can be used to reduce the tax liability of the other group are to be credited to the group that generated those benefits, and a corresponding amount is to be charged to the group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that are to be allocated to each group may not necessarily be the same as that which would have been payable or refundable had that group filed separate income tax returns.

EMC, VMware and the other entities included in the Company’s consolidated tax group are parties to a tax sharing agreement. The tax sharing agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Company’s or EMC’s affiliated group. Any payments made pursuant to the tax sharing agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment will offset the applicable charge or credit, as determined in the reasonable discretion of the Company’s board of directors.

Capital Stock Committee

The Capital Stock Committee is to consist of at least three members, and is at all times to be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is then listed (or if the Class V Common Stock is not so listed, then of a company listed on the NYSE). Each current member of the Capital Stock Committee satisfies the independence requirements. Each director serving on the Capital Stock Committee has one vote on all matters presented to such committee.

The Capital Stock Committee has such powers, authority and responsibilities as are set forth in the Company bylaws and in the tracking stock policy, and such other powers, authority and responsibilities as the Company’s board of directors may grant to such committee from time to time, which will include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Group common stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Company’s board of directors) of the value at grant of all such compensation is to consist of Class V Common Stock or options thereon. As of October 15, 2018, the independent directors beneficially owned, in the aggregate, 105,515 shares of Class C Common Stock and 87,060 shares of Class V Common Stock, in each case including options vesting as of or within 60 days after October 15, 2018 and shares issuable pursuant to deferred stock units vesting as of or within 60 days after October 15, 2018.

In making determinations in connection with the tracking stock policy, the members of the Company’s board of directors and the Capital Stock Committee act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Company’s board of directors and of the Capital Stock Committee, in performing their duties in connection with the matters covered by the tracking stock policy, are fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, advice or statements presented to the Company, the Company’s board of directors or the Capital Stock Committee by any of the Company’s officers or employees, or other committees of the Company’s board of directors, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of the Company, the Company’s board of directors or the Capital Stock Committee.

LEGAL MATTERS

The validity of the shares of Class C Common Stock issuable pursuant to the Class V transaction will be passed upon for Dell Technologies Inc. by Simpson Thacher & Bartlett LLP.

EXPERTS

The financial statements incorporated in this proxy statement/prospectus by reference to Dell Technologies Inc.’s Current Report on Form 8-K dated August 6, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Dell Technologies Inc. for the year ended February 2, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Whether or not the Class V transaction is completed, Dell Technologies will hold an annual meeting of its stockholders in 2019.

Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2019 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act, or Rule 14a-8.

Further, in accordance with the Company bylaws, nominations of persons for election to the board of directors or other stockholder proposals will be eligible for consideration at the 2019 annual meeting without inclusion in the proxy materials.

Inclusion in proxy statement for 2019 annual meeting—A stockholder who wishes to present a proposal (other than a nomination of persons for election to the board of directors) for inclusion in next year’s proxy statement in accordance with Rule 14a-8 must deliver the proposal to Dell Technologies’ principal executive offices no later than the close of business on January 15, 2019. Submissions must be addressed to Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attn: Corporate Secretary. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Proposal for Consideration at the 2019 annual meeting

•

Bylaw Provisions—In accordance with the Company bylaws, a stockholder who desires to present a nomination of persons for election to the board of directors or other proposal for consideration at next year’s annual meeting, but not for inclusion in next year’s proxy statement, must deliver the proposal no earlier than February 25, 2019 and no later than the close of business on March 27, 2019 unless we publicly announce a different submission deadline in accordance with the Company bylaws.

The submission must contain the information specified in the Company bylaws, including a description of the proposal and a brief statement of the reasons for the proposal, the name and address of the stockholder (as they appear in Dell Technologies’ stock transfer records), the number of Dell Technologies shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. For information about these requirements, see the Company bylaws, which we have filed with the SEC. Proposals must be addressed to Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attn: Corporate Secretary.

The provisions of the Company bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to seek inclusion of proposals in our proxy statement under Rule 14a-8.

•

Voting by Company’s Proxy Holders on Proposals Presented at Meeting—For any proposal a stockholder does not submit for inclusion in next year’s proxy statement, but instead seeks to present directly at next year’s annual meeting in accordance with the advance notice provisions of the Company bylaws described above, the Company’s proxy holders may vote their proxies in their discretion, notwithstanding the stockholder’s compliance with such advance notice provisions, if the Company advises the stockholders in next year’s proxy statement about the nature of the matter and how the Company’s proxy holders intend to vote on such matter, except where the stockholder solicits proxies in the manner contemplated by, and complies with, specified provisions of the SEC’s proxy rules.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This proxy statement/prospectus forms a part of a registration statement on Form S-4 that the Company has filed with the SEC, and constitutes a prospectus of the Company under Section 5 of the Securities Act with respect to the shares of its Class C Common Stock to be issued in connection with the Class V transaction. This proxy statement/prospectus also constitutes a proxy statement for the solicitation of proxies by the board of directors of Dell Technologies under Section 14(a) of the Exchange Act in connection with the special meeting of Dell Technologies’ stockholders. In addition, it constitutes a notice of meeting with respect to the special meeting. The registration statement, including the exhibits thereto, contains additional relevant information about the Company and the Class C Common Stock. The rules and regulations of the SEC allow the Company to omit certain information included in the registration statement from this proxy statement/prospectus.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. Investors also may consult our website for more information. Our website is www.delltechnologies.com and the Investors page of our website is http://investors.delltechnologies.com. The information contained in, or that may be accessed through, our website is not incorporated by reference into this proxy statement/prospectus.

Documents Incorporated by Reference

The SEC allows the Company to “incorporate by reference” into this proxy statement/prospectus information that the Company files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. Information that is subsequently filed with the SEC will automatically update and supersede information in this proxy statement/prospectus and in earlier filings with the SEC. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the documents described in this proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which the Company has filed with the SEC, and any documents subsequently filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) prior to the termination of the offering under this proxy statement/prospectus are incorporated by reference into this proxy statement/prospectus:

•

the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2018, including the portions thereof incorporated by reference from our definitive proxy statement on Schedule 14A filed on May 15, 2018;

•	the Company’s quarterly reports on Form 10-Q for the quarterly periods ended May 4, 2018 and August 3, 2018; and

•

the Company’s current reports on Form 8-K filed on June 28, 2018, July 2, 2018 (reporting information under Item 1.01 and Exhibits 2.1, 10.1 and 10.2 of Item 9.01(d)), August 6, 2018 and October 3, 2018.

The Company will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered copies of any of the documents incorporated by reference into this proxy statement/prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, at no cost, by written or oral request directed to:

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Investor Relations

Telephone: (512) 728-7800

If you would like to request documents incorporated by reference into this proxy statement/ prospectus, please do so by no later than December 4, 2018, which is five business days before the date of the special meeting of stockholders.

*****

You should not rely on information that purports to be made by or on behalf of Dell Technologies other than the information contained in or incorporated by reference into this proxy statement/prospectus. Dell Technologies has not authorized anyone to provide you with information on behalf of it that is different from the information contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [            ], 2018. You should not assume that the information in it is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. Neither the mailing of this proxy statement/prospectus to Dell Technologies stockholders nor the issuance of common stock of Dell Technologies in the Class V transaction will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of July 1, 2018

by and between

DELL TECHNOLOGIES INC.

and

TETON MERGER SUB INC.

Page

ARTICLE I

THE MERGER

Section 1.01	The Merger	A-2
Section 1.02	Closing	A-2
Section 1.03	Effective Time	A-3
Section 1.04	Effects of the Merger	A-3
Section 1.05	Organizational Documents	A-3
Section 1.06	Directors of the Surviving Corporation	A-3
Section 1.07	Officers of the Surviving Corporation	A-3

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01	Effect on Capital Stock of the Company	A-3
Section 2.02	Exchange of Certificates; Book-Entry Shares	A-5
Section 2.03	Treatment of Class V Equity Awards	A-9
Section 2.04	Election Procedures	A-10

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of the Company	A-11
Section 3.02	Representations and Warranties of Merger Sub	A-14

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01	No Dividends; No Changes to Capital Structure; Etc.	A-15
Section 4.02	Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting	A-16
Section 4.03	Reasonable Best Efforts; Further Action	A-17
Section 4.04	Public Announcements	A-18
Section 4.05	Merger Sub Stockholder Approval	A-18
Section 4.06	Section 16 Matters	A-18
Section 4.07	Vail Dividend	A-18
Section 4.08	Transaction Litigation	A-18

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01	Conditions to Each Party’s Obligation to Effect the Merger	A-19

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.01	Termination	A-20
Section 6.02	Effect of Termination	A-21
Section 6.03	No Recourse	A-21
Section 6.04	Amendment	A-21
Section 6.05	Extension; Waiver	A-21

A-i

A-ii

INDEX OF DEFINED TERMS

Section

Affiliate	Section 7.03
Aggregate Cash Consideration	Section 2.01(b)
Agreement	Preamble
Amended and Restated Charter	Section 1.05(a)(i)
Applicable Jurisdiction	Section 5.01(b)
Bankruptcy and Equity Exception	Section 3.01(c)(i)
Book-Entry Share	Section 2.02(b)(ii)
Business Day	Section 7.03
Capitalization Date	Section 3.01(b)(i)
Cash Consideration	Section 2.01(a)(i)(D)
Cash Electing Share	Section 2.01(a)(i)(D)
Cash Election	Section 2.01(a)(i)(D)
Cash Election Amount	Section 2.01(b)
Cash Fraction	Section 2.01(b)
Certificate	Section 2.02(b)(i)
Certificate of Merger	Section 1.03
Change of Recommendation	Section 4.02(d)
Class A Common Stock	Section 7.03
Class A Common Stockholder Approvals	Section 7.03
Class B Common Stock	Section 7.03
Class B Common Stockholder Approvals	Section 7.03
Class C Common Stock	Section 7.03
Class C PSU Award	Section 3.01(b)(ii)
Class C Restricted Stock	Section 3.01(b)(ii)
Class C Stock Option	Section 3.01(b)(ii)
Class C Unit Award	Section 3.01(b)(ii)
Class D Common Stock	Section 3.01(b)
Class V Awardholder	Section 7.03
Class V Common Stock	Section 7.03
Class V Common Unaffiliated Stockholder Approvals	Section 7.03
Class V DSU Award	Section 3.01(b)(ii)
Class V Equity Awards	Section 7.03
Class V Recommendation	Preamble
Class V Stock Option	Section 3.01(b)(ii)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Preamble
Common Stock	Section 7.03
Common Stockholder Approvals	Section 7.03
Company	Preamble
Company Distribution Plan	Section 5.01(c)
Company Material Adverse Effect	Section 7.03
Company Personnel	Section 7.03
Company Recommendation	Preamble
Company Stock Plans	Section 7.03
Company Subsidiary	Section 7.03
Contract	Section 7.03

A-iii

Section
Contracting Parties	Section 6.03(b)
DGCL	Section 1.01
Dissenting Shares	Section 2.01(d)(i)
Dividend Payment Date	Preamble
Dividend Record Date	Preamble
Effective Time	Section 1.03
Election	Section 2.04(a)
Election Deadline	Section 7.03
Eligible Holder	Section 2.04
Excess Shares	Section 2.01(e)(ii)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(a)(i)(D)
Existing Bylaws	Section 1.05(a)(ii)
Existing Charter	Section 1.05(a)(i)
Form of Election	Section 2.04(a)
Form S-4	Section 4.02(a)
GAAP	Section 3.01(e)
Governmental Entity	Section 7.03
Knowledge of the Company	Section 7.03
Law	Section 6.04
Liens	Section 3.01(d)
Management Stockholders Agreement	Section 7.03
Merger	Preamble
Merger Consideration	Section 2.01(a)(i)(D)
Merger Sub	Preamble
MSD Supporting Stockholders	Preamble
NYSE	Section 3.01(d)
Outside Date	Section 6.01(b)(i)
person	Section 7.03
Preferred Stock	Section 3.01(b)
Proxy Statement	Section 4.02(a)
Representatives	Section 7.03
SEC	Section 4.02(a)
SEC Documents	Section 3.01(e)
Securities Act	7.03
Share Consideration	Section 2.01(a)(i)(D)
Share Electing Share	Section 2.01(a)(i)(D)
Share Election	Section 2.01(a)(i)(D)
SLP Supporting Stockholders	Preamble
Special Committee	Preamble
Special Dividend	Preamble
Special Dividend Payment Condition	Section 7.03
Stockholder Approvals	Section 5.01(a)
Stockholders Meeting	Section 7.03
Subsidiary	Section 7.03
Surviving Corporation	Section 1.01(a)
Tax	Section 7.03
Taxing Authority	Section 7.03
Transaction Litigation	Section 4.08

A-iv

Section
Vail	Preamble
Vail Board	Preamble
Vail Class A Common Stock	Preamble
Vail Class B Common Stock	Preamble
Vail Common Stock	Preamble
Vail Common Stockholders	Preamble
Vail Material Adverse Effect	Section 7.03
Vail Special Committee	Preamble
Voting Agreement	Preamble

A-v

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 1, 2018, by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and Teton Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”).

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company has, by the unanimous vote of all of its members, (i) determined that it is in the best interests of holders of shares of Class V Common Stock for the Company to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, advisable, (ii) recommended that the Board of Directors of the Company approve this Agreement and approve the execution, delivery and performance of this Agreement by the Company and the consummation of the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) and the other transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Amended and Restated Charter, by the holders of Class V Common Stock (the “Class V Recommendation”);

WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, advisable, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Amended and Restated Charter, and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, in connection with the transactions contemplated herein, the Special Committee (the “Vail Special Committee”) of the Board of Directors (the “Vail Board”) of VMware, Inc. (“Vail”) has, by the unanimous vote of all of its members, (i) determined that it is in the best interests of Vail and its stockholders, and declared it advisable, for Vail to declare a conditional dividend, the payment of which is subject to the satisfaction of the Special Dividend Payment Condition (the “Special Dividend”) to the holders of record of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of Vail (“Vail Class A Common Stock”) and Class B common stock, par value $0.01 per share, of Vail (“Vail Class B Common Stock” and, together with Vail Class A Common Stock, “Vail Common Stock’) as of the Dividend Record Date (as defined below) (the “Vail Common Stockholders”) in an aggregate amount equal to $11,000,000,000 and (ii) recommended that the Board of Directors of Vail declare and, subject to the satisfaction of the Special Dividend Payment Condition, pay the Special Dividend to the Vail Common Stockholders on the Dividend Payment Date (as defined below);

WHEREAS, the Vail Board has, by the unanimous vote of all of the directors, (i) determined that, in connection with the transactions contemplated by this Agreement, it is in the best interests of Vail and its stockholders, and declared it advisable, for Vail to declare and, subject to the satisfaction of the Special Dividend Payment Condition, pay the Special Dividend to the Vail Common Stockholders, (ii) declared the Special Dividend with a record date of the later of (x) the tenth day (or if such day is not a Business Day, the next succeeding day that is a Business Day) following the later of (A) the date on which the Stockholder Approvals are obtained and (B) the date on which the shares of Class C Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance and (y) September 12, 2018 (the “Dividend Record Date”) and a payment date of the next Business Day following the Dividend Record Date (the “Dividend Payment Date”) and conditioned the payment of such Special Dividend upon satisfaction of the Special Dividend Payment Condition on or before the Dividend Payment Date;

WHEREAS, the Board of Directors of Merger Sub has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this

Agreement and declared this Agreement advisable, (ii) approved this Agreement and approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) resolved to recommend adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Michael S. Dell, the Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC (the “MSD Supporting Stockholders”) and each of Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. (the “SLP Supporting Stockholders”) is entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, the MSD Supporting Stockholders have agreed to vote their shares of Class A Common Stock and Class C Common Stock and the SLP Supporting Stockholders have agreed to vote their shares of Class B Common Stock, in each case, at any applicable annual or special meeting of the stockholders of the Company (i) in favor of (x) the adoption of this Agreement and the approval of the Merger and each of the other transactions and actions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, and (y) approval of any proposal to adjourn or postpone such meeting to a later date, if there are not sufficient votes for the adoption of this Agreement on the date on which such meeting is held and (ii) against any proposal, action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (A)(i) the exchange of shares of Class V Common Stock for Share Consideration pursuant to the Merger is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (B) the exchange of shares of Class V Common Stock for Cash Consideration pursuant to the Merger is treated as a redemption, the U.S. federal income tax treatment of which is determined under Section 302 of the Code, and (C) there are no U.S. federal income tax consequences with respect to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the property, rights, privileges, immunities, powers, franchises, debts, liabilities and duties of Merger Sub in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing); provided, that Closing shall not occur prior to September 14, 2018. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as the Company and Merger Sub may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the Company and Merger Sub.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”) in such form as required by, and executed and acknowledged by the Surviving Corporation in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Company and Merger Sub shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.05 Organizational Documents.

(a) Company Organizational Documents.

(i) At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Existing Charter”) shall be amended and restated as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto (the “Amended and Restated Charter”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(ii) The Amended and Restated Bylaws of the Company (the “Existing Bylaws”) shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended and/or restated as provided therein or by applicable Law.

Section 1.06 Directors of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation. Each such director shall hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

Section 1.07 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation. Each such officer shall hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock of the Company.

(a) Effect on Common Stock; Cancellation of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Common Stock or capital stock of Merger Sub:

(i) Effect on Common Stock.

(A) Each share of Class A Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class A Common Stock.

(B) Each share of Class B Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class B Common Stock.

(C) Each share of Class C Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class C Common Stock.

(D) Each share of Class V Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the following: (i) in the case of a share of Class V Common Stock with respect to which an election to receive shares of Class C Common Stock (such election, a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Share Electing Share”), 1.3665 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Class C Common Stock (the “Share Consideration”) and (ii) in the case of a share of Class V Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Cash Electing Share”), $109.00 in cash, without interest (the “Cash Consideration”), in each case subject to Section 2.01(b). Any share of Class V Common Stock with respect to which neither a Share Election nor a Cash Election has been properly made and any share of Class V Common Stock with respect to which a Share Election or a Cash Election has been revoked or lost pursuant to Section 2.04 and not subsequently made shall be deemed to be a Share Electing Share. From and after the Effective Time, all such shares of Class V Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of a Certificate or Book-Entry Shares, which immediately prior to the Effective Time represented any such shares of Class V Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 2.02, including the right to receive any dividends or other distributions payable pursuant to Section 2.02(c). The Share Consideration and Cash Consideration to be received by the holders of Class V Common Stock pursuant to this ARTICLE II, together with cash in lieu of fractional shares payable pursuant to Section 2.02(e), shall be hereinafter referred to as the “Merger Consideration”.

(ii) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Proration. Notwithstanding any other provision contained in this Agreement, the aggregate amount of Cash Consideration to be received by the holders of shares of Class V Common Stock in the Merger shall not exceed $9,000,000,000 (the “Aggregate Cash Consideration”). As used herein, the term “Cash Election Amount” shall mean the product of the aggregate number of Cash Electing Shares multiplied by the Cash Consideration. If the Cash Election Amount exceeds the Aggregate Cash Consideration, then, instead of being converted into the right to receive the Cash Consideration, a portion of each holder’s Cash Electing Shares equal to the Cash Fraction (defined below) shall be converted into the right to receive the Cash Consideration and the remaining portion of each holder’s Cash Electing Shares shall be converted into the right to receive the Share Consideration. For purposes of this Agreement, the “Cash Fraction” shall be a fraction, the numerator of which is the Aggregate Cash Consideration and the denominator of which is the Cash Election Amount.

(c) Cancellation of Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Common Stock or capital stock of

Merger Sub, each share of Class V Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. All other treasury shares of the Company shall remain unchanged.

(d) Dissenting Shares.

(i) Notwithstanding any other provision of this Agreement to the contrary, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock that are issued and outstanding immediately prior to the Effective Time who have not voted such shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and have properly demanded such rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL with respect to such shares or if a court of competent jurisdiction shall otherwise determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such stockholder’s shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall thereupon cease to be Dissenting Shares and shall thereafter be outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. At the Effective Time, the Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of the shares of Class V Common Stock in connection with the Merger.

Section 2.02 Exchange of Certificates; Book-Entry Shares.

(a) Exchange Agent. No later than five (5) Business Days prior to the mailing of the Proxy Statement, the Company shall designate a bank or trust company (the “Exchange Agent”), for the purpose of receiving Elections, in accordance with Section 2.04, and exchanging, in accordance with this ARTICLE II, Certificates and Book-Entry Shares for the applicable Merger Consideration. On or prior to the Closing Date, the Company shall deposit, or cause to be deposited, with the Exchange Agent (i) for the benefit of the holders of the Certificates and the Book-Entry Shares, book-entry shares representing shares of Class C Common Stock in an aggregate amount equal to the number of shares sufficient to deliver the aggregate Share Consideration pursuant to Section 2.01 and cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions on shares of Class C Common Stock under Section 2.02(c). All shares of Class C Common Stock together with any cash amounts deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the shares of Class C Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Section 2.01, Section 2.02(c) and Section 2.02(e) out of the Exchange Fund. Except to the extent set forth in this Section 2.02, the Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Company; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates and Book-Entry Shares entitled to receive such amounts pursuant to this ARTICLE II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) six (6) months after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class V Common Stock (a “Certificate”) whose shares were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) Merger Consideration pursuant to this ARTICLE II (which, in the case of any applicable Share Consideration, shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and (ii) any dividends or distributions payable pursuant to Section 2.02(c).

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of a book-entry share that immediately prior to the Effective Time represented outstanding shares of Class V Common Stock (a “Book-Entry Share”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Class V Common Stock were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, (i) Merger Consideration pursuant to this ARTICLE II (which, in the case of any applicable Share Consideration, shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and (ii) any dividends or distributions payable pursuant to Section 2.02(c).

(iii) In the event any portion of the applicable Merger Consideration is to be paid to a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the payment of such Merger Consideration that such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c). No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Class C Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Class C Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Class C Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(ii)) in accordance with this ARTICLE II. Following the surrender of any Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(ii)), there shall be paid to the record holder of the certificate representing whole shares of Class C Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or receipt, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class C Common Stock and the amount of any cash payable in lieu of a fractional share of Class C Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or receipt and a payment date subsequent to such surrender or receipt payable with respect to such whole shares of Class C Common Stock.

(d) No Further Ownership Rights in Class V Common Stock. The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) issued (and paid) upon the surrender of Certificates (or immediately in the case of Book-Entry Shares), in accordance with the terms of this ARTICLE II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Class V Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Class V Common Stock in accordance with the terms of this Agreement prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company with respect to shares of Class V Common Stock shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Class V Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, as applicable, for transfer, it shall be cancelled against delivery thereof and exchanged as provided in this ARTICLE II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares or book-entry credit of Class C Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares pursuant to this ARTICLE II, no dividends or other distributions of the Surviving Corporation shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

(ii) All fractional shares of Class C Common Stock which a holder of Class V Common Stock would be otherwise entitled to receive (after taking into account all shares of Company Class V Common Stock exchanged by such holder) as a result of the Merger shall be aggregated and calculations shall be rounded to five decimal places. In lieu of any such fractional shares, each holder of Class V Common Stock who would otherwise be entitled to such fractional shares shall be entitled to receive an amount in cash, without interest, representing such holder’s proportionate interest in the net proceeds from the sale of shares of Class C Common Stock representing all such fractional shares (the “Excess Shares”) by the Exchange Agent on behalf of all such holders in accordance with the procedures set forth in Section 2.02(e)(iii). The amount of cash which each holder of shares of Class V Common Stock who would otherwise be entitled to fractional shares of Class C Common Stock shall be entitled to receive shall be an amount equal to (a) the net proceeds of such sale(s) of Excess Shares by the Exchange Agent multiplied by (b) a fraction, the numerator of which is the amount of fractional interests to which such holder of shares of Class V Common Stock would otherwise be entitled and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Class V Common Stock in lieu of any fractional share interests in Class C Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Class V Common Stock entitled to receive such cash following the procedures in Section 2.02(b).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of the Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Class V Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Class V Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for, and, subject to Section 2.02(g), the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) in accordance with this ARTICLE II.

(g) No Liability. None of the Company, Merger Sub, the Surviving Corporation, or the Exchange Agent shall be liable to any person in respect of any shares of Class C Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or any Book-Entry Share is not converted into the right to receive the Merger Consideration prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c)) would otherwise escheat to or become the property of any Governmental Entity), any such shares of Class C Common Stock, cash, dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) in respect of such Certificate of Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c), in each case pursuant to this ARTICLE II.

(i) Withholding Rights. Each of the Company, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

(j) Certain Adjustments. If between the date of this Agreement and the Effective Time, there is a change in the number of shares of Common Stock or securities convertible or exchangeable into or exercisable therefor issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio, Merger Consideration and related provisions shall be appropriately adjusted to provide the holders of the shares of Common Stock the same economic effect as contemplated prior to such reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction.

(k) Tax Treatment. For U.S. federal income tax purposes, it is intended that (A)(i) the exchange of shares of Class V Common Stock for Share Consideration pursuant to the Merger is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (B) the exchange of shares of Class V Common Stock for Cash Consideration pursuant to the Merger is treated as a redemption, the U.S. federal income tax treatment of which is determined under Section 302 of the Code, and (C) there are no U.S. federal income tax consequences with respect to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Merger. If applicable, for all purposes of this Section 2.02 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of shares of Class V Common Stock will be treated as having surrendered, in exchange for the aggregate Cash Consideration to be paid to such holder pursuant to Section 2.01, a number of shares of Class V Common Stock evidenced by Certificates (which are specifically identified by such stockholder in the letter of transmittal to be the Certificates exchanged for such stockholder’s aggregate Cash Consideration) equal to the total number of Cash Electing Shares that are held by such stockholder and converted into the right to receive the Cash Consideration pursuant to this Agreement.

Section 2.03 Treatment of Class V Equity Awards. Except as otherwise agreed between the Company and any Class V Awardholder, as soon as reasonably practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of the Company (or, if necessary or appropriate, any committee administering any applicable Company Stock Plan) will adopt resolutions, and the Company shall take or cause to be taken any and all actions reasonably necessary, including, without limitation, obtaining consents from each the Class V Awardholder, to cause the following:

(a) Class V Stock Options. Each Class V Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) shall, by virtue of the Closing and without any action on the part of any holder of any Class V Stock Option, cease to represent a right to purchase shares of Class V Common Stock and be converted immediately prior to the Effective Time into an option, on the same terms and conditions applicable to each such Class V Stock Option immediately prior to the Effective Time, to purchase the number of shares of Class C Common Stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Class V Common Stock subject to such Class V Stock Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, at an exercise price per a share of Class C Common Stock (rounded up to the nearest whole penny) equal to (A) the exercise price for each such share of Class V Common Stock subject to such Class V Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the adjustments provided in this Section 2.03(a) with respect to any Class V Stock Options are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Class V DSU Awards. Each Class V DSU Award that is outstanding immediately prior to the Effective Time (whether or not then vested), shall, by virtue of the Closing and without any action on the part of any holder of any Class V DSU Award, be converted into an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) applicable to each such Class V DSU Award immediately prior to the Effective Time, with respect to the number of shares of Class C Common Stock that is equal to the number of shares of Class V Common Stock that were subject to the Class V DSU Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share). For the avoidance of doubt, to the extent any Class V DSU Award is subject to Section 409A of the Code immediately prior to the Effective Time, the award into which it is converted in accordance with this Section 2.03(b) is intended to continue to be subject to and comply with Section 409A of the Code following the Effective Time.

(c) Dividend Equivalents in Class V Common Stock. Where holders of Class V DSU Awards are entitled to dividends or dividend equivalents in respect of such awards, which dividends or dividend equivalents are denominated in or by reference to Class V Common Stock, then, effective as of immediately prior to the

Effective Time, all such dividends or dividend equivalents shall be converted into a number of dividends or dividend equivalents in shares of Class C Common Stock representing the number of shares of Class V Common Stock subject to such dividends or dividend equivalents multiplied by the Exchange Ratio.

(d) Following the Effective Time, no holder of any Class V Equity Award (or former holder of a Class V Equity Award or any current or former participant in any Company Stock Plan pursuant to which any Class V Equity Award was granted) will have any right thereunder to acquire any Class V Common Stock.

(e) At the Effective Time, the Surviving Corporation shall assume all of the obligations of the Company relating to Class V Equity Awards outstanding immediately prior to the Effective Time, including under the applicable Company Stock Plans and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of the Class V Equity Awards appropriate notices setting forth such holders’ rights pursuant to the respective applicable Company Stock Plans, and the agreements evidencing the grants of such Class V Equity Awards shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 2.03 after giving effect to the transactions contemplated by this Agreement.

Section 2.04 Election Procedures. Each holder of record of shares of Class V Common Stock (each, an “Eligible Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.04.

(a) Each Eligible Holder may specify in a request made in accordance with the provisions of this Section 2.04 (an “Election”) (i) the number of shares of Class V Common Stock owned by such Eligible Holder with respect to which such Eligible Holder desires to make a Share Election and (ii) the number of shares of Class V Common Stock owned by such Eligible Holder with respect to which such Eligible Holder desires to make a Cash Election.

(b) The Company will use its reasonable efforts to cause a form designed for purposes of permitting Eligible Holders to make an Election (such form as may be determined in the reasonable discretion of the Company, the “Form of Election”) to be disseminated or made available as follows:

(i) at the same time the Proxy Statement is disseminated to the stockholders of the Company, the Form of Election shall be disseminated to persons who, as of the record date for the Stockholders Meeting, are Eligible Holders; and

(ii) with respect to all persons who become holders of record of shares of Class V Common Stock between the record date for the Stockholders Meeting and the Election Deadline, the Company shall use its reasonable efforts to make the Form of Election, as applicable, available to such Eligible Holders during such period.

(c) Any Election shall have been made properly by an Eligible Holder only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election.

(d) Any Eligible Holder may, at any time prior to the Election Deadline, change or revoke such Eligible Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Eligible Holder’s Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Class V Common Stock, any subsequent transfer of such shares of Class V Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with ARTICLE VI without the Closing having occurred. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Class V Common Stock (none of the Company, Merger Sub or the Exchange Agent being under any duty to notify any Company stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Class V Common Stock covered by such Election shall, for purposes hereof, be deemed to be Share Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(e) The Company, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement and the DGCL governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.01(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company represents and warrants to Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) Capital Structure. The authorized capital stock of the Company consists of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 7,900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D common stock of the Company, par value $0.01 per share (the “Class D Common Stock”), 343,025,308 shares of Class V Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(i) At the close of business on June 29, 2018 (the “Capitalization Date”), 409,538,422.55 shares of Class A Common Stock, 136,986,858.24 shares of Class B Common Stock, 22,175,919.45 shares of Class C Common Stock (which such number includes issued and outstanding shares of Class C Restricted Stock (as defined below)), no shares of the Class D Common Stock and 199,356,591.00 shares of Class V Common Stock were issued and outstanding.

(ii) At the Capitalization Date, there were (A) 1,498,835 shares of Class C Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company issued and outstanding under Company Stock Plans (such shares, “Class C Restricted Stock”), (B) 30,900,739 shares of Class C Common Stock subject to outstanding options to purchase shares of Class C Common Stock that were granted under Company Stock Plans (each, a “Class C Stock Option”), (C) 3,552,270 shares of Class C Common Stock underlying performance stock units (assuming performance at target) granted under Company Stock Plans (each, a “Class C PSU Award”), (D) 1,798,961 shares of Class C Common Stock underlying restricted stock units that are subject to other than performance-based vesting conditions or deferred stock units, in each case granted to individuals under Company Stock Plans (each, a “Class C Unit Award”), (E) 129,114 shares of Class V Common Stock subject to outstanding options to purchase shares of Class V Common Stock that were granted to members of the Board of

Directors of the Company under Company Stock Plans (each, a “Class V Stock Option”), (F) 3,940 shares of Class V Common Stock underlying deferred stock units granted to members of the Board of Directors of the Company under Company Stock Plans (each, a “Class V DSU Award”), (G) 30,495,797 shares of Class C Common Stock remaining available for issuance pursuant to the Company Stock Plans, (H) 362,688 shares of Class V Common Stock remaining available for issuance pursuant to the Company Stock Plans, and (I) no shares of Class A Common Stock or Class B Common Stock available for issuance under Company Stock Plans.

(iii) As of the date of this Agreement, no shares of Preferred Stock were issued or outstanding.

(iv) As of the date of this Agreement, no shares of Class C Common Stock or Class V Common Stock were held by any direct or indirect wholly owned Company Subsidiary;.

(v) As of the date of this Agreement, except as set forth above in this Section 3.01(b) and except for changes since the Capitalization Date resulting from the issuance of shares of Class C Common Stock or Class V Common Stock under the Company Stock Plans pursuant to awards that were issued and outstanding on the Capitalization Date as set forth above in this Section 3.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or of any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any of the Company Subsidiaries, or any obligation of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Class C Common Stock or Class V Common Stock at the time of vesting or delivery of such shares or on a deferred basis or other rights that are linked to the value of Class C Common Stock or Class V Common Stock and (y) there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than agreements, proxies or understandings solely between any wholly owned Company Subsidiary and the Company and/or any other wholly owned Company Subsidiary, neither the Company nor any of the Company Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Stockholder Approvals). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(d) Noncontravention. Subject to (1) the receipt of the Stockholder Approvals, (2) compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (3) the filing of the Certificate of Merger with the Secretary of State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Existing Charter, the Existing Bylaws or the comparable organizational documents of any Company Subsidiary that is a “Significant Subsidiary” (as such term is defined in Rule 12b-12 under the Exchange Act), (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledges, liens, charges, encumbrances, adverse claims or security interests of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries pursuant to any Contract filed by the Company with the SEC, furnished by the Company to the SEC, or incorporated by reference, in each case, as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended February 2, 2018 or in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any Law applicable to the Company, or any of the Company Subsidiaries or any of their respective properties, rights or assets or, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) SEC Documents. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Exchange Act since July 21, 2016 (such documents, together with any documents filed or furnished since July 21, 2016 by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “SEC Documents”). Each of the SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such SEC Document, and none of the SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of the Company included in the SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of May 4, 2018, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of May 4, 2018, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since May 4, 2018 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Special Dividend. Vail has all requisite corporate power and authority to declare and, subject to satisfaction of the Special Dividend Payment Condition, to pay the Special Dividend. The Special Dividend has been duly authorized by all necessary corporate action on the part of Vail and no other corporate proceedings on the part of Vail are necessary to authorize the Special Dividend or, subject to satisfaction of the Special Dividend Payment Condition, to pay the Special Dividend. Vail has and, subject only to material adverse changes in Vail’s financial condition or changes in applicable Law, as of the Dividend Payment Date will have adequate lawful funds to pay the Special Dividend and the declaration of the Special Dividend has not, and payment of the Special Dividend will not, violate or result in a breach of applicable Law, the organizational documents of Vail, any Contract related to indebtedness of Vail or its Subsidiaries or any other Contract that is material to Vail and its Subsidiaries, taken as a whole. There are no material conditions, contingencies or other requirements to payment of the Special Dividend by Vail, other than the Special Dividend Payment Condition. Each of the Company Subsidiaries that is a direct or indirect equityholder of Vail has all requisite corporate or similar power and authority to declare and distribute or otherwise pay an amount equal to the Pro Rata Special Dividend Amount to its parent entity as a dividend or distribution and, at or prior to the Closing, each such Company Subsidiary shall have authorized by all necessary corporate or similar action such declaration, distribution or other payment. Subject only to material adverse changes in such Company Subsidiary’s financial condition or changes in applicable Law, following receipt of the Pro Rata Special Dividend Amount by such Company Subsidiary, such Company Subsidiary will have adequate lawful funds to make such distribution or other payment of the Pro Rata Special Dividend Amount and such distribution or other payment of the Pro Rata Special Dividend Amount will not violate or result in a breach of applicable Law, the organizational documents of such Company Subsidiary, any Contract related to indebtedness of the Company or its Subsidiaries or any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(g) Affiliated Transactions. Since February 2, 2018 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the SEC Documents.

(h) Voting Requirements. The Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger, the Amended and Restated Charter and the other transactions contemplated by this Agreement.

(i) State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Existing Charter or the Existing Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the transactions contemplated hereby.

Section 3.02 Representations and Warranties of Merger Sub. Merger Sub represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Merger Sub is duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, have not and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) Authority. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub (other than the adoption of this Agreement by the Company in its capacity as sole stockholder of Merger Sub) and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01 No Dividends; No Changes to Capital Structure; Etc.. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law or (y) as required or expressly contemplated by this Agreement, the Company shall not, directly or indirectly, without the Special Committee’s prior written consent,

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required or permitted by the terms of the Company Stock Plans or any award agreement reflecting a grant thereunder, including, without limitation in connection with any payment by any director or employee of the Company or any of the Company Subsidiaries of an exercise or purchase price for an award under the Company Stock Plans or any deemed purchase in connection with any withholding for Taxes due in connection with the exercise, vesting or settlement of any such award, (2) required or, in the case of repurchase rights under the Management Stockholders Agreement, permitted by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of the Company Subsidiaries and any director or employee of the Company or any of the Company Subsidiaries, (3) in connection with any deemed purchase of shares of Class C Common Stock or Class V Common Stock upon forfeiture, cancelation, retirement of awards granted under the Company Stock Plans or other deemed acquisition of awards granted under the Company Stock Plans not involving any payment of cash or other consideration therefor or (4) in transactions solely between the Company and any direct or indirect wholly owned Company Subsidiaries or among direct or indirect wholly-owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Class C Common Stock or Class V Common Stock upon the exercise of Class C Stock Options or Class V Stock Options or settlement of Class C Unit Awards or Class V DSU Awards);

(c) amend or modify the Existing Charter (other than in accordance with Section 1.05(a)) or the Existing Bylaws;

(d) enter into any transactions, agreements, arrangements or understandings that would, or carry on the business of the Company and the Company Subsidiaries in a manner that could reasonably be expected to have, in each case, a material disproportionate adverse effect on the Class C Common Stock as compared to the Class A Common Stock or the Class B Common Stock; or

(e) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(f) For the avoidance of doubt, nothing in this Section 4.01 shall restrict, limit or prohibit any grants of any awards under any Company Stock Plan in the ordinary course of business consistent with past practice and to the extent permitted under such Company Stock Plan as in effect on the date hereof.

Section 4.02 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC, a proxy statement (together with the letter to stockholders, notice of meeting, form of proxy, and any other document incorporated by reference therein, each as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Stockholders Meeting and (ii) the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of Class C Common Stock to be issued in the Merger. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after filing of the Form S-4 and, prior to the effective date of the Form S-4, the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the Merger and the issuance of Class C Common Stock. As promptly as practicable after the Form S-4 shall have become effective, the Company shall cause the Proxy Statement to be mailed to its stockholders. Notwithstanding the foregoing, except as otherwise agreed between the Company and the Special Committee, (i) the Company shall use its reasonable best efforts to ensure that the Form S-4 shall not be declared effective and (ii) the Company shall not mail, or permit to be mailed, the Proxy Statement to its stockholders, in each case, prior to the date that is five (5) Business Days after issuance of the Company’s press release and related Form 8-K with respect to earnings for the fiscal quarter ended August 2, 2018.

(b) Notwithstanding anything to the contrary contained herein, no filing of, or amendment or supplement to, the Proxy Statement or the Form S-4 (or, in each case, responses to any written comments of the SEC with respect thereto) will be made without providing the Special Committee a reasonable opportunity to review and comment thereon and the Company will consider in good faith any comments reasonably proposed by the Special Committee and shall not file or mail any such document or respond to any written comments of the SEC prior to receiving the approval of the Special Committee (such approval not to be unreasonably withheld, conditioned or delayed). If at any time prior to the Stockholders Meeting any information relating to the Company, or any of its Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly notify the Special Committee and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify the Special Committee promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Class C Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply the Special Committee with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

(c) The Company shall establish a record date for, and shall duly call, give notice of, and convene the Stockholders Meeting on a date, as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of obtaining the Stockholder Approvals and shall, subject to the ability of the Board of Directors and/or the Special Committee to make a Change of Recommendation, use its reasonable best efforts to solicit the adoption of this Agreement by such stockholders. Without limiting the foregoing, the Company will use its reasonable efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the effectiveness of the Form S-4. Once established, the Company shall not change the record date for the Stockholders Meeting without the prior written consent of the Special Committee or as required by applicable Law. The Company may (and at the request of the Special Committee shall) postpone or adjourn the Stockholders Meeting from time to time, if necessary (i) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors and/or the Special Committee has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, (ii) to allow reasonable additional time (but not more than twenty (20) Business Days in the aggregate) to solicit additional proxies if necessary in order to obtain the Stockholder Approvals or (iii) if required by applicable Law.

(d) The Board of Directors of the Company shall make the Company Recommendation and the Special Committee shall make the Class V Recommendation, and the Company shall include the Company Recommendation and the Class V Recommendation (which, for the avoidance of doubt, shall be a recommendation only to the holders of Class V Common Stock) in the Proxy Statement unless the Board of Directors of the Company (with respect to the Company Recommendation) or the Special Committee (with respect to the Class V Recommendation) has withdrawn, modified or qualified in any manner adverse to the Company either or both of such recommendations (a “Change of Recommendation”). For the avoidance of doubt, the Board of Directors of the Company (with respect to the Company Recommendation) and the Special Committee (with respect to the Class V Recommendation) shall be permitted to effect a Change of Recommendation to the extent the Board of Directors of the Company or the Special Committee, as applicable, determines, after consultation with its financial and legal advisors, that the failure to make such a Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary responsibilities under applicable Law.

Section 4.03 Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date, including preparing and filing or delivering as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any Governmental Entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, Permits or orders, of or by any Governmental Entity, in each case that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to cause the Class C Common Stock to be approved for listing upon the Effective Time on the NYSE, subject only to official notice of issuance.

(b) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.03 shall limit a party’s right to terminate this Agreement pursuant to Section 6.01(b)(i) or Section 6.01(b)(ii), in accordance therewith.

(c) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any contract required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.03 will require a party to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any contract required for the consummation of the transactions contemplated by this Agreement.

Section 4.04 Public Announcements. The press release announcing the execution of this Agreement and all material written communications issued by the Company in connection with such announcement shall, in each case, be in substantially the form reviewed and approved by the Special Committee or its advisors. The Company shall keep the Special Committee (either directly or through its advisors) reasonably informed of the Company’s public communications program relating to the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall (a) consult with the Special Committee or its advisors before issuing or causing to be issued any press release or other material public statements with respect to the Merger and the other transactions contemplated by this Agreement, (b) give the Special Committee or its advisors the opportunity to review and comment upon any press release or other material public statements with respect to the Merger and the other transactions contemplated by this Agreement, and (c) incorporate into such press releases and other material public statements any changes reasonably requested by the Special Committee and only issue such press releases and other material public statements in substantially the form reviewed and approved by the Special Committee or its advisors (such approval not be unreasonably withheld, conditioned or delayed), in each case, except for press releases or other material public statements which are substantially consistent with press releases or other public statements previously reviewed or approved by the Special Committee or its advisors.

Section 4.05 Merger Sub Stockholder Approval. Immediately following the execution of this Agreement, the Company shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement.

Section 4.06 Section 16 Matters. Prior to the Effective Time, the Company shall take appropriate action to cause any dispositions of Class V Common Stock (including derivative securities with respect to Class V Common Stock) or acquisitions of Class C Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.07 Vail Dividend. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, directly or indirectly, take any action that would reasonably be expected to prevent, materially delay or materially impede the payment of the Special Dividend by Vail or the subsequent payment of the Pro Rata Special Dividend Amount by the applicable Company Subsidiaries, or otherwise to cause the representations set forth in Section 3.01(f) to not be true and correct in all material respects. The Company shall use its reasonable best efforts to cause the Special Dividend Payment Condition to be satisfied, the Special Dividend to be paid by Vail as contemplated by this Agreement, and the subsequent payment of the Pro Rata Special Dividend Amount by the applicable Company Subsidiaries to the Company. The Company shall keep the Special Committee reasonably informed as to the development of the Company Distribution Plan and shall furnish the Special Committee a reasonably detailed summary of the final Company Distribution Plan prior to the Closing Date.

Section 4.08 Transaction Litigation. If any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, any executive officers of the Company or any members of the Board of Directors of the Company or the Special Committee (in their capacity as executive officers or as members of the Board of Directors of the Company or the Special Committee) after the date of this Agreement (“Transaction Litigation”), the Company shall promptly notify the Special Committee of any such Transaction Litigation. The Company shall keep the Special Committee or its advisors reasonably informed on a continuing basis with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of the Special Committee and promptly and diligently responding to reasonable inquiries with respect to any Transaction Litigation made by the Special Committee or its counsel.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Common Stockholder Approvals, the Class A Common Stockholder Approvals, the Class B Common Stockholder Approvals and the Class V Common Unaffiliated Stockholder Approvals (collectively, the “Stockholder Approvals”) shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of the Company Subsidiaries has material business or operations (each such jurisdiction, an “Applicable Jurisdiction”) that prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in the United States or any Applicable Jurisdiction that prohibits or makes illegal the consummation of the Merger.

(c) Distribution of Special Dividend. (i) As of the Dividend Payment Date, the board of directors or other applicable governance body of all of the Company Subsidiaries through which payments of the proceeds of such Special Dividend will pass in order to be received by the Company in accordance with the Company’s good faith plan for directly or indirectly transferring such proceeds to the Company (the “Company Distribution Plan”), shall, in each case, have determined that such Vail Common Stockholder or other Company Subsidiary, as applicable, meets all solvency and legal requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer the proceeds that it receives in accordance with the Company Distribution Plan, and (ii) the Special Dividend shall have been paid to the Company Subsidiaries that are Vail Common Stockholders.

(d) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Listing. The shares of Class C Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(f) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 and the representations and warranties of Merger Sub contained in Section 3.02 shall, in each case, be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(g) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(h) No Company Material Adverse Effect. Since February 2, 2018, there shall not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(i) No Vail Material Adverse Effect. Since February 2, 2018, there shall not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Vail Material Adverse Effect, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approvals:

(a) by mutual written consent of the Company (after receipt of the approval of the Special Committee) and Merger Sub;

(b) by the Company (either (i) at the direction of the Special Committee or (ii) at the direction of the Board of Directors of the Company):

(i) if the Merger shall not have been consummated on or before January 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available at the direction of the Board of Directors of the Company if the Company’s material breach of a representation, warranty or covenant in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity of competent jurisdiction located in the United States or any Applicable Jurisdiction shall have (x) adopted, enacted, issued, entered, or promulgated, enforced or deemed applicable to the Merger any Law that prohibits or makes permanently illegal the consummation of the Merger or (y) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 6.01(b)(ii) shall not be available at the direction of the Board of Directors of the Company if the Company’s material breach of this Agreement has been the principal cause of such action;

(iii) if any Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote was taken; or

(iv) if, prior to receipt of the Stockholder Approvals, the Special Committee shall have effected a Change of Recommendation; and

(c) by the Company (at the direction of the Special Committee):

(i) if, prior to receipt of the Stockholder Approvals, the Board of Directors of the Company shall have effected a Change of Recommendation; or

(ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.01(f) or Section 5.01(g) and (ii) is incapable of being cured by the Company at least three (3) Business Days prior to the Outside Date or, if capable of being so cured, shall not have been cured by the Company until the earlier of (x) three Business days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Special Committee.

Section 6.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Sub under this Agreement, except that this Section 6.02, Section 6.03 and ARTICLE VII shall survive such termination indefinitely.

Section 6.03 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the Contracting Parties, or any past, present or future Affiliate, director, officer, employee, incorporator, member, partner, stockholder, agent, attorney advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Merger Sub under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 6.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approvals; provided, however, that after such approvals have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the party for which such approval has been obtained without such approval having been obtained. Notwithstanding the foregoing, this Agreement may not be amended and no term or condition may be waived or modified except by an instrument in writing signed on behalf of each of the parties hereto and approved by the Special Committee.

Section 6.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and approved by the Special Committee. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Nonsurvival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 7.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by facsimile or electronic mail (provided that the party sending such communication receives confirmation of good transmission, in the case of a facsimile, and does not receive a delivery failure notice, in the case of an email) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company or to Merger Sub, to:

Dell Technologies Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Fax: (512) 283-0544

Email:         dell_corporate_legal_notices@dell.com

Attention:   Richard Rothberg, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Fax: (650) 251-5002

Email:         rcapelouto@stblaw.com

Attention:   Richard Capelouto

and:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Fax: (212) 455-2502

Email:         ben.schaye@stblaw.com

Attention:   Ben Schaye

and:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Email:            sarosenblum@WLRK.com

                        gsmoodie@WLRK.com

Attention:      Steven A. Rosenblum

                      Gordon S. Moodie

and:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Email:           mark.gerstein@lw.com

                       bradley.faris@lw.com

Attention:      Mark D. Gerstein

                      Bradley C. Faris

if to the Special Committee, to:

c/o Dell Technologies Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Fax: (512) 283-0544

Email:           dave@knollventures.com

Attention:     David W. Dorman

with a copy (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Email:           mark.gerstein@lw.com

                       bradley.faris@lw.com

Attention:      Mark D. Gerstein

                      Bradley C. Faris

Notices shall be deemed given upon receipt.

Section 7.03 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Class A Common Stock” means, prior to the Effective Time, shares of Class A common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class A common stock, par value $0.01 per share, of the Surviving Corporation.

(d) “Class A Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class A Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class A Common Stock.

(e) “Class B Common Stock” means, prior to the Effective Time, shares of Class B common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class B common stock, par value $0.01 per share, of the Surviving Corporation.

(f) “Class B Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class B Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class B Common Stock.

(g) “Class C Common Stock” means, prior to the Effective Time, shares of Class C common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class C common stock, par value $0.01 per share, of the Surviving Corporation.

(h) “Class V Awardholder” means a person who, as of the applicable date of reference, holds outstanding Class V Equity Awards.

(i) “Class V Common Stock” mean shares of Class V common stock, par value $0.01 per share, of the Company.

(j) “Class V Common Unaffiliated Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class V Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of the Company as defined by Rule 405 of the Securities Act).

(k) “Class V Equity Awards” means collectively, all awards of Class V Stock Options and Class V DSU Awards.

(l) “Common Stock” means Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock.

(m) “Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Common Stock representing a majority of the aggregate voting power of the outstanding shares of Common Stock, voting together as a single class.

(n) “Company Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (vi) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii) or (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate in which case only such disproportionate effect shall be taken into account and (B) that clause (v) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(iv) or (vi) hereof) underlying such changes or failures constitute or contribute to a Company Material Adverse Effect.

(o) “Company Personnel” means any current or former (i) officer, (ii) employee, (iii) director or (iv) individual who is himself or herself (or through a sole proprietorship) serving as a consultant or independent contractor of the Company or any of the Company Subsidiaries.

(p) “Company Stock Plans” means collectively the Dell 2013 Stock Incentive Plan, restated September 7, 2016, the Dell Inc. 2012 Long-Term Incentive Plan, the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan and the Dell Technologies Inc. Compensation Program for Independent Non-Employee Directors.

(q) “Company Subsidiary” means, at the time of determination, each Subsidiary of the Company, including Vail, SecureWorks Corp. and Pivotal Software, Inc. and each of their respective Subsidiaries.

(r) “Contract” means any agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, or legally binding obligation, commitment or instrument.

(s) “Election Deadline” means 5:30 p.m., New York City time, on the Business Day preceding the date of the Stockholders Meeting.

(t) “Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

(u) “Knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the Company’s chief financial officer, chief accounting officer and general counsel.

(v) “Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

(w) “Management Stockholders Agreement” means the Amended and Restated Management Stockholders Agreement, dated as of September 7, 2016, by and among the Company and the Stockholders (as defined therein), as amended, modified or supplemented from time to time prior to the date hereof.

(x) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(y) “Pro Rata Special Dividend Amount” means the pro rata amount of the Special Dividend that would indirectly be paid to the Company following payment of the Special Dividend.

(z) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(aa) “Securities Act” means the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder).

(bb) “Special Dividend Payment Condition” means the condition set forth on Schedule 7.03.

(cc) “Stockholders Meeting” means the meeting of the stockholders of the Company to be held to consider (i) the adoption of this Agreement, (ii) the adoption of the Amended and Restated Charter and (iii) the approval of the Merger and the other transactions contemplated by this Agreement.

(dd) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(ee) “Tax” or “Taxes” means all U.S. federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(ff) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body exercising Tax regulatory authority.

(gg) “Vail Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Vail and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Vail Material Adverse Effect: (i) changes or conditions generally affecting the industries in which Vail and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (v) any failure by Vail to meet any published analyst estimates or expectations of Vail’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Vail to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (vi) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii) or (iv), to the extent that Vail and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Vail and its Subsidiaries operate and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(iv) or (vi) hereof) underlying such changes or failures constitute or contribute to a Vail Material Adverse Effect.

Section 7.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; provided, that for purposes of any representation or warranty contained in this Agreement that is made as of a specific date or dates, references to any Contract, instrument or Law shall be deemed to refer to such Contract, instrument or Law, in each case, as of such date. The words “made available” by a party to the other party or words of similar import refer to documents (x) posted to an electronic data room accessible by the other party or any of its Representatives prior to the date of this Agreement, (y) delivered in person or electronically to the other party or any of its Representatives prior to the date of this Agreement or (z) filed or furnished with the Securities and Exchange Commission by such party to the extent publicly available, including all reports, schedules, forms, statements and other documents and any exhibits and other information incorporated therein at least one (1) Business Day prior to the date of this Agreement. The specification of any dollar amount in any representation or warranty contained in ARTICLE III is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein is or is not material for purposes of this Agreement. References to a person are also to its successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 7.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

Section 7.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except for Section 4.01, Section 4.02, Section 4.04, Section 6.03, Section 6.04, Section 6.05 and Section 7.12 which, in each case, shall be enforceable by the persons specified therein, this Agreement (including the Exhibits and Schedules), the Voting Agreement and any agreements entered into contemporaneously herewith are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.07 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 7.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

Section 7.09 Consent to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding brought by any party to this Agreement with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if but only if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of

Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party to this Agreement with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.09, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) waives, to the fullest extent permitted by the applicable Law, any claim that (A) such suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.02.

Section 7.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.12 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The Company acknowledges and agrees that, if the Company is not performing its material obligations hereunder or in any other agreement delivered hereby or is otherwise in breach of this Agreement or any other agreement delivered hereby, or if any other party to any agreement with the Company delivered hereby is not performing its obligations thereunder or is otherwise in breach thereof, the Special Committee shall have the right to seek enforcement of this Agreement or such other agreement and the obligations of the Company or such other parties hereunder and thereunder, acting in the interest of the holders of Class V Common Stock, in the Court of Chancery of the State of Delaware (or, if but only if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware).

[signature page follows]

IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

DELL TECHNOLOGIES INC.

By:	/s/ Thomas W. Sweet
Name: Thomas W. Sweet
Title: Executive Vice President and Chief Financial Officer

TETON MERGER SUB INC.

By:	/s/ Thomas W. Sweet
Name: Thomas W. Sweet
Title: Executive Vice President and Chief Financial Officer

Exhibit A

Form of Amended and Restated Charter

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FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.

ARTICLE I

The name of the Corporation is “Dell Technologies Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1 Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a

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certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its

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committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2 Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock,” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is designated as “Class V Common Stock” consisting of three-hundred forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock. From and after the time of effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class V Common Stock.

(c) [Reserved].

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

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(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

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(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided, that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock

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or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class A Common Stock (and no other classes of Common Stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors.

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day of such period), then in each case, such action will be subject to receipt by the Corporation of, and will not be undertaken unless the Corporation has received, the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V

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Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class, and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided, that this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

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(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common

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Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly-owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided, that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of (I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate

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amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided, that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the

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Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

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(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10-Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day

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following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for

the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

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(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder, certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing

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shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such

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Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase were attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

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(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p),

and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

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(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the

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“Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided, that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”). The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors may be increased (to no more than twenty (20)) or decreased (to no less than three (3)) by action of the Board of Directors that includes the affirmative vote of (i) a majority of the Board of Directors, (ii) a majority of the Group II Directors (as defined below), if any, and (iii) a majority of the Group III Directors (as defined below), if any. Notwithstanding the immediately preceding sentence, upon the occurrence of a Designation Rights Trigger Event, the number of

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directors constituting the Group I Directors shall automatically be increased by the number of Group II Directors and Group III Directors that shall become Group I directors pursuant to paragraph (f) of this Article VI below. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. Until a Designation Rights Trigger Event, in the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group II Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group III Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holders of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A

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Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock and/or the Class B Common Stock shall not prevent the election of directors other than the Group II Directors and/or the Group III Directors, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors and/or the Group III Directors, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the Corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the Corporation shall also serve as Chairman of the Board of Directors (provided, the Chief Executive Officer is a director).

(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, each Group II Director then serving as a director shall become a Group I Director, and the Aggregate Group II Director Votes shall thereafter be zero (0). Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, each Group III Director then serving as a director shall become a Group I Director, and the Aggregate Group III Director Votes shall thereafter be zero (0).

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earliest of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock. In the event that Group II Directors and Group III Directors become Group I Directors pursuant to Article VI, paragraph (f), then each such director shall serve until the earliest of (i) the date such director’s successor is

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elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ”proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such

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amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers

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of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

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“Aggregate Group II Director Votes” means, as of the date of measurement:

(i) seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (i) is not applicable,

(ii) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

(iii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iv) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(v) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock representing less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

(i) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

(ii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iii) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

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(iv) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(A), (1)(B), (1)(C) or (1)(D) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this Fifth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

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“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided, that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation, or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

“Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities

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(contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) with respect to both the Class A Common Stock and the Class B Common Stock, an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

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(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided, that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition, or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, or, notwithstanding the foregoing, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means September 7, 2016.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

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“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly-owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

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“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of the “Merger” as defined in that certain Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Corporation and Teton Merger Sub Inc., a Delaware corporation, as it may be amended and/or restated from time to time.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

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“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Dell, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

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“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) by the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o), and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided, that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

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“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided, that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1. In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.

one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

d.

any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

a.

in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

b.

any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

c.

in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

d.

MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (1)(a) through (1)(e) of this definition of “Permitted Transferee” are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.

In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such

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an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.

In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries

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to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

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“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be

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considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

[Remainder of Page Intentionally Left Blank]

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Schedule 7.03

Special Dividend Payment Condition

“Special Dividend Payment Condition” shall mean the condition that: (i) the Stockholder Approvals shall have been obtained on or prior to January 18, 2019, (ii) the Company shall have delivered to Vail a certificate signed by an executive officer of the Company to the effect that (x) all conditions set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c)(i), Section 5.01(d), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.01(h) and Section 5.01(i) have been satisfied (or to the extent permitted by the Agreement) irrevocably waived and (y) if the Pro Rata Special Dividend Amount is received by the Company Subsidiaries that are Vail Common Stockholders by 3:30 p.m. Eastern time on such date, the Closing will occur on such date (provided, that if payment cannot occur prior to 3:30 p.m. Eastern time, the Special Dividend will be paid on the next Business Day), (iii) the Vail Special Committee and the Vail Board shall have received an updated opinion from a nationally recognized expert that, as of the Dividend Payment Date, (x) Vail (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the Special Dividend and (y) following the payment of the Special Dividend, Vail (on a consolidated basis) will meet the Solvency Standards, and (iv) the Vail Special Committee and the Vail Board shall have determined that, as of the Dividend Payment Date, (x) Vail (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the Special Dividend, (y) following the payment of the Special Dividend, Vail will meet the Solvency Standards, and (z) that, as of the Dividend Payment Date, all of Vail’s Subsidiaries that must distribute cash or otherwise pass proceeds to Vail in order to enable it to pay the Special Dividend, meet all solvency and legal adequacy requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer such cash amounts.

For purposes of this condition:

“an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of Vail has indicated it intends to engage” means lacking sufficient capital for the anticipated operating needs of the Vail business, based on certain analyses conducted in connection with the written solvency opinion delivered by D&P to Vail dated as of the date of this Agreement.

“Contingent Liabilities” means the contingent liabilities as either publicly disclosed, set forth in written materials delivered to D&P by Vail, or identified to D&P by officers or representatives of Vail.

“D&P” means Duff & Phelps, LLC.

“Debt” means a liability on a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Fair Valuation” means the aggregate amount for which assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

“should be able to pay its Debts (including Contingent Liabilities) as they become due” means that Vail, during the period covered by the financial projections prepared by its management, will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including Contingent Liabilities) as they become due.

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“Solvency Standards” means that, after giving effect to the payment of the Special Dividend, (A) the assets of Vail (on a consolidated basis), at a Fair Valuation, exceed its Debts (including Contingent Liabilities), (B) Vail (on a consolidated basis) should be able to pay its Debts (including Contingent Liabilities) as they become due, and (C) Vail (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of Vail has indicated it intends to engage.

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Annex B

~~FOURTH~~FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.1

~~(Pursuant to Sections 242 and 245 of the General Corporation Law~~

~~of the State of Delaware)~~

~~Dell Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation ”), hereby certifies as follows:~~

~~(a) The name of the Corporation is Dell Technologies Inc. Dell Technologies Inc. was originally incorporated under the name Denali Holding Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 2013, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2013, the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 10, 2013, the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2013 and a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2016.~~

~~(b) This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245, and by written consent of stockholders in accordance with Section 228, of the General Corporation Law of the State of Delaware (the “DGCL”).~~

~~(c) This Fourth Amended and Restated Certificate of Incorporation shall become effective at 7:30 a.m. EDT on September 7, 2016.~~

~~(d) This Fourth Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety as follows:~~

ARTICLE I

The name of the Corporation is “Dell Technologies Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of

[1]	Note: The Fourth Amended and Restated Certificate of Incorporation, as set forth in this Annex B, reflects the amendments thereto effected by the Certificate of Amendment dated as of June 27, 2017.

(i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1    Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2    Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is ~~hereby created and~~ designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock, ” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is ~~hereby created and~~ designated as “Class V Common Stock” consisting of three-hundred forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock. From and after the time of effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class V Common Stock.

~~(c) Reclassification. Upon the effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Incorporation, (a) each share of Series A Common Stock of the Corporation, par value $0.01 per share (the “Series A Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class A Common Stock on~~

~~a one-for-one basis, (b) each share of Series B Common Stock of the Corporation, par value $0.01 per share (the “Series B Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class B Common Stock on a one-for-one basis, and (c) each share of Series C Common Stock of the Corporation, par value $0.01 per share (together with the Series A Stock and the Series B Stock, the “Original Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class C Common Stock on a one-for-one basis, in each case without any action by any holder thereof.~~

(c) [Reserved].

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided, that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class A Common Stock (and no other classes of Common Stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors.

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day of such period), then in each case, such action will be subject to receipt by the Corporation of, and will not be undertaken unless the Corporation has received, the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class, and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided, that this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly-owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided, that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of (I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding

Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided, that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10-Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder, certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase were attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p),

and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided, that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”)~~, who shall initially number three (3)~~. The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors may be increased (to no more than ~~seven~~twenty (~~7~~20)) or decreased (to no less than three (3)) by action of the Board of Directors that includes the affirmative vote of (i) a majority of the Board of Directors, (ii) a majority of the Group II Directors (as defined below), if any, and (iii) a majority of the Group III Directors (as defined below), if any. Notwithstanding the immediately preceding sentence, upon the occurrence of a Designation Rights Trigger Event, the number of directors constituting the Group I Directors shall automatically be increased by the number of Group II Directors and Group III Directors that shall become Group I directors pursuant to paragraph (f) of this Article VI below. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. ~~In~~Until a Designation Rights Trigger Event, in the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the ~~Group II directors (the “Group II Directors”), who shall initially number one (1). The initial Group II Director shall be the person who was serving immediately prior to the Effective Time as the Series A Director (as such term is defined in the Third Amended and Restated Certificate of Incorporation of the Corporation) and shall hold office until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal. The~~ holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group II Directors~~,~~”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the ~~Group III directors (the “Group III Directors”), who shall initially number two (2). The initial Group III Directors shall be the persons who were serving immediately prior to the Effective Time as the Series B Directors (as such term is defined in the Third Amended and Restated Certificate of Incorporation of the Corporation) and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. The~~ holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group III Directors~~,~~”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a

Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holders of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock and/or the Class B Common Stock shall not prevent the election of directors other than the Group II Directors and/or the Group III Directors, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors and/or the Group III Directors, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the Corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the Corporation shall also serve as Chairman of the Board of Directors (provided, the Chief Executive Officer is a director).

(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, ~~the terms of office the~~each Group II Director~~s shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly~~then serving as a director shall become a Group I Director, and the Aggregate Group II Director Votes shall thereafter be zero (0). Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, ~~the terms of office of the~~each Group III Director~~s shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly.~~then serving as a director shall become a Group I Director, and the Aggregate Group III Director Votes shall thereafter be zero (0).

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earliest of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock. In the event that Group II Directors and Group III Directors become Group I Directors pursuant to Article VI, paragraph (f), then each such director shall serve until the earliest of (i) the date such director’s successor is elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ~~“~~”proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

“Aggregate Group II Director Votes” means, as of the date of measurement:

(i) seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (i) is not applicable,

(ii) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

(iii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iv) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(v) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock representing less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

(i) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

(ii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iii) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(iv) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(A), (1)(B), (1)(C) or (1)(D) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this ~~Fourth~~Fifth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided, that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation, or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

“Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) with respect to both the Class A Common Stock and the Class B Common Stock, an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided, that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition, or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, or, notwithstanding the foregoing, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means ~~the date on which this Certificate of Incorporation is filed with the Secretary of State of Delaware~~September 7, 2016.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly-owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of ~~an initial underwritten public offering that is registered under the Securities Act of DHI Common Stock.~~the “Merger” as defined in that certain Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Corporation and Teton Merger Sub Inc., a Delaware corporation, as it may be amended and/or restated from time to time.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Dell, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount

(rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) by the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o), and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided, that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided, that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1.	In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.

one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

d.

any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

a.

in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

b.

any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

c.

in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

d.

MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (1)(a) through (1)(e) of this definition of “Permitted Transferee” are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.

In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.

In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the

MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

[Remainder of Page Intentionally Left Blank]

~~IN WITNESS WHEREOF, the Corporation has executed this Fourth Amended and Restated Certificate of Incorporation on this 6th day of September, 2016.~~

~~By:~~	~~/s/ Janet B. Wright~~
~~Name:~~	~~Janet B. Wright~~
~~Title:~~	~~Vice President and Assistant Secretary~~

Annex C

July 1, 2018

The Special Committee of the Board of Directors of

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Special Committee:

We understand that Dell Technologies Inc., a Delaware corporation (the “Company”), proposes to enter into an agreement and plan of merger, dated as of the date hereof (the “Agreement”). Pursuant to the Agreement, each share of the Company’s Class V common stock (“Class V Common Stock”) will be converted (the “Transaction”) into the right to receive 1.3665 shares of the Company’s Class C common stock, subject to the right of the holder to elect to receive $109.00 in cash, without interest, subject to the proration and the terms and conditions set forth in the Agreement (collectively, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee has asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of shares of Class V Common Stock (other than the Company and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Company and VMware, Inc., a Delaware corporation and a non-wholly owned subsidiary of the Company (“VMware”), that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and Vail prepared and furnished to us by management of the Company or VMware, as applicable;

(iii)

reviewed certain alternative business assumptions and an analysis furnished to us by a consultant retained by the Special Committee and which were used at the direction of the Special Committee to prepare a Sensitivity Case; such assumptions and analyses addressed (a) certain financial forecasts and other financial and operating data of the Company (including Company management’s assumptions for VMware), (b) certain industry and market research and (c) other information;

(iv)	reviewed certain non-public projected financial and operating data relating to the Company and VMware prepared and furnished to us by management of the Company or VMware, as applicable;

(v)

discussed the past and current operations, financial projections and current financial condition of the Company and VMware with management of the Company and VMware (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of the Class V Common Stock;

(vii)

compared the financial performance of the Company and VMware and, as to VMware, its stock market trading multiples, with the financial performance and stock market trading multiples of certain other publicly traded companies that we deemed relevant;

(viii)	considered certain attributes of the Class V Common Stock as provided for in the Company’s organizational and governance documents and policies that we deemed relevant;

(ix)	reviewed the Agreement; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and VMware referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the entity preparing such data as to such future financial performance under the business assumptions reflected therein. With respect to the alternative business assumptions and analysis prepared by a consultant retained by the Special Committee and furnished to us referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the party preparing such data. We express no view as to any projected financial data relating to the Company or VMware, or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the holders of shares of Class V Common Stock. We have further assumed that any exercise of appraisal rights, if any, will not affect the value of the Company or the Consideration in any respect material to our analysis.

We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, VMware or any other entity, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company, VMware or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of shares of Class V Common Stock (other than the Company and its affiliates), from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, VMware or any other person or entity, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, VMware or any other person or entity, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that the structure of the Transaction will not vary or be modified in any respect material to our analysis. Our opinion does not address the relative merits or timing of the Transaction as compared to other business or financial strategies that might be available to the Company or the Special Committee, nor does it address the underlying business decision of the Company or the Special Committee to engage in the Transaction, nor does it address the decision of any holder of shares of the Company to exercise appraisal rights, if any. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company or Class V Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors, the Special Committee or any other persons in respect of the Transaction, including as to how any holder of shares of Class V Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which any shares of the Company, VMware or any other entity will trade at any time, including following the announcement or completion of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company, the Special Committee and their respective advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates provided financial advisory services to the Company and its predecessor and had received fees for the rendering of these services including the reimbursement of expenses. At the request of the Company, we have provided the Special Committee written disclosure as to prior matters. We may provide financial or other services to the Company or VMware in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates (including VMware), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the members of the Special Committee in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of shares of Class V Common Stock (other than the Company and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stuart Francis
J. Stuart Francis Senior Managing Director

Annex D

PERSONAL AND CONFIDENTIAL

July 1, 2018

Board of Directors

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Dell Technologies Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company for all of the outstanding shares of Class V Common Stock, par value $0.01 per share (the “Class V Common Stock”) of the Company, each representing a portion of the Company’s interest in certain shares of the common stock, par value $0.01 per share, of VMware, Inc. (“VMware”), pursuant to the Agreement and Plan of Merger, dated as of July 1, 2018 (the “Agreement”) by and between the Company and Teton Merger Sub Inc. (“Acquisition Sub”), a wholly-owned subsidiary of the Company. Pursuant to the Agreement, Acquisition Sub will be merged with and into the Company, and each outstanding share of Class V Common Stock will be converted into, at the election of the holder, subject to proration, either (i) $109.00 in cash, without interest (the “Cash Consideration”) or (ii) 1.3665 shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”) of the Company (the “Stock Consideration” and together with the Cash Consideration, the “Aggregate Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, VMware and any of their respective affiliates and third parties, including investment funds affiliated with Silver Lake Group, L.L.C. (“Silver Lake”) and MSD Partners, L.P. (“MSD”), each a significant shareholder of the Company, and their respective affiliates and portfolio companies, as applicable, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor in connection with the Company’s acquisition of EMC Corporation in September 2016; as financial advisor in connection with the Company’s sale of the Dell Software Group, a former subsidiary of the Company, in October 2016; as joint lead arrangers and joint bookrunners in connection with the Company’s refinancing and amendment of the Company’s Term Loan B facility (aggregate principal amount $5,000,000) in October 2017; and as a lead underwriter in connection with the initial public offering of Pivotal Software, Inc., which is majority-owned by the Company, in April 2018. We also have provided certain financial advisory and/or underwriting services to VMware and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering of VMware’s 2.30% Senior Notes due 2020, 2.95% Senior Notes due 2022, and 3.90% Senior Notes due 2027 (aggregate principal amount $4,000,000,000) in August 2017. We also have provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and/or portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the initial public offering by Talend S.A., a portfolio company of a fund associated with Silver Lake, in July 2016; as financial advisor to a fund associated with Silver Lake in connection with the acquisition of the Ultimate Fighting Championship business in August 2016; as joint bookrunner in connection with the initial public offering by BlackLine, Inc., a portfolio company of a fund associated with Silver Lake, in October 2016; as joint lead arranger and joint bookrunner with respect to the Term Loan B facility (aggregate principal amount $1,900,000,000) provided to Sabre Corporation, a portfolio company of a fund associated with Silver Lake, in March 2017; as joint bookrunner with respect to a public offering by Intelsat S.A., a portfolio company of a fund associated with Silver Lake, of its 9.750% Senior Notes due 2025 (aggregate principal amount $1,500,000,000) in June 2017; as financial advisor to Avaya Inc., a portfolio company of a fund associated with Silver Lake, in connection with the sale of its networking business in July 2017; as financial advisor to Silver Lake in connection with the acquisition of Blackhawk Network Holdings, Inc. in June 2018; as joint book-running manager in connection with a public offering of common stock of Intelsat S.A. in June 2018; and as initial purchasers in connection with a private offering of Intelsat S.A.’s Convertible Senior Notes due 2025 (aggregate principal amount $300,000,000) in June 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, VMware, Silver Lake and MSD, and their respective affiliates and portfolio companies, as applicable, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Silver Lake and MSD and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver Lake from time to time and may do so in the future. In addition, a Director on the Board of the Company is currently affiliated with the Goldman Sachs Group, Inc. as a Director.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company and VMware for the five fiscal years ended February 2, 2018; certain interim reports to stockholders and quarterly reports on Form 10-Q of the Company and VMware; certain other communications from the Company and VMware to their respective stockholders; certain publicly available research analyst reports for the Company and VMware; and certain internal financial analyses and forecasts for the Company stand-alone and pro forma for the Transaction prepared by the management of the Company and certain financial analyses and forecasts for VMware prepared by the management of the Company, in each case as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of VMware regarding their assessment of the past and current business operations, financial condition and future prospects of VMware, and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and VMware and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Class V Common Stock and shares of VMware common stock; compared certain financial and stock market information for the Company and VMware with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or VMware or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or VMware or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for all of the shares of Class V Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of the Class V Common Stock or any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or VMware or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for all of the shares of Class V Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of VMware common stock, Class C Common Stock or Class V Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or VMware or the ability of the Company or VMware to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of common stock of the Company should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for all of the shares of Class V Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN	SACHS & CO. LLC)

Annex E

DGCL § 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following is a general summary of certain aspects of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and the Fifth Amended and Restated Certificate of Incorporation (the “amended and restated Company certificate”) and the Amended and Restated Bylaws (the “amended and restated bylaws”) of Dell Technologies Inc. (“Dell Technologies”) related to arrangements under which controlling persons, directors and officers of Dell Technologies are indemnified against liability which they may incur in their capacities as such, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law, the amended and restated Company certificate and the amended and restated bylaws.

Delaware General Corporation Law. As a Delaware corporation, Dell Technologies is subject to the provisions of the Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The amended and restated Company certificate provides for the indemnification of the officers and directors of Dell Technologies to the fullest extent permitted by applicable law. The amended and restated Company certificate generally states that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was or has agreed to become a director or officer of Dell Technologies or, while a director or officer of Dell Technologies, is or was serving, or has agreed to serve, at the request of Dell Technologies as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Dell Technologies to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees) reasonably incurred by such person in connection therewith. In addition, the amended and restated Company certificate provides that, to the fullest extent permitted by the Delaware General Corporation Law, Dell Technologies’ directors will not be personally liable to Dell Technologies or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision of the certificate of incorporation of a corporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The provisions of the Fourth Amended and Restated Certificate of Incorporation of Dell Technologies with respect to the foregoing matters are identical to the provisions of the amended and restated Company certificate.

Bylaws. The amended and restated bylaws provide for the indemnification of the officers and directors of Dell Technologies to the fullest extent permitted by applicable law. The amended and restated bylaws state that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was or has agreed to become a director or officer of Dell Technologies or, while a director or officer of Dell Technologies, is or was serving or has agreed to serve at the request of Dell Technologies as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by Dell Technologies to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith.

Indemnification Agreements. Dell Technologies has entered into indemnification agreements with each of its directors and executive officers, which generally provide indemnity to the fullest extent permitted by applicable law against liabilities and expenses incurred in connection with the defense or disposition of certain actions, suits or proceedings in which such person may be involved or with which such person was, is or is threatened to be made, a party by reason of the service of such person as a director or an officer of Dell Technologies or certain subsidiaries of Dell Technologies, as applicable, or in certain other representative or fiduciary capacities on behalf thereof and which establish processes and procedures for indemnification claims.

Other Insurance. Dell Technologies maintains directors’ and officers’ liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 21. Exhibits and Financial Statement Schedules.

See Exhibit Index attached hereto and incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 1, 2018, between Dell Technologies Inc. and Teton Merger Sub Inc. (attached as Annex A to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Form of Fifth Amended and Restated Certificate of Incorporation of Dell Technologies Inc. (attached as Exhibit A to Annex A to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Dell Technologies Inc. (incorporated by reference to Exhibit 3.2 to Dell Technologies Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2016) (Commission File No. 001-37867).

3.3*	Specimen Certificate of Class C Common Stock, $0.01 par value per share, of Dell Technologies Inc.

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities being registered.

8.1*	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

10.1	Voting and Support Agreement, dated as of July 1, 2018, among Dell Technologies Inc., Michael Dell, the Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. (incorporated by reference to Exhibit 10.1 to Dell Technologies Inc.’s Current Report on Form 8-K filed with the Commission on July 2, 2018) (Commission File No. 001-37867).

10.2	Letter Agreement, dated July 1, 2018, between Dell Technologies Inc. and VMware, Inc. (incorporated by reference to Exhibit 10.2 to Dell Technologies Inc.’s Current Report on Form 8-K filed with the Commission on July 2, 2018) (Commission File No. 001-37867).

10.3*	Form of Second Amended and Restated Sponsor Stockholders Agreement, to be entered into among Dell Technologies Inc., Denali Intermediate Inc., Dell Inc., EMC Corporation, Denali Finance Corp., Dell International L.L.C., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. and the other stockholders named therein.

10.4*	Form of Second Amended and Restated Management Stockholders Agreement, to be entered into among Dell Technologies Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and the Management Stockholders (as defined therein).

10.5*	Form of Second Amended and Restated Class A Stockholders Agreement, to be entered into among Dell Technologies Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and the New Class A Stockholders party thereto.

10.6*	Form of Amended and Restated Class C Stockholders Agreement, to be entered into among Dell Technologies Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and Venezio Investments Pte. Ltd.

Exhibit Number	Description

10.7*	Form of Second Amended and Restated Registration Rights Agreement, to be entered into among Dell Technologies Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P., Venezio Investments Pte. Ltd. and the Management Stockholders party thereto.

10.8*	Form of MSD Partners Stockholders Agreement, to be entered into among Dell Technologies Inc., MSDC Denali Investors, L.P., MSDC Denali EIV, LLC and the other parties named therein.

10.9†*	Form of Dell Technologies Inc. 2013 Stock Incentive Plan (as amended and restated).

10.10†*	Form of Amended and Restated Stock Option Agreement—Performance Vesting Option for grants to executive officers under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.11†*	Form of Amended and Restated Stock Option Agreement—Performance Vesting Option for grants to employees under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.12†*	Form of Amended and Restated Stock Option Agreement—Time Vesting Option for grants to executive officers under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.13†*	Form of Amended and Restated Stock Option Agreement—Time Vesting Option for grants to employees under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.14†*	Form of Amended and Restated Dell Performance Award Agreement for grants to executive officers under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.15†*	Form of Amended and Restated Dell Performance Award Agreement for grants to employees under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.16†*	Form of Amended and Restated Dell Time Award Agreement for grants to executive officers under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.17†*	Form of Amended and Restated Dell Time Award Agreement for grants to employees under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.18†*	Form of Amended and Restated Dell Deferred Time Award Agreement for Non-Employee Directors under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.19†*	Form of Amended and Restated Stock Option Agreement for Non-Employee Directors (Annual Grant) under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.20†*	Form of Stock Option Agreement for Non-Employee Directors (Sign-On Grant) under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.21†*	Form of Amended and Restated Stock Option Agreement for grants to executive officers (Rollover Option) under the Dell Technologies Inc. 2013 Stock Incentive Plan.

10.22†*	Form of Amended and Restated Dell Technologies Inc. Compensation Program for Independent Non-Employee Directors.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Dell Technologies Inc.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (contained on signature page previously filed).

99.1	Form of Proxy Card for Dell Technologies Inc.

Exhibit Number	Description

99.2	Form of Election for Holders of Dell Technologies Inc. Class V Common Stock.

99.3	Consent of Evercore Group L.L.C.

99.4	Consent of Goldman Sachs & Co. LLC.

*	Previously filed.
†	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on October 19, 2018.

DELL TECHNOLOGIES INC.

By:	/s/ Michael S. Dell
	Name:	Michael S. Dell
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities indicated below on October 19, 2018.

Name	Title

/s/ Michael S. Dell Name: Michael S. Dell	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas W. Sweet Name: Thomas W. Sweet	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Maya McReynolds Name: Maya McReynolds	Senior Vice President, Corporate Finance and Chief Accounting Officer (Principal Accounting Officer)

* Name: David W. Dorman	Director

* Name: Egon Durban	Director

* Name: William D. Green	Director

* Name: Ellen J. Kullman	Director

* Name: Simon Patterson	Director

* By:	/s/ Janet Bawcom
Janet Bawcom
Attorney-in-Fact